UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	File No .333-160635

Pre-Effective Amendment No. 2	☑

Post-Effective Amendment No.	☐

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	File No. 811-03330

Amendment No. 287	☑

(Check appropriate box or boxes.)

NATIONWIDE VARIABLE ACCOUNT – II
(Exact Name of Registrant)

NATIONWIDE LIFE INSURANCE COMPANY
(Name of Depositor)

One Nationwide Plaza, Columbus, Ohio 43215
(Address of Depositor's Principal Executive Offices)                                                                                          (Zip Code)

Depositor's Telephone Number, including Area Code	(614) 249-7111

Robert W. Horner, III, Vice President, Corporate Governance and Secretary, One Nationwide Plaza, Columbus, Ohio 43215
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering	As soon as possible after effective date.

Title of Securities Being Registered	Individual Flexible Premium Deferred Variable Annuity Contract

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide Destination SM B
Nationwide Life Insurance Company
Individual Flexible Premium Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company through its Nationwide Variable Account-II
The date of this prospectus is __________, 20 10 .

This prospectus contains basic information you should understand about the contracts before investing.  Please read this prospectus carefully and keep it for future reference.
Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs.  There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products.  With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates.  Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options.  This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

The Statement of Additional Information (dated __________, 20 10 ), which contains additional information about the contracts and the Variable Account, has been filed with the Securities and Exchange Commission (“SEC”) and is incorporated herein by reference.  The table of contents for the Statement of Additional Information is on page 45.

To obtain free copies of the Statement of Additional Information and other information about the Variable Account that has been filed with the SEC, call 1-800-848-6331 (TDD 1-800-238-3035) or write:

Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522

Information about this and other Nationwide products can be found at: www.nationwide.com.

Information about Nationwide and the variable annuity contract described in this prospectus (including the Statement of Additional Information) may also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549-0102.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.  The SEC also maintains a web site (www.sec.gov) that contains the prospectus, the Statement of Additional Information, material incorporated by reference, and other information.

Before investing, understand that annuities and/or life insurance products are not insured by the FDIC or any other Federal government agency, and are not deposits or obligations of, guaranteed by, or insured by the depository institution where offered or any of its affiliates.   Variable a nnuity contracts and the associated optional benefit rider s involve investment risk and may lose value.  These securities have not been approved or disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the prospectus.  Any representation to the contrary is a criminal offense.

This contract contains features that apply credits to the Contract Value.  The benefit of the credits may be more than offset by the additional fees that the Contract Owner will pay in connection with the credits.  A contract without credits may cost less.

The Sub-Accounts available under this contract invest in underlying mutual funds of the portfolio companies listed below.

AIM Variable Insurance Funds
AllianceBernstein Variable Products Series Fund, Inc.
American Century Variable Portfolios II, Inc.
American Century Variable Portfolios, Inc.
BlackRock Variable Series Funds, Inc.
Dreyfus
Dreyfus Investment Portfolios
Dreyfus Variable Investment Fund
Fidelity Variable Insurance Products Fund
Franklin Templeton Variable Insurance Products Trust
Ivy Funds Variable Insurance Portfolios, Inc.
Janus Aspen Series
MFS® Variable Insurance Trust
Nationwide Variable Insurance Trust
Neuberger Berman Advisers Management Trust
Oppenheimer Variable Account Funds
PIMCO Variable Insurance Trust
Wells Fargo Advantage Funds® Variable Trust

For a complete list of the available Sub-Accounts, please refer to “Appendix A: Underlying Mutual Funds.”  For more information on the underlying mutual funds, please refer to the prospectus for the mutual fund.

Purchase payments not invested in the Sub-Accounts of the Nationwide Variable Account-II (the “Variable Account”) may be allocated to the Fixed Account.

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Glossary of Special Terms

Accumulation Unit- An accounting unit of measure used to calculate the Contract Value allocated to the Variable Account before the Annuitization Date.

Annuitant- The person upon whose continuation of life benefit payments involving life contingencies depends.

Annuitization Date- The date on which annuity payments begin.

Annuity Commencement Date- The date on which annuity payments are scheduled to begin.

Annuity Unit- An accounting unit of measure used to calculate the value of variable annuity payments.

Co-Annuitant (s) - The person ( s ) designated by the Contract Owner to receive the Spousal Protection Feature.

Contract Owner (s) - the person(s) who owns all rights under the contract.  All references in this prospectus to “you” shall mean the Contract Owner.

Contract Value- The value of all Accumulation Units in a contact plus any amount held in the Fixed Account.

Contract Anniversary- Each recurring one-year anniversary of the date the contract was issued.

Contract Year- Each year the contract is in force beginning with the date the contract is issued.

Current Income Benefit Base- For purposes of the 5% Lifetime Income Option and the 10% Lifeime Income Option , it is equal to the Original Income Benefit Base adjusted throughout the life of the contract to account for subsequent purchase payments, excess withdrawals, and reset opportunities.  This amount is multiplied by the Lifetime Withdrawal Percentage to arrive at the benefit amount for any given year.

Daily Net Assets- A figure that is calculated at the end of each Valuation Date and represents the sum of all the Contract Owners’ interests in the variable Sub-Accounts after the deduction of contract and underlying mutual fund expenses.

FDIC- Federal Deposit Insurance Corporation.

Fixed Account- An investment option that is funded by Nationwide's General Account.  Amounts allocated to the Fixed Account will receive periodic interest, subject to a guaranteed minimum crediting rate that varies depending on the type of allocation ( e.g., new purchase payment, transfer, Dollar Cost Averaging allocation, Enhanced Dollar Cost Averaging allocation, etc.).

General Account- All assets of Nationwide other than those of the Variable Account or in other separate accounts that have been or may be established by Nationwide.

Individual Retirement Account- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Individual Retirement Annuity or IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.
Investment-Only Contract- A contract purchased by a qualified pension, profit-sharing or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.

Lifetime Withdrawal Percentage- An age-based percentage used to determine the annual amount available for surrender under a lifetime income option.  The applicable percentage is multiplied by the Current Income Benefit Base to arrive at the benefit amount for any given year.

Monthly Contract Anniversary- Each recurring one-month anniversary of the date the contract was issued.

Nationwide- Nationwide Life Insurance Company.   All references in this prospectus to “we” or “us” shall mean Nationwide.

Net Asset Value- The value of one share of an underlying mutual fund investment option at the close of the New York Stock Exchange.

Non-Qualified Contract- A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

Original Income Benefit Base- For purposes of the 5% Lifetime Income Option and the 10% Lifetime Income Option , the initial benefit base calculated on the date the contract is issued, which is equal to the Contract Value.

Qualified Plan- A retirement plan that receives favorable tax treatment under Section 401 of the Internal Revenue Code, including Investment-Only Contracts.  In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

Roth IRA- An annuity contract that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC- Securities and Exchange Commission.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Sub-Accounts- Divisions of the Variable Account, each of which invests in a single underlying mutual fund.

Tax Sheltered Annuity- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.  Contracts issued pursuant to this prospectus cannot be issued as Tax Sheltered Annuities.

Valuation Date- Each day the New York Stock Exchange is open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current Net Asset Value of Accumulation Units or Annuity Units might be materially affected.  Values of the Variable Account are determined as of the close of the New York Stock Exchange which generally closes at 4:00 p.m. Eastern Time.

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Valuation Period- The period of time commencing at the close of a Valuation Date and ending at the close of the New York Stock Exchange for the next succeeding Valuation Date.

Variable Account- Nationwide Variable Account-II, a separate account of Nationwide that contains Variable Account allocations.  The Variable Account is divided into Sub-Accounts, each of which invests in shares of a separate underlying mutual fund.

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Table of Contents	Page
Glossary of Special Terms	2
Contract Expenses	6
Underlying Mutual Fund Annual Expenses	7
Example	8
Synopsis of the Contracts	8
Surrenders
Minimum Initial and Subsequent Purchase Payments
Dollar Limit Restrictions
Credits on Purchase Payments
Charges and Expenses
Annuity Payments
Taxation
Death Benefit
Ten Day Free Look
Condensed Financial Information	11
Financial Statements	11
Nationwide Life Insurance Company	11
Nationwide Investment Services Corporation	11
Investing in the Contract	11
The Variable Account and Underlying Mutual Funds
The Fixed Account
The Contract in General	13
Distribution, Promotional and Sales Expenses
Underlying Mutual Fund Payments
Profitability
Contract Modification
Standard Charges and Deductions	15
Mortality and Expense Risk Charge
Administrative Charge
Contract Maintenance Charge
Contingent Deferred Sales Charge
Premium Taxes
Short-Term Trading Fees
Optional Contract Benefits, Charges and Deductions	17
Death Benefit Options
Beneficiary Protector II Option
10% and 5% Lifetime Income Option
10% and 5% Spousal Continuation Benefit
Income Benefit Investment Options
Removal of Variable Account Charges	25
Ownership and Interests in the Contract	25
Contract Owner
Joint Owner
Contingent Owner
Annuitant
Contingent Annuitant
Co-Annuitant
Joint Annuitant
Beneficiary and Contingent Beneficiary
Changes to the Parties to the Contract
Operation of the Contract	26
Purchase Payment Credits
Pricing
Application and Allocation of Purchase Payments
Determining the Contract Value
Transfer Requests

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Table of Contents (continued)	Page
Transfer Restrictions
Transfers Prior to Annuitization
Transfers After Annuitization
Right to Examine and Cancel	30
Surrender (Redemption) Prior to Annuitization	31
Partial Surrenders (Partial Redemptions)
Full Surrenders (Full Redemptions)
Surrender (Redemption) After Annuitization	31
Assignment	31
Contract Owner Services	32
Asset Rebalancing
Dollar Cost Averaging
Enhanced Fixed Account Dollar Cost Averaging
Dollar Cost Averaging for Living Benefits
Fixed Account Interest Out Dollar Cost Averaging
Systematic Withdrawals
Custom Portfolio Asset Rebalancing Service
Death Benefits	34
Death of Contract Owner
Death of Annuitant
Death of Contract Owner/Annuitant
Death Benefit Payment
Death Benefit Calculations
Spousal Protection Feature
Annuity Commencement Date	38
Annuitizing the Contract	39
Annuitization Date
Annuitization
Fixed Annuity Payments
Variable Annuity Payments
Frequency and Amount of Annuity Payments
Annuity Payment Options	40
Annuity Payment Options for Contracts with Total Purchase Payments Less Than or Equal to $2,000,000
Annuity Payment Options for Contracts with Total Purchase Payments Greater Than $2,000,000
Annuitization of Amounts Greater than $5,000,000
Statements and Reports	41
Legal Proceedings	41
Table of Contents of Statement of Additional Information	45
Appendix A: Underlying Mutual Funds	46
Appendix B: Condensed Financial Information	58
Appendix C: Contract Types and Tax Information	59
Appendix D: State Variations	67

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Contract Expenses

The following tables describe the fees and expenses that a Contract Owner will pay when buying, owning, or surrendering the contract.

The first table describes the fees and expenses a Contract Owner will pay at the time the contract is purchased, surrendered, or when cash value is transferred between investment options.

Contract Owner Transaction Expenses
Maximum Contingent Deferred Sales Charge (“CDSC”) (as a percentage of purchase payments surrendered)	7%

Number of Completed Years from Date of Purchase Payment	0	1	2	3	4	5	6	7+
CDSC Percentage	7%	7%	6%	5%	4%	3%	2%	0%

Maximum Premium Tax Charge (as a percentage of purchase payments)	5%1
Maximum Short-Term Trading Fee (as a percentage of transaction amount2)	1%

The next table describes the fees and expenses that a Contract Owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).

Recurring Contract Expenses
Maximum Annual Contract Maintenance Charge	$303
Variable Account Annual Expenses (assessed as an annualized percentage of Daily Net Assets)
Mortality and Expense Risk Charge Administrative Charge	1.10% 0.20%
Death Benefit Options (assessed as an annualized percentage of Daily Net Assets) (eligible applicants may purchase one)
One-Year Enhanced Death Benefit Option Charge Total Variable Account Charges (including this option only)	0.20% 1.50%
One-Month Enhanced Death Benefit Option Charge Total Variable Account Charges (including this option only)	0.35% 1.65%
Combination Enhanced Death Benefit Option Charge Total Variable Account Charges (including this option only)	0.45% 1.75%
Beneficiary Protector II Option Charge (assessed as an annualized percentage of Daily Net Assets) Total Variable Account Charges (including this option only)	0.35%4 1.65%
Lifetime Income Options (assessed annually as a percentage of the Current Income Benefit Base5) (eligible applicants may purchase one)
Maximum 5% Lifetime Income Option Charge (only available in NY)	1.00%6
Maximum 10% Lifetime Income Option Charge	1.20%7
Spousal Continuation Benefits (assessed annually as a percentage of the Current Income Benefit Base) (eligible applicants may purchase the option that corresponds to the elected lifetime income option)

5% Spousal Continuation Benefit Charge (only available in NY)	0.15%
Maximum 10% Spousal Continuation Benefit Charge (not available in NY)	0.30% 8

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The next table shows the fees and expenses that a Contract Owner would pay if he/she elected all of the optional benefits available under the contract (and the most expensive of mutually exclusive optional benefits).

Summary of Maximum Contract Expenses (annualized rate, as a percentage of the Daily Net Assets)
Mortality and Expense Risk Charge (applicable to all contracts)	1.10%
Administrative Charge (applicable to all contracts)	0.20%
Combination Enhanced Death Benefit Option Charge	0.45%
Beneficiary Protector II Option Charge	0.35%
10% Lifetime Income Option Charge	1. 2 0% 9
10% Spousal Continuation Benefit Charge	0.30% 9
Maximum Possible Total Variable Account Charges	3.60% 10

Underlying Mutual Fund Annual Expenses

The next table provides the minimum and maximum total operating expenses, as of December 31, 2008, charged by the underlying mutual funds that you may pay periodically during the life of the Contract.  More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.

Total Annual Underlying Mutual Fund Operating Expenses	Minimum	Maximum

(expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of average underlying mutual fund assets)	0. 46%	2. 20%

The minimum and maximum underlying mutual fund operating expenses indicated above do not reflect voluntary or contractual reimbursements and/or waivers applied to some underlying mutual funds.  Therefore, actual expenses could be lower.  Refer to the underlying mutual f und prospectuses for specific expense information.
____________________________

1 Nationwide will charge between 0% and 5% of purchase payments for premium taxes levied by state or other government entities.  The amount assessed to the contract will equal the amount assessed by the state or government entity.

2 The transaction amount is the amount of the transfer determined to be engaged in short-term trading.   See “Short-Term Trading Fees” later in this prospectus.

3 On each contract’s Contract Anniversary, Nationwide deducts the Contract Maintenance Charge if the Contract Value is less than $50,000 on such Contract Anniversary.  This charge is permanently waived for any contracts valued at $50,000 or more on any Contract Anniversary.

4 In addition to the 0.35% charge assessed to Variable Account allocations, allocations made to the Fixed Account will be assessed a fee of 0.35% by decreasing the interest credited to amounts allocated to the Fixed Account.

5 For information about how the Current Income Benefit Base is calculated, please see “Determination of the Income Benefit Base Prior to the First Surrender” later in this prospectus.

6 Currently, the charge associated with the 5% Lifetime Income Option is equal to 0.85% of the Current Income Benefit Base.

7 Currently, the charge associated with the 10% Lifetime Income Option is equal to 1.00% of the Current Income Benefit Base .

8 Currently, the charge associated with the 10% Spousal Continuation Benefit is equal to 0.20% of the Current Income Benefit Base .

9   This charge is a percentage of the Current Income Benefit Base. For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

10   The Maximum Possible Total Variable Account Charges associated with a particular contract may be higher or lower than 3. 60 % depending on whether the Current Income Benefit Base is higher or lower than the Daily Net Assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

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Example

This Example is intended to help Contract Owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts.  These costs include Contract Owner transaction expenses, contract fees, Variable Account annual expenses, and underlying mutual fund fees and expenses.  The Example does not reflect premium taxes or Short-Term Trading Fees which, if reflected, would result in higher expenses.

The following Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;
•	the maximum Contingent Deferred Sales Charge;
•	a $30 Contract Maintenance Charge expressed as a percentage of the average contract account size; and
•	the total Variable Account charges associated with the most expensive allowable combination of optional benefits ( 3.60%).1

For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.

	If you surrender your contract at the end of the applicable time period				If you annuitize your contract at the end of the applicable time period				If you do not surrender your contract
	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses ( 2.20%)	$1,271	$2,345	$3,384	$6,015	*	$1,895	$3,114	$6,015	$641	$1,895	$3,114	$6,015
Minimum Total Underlying Mutual Fund Operating Expenses ( 0.46%)	$1,088	$1,829	$2,578	$4,666	*	$1,379	$2,308	$4,666	$458	$1,379	$2,308	$4,666

*The contracts sold under this prospectus do not permit annuitization during the first two Contract Years.

1 The total Variable Account charges associated with the most expensive allowable combination of optional benefits may be higher or lower than 3.60 % depending on whether the Current Income Benefit Base is higher or lower than the Daily Net Assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

Synopsis of the Contracts

The annuity described in this prospectus is intended to provide benefits to a single or joint owner and his/her beneficiaries.  The contracts described in this prospectus are individual flexible purchase payment contracts.

The contracts can be categorized as:

•	Charitable Remainder Trusts;
•	Individual Retirement Annuities (“IRAs”);
•	Investment-Only Contracts (Qualified Plans);
•	Non-Qualified Contracts;
•	Roth IRAs;
•	Simplified Employee Pension IRAs (“SEP IRAs”); and
•	Simple IRAs.

For more detailed information with regard to the differences in contract types, please see “Appendix C: Contract Types and Tax Information” later in this prospectus.  Prospective purchasers may apply to purchase a contract through broker dealers that have entered into a selling agreement with Nationwide Investment Services Corporation.

Surrenders

Contract Owners may generally surrender some or all of their Contract Value at any time prior to annuitization by notifying Nationwide in writing.  See the “Surrender (Redemption) Prior to Annuitization” section later in this prospectus.  After the Annuitization Date, surrenders are not permitted.  See the “Surrender (Redemption) After Annuitization” section later in this prospectus.

Minimum Initial and Subsequent Purchase Payments

For all contract types, the minimum initial purchase payment is $10,000.  A Contract Owner will meet the minimum initial purchase payment requirement by making purchase payments equal to $10,000 over the course of the first Contract Year.

The minimum subsequent purchase payment is $1,000.  However, for subsequent purchase payments sent via electronic deposit, the minimum subsequent purchase payment is $150.  Subsequent purchase payments may not be permitted in all states.

Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one Annuitant to exceed $1,000,000.   Its decision as to whether or not to accept a purchase payment in excess of that amount will be based on one or more factors, including, but not limited to: age, spouse age (if applicable), Annuitant age, state of issue, total purchase payments, optional benefits elected, current market conditions, and current hedging costs.  All such decisions will be based on internally established actuarial guidelines and will be applied in a non-discriminatory manner.  In the event that we do not accept a purchase payment under these guidelines, we will immediately return the purchase payment in its entirety in the same manner as it was received.  If we accept the purchase payment, it will be applied to the contract immediately and will receive the next calculated Accumulation Unit value.  See “Pricing” later in this prospectus.  Any references in this prospectus to purchase

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payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide.

Nationwide prohibits subsequent purchase payments made after death of the Contract Owner(s), the Annuitant or Co-Annuitant. If upon notification of death of the Contract Owner(s), the Annuitant or Co-Annuitant, it is determined that death occurred prior to a subsequent purchase payment being made, Nationwide reserves the right to return the purchase payment subject to investment performance.

Dollar Limit Restrictions

In addition to the potential purchase payment restriction listed above, certain features of the contract have additional purchase payment and/or Contract Value limitations associated with them:

Annuitization.  Annuity payment options will be limited if the Contract Owner submits total purchase payments in excess of $2,000,000.  Furthermore, if the amount to be annuitized is greater than $5,000,000, we may limit both the amount that can be annuitized on a single life and the annuity payment options.  See the “Annuity Payment Options” section for additional information.

Death benefit calculations.  Purchase payments up to $3,000,000 will result in a higher death benefit payment than purchase payments in excess of $3,000,000.  See the “Death Benefit Calculations” section for additional information.

Optional riders.  If the Contract Owner elects either the 10% Lifetime Income Option or the 5% Lifetime Income Option, subsequent purchase payments may be limited to an aggregate total of $50,000 per calendar year.

Credits on Purchase Payments

Purchase Payment Credits (“PPCs”) are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels.

Each time a Contract Owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.  If the Contract Owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract.  In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture all PPCs, but under no circumstances will the amount returned to the Contract Owner be less than the purchase payments made to the contract.  In those states that allow a return of Contract Value, the Contract Owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.

All PPCs are fully vested after the end of the contractual free-look period.

For further information on PPCs, please see the “Purchase Payment Credits” section later in this prospectus.

Charges and Expenses

Mortality and Expense Risk Charge

Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 1.10% of the Daily Net Assets of the Variable Account.

The Mortality and Expense Risk Charge compensates Nationwide for providing the insurance benefits under the contract, including the contract’s standard death benefit that provides a guaranteed death benefit to the beneficiary(ies) even if the market declines.  It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Administrative Charge

Nationwide deducts an Administrative Charge equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.

The Administrative Charge reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Contract Maintenance Charge

A $30 Contract Maintenance Charge is assessed on each Contract Anniversary and upon full surrender of the contract.  If, on any Contract Anniversary (or on the date of a full surrender) the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.

Contingent Deferred Sales Charge

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract.  However, Nationwide may deduct a Contingent Deferred Sales Charge (“CDSC”) if any amount is withdrawn from the contract.  This CDSC reimburses Nationwide for sales expenses.  The amount of the CDSC will not exceed 7% of purchase payments surrendered.

Death Benefit Options

The contract contains a standard death benefit at no additional charge.  In lieu of the standard death benefit, an applicant may elect one of the following death benefit options at the time of application:

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Death Benefit Options	Charge*
One-Year Enhanced Death Benefit Option1	0.20%
One-Month Enhanced Death Benefit Option2	0.35%
Combination Enhanced Death Benefit Option2	0.45%

*The charges shown are the annualized rates charged as a percentage of the Daily Net Assets of the Variable Account.

1The One-Year Enhanced Death Benefit is only available for contracts with Annuitants age 80 or younger at the time of application.

2The Combination Enhanced Death Benefit Option and the One-Month Enhanced Death Benefit Option are only available for contracts with Annuitants age 75 or younger at the time of application.

For more information about the standard and optional death benefits, please see the “Death Benefit Calculations” provision.

Beneficiary Protector II Option

A Beneficiary Protector II Option is available under the contract at the time of application.  This option is only available for contracts with Annuitants age 75 or younger at the time of application.  If the Contract Owner of an eligible contract elects the Beneficiary Protector II Option, Nationwide will deduct an additional charge at an annualized rate of 0.35% of the Daily Net Assets of the Variable Account.  Additionally, allocations made to the Fixed Account will be assessed a fee of 0.35%.

10% Lifetime Income Option

The 10% Lifetime Income Option is available under the contract at the time of application.  The Contract Owner (or the Annuitant in the case of a non-natural Contract Owner) must be between age 45 and 85 at the time of application.

If the Contract Owner elects the 10% Lifetime Income Option, Nationwide will deduct an additional charge not to exceed 1.20% of the Current Income Benefit Base, which is the amount upon which the annual benefit is based.  The current charge for the 10% Lifetime Income Option is 1.00% of the Current Income Benefit Base.  The charge is deducted on each Contract Anniversary and is taken from the Sub-Accounts proportionally based on contract allocations at the time the charge is deducted.

5% Lifetime Income Option

The 5% Lifetime Income Option is available under the contract at the time of application for contracts issued in the State of New York.  The Contract Owner (or the Annuitant in the case of a non-natural Contract Owner) must be between age 45 and 85 at the time of application.

If the Contract Owner elects the 5% Lifetime Income Option, Nationwide will deduct an additional charge not to exceed 1.00% of the Current Income Benefit Base, which is the amount upon which the annual benefit is based.  The current charge for the 5% Lifetime Income Option is 0.85% of the Current Income Benefit Base.  The charge is deducted on each Contract Anniversary and is taken from the Sub-Accounts proportionally based on contract allocations at the time the charge is deducted.

10% and 5% Spousal Continuation Benefit

The 10% or 5% Spousal Continuation Benefit is only available for election at the time of application if and when the 10% or 5% Lifetime Income Option is elected , respectively (except that the 10% Spousal Continuation Benefit is not available in the State of New York).   The Contract Owner’s spouse (or the Annuitant’s spouse in the case of a non-natural Contract Owner) must be between age 45 and 85 at the time of application.  If the Contract Owner elects the 10% Spousal Continuation Benefit, Nationwide will deduct an additional charge not to exceed 0.30% of the Current Income Benefit Base.  Currently, the charge for the 10% Spousal Continuation Benefit is 0.20% of the Current Income Benefit Base.  If the Contract Owner elects the 5% Spousal Continuation Benefit, Nationwide will deduct an additional charge equal to 0.15% of the Current Income Benefit Base.   The charge is deducted at the same time and in the same manner as the respective L ifetime I ncome O ption charge.

Charges for Optional Benefits

The charges associated with optional benefits are assessed prior to annuitization.

Underlying Mutual Fund Annual Expenses

The underlying mutual funds charge fees and expenses that are deducted from underlying mutual fund assets.  These fees and expenses are in addition to the fees and expenses assessed by the contract.  The prospectus for each underlying mutual fund provides information regarding the fees and expense applicable to the fund (see “The Variable Account and Underlying Mutual Funds” for information on how to obtain an underlying mutual fund prospectus).

Short-Term Trading Fees

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of allocation to the Sub-Account.  Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.

Annuity Payments

On t he Annuitization Date , annuity payments begin.  Annuity payments will be based on the annuity payment option chosen prior to annuitization.   Annuity payments will generally be sent within 3 days after each annuity payment date and received by the Annuitant within 7 to 10 days thereafter.

Taxation

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority.  Premium tax rates currently range from 0% to 5% (see “Federal Tax

10

Considerations” in “Appendix C: Contract Types and Tax Information” and “Premium Taxes”).

Death Benefit

An applicant may elect the standard death benefit (at no additional cost) or may elect the One-Year Enhanced Death Benefit Option for an additional charge of 0.20% of the Daily Net Assets of the Variable Account, the One-Month Enhanced Death Benefit Option for an additional charge of 0.35% of the Daily Net Assets of the Variable Account, or the Combination Enhanced Death Benefit Option for an additional charge of 0.45% of the Daily Net Assets of the Variable Account.

For more information about the standard and optional death benefits, please see the “Death Benefits” section later in the prospectus.

Ten Day Free Look

Under state insurance laws, Contract Owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it.  This right is referred to as a “free look” right.  The length of this time period depends on state law and may vary depending on whether your purchase is replacing another annuity contract you own.

If the Contract Owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the Contract Value or the amount of purchase payment(s) applied during the free look period, less any  Purchase Payment Credits, and applicable federal and state income tax withholding.  Otherwise, Nationwide will return the Contract Value, less any Purchase Payment Credits, applicable federal and state income tax withholding.

See “Right to Examine and Cancel” and “Purchase Payment Credits” later in this prospectus for more information.

Condensed Financial Information

The value of an Accumulation Unit is determined on the basis of changes in the per share value of the underlying mutual funds and the assessment of Variable Account charges which may vary from contract to contract (for more information on the calculation of Accumulation Unit values, see “Determining Variable Account Value – Valuing an Accumulation Unit”).  Since this annuity contract was not available as of December 31, 2008, there are no Accumulation Unit values available.

Financial Statements

Financial statements for the Variable Account and consolidated financial statements for Nationwide are located in the Statement of Additional Information.  A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.

Nationwide Life Insurance Company

Nationwide, the depositor, is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the “Companies”) are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

Nationwide Investment Services Corporation

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation (“NISC”), One Nationwide Plaza, Columbus, Ohio 43215.  NISC is a wholly owned subsidiary of Nationwide.

Investing in the Contract

The Variable Account and Underlying Mutual Funds

Nationwide Variable Account-II is a variable account that invests in the underlying mutual funds listed in Appendix A.  Nationwide established the Variable Account on October 7, 1981 pursuant to Ohio law.  Although the Variable Account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 (“1940 Act”), the SEC does not supervise the management of Nationwide or the Variable Account.

Income, gains, and losses credited to, or charged against, the Variable Account reflect the Variable Account's own investment experience and not the investment experience of Nationwide's other assets.  The Variable Account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide.  Nationwide is obligated to pay all amounts promised to Contract Owners under the contracts.

The Variable Account is divided into Sub-Accounts, each corresponding to a single underlying mutual fund.  Nationwide uses the assets of each Sub-Account to buy shares of the underlying mutual funds based on Contract Owner instructions.

Contract Owners receive underlying mutual fund prospectuses when they make their initial Sub-Account allocations and any time they change those allocations.  Contract Owners can obtain prospectuses for underlying funds free of charge at any other time by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.  Contract Owners should read these prospectuses carefully before investing.

Underlying mutual funds in the Variable Account are NOT publicly traded mutual funds.  They are only available as

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investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives.  However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund.  Contract Owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the Variable Account.  The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

The particular underlying mutual funds available under the contract may change from time to time.  Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment.  New underlying mutual funds or new share classes of currently available underlying mutual funds may be added.  Contract Owners will receive notice of any such changes that affect their contract.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the Variable Account.  These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

Voting Rights

Contract Owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights.  Nationwide will vote Contract Owner shares at special shareholder meetings based on Contract Owner instructions.  However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract Owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting.  Notification will contain proxy materials and a form with which to give Nationwide voting instructions.  Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.  What this means to you is that when only a small number of Contract Owners vote, each vote has a greater impact on, and may control, the outcome.

The number of shares which a Contract Owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the Net Asset Value of that underlying mutual fund.  Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide.  Nationwide does not anticipate any disadvantages to this.  However, it is possible that a conflict may arise between the interests of the Variable Account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the Contract Owners and those of other companies.  If a material conflict occurs, Nationwide will take whatever steps are necessary to protect Contract Owners and variable annuity payees, including withdrawal of the Variable Account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1)	shares of a current underlying mutual fund are no longer available for investment; or

(2)	further investment in an underlying mutual fund is inappropriate.

No substitution of shares may take place without the prior approval of the SEC.  All affected Contract Owners will be notified in the event there is a substitution, elimination or combination of shares.

Deregistration of the Variable Account

Nationwide may deregister the Variable Account under the 1940 Act in the event the Variable Account meets an exemption from registration under the 1940 Act, if there are no shareholders in the separate account, or for any other purpose approved by the SEC.

No deregistration may take place without the prior approval of the SEC.  All affected Contract Owners will be notified in the event Nationwide deregisters the Variable Account.

The Fixed Account

The Fixed Account is an investment option that is funded by assets of Nationwide's General Account.  The General Account contains all of Nationwide's assets other than those in this and other Nationwide separate accounts and is used to support Nationwide's annuity and insurance obligations.  The General Account is not subject to the same laws as the Variable Account and the SEC has not reviewed material in this prospectus relating to the Fixed Account.

Purchase payments will be allocated to the Fixed Account by election of the Contract Owner.  Nationwide reserves the right to limit or refuse purchase payments allocated to the Fixed Account at its sole discretion. Generally, Nationwide will invoke this right when interest rates are low by historical standards.

The investment income earned by the Fixed Account will be allocated to the contracts at varying guaranteed interest rate(s)

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depending on the following categories of Fixed Account allocations:

•
New Money Rate – The rate credited on the Fixed Account allocation when the contract is purchased or when subsequent purchase payments are made.  Subsequent purchase payments may receive different New Money Rates than the rate when the contract was issued, since the New Money Rate is subject to change based on market conditions.

•
Variable Account to Fixed Rate – Allocations transferred from any of the underlying investment options in the Variable Account to the Fixed Account may receive a different rate.  The rate may be lower than the New Money Rate.  There may be limits on the amount and frequency of movements from the Variable Account to the Fixed Account.

•
Renewal Rate – The rate available for maturing Fixed Account allocations which are entering a new guarantee period.  The Contract Owner will be notified of this rate in a letter issued with the quarterly statements when any of the money in the Contract Owner's Fixed Account matures.  At that time, the Contract Owner will have an opportunity to leave the money in the Fixed Account and receive the Renewal Rate or the Contract Owner can move the money to any of the other underlying mutual fund options.

•
Dollar Cost Averaging Rate – From time to time, Nationwide may offer a more favorable rate for an initial purchase payment into a new contract when used in conjunction with a dollar cost averaging program.   Rates will vary depending on the dollar cost averaging program elected (see “ Contract Owner Services ” ).

All of these rates are subject to change on a daily basis; however, once applied to the Fixed Account, the interest rates are guaranteed until the end of the calendar quarter during which the 12 month anniversary of the Fixed Account allocation occurs.

Credited interest rates are annualized rates – the effective yield of interest over a one-year period.  Interest is credited to each contract on a daily basis.  As a result, the credited interest rate is compounded daily to achieve the stated effective yield.

The guaranteed rate for any purchase payment will be effective for not less than twelve months.  Nationwide guarantees that the rate will not be less than the minimum interest rate required by applicable state law.

Any interest in excess of the minimum interest rate required by applicable state law will be credited to Fixed Account allocations at Nationwide's sole discretion.  The Contract Owner assumes the risk that interest credited to Fixed Account allocations may not exceed the minimum interest rate required by applicable state law for any given year.

Nationwide guarantees that the Fixed Account value will not be less than the amount of the purchase payments allocated to the Fixed Account, plus interest credited as described above, less any surrenders and any applicable charges including CDSC.  Additionally, Nationwide guarantees that interest credited to Fixed Account allocations will not be less than the minimum interest required by applicable state law.

Fixed Account Interest Rate Guarantee Period

The Fixed Account interest rate guarantee period is the period of time that the Fixed Account interest rate is guaranteed to remain the same.  During a Fixed Account interest rate guarantee period, transfers cannot be made from the Fixed Account, and amounts transferred to the Fixed Account must remain on deposit.

For new purchase payments allocated to the Fixed Account and transfers to the Fixed Account, the Fixed Account interest rate guarantee period begins on the date of deposit or transfer and ends on the one year anniversary of the deposit or transfer.  The guaranteed interest rate period may last for up to 3 months beyond the 1 year anniversary because guaranteed terms end on the last day of a calendar quarter.

The Contract in General

In order to comply with the USA Patriot Act and rules promulgated thereunder, Nationwide has implemented procedures designed to prevent contracts described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities.

Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.  For more detailed information regarding provisions that vary by state, please see “Appendix D: State Variations” later in this prospectus.

If this contract is purchased to replace another variable annuity, be aware that the mortality tables used to determine the amount of annuity payments may be less favorable than those in the contract being replaced.

These contracts are offered to customers of various financial institutions and brokerage firms.  No financial institution or brokerage firm is responsible for any of the contractual insurance benefits and features guaranteed under the contracts.  These guarantees are the sole responsibility of Nationwide.

In general, deferred variable annuities are long-term investments; they are not intended as short-term investments.  Deferred variable annuities are not intended to be sold to a terminally ill Contract Owner or Annuitant.  Accordingly, Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership.  It is very important that Contract Owners and prospective Contract Owners understand all the costs associated with owning a contract, and if and how those costs change during the lifetime of the contract.  Contract and optional charges may not be the same in later Contract Years as they are in early Contract Years.  The various contract and optional benefit charges are assessed in order to compensate Nationwide for administrative services, distribution and operational expenses, and assumed actuarial risks associated with the contract.

Following is a discussion of some relevant factors that may be of particular interest to prospective investors.

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Distribution, Promotional and Sales Expenses

Nationwide pays commissions to the firms that sell the contracts.  The maximum gross commission that Nationwide will pay on the sale of the contracts is 8.00% of purchase payments.  Note that the individual registered representatives typically receive only a portion of this amount; the remainder is retained by the firm.  Nationwide may also, instead of a premium-based commission, pay an asset-based commission (sometimes referred to as “trails” or “residuals”), or a combination of the two.

In addition to or partially in lieu of commission, Nationwide may also pay the selling firms a marketing allowance, which is based on the firm’s ability and demonstrated willingness to promote and market Nationwide's products.  How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities that may contribute to the promotion and marketing of Nationwide's products.  For more information on the exact compensation arrangement associated with this contract, please consult your registered representative.

Underlying Mutual Fund Payments

Nationwide’s Relationship with the Underlying Mutual Funds

The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares.  The Variable Account aggregates Contract Owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily.  The Variable Account (not the Contract Owners) is the underlying mutual fund shareholder.  When the Variable Account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public.  Nationwide incurs these expenses instead.

Nationwide also incurs the distribution costs of selling the contract (as discussed above), which benefit the underlying mutual funds by providing Contract Owners with Sub-Account options that correspond to the underlying mutual funds.

An investment adviser or subadviser of an underlying mutual fund or its affiliates may provide Nationwide or its affiliates with wholesaling services that assist in the distribution of the contract and may pay Nationwide or its affiliates to participate in educational and/or marketing activities.  These activities may provide the adviser or subadviser (or their affiliates) with increased exposure to persons involved in the distribution of the contract.

Types of Payments Nationwide Receives

In light of the above, the underlying mutual funds and their affiliates make certain payments to Nationwide or its affiliates (the “payments”).  The amount of these payments is typically based on a percentage of assets invested in the underlying mutual funds attributable to the contracts and other variable contracts Nationwide and its affiliates issue, but in some cases may involve a flat fee.  These payments may be used by us for any corporate purpose, which include reducing the prices of the contracts, paying expenses that Nationwide or its affiliates incur in promoting, marketing, and administering the contracts and the underlying mutual funds, and achieving a profit.

Nationwide or its affiliates receive the following types of payments:

•	Underlying mutual fund 12b-1 fees, which are deducted from underlying mutual fund assets;

•	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and

•
Payments by an underlying mutual fund’s adviser or subadviser (or its affiliates).  Such payments may be derived, in whole or in part, from the advisory fee, which is deducted from underlying mutual fund assets and is reflected in mutual fund charges.

Furthermore, Nationwide benefits from assets invested in Nationwide’s affiliated underlying mutual funds (i.e., Nationwide Variable Insurance Trust) because its affiliates also receive compensation from the underlying mutual funds for investment advisory, administrative, transfer agency, distribution, and/or other services.  Thus, Nationwide may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.

Nationwide took into consideration the anticipated payments from the underlying mutual funds when we determined the charges imposed under the contracts (apart from fees and expenses imposed by the underlying mutual funds).  Without these payments, Nationwide would have imposed higher charges under the contract.

Amount of Payments Nationwide Receives

Most underlying mutual funds or their affiliates have agreed to make payments to Nationwide or its affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all.  Because the amount of the actual payments Nationwide and its affiliates receive depends on the assets of the underlying mutual funds attributable to the contract, Nationwide and its affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).

For additional information related to amount of payments Nationwide receives, go to www.nationwide.com.

Identification of Underlying Mutual Funds

Nationwide may consider several criteria when identifying the underlying mutual funds, including some or all of the following:  investment objectives, investment process, investment performance, risk characteristics, investment capabilities, experience and resources, investment consistency, and fund expenses.  Another factor Nationwide considers during the identification process is whether the underlying mutual fund’s adviser or subadviser is one of our affiliates or whether the underlying mutual fund, its adviser, its

14

subadviser(s), or an affiliate will make payments to us or our affiliates.

There may be underlying mutual funds with lower fees, as well as other variable contracts that offer underlying mutual funds with lower fees.  You should consider all of the fees and charges of the contract in relation to its features and benefits when making your decision to invest.  Please note that higher contract and underlying mutual fund fees and charges have a direct effect on and may lower your investment performance.

Profitability

Nationwide does consider profitability when determining the charges in the contract.  In early Contract Years, Nationwide does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher.  Nationwide does, however, anticipate earning a profit in later Contract Years.  In general, Nationwide's profit will be greater the higher the investment return and the longer the contract is held.

Contract Modification

Nationwide may modify the contract, but no modification will affect the amount or term of any contract unless a modification is required to conform the contract to applicable federal or state law.  No modification will affect the method by which Contract Value is determined.

Standard Charges and Deductions

Mortality and Expense Risk Charge

Nationwide deducts a Mortality and Expense Risk Charge from the Variable Account.  This amount is computed on a daily basis and is equal to an annualized rate of 1.10% of the Daily Net Assets of the Variable Account.  This fee compensates Nationwide for providing the insurance benefits under the contract, including the contract’s standard death benefit.  It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Administrative Charge

Nationwide deducts an Administrative Charge from the Variable Account.  This amount is computed on a daily basis and is equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.  This fee reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Contract Maintenance Charge

Nationwide deducts a Contract Maintenance Charge of $30 on each Contract Anniversary that occurs before annuitization and upon full surrender of the contract.  This charge reimburses Nationwide for administrative expenses involved in issuing and maintaining the contract.

If, on any Contract Anniversary (or on the date of a full surrender), the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.

T he deduction of the Contract Maintenance Charge will be taken proportionately from each Sub-Account and the Fixed Account based on the value in each option as compared to the total Contract Value.

Nationwide will not increase the Contract Maintenance Charge.  Nationwide will not reduce or eliminate the Contract Maintenance Charge where it would be discriminatory or unlawful.

Contingent Deferred Sales Charge

No sales charge deduction is made from purchase payments upon deposit into the contracts.  However, if any part of the contract is surrendered, Nationwide may deduct a CDSC.  The CDSC will not exceed 7% of purchase payments surrendered.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount of purchase payments surrendered.

For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth.  Earnings are not subject to the CDSC, but may not be distributed prior to the distribution of all purchase payments.  (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The CDSC applies as follows:

Number of Completed Years from Date of Purchase Payment	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7	0%

The CDSC is used to cover sales expenses, including commissions, production of sales material, and other promotional expenses.  If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets, which may indirectly include portions of the Variable Account charges, since Nationwide may generate a profit from these charges.

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All or a portion of any withdrawal may be subject to federal income taxes.  Contract Owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.

Waiver of Contingent Deferred Sales Charge

The maximum amount that can be withdrawn annually without a CDSC is the greater of:

(1)	10% of (purchase payments that are subject to CDSC minus purchase payments previously withdrawn that were already subject to the CDSC); or

(2)	an amount withdrawn to meet minimum distribution requirements for this contract under the Internal Revenue Code.

This CDSC-free withdrawal privilege is non-cumulative.  Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Purchase payments surrendered under the CDSC-free withdrawal privilege are not, for purposes of calculating the maximum amount that can be withdrawn annually without a CDSC in subsection (1) above and for determining the waiver of CDSC for partial surrenders discussed later in this section, considered a surrender of purchase payments.  In addition, no CDSC will be deducted:

(1)	upon the annuitization of contracts which have been in force for at least 2 years;

(2)
upon payment of a death benefit.  However, additional purchase payments made to the contract after receiving the benefit of an increased Contract Value (under the Spousal Protection Feature) are subject to the CDSC provisions of the contract; or

(3)	from any values which have been held under a contract for at least seven years.

No CDSC applies to transfers among Sub-Accounts or between or among the various investment options in the contract.

A contract held by a Charitable Remainder Trust (within the meaning of Internal Revenue Code Section 664) may withdraw CDSC-free the greater of the amount that would otherwise be available for withdrawal without a CDSC; and the difference between:

(a)	the Contract Value at the close of the day prior to the date of the withdrawal; and

(b)	the total purchase payments made to the contract (less an adjustment for amounts surrendered).

This contract is not designed for and does not support active trading strategies.  In order to protect investors in this contract that do not utilize such strategies, Nationwide may initiate certain exchange offers intended to provide Contract Owners that meet certain criteria with an alternate variable annuity designed to accommodate active trading.  If this contract is exchanged as part of an exchange offer, the exchange will be made on the basis of the relative Net Asset Values of the exchanged contract.  Furthermore, no CDSC will be assessed on the exchanged assets and Nationwide will “tack” the contract’s CDSC schedule onto the new contract.  This means that the CDSC schedule will not start anew on the exchanged assets in the new contract; rather, the CDSC schedule from the exchanged contract will be applied to the exchanged assets both in terms of percentages and the number of completed Contract Years.  This enables the Contract Owner to exchange into the new contract without having to start a new CDSC schedule on exchanged assets.  However, if subsequent purchase payments are made to the new contract, they will be subject to any applicable CDSC schedule that is part of the new contract.

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

The waiver of CDSC only applies to partial surrenders.  If the Contract Owner elects to surrender the contract in full, where permitted by state law, Nationwide will assess a CDSC on the entire amount surrendered.  For purposes of the CDSC free withdrawal privilege, a full surrender is:

•	multiple surrenders taken within a one-year period that deplete the entire Contract Value; or

•	any single surrender of 90% or more of the Contract Value.

Long-Term Care/Nursing Home and Terminal Illness Waiver

The contract includes a Long-Term Care/Nursing Home and Terminal Illness Waiver at no additional charge.

Under this provision, no CDSC will be charged if:

(1)	the third Contract Anniversary has passed; and

(2)	the Contract Owner has been confined to a long-term care facility or hospital for a continuous 90-day period that began after the contract issue date; or

(3)	the Contract Owner has been diagnosed by a physician, at any time after contract issuance, to have a terminal illness; and

(4)	Nationwide receives and records such a letter from that physician indicating such diagnosis.

Written notice and proof of terminal illness or confinement for 90 days in a hospital or long term care facility must be received in a form satisfactory to Nationwide and recorded at Nationwide's home office prior to waiver of the CDSC.

In the case of joint ownership, the waivers will apply if either joint owner meets the qualifications listed above.

For those contracts that have a non-natural person as Contract Owner as an agent for a natural person, the Annuitant may exercise the right of the Contract Owner for purposes described in this provision.  If the non-natural Contract Owner does not own the contract as an agent for a natural person (e.g., the Contract Owner is a corporation or a trust for the benefit of an entity), the Annuitant may not exercise the rights described in this provision.

Premium Taxes

Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity.

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Premium tax rates currently range from 0% to 5%.  This range is subject to change.  Nationwide will assess premium taxes to the contract at the time Nationwide is assessed the premium taxes by the state.  Premium tax requirements vary from state to state.

Premium taxes may be deducted from death benefit proceeds.

Short-Term Trading Fees

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of allocation to the Sub-Account.

Short-term trading fees are intended to compensate the underlying mutual fund (and Contract Owners with interests allocated in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies.  Short-term trading fees are not intended to affect the large majority of Contract Owners not engaged in such strategies.

Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.  Short-term trading fees will only apply to those Sub-Accounts corresponding to underlying mutual funds that charge such fees (see the underlying mutual fund prospectus).  Any short-term trading fees paid are retained by the underlying mutual fund, not by Nationwide, and are part of the underlying mutual fund’s assets.  Contract Owners are responsible for monitoring the length of time allocations are held in any particular underlying mutual fund.  Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.

To determine whether a particular underlying mutual fund assesses (or reserves the right to assess) a short-term trading fee, please see “Appendix A: Underlying Mutual Funds” later in this prospectus.

If a short-term trading fee is assessed, the underlying mutual fund will charge the Variable Account 1% of the amount determined to be engaged in short-term trading.  The Variable Account will then pass the short-term trading fee on to the specific Contract Owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that Contract Owner’s Sub-Account value.  All such fees will be remitted to the underlying mutual fund; none of the fee proceeds will be retained by Nationwide or the Variable Account.

When multiple purchase payments (or exchanges) are made to a Sub-Account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees.  In other words, units held the longest time will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.

Some transactions are not subject to the short-term trading fees.  Transactions that are not subject to short-term trading fees include:

•	scheduled and systematic transfers, such as Dollar Cost Averaging, Asset Rebalancing, and Systematic Withdrawals;

•	surrenders, including CDSC-free withdrawals;

•	surrenders of Annuity Units to make annuity payments;

•	surrenders of Accumulation Units to pay the annual Contract Maintenance Charge;

•	surrenders of Accumulation Units to pay a death benefit; or

•	transfers made upon annuitization of the contract.

New share classes of certain currently available underlying mutual funds may be added as investment options under the contracts.  These new share classes may require the assessment of short-term trading or redemption fees.  When these new share classes are added, new purchase payment allocations and exchange reallocations to the underlying mutual funds in question may be limited to the new share class.

Optional Contract Benefits, Charges and Deductions

For an additional charge, the following optional benefits are available to Contract Owners.  Not all optional benefits are available in every state.  Unless otherwise indicated:

(1)	optional benefits must be elected at the time of application;

(2)	optional benefits, once elected, may not be terminated; and

(3)	the charges associated with the optional benefits will be assessed until annuitization.

Death Benefit Options

For an additional charge, the Contract Owner may elect one of the following death benefit options in lieu of the standard death benefit.

One-Year Enhanced Death Benefit Option

Applicants with Annuitants age 80 or younger at the time of application can elect the One-Year Enhanced Death Benefit Option for an additional charge equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.  Nationwide may realize a profit from the charge assessed for this option.

If the Annuitant dies before the Annuitization Date, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)	the highest Contract Value on any Contract Anniversary prior to the Annuitant's 86th birthday, less an adjustment

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for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrenders.

Note: For Contract Owners who have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the “Death Benefit Calculations” provision on page 35.

The One-Year Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.  Please see “Spousal Protection Feature” later in this prospectus.

One-Month Enhanced Death Benefit Option

Applicants with Annuitants age 75 or younger at the time of application can elect the One-Month Enhanced Death Benefit Option for an additional charge equal to an annualized rate of 0.35% of the Daily Net Assets of the Variable Account.  Nationwide may realize a profit from the charge assessed for this option.

If the Annuitant dies before the Annuitization Date, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest Contract Value on any Monthly Contract Anniversary prior to the Annuitant’s 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Monthly Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrenders.

Note: For Contract Owners who that have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the “Death Benefit Calculations” provision on page 35.

The One-Month Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.   Please see “ Spousal Protection Feature ” later in this prospectus.

Combination Enhanced Death Benefit Option

Applicants with Annuitants age 75 or younger at the time of application can elect the Combination Enhanced Death Benefit Option for an additional charge equal to an annualized rate of 0.45% of the Daily Net Assets of the Variable Account.  Nationwide may realize a profit from the charge assessed for this option.

If the Annuitant dies before the Annuitization Date, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered;

(3)
the highest Contract Value on any Contract Anniversary before the Annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary; or

(4)	the 5% interest anniversary value (as described in the “Death Benefit Calculations” provision on page 35).

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrenders.

Note: For Contract Owners who have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the “Death Benefit Calculations” provision on page 35.

The Combination Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.  Please see “Spousal Protection Feature” later in this prospectus.

Beneficiary Protector II Option

For an additional charge equal to an annualized rate of 0.35% of the Daily Net Assets of the Variable Account, the Contract Owner may purchase the Beneficiary Protector II Option.  In addition, allocations to the Fixed Account will be assessed a fee of 0.35% by decreasing the interest Nationwide credits to amounts allocated to the Fixed Account.  Nationwide may realize a profit from the charge assessed for this option.  The Beneficiary Protector II Option is only available for contracts with Annuitants age 75 or younger at the time of application.

The Beneficiary Protector II Option provides that upon the death of the Annuitant (and potentially, the Co-Annuitant, if one is named), and in addition to any death benefit payable, Nationwide will credit an additional amount to the contract (the “benefit”).  The amount of the benefit depends on the Annuitant’s age at the time of application and, if applicable, the Co-Annuitant’s age at the time of the first Annuitant’s death.

After the death of the last surviving Annuitant or after all applicable benefits have been credited to the contract, the charge associated with the Beneficiary Protector II Option will be removed and the beneficiary may:

(a)	take distribution of the contract in the form of the death benefit or required distributions as applicable; or

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(b)	if the beneficiary is the deceased Annuitant’s surviving spouse, continue the contract as the new beneficial Contract Owner and subject to any mandatory distribution rules.

Calculation of the First Benefit

The formula for determining the first benefit, which is paid upon the first Annuitant’s death, is as follows:

Earnings Percentage x Adjusted Earnings.

If the Annuitant is age 70 or younger at the time of application, the Earnings Percentage will be 40%.  If the Annuitant is age 71 through age 75 at the time of application, the Earnings Percentage will be 25%.

Adjusted Earnings = (a) – (b); where:

a =	the Contract Value on the date the death benefit is calculated and prior to any death benefit calculation; and

b =	purchase payments, proportionally adjusted for surrenders.

The adjustment for amounts surrendered will reduce purchase payments in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings used in the first benefit calculation.

Maximum Adjusted Earnings from the Date of the First Benefit = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the Co-Annuitant’s death (regardless of the date of the Annuitant’s death), proportionally adjusted for surrenders.

The benefit will either be paid in addition to the death benefit, or will be credited to the contract if there is a Co-Annuitant named to the contract.

If there is no Co-Annuitant named to the contract, the charge associated with the Beneficiary Protector II Option will be removed after the benefit is paid.

Calculation of the Second Benefit

If a Co-Annuitant is named under the contract, a second benefit will be paid upon the death of the Co-Annuitant if the Co-Annuitant is age 75 or younger at the date of the first Annuitant’s death.  If the Co-Annuitant is older than age 75 at the date of the first Annuitant’s death, no second benefit will be paid and the charge associated with the Beneficiary Protector II Option will be removed.

The calculation of the second benefit will be based on earnings to the contract after the first benefit was calculated.  The formula for calculating the second benefit is as follows:

Earnings Percentage x Adjusted Earnings from the Date of the First Benefit.

If the Co-Annuitant is age 70 or younger at the time of the first Annuitant’s death, the Earnings Percentage will be 40%.  If the Co-Annuitant is age 71 through age 75 at the time of the first Annuitant’s death, the Earnings Percentage will be 25%.

Adjusted Earnings from the Date of the First Benefit =

(a) – (b) – (c), where:

a =	Contract Value on the date the second death benefit is calculated (before the second death benefit is calculated);

b =
the Contract Value on the date the first benefit and the first death benefit were calculated (after the first benefit and the first death benefit were applied), proportionately adjusted for surrenders; and

c =	purchase payments made after the first benefit was applied, proportionately adjusted for surrenders.

The adjustment for amounts surrendered will reduce the beginning Contract Value and purchase payments in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings from the Date of the First Benefit used in the second benefit calculation.

Maximum Adjusted Earnings from the Date of the First Benefit = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the Co-Annuitant’s death (regardless of the date of the Annuitant’s death), proportionally adjusted for surrenders.

After the second benefit is applied, the charge associated with the Beneficiary Protector II Option will be removed.

How the Benefit is Allocated

Any amounts credited to the contract pursuant to the Beneficiary Protector II Option will be allocated among the Sub-Accounts and the Fixed Account in the same proportion as each purchase payment is allocated to the contract on the date the benefit is applied.

10% and 5% Lifetime Income Option

The 10% Lifetime Income Option and the 5% Lifetime Income Option (collectively, the “ Lifetime Income Options ” ) provide for lifetime withdrawals, up to a certain amount each year, even after the Contract Value is zero.  The age of the person upon which the benefit depends (the “determining life”) must be between 45 and 85 years old at the time of application.  For most contracts, the determining life is that of the Contract Owner.  For those contracts where the Contract Owner is a non-natural person, for purposes of this option, the determining life is that of the Annuitant, and all references in this option to “Contract Owner” shall mean Annuitant.  If in addition to the Annuitant, a Co-Annuitant has been elected, the determining life will be that of the younger Annuitant.  The determining life may not be changed.

While the tax treatment for surrenders under withdrawal benefits such as the Lifetime Income Option s  is not clear under federal tax law, Nationwide currently treats these surrenders as taxable to the extent that the cash value of the contract exceeds the Contract Owner’s investment at the time of the surrender.  Please consult a qualified tax advisor.

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Availability

The 10% Lifetime Income Option is available under the contract at the time of application.   The 5% Lifetime Income Option is available under the contract at the time of application for contracts issued in the State of New York.  The Lifetime Income Option s are not available on beneficially owned contracts.

Lifetime Income Option Charge

In exchange for the 10% Lifetime Income Option, Nationwide will assess an annual charge not to exceed 1.20% of the Current Income Benefit Base.  The current charge for the 10% Lifetime Income Option is 1.00% of the Current Income Benefit Base.   In exchange for th e 5% Lifetime Income Option , Nationwide will assess an annual charge not to exceed 1.00% of the Current Income Benefit Base.  The current charge for the 5% Lifetime Income Option is 0.85% of the Current Income Benefit Base.  The charge associated with the respective Lifetime Income Option will not change, except, possibly, upon the Contract Owner’s election to reset the benefit base, as discussed herein.

The charge will be assessed on each Contract Anniversary (the “L.Inc Anniversary”) and will be deducted via redemption of Accumulation Units.  A prorated charge will also be deducted upon full surrender of the contract.  Accumulation Units will be redeemed proportionally from each Sub-Account in which the Contract Owner is invested at the time the charge is taken.  Amounts redeemed as the Lifetime Income Option charge will not negatively impact calculations associated with other benefits elected or available under the contract, will not be subject to a CDSC, and will not reduce amounts available under the CDSC-free withdrawal privilege.  (See below for an explanation of what happens if application of the CDSC causes the gross surrender (the surrender amount plus the CDSC) to exceed the Lifetime Withdrawal Percentage limit).

Lifetime Income Option Investment Requirements

Election of either of the Lifetime Income Option s requires that the Contract Owner, until annuitization, allocate the entire Contract Value to the Custom Portfolio Asset Rebalancing Service (see “Contract Owner Services”) or to a limited set of investment options currently available in the contract. For the list of investment options available under each Lifetime Income Option, please see “ Income Benefit Investment Options ” later in this prospectus.   Allocation requests to investment options other than those listed in the “ Income Benefit Investment Options ” chart will not be honored; they will be treated as though no allocation request was submitted.   The Contract Owner may elect Dollar Cost Averaging for Living Benefits described in the “ Contract Owner Services ” provision.   Allocation to the Fixed Account is not permitted ( except as the originating account when the Contract Owner elects Dollar Cost Averaging for Living Benefits ).

Transfers Among Permitted Investment Options

The Contract Owner may reallocate the Contract Value among the limited set of investment options in accordance with the “Transfers Prior to Annuitization” provision.  The Contract Owner may reallocate the Contract Value within the Custom Portfolio Asset Rebalancing Service in accordance with that provision.  Additionally, Contract Owners may change from the Custom Portfolio Asset Rebalancing Service to the permitted investment options, and vice versa.

Subsequent Purchase Payments

Where permitted by state law, subsequent purchase payments are permitted under the elected Lifetime Income Option as long as the Contract Value is greater than zero.  There may be instances where a subsequent purchase payment creates a financial risk that Nationwide is unwilling to bear.  If this occurs, Nationwide may exercise its right to refuse subsequent purchase payments which total in aggregate $50,000 or more in any calendar year.  If Nationwide exercises this right to refuse a purchase payment, the entire purchase payment that causes the aggregate amount to exceed $50,000 will be immediately returned to the Contract Owner in the same form in which it was received.

Determination of the Income Benefit Base Prior to the First Surrender

Upon contract issuance, the Original Income Benefit Base is equal to the Contract Value.  Each time the benefit base is recalculated, as described below, the resulting benefit base becomes the Current Income Benefit Base.

10% Lifetime Income Option.   Provided no surrenders are taken from the contract, the Current Income Benefit Base for the 10% Lifetime Income Option will equal the greater of:

(1)	the highest Contract Value on any L.Inc Anniversary plus purchase payments submitted and credits applied after that L.Inc Anniversary; or

(2)	the sum of the following calculations:

(a)
Original Income Benefit Base with Roll-up: the Original Income Benefit Base, plus 10 % of the Original Income Benefit Base for each L.Inc Anniversary up to and including the 10th L.Inc Anniversary; plus

(b)
Purchase Payments with Roll-up: any purchase payments submitted after contract issuance and before the 10th L.Inc Anniversary, increased by a simple interest rate of 10 % through the 10th L.Inc Anniversary; plus

(c)	Purchase Payments with No Roll-up: any purchase payments submitted after the 10th L.Inc Anniversary.

5% Lifetime Income Option.   Provided no surrenders are taken from the contract, the Current Income Benefit Base for the 5% Lifetime Income Option will equal the greater of:

(1)	the highest Contract Value on any L.Inc Anniversary plus purchase payments submitted and credits applied after that L.Inc Anniversary; or

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(2)	the sum of the following calculations:

(a)
Original Income Benefit Base with Roll-up : the Original Income Benefit Base, plus 5% of the Original Income Benefit Base for each L.Inc Anniversary up to and including the 10 th L.Inc Anniversary; plus

(b)
Purchase Payments with Roll-up :   any purchase payments submitted after contract issuance and before the 10 th L.Inc Anniversary, increased by a simple interest rate of 5% through the 10 th L.Inc Anniversary; plus

(c)	Purchase Payments with No Roll-up : any purchase payments submitted after the 10 th L.Inc Anniversary.

Regardless of which Lifetime Income Option is elected, w hen a purchase payment is made on a date other than a L.Inc Anniversary, simple interest is calculated using a prorated method based upon the number of days from the date of the purchase payment to the next L.Inc Anniversary.

However, if at any time prior to the first surrender the Contract Value equals zero, no further Income Benefit Base calculations will be made.  The Current Income Benefit Base will be set equal to the Income Benefit Base calculated on the most recent L.Inc anniversary, and the annual benefit amount will be based on that Current Income Benefit Base.

Lifetime Income Surrenders

At any time after the Lifetime Income Option is elected, the Contract Owner may begin taking the lifetime income benefit by taking a surrender from the contract.  The first surrender under the contract constitutes the first lifetime income surrender, even if such surrender is taken to meet minimum distribution requirements under the Internal Revenue Code.  Nationwide will surrender Accumulation Units proportionally from the Sub-Accounts as of the date of the surrender request.  As with any surrender, lifetime income surrenders reduce the Contract Value and consequently, the amount available for annuitization.

At the time of the first surrender, the Current Income Benefit Base is locked in and will not change unless the Contract Owner takes excess surrenders, elects a reset opportunity (both discussed later in this provision), or submits additional purchase payments.  Additional purchase payments submitted after the first surrender from the contract will increase the Current Income Benefit Base by the amount of the purchase payment.

Simultaneously, the Lifetime Withdrawal Percentage is determined based on the age of the Contract Owner as indicated in the following table:

Contract Owner’s Age (at time of first surrender)	Lifetime Withdrawal Percentage
45 up to 59½	3%
59½ through 64	4%
65 through 80	5%
81 and older	6%

A Contract Owner will receive the 6% Lifetime Withdrawal Percentage only if he or she does not take a surrender from the contract prior to age 81.  Note: The Internal Revenue Code requires that IRAs, SEP IRAs, and Simple IRAs begin distributions no later than April 1 of the calendar year following the calendar year in which the Contract Owner reaches age 70½.  Thus, if the contract is subject to these minimum distribution rules and distributions are taken at the latest date possible under the tax rules, the maximum Lifetime Withdrawal Percentage available to that contract is 5%.  Contract Owners may be eligible to take the minimum required distributions from other IRA, SEP IRA, or Simple IRA contracts or accounts, and thus may be able to receive a Lifetime Withdrawal Percentage greater than 5%.  Consult a qualified tax advisor.

At the time of the first surrender and on each L.Inc Anniversary thereafter, the Lifetime Withdrawal Percentage is multiplied by the Current Income Benefit Base to determine the benefit amount for that year.  The benefit amount is the maximum amount that can be surrendered from the contract before the next L.Inc Anniversary without reducing the Current Income Benefit Base.  The ability to surrender the current benefit amount will continue until the earlier of the Contract Owner’s death or annuitization.

Although surrenders up to the benefit amount do not reduce the Current Income Benefit Base, they do reduce the Contract Value and the death benefit, and are subject to the CDSC provisions of the contract.

If a CDSC does apply, application of the CDSC could cause the gross surrender (the surrender amount plus the CDSC) to exceed the Lifetime Withdrawal Percentage limit.  To avoid this, the Contract Owner can request to receive the surrender net of the CDSC amount.  The gross amount of the surrender (including the CDSC) is the amount used to determine whether the surrender exceeds the Lifetime Withdrawal Percentage limit.

Impact of Withdrawals in Excess of the Withdrawal Percentage Limit

The Contract Owner is permitted to surrender Contract Value in excess of that year’s benefit amount provided that the Contract Value is greater than zero.  Surrenders in excess of the benefit amount will reduce the Current Income Benefit Base, and consequently, the benefit amount calculated for subsequent years.  In the event of excess surrenders, the Current Income Benefit Base will be reduced by the greater of:

(1)	the dollar amount of the surrender in excess of the benefit amount; or

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(2)	a figure representing the proportional amount of the withdrawal. This amount is determined by the following formula:

dollar amount of the excess surrender	X	Current Income Benefit Base prior to the surrender
Contract Value (reduced by the amount of the benefit amount surrendered)

In situations where the Contract Value exceeds the existing Current Income Benefit Base, excess surrenders will typically result in a dollar amount reduction to the new Current Income Benefit Base.  In situations where the Contract Value is less than the existing Current Income Benefit Base, excess surrenders will typically result in a proportional reduction to the new Current Income Benefit Base.

Currently, Nationwide allows for an “RMD privilege” whereby Nationwide permits a Contract Owner to surrender Contract Value in excess of the benefit amount without reducing the Current Income Benefit Base if such excess surrender is for the sole purpose of meeting Internal Revenue Code required minimum distributions for this contract.  This RMD privilege does not apply to beneficially owned contracts.  In order to qualify for the RMD privilege, the Contract Owner must:

(1)	be at least 70 ½ years old as of the date of the request;

(2)	own the contract as an IRA, SEP IRA, Simple IRA, or Investment-Only Contract; and

(3)
submit a completed administrative form in advance of the withdrawal to Nationwide’s home office which can be obtained by contacting Nationwide’s home office at the telephone number listed on page 1 of this prospectus.

Nationwide reserves the right to modify or eliminate the RMD privilege if there is any change to the Internal Revenue Code or IRS rules relating to required minimum distributions, including the issuance of relevant IRS guidance.  If Nationwide exercises this right, Nationwide will provide notice to Contract Owners and any surrender in excess of the benefit amount will reduce the remaining Current Income Benefit Base.

Once the Contract Value falls to zero, the Contract Owner is no longer permitted to submit additional purchase payments or take surrenders in excess of the benefit amount.  Additionally, there is no Contract Value to annuitize, making the payment of the benefit associated with this option the only income stream producing benefit remaining in the contract.

Reset Opportunities

Nationwide offers an automatic reset of the income benefit base.  If, on any L.Inc Anniversary, the Contract Value exceeds the Current Income Benefit Base, Nationwide will automatically reset the Current Income Benefit Base to equal that Contract Value.  This higher amount will be the new Current Income Benefit Base.  This automatic reset will continue until any terms and conditions associated with the Lifetime Income Option change.

In the event one or more terms and conditions of the Lifetime Income Option change, the reset opportunities still exist, but are not longer automatic.  An election to reset the Current Income Benefit Base must be made by the Contract Owner to Nationwide.  On or about each L.Inc Anniversary, Nationwide will provide the Contract Owner with information necessary to make this determination.  Specifically, Nationwide will provide: the Contract Value; the Current Income Benefit Base; the current terms and conditions associated with the respective Lifetime Income Option; and instructions on how to communicate an election to reset the benefit base.

If the Contract Owner elects to reset the Current Income Benefit Base, it will be at the then current terms and conditions of the respective Lifetime Income O ption as described in the most current prospectus.  If Nationwide does not receive a Contract Owner’s election to reset the Current Income Benefit Base within 60 days after the L.Inc Anniversary, Nationwide will assume that the Contract Owner does not wish to reset the Current Income Benefit Base.  If the Current Income Benefit Base is not reset, it will remain the same and the terms and conditions of the Lifetime Income Option will not change (as applicable to that particular contract).

Contract Owners may cancel the automatic reset feature of the Lifetime Income Option by notifying Nationwide as to such election.  Nationwide reserves the right to modify or terminate the automatic reset feature at any time upon written notice to Contract Owners.

Settlement Options

If, after beginning the lifetime income surrenders, a Contract Owner’s Contract Value falls to zero and there is still a positive Current Income Benefit Base, Nationwide will provide the Contract Owner with one or more settlement options (in addition to the ability to continue annual benefit payments).  Specifically, Nationwide will provide a notification to the Contract Owner describing the following three options, along with instructions on how to submit the election to Nationwide:

(1)	The Contract Owner can continue to take annual surrenders of no more than the annual benefit amount until the death of the Contract Owner;

(2)	The Contract Owner can elect the Age Based Lump Sum Settlement Option, as described below; or

(3)	If the Contract Owner qualifies after a medical examination, the Contract Owner can elect the Underwritten Lump Sum Settlement Option, as described below.

The options above each result in a different amount ultimately received under the respective Lifetime Income Option.  The Underwritten Lump Sum Settlement Option will generally pay a larger amount than the Age Based Lump Sum Settlement Option when a Contract Owner is healthier than the normal population.  Regardless of age or health, the Underwritten Lump Sum Settlement Option amount will never be less than the Age Based Lump Sum Settlement Option amount.  Election of the Age Based Lump Sum Settlement Option

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enables the Contract Owner to receive payment without a medical exam, which could potentially delay payment.  Before selecting a settlement option, consult with a qualified financial advisor to determine which option is best for you based on your individual financial situation and needs.

The Contract Owner will have 60 days from the date of Nationwide’s notification letter to make an election.  Once the Contract Owner makes an election, the election is irrevocable.  If the Contract Owner does not make an election within the 60 days of the date of the notification letter, Nationwide will assume that the Contract Owner intends to continue to take surrenders of the annual benefit amount.

Age Based Lump Sum Settlement Option.  Under the Age Based Lump Sum Settlement Option, in lieu of taking surrenders of the annual benefit amount, Nationwide will pay the Contract Owner a lump sum equal to the Contract Owner’s most recently calculated annual benefit amount multiplied by the Annual Benefit Multiplier listed below:

Contract Owner’s Age (as of the date the Age Based Lump Sum Option is elected)	Annual Benefit Multiplier
Up to Age 70	5.5
71-75	4.5
76-80	3.5
81-85	2.5
86-90	2.0
91-95	1.5
96+	1.0

For contracts that have elected the Spousal Continuation Benefit, if both spouses are living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the younger spouse minus three years to determine the Annual Benefit Multiplier.  If only one spouse is living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the living spouse to determine the Annual Benefit Multiplier.

Underwritten Lump Sum Settlement Option.  Under the Underwritten Lump Sum Settlement Option, in lieu of taking surrenders of the annual benefit amount, for those who qualify based on a medical exam, Nationwide will pay the Contract Owner a lump sum based upon the attained age, sex, and health of the Contract Owner (and spouse if the Spousal Continuation Benefit is elected).  Once Nationwide receives the Contract Owner’s election to take the Underwritten Lump Sum Settlement Option, Nationwide will provide the Contract Owner with a medical examination form, which must be completed by a certified physician chosen by the Contract Owner and returned to Nationwide’s home office within 30 days.  Upon completion of underwriting by Nationwide, the lump sum settlement amount is issued to the Contract Owner. If Nationwide does not receive the completed form within the 30-day period, Nationwide will pay the Contract Owner the amount that would be payable under the Age Based Lump Sum Settlement Option.

Annuitization

If the Contract Owner elects to annuitize the contract, th e Lifetime Income O ption will terminate.  Specifically, the charge associated with the option will no longer be assessed and all benefits associated with the Lifetime Income Option will terminate.

Death of Determining Life

For contracts with no Spousal Continuation Benefit, upon the death of the determining life, the benefits associated with the option terminate.  If the Contract Owner is also the Annuitant, the death benefit will be paid in accordance with the “Death Benefits” provision.  If the Contract Owner is not the Annuitant, the Contract Value will be distributed in accordance with the “Required Distributions” section of “Appendix C: Contract Types and Tax Information.”

For contracts with the Spousal Continuation Benefit, upon the death of the determining life, the surviving spouse continues to receive the same benefit associated with the elected Lifetime Income Option which had been received by the deceased spouse, for the remainder of the survivor’s lifetime.  The Contract Value will reflect the death benefit and Spousal Protection Feature.

10% and 5% Spousal Continuation Benefit

At the time the 10% Lifetime Income Option or the 5% Lifetime Income Option is elected (at time of application), the Contract Owner may elect the corresponding Spousal Continuation Benefit (not available for contracts issued as Charitable Remainder Trusts).   The charge for the 10% Spousal Continuation Benefit will not exceed 0.30% of the Current Income Benefit Base.  The current charge for the 10% Spousal Continuation Benefit is 0.20% of the Current Income Benefit Base.  The 10% Spousal Continuation Benefit is only available for contracts issued in jurisdictions other than the State of New York.   The charge for the 5% Spousal Continuation Benefit is 0.15% of the Current Income Benefit Base.  The 5% Spousal Continuation Benefit is only available for contracts issued in the State of New York.

The Spousal Continuation Benefit allows a surviving spouse to continue to receive, for the duration of his/her lifetime, the benefit associated with the respective Lifetime Income Option, provided that the following conditions are satisfied:

(1)	Both spouses must be between 45 and 85 years old at the time of application.

(2)
Both spouses must be at least age 45 before either spouse is eligible to begin withdrawals. Note: the Internal Revenue Code imposes a penalty tax if a distribution is made before the Contract Owner reaches age 59½ unless certain exceptions are met.  See “Federal Tax Considerations” in “Appendix C: Contract Types and Tax Information” for additional information.

(3)	Once the Spousal Continuation Benefit is elected, it may not be removed from the contract, except as provided below.

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(4)	The Lifetime Withdrawal Percentage will be based on the age of the younger spouse as of the date of the first surrender from the contract.

(5)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.  For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner.

(6)	Both spouses must be named as beneficiaries. For contracts with non-natural owners, both spouses must be named as Co-Annuitants.

(7)	No person other than the spouse may be named as Contract Owner, Annuitant or beneficiary.

(8)
If both spouses are alive upon annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the Contract Owner).

Note: The Spousal Continuation Benefit is distinct from the Spousal Protection Feature associated with the death benefits. The Spousal Continuation Benefit allows a surviving spouse to continue receiving the lifetime income payments associated with the elected Lifetime Income Option.  In contrast, the Spousal Protection Feature is a death benefit bump-up feature associated with the death benefits.

Marriage Termination

If, prior to taking any surrenders from the contract, the marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may remove the Spousal Continuation Benefit from the contract. Nationwide will remove the benefit and the associated charge upon the Contract Owner’s written request and evidence of the marriage termination satisfactory to Nationwide.  Once the Spousal Continuation Benefit is removed from the contract, the benefit may not be re-elected or added to cover a subsequent spouse.

If, after taking any surrender from the contract, the marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may not remove the Spousal Continuation Benefit from the contract.

Risks Associated with Electing the Spousal Continuation Benefit

There are situations where a Contract Owner who elects the Spousal Continuation Benefit will not receive the benefits associated with the option.  This will occur if:

(1)	your spouse ( co- annuitant) dies before you;

(2)	the contract is annuitized; or

(3)	withdrawals are taken after the withdrawal start date and the marriage terminates due to divorce, dissolution, or annulment.

Additionally, in the situations described in (1) and (3) above, not only will the Contract Owner not receive the benefits associated with the Spousal Continuation Benefit, but he/she must continue to pay for the option and comply with all of the terms and conditions associated with the respective Lifetime Income Option, including the investment option requirements, until annuitization.

Income Benefit Investment Options

The following investment options are the only investment options available for contracts that have elected a Lifetime Income Option:

Fidelity Variable Insurance Products Fund
•	VIP Freedom 2010 Portfolio: Service Class 2
•	VIP Freedom 2020 Portfolio: Service Class 2

Nationwide Variable Insurance Trust
•	American Funds NVIT Asset Allocation Fund: Class II
•	NVIT Cardinal Balanced Fund: Class II
•	NVIT Cardinal Capital Appreciation Fund: Class II
•	NVIT Cardinal Conservative Fund: Class II
•	NVIT Cardinal Moderate Fund: Class II
•	NVIT Cardinal Moderately Conservative Fund: Class II
•	NVIT Investor Destinations Balanced Fund: Class II
•	NVIT Investor Destinations Capital Appreciation Fund: Class II
•	NVIT Investor Destinations Conservative Fund: Class II
•	NVIT Investor Destinations Moderately Conservative Fund: Class II
•	NVIT Investor Destinations Moderate Fund: Class II

Static Asset Allocation Model
•	American Funds Option (33% American Funds NVIT Asset Allocation Fund, 33% American Funds NVIT Bond Fund and 34% American Funds NVIT Growth-Income Fund)

Static Asset Allocation Model

A Static Asset Allocation Model is an allocation strategy comprised of two or more underlying mutual funds that together provide a unique allocation mix not available as a single underlying mutual fund.  Contract Owners that elect a Static Asset Allocation Model directly own Sub-Account units of the underlying mutual funds that comprise the particular model.  In other words, a Static Asset Allocation Model is not a portfolio of underlying mutual funds with one Accumulation Unit/Annuity Unit value, but rather, direct investment in a certain allocation of Sub-Accounts.  There is no additional charge associated with investing in a Static Asset Allocation Model.

The Static Asset Allocation Model is just that: static.  The allocations or “split” between one or more Sub-Accounts is not monitored and adjusted to reflect changing market conditions.  However, a Contract Owner’s investment in a Static Asset Allocation Model is rebalanced quarterly to ensure that the assets are allocated to the percentages in the same proportion that they were allocated at the time of election.  The entire contract value must be allocated to the elected model.

With respect to transferring into and out of a Static Asset Allocation Model, the model is treated like an underlying

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mutual fund and is subject to the “Transfers Prior to Annuitization” provision.  You may request to transfer from a model to a permitted underlying mutual fund.  Each transfer into or out of a Static Asset Allocation Model is considered one transfer event.

For additional information about the underlying mutual funds that comprise the Static Asset Allocation Model, see “Appendix A: Underlying Mutual Funds.”

Removal of Variable Account Charges

The Mortality and Expense Risk Charge and the Administrative Charge apply for the life of the contract.  The charge for each optional benefit is assessed until annuitization, except for the Beneficiary Protector II Option Charge, which is removed after the benefit associated with that feature is paid.  To remove the charge, Nationwide systematically re-rates the contract.  This re-rating results in lower contract charges, but no change in Contract Value or any other contractual benefit.

Re-rating involves two steps: the adjustment of contract expenses and the adjustment of the number of units in the contract.

The first step, the adjustment of contract expenses, involves removing the charge from the unit value calculation.  For example, on a contract where the only optional benefit elected is the Beneficiary Protector II Option, the Variable Account value will be calculated using unit values with Variable Account charges of 1.65%.  Once the benefit is paid, the charge associated with the Beneficiary Protector II option will be removed.  From that point on, the Variable Account value will be calculated using the unit values with Variable Account charges at 1.30%.  Thus, the Beneficiary Protector II Option charge is no longer included in the daily Sub-Account valuation for the contract.

The second step of the re-rating process, the adjustment of the number of units in the contract, is necessary in order to keep the re-rating process from altering the Contract Value.  Generally, for any given Sub-Account, the higher the Variable Account charges, the lower the unit value, and vice versa.  For example, Sub-Account X with charges of 1.65% will have a lower unit value than Sub-Account X with charges of 1.30% (higher expenses result in lower unit values).  When, upon re-rating, the unit values used in calculating Variable Account value are dropped from the higher expense level to the lower expense level, the higher unit values will cause an incidental increase in the Contract Value.  In order to avoid this incidental increase, Nationwide adjusts the number of units in the contract down so that the Contract Value after the re-rating is the same as the Contract Value before the re-rating.

Ownership and Interests in the Contract

Contract Owner

Prior to the Annuitization Date, the Contract Owner has all rights under the contract, unless a joint owner is named.  If a joint owner is named, each joint owner has all rights under the contract.  Purchasers who name someone other than themselves as the Contract Owner will have no rights under the contract.

On the Annuitization Date, the Annuitant becomes the Contract Owner, unless the Contract Owner is a Charitable Remainder Trust.  If the Contract Owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the Contract Owner after annuitization.

Contract Owners of Non-Qualified Contracts may name a new Contract Owner at any time before the Annuitization Date.  Any change of Contract Owner automatically revokes any prior Contract Owner designation.  Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

Joint Owner

Joint owners each own an undivided interest in the contract.

Non-Qualified Contract Owners can name a joint owner at any time before annuitization.  However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners.

Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners.  However, if a written election, signed by both Contract Owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently.  If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

If either joint owner dies before the Annuitization Date, the contract continues with the surviving joint owner as the remaining Contract Owner.

Contingent Owner

The contingent owner succeeds to the rights of a Contract Owner if a Contract Owner who is not the Annuitant dies before the Annuitization Date, and there is no surviving joint owner.

If a Contract Owner who is the Annuitant dies before the Annuitization Date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.

The Contract Owner may name a contingent owner at any time before the Annuitization Date.

Annuitant

The Annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends.  This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an Annuitant of greater age.

Only Non-Qualified Contract Owners may name someone other than himself/herself as the Annuitant.

The Contract Owner may not name a new Annuitant without Nationwide's consent.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the contingent annuitant becomes the Annuitant.  The contingent

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annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age.

If a contingent annuitant is named, all provisions of the contract that are based on the Annuitant's death prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and contingent annuitant.

Co-Annuitant

A Co-Annuitant, if named, must be the Annuitant's spouse.  The Co-Annuitant must be named at the time of application and will receive the benefit of the Spousal Protection Feature , provided all of the requirements listed in the “Spousal Protection Feature” are met .

If either Co-Annuitant dies before the Annuitization Date, the surviving Co-Annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.

Joint Annuitant

The joint annuitant is designated as a second person (in addition to the Annuitant) upon whose continuation of life any annuity payment involving life contingencies depend.   The joint annuitant is named at the time of annuitization.

Beneficiary and Contingent Beneficiary

The beneficiary is the person who is entitled to the death benefit if the Annuitant dies before the Annuitization Date and there is no joint owner.  The Contract Owner can name more than one beneficiary.  Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid.  The Contract Owner can name more than one contingent beneficiary.  Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

Changes to the Parties to the Contract

Prior to the Annuitization Date (and subject to any existing assignments), the Contract Owner may request to change the following:

•	Contract Owner (Non-Qualified Contracts only);

•	joint owner (must be the Contract Owner's spouse);

•	contingent owner;

•	Annuitant (subject to Nationwide's underwriting and approval);

•	contingent annuitant (subject to Nationwide's underwriting and approval);

•	Co-Annuitant (must be the Annuitant's spouse);

•	beneficiary; or

•	contingent beneficiary.

The Contract Owner must submit the request to Nationwide in writing and Nationwide must receive the request at its home office before the Annuitization Date.  Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the Contract Owner or Annuitant is living at the time it was recorded.  The change will not affect any action taken by Nationwide before the change was recorded.

In addition to the above requirements, any request to change the Contract Owner must be signed by the existing Contract Owner and the person designated as the new Contract Owner.  Nationwide may require a signature guarantee.

If the Contract Owner is not a natural person and there is a change of the Annuitant, distributions will be made as if the Contract Owner died at the time of the change, regardless of whether the Contract Owner named a contingent annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract.

Operation of the Contract

Purchase Payment Credits

Purchase Payment Credits (“PPCs”) are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels.

When determining PPCs Nationwide will include the purchase payments in this contract, as well as the purchase payments of any other Nationwide annuity contract issued to an immediate family member made within the 12 months before the purchase of this contract.  Immediate family members include spouses, children, or other family members living within the Contract Owner’s household.  In order to be considered for PPCs, the Contract Owner must notify Nationwide in writing of all Nationwide annuity contracts owned by the Contract Owner or immediate family members.

Each time a Contract Owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

The formula used to determine the amount of the PPC is as follows:

(Cumulative Purchase Payments x PPC%)
–	PPCs Paid to Date
=	PPCs Payable

Cumulative Purchase Payments = the total of all purchase payments applied to the contract, including the current deposit, minus any surrenders.

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PPC% = either 0.0%, 0.5%, or 1.0%, depending on the level of Cumulative Purchase Payments as follows:

If Cumulative Purchase Payments are . . .	Then the PPC% is . . .
$0 - $499,999	0.0% (no PPC is payable)
$500,000 - $999,999	0.5%
$1,000,000 or more	1.0%

PPCs Paid to Date = the total PPCs that Nationwide has already applied to the contract.

PPCs Payable = the PPCs that Nationwide will apply to the contract as a result of the current deposit.

For example, on March 1, Ms. Z makes an initial deposit of $200,000 to her contract.  She does not receive a PPC since her Cumulative Purchase Payments are less than $500,000.

On April 1, Ms. Z applies additional purchase payments of $350,000.  Cumulative Purchase Payments now equal $550,000.  Nationwide will apply PPCs to Ms. Z’s contract equal to $2,750, which is (0.5% x $550,000) - $0.

On May 1, Ms. Z takes a surrender of $150,000.  Cumulative Purchase Payments now equal $400,000.

On June 1, Ms. Z applies additional purchase payments of $500,000.  Cumulative Purchase Payments now equal $900,000.  Nationwide will apply PPCs to Ms. Z’s contract equal to $1,750, which is ($900,000 x 0.5%) - $2,750.  At this point in time, a total of $4,500 in PPCs have been applied to Ms. Z’s contract.

On July 1, Ms. Z applies additional purchase payments of $300,000.  Cumulative Purchase Payments now equal $1,200,000.  Nationwide will apply PPCs to Ms. Z’s contract equal to $7,500, which is ($1,200,000 x 1.0%) - $4,500.  At this point in time, a total of $12,000 in PPCs have been applied to Ms. Z’s contract.

For purposes of all benefits and taxes under these contracts, PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PCCs are applied.

If the Contract Owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract.  In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture all PPCs, but under no circumstances will the amount returned to the Contract Owner be less than the purchase payments made to the contract.  In those states that allow a return of Contract Value, the Contract Owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.
All PPCs are fully vested after the end of the contractual free-look period and are not subject to recapture.

Pricing

Generally, Nationwide prices Accumulation Unit values of the Sub-Accounts on each day that the New York Stock Exchange is open.  (Pricing is the calculation of a new Accumulation Unit value that reflects that day's investment experience.)

Accumulation Units are not priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

•New Year's Day	•Independence Day
•Martin Luther King, Jr. Day	•Labor Day
•Presidents' Day	•Thanksgiving
•Good Friday	•Christmas
•Memorial Day

Nationwide also will not price purchase payments, surrenders or transfers if:

(1)	trading on the New York Stock Exchange is restricted;

(2)	an emergency exists making disposal or valuation of securities held in the Variable Account impracticable; or

(3)	the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist.  If Nationwide is closed on days when the New York Stock Exchange is open, Contract Value may change and Contract Owners will not have access to their accounts.

Application and Allocation of Purchase Payments

Initial Purchase Payments

Initial purchase payments will be priced at the Accumulation Unit value next determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete and are received at Nationwide's home office before the close of the New York Stock Exchange, which generally occurs at 4:00 p.m. Eastern Time.  If the order is received after the close of the New York Stock Exchange, the initial purchase payment will be priced within 2 business days after the next business day.

If an incomplete application is not completed within 5 business days of receipt at Nationwide's home office, the prospective purchaser will be informed of the reason for the delay.  The purchase payment will be returned to the prospective purchaser unless he or she specifically consents to allow Nationwide to hold the purchase payment until the application is completed.

In some states, Nationwide will allocate initial purchase payments to the money market Sub-Account during the free look period.  After the free look period, Nationwide will reallocate the Contract Value among the investment options based on the instructions contained on the application.  In other states, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application.

Subsequent Purchase Payments

Any subsequent purchase payment received at Nationwide's home office (along with all necessary information) before the close of the New York Stock Exchange will be priced at the Accumulation Unit value next determined after receipt of the purchase payment.  If a subsequent purchase payment is received at Nationwide's home office (along with all necessary

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information) after the close of the New York Stock Exchange, it will be priced at the Accumulation Unit value determined on the following Valuation Date.

Allocation of Purchase Payments

Nationwide allocates purchase payments to Sub-Accounts as instructed by the Contract Owner.  Shares of the underlying mutual funds allocated to the Sub-Accounts are purchased at Net Asset Value, then converted into Accumulation Units.

Contract Owners can change allocations or make exchanges among the Sub-Accounts.  However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any Sub-Account.  In the event that Nationwide receives such a request, Nationwide will inform the Contract Owner that the allocation instructions are invalid and that the contract's allocations among the Sub-Accounts prior to the request will remain in effect.  Certain transactions may be subject to conditions imposed by the underlying mutual funds.

Determining the Contract Value

The Contract Value is the sum of:

(1)	the value of amounts allocated to the Sub-Accounts of the Variable Account; and

(2)	amounts allocated to the Fixed Account .

If charges are assessed against the whole Contract Value, Nationwide will deduct a proportionate amount from each Sub-Account and the Fixed Account based on current cash values.

Determining Variable Account Value – Valuing an Accumulation Unit

Sub-Account allocations are accounted for in Accumulation Units.  Accumulation Unit values (for each Sub-Account) are determined by calculating the net investment factor for the underlying mutual funds for the current Valuation Period and multiplying that result with the Accumulation Unit values determined on the previous Valuation Period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a Sub-Account from Valuation Period to Valuation Period.  For each Sub-Account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular Sub-Account invests, including the charges assessed against that Sub-Account for a Valuation Period.

The net investment factor for any particular Sub-Account is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)	is the sum of:

(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and

(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).

(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.

(c)
is a factor representing the daily total Variable Account charges, which may include charges for optional benefits elected by the Contract Owner.  The factor is equal to an annualized rate ranging from 1.30% to 2.10% of the Daily Net Assets of the Variable Account, depending on which optional benefits the Contract Owner elects.

Note: The range shown above reflects only those Variable Account charges that are assessed daily as part of the daily Accumulation Unit calculation.  It does not reflect the cost of other optional benefits that assess charges via the redemption of Accumulation Units ( e.g., the Lifetime Income Options).

Based on the change in the net investment factor, the value of an Accumulation Unit may increase or decrease.  Changes in the net investment factor may not be directly proportional to changes in the Net Asset Value of the underlying mutual fund shares because of the deduction of Variable Account charges.

Though the number of Accumulation Units will not change as a result of investment experience, the value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period.

Determining Fixed Account Value

Nationwide determines the value of the Fixed Account by:

(1)	adding all amounts allocated to the Fixed Account, minus amounts previously transferred or surrendered;

(2)	adding any interest earned on the amounts allocated to the Fixed Account; and

(3)	subtracting charges deducted in accordance with the contract.

Transfer Requests

Contract Owners may submit transfer requests in writing, over the telephone, or via the internet.  Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine.  Nationwide may restrict or withdraw the telephone and/or internet transfer privilege at any time.

Generally, Sub-Account transfers will receive the Accumulation Unit value next computed after the transfer request is received.  However, if a contract that is limited to submitting transfer requests via U.S. mail submits a transfer request via the internet or telephone pursuant to Nationwide's one-day delay policy, the transfer will be executed on the next business day after the exchange request is received by Nationwide (see “Managers of Multiple Contracts”).

Transfer Restrictions

Neither the contracts described in this prospectus nor the underlying mutual funds are designed to support active trading strategies that require frequent movement between or among Sub-Accounts (sometimes referred to as “market-timing” or “short-term trading”).  A Contract Owner who intends to use

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an active trading strategy should consult his/her registered representative and request information on other Nationwide variable annuity contracts that offer underlying mutual funds that are designed specifically to support active trading strategies.

Nationwide discourages (and will take action to deter) short-term trading in this contract because the frequent movement between or among Sub-Accounts may negatively impact other investors in the contract.  Short-term trading can result in:

•	the dilution of the value of the investors’ interests in the underlying mutual fund;

•
underlying mutual fund managers taking actions that negatively impact performance (keeping a larger portion of the underlying mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or

•	increased administrative costs due to frequent purchases and redemptions.

To protect investors in this contract from the negative impact of these practices, Nationwide has implemented, or reserves the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies. Nationwide makes no assurances that all risks associated with short-term trading will be completely eliminated by these process and/or restrictions.

Nationwide cannot guarantee that its attempts to deter active trading strategies will be successful.  If we are unable to deter active trading strategies, the performance of the Sub-Accounts that are actively trade may be adversely impacted.

Redemption Fees

Some underlying mutual funds assess a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of the allocation to the Sub-Account.  The fee is assessed against the amount transferred and is paid to the underlying mutual fund.  Redemption fees compensate the underlying mutual fund for any negative impact on fund performance resulting from short-term trading.  For more information on short-term trading fees, please see the “Short-Term Trading Fees” provision.

U.S. Mail Restrictions

Nationwide monitors transfer activity in order to identify those who may be engaged in harmful trading practices.  Transaction reports are produced and examined.  Generally, a contract may appear on these reports if the Contract Owner (or a third party acting on their behalf) engages in a certain number of “transfer events” in a given period.  A “transfer event” is any transfer, or combination of transfers, occurring on a given trading day (Valuation Period).  For example, if a Contract Owner executes multiple transfers involving 10 underlying mutual funds in one day, this counts as one transfer event.  A single transfer occurring on a given trading day and involving only two underlying mutual funds (or one underlying mutual fund if the transfer is made to or from the Fixed Account) will also count as one transfer event.

As a result of this monitoring process, Nationwide may restrict the method of communication by which transfer orders will be accepted.  In general, Nationwide will adhere to the following guidelines:

Trading Behavior	Nationwide's Response
6 or more transfer events in one calendar quarter
Nationwide will mail a letter to the Contract Owner notifying them that:
(1)they have been identified as engaging in harmful trading practices; and
(2)if their transfer events exceed 11 in 2 consecutive calendar quarters or 20 in one calendar year, the Contract Owner will be limited to submitting transfer requests via U.S. mail on a Nationwide issued form.

More than 11 transfer events in 2 consecutive calendar quarters OR More than 20 transfer events in one calendar year	Nationwide will automatically limit the Contract Owner to submitting transfer requests via U.S. mail on a Nationwide issued form.

Each January 1st, Nationwide will start the monitoring anew, so that each contract starts with 0 transfer events each January 1.  See, however, the “Other Restrictions” provision below.

Managers of Multiple Contracts

Some investment advisers/representatives manage the assets of multiple Nationwide contracts pursuant to trading authority granted or conveyed by multiple Contract Owners.  These multi-contract advisers will generally be required by Nationwide to submit all transfer requests via U.S. mail.

Nationwide may, as an administrative practice, implement a “one-day delay” program for these multi-contract advisers, which they can use in addition to or in lieu of submitting transfer requests via U.S. mail.  The one-day delay option permits multi-contract advisers to continue to submit transfer requests via the internet or telephone.  However, transfer requests submitted by multi-contract advisers via the internet or telephone will not receive the next available Accumulation Unit value.  Rather, they will receive the Accumulation Unit value that is calculated on the following business day.  Transfer requests submitted under the one-day delay program are irrevocable.  Multi-contract advisers will receive advance notice of being subject to the one-day delay program.

Other Restrictions

Contract Owners that are required to submit transfer requests via U.S. mail will be required to use a Nationwide issued form for their transfer request.  Nationwide will refuse transfer requests that either do not use the Nationwide issued form for their transfer request or fail to provide accurate and complete information on their transfer request form.  In the event that a Contract Owner’s transfer request is refused by Nationwide, they will receive notice in writing by U.S. Mail and will be

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required to resubmit their transfer request on a Nationwide issued form.

Nationwide reserves the right to refuse or limit transfer requests, or take any other action it deems necessary, in order to protect Contract Owners, Annuitants, and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some Contract Owners (or third parties acting on their behalf).  In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by Nationwide to constitute harmful trading practices, may be restricted.

Any restrictions that Nationwide implements will be applied consistently and uniformly.

Underlying Mutual Fund Restrictions and Prohibitions

Pursuant to regulations adopted by the SEC, Nationwide is required to enter into written agreements with the underlying mutual funds which allow the underlying mutual funds to:

(1)	request the taxpayer identification number, international taxpayer identification number, or other government issued identifier of any Nationwide Contract Owner;

(2)	request the amounts and dates of any purchase, redemption, transfer or exchange request (“transaction information”); and

(3)
instruct Nationwide to restrict or prohibit further purchases or exchanges by Contract Owners that violate policies established by the underlying mutual fund (whose policies may be more restrictive than Nationwide’s policies).

Nationwide is required to provide such transaction information to the underlying mutual funds upon their request.  In addition, Nationwide is required to restrict or prohibit further purchases or requests to exchange into an underlying mutual fund upon instruction from the underlying mutual fund.  Nationwide and any affected Contract Owner may not have advance notice of such instructions from an underlying mutual fund to restrict or prohibit further purchases or requests to exchange into an underlying mutual fund.  If an underlying mutual fund refuses to accept a purchase or request to exchange into the underlying mutual fund submitted by Nationwide, Nationwide will keep any affected Contract Owner in their current underlying mutual fund allocation.

Transfers Prior to Annuitization

Transfers from the Fixed Account

A Contract Owner may request to transfer allocations from the Fixed Account to the Sub-Accounts only upon reaching the end of a Fixed Account interest rate guarantee period.  Fixed Account transfers must be made within 45 days after the end of the interest rate guarantee period.  The Fixed Account interest rate guarantee period is the period of time that the Fixed Account interest rate is guaranteed to remain the same.

Normally, Nationwide will permit 100% of the maturing Fixed Account allocations to be transferred.  However, Nationwide may limit the amount that can be transferred from the Fixed Account.  Nationwide will determine the amount that may be transferred and will declare this amount at the end of the Fixed Account interest rate guarantee period.  The maximum transferable amount will never be less than 10% of the Fixed Account allocation reaching the end of a Fixed Account interest rate guarantee period.

Contract Owners who use Dollar Cost Averaging may transfer from the Fixed Account under the terms of that program.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the Fixed Account for a period of up to 6 months from the date of the transfer request.

Transfers from the Sub-Accounts

A Contract Owner may request to transfer allocations from the Sub-Accounts to the Fixed Account.  Nationwide reserves the right to limit or refuse transfers to the Fixed Account.

Transfers Among the Sub-Accounts

A Contract Owner may request to transfer allocations among the Sub-Accounts at any time, subject to terms and conditions imposed by this prospectus and the underlying mutual funds.

Transfers After Annuitization

After annuitization, the portion of the Contract Value allocated to fixed annuity payments and the portion of the Contract Value allocated to variable annuity payments may not be changed.

After annuitization, transfers among Sub-Accounts may only be made on the anniversary of the Annuitization Date.

Right to Examine and Cancel

If the Contract Owner elects to cancel the contract, he/she may return it to Nationwide’s home office within a certain period of time known as the “free look” period.  Depending on the state in which the contract was purchased (and, in some states, if the contract is purchased as a replacement for another annuity contract), the free look period may be 10 days or longer.  For ease of administration, Nationwide will honor any free look cancellation that is received at Nationwide’s home office or postmarked within 30 days after the contract issue date.  The contract issue date is the next business day after the initial purchase payment is applied to the contract.

If the Contract Owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the Contract Value or the amount of purchase payment(s) applied during the free look period, less any applicable federal and state income tax withholding.  Otherwise, Nationwide will return the Contract Value, less any applicable federal and state income tax withholding.

Where state law requires the return of purchase payments upon cancellation of the contract during the free look period, Nationwide will allocate initial purchase payments allocated to Sub-Accounts to the money market Sub-Account during the free look period.  Where state law requires the return of

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Contract Value upon cancellation of the contract during the free look period, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application.

Liability of the Variable Account under this provision is limited to the Contract Value in each Sub-Account on the date of revocation.  Any additional amounts refunded to the Contract Owner will be paid by Nationwide.

Surrender (Redemption) Prior to Annuitization

Prior to annuitization and before the Annuitant's death, Contract Owners may generally surrender some or all of their Contract Value.  Surrenders from the contract may be subject to federal income tax and/or a tax penalty.  See “Federal Income Taxes” in “Appendix C: Contract Types and Tax Information.”  Surrender requests must be in writing and Nationwide may require additional information.  When taking a full surrender, the contract must accompany the written request.  Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the Sub-Accounts within 7 days (See “Pricing”).  However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

Nationwide is required by state law to reserve the right to postpone payment of assets in the Fixed Account for a period of up to 6 months from the date of the surrender request.

Partial Surrenders (Partial Redemptions)

If a Contract Owner requests a partial surrender, Nationwide will surrender Accumulation Units from the Sub-Accounts and an amount from the Fixed Account.  The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

Partial surrenders are subject to the CDSC provisions of the contract.  If a CDSC is assessed, the Contract Owner may elect to have the CDSC deducted from either:

(a)	the amount requested; or

(b)	the Contract Value remaining after the Contract Owner has received the amount requested.

If the Contract Owner does not make a specific election, any applicable CDSC will be deducted from the amount requested by the Contract Owner.

The CDSC deducted is a percentage of the amount requested by the Contract Owner.  Amounts deducted for CDSC are not subject to subsequent CDSC.

Partial Surrenders to Pay Investment Advisory Fees

Some Contract Owners utilize an investment advisor(s) to manage their assets, for which the investment advisor assesses a fee.  Investment advisors are not endorsed or affiliated with Nationwide and Nationwide makes no representation as to their qualifications.  The fees for these investment advisory services are specified in the respective account agreements and are separate from and in addition to the contract fees and expenses described in this prospectus.  Some Contract Owners authorize their investment advisor to take a partial surrender(s) from the contract in order to collect investment advisory fees.  Surrenders taken from this contract to pay advisory or investment management fees are subject to the CDSC provisions of the contract and may be subject to income tax and/or tax penalties.

Full Surrenders (Full Redemptions)

Upon full surrender, the Contract Value may be more or less than the total of all purchase payments made to the contract.  The Contract Value will reflect:

•	Variable Account charges;

•	underlying mutual fund charges;

•
a $30 Contract Maintenance Charge (this charge will be waived upon full surrender if the Contract Value is equal to or greater than $50,000 at the time of the full surrender or on any Contract Anniversary prior to the full surrender);

•	the investment performance of the underlying mutual funds;

•	amounts allocated to the Fixed Account and any interest credited; and

•	Purchase Payment Credits (if applicable).

F ull surrenders are subject to the CDSC provisions of the contract, where permitted by state law.  The CDSC-free withdrawal privilege does not apply to full surrenders of the contract.  For purposes of the CDSC free withdrawal privilege, a full surrender is:

•	multiple surrenders taken within a Contract Year that deplete the entire Contract Value; or

•	any single net surrender of 90% or more of the Contract Value.

Surrender (Redemption) After Annuitization

After the Annuitization Date, surrenders other than regularly scheduled annuity payments are not permitted.

Assignment

Contract rights are personal to the Contract Owner and may not be assigned without Nationwide's written consent.  Nationwide reserves the right to refuse to recognize assignments that alter the nature of the risks that Nationwide assumed when it originally issued the contract.

A Non-Qualified Contract Owner may assign some or all rights under the contract.  An assignment must occur before annuitization while the Annuitant is alive.  Once proper notice of assignment is recorded by Nationwide's home office, the assignment will become effective.

Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, and Simple IRAs may not be assigned, pledged or otherwise transferred except where allowed by law.

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Nationwide is not responsible for the validity or tax consequences of any assignment.  Nationwide is not liable for any payment or settlement made before the assignment is recorded.  Assignments will not be recorded until Nationwide receives sufficient direction from the Contract Owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned.  Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire Contract Value may cause the portion of the Contract Value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

Contract Owner Services

Asset Rebalancing

Asset Rebalancing is the automatic reallocation of Contract Values to the Sub-Accounts on a predetermined percentage basis.  Asset Rebalancing is not available for assets held in the Fixed Account.  Requests for Asset Rebalancing must be on a Nationwide form.  Once Asset Rebalancing is elected, it will only be terminated upon specific instruction from the Contract Owner; manual transfers will not automatically terminate the program.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide.  If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day.  Each Asset Rebalancing reallocation is considered a transfer event.

Contract Owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs.

Dollar Cost Averaging

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time.  It involves the automatic transfer of a specified amount from the Fixed Account and/or certain Sub-Accounts into other Sub-Accounts.  Nationwide does not guarantee that this program will result in profit or protect Contract Owners from loss.

Contract Owners direct Nationwide to automatically transfer specified amounts from the Fixed Account and the:

Fidelity Variable Insurance Products Fund
•	VIP Investment Grade Bond Portfolio: Service Class 2
Neuberger Berman Advisers Management Trust
•	AMT Short Duration Bond Portfolio: I Class
Nationwide Variable Insurance Trust
•	NVIT Government Bond Fund: Class I
•	NVIT Investor Destinations Funds: Class II
➢	NVIT Investor Destinations Conservative Fund: Class II
•	NVIT Money Market Fund: Class I

to any other underlying mutual fund(s).  Dollar Cost Averaging transfers may not be directed to the Fixed Account.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will process transfers until either the value in the originating investment option is exhausted, or the Contract Owner instructs Nationwide in writing to stop the transfers.

Transfers from the Fixed Account must be equal to or less than 1/30th of the Fixed Account value at the time the program is requested.  Contract Owners that wish to utilize Dollar Cost Averaging from the Fixed Account should first inquire whether any Enhanced Fixed Account Dollar Cost Averaging programs are available.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the Fixed Account for a period of up to 6 months from the date of the transfer request.

Enhanced Fixed Account Dollar Cost Averaging

Nationwide may, periodically, offer Enhanced Fixed Account Dollar Cost Averaging programs.  Only new purchase payments to the contract are eligible for Enhanced Fixed Account Dollar Cost Averaging.

Enhanced Fixed Account Dollar Cost Averaging involves the automatic transfer of a specific amount from the Fixed Account into the Sub-Accounts.  Enhanced Fixed Account Dollar Cost Averaging transfers may not be directed to the Fixed Account.  Amounts allocated to the Fixed Account as part of an Enhanced Fixed Account Dollar Cost Averaging program earn a higher rate of interest than other assets allocated to the Fixed Account.  Each enhanced interest rate is guaranteed for as long as the corresponding program is in effect.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Enhanced Fixed Account Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will process transfers until either amounts allocated to the Fixed Account as part of an Enhanced Fixed Account Dollar Cost Averaging program are exhausted or the Contract Owner instructs Nationwide in writing to stop the transfers.  For Enhanced Fixed Account Dollar Cost Averaging, when a Contract Owner instructs Nationwide to stop the transfers, Nationwide will automatically transfer any amount remaining in the Fixed Account as part of the program to the money market Sub-Account.

Nationwide reserves the right to stop establishing new Enhanced Fixed Account Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the Fixed Account, including

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transfers as part of an Enhanced Fixed Account Dollar Cost Averaging program, for a period of up to 6 months from the date of the transfer request.

Dollar Cost Averaging for Living Benefits

Nationwide may periodically offer Dollar Cost Averaging programs with the Lifetime Income Option s referred to as “Dollar Cost Averaging for Living Benefits.”  Dollar Cost Averaging for Living Benefits involves the automatic transfer of a specific amount from the Fixed Account into another Sub-Account(s).  With this service, the Contract Owner benefits from the ability to invest in the Sub-Account over a period of time, thereby smoothing out the effects of market volatility.

Only new purchase payments to the contract are eligible for Dollar Cost Averaging for Living Benefits.  Nationwide reserves the right to require a minimum balance to establish this program.  Additionally, only those Sub-Accounts available for the elected Lifetime Income Option are available for use in Dollar Cost Averaging for Living Benefits -- transfers may not be directed to the Fixed Account or to any investment option that is unavailable with the respective Lifetime Income O ption.  Please refer to the “ Income Benefit Investment Options ” chart earlier in this prospectus for the investment options available for each Lifetime Income Option .

Once a Dollar Cost Averaging for Living Benefits program has begun, no transfers among or between Sub-Accounts is permitted until the Dollar Cost Averaging for Living Benefits program is completed or terminated.  The interest rate credited on amounts applied to the Fixed Account as part of Dollar Cost Averaging for Living Benefits programs may vary depending on the Lifetime Income Option elected.

Fixed Account Interest Out Dollar Cost Averaging

Nationwide may, periodically, offer Fixed Account Interest Out Dollar Cost Averaging programs.  Fixed Account Interest Out Dollar Cost Averaging involves the automatic transfer of the interest earned on Fixed Account allocations into any other Sub-Accounts.  Fixed Account Interest Out Dollar Cost Averaging transfers may not be directed to the Fixed Account.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Fixed Account Interest Out Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will continue to process transfers until the Contract Owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Fixed Account Interest Out Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the Fixed Account for a period of up to 6 months from the date of the transfer request.

Systematic Withdrawals

Systematic Withdrawals allow Contract Owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis.  Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the Sub-Accounts and the Fixed Account proportionately unless Nationwide is instructed otherwise.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the Contract Owner.  The Internal Revenue Service may impose a 10% penalty tax if the Contract Owner is under age 59½ unless the Contract Owner has made an irrevocable election of distributions of substantially equal payments.

A CDSC may apply to amounts taken through systematic withdrawals.  If the Contract Owner takes Systematic Withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greatest of:

(1)	10% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC;

(2)	an amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code; or

(3)	a percentage of the Contract Value based on the Contract Owner's age, as shown in the table below:

Contract Owner's Age	Percentage of Contract Value
Under age 59½	5%
59½ through age 61	7%
62 through age 64	8%
65 through age 74	10%
75 and over	13%

The Contract Owner's age is determined as of the date the request for Systematic Withdrawals is recorded by Nationwide's home office.  For joint owners, the older joint owner's age will be used.

If total amounts withdrawn in any Contract Year exceed the CDSC-free amount described above, those amounts will only be eligible for the CDSC-free withdrawal privilege described in the CDSC provision.  The total amount of CDSC for that Contract Year will be determined in accordance with that provision.

The CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative.  Free amounts not taken during any Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs.  Systematic Withdrawals are not available before the end of the ten-day free-look period.

Custom Portfolio Asset Rebalancing Service

For Contract Owners that have elected a Lifetime Income Option, Nationwide makes available the Custom Portfolio Asset Rebalancing Service (“Custom Portfolio”) at no extra charge.  Custom Portfolio is an asset allocation program that Contract Owners can use to build their own customized portfolio of investments, subject to certain limitations.  Asset allocation is the process of investing in different asset classes

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(such as equity funds, fixed income funds, and money market funds) and may reduce the risk and volatility of investing. There are no guarantees that Custom Portfolio will result in a profit or protect against loss in a declining market.

Each model is comprised of different percentages of standardized asset categories designed to meet different investment goals, risk tolerances, and investment time horizons. The Contract Owner selects their model, then selects the specific underlying mutual funds (also classified according to standardized asset categories) and investment percentages within the model’s parameters, enabling the Contract Owner to create their own unique “Custom Portfolio.”  Only one “Custom Portfolio” may be created and in effect at a time and the entire Variable Account Contract Value must participate in the model.

Note: Contract Owners should consult with a qualified investment advisor regarding the use of Custom Portfolio and to determine which model is appropriate for them.

Once the Contract Owner creates their “Custom Portfolio,” that Contract Owner’s model is static.  This means that the percentage allocated to each underlying mutual fund will not change over time, except for quarterly rebalancing, as described below.  Note: allocation percentages within a particular model may subsequently change, but any such changes will not apply to existing model participants; the changes will only apply to participants that elect the model after the change implementation date.

To participate in Custom Portfolio, eligible Contract Owners must submit the proper administrative form to Nationwide’s home office.  While Custom Portfolio is elected, Contract Owners cannot participate in Asset Rebalancing.

Asset Allocation Models available with Custom Portfolio

The following models are available with Custom Portfolio:
Conservative:	Designed for Contract Owners that are willing to accept very little risk but still want to see a small amount of growth.
Moderately Conservative:	Designed for Contract Owners that are willing to accept some market volatility in exchange for greater potential income and growth.
Balanced:	Designed for Contract Owners that are willing to accept some market volatility in exchange for potential long-term returns.
Moderate:	Designed for Contract Owners that are willing to accept some short-term price fluctuations in exchange for potential long-term returns.
Capital Appreciation:	Designed for Contract Owners that are willing to accept more short-term price fluctuations in exchange for potential long-term returns.

The specific underlying mutual funds available to comprise the equity and fixed income components of the models are contained in the election form, which is provided to Contract Owners at the time Custom Portfolio is elected.  At that time, Contract Owners elect their model and the specific underlying mutual funds and percentages that will comprise their “Custom Portfolio.”

Quarterly Rebalancing

At the end of each calendar quarter, Nationwide will reallocate the Variable Account Contract Value so that the percentages allocated to each underlying mutual fund match the most recently provided percentages provided by the Contract Owner.  If the end of a calendar quarter is a Saturday, Sunday, recognized holiday, or any other day that the New York Stock Exchange is closed, the quarterly rebalancing will occur on the next business day.  Rebalancing will be priced using the unit value determined on the last Valuation Date of the calendar quarter.  Each quarterly rebalancing is considered a transfer event.  However, quarterly rebalancing transfers within your Custom Portfolio are not subject to Short-Term Trading Fees.

Changing Models or Underlying Mutual Fund Allocations

Contract Owners who have elected a Lifetime Income Option may change the underlying mutual fund allocations within their elected model, percentages within their elected model and/or may change models and create a new “Custom Portfolio” within that new model.  To implement one of these changes, Contract Owners must submit new allocation instructions to Nationwide’s home office in writing on Nationwide’s administrative form.  Any model and percentage changes will be subject to Short-Term Trading Fees and will count as a transfer event, as described in the “Transfer Restrictions” provision.

Nationwide reserves the right to limit the number of model changes a Contract Owner can make each year.

Terminating Participation in Custom Portfolio

Contract Owners can terminate participation in Custom Portfolio by submitting a written request to Nationwide’s home office.  In order for the termination to be effective, the termination request must contain valid reallocation instructions that are in accordance with the terms and conditions of the elected Lifetime Income Option.  Termination is effective on the date the termination request is received at Nationwide’s home office in good order.

Death Benefits

Death of Contract Owner

If a Contract Owner (including a joint owner) who is not the Annuitant dies before the Annuitization Date, no death benefit is payable and the surviving joint owner becomes the Contract Owner.

If no joint owner is named, the contingent owner becomes the Contract Owner.

If no contingent owner is named, the beneficiary becomes the Contract Owner.

If no beneficiary survives the Contract Owner, the last surviving Contract Owner's estate becomes the Contract Owner.

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Distributions will be made pursuant to the “Required Distributions for Non-Qualified Contracts” in “Appendix C: Contract Types and Tax Information.”

Death of Annuitant

If the Annuitant who is not a Contract Owner dies before the Annuitization Date, the contingent annuitant becomes the Annuitant and no death benefit is payable.  If no contingent annuitant is named, a death benefit is payable to the beneficiary.  Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the Annuitant, the contingent beneficiary receives the death benefit.  Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries or contingent beneficiaries survive the Annuitant, the Contract Owner or the last surviving Contract Owner’s estate will receive the death benefit.

If the Contract Owner is a Charitable Remainder Trust and the Annuitant dies before the Annuitization Date, the death benefit will accrue to the Charitable Remainder Trust.  Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death of Contract Owner/Annuitant

If a Contract Owner (including a joint owner) who is also the Annuitant dies before the Annuitization Date, a death benefit is payable to the surviving joint owner.

If there is no surviving joint owner, the death benefit is payable to the beneficiary.  Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the Contract Owner/Annuitant, the contingent beneficiary receives the death benefit.  Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the Contract Owner/Annuitant, the last surviving Contract Owner's estate will receive the death benefit.

If the Contract Owner/Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death Benefit Payment

The recipient of the death benefit may elect to receive the death benefit:

(1)	in a lump sum;

(2)	as an annuity (please see the “Annuity Payment Options” section for additional information); or

(3)	in any other manner permitted by law and approved by Nationwide.

Nationwide will pay (or will begin to pay) the death benefit upon receiving proof of death and the instructions as to the payment of the death benefit.  If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum.  Contract Value will continue to be allocated according to the most recent allocation instructions until the death benefit is paid.

If the contract has multiple beneficiaries entitled to receive a portion of the death benefit, the Contract Value will continue to be allocated according to the most recent allocation instructions until the first beneficiary provides Nationwide with instructions for payment of death benefit proceeds.  After the first beneficiary provides these instructions, the Contract Value for all beneficiaries will be allocated to the available money market Sub-Account until instructions are received from the beneficiary(ies) to allocate their Contract Value in another manner.

Death Benefit Calculations

An applicant may elect either the standard death benefit or an available death benefit option that is offered under the contract for an additional charge.  If no election is made at the time of application, the death benefit will be the standard death benefit.

The value of each component of the applicable death benefit calculation will be determined as of the date of the Annuitant's death, except for the Contract Value component, which will be determined as of the date Nationwide receives:

(1)	proper proof of the Annuitant’s death;

(2)	an election specifying the distribution method; and

(3)	any state required form(s).

Nationwide reserves the right to refuse purchase payments in excess of $1,000,000 (see “Synopsis of the Contracts”). If you do not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply to your contract.

Standard Death Benefit

If the Annuitant dies before the Annuitization Date, the standard death benefit will be the greater of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit; or

(2)	the total of all purchase payments, less an adjustment for amounts surrendered.

The adjustment for amounts surrendered will reduce item (2) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

The standard death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse

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One-Year Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.20% of the Daily Net Assets of the Variable Account, an applicant can elect the One-Year Enhanced Death Benefit Option at the time of application.  The One-Year Enhanced Death Benefit Option is only available for contracts with Annuitants age 80 or younger at the time of application.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest Contract Value on any Contract Anniversary prior to the Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant's death, the death benefit will be the greater of (1) or (2) above.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A = the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest Contract Value on any Contract Anniversary prior to the Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B = the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit; and

F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000.  In no event will the beneficiary receive less than the Contract Value.

The One-Year Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

One-Month Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.35% of the Daily Net Assets of the Variable Account, an applicant can elect the One-Month Enhanced Death Benefit Option at the time of application.  The One-Month Enhanced Death Benefit Option is only available for contracts with Annuitants age 75 or younger at the time of application.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest Contract Value on any Monthly Contract Anniversary prior to the Annuitant’s 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Monthly Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant’s death, the death benefit will be the greater of (1) or (2) above.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A = the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

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(3)
the highest Contract Value on any Monthly Contract Anniversary prior to the Annuitant’s 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Monthly Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant’s death, the calculation for A above will be the greater of (1) or (2) above.

B = the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit; and

F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000.  In no event will the beneficiary receive less than the Contract Value.

The One-Month Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

Combination Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.45% of the Daily Net Assets of the Variable Account, an applicant can elect the Combination Enhanced Death Benefit Option at the time of application.  The Combination Enhanced Death Benefit Option is only available for contracts with Annuitants age 75 or younger at the time of application.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered;

(3)
the highest Contract Value on any Contract Anniversary before the Annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary; or

(4)	the 5% interest anniversary value.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant's death, the death benefit will be the greater of (1) or (2) above.

The 5% interest anniversary value is equal to purchase payments, accumulated at 5% annual compound interest until the last Contract Anniversary prior to the Annuitant's 81st birthday, proportionately adjusted for amounts surrendered.  The adjustment for amounts surrendered will reduce the accumulated value as of the most recent Contract Anniversary prior to each partial surrender in the same proportion that the Contract Value was reduced on the date of the partial surrender.  Such total accumulated amount, after the surrender adjustment, shall not exceed 200% of purchase payments adjusted for amounts surrendered.

For example, assume Joe purchases a contract in 2008 for $100,000.  In the year 2021, his contract stands as follows:

Total purchase payments:	$100,000
Contract Value:	$120,000
Highest anniversary Contract Value:	$125,000
5% interest anniversary value:	$197,933

If Joe dies in 2021, his death benefit would be $197,933.

However if he dies the next year, his death benefit would be $200,000 instead of $207,829 (calculation: 105% X $197,933) since the 5% interest anniversary value is limited to 200% of his initial purchase payment of $100,000.

Following is an example of how a surrender would impact the death benefit calculation.  In the year 2015, his contract stands as follows:

Total purchase payments:	$100,000
Contract Value:	$120,000
Highest anniversary Contract Value:	$120,000
5% interest anniversary value:	$155,133

In 2016, Joe takes a partial surrender of $60,000.  After his surrender, the highest Contract Anniversary value is $60,000 (calculation: $120,000 -– $60,000) and the 5% interest anniversary value is $77,566 (calculation: ($60,000/$120,000) x $155,133).  After the date of the withdrawal, the 5% interest anniversary value is limited to $80,000 (calculation: 200% ($100,000 - $60,000).

If, after the first Contract Anniversary, the Fixed Account allocation becomes greater than 30% of the Contract Value solely due to the application of additional purchase payments, additional surrenders, or transfers among investment options, then for purposes of calculating the 5% interest anniversary value, 0% will accrue for that year.  If, however, the 30% threshold is reached due to a combination of market performance and Contract Owner actions, and would not have been reached but for the market performance, interest will continue to accrue at 5%.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

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(A x F) + B(1 - F), where

A = the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered;

(3)
the highest Contract Value on any Contract Anniversary before the Annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary; or

(4)	the 5% interest anniversary value.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B = the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit; and

F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 that for purchase payments up to $3,000,000.  In no event will the beneficiary receive less than the Contract Value.

The Combination Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

Spousal Protection Feature

The standard death benefit and all of the death benefit options include a Spousal Protection Feature at no additional charge.  The Spousal Protection Feature is not available for contracts issued as Charitable Remainder Trusts.  The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse, provided the conditions described below are satisfied:

(1)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.  For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner;

(2)	The spouses must be Co-Annuitants;

(3)	(a) Both spouses must be age 85 or younger at the time the contract is issued for the standard death benefit;

(b) Both spouses must be age 80 or younger at the time the contract is issued for the One-Year Enhanced Death Benefit Option;

(c) Both spouses must be age 75 or younger at the time the contract is issued for the Combination Enhanced Death Benefit Option or the One-Month Enhanced Death Benefit Option;

(4)	Both spouses must be named as beneficiaries;

(5)	No person other than the spouse may be named as Contract Owner, Annuitant or primary beneficiary;

(6)
If both spouses are alive upon annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the Contract Owner); and

(7)
If the Contract Owner requests to add a Co-Annuitant after contract issuance, the date of marriage must be after the contract issue date and Nationwide will require the Contract Owner to provide a copy of the marriage certificate.  The new Co-Annuitant must meet the age requirement of the respective death benefit option on the date the Co-Annuitant is added.

If a Co-Annuitant dies before the Annuitization Date, the surviving spouse may continue the contract as its sole Contract Owner.  Additionally, if the death benefit value is higher than the Contract Value at the time of the first Co-Annuitant’s death, Nationwide will adjust the Contract Value to equal the death benefit value.  The surviving Co-Annuitant may then name a new beneficiary but may not name another Co-Annuitant.

If the marriage terminates due to the death of a spouse, divorce, dissolution, or annulment, the surviving spouse may not elect the Spousal Protection Option to cover a subsequent spouse.

Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the CDSC provisions of the contract.

Annuity Commencement Date

The Annuity Commencement Date is the date on which annuity payments are scheduled to begin.  Generally, the Contract Owner designates the Annuity Commencement Date at the time of application.  If no Annuity Commencement Date is designated at the time of application, Nationwide will establish the Annuity Commencement Date as the date the Annuitant reaches age 90 for Non-Qualified Contracts and the date the Contract Owner reaches age 70½ for all other contract types.

The Contract Owner may change the Annuity Commencement Date before annuitization.  This change must be in writing and approved by Nationwide.  The Annuity Commencement Date

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may not be later than the first day of the first calendar month after the Annuitant's 90th birthday (or the 90th birthday of the oldest Annuitant if there are joint annuitants) unless approved by Nationwide.

Annuity Commencement Date and Lifetime Income Option

If the Contract Owner elected a Lifetime Income Option, Nationwide will, approximately three months before the Annuity Commencement Date, notify the Contract Owner of the impending Annuity Commencement Date and give the Contract Owner the opportunity to defer the Annuity Commencement Date in order to preserve the benefit associated with the Lifetime Income Option.  Deferring the Annuity Commencement Date may have negative tax consequences.  See “Required Distributions for IRAs, SEP IRAs, Simple IRAs and Roth IRAs” in “Appendix C: Contract Types and Tax Information,” and the “ 10% Lifetime Income Option” and the “5% Lifetime Income Option” provisions in this prospectus.  Consult a qualified tax advisor.

Annuitizing the Contract

Annuitization Date

The Annuitization Date is the date that annuity payments begin.  Annuity payments will not begin until the Contract Owner affirmatively elects to begin annuity payments.  If the Contract Owner has elected a Lifetime Income Option, an election to begin annuity payments will terminate all benefits, conditions, guarantees, and charges associated with the Lifetime Income Option.

The Annuitization Date will be the first day of a calendar month unless otherwise agreed.  The Annuitization Date must be at least 2 years after the contract is issued, but may not be later than either:

•	the age (or date) specified in your contract; or

•	the age (or date) specified by state law, where applicable.

On the Annuitization Date, the Annuitant becomes the Contract Owner unless the Contract Owner is a Charitable Remainder Trust.

The Internal Revenue Code may require that distributions be made prior to the Annuitization Dates specified above see “Required Distributions” in “Appendix C: Contract Types and Tax Information.”

Annuitization

Annuitization is the period during which annuity payments are received.  It is irrevocable once payments have begun.  Upon arrival of the Annuitization Date, the Annuitant must choose:

(1)	an annuity payment option; and

(2)	either a fixed payment annuity, variable payment annuity, or an available combination.

Any allocations in the Fixed Account that are to be annuitized as a variable payment annuity must be moved to the Variable Account prior to the Annuitization Date.  There are no restrictions on Fixed Account transfers made in anticipation of annuitization.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization.  Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the Contract Owner.

Fixed Annuity Payments

Fixed annuity payments provide for level annuity payments.  Premium taxes are deducted prior to determining fixed annuity payments.  The fixed annuity payments will remain level unless the annuity payment option provides otherwise.

Variable Annuity Payments

Variable annuity payments will vary depending on the performance of the underlying mutual funds selected.  The underlying mutual funds available during annuitization are those underlying mutual funds shown in “Appendix A : Underlying Mutual Funds .”  The Static A sset A llocation Model is not available after annuitization.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

•	the portion of purchase payments allocated to provide variable annuity payments;

•	the Variable Account value on the Annuitization Date;

•	the adjusted age and sex of the Annuitant (and joint annuitant, if any) in accordance with the contract;

•	the annuity payment option elected;

•	the frequency of annuity payments;

•	the Annuitization Date;

•	the assumed investment return (the net investment return required to maintain level variable annuity payments);

•	the deduction of applicable premium taxes; and

•	the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the underlying mutual funds chosen by the Contract Owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular Sub-Account divided by the Annuity Unit value for that Sub-Account as of the Annuitization Date.  This establishes the number of Annuity Units provided by each Sub-Account for each variable annuity payment after the first.

The number of Annuity Units comprising each variable annuity payment, on a Sub-Account basis, will remain constant, unless the Contract Owner transfers value from one

39

underlying mutual fund to another.  After annuitization, transfers among Sub-Accounts may only be made on the anniversary of the Annuitization Date.

The number of Annuity Units for each Sub-Account is multiplied by the Annuity Unit value for that Sub-Account for the Valuation Period for which the payment is due.  The sum of these results for all the Sub-Accounts in which the Contract Owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected underlying mutual funds is greater or lesser than the assumed investment return.

Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments.  Nationwide uses a 3.5% assumed investment return factor.  Therefore, if the net investment performance of each Sub-Account in which the Contract Owner invests exactly equals 3.5% for every payment period, then each payment will be the same amount.  To the extent that investment performance is not equal to 3.5% for given payment periods, the amount of the payments in those periods will not be the same.  Payments will increase from one payment date to the next if the annualized net rate of return is greater than 3.5% during that time.  Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than 3.5% during that time.

Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Unit

Annuity Unit values for Sub-Accounts are determined by:

(1)
multiplying the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period by the net investment factor for the Sub-Account for the subsequent Valuation Period (see “Determining the Contract Value – Determining Variable Account Value – Valuing an Accumulation Unit”); and then

(2)	multiplying the result from (1) by a factor to neutralize the assumed investment return factor.

Frequency and Amount of Annuity Payments

Annuity payments are based on the annuity payment option elected.

If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $100.  The payment frequency will be changed to an interval that will result in payments of at least $100.

Annuity payments will generally be sent within 3 days after each annuity payment date and received by the Annuitant within 7 to 10 days there after.

Annuity Payment Options

The Annuitant must elect an annuity payment option before the Annuitization Date.  If the Annuitant does not elect an annuity payment option, a variable payment life annuity with a guarantee period of 240 months will be assumed as the automatic form of payment upon annuitization.  Once elected or assumed, the annuity payment option may not be changed.

Not all of the annuity payment options may be available in all states.  Additionally, the annuity payment options available may be limited based on the Annuitant's age (and the joint annuitant's age, if applicable) or requirements under the Internal Revenue Code.

Nationwide reserves the right to refuse purchase payments in excess of $1,000,000 (see “Synopsis of the Contracts”). If you do not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply to your contract.  If you are permitted to submit purchase payments in excess of $1,000,000, additional restrictions apply, as follows.

Annuity Payment Options for Contracts with Total Purchase Payments Less Than or Equal to $2,000,000

If, at the Annuitization Date, the total of all purchase payments made to the contract is less than or equal to $2,000,000, the annuity payment options available are:

•	Single Life;

•	Standard Joint and Survivor; and

•	Single Life with a 10 or 20 Year Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the Annuitant.

Payments will cease with the last payment before the Annuitant's death.  For example, if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one payment.  The Annuitant will only receive two annuity payments if he or she dies before the third payment date, and so on.  No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Standard Joint and Survivor

The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the Annuitant and joint annuitant.  After the death of either the Annuitant or joint annuitant, payments will continue for the life of the survivor.

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Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and joint annuitant.  As is the case of the Single Life annuity payment option, there is no guaranteed number of payments.  Therefore, it is possible that if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one annuity payment.  No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the Annuitant's lifetime or for the term selected, whichever is longer.  The term may be either 10 or 20 years.

If the Annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Annuity payment options not set forth in this provision may be available.  Any annuity payment option not set forth in this provision must be approved by Nationwide.

Annuity Payment Options for Contracts with Total Purchase Payments Greater Than $2,000,000

If, at the Annuitization Date, the total of all purchase payments made to the contract is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

(1)	a Fixed Life Annuity with a 20 Year Term Certain; or

(2)	a Fixed Life Annuity with a Term Certain to Age 95.

Annuitization of Amounts Greater than $5,000,000

Additionally, we may limit the amount that may be annuitized on a single life to $5,000,000.  If the total amount to be annuitized is greater than $5,000,000, the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial surrender from the contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.

Statements and Reports

Nationwide will mail Contract Owners statements and reports.  Therefore, Contract Owners should promptly notify Nationwide of any address change.

These mailings will contain:

•	statements showing the contract's quarterly activity;

•
confirmation statements showing transactions that affect the contract's value.  Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs).  Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and

•	semi-annual and annual reports of allocated underlying mutual funds.

Contract Owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide’s eDelivery program.  Nationwide will notify Contract Owners by email when important documents (statements, prospectuses and other documents) are ready for a Contract Owner to view, print, or download from Nationwide’s secure server.  To choose this option, go to:

www.nationwide.com/login.

Contract Owners should review statements and confirmations carefully.  All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract.  Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements and semi-annual and annual reports are required to be mailed to multiple Contract Owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the Contract Owner(s).  Household delivery will continue for the life of the contracts.  Please call 1-866-223-0303 to resume regular delivery.  Please allow 30 days for regular delivery to resume.

Legal Proceedings

Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), which refers to Nationwide Life Insurance Company of America (NLICA), Nationwide Life and Annuity Company of America (NLACA) and subsidiaries, including the affiliated distribution network. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.

The Company is a party to litigation and arbitration proceedings in the ordinary course of its business. It is often not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable

41

ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company does not believe, based on information currently known by management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on the Company’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on the Company’s consolidated financial position or results of operations in a particular period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than the Company.

The financial services industry, including mutual fund, variable annuity, retirement plan, life insurance and distribution companies, has also been the subject of increasing scrutiny on a broad range of issues by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the Financial Industry Regulatory Authority and the New York State Attorney General, have commenced industry-wide investigations on such issues as late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. The Company has responded to information requests and/or subpoenas from the SEC in 2003 and the New York State Attorney General in 2005 in connection with investigations regarding market timing in certain mutual funds offered in insurance products sponsored by the Company. The Company is not aware of any further action on these matters.

In addition, state and federal regulators and other governmental bodies have commenced investigations, proceedings or inquiries relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, funding agreements issued to back Medium Term Notes (MTN) programs, recordkeeping and retention compliance by broker/dealers, and supervision of former registered representatives. Related investigations, proceedings or inquiries may be commenced in the future. The Company and/or its affiliates have been contacted by, self reported or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to certain of these investigations, including those relating to compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, and funding agreements backing the NLIC MTN program. The Company is cooperating with regulators in connection with these inquiries and will cooperate with Nationwide Mutual Insurance Company (NMIC) in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

A promotional and marketing arrangement associated with the Company’s offering of a retirement plan product and related services in Alabama is under investigation by the Alabama Attorney General, which assumed the investigation from the Alabama Securities Commission. The Company currently expects that any damages paid to settle this matter will not have a material adverse impact on its consolidated financial position. It is not possible to predict what effect, if any, the outcome of this investigation may have on the Company's retirement plan operations with respect to promotional and marketing arrangements in general in the future.

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including mutual fund, retirement plan, life insurance and annuity companies. These proceedings also could affect the outcome of one or more of the Company’s litigation matters. There can be no assurance that any such litigation or regulatory actions will not have a material adverse effect on the Company’s consolidated financial position or results of operations in the future.

On September 10, 2009, Nationwide Retirement Solutions, Inc. (NRS) was named in a lawsuit filed in the Circuit Court for Montgomery County, Alabama entitled Twanna Brown, Individually and on behalf of all other persons in Alabama who are similarly situated, v Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc., Edwin “Mac” McArthur, Steve Walkley, Glenn Parker, Ulysses Lavender, Diana McLain, Randy Hebson, and Robert Wagstaff; and Unknown Defendants A-Z. The complaint, in Count One, alleges that beginning in the year 2000, the defendants, including NRS, were participants in a Civil Conspiracy. In Count One, the plaintiff seeks to recover actual damages and such punitive damages as the jury may find to be appropriate. In Counts Two and Three, although NRS is not named, it is alleged that the remaining defendants breached their fiduciary duty and seeks declaratory and injunctive relief with respect to the alleged breaches of fiduciary duty. Plaintiff seeks to recover actual damages, forfeiture of all other payments and/or salaries found by the jury to be the fruit of

42

such other payments, punitive damages, costs and attorney’s fees and a finding that the individual defendants have breached their fiduciary duties and by a permanent injunction removing them from their respective offices in the Alabama State Employees Association (ASEA) and PEBCO. Also on September 10, 2009, a similar lawsuit was filed by the same plaintiff as a Complaint in Intervention in a case already pending in the Circuit Court for Montgomery County, captioned Nationwide Retirement Solutions, Inc. v. Alabama State Personnel Board, PEBCO, Inc., and Alabama State Employees Association. In the Complaint in Intervention, Plaintiff added Edwin J. “Mac” McArthur, Steve Walkley, Glenn Parker, Ulysses Lavender, Diana McLain, Randy Hebson and Robert Wagstaff as Third-Party/Crossclaim Defendants. The Company intends to defend these cases vigorously.

NFS, NMIC, Nationwide Mutual Fire Insurance Company (NMFIC), Nationwide Corporation and the directors of NFS have been named as defendants in several class actions brought by NFS shareholders. These lawsuits arose following the announcement of the joint offer by NMIC, NMFIC and Nationwide Corporation to acquire all of the outstanding shares of NFS’ Class A common stock. The defendants deny any and all allegations of wrongdoing and have defended these lawsuits vigorously. On August 6, 2008, NFS and NMIC, NMFIC and Nationwide Corporation announced that they had entered into a definitive agreement for the acquisition of all of the outstanding shares of NFS’ Class A common stock for $52.25 per share by Nationwide Corporation, subject to the satisfaction of specific closing conditions. Simultaneously, the plaintiffs and defendants entered into a memorandum of understanding for the settlement of these lawsuits. The memorandum of understanding provides, among other things, for the settlement of the lawsuits and release of the defendants and, in exchange for the release and without admitting any wrongdoing, defendant NMIC shall acknowledge that the pending lawsuits were a factor, among others, that led it to offer an increased share price in the transaction. NMIC shall agree to pay plaintiffs’ attorneys’ fees and the costs of notifying the class members of the settlement. The memorandum of understanding is conditioned upon court approval of the proposed settlement. The court held the fairness hearing for approval of the proposed settlement on June 23, 2009. The court approved the class settlement, certified the class, awarded attorneys’ fees and costs, and dismissed the case on August 19, 2009.

On November 20, 2007, NLIC and NRS were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z . On December 2, 2008, the plaintiffs filed an amended complaint. The plaintiffs claim to represent a class of all participants in the ASEA Plan, excluding members of the Deferred Compensation Committee, members of the Board of Control, ASEA's directors, officers and board members, and PEBCO’s directors, officers and board members. The class period is from November 20, 2001, to the date of trial. In the amended class action complaint, the laintiffs allege breach of fiduciary duty, wantonness and breach of contract. The amended class action complaint seeks a declaratory judgment, an injunction, an appointment of an independent fiduciary to protect Plan participants, disgorgement of amounts paid, reformation of Plan documents, compensatory damages and punitive damages, plus interest, attorneys' fees and costs and such other equitable and legal relief to which plaintiffs and class members may be entitled. Also, on December 2, 2008, the plaintiffs filed a motion for preliminary injunction seeking an order requiring periodic payments made by NRS and/or NLIC to ASEA or PEBCO to be held in a trust account for the benefit of Plan participants. This motion was denied on April 25, 2009.  On December 4, 2008, the Alabama State Personnel Board and the State of Alabama by, and through the State Personnel Board, filed a motion to intervene and a complaint in intervention. On December 16, 2008, the Companies filed their Answer. On February 4, 2009, the court provisionally agreed to add the State of Alabama, by and through the State Personnel Board as a party. On April 28, 2009, the court denied the plaintiffs’ motion for preliminary injunction. On July 1, 2009, the Alabama State Personnel Board and the State of Alabama by and through the Alabama Personnel Board filed a Notice of Withdrawal of Motion to Intervene. NRS and NLIC continue to defend this case vigorously.

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al . The plaintiffs seek to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. On May 23, 2008, the Court granted the defendants’ motion to dismiss. On June 19, 2008, the plaintiffs filed a notice of appeal. On July 10, 2009, the Court of Appeals heard oral argument. NLIC continues to defend this lawsuit vigorously.

On November 15, 2006, NFS, NLIC and NRS were named in a lawsuit filed in the United States District Court for the Southern District of Ohio entitled Kevin Beary, Sheriff of

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Orange County, Florida, In His Official Capacity, Individually and On Behalf of All Others Similarly Situated v. Nationwide Life Insurance Co., Nationwide Retirement Solutions, Inc. and Nationwide Financial Services, Inc. The plaintiff seeks to represent a class of all sponsors of 457(b) deferred compensation plans in the United States that had variable annuity contracts with the defendants at any time during the class period, or in the alternative, all sponsors of 457(b) deferred compensation plans in Florida that had variable annuity contracts with the defendants during the class period. The class period is from January 1, 1996 until the class notice is provided. The plaintiff alleges that the defendants breached their fiduciary duties by arranging for and retaining service payments from certain mutual funds. The complaint seeks an accounting, a declaratory judgment, a permanent injunction and disgorgement or restitution of the service fee payments allegedly received by the defendants, including interest. On January 25, 2007, NFS, NLIC and NRS filed a motion to dismiss. On September 17, 2007, the Court granted the motion to dismiss. On October 1, 2007, the plaintiff filed a motion to vacate judgment and for leave to file an amended complaint. On September 15, 2008, the Court denied the plaintiffs’ motion to vacate judgment and for leave to file an amended complaint. On October 15, 2008, the plaintiffs filed a notice of appeal. On October 13, 2009, the 6th Circuit Court of Appeals heard oral argument. NFS, NLIC and NRS continue to defend this lawsuit vigorously.

On February 11, 2005, NLIC was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company . The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States and the Virgin Islands who, during the class period, paid premiums on a modal basis to NLIC for term life insurance policies issued by NLIC during the class period that provide for guaranteed maximum premiums, excluding certain specified products. Excluded from the class are NLIC; any parent, subsidiary or affiliate of NLIC; all employees, officers and directors of NLIC; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The class period is from February 10, 1990 through February 2, 2006, the date the class was certified. On January 26, 2007, the plaintiff filed a motion for summary judgment. On April 30, 2007, NLIC filed a motion for summary judgment. On February 4, 2008, the Court granted the class’s motion for summary judgment on the breach of contract claims arising from the term policies in 43 of 51 jurisdictions. The Court granted NLIC’s motion for summary judgment on the breach of contract claims on all decreasing term policies. On November 7, 2008, the parties reached settlement on this case.  On June 5, 2009, the court approved the settlement.

On April 13, 2004, NLIC was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company . NLIC removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding entitled In Re Mutual Funds Investment Litigation . In response, on May 13, 2005, the plaintiff filed the first amended complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The first amended complaint purports to disclaim, with respect to market timing or stale price trading in NLIC’s annuities sub-accounts, any allegation based on NLIC’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of NLIC annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if NLIC is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to NLIC’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The first amended complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted NLIC’s motion to dismiss the plaintiff’s complaint. On January 30, 2009, the United States Court of Appeals for the Fourth Circuit affirmed that dismissal. On April 30, 2009, plaintiffs filed an appeal with the U.S. Supreme Court. On October 5, 2009, the U. S. Supreme Court denied the plaintiffs' Motion for Certiori.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under ERISA that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive

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relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. On September 25, 2007, NFS’ and NLIC’s motion to dismiss the plaintiffs’ fifth amended complaint was denied. On October 12, 2007, NFS and NLIC filed their answer to the plaintiffs’ fifth amended complaint and amended counterclaims. On November 1, 2007, the plaintiffs filed a motion to dismiss NFS’ and NLIC’s amended counterclaims. On November 15, 2007, the plaintiffs filed a motion for class certification. On February 8, 2008, the Court denied the plaintiffs’ motion to dismiss the amended counterclaim, with the exception that it was tentatively granting the plaintiffs’ motion to dismiss with respect to NFS’ and NLIC’s claim that it could recover any “disgorgement remedy” from plan sponsors. On April 25, 2008, NFS and NLIC filed their opposition to the plaintiffs’ motion for class certification. On September 29, 2008, the plaintiffs filed their reply to NFS’ and NLIC’s opposition to class certification. On February 27, 2009, the Court heard oral argument on the plaintiffs’ motion for class certification. NFS and NLIC continue to defend this lawsuit vigorously.

The general distributor, NISC, is not engaged in any litigation of any material nature.

To learn more about this product, you should read the Statement of Additional Information (the “SAI”) dated the same date as this prospectus.  For a free copy of the SAI and to request other information about this product please call our Service Center at 1-800-848-6331 (TDD 1-800-238-3035) or write to us at Nationwide Life Insurance Company, 5100 Rings Road, RR1-04-F4, Dublin, Ohio 43017-1522.

The SAI has been filed with the SEC and is incorporated by reference into this prospectus.  The SEC maintains an Internet website (http://www.sec.gov) that contains the SAI and other information about us and the product.  Information about us and the product (including the SAI) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549-8090.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.

Investment Company Act of 1940 Registration File No. 811-03330
Securities Act of 1933 Registration File No. 333-160635

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Appendix A: Underlying Mutual Funds

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.  There is no guarantee that the investment objectives will be met.

Please refer to the prospectus for each underlying mutual fund for more detailed information.

AIM Variable Insurance Funds - AIM V.I. Capital Development Fund: Series II Shares
Investment Adviser:	Invesco Aim Advisors, Inc.
Sub-adviser:	Invesco Trimark Investment Management, Inc.; Invesco Global Asset
Management (N.A.), Inc.; Invesco Institutional (N.A.), Inc.; Invesco Senior
Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset
Management Limited; Invesco Asset Management (Japan) Limited; Invesco
Asset Management Deutschland, GmbH; and Invesco Australia Limited
Investment Objective:	Long-term capital growth.
This underlying mutual fund or Sub-Account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or Sub-Account than a fund that does not invest in other funds.

AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Small/Mid Cap Value Portfolio: Class B
Investment Adviser:	AllianceBernstein L.P.
Investment Objective:	Long-term growth of capital.

American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term total return using a strategy that seeks to protect against U.S.
inflation.

American Century Variable Portfolios, Inc. - American Century VP Mid Cap Value Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth with income as a secondary objective.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund: Class III
Investment Adviser:	BlackRock Advisors, LLC
Sub-adviser:	BlackRock Investment Management, LLC; BlackRock Asset Management
U.K. Limited
Investment Objective:	Seeks high total investment return.
This underlying mutual fund or Sub-Account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or Sub-Account than a fund that does not invest in other funds.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Mellon Capital Management
Investment Objective:	To match performance of the S&P SmallCap 600 Index®.

Dreyfus Stock Index Fund, Inc.: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Mellon Capital Management
Investment Objective:	To match performance of the S&P 500.

Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Fayez Sarofim
Investment Objective:	Long-term capital growth consistent with the preservation of capital.

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Fidelity Variable Insurance Products Fund - VIP Energy Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	Capital appreciation.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	Reasonable income.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Freedom 2010 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
The VIP Freedom Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for VIP Freedom Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Freedom 2020 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
The VIP Freedom Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for VIP Freedom Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Freedom 2030 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
The VIP Freedom Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for VIP Freedom Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	Capital appreciation.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

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Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	High level of current income.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Mid Cap Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	Long-term growth of capital.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Overseas Portfolio: Service Class 2R
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	Long-term capital growth.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Franklin Templeton Variable Insurance Products Trust - Franklin Income Securities Fund: Class 2
Investment Adviser:	Franklin Advisors, Inc.
Investment Objective:	Maximum income while maintaining prospects for capital appreciation.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Franklin Templeton Variable Insurance Products Trust - Franklin Small Cap Value Securities Fund: Class 2
Investment Adviser:	Franklin Advisory Services, LLC
Investment Objective:	Long-term total return.
This underlying mutual fund or Sub-Account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or Sub-Account than a fund that does not invest in other funds.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Franklin Templeton Variable Insurance Products Trust - Franklin Templeton VIP Founding Funds Allocation Fund: Class 2
Investment Adviser:	Franklin Templeton Services, LLC
Investment Objective:	Capital appreciation with income as a secondary goal.
This underlying mutual fund or Sub-Account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or Sub-Account than a fund that does not invest in other funds.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond Securities Fund: Class 3
Investment Adviser:	Franklin Advisors, Inc.
Investment Objective:	High current income consistent with preservation of capital, with capital appreciation as a secondary consideration.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

Ivy Funds Variable Insurance Portfolios, Inc. - Asset Strategy
Investment Adviser:	Waddell & Reed Investment Management Company
Investment Objective:	High total return over the long run.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

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Janus Aspen Series - Forty Portfolio: Service Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.
This underlying mutual fund or Sub-Account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or Sub-Account than a fund that does not invest in other funds.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Janus Aspen Series – Global Technology Portfolio: Service II Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.
This underlying mutual fund or Sub-Account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or Sub-Account than a fund that does not invest in other funds.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

Janus Aspen Series - Overseas Portfolio: Service II Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.
This underlying mutual fund or Sub-Account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or Sub-Account than a fund that does not invest in other funds.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier

MFS® Variable Insurance Trust - MFS Value Series: Service Class
Investment Adviser:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation.

MFS® Variable Insurance Trust II - MFS International Value Portfolio: Service Class
Investment Adviser:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation. MFS normally invests the fund’s assets primarily in foreign equity securities, including emerging market equity securities.

Nationwide Variable Insurance Trust - AllianceBernstein NVIT Global Fixed Income Fund: Class III
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	AllianceBernstein L.P.
Investment Objective:	Seeks a high level of current income consistent with preserving capital.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - American Century NVIT Multi Cap Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	American Century Investment Management, Inc.
Investment Objective:	Seeks capital appreciation.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Seeks to provide high total return (including income and capital gains)
consistent with the preservation of capital over the long term.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Seeks to provide investors with high total return (including income and capital gains) consistent with the preservation of capital over the long term.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

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Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Capital appreciation through stocks.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Capital appreciation principally through investment in stocks.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - American Funds NVIT Growth-Income Fund: Class II
Investment Adviser:	Capital Research and Management Company
Investment Objective:	Seeks returns from both capital gains as well as income generated by dividends paid by stock issuers.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class III
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Federated Investment Management Company
Investment Objective:	High current income.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Gartmore NVIT Emerging Markets Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	Long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Gartmore NVIT International Equity Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	The Fund seeks long-term capital growth by investing primarily in equity securities of companies in Europe, Australasia, the Far East and other regions, including developing countries.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Gartmore NVIT Worldwide Leaders Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	The Fund seeks long-term capital growth. The Fund invests at least 80% of the value of its net assets in equity securities issued by companies located throughout the world (including the U.S.) that the subadviser believes are, or have the potential to be, Worldwide Leaders.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Neuberger Berman Management Inc.
Investment Objective:	The fund seeks long-term capital growth.

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Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Neuberger Berman Management Inc.
Investment Objective:	The Fund seeks long-term total return by investing primarily in securities of companies that meet the fund's financial criteria and social policy.

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks maximum growth of capital consistent with a more aggressive level of risk as compared to other Cardinal Funds.
The NVIT Cardinal Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for NVIT Cardinal Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return through investment in both equity and fixed income securities.
The NVIT Cardinal Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for NVIT Cardinal Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Capital Appreciation Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks growth of capital, but also seeks income consistent with a less aggressive level of risk as compared to other Cardinal Funds.
The NVIT Cardinal Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for NVIT Cardinal Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return consistent with a conservative level of risk as compared to other Cardinal Funds.
The NVIT Cardinal Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for NVIT Cardinal Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderate Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return consistent with a moderate level of risk as compared to other Cardinal Funds
The NVIT Cardinal Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for NVIT Cardinal Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

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Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to other Cardinal Funds.
The NVIT Cardinal Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for NVIT Cardinal Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Seeks a high level of total return consistent with a moderately conservative level of risk.
The NVIT Cardinal Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for NVIT Cardinal Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	The Fund seeks a high level of current income consistent with preserving capital.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Core Plus Bond Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Lehman Brothers Asset Management LLC
Investment Objective:	The Fund seeks long-term total return consistent with reasonable risk.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	To provide a high level of income as is consistent with the preservation of capital.

Nationwide Variable Insurance Trust - NVIT Health Sciences Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Long-term capital appreciation.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT International Index Fund: Class VIII
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	BlackRock Investment Management, LLC
Investment Objective:	To match the performance of the Morgan Stanley Capital International
Europe, Australasia and Far East Index (“MSCI EAFE® Index”) as closely as possible before the deduction of Fund expenses.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

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Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	To maximize growth of capital consistent with a more aggressive level of risk as compared to the other Investor Destinations Funds.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Balanced Fund (“Balanced Fund” or the
“Fund”) seeks a high level of total return through investment in both equity and fixed-income securities. The Balanced Fund is a “fund-of-funds” that invests its assets primarily in underlying portfolios of Nationwide Variable
Insurance Trust (each, an “Underlying Fund” or collectively, “Underlying
Funds”) that represent several asset classes. Each of the Underlying Funds in turn invests in equity or fixed-income securities, as appropriate to its respective objective and strategies.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Capital Appreciation Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Capital Appreciation Fund (“Capital
Appreciation Fund” or the “Fund”) seeks growth of capital, but also seeks income consistent with a less aggressive level of risk as compared to other
NVIT Investor Destinations Funds. The Capital Appreciation Fund is a
“fund-of-funds” that invests its assets primarily in underlying portfolios of
Nationwide Variable Insurance Trust (each, an “Underlying Fund” or collectively, “Underlying Funds”) that represent several asset classes. Each of the Underlying Funds in turn invests in equity or fixed-income securities, as appropriate to its respective objective and strategies.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of return consistent with a conservative level of risk compared to the other Investor Destinations Funds.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

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Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of total return consistent with a moderate level of risk as compared to other Investor Destinations Funds.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to the other Investor Destinations Funds.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of total return consistent with a moderately conservative level of risk.
The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	BlackRock Investment Management, LLC
Investment Objective:	Capital appreciation.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Money Market Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Federated Investment Management Company
Investment Objective:	The fund seeks as high a level of current income as is consistent with preserving capital and maintaining liquidity.

Nationwide Variable Insurance Trust - NVIT Multi Sector Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Logan Circle Partners, L.P.
Investment Objective:	Above average total return over a market cycle of three to five years.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Invesco Advisers , Inc. and American Century Global
Investment Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

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Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	AllianceBernstein L.P.; JPMorgan Investment Management, Inc.
Investment Objective:	Long-term capital appreciation.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Goldman Sachs Asset Management, L.P.; Neuberger Berman Management
Inc.; Wells Capital Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Goldman Sachs Asset Management L.P.; Neuberger Berman Management,
Inc. and Wells Capital Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Neuberger Berman Management Inc. and American Century Investment
Management Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	American Century Investment Management; RiverSource Investment
Management; Thompson, Siegel & Walmsley, Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Waddell & Reed Investment Management Company; OppenheimerFunds,
Investment Objective:	Capital growth.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.; Epoch Investment Partners, Inc.; J.P.
Morgan Investment Management Inc.
Investment Objective:	Capital appreciation.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.: American Century Investment
Management Inc.; Gartmore Global Partners; Morgan Stanley Investment
Management; Neuberger Berman Management, Inc.; Putnam Investment
Management, LLC; Waddell & Reed Investment Management Company
Investment Objective:	Long-term growth of capital.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Total return through a flexible combination of capital appreciation and current income.

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Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	The fund seeks to provide a high level of current income while preserving capital and minimizing fluctuations in share value.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Technology and Communications Fund: Class VI
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Long-term capital appreciation.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

Nationwide Variable Insurance Trust - NVIT U.S. Growth Leaders Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Long-term growth of capital.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Oppenheimer NVIT Large Cap Growth Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	OppenheimerFunds, Inc.
Investment Objective:	Seeks long-term capital growth.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Templeton NVIT International Value Fund: Class III
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Templeton Investment Counsel, LLC
Investment Objective:	Seeks to maximize total return, consisting of capital appreciation and/or current income.
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Van Kampen NVIT Comstock Value Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Van Kampen Asset Management
Investment Objective:	Seeks capital growth and income through investments in equity securities, including common stocks, preferred stocks and convertible securities.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Van Kampen NVIT Real Estate Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Van Kampen Asset Management
Investment Objective:	The Fund seeks current income and long-term capital appreciation.

Neuberger Berman Advisers Management Trust - AMT Short Duration Bond Portfolio: I Class
Investment Adviser:	Neuberger Berman Management LLC.
Sub-adviser:	Lehman Brothers Asset Management LLC
Investment Objective:	Highest available current income consistent with liquidity and low risk to principal; total return is a secondary goal.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Oppenheimer Variable Account Funds - Oppenheimer Global Securities Fund/VA: Class 4
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	Long-term capital appreciation by investing a substantial portion of its assets in securities of foreign issuers, “growth-type” companies, cyclical industries and special situations that are considered to have appreciation
This underlying mutual fund or Sub-Account assesses a short-term trading fee (please see “Short-Term Trading Fees” earlier in this prospectus).

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Oppenheimer Variable Account Funds - Oppenheimer Main Street Fund®/VA: Service Shares
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	High total return which includes growth in the value of its shares as well as current income from equity and debt securities.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

Oppenheimer Variable Account Funds - Oppenheimer Main Street Small Cap Fund®/VA: Service Shares
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	Capital appreciation.

PIMCO Variable Insurance Trust - Foreign Bond Portfolio (Unhedged): Advisor Class
Investment Adviser:	Pacific Investment Management Company LLC
Investment Objective:	Seeks maximum total return, consistent with preservation of capital and prudent investment management.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

PIMCO Variable Insurance Trust - Low Duration Portfolio: Advisor Class
Investment Adviser:	Pacific Investment Management Company LLC
Investment Objective:	Seeks maximum total return, consistent with preservation of capital and prudent investment management.
This underlying mutual fund or Sub-Account may invest in lower quality debt securities commonly referred to as junk bonds.

T. Rowe Price Equity Series, Inc. – T. Rowe Price Health Sciences Portfolio: Class II
Investment Adviser:	T. Rowe Price Investment Services
Investment Objective:	Seeks long-term capital appreciation.

Van Eck Worldwide Insurance Trust – Worldwide Hard Assets Fund: Class R1
Investment Adviser:	Van Eck Associates Corporation
Investment Objective:	Seeks long-term capital appreciation by investin primarily in hard asset securities. Income is a secondary consideration.
This underlying mutual fund or sub account assesses a short-term trading fee (please see "Short-Term Trading Fees" earlier in this prospectus).

Wells Fargo Advantage Funds® Variable Trust - VT Small Cap Growth Fund
Investment Adviser:	Wells Fargo Funds Management, LLC
Sub-adviser:	Wells Capital Management Incorporated
Investment Objective:	Long-term capital appreciation.

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Appendix B: Condensed Financial Information

Because the contracts described in this prospectus have not been previously made available for sale, there are no Accumulation Unit values for the year ending December 31, 2008.  The Statement of Additional Information is available FREE OF CHARGE by:

calling:                      1-800-848-6331, TDD 1-800-238-3035
writing:                      Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522
checking
on-line at:                      www.nationwide.com

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Appendix C: Contract Types and Tax Information

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code.  Following is a general description of the various contract types.  Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on contract type.

Charitable Remainder Trusts

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code.  Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in three respects:

(1)	Waiver of CDSC. In addition to the CDSC-free withdrawal privilege available to all contracts, Charitable Remainder Trusts may also withdraw the difference between:

(a)	the Contract Value on the day before the withdrawal; and

(b)	the total amount of purchase payments made to the contract (less an adjustment for amounts surrendered).

(2)
Contract ownership at annuitization.  On the Annuitization Date, if the Contract Owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the Contract Owner and the Annuitant will NOT become the Contract Owner.

(3)
Recipient of death benefit proceeds.  With respect to the death benefit proceeds, if the Contract Owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust.  Any designation in conflict with the Charitable Remainder Trust’s right to the death benefit will be void.

While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex.  A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.  An annuity that has a Charitable Remainder Trust endorsement is not a charitable remainder trust; the endorsement is merely to facilitate ownership of the contract by a Charitable Remainder Trust.

Investment Only (Qualified Plans)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan.  The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.
Individual Retirement Annuities (IRAs)

IRAs are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•
if the Contract Owner is younger than age 50, the annual premium cannot exceed $5,000; if the Contract Owner is age 50 or older, the annual premium cannot exceed $6,000 (although rollovers of greater amounts from qualified plans and other IRAs can be received);

•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from other Individual Retirement Accounts, other Individual Retirement Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

When the owner of an IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  In addition, upon the death of the owner of an IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire Contract Value within the required statutory period.  Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the Contract Value.

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established and the annuity contract’s IRA endorsement.

Non-Qualified Contracts

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, or a Simple IRA.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.

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Non-Qualified contracts that are owned by natural persons allow the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.  Non-Qualified contracts that are owned by non-natural persons, such as trusts, corporations and partnerships are generally subject to current income tax on the income earned inside the contract, unless the non-natural person owns the contract as an “agent” of a natural person.

Roth IRAs

Roth IRA contracts are contracts that satisfy the provisions of Section 408A of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•
if the Contract Owner is younger than age 50, the annual premium cannot exceed $5,000; if the Contract Owner is age 50 or older, the annual premium cannot exceed $6,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA or another eligible retirement plan; however, the amount rolled over from the IRA or other eligible retirement plan to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA or other eligible retirement plan to a Roth IRA.

For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established and the annuity contract’s IRA endorsement.

Simplified Employee Pension IRAs (SEP IRA)

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA subject to the same restrictions and limitations as an IRA.  In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:

•	minimum participation rules;

•	top-heavy contribution rules;

•	nondiscriminatory allocation rules; and

•	requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

When the owner of a SEP IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the Contract Value. In addition, upon the death of the owner of a SEP IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire Contract Value within the required statutory period.

Simple IRAs

A Simple IRA is an Individual Retirement Annuity that is funded exclusively by a qualified salary reduction arrangement and satisfies:

•	vesting requirements;

•	participation requirements; and

•	administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple IRA.

When the owner of Simple IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the Contract Value.

In addition, upon the death of the owner of a Simple IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire Contract Value within the required statutory period.

Federal Tax Considerations

Federal Income Taxes

The tax consequences of purchasing a contract described in this prospectus will depend on:

•	the type of contract purchased;

•	the purposes for which the contract is purchased; and

•	the personal circumstances of individual investors having interests in the contracts.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation.  Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

Representatives of the Internal Revenue Service have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment.  In 2003, the Internal Revenue Service

60

issued formal guidance, in Revenue Ruling 2003-91, that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to not qualify for the desired tax treatment.  The Internal Revenue Service has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment.  The revenue ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment.  Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under Section 72 of the Internal Revenue Code, Nationwide will take whatever steps are available to remain in compliance.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans and Individual Retirement Accounts as described in Sections 401 and 408(a) of the Internal Revenue Code), tax advantages enjoyed by the Contract Owner and/or Annuitant may relate to participation in the plan rather than ownership of the annuity contract.  Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts.  In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes.  The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Nothing in this prospectus should be considered to be tax advice.  Contract Owners and prospective Contract Owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed as ordinary income when received.  If any of the amounts contributed to the Individual Retirement Annuity was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax, and an additional penalty tax of 10% is generally applicable.  (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2-year period beginning on the date that the individual first participated in the Simple IRA.)  The 10% penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	used for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the Contract Owner dies before the contract is completely distributed, the balance will be included in the Contract Owner’s gross estate for tax purposes.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are “qualified distributions” or “non-qualified distributions.”  A “qualified distribution” is one that satisfies the five-year rule and meets one of the following requirements:

•	it is made on or after the date on which the Contract Owner attains age 59½;

•	it is made to a beneficiary (or the Contract Owner’s estate) on or after the death of the Contract Owner;

•	it is attributable to the Contract Owner’s disability; or

•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five-year rule generally is satisfied if the distribution is not made within the five year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not included in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA.  Any non-qualified distribution in excess of total contributions is includable in the Contract Owner’s gross income as ordinary income in the year that it is distributed to the Contract Owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%.  The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or

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the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the Contract Owner dies before the contract is completely distributed, the balance will be included in the Contract Owner’s gross estate for tax purposes.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the Annuitization Date are taxable to the Contract Owner to the extent that the cash value of the contract exceeds the Contract Owner’s investment in the contract at the time of the distribution.  In general, the investment in the contract is equal to the purchase payments made with after-tax dollars.  Distributions, for this purpose, include full and partial surrenders, any portion of the contract that is assigned or pledged, amounts borrowed from the contract, or any portion of the contract that is transferred by gift.  For these purposes, a transfer by gift may occur upon annuitization if the Contract Owner and the Annuitant are not the same individual.

With respect to annuity distributions on or after the Annuitization Date, a portion of each annuity payment is excludable from taxable income.  The amount excludable from each annuity payment is determined by multiplying the annuity payment by a fraction which is equal to the Contract Owner’s investment in the contract, divided by the expected return on the contract.    Once the entire investment in the contract is recovered, all distributions are fully includable in income.  The maximum amount excludable from income is the investment in the contract.  If the Annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the Annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same Contract Owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982.  For those contracts, distributions that are made prior to the Annuitization Date are treated first as a recovery of the investment in the contract as of that date.  A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the Contract Owner reaches age 59½.  The amount of the penalty is 10% of the portion of any distribution that is includable in gross income.  The penalty tax does not apply if the distribution is:

•	the result of a Contract Owner’s death;

•	the result of a Contract Owner’s disability, (as defined in the Internal Revenue Code);

•
one of a series of substantially equal periodic payments made over the life (or life expectancy) of the Contract Owner or the joint lives (or joint life expectancies) of the Contract Owner and the beneficiary selected by the Contract Owner to receive payment under the annuity payment option selected by the Contract Owner; or

•	is allocable to an investment in the contract before August 14, 1982.

If the Contract Owner dies before the contract is completely distributed, the balance will be included in the Contract Owner’s gross estate for tax purposes.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals.  Different rules (the so-called “non-natural persons” rules) apply if the Contract Owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code.  Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned.  Taxation is not deferred, even if the income is not distributed out of the contract.  The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts.  For purposes of the non-natural persons rule, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual.  This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral.  However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural persons rules also do not apply to contracts that are:

•	acquired by the estate of a decedent by reason of the death of the decedent;

•	issued in connection with certain qualified retirement plans and individual retirement plans;

•	purchased by an employer upon the termination of certain qualified retirement plans; or

•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

If the Annuitant dies before the contract is completely distributed, the balance may be included in the Annuitant’s gross estate for tax purposes, depending on the obligations that the non-natural owner may have owed to the Annuitant.

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Exchanges

As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property.  However, pursuant to Section 1035 of the Code, an annuity contract may be exchanged tax-free for another annuity, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts.  If the exchange includes the receipt of property in addition to another annuity contract, such as cash, special rules may cause a portion of the transaction to be taxable.

Tax Treatment of a Partial 1035 Exchange With Subsequent Withdrawal

In March 2008, the IRS issued Rev. Proc. 2008-24, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under section 1035 of the Internal Revenue Code if, for a period of at least 12 months from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, the tax-free status of the exchange may still be preserved despite a distribution or surrender from either contract if the Contract Owner can show that between the date of the direct transfer and the distribution or surrender, one of the conditions described under section 72(q)(2) of the Internal Revenue Code that would exempt the distribution from the 10% early distribution penalty (such as turning age 59½, or becoming disabled; but not a series of substantially equal periodic payments or an immediate annuity) or “other similar life event” such as divorce or loss of employment occurred. Absent a showing of such an occurrence, Rev. Proc. 2008-24 concludes that the direct transfer would fail to qualify as a tax-free 1035 exchange, and the full amount transferred from the original contract would be treated as a taxable distribution, followed by the purchase of a new annuity contract. Rev. Proc. 2008-24 applies to direct transfers completed on or after June30, 2008. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor.

Taxation of Lifetime Surrenders Under the 10% Lifetime Income Option or the 5% Lifetime Income Option

While the tax treatment for surrenders for benefits such as the Lifetime Income Option s is not clear under federal tax law, Nationwide intends to treat surrenders under these options as taxable to the extent that the cash value of the contract exceeds the Contract Owner’s investment at the time of the surrender.  Specifically, we intend to treat the following amount of each surrender as a taxable distribution:

The greater of:

(1)	A – C; or

(2)	B – C,

Where

A = the Contract Value immediately before the surrender;

B = the guaranteed annual benefit amount immediately before the surrender; and

C = the remaining investment in the contract.

In certain circumstances, this treatment could result in your Contract Value being less than your investment in the contract after such a surrender.  If you subsequently surrender your contract under such circumstances, you would have a loss that may be deductible.  If you purchase one of these options in an IRA, surrenders in excess of the annual benefit amount may be required to satisfy the minimum distribution requirements under the Internal Revenue Code.  Please consult a qualified tax advisor.

Withholding

Pre-death distributions from the contracts are subject to federal income tax.  Nationwide will withhold the tax from the distributions unless the Contract Owner requests otherwise.  Under some circumstances, the Internal Revenue Code will not permit Contract Owners to waive withholding.  Such circumstances include:

•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a Contract Owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

Non-Resident Aliens

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed.  Nationwide is required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and

(2)	provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another exemption from the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

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(1)	the distribution is connected to the non-resident alien’s conduct of business in the United States;

(2)	the distribution is includable in the non-resident alien’s gross income for United States federal income tax purposes; and

(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28%, if a correct taxpayer identification number is not provided.

Federal Estate, Gift and Generation Skipping Transfer Taxes

The following transfers may be considered a gift for federal gift tax purposes:

•	a transfer of the contract from one Contract Owner to another; or

•	a distribution to someone other than a Contract Owner.

Upon the Contract Owner’s death, the value of the contract may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a “direct skip” and the amount of the resulting generation skipping transfer tax, if any.  A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

(1)	an individual who is two or more generations younger than the Contract Owner; or

(2)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the Contract Owner).

If the Contract Owner is not an individual, then for this purpose only, “Contract Owner” refers to any person:

•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

Charge for Tax

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts.  If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

Diversification

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts.  A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

•	the failure to diversify was accidental;

•	the failure is corrected; and

•	a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the Contract Owner if the income, for the period the contract was not diversified, had been received by the Contract Owner.

If the violation is not corrected, the Contract Owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract.  Nationwide believes that the investments underlying this contract meet these diversification requirements.

Tax Changes

The foregoing tax information is based on Nationwide’s understanding of federal tax laws.  It is NOT intended as tax advice.  All information is subject to change without notice.  You should consult with your personal tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted.  EGTRRA made numerous changes to the Internal Revenue Code, including the following:

•	generally lowering federal income tax rates;

•	increasing the amounts that may be contributed to various retirement plans, such as IRAs and Qualified Plans;

•	increasing the portability of various retirement plans by permitting IRAs, Qualified Plans and certain governmental 457 plans to “roll” money from one plan to another;

•	eliminating and/or reducing the highest federal estate tax rates;

•	increasing the estate tax credit; and

•	for persons dying after 2009, repealing the estate tax.

In 2006, the Pension Protection Act of 2006 made permanent the EGTRRA provisions noted above that increase the amounts that may be contributed to various retirement plans and that increase the portability of various retirement plans. However, all of the other changes resulting from EGTRRA are scheduled to “sunset,” or become ineffective, after December 31, 2010 unless they are extended by additional legislation.  If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form.

This creates uncertainty as to future tax requirements and implications.  Please consult a qualified tax or financial

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adviser for further information relating to EGTRRA and other tax issues.

Required Distributions

Any distribution paid that is NOT due to payment of the death benefit may be subject to a CDSC.

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus.  Following is an overview of the required distribution rules applicable to each type of contract.  Please consult a qualified tax or financial adviser for more specific required distribution information.

If you purchase a Lifetime Income Option, surrenders in excess of the annual benefit amount may be required to satisfy the minimum distribution requirements under the Internal Revenue Code.  Please consult a qualified tax advisor.

Required Distributions – General Information

In general, a beneficiary is an individual or other entity that the Contract Owner designates to receive death proceeds upon the Contract Owner’s death.  The distribution rules in the Internal Revenue Code make a distinction between “beneficiary” and “designated beneficiary” when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, and Roth IRAs after the death of the Annuitant, or that are made from Non-Qualified Contracts after the death of the Contract Owner.  A designated beneficiary is a natural person who is designated by the Contract Owner as the beneficiary under the contract.  Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.

Required distributions paid upon the death of the Contract Owner are paid to the beneficiary or beneficiaries stipulated by the Contract Owner.  How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries.  For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the Contract Owner’s death.  For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30 of the year following the Contract Owner’s death.  If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period.  Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

Required Distributions for Non-Qualified Contracts

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a Contract Owner dies.  The following distributions will be made in accordance with the following requirements:

(1)
If any Contract Owner dies on or after the Annuitization Date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the Contract Owner's death.

(2)
If any Contract Owner dies before the Annuitization Date, then the entire interest in the contract (consisting of either the death benefit or the Contract Value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the Contract Owner’s death, provided however:

(a)
any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary.  Payments must begin within one year of the Contract Owner's death unless otherwise permitted by federal income tax regulations; and

(b)
if the designated beneficiary is the surviving spouse of the deceased Contract Owner, the spouse can choose to become the Contract Owner instead of receiving a death benefit.  Any distributions required under these distribution rules will be made upon that spouse’s death.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a)	the death of the Annuitant will be treated as the death of a Contract Owner;

(b)	any change of Annuitant will be treated as the death of a Contract Owner; and

(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

Required Distributions for IRAs, SEP IRAs, Simple IRAs and Roth IRAs

Distributions from an IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the Contract Owner reaches age 70½.  Distributions may be paid in a lump sum or in substantially equal payments over:

(a)	the life of the Contract Owner or the joint lives of the Contract Owner and the Contract Owner’s designated beneficiary; or

(b)
a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the Contract Owner and a person 10 years younger than the Contract Owner.  If the designated beneficiary is the spouse of the Contract Owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the Contract Owner and the Contract Owner’s spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.

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For IRAs, SEP IRAs and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA or Simple IRA of the Contract Owner.

The Worker, Retiree, and Employer Recovery Act of 2008 provides that the normal required distribution rules will not be applicable to defined contribution plans (which generally includes IRAs, TSAs and SEP IRAs) during 2009.  However, annuitized distributions from such plans may not receive the same exception and should continue to be made.  Consequently, if you desire to forego the distribution that would be required to be made to you during 2009, you should consult with your advisor and notify us of your decision.

If the Contract Owner’s entire interest in an IRA, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date.  The required beginning date is April 1 of the calendar year following the calendar year in which the Contract Owner reaches age 70½.  The rules for Roth IRAs do not require distributions to begin during the Contract Owner’s lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the Contract Value.

If the Contract Owner dies before the required beginning date (in the case of an IRA, SEP IRA or Simple IRA) or before the entire Contract Value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

a)
if the designated beneficiary is the Contract Owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the Contract Owner’s death.  For calendar years after the death of the Contract Owner’s surviving spouse, the applicable distribution period is the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death;

b)
if the designated beneficiary is not the Contract Owner’s surviving spouse, the applicable distribution period is the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the Contract Owner’s death, reduced by one for each calendar year that elapsed thereafter; and

c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the Contract Owner’s death.

If the Contract Owner dies on or after the required beginning date, the interest in the IRA, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the Contract Owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the Contract Owner’s death.  For calendar years after the death of the Contract Owner’s surviving spouse, the applicable distribution period is the greater of (a) the Contract Owner’s remaining life expectancy using the Contract Owner’s birthday in the calendar year of the Contract Owner’s death, reduced by one for each year thereafter; or (b) the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death;

(b)
if the designated beneficiary is not the Contract Owner’s surviving spouse, the applicable distribution period is the greater of (a) the Contract Owner’s remaining life expectancy using the Contract Owner’s birthday in the calendar  year of the Contract Owner’s death, reduced by one for each year thereafter; or (b) the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the Contract Owner’s death, reduced by one for each calendar year that elapsed thereafter; and

(c)
if there is no designated beneficiary, the applicable distribution period is the Contract Owner’s remaining life expectancy using the Contract Owner’s birthday in the calendar year of the Contract Owner’s death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs and Simple IRAs, all or a portion of each distribution will be included in the recipient’s gross income and taxed at ordinary income tax rates.  The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution.  The owner of an IRA, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are “qualified distributions” or “non-qualified distributions.”

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Appendix D: State Variations

Described below are the variations to certain prospectus disclosures resulting from state law or the instruction provided by state insurance authorities as of the date of this prospectus.  Information regarding a state’s requirements does not mean that Nationwide currently offers contracts within that jurisdiction.  These variations are subject to change without notice and additional variations may be imposed as required by specific states.

California – Nationwide will honor any free look cancellation that is received at Nationwide’s home office or postmarked within 35 days after the contract issue date.  Nationwide will allocate initial purchase payments allocated to Sub-Accounts to the Fixed Account during the free look period. After the free look period, Nationwide will reallocate the Contract Value among the Sub-Accounts based on the instructions contained on the application.

Hawaii – Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract” earlier in this prospectus for more information.

Indiana – Purchase payments, if any, after the initial purchase payment must be at least $500 and may only be made until the later of the Contract Owner reaching 63 years of age or the sixth Contract Anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

Massachusetts – The Long-Term Care/Nursing Home Waiver is not available.  See “Standard Charges and Deductions” subsection “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

Purchase payments, if any, after the initial purchase payment may only be made until the later of the Contract Owner reaching 63 years of age or the sixth Contract Anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

New Jersey – Charitable Remainder Trust contract type is not available.  See “Synopsis of the Contracts” earlier in this prospectus for more information.

The Beneficiary Protector II Option is not available. See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” earlier in this prospectus for more information.

The Long-Term Care/Nursing Home and Terminal Illness Waiver is not available. See “Standard Charges and Deductions” subsection “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Wavier” earlier in this prospectus for more information.

For CDSC-free partial surrenders, the amount required to meet IRC minimum distribution requirements is not included in the calculation to determine the amount that may be surrendered without CDSC.  See “Standard Charges and Deductions” subsection “Contingent Deferred Sales Charge” subsection “Waiver of Contingent Deferred Sales Charge” earlier in this prospectus for more information.

The age based component of the calculation to determine the withdrawal amount that may be surrendered without CDSC under the Systematic Withdrawals program is not available.  See “Contract Owner Services” earlier in this prospectus for more information.

Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract” earlier in this prospectus for more information.
Total purchase payments may not exceed $2,000,000 or ($1,000,000 if an optional rider is elected).  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

A Contract Owner cannot meet the minimum initial purchase payment requirement by making purchase payments equal to the required minimum over the course of the first Contract Year.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

The calculations used to determine the amount of the One-Year Enhanced Death Benefit, One-Month Enhanced Death Benefit and Combination Enhanced Death Benefit if the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is greater than $3,000,000 are not applicable.  See “Death Benefits” subsection “Death Benefit Calculations“ subsections “One-Year Enhanced Death Benefit Option,” “One-Month Enhanced death Benefit Option” and “Combination Enhanced Death Benefit Option” earlier in this prospectus for more information.

T he Spousal Continuation Benefit s are referred to as Secondary Lifetime Continuation Benefits.  A Secondary Lifetime Continuation Benefit is available to any two people but additional restrictions apply.   Once elected, the Secondary Lifetime Continuation Benefit may not be removed for any reason.  The Secondary Lifetime Continuation Benefit must be elected at the time of application and is not available to be elected after contract issuance.    See “Optional Contract Benefits, Charges and Deductions” subsection “ 10% and 5% Spousal Continuation Benefit” earlier in this prospectus.

The Spousal Protection Feature is referred to as the Secondary Life Protection Feature.  The Secondary Life Protection Feature is available to any two people but additional restrictions apply. The Secondary Life Protection Feature must be elected at the time of application and is not available to be elected after contract issuance.  Once elected, the Secondary Life Protection Feature may not be removed for any reason.   See “Death Benefits” subsection “Death Benefit Calculations” subsection “Spousal Protection Feature” earlier in this prospectus.

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New York - The Long-Term Care/Nursing Home and Terminal Illness Waiver is not available.  See “Standard Charges and Deductions” subsection “Contingent Deferred Sales Charge “subsection” Long-Term Care/Nursing Home and Terminal Illness Wavier” earlier in this prospectus for more information.

The Beneficiary Protector II Option is not available.  See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” earlier in this prospectus for more information.

Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract” earlier in this prospectus for more information.

If no purchase payment is received three (3) years prior to the Annuitization Date and, if the net amount to be applied to any annuity payment option at the Annuitization Date is less than $2,000, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.  See “Annuitizing the Contract” subsection “Frequency and Amount of Annuity Payments” earlier in this prospectus for more information.

The Combination Enhanced Death Benefit Option is not available.  See “Death Benefits” subsection “Death Benefit Calculations” subsection “Combination Enhanced Death Benefit Option” earlier in this prospectus for more information.

For purpose of the 10% Lifetime Income Option, the Spousal Continuation Benefit is not available.  See “ Optional Contract Benefits, Charges and Deductions ” subsection “ 10% and 5% Spousal Continuation Benefit ” earlier in this prospectus for more information.

The 5% Lifetime Income Option is only available for contracts issued in the State of New York.  See “Optional Contract Benefits, Charges and Deductions” subsection “5% Lifetime Income Option” earlier in this prospectus for more information.

The 10% Lifetime Income Option requires that the age of the person upon which the benefit depends (the “ determining life ” ) must be between 57 and 85 years old at the time of application.  See “ Optional Contract Benefits, Charges and Deductions ” subsection “ 10% Lifetime Income Option ” earlier in this prospectus for more information.

North Dakota - The Beneficiary Protector II Option is not available.  See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” earlier in this prospectus for more information.

Oregon - Purchase payments, if any, after the initial purchase payment may only be made until the later of the Contract Owner reaching 63 years of age or the sixth Contract Anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract” earlier in this prospectus for more information.

The maximum transferable amount from the Fixed Account will never be less than 25% of the allocation reaching the end of an interest rate guarantee period.  See “Operation of the Contract” subsection “Transfers Prior to Annuitization” subsection “Transfers from the Fixed Account” earlier in this prospectus for more information.

The Enhanced Fixed Account Dollar Cost Averaging program offers a rate of interest of at least 0.05% over the standard declared rate for the Fixed Account.  See “Contract Owner Services” earlier in this prospectus for more information.

Pennsylvania - The Long-Term Care/Nursing Home and Terminal Illness Waiver is not available.  See “Standard Charges and Deductions” subsection “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract” earlier in this prospectus for more information.

Texas - CDSC will not apply if the Contract Owner (or Annuitant if the contract has a non-natural owner) is confined to a long-term care facility or hospital for a continuous 90 day period after the first Contract Anniversary.  Written proof of confinement is a bill or a statement from the physician or from the long-term care facility or hospital, as defined in the contract that demonstrates the continuous 90-day confinement of the Contract Owner at the time of withdrawal or surrender occurring after the first Contract Anniversary.  The request for waiver must be received by Nationwide during the period of confinement or no later than 91 days after the confinement period ends.  If the request for waiver is received later than 91 days after the confinement period ends, the CDSC, if applicable, will be assessed.  See “Contingent Deferred Sales Charge” subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

CDSC will not be charged if the Contract Owner (or a joint owner) is diagnosed by a physician (who is not a party to the contract or an immediate family member of a party to the contract) to have a terminal illness at any time after the contract has been issued.  Written notice requesting a terminal illness waiver of CDSC and proof of terminal illness must be provided by the physician to Nationwide and recorded at Nationwide prior to the waiver of surrender charges.  See “Contingent Deferred Sales Charge“ subsection “Long-Term Care/Nursing Home and Terminal Illness Waiver” earlier in this prospectus for more information.

Vermont - Joint owners are not limited to spouses.  See “Ownership and Interests in the Contract” earlier in this prospectus for more information.

Washington - The Beneficiary Protector II Option is not available.  See “Optional Contract Benefits, Charges and Deductions” subsection “Beneficiary Protector II Option” earlier in this prospectus for more information.

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The CDSC-free withdrawal privilege is available on surrenders (full and partial) of the contract equal to 10% of the net difference of purchase payments still subject to CDSC.  See “Standard Charges and Deductions” subsection “Contingent Deferred Sales Charge” subsection “Waiver of Contingent Deferred Sales Charge” earlier in this prospectus for more information.

Purchase payments, if any, after the initial purchase payment may only be made until the later of the Contract Owner reaching 63 years of age or the sixth Contract Anniversary.  See “Synopsis of the Contracts” subsection “Minimum Initial and Subsequent Purchase Payments” earlier in this prospectus for more information.

The Combination Enhanced Death Benefit Option is not available.  See “Death Benefits” subsection “Death Benefit Calculations” subsection “Combined Enhanced Death Benefit Option” earlier in this prospectus for more information.

The age based component of the calculation to determine the withdrawal amount that may be surrendered without CDSC under the Systematic Withdrawals program is not available.  See “Contract Owner Services” subsection “Systematic Withdrawals earlier in this prospectus for more information.

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STATEMENT OF ADDITIONAL INFORMATION

_____________, 20 10

Individual Flexible Premium Deferred Variable Annuity Contracts

Issued by Nationwide Life Insurance Company
through its Nationwide Variable Account-II

This Statement of Additional Information is not a prospectus.  It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated _________, 20 10 .  The prospectus may be obtained from Nationwide Life Insurance Company by writing 5100 Rings Road, RR1-04-F4, Dublin, Ohio 43017-1522, or calling 1-800-848-6331, TDD 1-800-238-3035.  Capitalized terms in this Statement of Additional Information correspond to terms defined in the prospectus.

General Information and History

The Nationwide Variable Account-II is a separate investment account of Nationwide Life Insurance Company ("Nationwide").  Nationwide is a member of the Nationwide group of companies.  All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company.  The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $135 billion as of December 31, 2008.

Services

Nationwide, which has responsibility for administration of the contracts and the Variable Account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each Contract Owner and the number and type of contract issued to each Contract Owner and records with respect to the Contract Value.

The custodian of the assets of the Variable Account is Nationwide.  Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds.  Nationwide, or its affiliates, may have entered into agreements with the underlying mutual funds and/or their affiliates.  The agreements relate to services furnished by Nationwide or an affiliate of Nationwide.  Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials and fund communications, as well as maintaining the websites and voice response systems necessary for Contract Owners to execute trades in the funds.  Nationwide also acts as a limited agent for the fund for purposes of accepting the trades.  See “Underlying Mutual Fund Payments” located in the prospectus.

Distribution, Promotional, and Sales Expenses

In addition to or partially in lieu of commission, Nationwide may pay the selling firms a marketing allowance, which is based on the firm’s ability and demonstrated willingness to promote and market Nationwide's products.  How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities, such as training and education, that may contribute to the promotion and marketing of Nationwide's products.  Nationwide makes certain assumptions about the amount of marketing allowance it will pay and takes these assumptions into consideration when it determines the charges that will be assessed under the contracts.  For the contracts described in the prospectus, Nationwide assumed 0.75% (of the purchase payment amount) for marketing allowance when determining the charges for the contracts.  The actual amount of the marketing allowance may be higher or lower than this assumption.  If the actual amount of marketing allowance paid is more than what was assumed, Nationwide will fund the difference.  Nationwide generally does not profit from any excess marketing allowance if the amount assumed was higher than what is actually paid.  Any excess would be spent on additional marketing for the contracts.  For more information about marketing allowance or how a particular selling firm uses marketing allowances, please consult with your registered representative.

Independent Registered Public Accounting Firm

The financial statements of Nationwide Variable Account-II and the consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the December 31, 2008 consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and subsidiaries adopted the American Institute of Certified Public Accountants' Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

Purchase of Securities Being Offered

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the Financial Industry Regulatory Authority (FINRA).

Underwriters

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide.  For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.  During the fiscal years ended December 31, 2008, 2007 and 2006, no underwriting commissions were paid by Nationwide to NISC.

Advertising

Money Market Yields

Nationwide may advertise the "yield" and "effective yield" for the money market Sub-Account.  Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.

Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund’s units.  The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC.  Thus, effective yield will be slightly higher than yield, due to the compounding.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the Sub-Accounts in accordance with SEC prescribed calculations.  Performance information is annualized.  However, if a Sub-Account has been available in the Variable Account for less than one year, the performance information for that Sub-Account is not annualized.

Performance information is based on historical earnings and is not intended to predict or project future results.

Standardized performance will reflect the maximum Variable Account charges possible under the contract, the Contract Maintenance Charge, and the CDSC schedule.  Non-standardized performance, which will be accompanied by standardized performance, will reflect other expense structures contemplated under the contract.  The expense assumptions will be stated in the advertisement.

Additional Materials

Nationwide may provide information on various topics to Contract Owners and prospective Contract Owners in advertising, sales literature or other materials.

Performance Comparisons

Each Sub-Account may, from time to time, include in advertisements the ranking of its performance figures compared with performance figures of other annuity contracts' Sub-Accounts with the same investment objectives which are created by Lipper Analytical Services, Morningstar, Inc. or other recognized ranking services.

Annuity Payments

See "Frequency and Amount of Annuity Payments" located in the prospectus.

Condensed Financial Information

The contracts were not available for sale as of December 31, 2008.  Therefore, no Condensed Financial Information is available.

2

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life Insurance Company and

Contract Owners of Nationwide Variable Account-II:

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide Variable Account-II (comprised of the sub-accounts listed in note 1(b) (collectively, “the Accounts”)) as of December 31, 2008, and the related statements of operations and changes in contract owners’ equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Accounts as of December 31, 2008, and the results of their operations, changes in contract owners’ equity, and financial highlights for each of the periods indicated herein, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Columbus, Ohio

March 13, 2009

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2008

Assets:
Investments at fair value:
AIM VIF - Basic Value Fund - Series II (AVBV2)
5,212,420 shares (cost $48,917,184 )	$21,214,549
AIM VIF - Capital Appreciation Fund - Series II (AVCA2)
460,978 shares (cost $11,849,744 )	7,656,845
AIM VIF - Capital Development Fund - Series II (AVCD2)
1,655,514 shares (cost $26,738,693 )	12,813,679
Alger American Balanced Portfolio - Class S (ALBS)
18,357 shares (cost $267,770 )	173,105
Alger American Mid Cap Growth Portfolio - Class S (ALMCS)
39,061 shares (cost $739,485 )	267,961
AllianceBernstein VPS - Growth and Income Portfolio - Class B (ALVGIB)
722,255 shares (cost $16,173,337 )	9,367,650
AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class B (ALVSVB)
1,200,147 shares (cost $16,978,054 )	11,845,451
American Century VP - Balanced Fund - Class I (ACVB)
8,228,193 shares (cost $53,193,572 )	43,444,861
American Century VP - Capital Appreciation Fund - Class I (ACVCA)
8,884,279 shares (cost $79,499,394 )	70,541,173
American Century VP - Income & Growth Fund - Class I (ACVIG)
3,417,793 shares (cost $23,390,422 )	16,473,763
American Century VP - Income & Growth Fund - Class II (ACVIG2)
1,356,731 shares (cost $9,667,772 )	6,525,875
American Century VP - Inflation Protection Fund - Class II (ACVIP2)
12,225,423 shares (cost $128,116,608 )	121,031,687
American Century VP - International Fund - Class I (ACVI)
4,463,481 shares (cost $30,358,697 )	26,513,075
American Century VP - International Fund - Class II (ACVI2)
273,937 shares (cost $1,943,081 )	1,624,446
American Century VP - International Fund - Class III (ACVI3)
2,589,452 shares (cost $19,841,881 )	15,381,346
American Century VP - International Fund - Class IV (ACVI4)
1,540,253 shares (cost $16,054,265 )	9,133,700
American Century VP - Mid Cap Value Fund - Class I (ACVMV1)
461,411 shares (cost $5,782,098 )	4,512,597
American Century VP - Mid Cap Value Fund - Class II (ACVMV2)
2,834,995 shares (cost $34,716,445 )	27,697,904
American Century VP - Ultra(R) Fund - Class I (ACVU1)
304,794 shares (cost $3,096,536 )	1,847,049
American Century VP - Ultra(R) Fund - Class II (ACVU2)
1,316,055 shares (cost $13,071,253 )	7,883,171
American Century VP - Value Fund - Class I (ACVV)
13,547,320 shares (cost $101,565,607 )	63,401,459
American Century VP - Value Fund - Class II (ACVV2)
15,452,419 shares (cost $111,497,195 )	72,317,320
American Century VP - Vista(SM) Fund - Class I (ACVVS1)
347,595 shares (cost $7,046,087 )	3,743,593
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

American Century VP - Vista(SM) Fund - Class II (ACVVS2)
1,169,302 shares (cost $22,931,090 )	$12,523,222
American Funds IS - Growth Fund - Class 1 (AFGF)
264,462 shares (cost $13,292,431 )	8,862,127
American Funds IS - High Income Bond Fund - Class 1 (AFHY)
161,533 shares (cost $1,450,455 )	1,301,959
American Funds IS - U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)
123,677 shares (cost $1,480,955 )	1,519,989
Charles Schwab Money Market Portfolio (CHSMM)
25,826,688 shares (cost $25,826,688 )	25,826,688
Credit Suisse Trust - Global Small Cap Portfolio (WVCP)
191,251 shares (cost $1,783,534 )	1,407,606
Credit Suisse Trust - International Focus Portfolio (WIEP)
2,020,595 shares (cost $17,854,062 )	18,528,853
Credit Suisse Trust - Small Cap Core I Portfolio (WSCP)
3,301,194 shares (cost $38,170,206 )	33,375,075
Dreyfus IP - Small Cap Stock Index Portfolio - Service Class (DVSCS)
3,362,022 shares (cost $52,849,158 )	34,830,547
Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)
10,419,143 shares (cost $267,513,761 )	239,431,910
Dreyfus Stock Index Fund, Inc. - Service Class (DSIFS)
3,204,837 shares (cost $100,501,778 )	73,711,241
Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)
873,415 shares (cost $30,255,024 )	25,224,232
Dreyfus VIF - Appreciation Portfolio - Service Class (DCAPS)
644,542 shares (cost $23,182,091 )	18,498,368
Dreyfus VIF - Developing Leaders Portfolio - Service Class (DVDLS)
65,644 shares (cost $2,398,511 )	1,232,134
Dreyfus VIF - Growth and Income Portfolio - Initial Class (DGI)
1,062,081 shares (cost $19,786,390 )	14,093,818
Federated IS - American Leaders Fund II - Service Class (FALFS)
111,294 shares (cost $1,751,100 )	900,368
Federated IS - Capital Appreciation Fund II - Service Class (FCA2S)
388,140 shares (cost $2,250,650 )	1,971,752
Federated IS - Market Opportunity Fund II - Service Class (FVMOS)
895,118 shares (cost $9,213,847 )	8,951,175
Federated IS - Quality Bond Fund II - Primary Class (FQB)
1,170,233 shares (cost $12,846,780 )	11,702,330
Federated IS - Quality Bond Fund II - Service Class (FQBS)
4,850,044 shares (cost $54,026,822 )	48,257,941
Fidelity(R) VIP - Equity-Income Portfolio - Initial Class (FEIP)
27,629,055 shares (cost $632,621,248 )	364,150,944
Fidelity(R) VIP - Equity-Income Portfolio - Service Class 2 (FEI2)
7,223,832 shares (cost $171,353,452 )	93,909,814
Fidelity(R) VIP - Growth Portfolio - Initial Class (FGP)
13,889,266 shares (cost $476,951,638 )	326,814,420
Fidelity(R) VIP - Growth Portfolio - Service Class 2 (FG2)
1,563,479 shares (cost $60,685,892 )	36,444,691
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Fidelity(R) VIP - High Income Portfolio - Initial Class (FHIP)
14,183,368 shares (cost $85,776,412 )	$56,166,136
Fidelity(R) VIP - High Income Portfolio - Initial Class R (FHIPR)
3,605,189 shares (cost $17,606,138 )	14,240,496
Fidelity(R) VIP - Overseas Portfolio - Initial Class (FOP)
5,654,215 shares (cost $90,173,862 )	68,811,794
Fidelity(R) VIP - Overseas Portfolio - Initial Class R (FOPR)
2,846,978 shares (cost $53,447,766 )	34,562,318
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 (FO2)
333,860 shares (cost $5,791,957 )	4,029,689
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 R (FO2R)
2,967,427 shares (cost $62,882,671 )	35,549,778
Fidelity(R) VIP II - Asset Manager Portfolio - Initial Class (FAMP)
15,602,059 shares (cost $225,120,055 )	160,857,228
Fidelity(R) VIP II - Contrafund(R) Portfolio - Initial Class (FCP)
21,638,693 shares (cost $522,447,095 )	333,019,479
Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class 2 (FC2)
13,338,752 shares (cost $387,396,721 )	201,948,705
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)
1,590,264 shares (cost $19,646,439 )	18,685,601
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)
34,886,019 shares (cost $427,647,761 )	405,375,543
Fidelity(R) VIP III - Growth Opportunities Portfolio - Initial Class (FGOP)
1,141,590 shares (cost $16,493,618 )	11,404,486
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)
743,626 shares (cost $23,271,344 )	13,630,661
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class 2 (FMC2)
7,326,245 shares (cost $227,928,256 )	132,751,563
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)
981,012 shares (cost $11,385,291 )	4,826,577
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class 2 (FVSS2)
1,786,762 shares (cost $20,672,695 )	8,862,338
Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)
4,806,564 shares (cost $110,920,829 )	54,794,826
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)
548,687 shares (cost $6,194,150 )	4,515,690
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)
5,070,704 shares (cost $56,575,696 )	41,630,483
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)
706,887 shares (cost $8,016,471 )	5,443,033
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)
7,805,810 shares (cost $89,898,406 )	60,026,682
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)
478,221 shares (cost $5,506,020 )	3,404,934
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)
1,882,187 shares (cost $21,628,898 )	13,382,353
Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)
3,409,211 shares (cost $45,646,711 )	20,523,451
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)
461,920 shares (cost $6,388,492 )	$4,970,258
Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)
23,118,167 shares (cost $409,999,759 )	247,364,385
Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)
536,542 shares (cost $4,030,450 )	3,010,002
Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)
4,227,749 shares (cost $70,232,032 )	72,252,229
Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)
7,395,440 shares (cost $127,507,730 )	83,864,290
Franklin Templeton VIP - Rising Dividends Securities Fund - Class 2 (FTVRD2)
5,045,793 shares (cost $88,530,111 )	69,228,283
Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)
4,929,201 shares (cost $82,622,314 )	52,003,074
Janus Aspen Series - Balanced Portfolio - Service Class (JABS)
447,559 shares (cost $12,197,658 )	10,629,533
Janus Aspen Series - Forty Portfolio - Service Class (JACAS)
2,763,239 shares (cost $94,567,522 )	62,780,788
Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)
587,892 shares (cost $2,070,873 )	1,704,887
Janus Aspen Series - Global Technology Portfolio - Service II Class (JAGTS2)
923,070 shares (cost $3,859,284 )	2,732,289
Janus Aspen Series - INTECH Risk Managed Core Portfolio - Service Class (JARLCS)
455,168 shares (cost $5,723,239 )	3,604,932
Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)
246,146 shares (cost $7,251,137 )	6,402,246
Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)
4,333,707 shares (cost $230,118,727 )	113,326,431
JPMorgan Series Trust II - Mid Cap Value Portfolio (JPMCVP)
325,844 shares (cost $9,167,233 )	6,164,963
Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)
33,233,291 shares (cost $426,317,154 )	355,928,547
MFS(R) VIT - Investors Growth Stock Series - Service Class (MIGSC)
1,672,354 shares (cost $15,296,267 )	11,622,860
MFS(R) VIT - Value Series - Service Class (MVFSC)
7,412,844 shares (cost $102,344,805 )	71,682,205
MTB Large Cap Growth Fund II (VFLG2)
95,645 shares (cost $946,738 )	641,778
MTB Large Cap Value Fund II (VFLV2)
131,890 shares (cost $1,456,788 )	912,676
MTB Managed Allocation Fund - Aggressive Growth II (MBVAG2)
28,703 shares (cost $306,244 )	166,479
MTB Managed Allocation Fund - Conservative Growth II (MBVCG2)
24,991 shares (cost $242,967 )	198,928
MTB Managed Allocation Fund - Moderate Growth II (VFMG2)
735,069 shares (cost $7,514,758 )	5,101,378
Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)
46,856,053 shares (cost $837,368,040 )	609,597,253
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)
32,206,313 shares (cost $353,552,575 )	$306,926,167
Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)
3,405,350 shares (cost $80,403,322 )	50,875,936
Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)
2,676,344 shares (cost $173,433,897 )	98,890,894
Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)
8,587,048 shares (cost $320,630,796 )	225,409,998
Nationwide VIT - Cardinal Aggressive Fund - Class II (NVCRA2)
664,620 shares (cost $5,614,695 )	4,366,556
Nationwide VIT - Cardinal Balanced Fund - Class II (NVCRB2)
17,444,007 shares (cost $157,491,399 )	141,470,897
Nationwide VIT - Cardinal Capital Appreciation Fund - Class II (NVCCA2)
14,825,639 shares (cost $133,296,140 )	110,154,495
Nationwide VIT - Cardinal Conservative Fund - Class II (NVCCN2)
5,176,836 shares (cost $48,930,929 )	47,264,508
Nationwide VIT - Cardinal Moderate Fund - Class II (NVCMD2)
13,490,666 shares (cost $121,777,183 )	104,822,473
Nationwide VIT - Cardinal Moderately Aggressive Fund - Class II (NVCMA2)
13,511,434 shares (cost $118,509,511 )	95,660,953
Nationwide VIT - Cardinal Moderately Conservative Fund - Class II (NVCMC2)
4,666,414 shares (cost $42,816,814 )	39,524,529
Nationwide VIT - Core Bond Fund - Class I (NVCBD1)
43,737 shares (cost $419,538 )	423,809
Nationwide VIT - Core Bond Fund - Class II (NVCBD2)
284,168 shares (cost $2,754,479 )	2,747,909
Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)
1,708,633 shares (cost $13,418,252 )	8,526,079
Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)
6,073,524 shares (cost $42,150,691 )	30,246,147
Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)
69,064 shares (cost $831,522 )	486,903
Nationwide VIT - Gartmore Emerging Markets Fund - Class II (GEM2)
257,910 shares (cost $3,163,797 )	1,800,213
Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)
4,003,266 shares (cost $63,225,667 )	28,142,963
Nationwide VIT - Gartmore Emerging Markets Fund - Class VI (GEM6)
4,608,461 shares (cost $78,251,371 )	32,397,482
Nationwide VIT - Gartmore Global Utilities Fund - Class II (GVGU2)
51,778 shares (cost $577,195 )	404,387
Nationwide VIT - Gartmore Global Utilities Fund - Class III (GVGU)
661,520 shares (cost $7,969,839 )	5,166,472
Nationwide VIT - Gartmore International Equity Fund - Class I (GIG)
9,826 shares (cost $70,396 )	61,416
Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3)
2,368,605 shares (cost $26,249,237 )	14,827,466
Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)
445,011 shares (cost $4,160,344 )	2,781,321
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT - Gartmore Worldwide Leaders Fund - Class III (GEF3)
332,799 shares (cost $5,207,686 )	$2,748,922
Nationwide VIT - Global Financial Services Fund - Class II (GVGF2)
109,120 shares (cost $1,318,440 )	623,077
Nationwide VIT - Global Financial Services Fund - Class III (GVGFS)
359,132 shares (cost $3,544,935 )	2,057,824
Nationwide VIT - Government Bond Fund - Class I (GBF)
59,147,274 shares (cost $687,519,241 )	710,358,758
Nationwide VIT - Growth Fund - Class I (CAF)
3,509,630 shares (cost $31,802,787 )	31,095,325
Nationwide VIT - Health Sciences Fund - Class II (GVGH2)
168,086 shares (cost $1,746,079 )	1,341,323
Nationwide VIT - Health Sciences Fund - Class III (GVGHS)
557,899 shares (cost $6,004,362 )	4,518,986
Nationwide VIT - Health Sciences Fund - Class VI (GVGH6)
1,892,671 shares (cost $20,572,082 )	15,217,074
Nationwide VIT - International Index Fund - Class VIII (GVIX8)
1,008,585 shares (cost $10,919,537 )	6,515,461
Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)
49,443,261 shares (cost $554,269,798 )	340,664,071
Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)
20,948,305 shares (cost $212,906,891 )	194,190,791
Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)
204,023,937 shares (cost $2,323,051,563 )	1,726,042,509
Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
152,616,226 shares (cost $1,791,309,957 )	1,214,825,160
Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
54,143,221 shares (cost $588,815,523 )	479,167,509
Nationwide VIT - J.P. Morgan Balanced Fund - Class I (BF)
316,956 shares (cost $3,269,453 )	2,218,689
Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class II (NVLCP2)
225,108 shares (cost $2,183,134 )	2,199,308
Nationwide VIT - Mid Cap Growth Fund - Class I (SGRF)
288,922 shares (cost $8,493,087 )	5,064,795
Nationwide VIT - Mid Cap Growth Fund - Class II (SGRF2)
1,082,036 shares (cost $29,930,820 )	18,751,676
Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)
6,038,991 shares (cost $106,830,484 )	67,938,645
Nationwide VIT - Money Market Fund - Class I (SAM)
801,478,784 shares (cost $801,478,784 )	801,478,784
Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)
225,022 shares (cost $2,098,120 )	1,442,388
Nationwide VIT - Multi-Manager International Growth Fund - Class VI (NVMIG6)
31,840,785 shares (cost $302,750,566 )	203,781,025
Nationwide VIT - Multi-Manager International Value Fund - Class II (GVDIV2)
138,198 shares (cost $1,944,004 )	1,064,125
Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3)
1,227,304 shares (cost $19,252,000 )	9,450,244
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT - Multi-Manager International Value Fund - Class VI (GVDIV6)
15,616,785 shares (cost $249,521,804 )	$119,780,740
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
4,671 shares (cost $33,288 )	31,486
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)
93,648 shares (cost $704,460 )	631,187
Nationwide VIT - Multi-Manager Large Cap Value Fund - Class II (NVMLV2)
511,262 shares (cost $3,850,234 )	3,379,440
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
78,122 shares (cost $722,984 )	515,606
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)
12,582,482 shares (cost $128,527,628 )	82,918,559
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
23,933,332 shares (cost $237,456,535 )	169,208,658
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)
518,075 shares (cost $8,328,039 )	4,999,423
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class II (SCGF2)
949,075 shares (cost $15,627,185 )	9,006,724
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)
5,542,844 shares (cost $65,307,676 )	36,693,627
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class II (SCVF2)
2,610,303 shares (cost $29,692,431 )	17,071,381
Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)
7,165,307 shares (cost $146,756,253 )	77,098,708
Nationwide VIT - Multi-Manager Small Company Fund - Class II (SCF2)
5,860,385 shares (cost $123,942,907 )	61,709,853
Nationwide VIT - Nationwide Fund - Class I (TRF)
21,490,112 shares (cost $228,966,624 )	140,115,528
Nationwide VIT - Nationwide Fund - Class II (TRF2)
43,179,868 shares (cost $527,298,112 )	280,669,145
Nationwide VIT - Nationwide Leaders Fund - Class III (GVUSL)
440,602 shares (cost $5,858,451 )	2,855,098
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)
11,790 shares (cost $78,621 )	65,317
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class II (NVNMO2)
153,047 shares (cost $1,132,478 )	843,290
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)
243,399 shares (cost $2,385,267 )	1,567,489
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class II (NVNSR2)
39,382,165 shares (cost $387,445,433 )	253,621,140
Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)
1,632,953 shares (cost $16,106,057 )	15,953,952
Nationwide VIT - Technology and Communications Fund - Class I (GGTC)
60,817 shares (cost $201,425 )	135,623
Nationwide VIT - Technology and Communications Fund - Class II (GGTC2)
269,692 shares (cost $1,016,327 )	593,323
Nationwide VIT - Technology and Communications Fund - Class III (GGTC3)
1,068,459 shares (cost $4,070,027 )	2,404,033
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT - Technology and Communications Fund - Class VI (GGTC6)
2,112,963 shares (cost $9,357,603 )	$4,669,648
Nationwide VIT - U.S. Growth Leaders Fund - Class II (GVUG2)
2,180,317 shares (cost $22,092,064 )	12,820,263
Nationwide VIT - U.S. Growth Leaders Fund - Class III (GVUGL)
467,610 shares (cost $4,969,690 )	2,810,339
Nationwide VIT - Van Kampen Comstock Value Fund - Class II (EIF2)
12,352,037 shares (cost $148,498,842 )	85,970,178
Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)
6,870,207 shares (cost $64,959,363 )	50,289,916
Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)
143,568 shares (cost $1,148,269 )	819,771
Nationwide VIT - Van Kampen Real Estate Fund - Class II (NVRE2)
312,253 shares (cost $2,655,356 )	1,779,840
Neuberger Berman AMT - Growth Portfolio - Class I (AMTG)
6,179,334 shares (cost $59,758,190 )	67,169,355
Neuberger Berman AMT - Guardian Portfolio - Class I (AMGP)
644,482 shares (cost $10,251,806 )	8,023,798
Neuberger Berman AMT - International Portfolio - Class S (AMINS)
1,061,611 shares (cost $13,606,039 )	7,739,145
Neuberger Berman AMT - Mid Cap Growth Portfolio - Class S (AMMCGS)
303,224 shares (cost $6,798,119 )	4,818,226
Neuberger Berman AMT - Partners Portfolio - Class I (AMTP)
10,058,879 shares (cost $136,274,361 )	71,518,630
Neuberger Berman AMT - Regency Portfolio - Class S (AMRS)
897,574 shares (cost $15,616,758 )	8,275,630
Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS)
443,962 shares (cost $6,030,244 )	3,707,080
Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)
2,582,910 shares (cost $40,391,548 )	24,253,524
Oppenheimer VAF - Balanced Fund - Non-Service Class (OVMS)
6,199,792 shares (cost $94,714,767 )	52,388,239
Oppenheimer VAF - Capital Appreciation Fund - Service Class (OVCAFS)
1,310,402 shares (cost $48,377,277 )	33,310,413
Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)
1,549,971 shares (cost $54,158,177 )	39,787,749
Oppenheimer VAF - Core Bond Fund - Non-Service Class (OVB)
7,468,704 shares (cost $81,798,158 )	48,173,139
Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)
2,763,444 shares (cost $80,684,847 )	56,208,455
Oppenheimer VAF - Global Securities Fund - Class 4 (OVGS4)
2,695,053 shares (cost $86,237,083 )	53,981,919
Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)
5,808,119 shares (cost $127,307,892 )	117,382,084
Oppenheimer VAF - Global Securities Fund - Service Class (OVGSS)
472,905 shares (cost $12,930,018 )	9,467,557
Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)
169,958 shares (cost $661,339 )	266,834
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Oppenheimer VAF - High Income Fund - Class 4 (OVHI4)
2,616,683 shares (cost $11,187,830 )	$4,160,526
Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)
32,497 shares (cost $258,585 )	51,346
Oppenheimer VAF - High Income Fund - Service Class (OVHIS)
2,329,212 shares (cost $18,784,030 )	3,680,155
Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)
248,178 shares (cost $4,448,679 )	2,643,097
Oppenheimer VAF - Main Street Small Cap Fund(R) - Service Class (OVSCS)
9,991,715 shares (cost $179,009,365 )	105,312,675
Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)
891,085 shares (cost $18,213,472 )	12,974,205
Oppenheimer VAF - Main Street(R) - Service Class (OVGIS)
18,916,369 shares (cost $447,247,747 )	272,774,035
Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)
257,858 shares (cost $12,146,744 )	7,101,405
Pioneer VCT - Pioneer Small Cap Value Portfolio - Class I (PISVP1)
94,451 shares (cost $1,453,576 )	646,048
Putnam VT - Growth and Income Fund - Class IB (PVGIB)
298,441 shares (cost $6,800,117 )	3,423,113
Putnam VT - International Equity Fund - Class IB (PVTIGB)
81,517 shares (cost $1,160,725 )	724,683
Putnam VT - Voyager Fund - Class IB (PVTVB)
59,430 shares (cost $1,642,719 )	1,187,410
T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)
21,965,035 shares (cost $237,627,913 )	147,165,735
T. Rowe Price Equity Income Portfolio - II (TREI2)
4,211,207 shares (cost $96,314,775 )	60,262,376
T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)
9,536,081 shares (cost $47,043,336 )	46,059,270
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)
1,945,514 shares (cost $48,018,029 )	38,637,907
Van Eck Worldwide Insurance Trust - Bond Fund - Class R1 (VWBFR)
696,443 shares (cost $8,072,404 )	8,023,029
Van Eck Worldwide Insurance Trust - Bond Fund - Initial Class (VWBF)
1,336,781 shares (cost $16,002,835 )	15,399,722
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Class R1 (VWEMR)
1,392,542 shares (cost $23,850,806 )	8,174,223
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)
2,072,073 shares (cost $33,104,760 )	12,183,790
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Class R1 (VWHAR)
1,138,763 shares (cost $37,708,690 )	21,340,423
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)
1,321,785 shares (cost $28,728,389 )	24,783,462
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)
302,693 shares (cost $3,392,430 )	2,999,688
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class II (MSVF2)
21,903,915 shares (cost $246,911,911 )	214,877,404
(Continued)

NATIONWIDE VARIABLE ACCOUNT-2

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)
661,629 shares (cost $5,329,983 )	$4,280,738
Van Kampen UIF - Emerging Markets Debt Portfolio - Class II (MSEMB)
204,596 shares (cost $1,670,494 )	1,317,599
Van Kampen UIF - U.S. Real Estate Portfolio - Class I (MSVRE)
7,200,451 shares (cost $127,235,516 )	59,115,702
Van Kampen UIF - U.S. Real Estate Portfolio - Class II (MSVREB)
5,259,741 shares (cost $101,270,810 )	42,814,288
Victory VIF - Diversified Stock Fund - Class A (VYDS)
81,164 shares (cost $920,084 )	564,899
Wells Fargo AVT - Discovery Fund(SM) (SVDF)
2,883,066 shares (cost $32,776,493 )	32,261,513
Wells Fargo AVT - Large Company Growth Fund (WFVLCG)
12,315 shares (cost $107,322 )	77,339
Wells Fargo AVT - Money Market Fund (WFVMM)
218,397 shares (cost $218,397 )	218,397
Wells Fargo AVT - Opportunity Fund(SM) (SVOF)
14,215,961 shares (cost $258,707,214 )	144,434,164
Wells Fargo AVT - Small-Mid Cap Value Fund (WFVSMV)
1,320 shares (cost $12,666 )	6,532
Wells Fargo AVT - Total Return Bond Fund (WFVTRB)
2,407 shares (cost $23,579 )	23,351

Total Investments	16,006,555,754

Total Assets	16,006,555,754

Accounts Payable - Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)	14,094
Other Payables	60,587

Total Accounts Payable	74,681

$16,006,481,073

Contract Owners’ Equity:
Accumulation units	15,999,027,868
Contracts in payout (annuitization) period	7,453,205

Total Contract Owners’ Equity (note 5)	$16,006,481,073

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS

Year Ended December 31, 2008

	Total	AVBV2	AVCA2	AVCD2	ALBS	ALMCS	ALVGIB	ALVSVB

Investment Activity:
Reinvested dividends	$447,742,020	176,477	-	-	-	-	257,206	28,427
Mortality and expense risk charges (note 2)	(321,513,955)	(605,376)	(215,299)	(335,078)	(2,305)	(6,746)	(221,576)	(160,152)

Net investment income (loss)	126,228,065	(428,899)	(215,299)	(335,078)	(2,305)	(6,746)	35,630	(131,725)

Proceeds from mutual fund shares sold	4,395,835,145	7,524,076	4,405,144	5,629,060	142,898	305,665	3,232,576	4,404,800
Cost of mutual fund shares sold	(4,706,263,126)	(8,504,192)	(4,317,664)	(6,478,453)	(147,482)	(454,955)	(4,010,058)	(5,996,936)

Realized gain (loss) on investments	(310,427,981)	(980,116)	87,480	(849,393)	(4,584)	(149,290)	(777,482)	(1,592,136)
Change in unrealized gain (loss) on investments	(8,653,538,654)	(30,516,067)	(6,888,377)	(13,524,418)	(108,519)	(555,854)	(9,465,089)	(5,296,111)

Net gain (loss) on investments	(8,963,966,635)	(31,496,183)	(6,800,897)	(14,373,811)	(113,103)	(705,144)	(10,242,571)	(6,888,247)

Reinvested capital gains	1,250,139,523	6,864,081	-	2,534,704	25,679	214,876	2,653,838	669,521

Net increase (decrease) in contract owners’ equity resulting from operations	$(7,587,599,047)	(25,061,001)	(7,016,196)	(12,174,185)	(89,729)	(497,014)	(7,553,103)	(6,350,451)

	ACVB	ACVCA	ACVIG	ACVIG2	ACVIP2	ACVI	ACVI2	ACVI3

Investment Activity:
Reinvested dividends	$1,523,970	-	514,757	171,351	5,225,514	373,343	18,236	216,961
Mortality and expense risk charges (note 2)	(755,779)	(1,575,013)	(324,672)	(141,549)	(1,737,643)	(589,706)	(39,647)	(341,074)

Net investment income (loss)	768,191	(1,575,013)	190,085	29,802	3,487,871	(216,363)	(21,411)	(124,113)

Proceeds from mutual fund shares sold	13,414,938	23,447,660	6,347,053	2,104,262	19,313,156	10,016,528	471,880	5,453,359
Cost of mutual fund shares sold	(14,519,729)	(17,974,195)	(6,139,012)	(2,241,395)	(20,163,266)	(7,066,440)	(366,223)	(3,611,932)

Realized gain (loss) on investments	(1,104,791)	5,473,465	208,041	(137,133)	(850,110)	2,950,088	105,657	1,841,427
Change in unrealized gain (loss) on investments	(17,216,134)	(82,357,794)	(13,619,377)	(5,069,288)	(8,364,625)	(31,398,271)	(1,847,797)	(18,705,807)

Net gain (loss) on investments	(18,320,925)	(76,884,329)	(13,411,336)	(5,206,421)	(9,214,735)	(28,448,183)	(1,742,140)	(16,864,380)

Reinvested capital gains	4,415,765	9,948,547	3,083,841	1,184,600	-	4,385,457	268,891	2,548,520

Net increase (decrease) in contract owners’ equity resulting from operations	$(13,136,969)	(68,510,795)	(10,137,410)	(3,992,019)	(5,726,864)	(24,279,089)	(1,494,660)	(14,439,973)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	ACVI4	ACVMV1	ACVMV2	ACVU1	ACVU2	ACVV	ACVV2	ACVVS1

Investment Activity:
Reinvested dividends	$107,450	5,122	45,028	-	-	2,223,685	1,895,517	-
Mortality and expense risk charges (note 2)	(241,011)	(71,646)	(874,224)	(39,139)	(213,195)	(1,156,910)	(1,336,327)	(102,981)

Net investment income (loss)	(133,561)	(66,524)	(829,196)	(39,139)	(213,195)	1,066,775	559,190	(102,981)

Proceeds from mutual fund shares sold	5,333,115	3,774,646	55,565,172	1,476,117	4,877,285	24,782,147	16,742,643	6,942,332
Cost of mutual fund shares sold	(4,581,687)	(4,628,796)	(62,678,098)	(1,636,127)	(5,200,020)	(29,084,027)	(24,048,008)	(7,738,075)

Realized gain (loss) on investments	751,428	(854,150)	(7,112,926)	(160,010)	(322,735)	(4,301,880)	(7,305,365)	(795,743)
Change in unrealized gain (loss) on investments	(10,985,764)	(803,204)	(5,479,215)	(1,877,650)	(8,385,285)	(35,779,967)	(31,535,146)	(4,296,789)

Net gain (loss) on investments	(10,234,336)	(1,657,354)	(12,592,141)	(2,037,660)	(8,708,020)	(40,081,847)	(38,840,511)	(5,092,532)

Reinvested capital gains	1,584,327	-	-	511,993	2,339,161	11,805,540	10,753,584	440,464

Net increase (decrease) in contract owners’ equity resulting from operations	$(8,783,570)	(1,723,878)	(13,421,337)	(1,564,806)	(6,582,054)	(27,209,532)	(27,527,737)	(4,755,049)

	ACVVS2	AFGF	AFHY	AFGC	CHSMM	WVCP	WIEP	WSCP

Investment Activity:
Reinvested dividends	$-	144,219	52,234	41,270	492,869	41,851	487,593	39,278
Mortality and expense risk charges (note 2)	(412,904)	(178,215)	(11,331)	(17,340)	(238,971)	(31,833)	(389,367)	(659,280)

Net investment income (loss)	(412,904)	(33,996)	40,903	23,930	253,898	10,018	98,226	(620,002)

Proceeds from mutual fund shares sold	22,677,448	1,665,682	2,356,433	361,778	11,086,649	429,988	5,634,016	10,514,159
Cost of mutual fund shares sold	(25,684,210)	(1,868,977)	(2,469,234)	(371,271)	(11,086,649)	(367,555)	(3,814,078)	(7,309,158)

Realized gain (loss) on investments	(3,006,762)	(203,295)	(112,801)	(9,493)	-	62,433	1,819,938	3,205,001
Change in unrealized gain (loss) on investments	(13,687,213)	(8,557,306)	(66,558)	79,800	-	(1,453,797)	(16,519,318)	(22,557,519)

Net gain (loss) on investments	(16,693,975)	(8,760,601)	(179,359)	70,307	-	(1,391,364)	(14,699,380)	(19,352,518)

Reinvested capital gains	1,199,839	1,504,481	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(15,907,040)	(7,290,116)	(138,456)	94,237	253,898	(1,381,346)	(14,601,154)	(19,972,520)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	DVSCS	DSIF	DSIFS	DCAP	DCAPS	DVDLS	DGI	FALFS

Investment Activity:
Reinvested dividends	$374,229	7,365,849	1,807,709	699,169	329,608	11,314	140,053	20,358
Mortality and expense risk charges (note 2)	(672,079)	(4,782,951)	(1,555,674)	(453,625)	(314,316)	(28,695)	(294,572)	(21,313)

Net investment income (loss)	(297,850)	2,582,898	252,035	245,544	15,292	(17,381)	(154,519)	(955)

Proceeds from mutual fund shares sold	11,188,252	71,497,798	17,427,179	7,626,471	2,834,581	875,983	4,727,637	465,607
Cost of mutual fund shares sold	(14,704,446)	(65,841,513)	(16,424,839)	(6,072,604)	(2,702,411)	(1,347,366)	(4,437,735)	(784,608)

Realized gain (loss) on investments	(3,516,194)	5,656,285	1,002,340	1,553,867	132,170	(471,383)	289,902	(319,001)
Change in unrealized gain (loss) on investments	(21,355,555)	(168,144,260)	(47,525,903)	(16,138,718)	(8,439,529)	(569,521)	(13,969,271)	(629,269)

Net gain (loss) on investments	(24,871,749)	(162,487,975)	(46,523,563)	(14,584,851)	(8,307,359)	(1,040,904)	(13,679,369)	(948,270)

Reinvested capital gains	6,476,393	-	-	2,604,428	1,429,961	109,712	2,875,266	395,831

Net increase (decrease) in contract owners’ equity resulting from operations	$(18,693,206)	(159,905,077)	(46,271,528)	(11,734,879)	(6,862,106)	(948,573)	(10,958,622)	(553,394)

	FCA2S	FVMOS	FQB	FQBS	FEIP	FEI2	FGP	FG2

Investment Activity:
Reinvested dividends	$501	111,093	823,035	2,723,008	13,520,111	3,162,974	4,202,077	330,190
Mortality and expense risk charges (note 2)	(40,779)	(177,630)	(196,620)	(901,669)	(7,842,608)	(2,240,307)	(7,298,624)	(1,037,818)

Net investment income (loss)	(40,278)	(66,537)	626,415	1,821,339	5,677,503	922,667	(3,096,547)	(707,628)

Proceeds from mutual fund shares sold	519,205	12,830,670	6,315,579	11,902,363	125,604,888	18,519,390	102,270,059	33,071,497
Cost of mutual fund shares sold	(444,896)	(13,612,696)	(6,731,151)	(12,789,213)	(148,458,442)	(23,671,378)	(140,503,466)	(26,997,423)

Realized gain (loss) on investments	74,309	(782,026)	(415,572)	(886,850)	(22,853,554)	(5,151,988)	(38,233,407)	6,074,074
Change in unrealized gain (loss) on investments	(993,863)	(255,965)	(1,429,335)	(6,204,635)	(291,661,312)	(72,236,312)	(284,292,945)	(42,230,125)

Net gain (loss) on investments	(919,554)	(1,037,991)	(1,844,907)	(7,091,485)	(314,514,866)	(77,388,300)	(322,526,352)	(36,156,051)

Reinvested capital gains	57,519	-	-	-	644,601	147,652	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(902,313)	(1,104,528)	(1,218,492)	(5,270,146)	(308,192,762)	(76,317,981)	(325,622,899)	(36,863,679)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	FHIP	FHIPR	FOP	FOPR	FO2	FO2R	FAMP	FCP

Investment Activity:
Reinvested dividends	$6,392,965	1,131,533	2,696,110	1,357,875	144,518	1,266,324	5,599,880	4,865,263
Mortality and expense risk charges (note 2)	(1,102,090)	(170,847)	(1,468,278)	(744,764)	(93,238)	(863,238)	(3,042,887)	(7,063,948)

Net investment income (loss)	5,290,875	960,686	1,227,832	613,111	51,280	403,086	2,556,993	(2,198,685)

Proceeds from mutual fund shares sold	23,515,084	15,727,951	22,449,593	11,926,410	1,133,309	16,867,784	41,657,376	102,633,649
Cost of mutual fund shares sold	(27,162,258)	(17,491,157)	(16,194,893)	(9,702,379)	(1,045,505)	(16,089,035)	(51,366,599)	(120,450,577)

Realized gain (loss) on investments	(3,647,174)	(1,763,206)	6,254,700	2,224,031	87,804	778,749	(9,709,223)	(17,816,928)
Change in unrealized gain (loss) on investments	(23,167,718)	(2,437,907)	(82,518,425)	(41,003,814)	(4,593,216)	(38,945,580)	(90,964,532)	(275,843,406)

Net gain (loss) on investments	(26,814,892)	(4,201,113)	(76,263,725)	(38,779,783)	(4,505,412)	(38,166,831)	(100,673,755)	(293,660,334)

Reinvested capital gains	-	-	14,196,989	7,179,319	822,369	7,101,800	24,368,853	16,152,805

Net increase (decrease) in contract owners’ equity resulting from operations	$(21,524,017)	(3,240,427)	(60,838,904)	(30,987,353)	(3,631,763)	(30,661,945)	(73,747,909)	(279,706,214)

	FC2	FIGBS	FIGBP2	FGOP	FMCS	FMC2	FVSS	FVSS2

Investment Activity:
Reinvested dividends	$2,348,318	839,218	17,423,006	83,431	67,502	457,024	56,146	79,773
Mortality and expense risk charges (note 2)	(5,119,018)	(266,107)	(7,869,817)	(294,093)	(251,473)	(3,130,085)	(121,423)	(258,694)

Net investment income (loss)	(2,770,700)	573,111	9,553,189	(210,662)	(183,971)	(2,673,061)	(65,277)	(178,921)

Proceeds from mutual fund shares sold	58,638,626	5,046,514	91,985,673	6,061,528	3,768,025	35,204,637	3,153,067	4,764,307
Cost of mutual fund shares sold	(71,448,941)	(5,239,960)	(96,164,804)	(4,289,076)	(5,115,340)	(41,031,970)	(5,040,428)	(7,081,859)

Realized gain (loss) on investments	(12,810,315)	(193,446)	(4,179,131)	1,772,452	(1,347,315)	(5,827,333)	(1,887,361)	(2,317,552)
Change in unrealized gain (loss) on investments	(165,897,358)	(1,327,820)	(29,568,921)	(17,621,870)	(10,922,741)	(116,415,162)	(6,183,535)	(11,614,273)

Net gain (loss) on investments	(178,707,673)	(1,521,266)	(33,748,052)	(15,849,418)	(12,270,056)	(122,242,495)	(8,070,896)	(13,931,825)

Reinvested capital gains	9,589,329	16,585	351,270	-	2,951,026	31,427,590	2,098,363	3,632,807

Net increase (decrease) in contract owners’ equity resulting from operations	$(171,889,044)	(931,570)	(23,843,593)	(16,060,080)	(9,503,001)	(93,487,966)	(6,037,810)	(10,477,939)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	FNRS2	FF10S	FF10S2	FF20S	FF20S2	FF30S	FF30S2	FTVDM3

Investment Activity:
Reinvested dividends	$-	153,129	1,356,775	172,602	1,861,102	98,845	379,663	1,105,539
Mortality and expense risk charges (note 2)	(1,737,258)	(71,244)	(898,437)	(81,198)	(1,198,901)	(49,901)	(318,804)	(635,182)

Net investment income (loss)	(1,737,258)	81,885	458,338	91,404	662,201	48,944	60,859	470,357

Proceeds from mutual fund shares sold	31,664,776	2,051,956	4,473,721	1,795,669	9,616,464	608,401	2,027,261	16,174,342
Cost of mutual fund shares sold	(34,466,451)	(2,348,687)	(4,612,073)	(2,069,973)	(9,595,064)	(717,914)	(2,223,158)	(19,181,040)

Realized gain (loss) on investments	(2,801,675)	(296,731)	(138,352)	(274,304)	21,400	(109,513)	(195,897)	(3,006,698)
Change in unrealized gain (loss) on investments	(73,540,004)	(1,585,913)	(16,682,727)	(2,577,127)	(32,866,723)	(2,111,373)	(9,367,301)	(33,613,986)

Net gain (loss) on investments	(76,341,679)	(1,882,644)	(16,821,079)	(2,851,431)	(32,845,323)	(2,220,886)	(9,563,198)	(36,620,684)

Reinvested capital gains	3,709,816	225,333	2,023,856	333,979	3,851,746	293,628	1,294,149	8,020,747

Net increase (decrease) in contract owners’ equity resulting from operations	$(74,369,121)	(1,575,426)	(14,338,885)	(2,426,048)	(28,331,376)	(1,878,314)	(8,208,190)	(28,129,580)

	TIF2	TIF3	FTVFA2	FTVGI3	FTVIS2	FTVRD2	FTVSV2	JABS

Investment Activity:
Reinvested dividends	$193,460	7,795,710	82,967	2,678,428	6,051,679	1,711,186	716,124	308,611
Mortality and expense risk charges (note 2)	(120,910)	(5,371,624)	(21,960)	(1,033,702)	(1,687,562)	(1,551,724)	(1,004,564)	(182,677)

Net investment income (loss)	72,550	2,424,086	61,007	1,644,726	4,364,117	159,462	(288,440)	125,934

Proceeds from mutual fund shares sold	2,062,388	10,555,863	780,737	16,136,659	15,854,124	18,713,607	13,447,274	2,674,199
Cost of mutual fund shares sold	(1,777,077)	(11,018,472)	(1,002,831)	(14,471,676)	(18,788,468)	(18,336,740)	(16,528,982)	(2,366,166)

Realized gain (loss) on investments	285,311	(462,609)	(222,094)	1,664,983	(2,934,344)	376,867	(3,081,708)	308,033
Change in unrealized gain (loss) on investments	(5,172,569)	(195,001,260)	(1,020,448)	(1,226,528)	(43,482,423)	(31,168,994)	(29,546,354)	(3,702,766)

Net gain (loss) on investments	(4,887,258)	(195,463,869)	(1,242,542)	438,455	(46,416,767)	(30,792,127)	(32,628,062)	(3,394,733)

Reinvested capital gains	791,782	30,093,721	82,293	-	2,533,976	738,658	4,959,744	878,177

Net increase (decrease) in contract owners’ equity resulting from operations	$(4,022,926)	(162,946,062)	(1,099,242)	2,083,181	(39,518,674)	(29,894,007)	(27,956,758)	(2,390,622)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	JACAS	JAGTS	JAGTS2	JARLCS	JAIGS	JAIGS2	JPMCVP	AMTB

Investment Activity:
Reinvested dividends	$8,737	2,313	3,853	34,638	326,454	5,410,980	111,752	19,050,351
Mortality and expense risk charges (note 2)	(1,210,982)	(35,720)	(56,820)	(79,386)	(167,635)	(2,997,084)	(130,217)	(7,406,797)

Net investment income (loss)	(1,202,245)	(33,407)	(52,967)	(44,748)	158,819	2,413,896	(18,465)	11,643,554

Proceeds from mutual fund shares sold	14,468,764	442,613	1,150,276	1,475,736	2,578,063	40,244,287	3,644,971	66,619,658
Cost of mutual fund shares sold	(9,021,351)	(404,129)	(1,021,933)	(1,782,051)	(1,377,390)	(39,355,919)	(3,926,981)	(73,536,001)

Realized gain (loss) on investments	5,447,413	38,484	128,343	(306,315)	1,200,673	888,368	(282,010)	(6,916,343)
Change in unrealized gain (loss) on investments	(52,133,402)	(1,494,358)	(2,559,215)	(2,186,695)	(11,032,905)	(164,883,295)	(4,220,454)	(69,873,829)

Net gain (loss) on investments	(46,685,989)	(1,455,874)	(2,430,872)	(2,493,010)	(9,832,232)	(163,994,927)	(4,502,464)	(76,790,172)

Reinvested capital gains	-	-	-	315,293	1,749,821	29,018,198	757,541	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(47,888,234)	(1,489,281)	(2,483,839)	(2,222,465)	(7,923,592)	(132,562,833)	(3,763,388)	(65,146,618)

	MIGSC	MVFSC	VFLG2	VFLV2	MBVAG2	MBVCG2	VFMG2	GVAAA2

Investment Activity:
Reinvested dividends	$52,978	862,726	3,924	16,920	1,431	3,151	90,410	18,149,375
Mortality and expense risk charges (note 2)	(292,812)	(1,351,745)	(13,113)	(19,345)	(4,534)	(1,638)	(101,674)	(9,621,450)

Net investment income (loss)	(239,834)	(489,019)	(9,189)	(2,425)	(3,103)	1,513	(11,264)	8,527,925

Proceeds from mutual fund shares sold	3,647,440	10,380,443	111,313	176,989	147,014	10,794	1,181,167	1,613,457
Cost of mutual fund shares sold	(3,351,235)	(11,240,157)	(125,344)	(212,741)	(156,544)	(11,249)	(1,327,696)	(1,621,883)

Realized gain (loss) on investments	296,205	(859,714)	(14,031)	(35,752)	(9,530)	(455)	(146,529)	(8,426)
Change in unrealized gain (loss) on investments	(8,713,387)	(36,555,708)	(415,411)	(612,992)	(153,303)	(45,297)	2,529,186	(230,496,031)

Net gain (loss) on investments	(8,417,182)	(37,415,422)	(429,442)	(648,744)	(162,833)	(45,752)	2,675,715	(230,504,457)

Reinvested capital gains	884,134	3,527,887	-	-	27,030	5,733	375,196	7,726,101

Net increase (decrease) in contract owners’ equity resulting from operations	$(7,772,882)	(34,376,554)	(438,631)	(651,169)	(138,906)	(38,506)	2,311,783	(214,250,431)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	GVABD2	GVAGG2	GVAGR2	GVAGI2	NVCRA2	NVCRB2	NVCCA2	NVCCN2

Investment Activity:
Reinvested dividends	$16,815,561	1,853,476	2,733,290	5,681,837	49,335	1,449,736	1,197,690	532,103
Mortality and expense risk charges (note 2)	(4,191,922)	(980,045)	(1,983,958)	(3,193,012)	(28,164)	(901,743)	(709,815)	(238,874)

Net investment income (loss)	12,623,639	873,431	749,332	2,488,825	21,171	547,993	487,875	293,229

Proceeds from mutual fund shares sold	13,719,979	5,965,426	4,334,721	-	469,911	-	195,783	3,421,075
Cost of mutual fund shares sold	(14,827,218)	(6,506,611)	(4,797,927)	-	(654,049)	-	(284,386)	(3,710,194)

Realized gain (loss) on investments	(1,107,239)	(541,185)	(463,206)	-	(184,138)	-	(88,603)	(289,119)
Change in unrealized gain (loss) on investments	(42,404,672)	(34,038,519)	(80,329,880)	(92,277,536)	(1,248,138)	(16,020,501)	(23,141,646)	(1,666,421)

Net gain (loss) on investments	(43,511,911)	(34,579,704)	(80,793,086)	(92,277,536)	(1,432,276)	(16,020,501)	(23,230,249)	(1,955,540)

Reinvested capital gains	198,457	2,196,350	7,748,903	65,984	85,124	661,128	1,022,826	78,376

Net increase (decrease) in contract owners’ equity resulting from operations	$(30,689,815)	(31,509,923)	(72,294,851)	(89,722,727)	(1,325,981)	(14,811,380)	(21,719,548)	(1,583,935)

	NVCMD2	NVCMA2	NVCMC2	NVCBD1	NVCBD2	HIBF	HIBF3	GEM

Investment Activity:
Reinvested dividends	$1,092,493	1,031,186	422,518	7,722	46,553	1,127,120	3,246,931	11,343
Mortality and expense risk charges (note 2)	(585,469)	(569,071)	(214,091)	(1,584)	(11,807)	(196,038)	(531,827)	(13,141)

Net investment income (loss)	507,024	462,115	208,427	6,138	34,746	931,082	2,715,104	(1,798)

Proceeds from mutual fund shares sold	-	1,546,379	2,191,385	211,668	201,817	3,664,195	17,915,007	212,330
Cost of mutual fund shares sold	-	(2,108,922)	(2,483,299)	(218,360)	(206,176)	(4,494,196)	(21,012,307)	(123,373)

Realized gain (loss) on investments	-	(562,543)	(291,914)	(6,692)	(4,359)	(830,001)	(3,097,300)	88,957
Change in unrealized gain (loss) on investments	(16,954,710)	(22,848,558)	(3,292,285)	4,272	(6,570)	(3,973,615)	(10,412,486)	(1,048,078)

Net gain (loss) on investments	(16,954,710)	(23,411,101)	(3,584,199)	(2,420)	(10,929)	(4,803,616)	(13,509,786)	(959,121)

Reinvested capital gains	670,143	1,049,798	114,676	-	-	-	-	205,161

Net increase (decrease) in contract owners’ equity resulting from operations	$(15,777,543)	(21,899,188)	(3,261,096)	3,718	23,817	(3,872,534)	(10,794,682)	(755,758)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	GEM2	GEM3	GEM6	GVGU2	GVGU	GIG	GIG3	NVIE6

Investment Activity:
Reinvested dividends	$36,085	685,786	734,189	17,871	241,989	1,327	354,475	34,822
Mortality and expense risk charges (note 2)	(64,994)	(822,992)	(1,159,009)	(10,258)	(111,338)	(1,239)	(373,080)	(21,855)

Net investment income (loss)	(28,909)	(137,206)	(424,820)	7,613	130,651	88	(18,605)	12,967

Proceeds from mutual fund shares sold	1,546,586	26,673,342	34,981,890	279,261	5,987,772	7,766	9,491,559	964,468
Cost of mutual fund shares sold	(1,332,061)	(22,741,715)	(35,703,278)	(267,978)	(7,133,530)	(4,033)	(8,870,134)	(1,639,226)

Realized gain (loss) on investments	214,525	3,931,627	(721,388)	11,283	(1,145,758)	3,733	621,425	(674,758)
Change in unrealized gain (loss) on investments	(4,449,186)	(63,187,446)	(70,764,600)	(305,200)	(2,502,951)	(73,028)	(20,554,644)	(1,379,023)

Net gain (loss) on investments	(4,234,661)	(59,255,819)	(71,485,988)	(293,917)	(3,648,709)	(69,295)	(19,933,219)	(2,053,781)

Reinvested capital gains	894,114	12,320,324	14,918,890	7,334	93,739	14,111	4,015,655	555,554

Net increase (decrease) in contract owners’ equity resulting from operations	$(3,369,456)	(47,072,701)	(56,991,918)	(278,970)	(3,424,319)	(55,096)	(15,936,169)	(1,485,260)

	GEF3	GVGF2	GVGFS	GBF	CAF	GVGH2	GVGHS	GVGH6

Investment Activity:
Reinvested dividends	$32,535	16,933	57,678	28,463,851	125,942	1,740	15,265	4,987
Mortality and expense risk charges (note 2)	(63,578)	(14,763)	(35,242)	(11,044,071)	(610,753)	(25,557)	(75,438)	(252,797)

Net investment income (loss)	(31,043)	2,170	22,436	17,419,780	(484,811)	(23,817)	(60,173)	(247,810)

Proceeds from mutual fund shares sold	2,528,159	172,121	1,380,441	98,483,676	9,586,035	330,893	3,104,909	8,459,717
Cost of mutual fund shares sold	(2,710,257)	(254,323)	(2,407,647)	(104,250,487)	(8,055,470)	(349,182)	(3,554,231)	(9,773,492)

Realized gain (loss) on investments	(182,098)	(82,202)	(1,027,206)	(5,766,811)	1,530,565	(18,289)	(449,322)	(1,313,775)
Change in unrealized gain (loss) on investments	(3,463,851)	(528,767)	(809,971)	27,289,008	(23,224,436)	(622,134)	(2,027,689)	(6,408,550)

Net gain (loss) on investments	(3,645,949)	(610,969)	(1,837,177)	21,522,197	(21,693,871)	(640,423)	(2,477,011)	(7,722,325)

Reinvested capital gains	899,110	-	-	-	-	132,482	509,267	1,634,517

Net increase (decrease) in contract owners’ equity resulting from operations	$(2,777,882)	(608,799)	(1,814,741)	38,941,977	(22,178,682)	(531,758)	(2,027,917)	(6,335,618)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	GVIX8	GVIDA	GVIDC	GVIDM	GVDMA	GVDMC	BF	NVLCP2

Investment Activity:
Reinvested dividends	$172,587	9,925,662	6,126,083	57,505,471	38,299,731	16,231,774	83,664	32,446
Mortality and expense risk charges (note 2)	(146,383)	(9,398,485)	(2,898,247)	(37,150,944)	(26,926,194)	(9,068,109)	(40,306)	(12,073)

Net investment income (loss)	26,204	527,177	3,227,836	20,354,527	11,373,537	7,163,665	43,358	20,373

Proceeds from mutual fund shares sold	4,084,983	56,191,538	26,784,053	70,504,517	60,444,187	28,466,612	1,019,466	250,440
Cost of mutual fund shares sold	(4,557,061)	(54,391,847)	(27,593,811)	(67,754,621)	(55,195,987)	(30,770,305)	(1,175,019)	(259,530)

Realized gain (loss) on investments	(472,078)	1,799,691	(809,758)	2,749,896	5,248,200	(2,303,693)	(155,553)	(9,090)
Change in unrealized gain (loss) on investments	(4,570,675)	(300,876,772)	(19,003,897)	(756,815,995)	(757,715,705)	(123,547,592)	(1,136,182)	16,174

Net gain (loss) on investments	(5,042,753)	(299,077,081)	(19,813,655)	(754,066,099)	(752,467,505)	(125,851,285)	(1,291,735)	7,084

Reinvested capital gains	12,607	81,756,834	3,249,361	176,276,488	160,150,500	26,949,413	340,160	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(5,003,942)	(216,793,070)	(13,336,458)	(557,435,084)	(580,943,468)	(91,738,207)	(908,217)	27,457

	SGRF	SGRF2	MCIF	SAM	NVMIG3	NVMIG6	GVDIV2	GVDIV3

Investment Activity:
Reinvested dividends	$-	-	1,277,400	14,087,146	1,466	-	28,070	296,582
Mortality and expense risk charges (note 2)	(123,059)	(2,479,111)	(1,473,783)	(10,690,744)	(11,628)	(2,147,134)	(27,080)	(228,387)

Net investment income (loss)	(123,059)	(2,479,111)	(196,383)	3,396,402	(10,162)	(2,147,134)	990	68,195

Proceeds from mutual fund shares sold	4,551,717	265,385,061	26,115,201	275,836,473	280,220	11,644,981	409,148	7,259,287
Cost of mutual fund shares sold	(4,637,443)	(284,311,436)	(24,928,092)	(275,836,473)	(373,330)	(14,908,150)	(407,458)	(8,272,424)

Realized gain (loss) on investments	(85,726)	(18,926,375)	1,187,109	-	(93,110)	(3,263,169)	1,690	(1,013,137)
Change in unrealized gain (loss) on investments	(5,035,578)	(29,421,175)	(51,644,636)	-	(655,732)	(98,969,541)	(1,294,257)	(11,226,552)

Net gain (loss) on investments	(5,121,304)	(48,347,550)	(50,457,527)	-	(748,842)	(102,232,710)	(1,292,567)	(12,239,689)

Reinvested capital gains	-	-	6,693,594	-	-	-	252,332	2,344,677

Net increase (decrease) in contract owners’ equity resulting from operations	$(5,244,363)	(50,826,661)	(43,960,316)	3,396,402	(759,004)	(104,379,844)	(1,039,245)	(9,826,817)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	GVDIV6	NVMLG1	NVMLG2	NVMLV2	NVMMG1	NVMMG2	NVMMV2	SCGF

Investment Activity:
Reinvested dividends	$2,662,009	58	979	15,898	-	-	1,644,879	-
Mortality and expense risk charges (note 2)	(2,889,527)	(75)	(2,397)	(14,928)	(4,409)	(908,477)	(1,844,773)	(100,242)

Net investment income (loss)	(227,518)	(17)	(1,418)	970	(4,409)	(908,477)	(199,894)	(100,242)

Proceeds from mutual fund shares sold	95,951,229	25,226	125,199	265,020	246,274	4,107,348	12,119,592	2,067,737
Cost of mutual fund shares sold	(99,475,425)	(28,645)	(150,538)	(281,012)	(356,096)	(5,424,796)	(14,344,337)	(2,341,505)

Realized gain (loss) on investments	(3,524,196)	(3,419)	(25,339)	(15,992)	(109,822)	(1,317,448)	(2,224,745)	(273,768)
Change in unrealized gain (loss) on investments	(123,480,526)	(1,802)	(73,273)	(470,794)	(207,378)	(45,609,068)	(68,247,877)	(4,480,517)

Net gain (loss) on investments	(127,004,722)	(5,221)	(98,612)	(486,786)	(317,200)	(46,926,516)	(70,472,622)	(4,754,285)

Reinvested capital gains	25,226,921	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(102,005,319)	(5,238)	(100,030)	(485,816)	(321,609)	(47,834,993)	(70,672,516)	(4,854,527)

	SCGF2	SCVF	SCVF2	SCF	SCF2	TRF	TRF2	GVUSL

Investment Activity:
Reinvested dividends	$-	597,725	218,247	950,217	536,468	3,115,523	4,698,513	40,282
Mortality and expense risk charges (note 2)	(288,642)	(725,487)	(360,981)	(1,578,611)	(1,412,114)	(2,974,305)	(6,852,564)	(68,233)

Net investment income (loss)	(288,642)	(127,762)	(142,734)	(628,394)	(875,646)	141,218	(2,154,051)	(27,951)

Proceeds from mutual fund shares sold	12,842,449	16,603,272	7,073,446	27,045,824	9,320,291	43,832,082	20,219,211	1,666,988
Cost of mutual fund shares sold	(16,120,098)	(21,249,543)	(10,414,290)	(24,445,668)	(13,908,733)	(49,700,104)	(27,208,122)	(2,236,842)

Realized gain (loss) on investments	(3,277,649)	(4,646,271)	(3,340,844)	2,600,156	(4,588,442)	(5,868,022)	(6,988,911)	(569,854)
Change in unrealized gain (loss) on investments	(7,898,515)	(15,763,686)	(5,751,018)	(80,834,655)	(54,288,868)	(142,301,333)	(259,873,044)	(2,627,709)

Net gain (loss) on investments	(11,176,164)	(20,409,957)	(9,091,862)	(78,234,499)	(58,877,310)	(148,169,355)	(266,861,955)	(3,197,563)

Reinvested capital gains	-	-	-	24,186,634	18,955,245	35,459,862	65,856,346	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(11,464,806)	(20,537,719)	(9,234,596)	(54,676,259)	(40,797,711)	(112,568,275)	(203,159,660)	(3,225,514)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	NVNMO1	NVNMO2	NVNSR1	NVNSR2	NVSTB2	GGTC	GGTC2	GGTC3

Investment Activity:
Reinvested dividends	$-	-	5,280	744,288	179,851	-	-	-
Mortality and expense risk charges (note 2)	(313)	(6,195)	(9,913)	(2,132,031)	(72,846)	(2,897)	(14,563)	(54,115)

Net investment income (loss)	(313)	(6,195)	(4,633)	(1,387,743)	107,005	(2,897)	(14,563)	(54,115)

Proceeds from mutual fund shares sold	26,320	440,028	230,533	15,372,951	801,981	62,347	296,254	2,535,081
Cost of mutual fund shares sold	(38,794)	(577,514)	(302,658)	(19,286,027)	(808,150)	(57,592)	(309,589)	(3,221,542)

Realized gain (loss) on investments	(12,474)	(137,486)	(72,125)	(3,913,076)	(6,169)	4,755	(13,335)	(686,461)
Change in unrealized gain (loss) on investments	(13,303)	(289,189)	(817,778)	(133,824,294)	(152,105)	(184,347)	(774,070)	(2,582,469)

Net gain (loss) on investments	(25,777)	(426,675)	(889,903)	(137,737,370)	(158,274)	(179,592)	(787,405)	(3,268,930)

Reinvested capital gains	-	-	-	-	-	31,306	141,073	574,822

Net increase (decrease) in contract owners’ equity resulting from operations	$(26,090)	(432,870)	(894,536)	(139,125,113)	(51,269)	(151,183)	(660,895)	(2,748,223)

	GGTC6	GVUG2	GVUGL	EIF2	MSBF	NVRE1	NVRE2	AMTG

Investment Activity:
Reinvested dividends	$-	-	-	2,947,677	4,252,913	25,041	50,334	-
Mortality and expense risk charges (note 2)	(147,037)	(311,336)	(71,465)	(3,075,572)	(900,043)	(4,443)	(12,651)	(1,396,437)

Net investment income (loss)	(147,037)	(311,336)	(71,465)	(127,895)	3,352,870	20,598	37,683	(1,396,437)

Proceeds from mutual fund shares sold	7,504,762	4,421,298	2,861,455	181,737,547	17,189,519	457,065	378,912	19,399,836
Cost of mutual fund shares sold	(8,742,220)	(5,543,853)	(3,598,688)	(222,083,744)	(19,658,895)	(556,770)	(524,207)	(10,626,989)

Realized gain (loss) on investments	(1,237,458)	(1,122,555)	(737,233)	(40,346,197)	(2,469,376)	(99,705)	(145,295)	8,772,847
Change in unrealized gain (loss) on investments	(6,238,541)	(12,259,077)	(2,929,553)	(38,696,150)	(14,608,639)	(328,498)	(875,516)	(65,611,990)

Net gain (loss) on investments	(7,475,999)	(13,381,632)	(3,666,786)	(79,042,347)	(17,078,015)	(428,203)	(1,020,811)	(56,839,143)

Reinvested capital gains	1,280,684	3,863,225	1,066,610	1,829,623	1,473,787	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(6,342,352)	(9,829,743)	(2,671,641)	(77,340,619)	(12,251,358)	(407,605)	(983,128)	(58,235,580)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	AMGP	AMINS	AMMCGS	AMTP	AMRS	AMFAS	AMSRS	OVMS

Investment Activity:
Reinvested dividends	$64,410	316	-	685,345	125,657	-	793,757	2,760,866
Mortality and expense risk charges (note 2)	(160,058)	(2,790,157)	(119,115)	(1,846,237)	(208,506)	(86,385)	(5,169,680)	(1,234,310)

Net investment income (loss)	(95,648)	(2,789,841)	(119,115)	(1,160,892)	(82,849)	(86,385)	(4,375,923)	1,526,556

Proceeds from mutual fund shares sold	2,879,258	293,711,542	2,549,722	25,575,018	4,492,261	1,760,273	481,799,210	21,954,995
Cost of mutual fund shares sold	(1,953,041)	(333,425,786)	(1,726,016)	(25,144,677)	(5,067,393)	(1,971,377)	(482,749,809)	(27,230,865)

Realized gain (loss) on investments	926,217	(39,714,244)	823,706	430,341	(575,132)	(211,104)	(950,599)	(5,275,870)
Change in unrealized gain (loss) on investments	(6,509,053)	4,414,284	(4,987,095)	(108,474,235)	(6,852,966)	(2,468,343)	(50,706,776)	(48,998,634)

Net gain (loss) on investments	(5,582,836)	(35,299,960)	(4,163,389)	(108,043,894)	(7,428,098)	(2,679,447)	(51,657,375)	(54,274,504)

Reinvested capital gains	441,400	1,035	-	21,625,094	27,332	187,423	2,713,949	6,658,903

Net increase (decrease) in contract owners’ equity resulting from operations	$(5,237,084)	(38,088,766)	(4,282,504)	(87,579,692)	(7,483,615)	(2,578,409)	(53,319,349)	(46,089,045)

	OVCAFS	OVGR	OVB	OVGS3	OVGS4	OVGS	OVGSS	OVHI3

Investment Activity:
Reinvested dividends	$-	100,573	3,993,920	1,359,248	1,006,045	2,984,617	200,198	30,010
Mortality and expense risk charges (note 2)	(858,109)	(889,903)	(1,119,851)	(1,134,110)	(1,182,296)	(2,460,942)	(219,888)	(8,648)

Net investment income (loss)	(858,109)	(789,330)	2,874,069	225,138	(176,251)	523,675	(19,690)	21,362

Proceeds from mutual fund shares sold	9,680,576	13,825,297	21,159,501	15,819,403	12,940,849	42,285,108	3,823,128	545,473
Cost of mutual fund shares sold	(8,895,092)	(11,225,360)	(23,976,514)	(12,700,264)	(13,494,608)	(27,714,019)	(3,617,609)	(849,648)

Realized gain (loss) on investments	785,484	2,599,937	(2,817,013)	3,119,139	(553,759)	14,571,089	205,519	(304,175)
Change in unrealized gain (loss) on investments	(30,391,351)	(38,741,679)	(34,742,735)	(52,083,596)	(45,533,159)	(119,409,989)	(8,774,045)	(388,706)

Net gain (loss) on investments	(29,605,867)	(36,141,742)	(37,559,748)	(48,964,457)	(46,086,918)	(104,838,900)	(8,568,526)	(692,881)

Reinvested capital gains	-	-	-	5,983,984	5,591,832	13,114,068	1,073,516	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(30,463,976)	(36,931,072)	(34,685,679)	(42,755,335)	(40,671,337)	(91,201,157)	(7,514,700)	(671,519)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	OVHI4	OVHI	OVHIS	OVSC	OVSCS	OVGI	OVGIS	OVAG

Investment Activity:
Reinvested dividends	$611,212	28,849	1,283,577	19,950	471,192	315,774	4,577,435	-
Mortality and expense risk charges (note 2)	(166,606)	(4,335)	(259,399)	(51,277)	(2,846,246)	(266,407)	(6,632,658)	(162,354)

Net investment income (loss)	444,606	24,514	1,024,178	(31,327)	(2,375,054)	49,367	(2,055,223)	(162,354)

Proceeds from mutual fund shares sold	8,072,499	171,319	6,836,489	1,416,795	40,762,932	4,802,428	38,687,998	2,826,008
Cost of mutual fund shares sold	(11,343,624)	(294,645)	(9,001,693)	(1,774,357)	(47,184,869)	(4,363,379)	(43,338,028)	(2,628,523)

Realized gain (loss) on investments	(3,271,125)	(123,326)	(2,165,204)	(357,562)	(6,421,937)	439,049	(4,650,030)	197,485
Change in unrealized gain (loss) on investments	(6,889,235)	(193,406)	(14,303,261)	(1,543,450)	(71,083,896)	(11,241,564)	(195,684,358)	(7,546,706)

Net gain (loss) on investments	(10,160,360)	(316,732)	(16,468,465)	(1,901,012)	(77,505,833)	(10,802,515)	(200,334,388)	(7,349,221)

Reinvested capital gains	-	-	-	221,525	9,799,136	1,372,064	24,059,956	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(9,715,754)	(292,218)	(15,444,287)	(1,710,814)	(70,081,751)	(9,381,084)	(178,329,655)	(7,511,575)

	PISVP1	PVGIB	PVTIGB	PVTVB	TRBCG2	TREI2	TRLT2	DSRG

Investment Activity:
Reinvested dividends	$5,737	113,249	25,037	-	219,402	1,602,003	1,617,561	439,644
Mortality and expense risk charges (note 2)	(9,390)	(82,771)	(17,157)	(29,047)	(3,294,869)	(1,131,418)	(733,066)	(750,646)

Net investment income (loss)	(3,653)	30,478	7,880	(29,047)	(3,075,467)	470,585	884,495	(311,002)

Proceeds from mutual fund shares sold	110,001	1,332,789	197,904	325,134	10,628,647	5,048,887	9,970,329	11,435,580
Cost of mutual fund shares sold	(202,858)	(1,943,011)	(185,588)	(361,690)	(11,970,584)	(6,095,594)	(9,998,992)	(17,512,490)

Realized gain (loss) on investments	(92,857)	(610,222)	12,316	(36,556)	(1,341,937)	(1,046,707)	(28,663)	(6,076,910)
Change in unrealized gain (loss) on investments	(490,494)	(2,900,852)	(833,657)	(756,377)	(101,401,814)	(34,340,847)	(1,262,177)	(16,689,844)

Net gain (loss) on investments	(583,351)	(3,511,074)	(821,341)	(792,933)	(102,743,751)	(35,387,554)	(1,290,840)	(22,766,754)

Reinvested capital gains	153,345	973,768	192,364	-	-	2,107,353	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(433,659)	(2,506,828)	(621,097)	(821,980)	(105,819,218)	(32,809,616)	(406,345)	(23,077,756)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	VWBFR	VWBF	VWEMR	VWEM	VWHAR	VWHA	MSVFI	MSVF2

Investment Activity:
Reinvested dividends	$737,048	1,575,185	-	-	147,703	150,802	155,633	11,110,613
Mortality and expense risk charges (note 2)	(122,540)	(232,000)	(276,248)	(380,161)	(564,132)	(651,055)	(46,668)	(4,708,310)

Net investment income (loss)	614,508	1,343,185	(276,248)	(380,161)	(416,429)	(500,253)	108,965	6,402,303

Proceeds from mutual fund shares sold	5,202,015	4,343,785	12,001,322	6,865,677	15,170,674	10,631,149	1,784,492	82,755,990
Cost of mutual fund shares sold	(5,244,963)	(4,714,974)	(18,922,758)	(6,958,074)	(14,883,270)	(4,668,409)	(1,903,525)	(88,057,594)

Realized gain (loss) on investments	(42,948)	(371,189)	(6,921,436)	(92,397)	287,404	5,962,740	(119,033)	(5,301,604)
Change in unrealized gain (loss) on investments	(458,896)	(583,411)	(22,684,555)	(40,435,269)	(27,898,131)	(37,368,416)	(437,219)	(36,033,941)

Net gain (loss) on investments	(501,844)	(954,600)	(29,605,991)	(40,527,666)	(27,610,727)	(31,405,676)	(556,252)	(41,335,545)

Reinvested capital gains	-	-	11,631,611	15,223,007	6,617,535	8,257,790	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$112,664	388,585	(18,250,628)	(25,684,820)	(21,409,621)	(23,648,139)	(447,287)	(34,933,242)

	MSEM	MSEMB	MSVRE	MSVREB	VYDS	SVDF	WFVLCG	WFVMM

Investment Activity:
Reinvested dividends	$412,398	120,393	3,346,870	1,974,939	6,262	-	293	1,131
Mortality and expense risk charges (note 2)	(77,277)	(24,848)	(1,319,140)	(1,084,623)	(11,745)	(713,564)	(2,270)	(878)

Net investment income (loss)	335,121	95,545	2,027,730	890,316	(5,483)	(713,564)	(1,977)	253

Proceeds from mutual fund shares sold	1,821,006	391,701	26,179,740	23,033,354	181,637	10,757,175	11,800	3,106
Cost of mutual fund shares sold	(2,123,013)	(480,736)	(23,803,400)	(34,033,073)	(166,669)	(7,192,922)	(11,191)	(3,106)

Realized gain (loss) on investments	(302,007)	(89,035)	2,376,340	(10,999,719)	14,968	3,564,253	609	-
Change in unrealized gain (loss) on investments	(1,228,571)	(357,750)	(81,704,272)	(48,143,342)	(507,003)	(31,921,510)	(51,732)	-

Net gain (loss) on investments	(1,530,578)	(446,785)	(79,327,932)	(59,143,061)	(492,035)	(28,357,257)	(51,123)	-

Reinvested capital gains	238,029	70,024	36,706,467	27,428,028	127,929	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(957,428)	(281,216)	(40,593,735)	(30,824,717)	(369,589)	(29,070,821)	(53,100)	253

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

	SVOF	WFVSMV	WFVTRB

Investment Activity:
Reinvested dividends	$4,379,091	-	1,107
Mortality and expense risk charges (note 2)	(3,073,319)	(87)	(266)

Net investment income (loss)	1,305,772	(87)	841

Proceeds from mutual fund shares sold	43,614,107	1,781	266
Cost of mutual fund shares sold	(50,706,807)	(2,091)	(267)

Realized gain (loss) on investments	(7,092,700)	(310)	(1)
Change in unrealized gain (loss) on investments	(152,729,190)	(6,144)	(559)

Net gain (loss) on investments	(159,821,890)	(6,454)	(560)

Reinvested capital gains	51,688,115	2,098	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(106,828,003)	(4,443)	281

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2008 and 2007

	Total		AVBV2		AVCA2		AVCD2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$126,228,065	77,413,198	(428,899)	(693,037)	(215,299)	(270,276)	(335,078)	(429,544)
Realized gain (loss) on investments	(310,427,981)	485,395,129	(980,116)	1,490,822	87,480	510,756	(849,393)	4,782,696
Change in unrealized gain (loss) on investments	(8,653,538,654)	(217,917,170)	(30,516,067)	(3,913,690)	(6,888,377)	1,229,188	(13,524,418)	(4,096,869)
Reinvested capital gains	1,250,139,523	884,447,637	6,864,081	3,025,887	-	-	2,534,704	1,987,004

Net increase (decrease) in contract owners’ equity resulting from operations	(7,587,599,047)	1,229,338,794	(25,061,001)	(90,018)	(7,016,196)	1,469,668	(12,174,185)	2,243,287

Equity transactions:
Purchase payments received from contract owners (note 3)	3,842,471,180	5,383,787,102	1,909,197	5,491,976	747,816	1,949,580	2,308,849	5,068,365
Transfers between funds	-	-	(2,612,477)	(4,067,516)	(2,274,283)	976,741	(2,556,881)	1,128,624
Redemptions (note 3)	(2,376,357,188)	(2,290,276,483)	(3,601,566)	(3,384,442)	(1,418,392)	(1,139,095)	(1,721,565)	(2,375,924)
Annuity benefits	(2,149,504)	(2,273,176)	(6,468)	(9)	(1,368)	(500)	-	-
Contract maintenance charges (note 2)	(23,305,962)	(10,969,296)	(10,992)	(6,533)	(2,937)	(2,182)	(9,692)	(3,316)
Contingent deferred sales charges (note 2)	(21,839,980)	(14,863,496)	(54,007)	(59,115)	(17,143)	(19,187)	(35,193)	(50,013)
Adjustments to maintain reserves	627	(199,934)	(926)	(1,230)	(487)	(375)	(190)	(1,071)

Net equity transactions	1,418,819,173	3,065,204,717	(4,377,239)	(2,026,869)	(2,966,794)	1,764,982	(2,014,672)	3,766,665

Net change in contract owners’ equity	(6,168,779,874)	4,294,543,511	(29,438,240)	(2,116,887)	(9,982,990)	3,234,650	(14,188,857)	6,009,952
Contract owners’ equity beginning of period	22,175,260,947	17,880,717,436	50,652,126	52,769,013	17,639,514	14,404,864	27,002,291	20,992,339

Contract owners’ equity end of period	$16,006,481,073	22,175,260,947	21,213,886	50,652,126	7,656,524	17,639,514	12,813,434	27,002,291

CHANGES IN UNITS:
Beginning units	1,216,943,704	932,018,159	2,902,901	3,021,464	1,044,738	936,992	1,288,902	1,088,041
Units purchased	851,755,113	753,989,495	488,063	531,430	156,250	340,425	370,858	1,170,724
Units redeemed	(614,133,702)	(469,063,950)	(821,583)	(649,993)	(396,224)	(232,679)	(483,036)	(969,863)

Ending units	1,454,565,115	1,216,943,704	2,569,381	2,902,901	804,764	1,044,738	1,176,724	1,288,902

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ALBS		ALMCS		ALVGIB		ALVSVB

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(2,305)	(2,614)	(6,746)	(7,633)	35,630	(79,178)	(131,725)	(77,905)
Realized gain (loss) on investments	(4,584)	21,314	(149,290)	(11,115)	(777,482)	1,197,419	(1,592,136)	475,856
Change in unrealized gain (loss) on investments	(108,519)	6,981	(555,854)	113,309	(9,465,089)	(1,435,206)	(5,296,111)	(954,005)
Reinvested capital gains	25,679	8,320	214,876	84,212	2,653,838	1,069,949	669,521	616,957

Net increase (decrease) in contract owners’ equity resulting from operations	(89,729)	34,001	(497,014)	178,773	(7,553,103)	752,984	(6,350,451)	60,903

Equity transactions:
Purchase payments received from contract owners (note 3)	-	39,613	6,553	99,026	181,053	253,983	2,587,624	108,605
Transfers between funds	(54,028)	8,464	(60,412)	75,806	(1,323,322)	(2,649,285)	9,031,174	(361,374)
Redemptions (note 3)	(384)	(370)	(139,531)	(3,270)	(1,651,289)	(1,640,339)	(1,221,058)	(724,985)
Annuity benefits	-	-	-	-	-	-	(1,307)	(1,551)
Contract maintenance charges (note 2)	(5)	(5)	(12)	(7)	(1,315)	(1,614)	(1,650)	(456)
Contingent deferred sales charges (note 2)	-	-	-	-	(15,630)	(23,593)	(15,711)	(13,376)
Adjustments to maintain reserves	(20)	33	(3)	(34)	(113)	(2,679)	(87)	388

Net equity transactions	(54,437)	47,735	(193,405)	171,521	(2,810,616)	(4,063,527)	10,378,985	(992,749)

Net change in contract owners’ equity	(144,166)	81,736	(690,419)	350,294	(10,363,719)	(3,310,543)	4,028,534	(931,846)
Contract owners’ equity beginning of period	317,270	235,534	958,371	608,077	19,731,218	23,041,761	7,816,800	8,748,646

Contract owners’ equity end of period	$173,104	317,270	267,952	958,371	9,367,499	19,731,218	11,845,334	7,816,800

CHANGES IN UNITS:
Beginning units	23,143	19,445	52,160	42,969	1,095,470	1,318,088	394,975	436,802
Units purchased	6,639	27,487	6,910	43,504	57,087	50,237	979,830	100,417
Units redeemed	(11,066)	(23,789)	(23,607)	(34,313)	(260,779)	(272,855)	(439,948)	(142,244)

Ending units	18,716	23,143	35,463	52,160	891,778	1,095,470	934,857	394,975

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ACVB		ACVCA		ACVIG		ACVIG2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$768,191	618,549	(1,575,013)	(1,909,097)	190,085	212,814	29,802	19,738
Realized gain (loss) on investments	(1,104,791)	(142,185)	5,473,465	7,091,532	208,041	3,063,481	(137,133)	769,609
Change in unrealized gain (loss) on investments	(17,216,134)	(1,703,985)	(82,357,794)	46,411,032	(13,619,377)	(3,535,813)	(5,069,288)	(980,678)
Reinvested capital gains	4,415,765	3,985,043	9,948,547	-	3,083,841	-	1,184,600	-

Net increase (decrease) in contract owners’ equity resulting from operations	(13,136,969)	2,757,422	(68,510,795)	51,593,467	(10,137,410)	(259,518)	(3,992,019)	(191,331)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,334,843	2,152,150	2,200,741	2,646,596	1,249,253	1,956,626	160,347	205,377
Transfers between funds	(2,815,950)	(2,940,683)	(6,497,441)	4,758,532	(2,075,781)	(1,863,837)	(1,023,013)	(1,574,342)
Redemptions (note 3)	(10,653,581)	(14,550,008)	(16,686,951)	(23,520,062)	(4,593,071)	(7,643,389)	(824,435)	(995,324)
Annuity benefits	(14,148)	(5,950)	(30,100)	(31,162)	(9,324)	(12,628)	-	-
Contract maintenance charges (note 2)	(31,189)	(35,461)	(74,252)	(79,717)	(14,945)	(18,907)	(1,313)	(1,439)
Contingent deferred sales charges (note 2)	(19,145)	(23,998)	(20,604)	(44,600)	(20,251)	(25,724)	(9,720)	(10,420)
Adjustments to maintain reserves	(5,796)	(3,911)	(3,448)	275	3	(519)	(324)	(383)

Net equity transactions	(12,204,966)	(15,407,861)	(21,112,055)	(16,270,138)	(5,464,116)	(7,608,378)	(1,698,458)	(2,376,531)

Net change in contract owners’ equity	(25,341,935)	(12,650,439)	(89,622,850)	35,323,329	(15,601,526)	(7,867,896)	(5,690,477)	(2,567,862)
Contract owners’ equity beginning of period	68,777,460	81,427,899	160,161,645	124,838,316	32,075,167	39,943,063	12,216,196	14,784,058

Contract owners’ equity end of period	$43,435,525	68,777,460	70,538,795	160,161,645	16,473,641	32,075,167	6,525,719	12,216,196

CHANGES IN UNITS:
Beginning units	2,885,081	3,544,356	3,530,839	3,982,752	2,391,422	2,937,946	727,674	861,606
Units purchased	149,630	164,132	237,473	518,243	212,092	294,916	35,352	70,272
Units redeemed	(720,378)	(823,407)	(885,850)	(970,156)	(701,016)	(841,440)	(160,775)	(204,204)

Ending units	2,314,333	2,885,081	2,882,462	3,530,839	1,902,498	2,391,422	602,251	727,674

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ACVIP2		ACVI		ACVI2		ACVI3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$3,487,871	2,182,688	(216,363)	(401,954)	(21,411)	(32,076)	(124,113)	(218,644)
Realized gain (loss) on investments	(850,110)	(141,095)	2,950,088	6,609,226	105,657	148,910	1,841,427	3,501,478
Change in unrealized gain (loss) on investments	(8,364,625)	3,465,401	(31,398,271)	3,452,959	(1,847,797)	398,558	(18,705,807)	1,851,629
Reinvested capital gains	-	-	4,385,457	-	268,891	-	2,548,520	-

Net increase (decrease) in contract owners’ equity resulting from operations	(5,726,864)	5,506,994	(24,279,089)	9,660,231	(1,494,660)	515,392	(14,439,973)	5,134,463

Equity transactions:
Purchase payments received from contract owners (note 3)	16,337,034	7,128,502	29,167	624	-	72	2,021,786	2,506,015
Transfers between funds	49,176,521	244,494	(1,873,224)	(3,568,605)	(115,871)	(131,906)	(1,527,717)	(19,795)
Redemptions (note 3)	(18,196,008)	(7,731,076)	(7,544,488)	(11,335,017)	(312,236)	(191,148)	(4,723,752)	(6,281,026)
Annuity benefits	(17,191)	(3,423)	(16,625)	(18,494)	-	-	(3,739)	(4,649)
Contract maintenance charges (note 2)	(43,400)	(9,157)	(21,043)	(25,454)	(382)	(440)	(10,257)	(11,550)
Contingent deferred sales charges (note 2)	(150,711)	(57,153)	(5,706)	(12,760)	(3,625)	(2,132)	(26,291)	(28,407)
Adjustments to maintain reserves	(1,513)	(2,868)	(1,988)	1,448	(63)	(46)	(150)	(128)

Net equity transactions	47,104,732	(430,681)	(9,433,907)	(14,958,258)	(432,177)	(325,600)	(4,270,120)	(3,839,540)

Net change in contract owners’ equity	41,377,868	5,076,313	(33,712,996)	(5,298,027)	(1,926,837)	189,792	(18,710,093)	1,294,923
Contract owners’ equity beginning of period	79,642,850	74,566,537	60,218,672	65,516,699	3,551,239	3,361,447	34,091,343	32,796,420

Contract owners’ equity end of period	$121,020,718	79,642,850	26,505,676	60,218,672	1,624,402	3,551,239	15,381,250	34,091,343

CHANGES IN UNITS:
Beginning units	6,820,642	6,878,406	2,292,787	2,905,577	152,551	167,745	1,893,113	2,121,586
Units purchased	9,379,817	2,483,250	25	-	-	4	286,486	391,938
Units redeemed	(5,491,222)	(2,541,014)	(440,067)	(612,790)	(24,032)	(15,198)	(610,828)	(620,411)

Ending units	10,709,237	6,820,642	1,852,745	2,292,787	128,519	152,551	1,568,771	1,893,113

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ACVI4		ACVMV1		ACVMV2		ACVU1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(133,561)	(145,512)	(66,524)	(45,770)	(829,196)	(324,984)	(39,139)	(55,577)
Realized gain (loss) on investments	751,428	951,213	(854,150)	183,929	(7,112,926)	1,165,306	(160,010)	123,513
Change in unrealized gain (loss) on investments	(10,985,764)	1,026,391	(803,204)	(576,330)	(5,479,215)	(2,761,280)	(1,877,650)	665,830
Reinvested capital gains	1,584,327	-	-	58,875	-	233,279	511,993	-

Net increase (decrease) in contract owners’ equity resulting from operations	(8,783,570)	1,832,092	(1,723,878)	(379,296)	(13,421,337)	(1,687,679)	(1,564,806)	733,766

Equity transactions:
Purchase payments received from contract owners (note 3)	1,485,832	2,747,769	297,075	571,041	10,824,397	10,184,886	206,585	268,221
Transfers between funds	(1,513,937)	4,306,639	1,098,432	2,990,853	6,157,103	4,254,320	(738,829)	145,297
Redemptions (note 3)	(1,335,186)	(992,288)	(968,838)	(673,127)	(3,575,869)	(1,491,203)	(631,416)	(927,937)
Annuity benefits	-	-	(583)	(413)	(76)	(14)	-	-
Contract maintenance charges (note 2)	(6,608)	(1,279)	(2,172)	(1,988)	(46,525)	(2,369)	(1,912)	(2,191)
Contingent deferred sales charges (note 2)	(18,299)	(8,646)	(2,395)	(1,871)	(70,081)	(20,016)	(3,698)	(5,782)
Adjustments to maintain reserves	(476)	(312)	(4)	(890)	(582)	(726)	(56)	(84)

Net equity transactions	(1,388,674)	6,051,883	421,515	2,883,605	13,288,367	12,924,878	(1,169,326)	(522,476)

Net change in contract owners’ equity	(10,172,244)	7,883,975	(1,302,363)	2,504,309	(132,970)	11,237,199	(2,734,132)	211,290
Contract owners’ equity beginning of period	19,305,697	11,421,722	5,814,970	3,310,661	27,830,529	16,593,330	4,581,136	4,369,846

Contract owners’ equity end of period	$9,133,453	19,305,697	4,512,607	5,814,970	27,697,559	27,830,529	1,847,004	4,581,136

CHANGES IN UNITS:
Beginning units	1,081,252	741,894	544,568	299,448	2,191,006	1,253,439	371,822	423,522
Units purchased	367,090	573,628	540,746	635,105	6,567,379	2,001,407	52,561	108,285
Units redeemed	(504,424)	(234,270)	(519,114)	(389,985)	(5,808,519)	(1,063,840)	(164,919)	(159,985)

Ending units	943,918	1,081,252	566,200	544,568	2,949,866	2,191,006	259,464	371,822

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ACVU2		ACVV		ACVV2		ACVVS1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(213,195)	(266,453)	1,066,775	469,525	559,190	(176,377)	(102,981)	(75,605)
Realized gain (loss) on investments	(322,735)	330,099	(4,301,880)	9,598,435	(7,305,365)	360,924	(795,743)	477,054
Change in unrealized gain (loss) on investments	(8,385,285)	2,660,033	(35,779,967)	(29,809,947)	(31,535,146)	(16,245,949)	(4,296,789)	987,151
Reinvested capital gains	2,339,161	-	11,805,540	12,263,481	10,753,584	8,796,015	440,464	-

Net increase (decrease) in contract owners’ equity resulting from operations	(6,582,054)	2,723,679	(27,209,532)	(7,478,506)	(27,527,737)	(7,265,387)	(4,755,049)	1,388,600

Equity transactions:
Purchase payments received from contract owners (note 3)	263,514	592,859	3,710,303	6,043,313	7,568,576	19,940,784	462,143	285,619
Transfers between funds	(1,378,995)	(313,951)	(10,174,729)	(13,596,891)	(30,522)	(10,105,311)	(3,450,251)	11,726,422
Redemptions (note 3)	(1,445,503)	(991,683)	(15,459,272)	(25,715,312)	(7,506,778)	(6,503,115)	(1,028,529)	(1,027,911)
Annuity benefits	(6,086)	-	(31,982)	(42,121)	(6,538)	(7,593)	(359)	-
Contract maintenance charges (note 2)	(2,170)	(2,156)	(41,310)	(51,366)	(36,824)	(12,631)	(2,988)	(1,326)
Contingent deferred sales charges (note 2)	(22,156)	(20,329)	(47,861)	(62,941)	(126,133)	(121,106)	(1,609)	(2,245)
Adjustments to maintain reserves	(433)	(763)	3,193	8,322	(578)	(1,741)	1,042	(66)

Net equity transactions	(2,591,829)	(736,023)	(22,041,658)	(33,416,996)	(138,797)	3,189,287	(4,020,551)	10,980,493

Net change in contract owners’ equity	(9,173,883)	1,987,656	(49,251,190)	(40,895,502)	(27,666,534)	(4,076,100)	(8,775,600)	12,369,093
Contract owners’ equity beginning of period	17,056,680	15,069,024	112,653,074	153,548,576	99,983,420	104,059,520	12,519,496	150,403

Contract owners’ equity end of period	$7,882,797	17,056,680	63,401,884	112,653,074	72,316,886	99,983,420	3,743,896	12,519,496

CHANGES IN UNITS:
Beginning units	1,079,627	1,132,582	4,831,480	6,165,160	5,881,576	5,699,037	951,361	15,762
Units purchased	195,819	180,174	484,315	693,676	2,046,396	1,890,605	485,752	1,521,816
Units redeemed	(406,930)	(233,129)	(1,552,054)	(2,027,356)	(2,011,068)	(1,708,066)	(876,626)	(586,217)

Ending units	868,516	1,079,627	3,763,741	4,831,480	5,916,904	5,881,576	560,487	951,361

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ACVVS2		AFGF		AFHY		AFGC

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(412,904)	(275,300)	(33,996)	(66,475)	40,903	137,895	23,930	93,791
Realized gain (loss) on investments	(3,006,762)	933,269	(203,295)	(100,047)	(112,801)	34,710	(9,493)	(9,996)
Change in unrealized gain (loss) on investments	(13,687,213)	3,233,694	(8,557,306)	902,392	(66,558)	(139,329)	79,800	(1,552)
Reinvested capital gains	1,199,839	-	1,504,481	1,271,561	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(15,907,040)	3,891,663	(7,290,116)	2,007,431	(138,456)	33,276	94,237	82,243

Equity transactions:
Purchase payments received from contract owners (note 3)	2,968,968	6,978,160	61,398	116,923	2,469	13,231	43,875	2,744
Transfers between funds	(9,785,775)	26,192,187	(185,975)	(638,499)	87,135	117,519	202,246	(38,480)
Redemptions (note 3)	(2,609,875)	(1,996,213)	(1,301,749)	(2,726,132)	(102,509)	(155,659)	(272,926)	(347,846)
Annuity benefits	-	-	(667)	(786)	(2,852)	(8,268)	(1,585)	(5,171)
Contract maintenance charges (note 2)	(9,137)	(628)	(5,075)	(5,928)	(561)	(644)	(946)	(1,016)
Contingent deferred sales charges (note 2)	(71,144)	(64,323)	(1,883)	(5,694)	(445)	(144)	(188)	(36)
Adjustments to maintain reserves	(332)	(326)	229	402	373	647	147	50

Net equity transactions	(9,507,295)	31,108,857	(1,433,722)	(3,259,714)	(16,390)	(33,318)	(29,377)	(389,755)

Net change in contract owners’ equity	(25,414,335)	35,000,520	(8,723,838)	(1,252,283)	(154,846)	(42)	64,860	(307,512)
Contract owners’ equity beginning of period	37,937,432	2,936,912	17,586,233	18,838,516	1,457,104	1,457,146	1,455,245	1,762,757

Contract owners’ equity end of period	$12,523,097	37,937,432	8,862,395	17,586,233	1,302,258	1,457,104	1,520,105	1,455,245

CHANGES IN UNITS:
Beginning units	2,291,468	242,388	204,499	243,531	35,586	35,506	49,215	62,699
Units purchased	1,475,763	2,821,443	1,406	1,475	65,926	54,582	11,737	1,843
Units redeemed	(2,267,374)	(772,363)	(20,018)	(40,507)	(59,149)	(54,502)	(12,607)	(15,327)

Ending units	1,499,857	2,291,468	185,887	204,499	42,363	35,586	48,345	49,215

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	CHSMM		WVCP		WIEP		WSCP

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$253,898	697,675	10,018	(52,984)	98,226	(135,165)	(620,002)	(991,391)
Realized gain (loss) on investments	-	-	62,433	436,074	1,819,938	3,944,993	3,205,001	5,787,037
Change in unrealized gain (loss) on investments	-	-	(1,453,797)	(529,304)	(16,519,318)	1,913,594	(22,557,519)	(5,736,186)
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	253,898	697,675	(1,381,346)	(146,214)	(14,601,154)	5,723,422	(19,972,520)	(940,540)

Equity transactions:
Purchase payments received from contract owners (note 3)	9,962,432	16,682,708	-	(14)	598	(223)	1,694,645	2,238,058
Transfers between funds	(1,639,364)	(11,848,998)	(99,463)	(316,739)	(1,133,926)	(1,511,923)	(3,587,750)	(5,447,253)
Redemptions (note 3)	(4,945,856)	(750,909)	(295,926)	(720,027)	(4,085,991)	(7,100,252)	(7,660,323)	(13,676,975)
Annuity benefits	(31,171)	(31,426)	(293)	(1,477)	(9,663)	(11,624)	(3,488)	(5,787)
Contract maintenance charges (note 2)	(972)	(869)	(1,817)	(2,496)	(13,018)	(15,210)	(29,426)	(36,099)
Contingent deferred sales charges (note 2)	-	-	(166)	(1,117)	(3,058)	(7,133)	(17,023)	(33,382)
Adjustments to maintain reserves	243	424	(242)	22	354	327	(784)	(474)

Net equity transactions	3,345,312	4,050,930	(397,907)	(1,041,848)	(5,244,704)	(8,646,038)	(9,604,149)	(16,961,912)

Net change in contract owners’ equity	3,599,210	4,748,605	(1,779,253)	(1,188,062)	(19,845,858)	(2,922,616)	(29,576,669)	(17,902,452)
Contract owners’ equity beginning of period	22,227,469	17,478,864	3,186,684	4,374,746	38,374,431	41,297,047	62,950,779	80,853,231

Contract owners’ equity end of period	$25,826,679	22,227,469	1,407,431	3,186,684	18,528,573	38,374,431	33,374,110	62,950,779

CHANGES IN UNITS:
Beginning units	2,030,093	1,650,023	219,613	285,608	2,123,568	2,629,775	3,619,869	4,550,318
Units purchased	1,563,593	2,170,101	-	2	-	-	159,549	193,707
Units redeemed	(1,225,845)	(1,790,031)	(34,987)	(65,997)	(361,684)	(506,207)	(806,052)	(1,124,156)

Ending units	2,367,841	2,030,093	184,626	219,613	1,761,884	2,123,568	2,973,366	3,619,869

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	DVSCS		DSIF		DSIFS		DCAP

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(297,850)	(568,150)	2,582,898	1,702,520	252,035	(65,459)	245,544	118,620
Realized gain (loss) on investments	(3,516,194)	2,455,166	5,656,285	24,784,603	1,002,340	2,593,161	1,553,867	3,243,400
Change in unrealized gain (loss) on investments	(21,355,555)	(5,013,759)	(168,144,260)	(5,280,793)	(47,525,903)	1,445,442	(16,138,718)	(764,379)
Reinvested capital gains	6,476,393	2,189,792	-	-	-	-	2,604,428	-

Net increase (decrease) in contract owners’ equity resulting from operations	(18,693,206)	(936,951)	(159,905,077)	21,206,330	(46,271,528)	3,973,144	(11,734,879)	2,597,641

Equity transactions:
Purchase payments received from contract owners (note 3)	5,287,868	7,624,894	12,316,477	16,656,824	9,967,791	16,504,464	1,378,999	1,712,433
Transfers between funds	4,561,416	(4,262,537)	(16,341,811)	(25,968,939)	(4,029,597)	(4,769,132)	(1,566,848)	(2,887,234)
Redemptions (note 3)	(5,585,685)	(6,166,157)	(61,431,940)	(94,651,744)	(10,684,717)	(8,194,832)	(5,785,964)	(7,576,992)
Annuity benefits	(5,203)	(6,099)	(151,569)	(185,413)	(36,345)	(9,717)	(4,653)	(5,312)
Contract maintenance charges (note 2)	(15,192)	(12,508)	(210,970)	(254,516)	(22,521)	(16,579)	(19,321)	(22,507)
Contingent deferred sales charges (note 2)	(66,343)	(53,959)	(156,662)	(194,471)	(143,724)	(142,539)	(21,882)	(22,983)
Adjustments to maintain reserves	11,543	(696)	40,218	(6,384)	1,492	(874)	3,246	813

Net equity transactions	4,188,404	(2,877,062)	(65,936,257)	(104,604,643)	(4,947,621)	3,370,791	(6,016,423)	(8,801,782)

Net change in contract owners’ equity	(14,504,802)	(3,814,013)	(225,841,334)	(83,398,313)	(51,219,149)	7,343,935	(17,751,302)	(6,204,141)
Contract owners’ equity beginning of period	49,335,431	53,149,444	465,297,842	548,696,155	124,929,701	117,585,766	42,977,034	49,181,175

Contract owners’ equity end of period	$34,830,629	49,335,431	239,456,508	465,297,842	73,710,552	124,929,701	25,225,732	42,977,034

CHANGES IN UNITS:
Beginning units	2,789,752	3,003,653	14,260,866	17,471,027	7,232,672	7,034,417	2,667,862	3,227,567
Units purchased	1,571,725	686,685	901,740	993,906	1,795,788	1,528,406	259,379	235,278
Units redeemed	(1,511,555)	(900,586)	(3,333,298)	(4,204,067)	(2,124,671)	(1,330,151)	(675,347)	(794,983)

Ending units	2,849,922	2,789,752	11,829,308	14,260,866	6,903,789	7,232,672	2,251,894	2,667,862

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	DCAPS		DVDLS		DGI		FALFS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$15,292	(33,687)	(17,381)	(35,119)	(154,519)	(190,325)	(955)	(7,777)
Realized gain (loss) on investments	132,170	1,230,059	(471,383)	(122,864)	289,902	1,218,489	(319,001)	(10,298)
Change in unrealized gain (loss) on investments	(8,439,529)	(25,241)	(569,521)	(767,321)	(13,969,271)	(350,037)	(629,269)	(463,936)
Reinvested capital gains	1,429,961	-	109,712	510,033	2,875,266	1,493,814	395,831	242,233

Net increase (decrease) in contract owners’ equity resulting from operations	(6,862,106)	1,171,131	(948,573)	(415,271)	(10,958,622)	2,171,941	(553,394)	(239,778)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,801,955	1,670,025	16,386	51,666	863,225	1,253,719	35,715	55,265
Transfers between funds	3,009,492	(4,240,799)	(204,289)	(882,557)	(1,070,537)	(2,223,188)	(126,176)	(292,059)
Redemptions (note 3)	(1,596,643)	(1,336,835)	(241,992)	(505,113)	(4,036,911)	(6,123,237)	(250,624)	(135,357)
Annuity benefits	(10,838)	(12,231)	(80)	(147)	(707)	(253)	-	-
Contract maintenance charges (note 2)	(5,305)	(2,476)	(453)	(535)	(14,857)	(17,894)	(327)	(407)
Contingent deferred sales charges (note 2)	(27,844)	(30,536)	(3,884)	(9,329)	(10,118)	(11,539)	(3,429)	(2,799)
Adjustments to maintain reserves	(476)	(670)	(127)	(308)	(316)	(317)	2,258	1

Net equity transactions	3,170,341	(3,953,522)	(434,439)	(1,346,323)	(4,270,221)	(7,122,709)	(342,583)	(375,356)

Net change in contract owners’ equity	(3,691,765)	(2,782,391)	(1,383,012)	(1,761,594)	(15,228,843)	(4,950,768)	(895,977)	(615,134)
Contract owners’ equity beginning of period	22,189,811	24,972,202	2,615,040	4,376,634	29,322,317	34,273,085	1,796,271	2,411,405

Contract owners’ equity end of period	$18,498,046	22,189,811	1,232,028	2,615,040	14,093,474	29,322,317	900,294	1,796,271

CHANGES IN UNITS:
Beginning units	1,388,567	1,641,093	189,656	278,075	1,896,207	2,372,008	123,768	147,270
Units purchased	633,546	221,676	33,234	15,250	99,197	138,241	13,542	7,368
Units redeemed	(343,706)	(474,202)	(77,401)	(103,669)	(446,203)	(614,042)	(42,071)	(30,870)

Ending units	1,678,407	1,388,567	145,489	189,656	1,549,201	1,896,207	95,239	123,768

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FCA2S		FVMOS		FQB		FQBS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(40,278)	(33,938)	(66,537)	(21,841)	626,415	504,947	1,821,339	1,487,892
Realized gain (loss) on investments	74,309	169,112	(782,026)	(62,910)	(415,572)	(370,067)	(886,850)	(335,016)
Change in unrealized gain (loss) on investments	(993,863)	115,435	(255,965)	(80,754)	(1,429,335)	469,113	(6,204,635)	675,015
Reinvested capital gains	57,519	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(902,313)	250,609	(1,104,528)	(165,505)	(1,218,492)	603,993	(5,270,146)	1,827,891

Equity transactions:
Purchase payments received from contract owners (note 3)	46,785	33,041	392,337	1,320,499	682,154	822,035	4,553,687	6,956,938
Transfers between funds	(142,954)	(186,697)	8,099,609	(1,064,658)	(591,959)	2,084,685	(1,231,820)	(14,262)
Redemptions (note 3)	(191,860)	(155,237)	(1,362,130)	(499,766)	(3,190,091)	(3,229,978)	(6,367,770)	(3,762,736)
Annuity benefits	-	-	-	-	(628)	(648)	-	-
Contract maintenance charges (note 2)	(368)	(342)	(1,634)	(197)	(6,742)	(6,537)	(13,411)	(4,764)
Contingent deferred sales charges (note 2)	(1,902)	(2,705)	(16,249)	(3,714)	(11,311)	(7,792)	(77,276)	(66,058)
Adjustments to maintain reserves	(198)	(116)	(1,312)	(161)	2,976	(127)	1,091	(925)

Net equity transactions	(290,497)	(312,056)	7,110,621	(247,997)	(3,115,601)	(338,362)	(3,135,499)	3,108,193

Net change in contract owners’ equity	(1,192,810)	(61,447)	6,006,093	(413,502)	(4,334,093)	265,631	(8,405,645)	4,936,084
Contract owners’ equity beginning of period	3,164,519	3,225,966	2,944,941	3,358,443	16,036,345	15,770,714	56,663,144	51,727,060

Contract owners’ equity end of period	$1,971,709	3,164,519	8,951,034	2,944,941	11,702,252	16,036,345	48,257,499	56,663,144

CHANGES IN UNITS:
Beginning units	192,944	212,094	295,662	326,855	1,330,368	1,361,037	5,168,222	4,875,943
Units purchased	17,557	18,628	2,376,509	387,050	431,388	646,485	1,451,987	1,423,771
Units redeemed	(36,515)	(37,778)	(1,753,712)	(418,243)	(700,470)	(677,154)	(1,775,828)	(1,131,492)

Ending units	173,986	192,944	918,459	295,662	1,061,286	1,330,368	4,844,381	5,168,222

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FEIP		FEI2		FGP		FG2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$5,677,503	2,995,154	922,667	92,924	(3,096,547)	(3,571,883)	(707,628)	(897,117)
Realized gain (loss) on investments	(22,853,554)	24,425,527	(5,151,988)	3,087,061	(38,233,407)	(42,957,388)	6,074,074	2,736,045
Change in unrealized gain (loss) on investments	(291,661,312)	(86,433,660)	(72,236,312)	(19,046,126)	(284,292,945)	209,381,825	(42,230,125)	11,949,939
Reinvested capital gains	644,601	66,552,673	147,652	14,939,748	-	613,327	-	57,287

Net increase (decrease) in contract owners’ equity resulting from operations	(308,192,762)	7,539,694	(76,317,981)	(926,393)	(325,622,899)	163,465,881	(36,863,679)	13,846,154

Equity transactions:
Purchase payments received from contract owners (note 3)	15,056,540	19,300,641	13,979,845	27,141,443	15,928,324	19,860,403	11,554,495	7,302,047
Transfers between funds	(30,606,125)	(30,635,671)	(6,409,760)	(8,257,031)	(22,846,169)	(32,437,815)	(21,081,780)	23,190,504
Redemptions (note 3)	(101,550,592)	(147,869,726)	(13,282,440)	(11,613,840)	(86,975,995)	(127,274,990)	(6,360,602)	(6,086,121)
Annuity benefits	(212,404)	(260,951)	(1,681)	(264)	(249,627)	(301,610)	(1,241)	(265)
Contract maintenance charges (note 2)	(298,088)	(364,544)	(46,832)	(17,067)	(366,984)	(421,427)	(11,925)	(6,506)
Contingent deferred sales charges (note 2)	(184,181)	(219,204)	(186,746)	(189,295)	(190,856)	(251,043)	(129,239)	(135,571)
Adjustments to maintain reserves	15,230	11,568	(927)	(2,493)	(9,836)	(12,473)	(637)	(981)

Net equity transactions	(117,779,620)	(160,037,887)	(5,948,541)	7,061,453	(94,711,143)	(140,838,955)	(16,030,929)	24,263,107

Net change in contract owners’ equity	(425,972,382)	(152,498,193)	(82,266,522)	6,135,060	(420,334,042)	22,626,926	(52,894,608)	38,109,261
Contract owners’ equity beginning of period	790,131,218	942,629,411	176,175,854	170,040,794	747,146,384	724,519,458	89,338,917	51,229,656

Contract owners’ equity end of period	$364,158,836	790,131,218	93,909,332	176,175,854	326,812,342	747,146,384	36,444,309	89,338,917

CHANGES IN UNITS:
Beginning units	16,421,321	19,837,866	9,650,205	9,285,688	12,473,199	15,379,782	4,763,730	3,396,781
Units purchased	496,435	701,813	2,227,397	2,386,885	479,120	638,127	2,037,068	2,778,168
Units redeemed	(3,669,599)	(4,118,358)	(2,734,670)	(2,022,368)	(2,637,203)	(3,544,710)	(3,050,263)	(1,411,219)

Ending units	13,248,157	16,421,321	9,142,932	9,650,205	10,315,116	12,473,199	3,750,535	4,763,730

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FHIP		FHIPR		FOP		FOPR

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$5,290,875	6,731,888	960,686	919,612	613,111	1,481,116	1,227,832	3,036,963
Realized gain (loss) on investments	(3,647,174)	(1,014,187)	(1,763,206)	(163,737)	2,224,031	6,851,811	6,254,700	15,212,922
Change in unrealized gain (loss) on investments	(23,167,718)	(3,213,240)	(2,437,907)	(927,735)	(41,003,814)	(2,461,123)	(82,518,425)	(5,920,382)
Reinvested capital gains	-	-	-	-	7,179,319	4,937,611	14,196,989	10,719,798

Net increase (decrease) in contract owners’ equity resulting from operations	(21,524,017)	2,504,461	(3,240,427)	(171,860)	(30,987,353)	10,809,415	(60,838,904)	23,049,301

Equity transactions:
Purchase payments received from contract owners (note 3)	897	1,356,902	2,490,054	2,036,790	4,566,925	5,478,045	(11,571)	33,919
Transfers between funds	(7,375,107)	(32,864,736)	4,981,696	12,741,219	(5,043,846)	(562,141)	(4,060,821)	(4,929,862)
Redemptions (note 3)	(14,961,277)	(24,416,043)	(2,179,479)	(2,409,590)	(9,493,858)	(12,645,384)	(16,807,021)	(25,565,742)
Annuity benefits	(11,911)	(17,044)	-	-	(2,336)	(1,367)	(25,661)	(35,793)
Contract maintenance charges (note 2)	(43,012)	(53,063)	(4,253)	(1,820)	(20,961)	(23,507)	(63,642)	(76,516)
Contingent deferred sales charges (note 2)	(23,303)	(43,593)	(7,054)	(2,128)	(32,545)	(47,528)	(10,816)	(25,077)
Adjustments to maintain reserves	(4,812)	1,254	16	7,298	(9,386)	22,881	2,591	(8,103)

Net equity transactions	(22,418,525)	(56,036,323)	5,280,980	12,371,769	(10,036,007)	(7,779,001)	(20,976,941)	(30,607,174)

Net change in contract owners’ equity	(43,942,542)	(53,531,862)	2,040,553	12,199,909	(41,023,360)	3,030,414	(81,815,845)	(7,557,873)
Contract owners’ equity beginning of period	100,103,750	153,635,612	12,199,909	-	75,578,818	72,548,404	150,627,421	158,185,294

Contract owners’ equity end of period	$56,161,208	100,103,750	14,240,462	12,199,909	34,555,458	75,578,818	68,811,576	150,627,421

CHANGES IN UNITS:
Beginning units	4,420,785	7,076,863	1,244,598	-	3,885,215	4,321,249	4,559,645	5,556,872
Units purchased	-	499,761	2,792,494	2,989,379	515,738	863,243	-	-
Units redeemed	(1,086,911)	(3,155,839)	(2,077,002)	(1,744,781)	(1,197,183)	(1,299,277)	(817,638)	(997,227)

Ending units	3,333,874	4,420,785	1,960,090	1,244,598	3,203,770	3,885,215	3,742,007	4,559,645

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FO2		FO2R		FAMP		FCP

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$51,280	129,897	403,086	892,230	2,556,993	13,211,165	(2,198,685)	(3,214,011)
Realized gain (loss) on investments	87,804	482,769	778,749	3,107,671	(9,709,223)	(2,449,644)	(17,816,928)	31,808,380
Change in unrealized gain (loss) on investments	(4,593,216)	34,575	(38,945,580)	425,517	(90,964,532)	17,639,565	(275,843,406)	(93,687,021)
Reinvested capital gains	822,369	605,213	7,101,800	3,454,152	24,368,853	8,056,729	16,152,805	171,059,909

Net increase (decrease) in contract owners’ equity resulting from operations	(3,631,763)	1,252,454	(30,661,945)	7,879,570	(73,747,909)	36,457,815	(279,706,214)	105,967,257

Equity transactions:
Purchase payments received from contract owners (note 3)	(167)	-	9,704,743	12,104,049	5,213,048	6,023,184	16,761,861	21,316,246
Transfers between funds	(557,841)	(873,526)	(8,438,623)	7,490,542	(5,935,338)	(9,534,366)	(27,428,407)	(16,810,481)
Redemptions (note 3)	(473,569)	(397,450)	(6,502,983)	(4,835,717)	(37,525,307)	(46,666,315)	(83,447,730)	(124,597,427)
Annuity benefits	-	-	(7,195)	(8,406)	(55,470)	(56,534)	(126,245)	(129,623)
Contract maintenance charges (note 2)	(774)	(854)	(14,892)	(4,849)	(132,736)	(146,796)	(245,299)	(277,997)
Contingent deferred sales charges (note 2)	(7,550)	(3,020)	(60,537)	(88,045)	(41,623)	(58,951)	(169,102)	(238,305)
Adjustments to maintain reserves	(218)	(14)	(459)	(1,143)	(5,658)	3,565	7,927	3,590

Net equity transactions	(1,040,119)	(1,274,864)	(5,319,946)	14,656,431	(38,483,084)	(50,436,213)	(94,646,995)	(120,733,997)

Net change in contract owners’ equity	(4,671,882)	(22,410)	(35,981,891)	22,536,001	(112,230,993)	(13,978,398)	(374,353,209)	(14,766,740)
Contract owners’ equity beginning of period	8,701,501	8,723,911	71,531,400	48,995,399	273,081,048	287,059,446	707,372,081	722,138,821

Contract owners’ equity end of period	$4,029,619	8,701,501	35,549,509	71,531,400	160,850,055	273,081,048	333,018,872	707,372,081

CHANGES IN UNITS:
Beginning units	341,789	395,811	4,158,503	3,262,947	8,375,163	10,118,900	18,212,023	21,578,263
Units purchased	-	-	1,663,221	2,001,464	289,886	241,950	1,249,080	1,567,253
Units redeemed	(54,954)	(54,022)	(2,082,459)	(1,105,908)	(1,698,734)	(1,985,687)	(4,349,635)	(4,933,493)

Ending units	286,835	341,789	3,739,265	4,158,503	6,966,315	8,375,163	15,111,468	18,212,023

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FC2		FIGBS		FIGBP2		FGOP

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(2,770,700)	(3,017,896)	573,111	493,230	9,553,189	3,080,879	(210,662)	(413,842)
Realized gain (loss) on investments	(12,810,315)	8,826,918	(193,446)	(200,098)	(4,179,131)	(1,658)	1,772,452	2,373,422
Change in unrealized gain (loss) on investments	(165,897,358)	(51,712,817)	(1,327,820)	236,054	(29,568,921)	5,288,689	(17,621,870)	3,988,330
Reinvested capital gains	9,589,329	97,774,253	16,585	-	351,270	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(171,889,044)	51,870,458	(931,570)	529,186	(23,843,593)	8,367,910	(16,060,080)	5,947,910

Equity transactions:
Purchase payments received from contract owners (note 3)	24,540,391	67,268,011	1,162,018	1,568,970	54,687,190	129,090,048	827,653	938,683
Transfers between funds	(22,808,450)	(13,029,550)	2,734,818	3,693,224	(36,533,551)	130,207,389	(1,519,935)	511,508
Redemptions (note 3)	(31,452,400)	(21,253,658)	(4,592,430)	(3,441,214)	(27,861,079)	(13,914,283)	(3,782,398)	(5,670,702)
Annuity benefits	(17,617)	(8,710)	(4,346)	(4,478)	(7,410)	(7,306)	-	(547)
Contract maintenance charges (note 2)	(65,845)	(34,466)	(7,149)	(5,677)	(980,104)	(289,833)	(14,775)	(17,715)
Contingent deferred sales charges (note 2)	(455,251)	(394,201)	(13,406)	(8,999)	(505,009)	(182,075)	(11,890)	(12,140)
Adjustments to maintain reserves	(1,646)	(4,781)	(98)	114	(1,076)	(3,732)	(44)	(248)

Net equity transactions	(30,260,818)	32,542,645	(720,593)	1,801,940	(11,201,039)	244,900,208	(4,501,389)	(4,251,161)

Net change in contract owners’ equity	(202,149,862)	84,413,103	(1,652,163)	2,331,126	(35,044,632)	253,268,118	(20,561,469)	1,696,749
Contract owners’ equity beginning of period	404,097,470	319,684,367	20,337,651	18,006,525	440,419,419	187,151,301	31,965,894	30,269,145

Contract owners’ equity end of period	$201,947,608	404,097,470	18,685,488	20,337,651	405,374,787	440,419,419	11,404,425	31,965,894

CHANGES IN UNITS:
Beginning units	18,440,700	16,826,492	1,827,483	1,663,367	39,988,032	17,350,200	2,355,583	2,712,499
Units purchased	3,715,233	5,959,072	790,286	780,274	11,211,521	25,764,127	255,235	299,340
Units redeemed	(5,817,564)	(4,344,864)	(856,904)	(616,158)	(12,404,128)	(3,126,295)	(717,512)	(656,256)

Ending units	16,338,369	18,440,700	1,760,865	1,827,483	38,795,425	39,988,032	1,893,306	2,355,583

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FMCS		FMC2		FVSS		FVSS2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(183,971)	(110,208)	(2,673,061)	(2,392,348)	(65,277)	(84,586)	(178,921)	(280,001)
Realized gain (loss) on investments	(1,347,315)	220,132	(5,827,333)	7,782,216	(1,887,361)	193,171	(2,317,552)	191,427
Change in unrealized gain (loss) on investments	(10,922,741)	736,988	(116,415,162)	1,323,816	(6,183,535)	(1,040,611)	(11,614,273)	(1,569,302)
Reinvested capital gains	2,951,026	1,197,867	31,427,590	17,794,132	2,098,363	1,660,822	3,632,807	2,754,390

Net increase (decrease) in contract owners’ equity resulting from operations	(9,503,001)	2,044,779	(93,487,966)	24,507,816	(6,037,810)	728,796	(10,477,939)	1,096,514

Equity transactions:
Purchase payments received from contract owners (note 3)	1,242,554	1,404,189	31,139,795	39,733,200	621,435	1,020,007	207,268	350,805
Transfers between funds	3,881,020	9,801,087	(15,335,365)	(6,889,505)	(1,670,391)	(203,694)	(2,333,561)	(1,457,584)
Redemptions (note 3)	(3,115,704)	(2,352,959)	(17,969,094)	(13,052,427)	(1,338,013)	(2,788,618)	(1,402,382)	(2,088,186)
Annuity benefits	(1,648)	(1,345)	(12,539)	(13,759)	(1,652)	(2,185)	-	-
Contract maintenance charges (note 2)	(7,176)	(5,295)	(69,752)	(18,182)	(4,279)	(6,146)	(2,429)	(3,124)
Contingent deferred sales charges (note 2)	(11,593)	(5,821)	(273,436)	(273,159)	(10,903)	(10,035)	(28,661)	(29,920)
Adjustments to maintain reserves	397	1,122	(3,479)	(3,858)	(82)	(62)	(389)	(692)

Net equity transactions	1,987,850	8,840,978	(2,523,870)	19,482,310	(2,403,885)	(1,990,733)	(3,560,154)	(3,228,701)

Net change in contract owners’ equity	(7,515,151)	10,885,757	(96,011,836)	43,990,126	(8,441,695)	(1,261,937)	(14,038,093)	(2,132,187)
Contract owners’ equity beginning of period	21,146,530	10,260,773	228,760,061	184,769,935	13,268,239	14,530,176	22,900,224	25,032,411

Contract owners’ equity end of period	$13,631,379	21,146,530	132,748,225	228,760,061	4,826,544	13,268,239	8,862,131	22,900,224

CHANGES IN UNITS:
Beginning units	1,880,661	1,041,179	8,968,155	8,219,016	841,048	959,780	1,045,050	1,184,531
Units purchased	974,883	1,436,561	3,298,099	3,375,566	126,574	493,569	104,473	233,355
Units redeemed	(824,655)	(597,079)	(3,487,133)	(2,626,427)	(332,690)	(612,301)	(304,847)	(372,836)

Ending units	2,030,889	1,880,661	8,779,121	8,968,155	634,932	841,048	844,676	1,045,050

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FNRS2		FF10S		FF10S2		FF20S

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(1,737,258)	(1,085,512)	81,885	70,444	458,338	208,068	91,404	64,766
Realized gain (loss) on investments	(2,801,675)	677,253	(296,731)	144,814	(138,352)	808,691	(274,304)	70,701
Change in unrealized gain (loss) on investments	(73,540,004)	22,153,876	(1,585,913)	(146,708)	(16,682,727)	220,289	(2,577,127)	(29,909)
Reinvested capital gains	3,709,816	4,665,935	225,333	102,779	2,023,856	1,113,763	333,979	152,908

Net increase (decrease) in contract owners’ equity resulting from operations	(74,369,121)	26,411,552	(1,575,426)	171,329	(14,338,885)	2,350,811	(2,426,048)	258,466

Equity transactions:
Purchase payments received from contract owners (note 3)	13,947,269	18,747,996	260,274	267,883	9,245,526	8,174,884	719,159	902,302
Transfers between funds	10,630,753	35,298,613	2,427,197	3,393,807	4,366,667	5,603,004	2,450,958	3,646,238
Redemptions (note 3)	(13,721,131)	(6,729,964)	(1,752,731)	(371,701)	(3,195,339)	(1,810,389)	(1,265,296)	(292,758)
Annuity benefits	(1,017)	-	(9,088)	(7,620)	-	-	-	-
Contract maintenance charges (note 2)	(18,714)	(8,600)	(2,045)	(1,030)	(39,167)	(2,141)	(3,543)	(1,791)
Contingent deferred sales charges (note 2)	(185,659)	(86,561)	(619)	(1,046)	(64,656)	(41,992)	(3,114)	(289)
Adjustments to maintain reserves	2,373	7,080	1,600	3,901	(264)	(937)	(41)	(52)

Net equity transactions	10,653,874	47,228,564	924,588	3,284,194	10,312,767	11,922,429	1,898,123	4,253,650

Net change in contract owners’ equity	(63,715,247)	73,640,116	(650,838)	3,455,523	(4,026,118)	14,273,240	(527,925)	4,512,116
Contract owners’ equity beginning of period	118,510,583	44,870,467	5,167,038	1,711,515	45,656,435	31,383,195	5,970,926	1,458,810

Contract owners’ equity end of period	$54,795,336	118,510,583	4,516,200	5,167,038	41,630,317	45,656,435	5,443,001	5,970,926

CHANGES IN UNITS:
Beginning units	5,413,172	2,923,524	450,333	162,866	3,748,220	2,744,382	521,510	138,522
Units purchased	4,290,235	4,130,822	344,061	506,460	1,573,560	1,686,206	414,570	491,287
Units redeemed	(4,108,920)	(1,641,174)	(259,726)	(218,993)	(676,491)	(682,368)	(220,226)	(108,299)

Ending units	5,594,487	5,413,172	534,668	450,333	4,645,289	3,748,220	715,854	521,510

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FF20S2		FF30S		FF30S2		FTVDM3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$662,201	361,556	48,944	42,417	60,859	53,768	470,357	142,302
Realized gain (loss) on investments	21,400	931,099	(109,513)	29,172	(195,897)	384,447	(3,006,698)	1,856,941
Change in unrealized gain (loss) on investments	(32,866,723)	226,850	(2,111,373)	(11,503)	(9,367,301)	131,830	(33,613,986)	4,448,163
Reinvested capital gains	3,851,746	1,988,265	293,628	114,826	1,294,149	707,001	8,020,747	2,542,511

Net increase (decrease) in contract owners’ equity resulting from operations	(28,331,376)	3,507,770	(1,878,314)	174,912	(8,208,190)	1,277,046	(28,129,580)	8,989,917

Equity transactions:
Purchase payments received from contract owners (note 3)	22,776,707	20,625,979	578,100	372,998	2,613,199	2,333,052	4,579,194	14,153,137
Transfers between funds	(2,330,118)	9,880,933	1,649,955	2,370,626	725,979	3,306,770	(9,723,919)	10,471,829
Redemptions (note 3)	(2,832,453)	(1,658,227)	(501,886)	(254,255)	(605,084)	(1,557,617)	(4,096,581)	(2,862,236)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(93,340)	(5,086)	(3,146)	(1,204)	(3,615)	(2,325)	(4,953)	(3,356)
Contingent deferred sales charges (note 2)	(64,725)	(47,115)	(3,986)	(408)	(29,498)	(12,709)	(40,311)	(29,483)
Adjustments to maintain reserves	(362)	(1,030)	(52)	(43)	(220)	(472)	(296)	(1,074)

Net equity transactions	17,455,709	28,795,454	1,718,985	2,487,714	2,700,761	4,066,699	(9,286,866)	21,728,817

Net change in contract owners’ equity	(10,875,667)	32,303,224	(159,329)	2,662,626	(5,507,429)	5,343,745	(37,416,446)	30,718,734
Contract owners’ equity beginning of period	70,902,100	38,598,876	3,564,229	901,603	18,889,628	13,545,883	57,939,683	27,220,949

Contract owners’ equity end of period	$60,026,433	70,902,100	3,404,900	3,564,229	13,382,199	18,889,628	20,523,237	57,939,683

CHANGES IN UNITS:
Beginning units	5,452,403	3,209,353	307,780	85,450	1,398,391	1,094,121	2,877,413	1,703,817
Units purchased	2,745,262	2,900,617	254,240	254,884	465,516	478,215	898,785	2,132,537
Units redeemed	(1,224,809)	(657,567)	(80,959)	(32,554)	(232,154)	(173,945)	(1,594,885)	(958,941)

Ending units	6,972,856	5,452,403	481,061	307,780	1,631,753	1,398,391	2,181,313	2,877,413

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	TIF2		TIF3		FTVFA2		FTVGI3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$72,550	50,631	2,424,086	591,786	61,007	-	1,644,726	414,754
Realized gain (loss) on investments	285,311	583,592	(462,609)	1,988,833	(222,094)	-	1,664,983	247,886
Change in unrealized gain (loss) on investments	(5,172,569)	267,413	(195,001,260)	13,541,621	(1,020,448)	-	(1,226,528)	2,350,963
Reinvested capital gains	791,782	497,111	30,093,721	8,774,230	82,293	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(4,022,926)	1,398,747	(162,946,062)	24,896,470	(1,099,242)	-	2,083,181	3,013,603

Equity transactions:
Purchase payments received from contract owners (note 3)	240	(45)	45,352,141	92,115,792	3,293,358	-	10,685,522	14,948,684
Transfers between funds	(1,010,456)	(794,699)	105,133,869	41,279,493	877,152	-	19,578,727	13,791,640
Redemptions (note 3)	(921,631)	(691,964)	(17,474,546)	(9,135,075)	(61,177)	-	(9,521,295)	(2,937,332)
Annuity benefits	(263)	(492)	(112)	-	-	-	(8,798)	(1,027)
Contract maintenance charges (note 2)	(596)	(664)	(737,024)	(181,635)	(64)	-	(8,568)	(2,501)
Contingent deferred sales charges (note 2)	(8,216)	(10,506)	(295,887)	(119,663)	(26)	-	(63,625)	(32,894)
Adjustments to maintain reserves	(215)	(173)	(1,162)	(3,185)	256	-	3,595	47

Net equity transactions	(1,941,137)	(1,498,543)	131,977,279	123,955,727	4,109,499	-	20,665,558	25,766,617

Net change in contract owners’ equity	(5,964,063)	(99,796)	(30,968,783)	148,852,197	3,010,257	-	22,748,739	28,780,220
Contract owners’ equity beginning of period	10,934,251	11,034,047	278,332,427	129,480,230	-	-	49,505,618	20,725,398

Contract owners’ equity end of period	$4,970,188	10,934,251	247,363,644	278,332,427	3,010,257	-	72,254,357	49,505,618

CHANGES IN UNITS:
Beginning units	462,809	531,179	16,511,364	8,716,921	-	-	4,159,217	1,905,578
Units purchased	-	2	11,702,008	9,858,507	579,634	-	4,652,546	3,029,384
Units redeemed	(104,196)	(68,372)	(3,107,113)	(2,064,064)	(122,746)	-	(3,014,367)	(775,745)

Ending units	358,613	462,809	25,106,259	16,511,364	456,888	-	5,797,396	4,159,217

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FTVIS2		FTVRD2		FTVSV2		JABS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$4,364,117	1,755,877	159,462	908,977	(288,440)	(640,922)	125,934	112,280
Realized gain (loss) on investments	(2,934,344)	925,152	376,867	5,371,438	(3,081,708)	2,722,686	308,033	667,846
Change in unrealized gain (loss) on investments	(43,482,423)	(2,969,736)	(31,168,994)	(13,232,060)	(29,546,354)	(10,194,969)	(3,702,766)	338,043
Reinvested capital gains	2,533,976	602,382	738,658	1,911,675	4,959,744	5,066,896	878,177	-

Net increase (decrease) in contract owners’ equity resulting from operations	(39,518,674)	313,675	(29,894,007)	(5,039,970)	(27,956,758)	(3,046,309)	(2,390,622)	1,118,169

Equity transactions:
Purchase payments received from contract owners (note 3)	20,534,987	60,359,911	841,265	1,515,716	6,614,969	13,328,207	92,722	944,500
Transfers between funds	(3,303,357)	16,101,939	(9,232,143)	(13,460,323)	10,769,000	(4,905,520)	524,745	59,092
Redemptions (note 3)	(14,126,080)	(9,092,430)	(7,905,203)	(9,724,106)	(6,034,552)	(4,733,429)	(1,356,200)	(1,621,227)
Annuity benefits	(20,210)	(1,664)	(6,273)	-	(7,064)	(7,707)	-	-
Contract maintenance charges (note 2)	(13,345)	(7,056)	(10,764)	(11,823)	(16,944)	(7,032)	(1,174)	(1,103)
Contingent deferred sales charges (note 2)	(66,637)	(45,423)	(147,926)	(173,592)	(65,128)	(74,562)	(24,357)	(13,382)
Adjustments to maintain reserves	(1,253)	(2,108)	(1,279)	(2,577)	(574)	(1,304)	(252)	(329)

Net equity transactions	3,004,105	67,313,169	(16,462,323)	(21,856,705)	11,259,707	3,598,653	(764,516)	(632,449)

Net change in contract owners’ equity	(36,514,569)	67,626,844	(46,356,330)	(26,896,675)	(16,697,051)	552,344	(3,155,138)	485,720
Contract owners’ equity beginning of period	120,378,140	52,751,296	115,583,625	142,480,300	68,699,772	68,147,428	13,784,481	13,298,761

Contract owners’ equity end of period	$83,863,571	120,378,140	69,227,295	115,583,625	52,002,721	68,699,772	10,629,343	13,784,481

CHANGES IN UNITS:
Beginning units	10,613,089	4,753,427	7,191,142	8,485,936	3,336,527	3,184,805	908,896	946,961
Units purchased	3,826,878	8,902,568	317,559	432,490	2,181,594	1,214,966	156,392	162,416
Units redeemed	(3,773,231)	(3,042,906)	(1,502,746)	(1,727,284)	(1,670,665)	(1,063,244)	(216,739)	(200,481)

Ending units	10,666,736	10,613,089	6,005,955	7,191,142	3,847,456	3,336,527	848,549	908,896

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	JACAS		JAGTS		JAGTS2		JARLCS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(1,202,245)	(557,024)	(33,407)	(38,698)	(52,967)	(51,839)	(44,748)	(34,949)
Realized gain (loss) on investments	5,447,413	3,764,608	38,484	191,855	128,343	339,669	(306,315)	1,291
Change in unrealized gain (loss) on investments	(52,133,402)	10,754,973	(1,494,358)	529,683	(2,559,215)	662,657	(2,186,695)	158,956
Reinvested capital gains	-	-	-	-	-	-	315,293	36,765

Net increase (decrease) in contract owners’ equity resulting from operations	(47,888,234)	13,962,557	(1,489,281)	682,840	(2,483,839)	950,487	(2,222,465)	162,063

Equity transactions:
Purchase payments received from contract owners (note 3)	20,346,851	9,223,467	27	14,664	365,224	425,897	599,323	1,107,810
Transfers between funds	29,860,354	18,248,615	(102,694)	(210,318)	(135,789)	260,877	67,925	804,100
Redemptions (note 3)	(10,166,360)	(6,682,388)	(298,831)	(779,204)	(688,250)	(877,884)	(352,383)	(436,812)
Annuity benefits	(700)	-	(2,111)	(3,601)	-	-	-	-
Contract maintenance charges (note 2)	(34,096)	(16,647)	(2,238)	(2,894)	(2,457)	(2,838)	(3,940)	(1,150)
Contingent deferred sales charges (note 2)	(71,277)	(34,003)	(993)	(1,793)	(7,011)	(7,614)	(4,733)	(2,672)
Adjustments to maintain reserves	1,719	(748)	(42)	192	(61)	(105)	(335)	(88)

Net equity transactions	39,936,491	20,738,296	(406,882)	(982,954)	(468,344)	(201,667)	305,857	1,471,188

Net change in contract owners’ equity	(7,951,743)	34,700,853	(1,896,163)	(300,114)	(2,952,183)	748,820	(1,916,608)	1,633,251
Contract owners’ equity beginning of period	70,732,848	36,031,995	3,601,007	3,901,121	5,684,417	4,935,597	5,521,409	3,888,158

Contract owners’ equity end of period	$62,781,105	70,732,848	1,704,844	3,601,007	2,732,234	5,684,417	3,604,801	5,521,409

CHANGES IN UNITS:
Beginning units	4,763,489	3,715,916	733,774	957,855	394,297	411,359	321,741	237,661
Units purchased	5,477,446	2,704,592	11	11	89,588	126,431	116,016	156,119
Units redeemed	(3,481,914)	(1,657,019)	(105,346)	(224,092)	(141,691)	(143,493)	(104,073)	(72,039)

Ending units	6,759,021	4,763,489	628,439	733,774	342,194	394,297	333,684	321,741

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	JAIGS		JAIGS2		JPMCVP		AMTB

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$158,819	(156,708)	2,413,896	(1,624,324)	(18,465)	(73,909)	11,643,554	4,970,246
Realized gain (loss) on investments	1,200,673	2,057,006	888,368	17,415,838	(282,010)	1,183,682	(6,916,343)	(51,493)
Change in unrealized gain (loss) on investments	(11,032,905)	1,953,928	(164,883,295)	20,757,709	(4,220,454)	(1,501,526)	(69,873,829)	4,373,193
Reinvested capital gains	1,749,821	-	29,018,198	-	757,541	751,956	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(7,923,592)	3,854,226	(132,562,833)	36,549,223	(3,763,388)	360,203	(65,146,618)	9,291,946

Equity transactions:
Purchase payments received from contract owners (note 3)	16	680	26,061,804	47,534,341	2,388	506	46,151,488	109,786,029
Transfers between funds	(569,698)	(699,357)	25,621,230	12,721,092	(1,897,401)	(2,912,693)	(16,349,739)	103,535,867
Redemptions (note 3)	(1,825,649)	(2,609,197)	(18,399,288)	(15,310,850)	(1,524,694)	(2,876,707)	(32,682,793)	(22,142,382)
Annuity benefits	-	-	(9,306)	(2,576)	-	-	(109,799)	(107,624)
Contract maintenance charges (note 2)	(5,719)	(6,647)	(248,258)	(63,339)	(3,944)	(5,913)	(820,871)	(276,139)
Contingent deferred sales charges (note 2)	(5,216)	(8,581)	(158,807)	(111,548)	(3,168)	(7,222)	(403,006)	(157,552)
Adjustments to maintain reserves	(159)	(205)	(1,829)	(1,366)	(107)	1,852	(501)	(3,531)

Net equity transactions	(2,406,425)	(3,323,307)	32,865,546	44,765,754	(3,426,926)	(5,800,177)	(4,215,221)	190,634,668

Net change in contract owners’ equity	(10,330,017)	530,919	(99,697,287)	81,314,977	(7,190,314)	(5,439,974)	(69,361,839)	199,926,614
Contract owners’ equity beginning of period	16,732,189	16,201,270	213,023,938	131,708,961	13,355,230	18,795,204	425,289,341	225,362,727

Contract owners’ equity end of period	$6,402,172	16,732,189	113,326,651	213,023,938	6,164,916	13,355,230	355,927,502	425,289,341

CHANGES IN UNITS:
Beginning units	879,729	1,090,672	7,719,861	6,010,855	934,069	1,328,877	38,220,042	19,400,879
Units purchased	2	-	4,890,572	5,553,636	3	194	11,189,513	22,942,764
Units redeemed	(168,548)	(210,943)	(3,808,428)	(3,844,630)	(279,772)	(395,002)	(11,252,893)	(4,123,601)

Ending units	711,183	879,729	8,802,005	7,719,861	654,300	934,069	38,156,662	38,220,042

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	MIGSC		MVFSC		VFLG2		VFLV2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(239,834)	(371,681)	(489,019)	(686,069)	(9,189)	(11,477)	(2,425)	(6,292)
Realized gain (loss) on investments	296,205	873,208	(859,714)	3,943,426	(14,031)	10,523	(35,752)	15,420
Change in unrealized gain (loss) on investments	(8,713,387)	1,587,059	(36,555,708)	(741,302)	(415,411)	2,807	(612,992)	(71,080)
Reinvested capital gains	884,134	-	3,527,887	1,109,528	-	78,019	-	57,469

Net increase (decrease) in contract owners’ equity resulting from operations	(7,772,882)	2,088,586	(34,376,554)	3,625,583	(438,631)	79,872	(651,169)	(4,483)

Equity transactions:
Purchase payments received from contract owners (note 3)	235,657	288,059	17,889,714	20,068,045	17,061	28,060	35,992	103,164
Transfers between funds	(1,661,844)	(1,704,916)	7,683,235	6,096,628	3,759	(5,919)	30,223	91,259
Redemptions (note 3)	(1,760,534)	(1,866,683)	(7,284,229)	(4,958,785)	(70,267)	(28,878)	(114,095)	(26,857)
Annuity benefits	-	-	(1,856)	(1,291)	-	-	-	-
Contract maintenance charges (note 2)	(1,548)	(1,738)	(39,200)	(6,065)	(158)	(187)	(371)	(288)
Contingent deferred sales charges (note 2)	(26,310)	(25,278)	(71,790)	(50,946)	(273)	(588)	(1,047)	(423)
Adjustments to maintain reserves	(358)	(837)	(612)	(841)	(66)	21	66	(204)

Net equity transactions	(3,214,937)	(3,311,393)	18,175,262	21,146,745	(49,944)	(7,491)	(49,232)	166,651

Net change in contract owners’ equity	(10,987,819)	(1,222,807)	(16,201,292)	24,772,328	(488,575)	72,381	(700,401)	162,168
Contract owners’ equity beginning of period	22,610,416	23,833,223	87,883,194	63,110,866	1,130,341	1,057,960	1,613,063	1,450,895

Contract owners’ equity end of period	$11,622,597	22,610,416	71,681,902	87,883,194	641,766	1,130,341	912,662	1,613,063

CHANGES IN UNITS:
Beginning units	1,427,758	1,642,788	4,556,477	3,466,377	90,603	91,381	111,241	100,046
Units purchased	45,321	60,622	2,760,441	2,935,129	7,443	4,516	11,553	16,943
Units redeemed	(288,236)	(275,652)	(1,694,000)	(1,845,029)	(12,268)	(5,294)	(17,220)	(5,748)

Ending units	1,184,843	1,427,758	5,622,918	4,556,477	85,778	90,603	105,574	111,241

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	MBVAG2		MBVCG2		VFMG2		GVAAA2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(3,103)	(534)	1,513	1,243	(11,264)	47,018	8,527,925	3,667,513
Realized gain (loss) on investments	(9,530)	7,299	(455)	70	(146,529)	62,305	(8,426)	81,539
Change in unrealized gain (loss) on investments	(153,303)	(5,275)	(45,297)	264	(2,529,186)	63,901	(230,496,031)	(962,937)
Reinvested capital gains	27,030	18,885	5,733	1,824	375,196	259,167	7,726,101	144,817

Net increase (decrease) in contract owners’ equity resulting from operations	(138,906)	20,375	(38,506)	3,401	(2,311,783)	432,391	(214,250,431)	2,930,932

Equity transactions:
Purchase payments received from contract owners (note 3)	600	57,179	-	1,113	34,646	340,254	248,396,163	266,728,417
Transfers between funds	(111,280)	34,450	145,955	-	(263,545)	(178,749)	145,373,791	66,508,920
Redemptions (note 3)	(13,080)	(12,074)	(507)	(526)	(735,098)	(764,758)	(28,276,708)	(10,237,381)
Annuity benefits	-	-	-	-	-	-	(2,955)	(2,035)
Contract maintenance charges (note 2)	(67)	-	(11)	(19)	(2,056)	(2,247)	(2,105,668)	(589,069)
Contingent deferred sales charges (note 2)	-	-	(3)	(3)	(4,877)	(23,509)	(323,689)	(79,110)
Adjustments to maintain reserves	(21)	(17)	(4)	(4)	(109)	496	(262)	(2,654)

Net equity transactions	(123,848)	79,538	145,430	561	(971,039)	(628,513)	363,060,672	322,327,088

Net change in contract owners’ equity	(262,754)	99,913	106,924	3,962	(3,282,822)	(196,122)	148,810,241	325,258,020
Contract owners’ equity beginning of period	429,215	329,302	92,000	88,038	8,384,121	8,580,243	460,786,908	135,528,888

Contract owners’ equity end of period	$166,461	429,215	198,924	92,000	5,101,299	8,384,121	609,597,149	460,786,908

CHANGES IN UNITS:
Beginning units	33,329	27,147	8,194	8,142	651,956	703,592	42,263,897	12,975,664
Units purchased	1,612	7,132	15,171	102	12,294	38,890	46,307,079	32,535,961
Units redeemed	(12,811)	(950)	(859)	(50)	(96,337)	(90,526)	(7,409,892)	(3,247,728)

Ending units	22,130	33,329	22,506	8,194	567,913	651,956	81,161,084	42,263,897

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVABD2		GVAGG2		GVAGR2		GVAGI2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$12,623,639	5,187,817	873,431	624,057	749,332	(715,974)	2,488,825	548,501
Realized gain (loss) on investments	(1,107,239)	57,966	(541,185)	492,123	(463,206)	4,030,744	-	(628,019)
Change in unrealized gain (loss) on investments	(42,404,672)	(4,637,429)	(34,038,519)	2,859,178	(80,329,880)	3,605,787	(92,277,536)	(2,943,263)
Reinvested capital gains	198,457	-	2,196,350	-	7,748,903	25,869	65,984	-

Net increase (decrease) in contract owners’ equity resulting from operations	(30,689,815)	608,354	(31,509,923)	3,975,358	(72,294,851)	6,946,426	(89,722,727)	(3,022,781)

Equity transactions:
Purchase payments received from contract owners (note 3)	90,238,362	46,979,002	15,712,870	24,279,156	36,392,316	52,710,282	88,885,170	33,402,993
Transfers between funds	130,224,709	68,646,459	9,682,475	15,983,159	18,006,009	24,488,614	154,504,897	49,870,276
Redemptions (note 3)	(13,369,608)	(3,533,620)	(7,761,292)	(2,538,830)	(10,219,568)	(4,743,918)	(7,859,811)	(377,505)
Annuity benefits	-	-	-	-	-	-	(883)	-
Contract maintenance charges (note 2)	(227,954)	(3,343)	(37,970)	(4,074)	(149,137)	(43,164)	(150,540)	(496)
Contingent deferred sales charges (note 2)	(186,091)	(18,253)	(63,605)	(15,938)	(117,815)	(47,470)	(117,963)	(211)
Adjustments to maintain reserves	(808)	(441)	2,971	(1,737)	1,661	(2,658)	(9,261)	(300)

Net equity transactions	206,678,610	112,069,804	17,535,449	37,701,736	43,913,466	72,361,686	235,251,609	82,894,757

Net change in contract owners’ equity	175,988,795	112,678,158	(13,974,474)	41,677,094	(28,381,385)	79,308,112	145,528,882	79,871,976
Contract owners’ equity beginning of period	130,936,805	18,258,647	64,844,710	23,167,616	127,268,601	47,960,489	79,871,976	-

Contract owners’ equity end of period	$306,925,600	130,936,805	50,870,236	64,844,710	98,887,216	127,268,601	225,400,858	79,871,976

CHANGES IN UNITS:
Beginning units	12,421,457	1,749,769	5,365,947	2,159,481	11,269,769	4,677,116	8,176,408	-
Units purchased	26,107,114	11,754,421	3,688,385	4,223,047	7,670,142	7,934,364	32,655,573	8,444,895
Units redeemed	(5,495,584)	(1,082,733)	(2,084,507)	(1,016,581)	(2,984,876)	(1,341,711)	(2,793,446)	(268,487)

Ending units	33,032,987	12,421,457	6,969,825	5,365,947	15,955,035	11,269,769	38,038,535	8,176,408

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVCRA2		NVCRB2		NVCCA2		NVCCN2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$21,171	-	547,993	-	487,875	-	293,229	-
Realized gain (loss) on investments	(184,138)	-	-	-	(88,603)	-	(289,119)	-
Change in unrealized gain (loss) on investments	(1,248,138)	-	(16,020,501)	-	(23,141,646)	-	(1,666,421)	-
Reinvested capital gains	85,124	-	661,128	-	1,022,826	-	78,376	-

Net increase (decrease) in contract owners’ equity resulting from operations	(1,325,981)	-	(14,811,380)	-	(21,719,548)	-	(1,583,935)	-

Equity transactions:
Purchase payments received from contract owners (note 3)	3,246,074	-	43,186,562	-	59,959,588	-	21,912,130	-
Transfers between funds	2,643,727	-	113,901,917	-	72,716,703	-	28,618,092	-
Redemptions (note 3)	(196,801)	-	(791,634)	-	(771,468)	-	(1,590,700)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(215)	-	(7,564)	-	(23,260)	-	(22,818)	-
Contingent deferred sales charges (note 2)	(251)	-	(7,000)	-	(7,518)	-	(68,260)	-
Adjustments to maintain reserves	(36)	-	(158)	-	(122)	-	(13)	-

Net equity transactions	5,692,498	-	156,282,123	-	131,873,923	-	48,848,431	-

Net change in contract owners’ equity	4,366,517	-	141,470,743	-	110,154,375	-	47,264,496	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$4,366,517	-	141,470,743	-	110,154,375	-	47,264,496	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	760,717	-	18,770,628	-	15,894,579	-	6,246,078	-
Units redeemed	(72,623)	-	(806,014)	-	(540,626)	-	(1,019,822)	-

Ending units	688,094	-	17,964,614	-	15,353,953	-	5,226,256	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVCMD2		NVCMA2		NVCMC2		NVCBD1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$507,024	-	462,115	-	208,427	-	6,138	-
Realized gain (loss) on investments	-	-	(562,543)	-	(291,914)	-	(6,692)	-
Change in unrealized gain (loss) on investments	(16,954,710)	-	(22,848,558)	-	(3,292,285)	-	4,272	-
Reinvested capital gains	670,143	-	1,049,798	-	114,676	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(15,777,543)	-	(21,899,188)	-	(3,261,096)	-	3,718	-

Equity transactions:
Purchase payments received from contract owners (note 3)	85,686,807	-	100,023,474	-	28,008,430	-	7,945	-
Transfers between funds	36,370,815	-	19,845,537	-	16,824,730	-	466,944	-
Redemptions (note 3)	(1,439,755)	-	(2,281,490)	-	(2,030,164)	-	(54,751)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(11,237)	-	(19,445)	-	(4,212)	-	(47)	-
Contingent deferred sales charges (note 2)	(6,617)	-	(7,934)	-	(13,163)	-	-	-
Adjustments to maintain reserves	(162)	-	(161)	-	(92)	-	6	-

Net equity transactions	120,599,851	-	117,559,981	-	42,785,529	-	420,097	-

Net change in contract owners’ equity	104,822,308	-	95,660,793	-	39,524,433	-	423,815	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$104,822,308	-	95,660,793	-	39,524,433	-	423,815	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	14,697,180	-	15,187,849	-	5,484,014	-	68,502	-
Units redeemed	(794,061)	-	(1,161,753)	-	(706,525)	-	(25,511)	-

Ending units	13,903,119	-	14,026,096	-	4,777,489	-	42,991	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVCBD2		HIBF		HIBF3		GEM

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$34,746	-	931,082	1,010,583	2,715,104	2,335,716	(1,798)	(8,576)
Realized gain (loss) on investments	(4,359)	-	(830,001)	(163,556)	(3,097,300)	(55,399)	88,957	230,018
Change in unrealized gain (loss) on investments	(6,570)	-	(3,973,615)	(549,973)	(10,412,486)	(1,864,058)	(1,048,078)	109,023
Reinvested capital gains	-	-	-	-	-	-	205,161	136,510

Net increase (decrease) in contract owners’ equity resulting from operations	23,817	-	(3,872,534)	297,054	(10,794,682)	416,259	(755,758)	466,975

Equity transactions:
Purchase payments received from contract owners (note 3)	792,318	-	80	1,355	3,843,612	7,898,196	2,018	60,297
Transfers between funds	2,035,592	-	(1,683,295)	(2,339,827)	1,215,930	4,122,373	(55,727)	(71,273)
Redemptions (note 3)	(103,187)	-	(1,755,261)	(1,539,774)	(4,842,559)	(2,200,434)	(104,842)	(269,912)
Annuity benefits	-	-	(178)	(277)	(6,990)	-	(5,717)	(12,903)
Contract maintenance charges (note 2)	(559)	-	(1,536)	(1,679)	(3,836)	(2,483)	(451)	(552)
Contingent deferred sales charges (note 2)	(75)	-	(26,780)	(20,390)	(50,361)	(32,824)	(189)	(620)
Adjustments to maintain reserves	(59)	-	(260)	(444)	(434)	(697)	1,703	1,361

Net equity transactions	2,724,030	-	(3,467,230)	(3,901,036)	155,362	9,784,131	(163,205)	(293,602)

Net change in contract owners’ equity	2,747,847	-	(7,339,764)	(3,603,982)	(10,639,320)	10,200,390	(918,963)	173,373
Contract owners’ equity beginning of period	-	-	15,865,684	19,469,666	40,885,129	30,684,739	1,406,108	1,232,735

Contract owners’ equity end of period	$2,747,847	-	8,525,920	15,865,684	30,245,809	40,885,129	487,145	1,406,108

CHANGES IN UNITS:
Beginning units	-	-	1,099,805	1,370,433	3,534,655	2,697,783	40,673	52,896
Units purchased	314,418	-	-	5,462	2,594,510	2,482,164	71	201
Units redeemed	(34,500)	-	(266,093)	(276,090)	(2,440,926)	(1,645,292)	(7,165)	(12,424)

Ending units	279,918	-	833,712	1,099,805	3,688,239	3,534,655	33,579	40,673

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GEM2		GEM3		GEM6		GVGU2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(28,909)	(66,937)	(137,206)	(473,171)	(424,820)	(740,940)	7,613	5,499
Realized gain (loss) on investments	214,525	659,796	3,931,627	6,291,024	(721,388)	6,208,311	11,283	98,285
Change in unrealized gain (loss) on investments	(4,449,186)	943,399	(63,187,446)	12,912,275	(70,764,600)	13,723,638	(305,200)	(113,730)
Reinvested capital gains	894,114	668,182	12,320,324	7,732,403	14,918,890	7,529,370	7,334	178,906

Net increase (decrease) in contract owners’ equity resulting from operations	(3,369,456)	2,204,440	(47,072,701)	26,462,531	(56,991,918)	26,720,379	(278,970)	168,960

Equity transactions:
Purchase payments received from contract owners (note 3)	54	-	2,806,420	3,499,854	9,510,638	19,247,840	-	-
Transfers between funds	(1,063,063)	(765,070)	(14,653,649)	18,153,033	(21,822,485)	12,260,157	(130,877)	(201,340)
Redemptions (note 3)	(408,302)	(658,447)	(9,031,132)	(12,087,175)	(7,803,509)	(6,823,152)	(137,571)	(68,033)
Annuity benefits	-	-	(4,511)	(3,408)	(9,080)	(9,942)	-	-
Contract maintenance charges (note 2)	(764)	(828)	(26,943)	(26,260)	(8,056)	(6,233)	(71)	(78)
Contingent deferred sales charges (note 2)	(9,133)	(23,372)	(28,596)	(29,811)	(129,210)	(113,025)	(432)	(423)
Adjustments to maintain reserves	(292)	(313)	(20,234)	10,927	(12,871)	(1,928)	(115)	(49)

Net equity transactions	(1,481,500)	(1,448,030)	(20,958,645)	9,517,160	(20,274,573)	24,553,717	(269,066)	(269,923)

Net change in contract owners’ equity	(4,850,956)	756,410	(68,031,346)	35,979,691	(77,266,491)	51,274,096	(548,036)	(100,963)
Contract owners’ equity beginning of period	6,651,015	5,894,605	96,175,648	60,195,957	109,663,693	58,389,597	952,362	1,053,325

Contract owners’ equity end of period	$1,800,059	6,651,015	28,144,302	96,175,648	32,397,202	109,663,693	404,326	952,362

CHANGES IN UNITS:
Beginning units	134,775	171,105	2,599,261	2,337,802	3,749,821	2,839,512	35,923	46,958
Units purchased	-	115	600,333	1,434,676	1,328,948	2,488,841	-	3,949
Units redeemed	(46,573)	(36,445)	(1,372,251)	(1,173,217)	(2,397,324)	(1,578,532)	(12,805)	(14,984)

Ending units	88,202	134,775	1,827,343	2,599,261	2,681,445	3,749,821	23,118	35,923

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVGU		GIG		GIG3		NVIE6

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$130,651	137,889	88	(1,122)	(18,605)	(311,541)	12,967	-
Realized gain (loss) on investments	(1,145,758)	1,238,324	3,733	20,647	621,425	1,966,640	(674,758)	-
Change in unrealized gain (loss) on investments	(2,502,951)	(1,592,250)	(73,028)	(2,047)	(20,554,644)	3,044,701	(1,379,023)	-
Reinvested capital gains	93,739	2,383,457	14,111	10,021	4,015,655	2,755,597	555,554	-

Net increase (decrease) in contract owners’ equity resulting from operations	(3,424,319)	2,167,420	(55,096)	27,499	(15,936,169)	7,455,397	(1,485,260)	-

Equity transactions:
Purchase payments received from contract owners (note 3)	234,481	466,216	-	-	960,920	1,512,013	1,048,409	-
Transfers between funds	(2,473,042)	(1,783,306)	-	(12,151)	(4,070,673)	5,917,106	3,757,297	-
Redemptions (note 3)	(1,786,383)	(1,788,226)	(6,410)	(25,147)	(3,965,983)	(4,519,361)	(535,352)	-
Annuity benefits	(577)	(1,754)	-	-	(7,650)	(8,290)	-	-
Contract maintenance charges (note 2)	(2,993)	(3,530)	(68)	(101)	(9,177)	(9,378)	(476)	-
Contingent deferred sales charges (note 2)	(6,173)	(3,392)	(26)	(157)	(10,881)	(10,056)	(3,296)	-
Adjustments to maintain reserves	(2,813)	1,807	(47)	18	191	(13,871)	(58)	-

Net equity transactions	(4,037,500)	(3,112,185)	(6,551)	(37,538)	(7,103,253)	2,868,163	4,266,524	-

Net change in contract owners’ equity	(7,461,819)	(944,765)	(61,647)	(10,039)	(23,039,422)	10,323,560	2,781,264	-
Contract owners’ equity beginning of period	12,628,240	13,573,005	123,047	133,086	37,867,142	27,543,582	-	-

Contract owners’ equity end of period	$5,166,421	12,628,240	61,400	123,047	14,827,720	37,867,142	2,781,264	-

CHANGES IN UNITS:
Beginning units	549,810	703,436	7,935	10,735	1,528,618	1,396,070	-	-
Units purchased	155,805	273,487	-	-	261,187	687,368	804,829	-
Units redeemed	(365,239)	(427,113)	(498)	(2,800)	(665,899)	(554,820)	(294,198)	-

Ending units	340,376	549,810	7,437	7,935	1,123,906	1,528,618	510,631	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GEF3		GVGF2		GVGFS		GBF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(31,043)	(74,842)	2,170	20,907	22,436	61,257	17,419,780	14,090,873
Realized gain (loss) on investments	(182,098)	1,356,451	(82,202)	32,424	(1,027,206)	4,009	(5,766,811)	(859,478)
Change in unrealized gain (loss) on investments	(3,463,851)	57,833	(528,767)	(302,621)	(809,971)	(596,623)	27,289,008	13,514,655
Reinvested capital gains	899,110	-	-	212,457	-	474,162	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(2,777,882)	1,339,442	(608,799)	(36,833)	(1,814,741)	(57,195)	38,941,977	26,746,050

Equity transactions:
Purchase payments received from contract owners (note 3)	190,960	421,962	-	44	102,633	107,372	62,701,970	124,293,484
Transfers between funds	(1,191,214)	323,784	(88,300)	(302,658)	1,071,229	(554,925)	104,224,844	108,590,023
Redemptions (note 3)	(1,016,808)	(1,033,090)	(67,375)	(131,525)	(368,193)	(719,184)	(73,321,377)	(43,562,145)
Annuity benefits	-	-	-	-	-	-	(28,423)	(26,813)
Contract maintenance charges (note 2)	(1,832)	(2,265)	(128)	(149)	(963)	(1,092)	(1,215,104)	(343,875)
Contingent deferred sales charges (note 2)	(4,490)	(1,533)	(1,480)	(1,997)	(634)	(1,013)	(692,113)	(262,267)
Adjustments to maintain reserves	(77)	(108)	(18)	(143)	(90)	(29)	9,817	(7,719)

Net equity transactions	(2,023,461)	(291,250)	(157,301)	(436,428)	803,982	(1,168,871)	91,679,614	188,680,688

Net change in contract owners’ equity	(4,801,343)	1,048,192	(766,100)	(473,261)	(1,010,759)	(1,226,066)	130,621,591	215,426,738
Contract owners’ equity beginning of period	7,550,213	6,502,021	1,389,160	1,862,421	3,068,547	4,294,613	579,745,968	364,319,230

Contract owners’ equity end of period	$2,748,870	7,550,213	623,060	1,389,160	2,057,788	3,068,547	710,367,559	579,745,968

CHANGES IN UNITS:
Beginning units	376,901	384,266	65,660	85,448	168,520	230,182	42,800,012	24,042,781
Units purchased	55,737	295,806	-	-	169,198	61,052	24,461,705	25,971,953
Units redeemed	(182,885)	(303,171)	(9,940)	(19,788)	(124,949)	(122,714)	(16,111,421)	(7,214,722)

Ending units	249,753	376,901	55,720	65,660	212,769	168,520	51,150,296	42,800,012

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	CAF		GVGH2		GVGHS		GVGH6

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(484,811)	(720,469)	(23,817)	(33,066)	(60,173)	(84,697)	(247,810)	(208,479)
Realized gain (loss) on investments	1,530,565	3,213,954	(18,289)	23,821	(449,322)	140,223	(1,313,775)	176,991
Change in unrealized gain (loss) on investments	(23,224,436)	7,713,002	(622,134)	204,176	(2,027,689)	533,110	(6,408,550)	1,234,473
Reinvested capital gains	-	-	132,482	43,771	509,267	130,535	1,634,517	276,420

Net increase (decrease) in contract owners’ equity resulting from operations	(22,178,682)	10,206,487	(531,758)	238,702	(2,027,917)	719,171	(6,335,618)	1,479,405

Equity transactions:
Purchase payments received from contract owners (note 3)	1,708,798	2,493,393	-	13	265,986	390,423	1,792,888	3,339,511
Transfers between funds	(2,681,188)	(1,510,182)	(157,411)	(234,858)	342,680	(246,944)	6,210,066	(937,951)
Redemptions (note 3)	(7,534,551)	(10,725,115)	(145,569)	(119,327)	(916,430)	(950,334)	(1,603,825)	(863,715)
Annuity benefits	(19,292)	(19,641)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(44,511)	(51,685)	(259)	(256)	(2,522)	(2,577)	(1,404)	(1,241)
Contingent deferred sales charges (note 2)	(24,109)	(35,579)	(1,966)	(1,610)	(4,497)	(2,651)	(24,512)	(13,890)
Adjustments to maintain reserves	3,401	(2,032)	(130)	(127)	(93)	(125)	(283)	(545)

Net equity transactions	(8,591,452)	(9,850,841)	(305,335)	(356,165)	(314,876)	(812,208)	6,372,930	1,522,169

Net change in contract owners’ equity	(30,770,134)	355,646	(837,093)	(117,463)	(2,342,793)	(93,037)	37,312	3,001,574
Contract owners’ equity beginning of period	61,866,057	61,510,411	2,178,340	2,295,803	6,861,700	6,954,737	15,179,536	12,177,962

Contract owners’ equity end of period	$31,095,923	61,866,057	1,341,247	2,178,340	4,518,907	6,861,700	15,216,848	15,179,536

CHANGES IN UNITS:
Beginning units	3,094,521	3,637,231	124,698	146,024	476,539	539,659	1,289,936	1,150,570
Units purchased	161,267	262,271	-	-	258,162	147,991	1,611,370	563,371
Units redeemed	(687,778)	(804,981)	(20,265)	(21,326)	(309,276)	(211,111)	(1,136,911)	(424,005)

Ending units	2,568,010	3,094,521	104,433	124,698	425,425	476,539	1,764,395	1,289,936

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVIX8		GVIDA		GVIDC		GVIDM

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$26,204	(4,382)	527,177	(300,250)	3,227,836	2,768,464	20,354,527	17,763,656
Realized gain (loss) on investments	(472,078)	244,480	1,799,691	9,413,679	(809,758)	290,929	2,749,896	3,473,107
Change in unrealized gain (loss) on investments	(4,570,675)	(115,393)	(300,876,772)	(5,955,926)	(19,003,897)	(1,139,808)	(756,815,995)	14,706,275
Reinvested capital gains	12,607	14,888	81,756,834	19,109,348	3,249,361	3,373,408	176,276,488	31,622,176

Net increase (decrease) in contract owners’ equity resulting from operations	(5,003,942)	139,593	(216,793,070)	22,266,851	(13,336,458)	5,292,993	(557,435,084)	67,565,214

Equity transactions:
Purchase payments received from contract owners (note 3)	2,071,638	3,403,536	11,265,451	19,066,259	35,256,794	25,798,627	181,168,496	248,870,226
Transfers between funds	(1,262,371)	4,815,936	(1,389,851)	18,863,373	49,392,147	2,751,499	70,769,721	271,715,717
Redemptions (note 3)	(893,035)	(475,331)	(47,108,261)	(38,397,320)	(31,747,845)	(14,114,454)	(176,289,322)	(120,538,406)
Annuity benefits	-	-	(5,864)	(31)	(9,017)	(18,883)	(16,430)	(3,811)
Contract maintenance charges (note 2)	(6,013)	(536)	(77,819)	(74,778)	(279,020)	(89,786)	(2,095,467)	(1,083,086)
Contingent deferred sales charges (note 2)	(4,589)	(4,602)	(646,844)	(920,361)	(437,246)	(213,682)	(3,179,421)	(2,348,554)
Adjustments to maintain reserves	(303)	(187)	(4,625)	1,582	(613)	5,604	(3,603)	(28,725)

Net equity transactions	(94,673)	7,738,816	(37,967,813)	(1,461,276)	52,175,200	14,118,925	70,353,974	396,583,361

Net change in contract owners’ equity	(5,098,615)	7,878,409	(254,760,883)	20,805,575	38,838,742	19,411,918	(487,081,110)	464,148,575
Contract owners’ equity beginning of period	11,613,924	3,735,515	595,422,765	574,617,190	155,351,567	135,939,649	2,213,119,510	1,748,970,935

Contract owners’ equity end of period	$6,515,309	11,613,924	340,661,882	595,422,765	194,190,309	155,351,567	1,726,038,400	2,213,119,510

CHANGES IN UNITS:
Beginning units	994,418	344,723	31,376,425	31,476,825	12,824,884	11,627,252	145,018,915	119,084,540
Units purchased	516,219	935,713	2,166,636	3,510,307	10,611,071	4,727,545	27,292,458	40,127,613
Units redeemed	(514,614)	(286,018)	(4,566,911)	(3,610,707)	(6,113,620)	(3,529,913)	(22,467,023)	(14,193,238)

Ending units	996,023	994,418	28,976,150	31,376,425	17,322,335	12,824,884	149,844,350	145,018,915

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVDMA		GVDMC		BF		NVLCP2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$11,373,537	8,312,081	7,163,665	6,287,640	43,358	30,006	20,373	-
Realized gain (loss) on investments	5,248,200	5,114,434	(2,303,693)	2,057,306	(155,553)	159,006	(9,090)	-
Change in unrealized gain (loss) on investments	(757,715,705)	16,619,247	(123,547,592)	(4,024,461)	(1,136,182)	(178,937)	16,174	-
Reinvested capital gains	160,150,500	31,508,133	26,949,413	11,304,928	340,160	100,860	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(580,943,468)	61,553,895	(91,738,207)	15,625,413	(908,217)	110,935	27,457	-

Equity transactions:
Purchase payments received from contract owners (note 3)	173,375,309	274,585,188	61,809,695	62,457,136	508,008	493,852	577,870	-
Transfers between funds	(2,417,980)	96,424,641	59,643,269	112,766,052	(191,551)	(41,897)	1,628,979	-
Redemptions (note 3)	(124,241,518)	(86,883,614)	(54,352,009)	(31,817,589)	(469,649)	(694,426)	(34,044)	-
Annuity benefits	(41,224)	(48,287)	(72,696)	(9,173)	-	-	-	-
Contract maintenance charges (note 2)	(2,658,313)	(1,381,069)	(492,590)	(226,982)	(2,549)	(2,483)	(179)	-
Contingent deferred sales charges (note 2)	(2,591,429)	(1,535,234)	(836,910)	(424,987)	(6,627)	(2,903)	(883)	-
Adjustments to maintain reserves	1,747	(23,493)	8,046	(7,885)	(28)	(43)	17	-

Net equity transactions	41,426,592	281,138,132	65,706,805	142,736,572	(162,396)	(247,900)	2,171,760	-

Net change in contract owners’ equity	(539,516,876)	342,692,027	(26,031,402)	158,361,985	(1,070,613)	(136,965)	2,199,217	-
Contract owners’ equity beginning of period	1,754,341,369	1,411,649,342	505,207,682	346,845,697	3,289,279	3,426,244	-	-

Contract owners’ equity end of period	$1,214,824,493	1,754,341,369	479,176,280	505,207,682	2,218,666	3,289,279	2,199,217	-

CHANGES IN UNITS:
Beginning units	100,235,949	84,334,918	37,093,457	26,410,052	265,247	285,299	-	-
Units purchased	16,868,580	25,558,563	13,641,421	16,795,696	100,214	113,232	264,266	-
Units redeemed	(14,407,336)	(9,657,532)	(8,522,390)	(6,112,291)	(121,957)	(133,284)	(40,153)	-

Ending units	102,697,193	100,235,949	42,212,488	37,093,457	243,504	265,247	224,113	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	SGRF		SGRF2		MCIF		SAM

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(123,059)	(205,390)	(2,479,111)	(3,820,149)	(196,383)	(120,080)	3,396,402	17,439,080
Realized gain (loss) on investments	(85,726)	1,607,797	(18,926,375)	2,702,736	1,187,109	10,586,973	-	-
Change in unrealized gain (loss) on investments	(5,035,578)	(208,038)	(29,421,175)	10,592,206	(51,644,636)	(6,362,000)	-	-
Reinvested capital gains	-	-	-	-	6,693,594	3,813,927	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(5,244,363)	1,194,369	(50,826,661)	9,474,793	(43,960,316)	7,918,820	3,396,402	17,439,080

Equity transactions:
Purchase payments received from contract owners (note 3)	612,424	961,319	27,669,502	102,689,359	7,581,291	11,119,708	1,430,358,609	1,927,937,796
Transfers between funds	(2,909,573)	(1,870,588)	(238,033,667)	59,352,089	(3,937,868)	(10,528,835)	(901,317,576)	(1,483,193,903)
Redemptions (note 3)	(1,243,542)	(2,396,109)	(7,438,982)	(8,282,778)	(13,432,112)	(19,055,066)	(369,678,377)	(274,130,109)
Annuity benefits	(2,902)	(3,801)	-	-	(6,544)	(8,283)	(117,752)	(101,802)
Contract maintenance charges (note 2)	(4,717)	(6,220)	(246,501)	(233,269)	(38,051)	(33,264)	(281,792)	(211,126)
Contingent deferred sales charges (note 2)	(9,344)	(9,485)	(157,220)	(132,054)	(102,645)	(106,253)	(2,116,021)	(984,114)
Adjustments to maintain reserves	285	(88)	(768)	(3,208)	(8,130)	(693)	29,626	5,591

Net equity transactions	(3,557,369)	(3,324,972)	(218,207,636)	153,390,139	(9,944,059)	(18,612,686)	156,876,717	169,322,333

Net change in contract owners’ equity	(8,801,732)	(2,130,603)	(269,034,297)	162,864,932	(53,904,375)	(10,693,866)	160,273,119	186,761,413
Contract owners’ equity beginning of period	13,866,657	15,997,260	287,785,579	124,920,647	121,837,883	132,531,749	641,214,847	454,453,434

Contract owners’ equity end of period	$5,064,925	13,866,657	18,751,282	287,785,579	67,933,508	121,837,883	801,487,966	641,214,847

CHANGES IN UNITS:
Beginning units	2,013,233	2,500,190	16,359,805	7,591,461	6,776,727	7,922,124	46,091,872	30,582,760
Units purchased	336,292	678,750	4,189,570	10,894,843	1,871,331	1,954,355	213,942,367	259,380,061
Units redeemed	(968,742)	(1,165,707)	(18,543,078)	(2,126,499)	(2,682,590)	(3,099,752)	(201,147,785)	(243,870,949)

Ending units	1,380,783	2,013,233	2,006,297	16,359,805	5,965,468	6,776,727	58,886,454	46,091,872

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVMIG3		NVMIG6		GVDIV2		GVDIV3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(10,162)	-	(2,147,134)	-	990	3,695	68,195	217,814
Realized gain (loss) on investments	(93,110)	-	(3,263,169)	-	1,690	140,680	(1,013,137)	1,821,724
Change in unrealized gain (loss) on investments	(655,732)	-	(98,969,541)	-	(1,294,257)	(292,064)	(11,226,552)	(3,464,042)
Reinvested capital gains	-	-	-	-	252,332	189,645	2,344,677	2,051,680

Net increase (decrease) in contract owners’ equity resulting from operations	(759,004)	-	(104,379,844)	-	(1,039,245)	41,956	(9,826,817)	627,176

Equity transactions:
Purchase payments received from contract owners (note 3)	79,857	-	3,075,087	-	-	(35)	879,493	1,407,754
Transfers between funds	2,295,639	-	312,984,584	-	(292,353)	(303,123)	(4,327,626)	(2,274,443)
Redemptions (note 3)	(172,747)	-	(7,259,908)	-	(86,340)	(218,730)	(3,148,934)	(4,850,327)
Annuity benefits	-	-	(109)	-	-	-	-	(363)
Contract maintenance charges (note 2)	(582)	-	(501,462)	-	(169)	(226)	(6,726)	(9,064)
Contingent deferred sales charges (note 2)	(771)	-	(137,315)	-	(1,487)	(2,885)	(10,611)	(10,423)
Adjustments to maintain reserves	(26)	-	(511)	-	(45)	(182)	509	(8,106)

Net equity transactions	2,201,370	-	308,160,366	-	(380,394)	(525,181)	(6,613,895)	(5,744,972)

Net change in contract owners’ equity	1,442,366	-	203,780,522	-	(1,419,639)	(483,225)	(16,440,712)	(5,117,796)
Contract owners’ equity beginning of period	-	-	-	-	2,483,741	2,966,966	25,890,831	31,008,627

Contract owners’ equity end of period	$1,442,366	-	203,780,522	-	1,064,102	2,483,741	9,450,119	25,890,831

CHANGES IN UNITS:
Beginning units	-	-	-	-	114,548	138,583	1,163,407	1,414,407
Units purchased	284,810	-	35,617,350	-	-	3	99,236	247,721
Units redeemed	(47,827)	-	(1,944,787)	-	(21,317)	(24,038)	(460,661)	(498,721)

Ending units	236,983	-	33,672,563	-	93,231	114,548	801,982	1,163,407

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVDIV6		NVMLG1		NVMLG2		NVMLV2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(227,518)	599,089	(17)	-	(1,418)	-	970	-
Realized gain (loss) on investments	(3,524,196)	790,553	(3,419)	-	(25,339)	-	(15,992)	-
Change in unrealized gain (loss) on investments	(123,480,526)	(17,532,969)	(1,802)	-	(73,273)	-	(470,794)	-
Reinvested capital gains	25,226,921	14,181,881	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(102,005,319)	(1,961,446)	(5,238)	-	(100,030)	-	(485,816)	-

Equity transactions:
Purchase payments received from contract owners (note 3)	22,048,620	95,812,453	6,402	-	642,606	-	2,614,895	-
Transfers between funds	(62,323,275)	59,608,515	38,487	-	328,367	-	1,304,010	-
Redemptions (note 3)	(11,602,213)	(9,480,830)	(244)	-	(397,261)	-	(51,743)	-
Annuity benefits	(50)	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(378,836)	(204,996)	(5)	-	(34,781)	-	(1,795)	-
Contingent deferred sales charges (note 2)	(168,618)	(136,430)	(18)	-	(6,797)	-	(113)	-
Adjustments to maintain reserves	(1,122)	(3,660)	(7,896)	-	199,076	-	(4)	-

Net equity transactions	(52,425,494)	145,595,052	36,726	-	731,210	-	3,865,250	-

Net change in contract owners’ equity	(154,430,813)	143,633,606	31,488	-	631,180	-	3,379,434	-
Contract owners’ equity beginning of period	274,210,858	130,577,252	-	-	-	-	-	-

Contract owners’ equity end of period	$119,780,045	274,210,858	31,488	-	631,180	-	3,379,434	-

CHANGES IN UNITS:
Beginning units	17,958,586	8,623,100	-	-	-	-	-	-
Units purchased	5,189,283	11,586,232	8,950	-	119,739	-	560,274	-
Units redeemed	(8,230,490)	(2,250,746)	(3,962)	-	(19,360)	-	(21,656)	-

Ending units	14,917,379	17,958,586	4,988	-	100,379	-	538,618	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVMMG1		NVMMG2		NVMMV2		SCGF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(4,409)	-	(908,477)	-	(199,894)	-	(100,242)	(149,026)
Realized gain (loss) on investments	(109,822)	-	(1,317,448)	-	(2,224,745)	-	(273,768)	714,173
Change in unrealized gain (loss) on investments	(207,378)	-	(45,609,068)	-	(68,247,877)	-	(4,480,517)	259,737
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(321,609)	-	(47,834,993)	-	(70,672,516)	-	(4,854,527)	824,884

Equity transactions:
Purchase payments received from contract owners (note 3)	21,417	-	1,767,510	-	2,741,504	-	617,494	785,795
Transfers between funds	877,821	-	132,040,874	-	243,858,343	-	(372,164)	(513,823)
Redemptions (note 3)	(56,205)	-	(2,660,483)	-	(6,184,704)	-	(1,243,052)	(2,118,746)
Annuity benefits	-	-	(54)	-	(98)	-	(1,951)	(2,732)
Contract maintenance charges (note 2)	(170)	-	(157,062)	-	(417,361)	-	(4,510)	(5,562)
Contingent deferred sales charges (note 2)	(162)	-	(51,527)	-	(116,420)	-	(8,750)	(9,435)
Adjustments to maintain reserves	(5,516)	-	(186,150)	-	(554)	-	(22)	(189)

Net equity transactions	837,185	-	130,753,108	-	239,880,710	-	(1,012,955)	(1,864,692)

Net change in contract owners’ equity	515,576	-	82,918,115	-	169,208,194	-	(5,867,482)	(1,039,808)
Contract owners’ equity beginning of period	-	-	-	-	-	-	10,866,809	11,906,617

Contract owners’ equity end of period	$515,576	-	82,918,115	-	169,208,194	-	4,999,327	10,866,809

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	1,333,156	1,582,686
Units purchased	121,649	-	14,178,502	-	27,273,886	-	314,278	385,823
Units redeemed	(38,818)	-	(793,522)	-	(1,933,958)	-	(487,775)	(635,353)

Ending units	82,831	-	13,384,980	-	25,339,928	-	1,159,659	1,333,156

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	SCGF2		SCVF		SCVF2		SCF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(288,642)	(275,339)	(127,762)	(249,459)	(142,734)	(228,137)	(628,394)	(2,257,206)
Realized gain (loss) on investments	(3,277,649)	515,457	(4,646,271)	6,211,516	(3,340,844)	398,855	2,600,156	11,357,868
Change in unrealized gain (loss) on investments	(7,898,515)	383,434	(15,763,686)	(23,099,324)	(5,751,018)	(7,289,825)	(80,834,655)	(29,995,311)
Reinvested capital gains	-	-	-	10,842,772	-	4,369,559	24,186,634	23,765,705

Net increase (decrease) in contract owners’ equity resulting from operations	(11,464,806)	623,552	(20,537,719)	(6,294,495)	(9,234,596)	(2,749,548)	(54,676,259)	2,871,056

Equity transactions:
Purchase payments received from contract owners (note 3)	2,099,517	3,471,673	2,222,401	3,352,758	1,907,884	3,891,494	4,043,063	5,226,577
Transfers between funds	(7,287,769)	9,979,648	(7,480,926)	(12,943,919)	(1,943,708)	(12,492,212)	(9,284,263)	(9,313,114)
Redemptions (note 3)	(1,315,039)	(1,390,650)	(9,590,975)	(17,568,430)	(2,723,480)	(2,589,311)	(19,098,257)	(31,720,529)
Annuity benefits	-	-	(12,634)	(17,008)	(168)	(285)	(20,131)	(29,247)
Contract maintenance charges (note 2)	(3,704)	(1,526)	(28,224)	(37,544)	(6,642)	(4,462)	(58,417)	(74,394)
Contingent deferred sales charges (note 2)	(18,475)	(32,856)	(40,587)	(37,712)	(52,541)	(35,332)	(49,015)	(64,920)
Adjustments to maintain reserves	(275)	(489)	8,369	(1,118)	(528)	(994)	1,309	(2,510)

Net equity transactions	(6,525,745)	12,025,800	(14,922,576)	(27,252,973)	(2,819,183)	(11,231,102)	(24,465,711)	(35,978,137)

Net change in contract owners’ equity	(17,990,551)	12,649,352	(35,460,295)	(33,547,468)	(12,053,779)	(13,980,650)	(79,141,970)	(33,107,081)
Contract owners’ equity beginning of period	26,997,038	14,347,686	72,161,428	105,708,896	29,124,890	43,105,540	156,240,530	189,347,611

Contract owners’ equity end of period	$9,006,487	26,997,038	36,701,133	72,161,428	17,071,111	29,124,890	77,098,560	156,240,530

CHANGES IN UNITS:
Beginning units	1,534,096	874,697	3,462,637	4,662,412	1,429,150	1,931,451	4,226,617	5,162,695
Units purchased	692,193	936,985	279,906	308,114	399,346	322,328	245,726	305,540
Units redeemed	(1,257,650)	(277,586)	(1,113,220)	(1,507,889)	(573,898)	(824,629)	(1,053,489)	(1,241,618)

Ending units	968,639	1,534,096	2,629,323	3,462,637	1,254,598	1,429,150	3,418,854	4,226,617

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	SCF2		TRF		TRF2		GVUSL

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(875,646)	(1,510,106)	141,218	(963,231)	(2,154,051)	(2,629,959)	(27,951)	(19,609)
Realized gain (loss) on investments	(4,588,442)	1,222,201	(5,868,022)	9,542,893	(6,988,911)	1,615,094	(569,854)	27,507
Change in unrealized gain (loss) on investments	(54,288,868)	(13,256,004)	(142,301,333)	(2,088,130)	(259,873,044)	(885,898)	(2,627,709)	(374,270)
Reinvested capital gains	18,955,245	12,722,927	35,459,862	15,101,664	65,856,346	13,993,209	-	1,026,221

Net increase (decrease) in contract owners’ equity resulting from operations	(40,797,711)	(820,982)	(112,568,275)	21,593,196	(203,159,660)	12,092,446	(3,225,514)	659,849

Equity transactions:
Purchase payments received from contract owners (note 3)	12,024,898	26,826,849	4,918,810	6,712,260	44,578,887	145,240,668	279,142	565,138
Transfers between funds	(1,699,612)	(16,165,263)	(8,741,990)	(9,746,211)	55,656,769	73,622,766	105,123	350,014
Redemptions (note 3)	(7,154,280)	(4,726,654)	(36,610,286)	(55,635,722)	(19,908,808)	(10,877,472)	(958,807)	(1,215,152)
Annuity benefits	(5,436)	-	(113,249)	(144,650)	(188)	-	(2,667)	(5,649)
Contract maintenance charges (note 2)	(100,187)	(33,136)	(160,726)	(189,588)	(1,044,804)	(352,952)	(1,831)	(2,035)
Contingent deferred sales charges (note 2)	(113,785)	(63,487)	(66,796)	(97,129)	(411,934)	(168,812)	(2,538)	(2,608)
Adjustments to maintain reserves	(733)	(2,063)	(14,164)	17,140	(879)	(4,519)	(101)	823

Net equity transactions	2,950,865	5,836,246	(40,788,401)	(59,083,900)	78,869,043	207,459,679	(581,679)	(309,469)

Net change in contract owners’ equity	(37,846,846)	5,015,264	(153,356,676)	(37,490,704)	(124,290,617)	219,552,125	(3,807,193)	350,380
Contract owners’ equity beginning of period	99,556,181	94,540,917	293,444,091	330,934,795	404,959,033	185,406,908	6,662,259	6,311,879

Contract owners’ equity end of period	$61,709,335	99,556,181	140,087,415	293,444,091	280,668,416	404,959,033	2,855,066	6,662,259

CHANGES IN UNITS:
Beginning units	4,806,056	4,583,575	4,753,992	5,881,078	23,169,599	11,257,455	397,523	416,108
Units purchased	1,339,837	2,241,927	117,311	125,165	7,811,740	13,921,285	107,066	218,435
Units redeemed	(1,230,251)	(2,019,446)	(1,035,213)	(1,252,251)	(2,935,177)	(2,009,141)	(159,709)	(237,020)

Ending units	4,915,642	4,806,056	3,836,090	4,753,992	28,046,162	23,169,599	344,880	397,523

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVNMO1		NVNMO2		NVNSR1		NVNSR2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(313)	-	(6,195)	-	(4,633)	-	(1,387,743)	-
Realized gain (loss) on investments	(12,474)	-	(137,486)	-	(72,125)	-	(3,913,076)	-
Change in unrealized gain (loss) on investments	(13,303)	-	(289,189)	-	(817,778)	-	(133,824,294)	-
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(26,090)	-	(432,870)	-	(894,536)	-	(139,125,113)	-

Equity transactions:
Purchase payments received from contract owners (note 3)	920	-	714,662	-	75,494	-	3,630,688	-
Transfers between funds	94,850	-	566,947	-	2,547,964	-	397,446,743	-
Redemptions (note 3)	(4,353)	-	(5,382)	-	(159,988)	-	(7,704,356)	-
Annuity benefits	-	-	-	-	-	-	(194)	-
Contract maintenance charges (note 2)	(10)	-	(3)	-	(553)	-	(491,316)	-
Contingent deferred sales charges (note 2)	-	-	(66)	-	(889)	-	(146,603)	-
Adjustments to maintain reserves	(8)	-	34	-	(39)	-	10,849	-

Net equity transactions	91,399	-	1,276,192	-	2,461,989	-	392,745,811	-

Net change in contract owners’ equity	65,309	-	843,322	-	1,567,453	-	253,620,698	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$65,309	-	843,322	-	1,567,453	-	253,620,698	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	16,482	-	227,026	-	295,913	-	43,850,216	-
Units redeemed	(3,768)	-	(61,413)	-	(39,964)	-	(2,289,246)	-

Ending units	12,714	-	165,613	-	255,949	-	41,560,970	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVSTB2		GGTC		GGTC2		GGTC3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$107,005	-	(2,897)	(5,002)	(14,563)	(22,191)	(54,115)	(77,920)
Realized gain (loss) on investments	(6,169)	-	4,755	37,888	(13,335)	18,515	(686,461)	724,880
Change in unrealized gain (loss) on investments	(152,105)	-	(184,347)	30,123	(774,070)	250,553	(2,582,469)	277,144
Reinvested capital gains	-	-	31,306	-	141,073	-	574,822	-

Net increase (decrease) in contract owners’ equity resulting from operations	(51,269)	-	(151,183)	63,009	(660,895)	246,877	(2,748,223)	924,104

Equity transactions:
Purchase payments received from contract owners (note 3)	4,983,930	-	-	-	809	20	247,281	368,603
Transfers between funds	11,559,450	-	(5,879)	(20,302)	(185,303)	(97,752)	(790,842)	(503,429)
Redemptions (note 3)	(509,049)	-	(52,997)	(132,970)	(95,808)	(52,936)	(490,237)	(696,479)
Annuity benefits	(5,464)	-	-	-	-	-	(1,304)	(1,647)
Contract maintenance charges (note 2)	(6,122)	-	(487)	(518)	(271)	(327)	(2,080)	(2,378)
Contingent deferred sales charges (note 2)	(17,594)	-	(46)	(14)	(1,001)	(1,685)	(4,445)	(3,310)
Adjustments to maintain reserves	24	-	(37)	(29)	(45)	(106)	343	18

Net equity transactions	16,005,175	-	(59,446)	(153,833)	(281,619)	(152,786)	(1,041,284)	(838,622)

Net change in contract owners’ equity	15,953,906	-	(210,629)	(90,824)	(942,514)	94,091	(3,789,507)	85,482
Contract owners’ equity beginning of period	-	-	346,234	437,058	1,535,827	1,441,736	6,193,756	6,108,274

Contract owners’ equity end of period	$15,953,906	-	135,605	346,234	593,313	1,535,827	2,404,249	6,193,756

CHANGES IN UNITS:
Beginning units	-	-	89,808	134,349	77,916	86,480	430,126	503,432
Units purchased	1,837,099	-	-	-	-	-	191,566	222,107
Units redeemed	(218,817)	-	(20,488)	(44,541)	(18,427)	(8,564)	(293,176)	(295,413)

Ending units	1,618,282	-	69,320	89,808	59,489	77,916	328,516	430,126

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GGTC6		GVUG2		GVUGL		EIF2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(147,037)	(167,062)	(311,336)	(349,562)	(71,465)	(82,972)	(127,895)	(732,968)
Realized gain (loss) on investments	(1,237,458)	428,250	(1,122,555)	419,715	(737,233)	235,796	(40,346,197)	5,742,329
Change in unrealized gain (loss) on investments	(6,238,541)	1,111,471	(12,259,077)	3,756,289	(2,929,553)	1,033,629	(38,696,150)	(35,248,122)
Reinvested capital gains	1,280,684	-	3,863,225	-	1,066,610	-	1,829,623	14,670,431

Net increase (decrease) in contract owners’ equity resulting from operations	(6,342,352)	1,372,659	(9,829,743)	3,826,442	(2,671,641)	1,186,453	(77,340,619)	(15,568,330)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,056,718	3,586,587	1,499,037	2,044,389	243,721	278,221	25,035,928	114,555,929
Transfers between funds	(5,042,206)	4,774,646	(269,587)	(898,114)	462,688	(442,438)	(166,120,494)	26,777,495
Redemptions (note 3)	(945,279)	(776,526)	(1,765,627)	(1,482,144)	(1,121,741)	(1,852,875)	(10,822,473)	(12,815,993)
Annuity benefits	-	-	-	-	(628)	(711)	(6,504)	(308)
Contract maintenance charges (note 2)	(881)	(785)	(3,924)	(2,046)	(2,124)	(2,250)	(333,824)	(250,731)
Contingent deferred sales charges (note 2)	(19,629)	(12,947)	(41,705)	(32,689)	(2,681)	(4,411)	(207,660)	(198,301)
Adjustments to maintain reserves	(264)	(344)	(268)	(760)	77	(46)	(1,635)	(4,511)

Net equity transactions	(4,951,541)	7,570,631	(582,074)	(371,364)	(420,688)	(2,024,510)	(152,456,662)	128,063,580

Net change in contract owners’ equity	(11,293,893)	8,943,290	(10,411,817)	3,455,078	(3,092,329)	(838,057)	(229,797,281)	112,495,250
Contract owners’ equity beginning of period	15,963,363	7,020,073	23,231,890	19,776,812	5,902,742	6,740,799	315,766,285	203,271,035

Contract owners’ equity end of period	$4,669,470	15,963,363	12,820,073	23,231,890	2,810,413	5,902,742	85,969,004	315,766,285

CHANGES IN UNITS:
Beginning units	1,169,229	606,445	1,094,930	1,117,672	329,074	454,175	18,188,564	11,215,121
Units purchased	364,731	997,186	328,528	300,117	178,685	110,256	3,161,290	10,726,354
Units redeemed	(856,677)	(434,402)	(375,906)	(322,859)	(237,528)	(235,357)	(13,339,318)	(3,752,911)

Ending units	677,283	1,169,229	1,047,552	1,094,930	270,231	329,074	8,010,536	18,188,564

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	MSBF		NVRE1		NVRE2		AMTG

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$3,352,870	1,552,915	20,598	-	37,683	-	(1,396,437)	(1,952,495)
Realized gain (loss) on investments	(2,469,376)	92,539	(99,705)	-	(145,295)	-	8,772,847	11,205,135
Change in unrealized gain (loss) on investments	(14,608,639)	121,056	(328,498)	-	(875,516)	-	(65,611,990)	18,662,353
Reinvested capital gains	1,473,787	2,979	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(12,251,358)	1,769,489	(407,605)	-	(983,128)	-	(58,235,580)	27,914,993

Equity transactions:
Purchase payments received from contract owners (note 3)	6,997,174	9,131,401	27,355	-	1,749,887	-	2,631,410	3,250,011
Transfers between funds	(2,814,864)	7,009,865	1,295,747	-	1,066,015	-	(5,390,896)	(4,559,259)
Redemptions (note 3)	(7,184,441)	(8,639,355)	(95,501)	-	(52,248)	-	(15,054,296)	(24,624,339)
Annuity benefits	(4,544)	(5,157)	-	-	-	-	(22,641)	(33,640)
Contract maintenance charges (note 2)	(35,639)	(8,767)	(86)	-	(40)	-	(67,876)	(80,342)
Contingent deferred sales charges (note 2)	(58,954)	(55,237)	(136)	-	(641)	-	(30,501)	(36,280)
Adjustments to maintain reserves	(418)	(825)	(23)	-	(82)	-	(1,321)	2,405

Net equity transactions	(3,101,686)	7,431,925	1,227,356	-	2,762,891	-	(17,936,121)	(26,081,444)

Net change in contract owners’ equity	(15,353,044)	9,201,414	819,751	-	1,779,763	-	(76,171,701)	1,833,549
Contract owners’ equity beginning of period	65,642,687	56,441,273	-	-	-	-	143,341,084	141,507,535

Contract owners’ equity end of period	$50,289,643	65,642,687	819,751	-	1,779,763	-	67,169,383	143,341,084

CHANGES IN UNITS:
Beginning units	5,127,598	4,491,128	-	-	-	-	2,896,657	3,507,840
Units purchased	2,260,043	2,007,823	229,503	-	406,534	-	97,490	196,503
Units redeemed	(2,498,806)	(1,371,353)	(83,019)	-	(87,365)	-	(582,777)	(807,686)

Ending units	4,888,835	5,127,598	146,484	-	319,169	-	2,411,370	2,896,657

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	AMGP		AMINS		AMMCGS		AMTP

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(95,648)	(188,430)	(2,789,841)	893,348	(119,115)	(155,544)	(1,160,892)	(1,450,072)
Realized gain (loss) on investments	926,217	2,228,550	(39,714,244)	3,646,804	823,706	991,090	430,341	12,995,201
Change in unrealized gain (loss) on investments	(6,509,053)	(992,676)	4,414,284	(25,301,310)	(4,987,095)	884,746	(108,474,235)	(15,107,994)
Reinvested capital gains	441,400	-	1,035	16,952,840	-	-	21,625,094	18,552,371

Net increase (decrease) in contract owners’ equity resulting from operations	(5,237,084)	1,047,444	(38,088,766)	(3,808,318)	(4,282,504)	1,720,292	(87,579,692)	14,989,506

Equity transactions:
Purchase payments received from contract owners (note 3)	472,361	633,097	30,883,696	109,134,858	86,080	127,225	3,747,736	4,751,390
Transfers between funds	(650,151)	(1,183,810)	(271,128,744)	43,256,992	(1,071,305)	1,014,492	(6,713,471)	(9,222,420)
Redemptions (note 3)	(1,968,691)	(3,484,514)	(7,125,192)	(8,308,402)	(862,499)	(907,455)	(19,892,990)	(33,553,930)
Annuity benefits	(23)	(29)	(567)	(432)	-	-	(27,970)	(40,423)
Contract maintenance charges (note 2)	(7,321)	(8,410)	(299,202)	(270,924)	(966)	(1,101)	(64,786)	(77,144)
Contingent deferred sales charges (note 2)	(5,998)	(8,902)	(147,591)	(128,412)	(9,573)	(14,107)	(36,006)	(57,688)
Adjustments to maintain reserves	(94)	(127)	(23,716)	(157,119)	(111)	(628)	(4,762)	868

Net equity transactions	(2,159,917)	(4,052,695)	(247,841,316)	143,526,561	(1,858,374)	218,426	(22,992,249)	(38,199,347)

Net change in contract owners’ equity	(7,397,001)	(3,005,251)	(285,930,082)	139,718,243	(6,140,878)	1,938,718	(110,571,941)	(23,209,841)
Contract owners’ equity beginning of period	15,420,721	18,425,972	293,668,744	153,950,501	10,958,939	9,020,221	182,085,723	205,295,564

Contract owners’ equity end of period	$8,023,720	15,420,721	7,738,662	293,668,744	4,818,061	10,958,939	71,513,782	182,085,723

CHANGES IN UNITS:
Beginning units	1,105,261	1,399,614	20,563,376	10,936,799	507,184	502,810	4,821,251	5,867,088
Units purchased	103,249	146,835	4,427,649	13,048,694	44,307	143,330	296,845	292,792
Units redeemed	(280,347)	(441,188)	(23,965,733)	(3,422,117)	(151,272)	(138,956)	(1,087,050)	(1,338,629)

Ending units	928,163	1,105,261	1,025,292	20,563,376	400,219	507,184	4,031,046	4,821,251

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	AMRS		AMFAS		AMSRS		OVMS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(82,849)	(196,089)	(86,385)	(99,651)	(4,375,923)	(6,234,194)	1,526,556	1,681,503
Realized gain (loss) on investments	(575,132)	409,822	(211,104)	305,755	(950,599)	3,869,047	(5,275,870)	310,478
Change in unrealized gain (loss) on investments	(6,852,966)	(654,737)	(2,468,343)	(345,149)	(50,706,776)	14,801,627	(48,998,634)	(9,279,705)
Reinvested capital gains	27,332	427,951	187,423	47,921	2,713,949	1,439,364	6,658,903	10,773,436

Net increase (decrease) in contract owners’ equity resulting from operations	(7,483,615)	(13,053)	(2,578,409)	(91,124)	(53,319,349)	13,875,844	(46,089,045)	3,485,712

Equity transactions:
Purchase payments received from contract owners (note 3)	1,045,318	4,597,919	397,168	407,850	46,225,071	172,758,426	2,224,523	3,061,296
Transfers between funds	(1,088,053)	(4,982,275)	335,102	152,085	(454,123,273)	96,742,273	(6,680,025)	(3,005,472)
Redemptions (note 3)	(917,406)	(986,306)	(474,467)	(646,740)	(14,201,621)	(14,290,978)	(16,122,495)	(22,129,672)
Annuity benefits	-	-	-	-	(3,746)	(4,900)	(14,739)	(24,724)
Contract maintenance charges (note 2)	(7,274)	(1,114)	(984)	(629)	(535,421)	(417,935)	(46,481)	(54,842)
Contingent deferred sales charges (note 2)	(10,738)	(11,451)	(3,758)	(7,195)	(277,421)	(205,511)	(30,360)	(41,123)
Adjustments to maintain reserves	(335)	(689)	(283)	(320)	(14,130)	(3,988)	(162)	(114)

Net equity transactions	(978,488)	(1,383,916)	252,778	(94,949)	(422,930,541)	254,577,387	(20,669,739)	(22,194,651)

Net change in contract owners’ equity	(8,462,103)	(1,396,969)	(2,325,631)	(186,073)	(476,249,890)	268,453,231	(66,758,784)	(18,708,939)
Contract owners’ equity beginning of period	16,737,536	18,134,505	6,032,559	6,218,632	500,502,898	232,049,667	119,146,353	137,855,292

Contract owners’ equity end of period	$8,275,433	16,737,536	3,706,928	6,032,559	24,253,008	500,502,898	52,387,569	119,146,353

CHANGES IN UNITS:
Beginning units	1,309,013	1,440,361	392,938	399,331	29,683,131	14,567,602	3,793,326	4,523,880
Units purchased	448,561	770,522	183,533	148,639	5,126,351	18,326,427	105,577	154,382
Units redeemed	(541,555)	(901,870)	(170,101)	(155,032)	(32,417,442)	(3,210,898)	(926,743)	(884,936)

Ending units	1,216,019	1,309,013	406,370	392,938	2,392,040	29,683,131	2,972,160	3,793,326

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	OVCAFS		OVGR		OVB		OVGS3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(858,109)	(1,063,666)	(789,330)	(1,051,833)	2,874,069	4,270,510	225,138	14,013
Realized gain (loss) on investments	785,484	1,745,319	2,599,937	7,994,724	(2,817,013)	1,158,307	3,119,139	8,615,762
Change in unrealized gain (loss) on investments	(30,391,351)	6,879,777	(38,741,679)	4,577,013	(34,742,735)	(2,274,931)	(52,083,596)	(8,487,804)
Reinvested capital gains	-	-	-	-	-	-	5,983,984	5,921,773

Net increase (decrease) in contract owners’ equity resulting from operations	(30,463,976)	7,561,430	(36,931,072)	11,519,904	(34,685,679)	3,153,886	(42,755,335)	6,063,744

Equity transactions:
Purchase payments received from contract owners (note 3)	3,218,037	6,664,178	2,962,134	4,025,527	2,358,634	2,979,705	8,062,393	10,978,070
Transfers between funds	(3,581,330)	(4,884,743)	(4,256,541)	(7,198,506)	(6,919,838)	(437,324)	(7,797,458)	(4,254,366)
Redemptions (note 3)	(5,118,259)	(3,967,446)	(11,259,806)	(18,459,504)	(14,719,464)	(19,412,680)	(14,006,293)	(21,091,727)
Annuity benefits	-	-	(16,600)	(27,553)	(13,895)	(15,406)	(13,922)	(17,312)
Contract maintenance charges (note 2)	(9,871)	(7,312)	(43,748)	(53,097)	(37,593)	(42,756)	(35,584)	(41,927)
Contingent deferred sales charges (note 2)	(97,866)	(79,364)	(46,118)	(65,062)	(26,530)	(35,011)	(70,898)	(74,532)
Adjustments to maintain reserves	(523)	(1,617)	851	(468)	(16,532)	3,421	(6,525)	(2,232)

Net equity transactions	(5,589,812)	(2,276,304)	(12,659,828)	(21,778,663)	(19,375,218)	(16,960,051)	(13,868,287)	(14,504,026)

Net change in contract owners’ equity	(36,053,788)	5,285,126	(49,590,900)	(10,258,759)	(54,060,897)	(13,806,165)	(56,623,622)	(8,440,282)
Contract owners’ equity beginning of period	69,363,812	64,078,686	89,378,932	99,637,691	102,216,189	116,022,354	112,825,784	121,266,066

Contract owners’ equity end of period	$33,310,024	69,363,812	39,788,032	89,378,932	48,155,292	102,216,189	56,202,162	112,825,784

CHANGES IN UNITS:
Beginning units	3,981,882	4,129,863	4,805,480	6,037,158	4,466,808	5,265,751	4,898,499	5,524,646
Units purchased	593,773	677,935	309,176	374,836	210,261	336,055	626,175	901,762
Units redeemed	(999,034)	(825,916)	(1,137,207)	(1,606,514)	(1,203,753)	(1,134,998)	(1,390,212)	(1,527,909)

Ending units	3,576,621	3,981,882	3,977,449	4,805,480	3,473,316	4,466,808	4,134,462	4,898,499

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	OVGS4		OVGS		OVGSS		OVHI3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(176,251)	(409,508)	523,675	107,501	(19,690)	(64,097)	21,362	(3,811)
Realized gain (loss) on investments	(553,759)	2,279,459	14,571,089	33,187,135	205,519	843,896	(304,175)	(15,415)
Change in unrealized gain (loss) on investments	(45,533,159)	(2,392,817)	(119,409,989)	(32,914,580)	(8,774,045)	(858,575)	(388,706)	(5,799)
Reinvested capital gains	5,591,832	4,840,272	13,114,068	13,947,556	1,073,516	1,087,160	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(40,671,337)	4,317,406	(91,201,157)	14,327,612	(7,514,700)	1,008,384	(671,519)	(25,025)

Equity transactions:
Purchase payments received from contract owners (note 3)	5,741,670	18,266,347	2,978	64,085	392	(15)	82,434	59,395
Transfers between funds	(8,941,891)	(5,839,186)	(12,042,430)	(12,276,553)	(2,102,702)	(1,192,815)	517,811	468,880
Redemptions (note 3)	(6,378,346)	(6,786,433)	(27,599,474)	(47,883,816)	(1,479,756)	(1,333,789)	(129,846)	(34,749)
Annuity benefits	-	-	(41,466)	(53,984)	-	-	-	-
Contract maintenance charges (note 2)	(10,104)	(9,984)	(82,306)	(101,227)	(1,498)	(1,787)	(230)	(68)
Contingent deferred sales charges (note 2)	(88,268)	(85,826)	(36,774)	(60,514)	(19,408)	(18,680)	(209)	(7)
Adjustments to maintain reserves	(507)	(1,945)	33,911	601	(343)	(466)	(14,104)	(23)

Net equity transactions	(9,677,446)	5,542,973	(39,765,561)	(60,311,408)	(3,603,315)	(2,547,552)	455,856	493,428

Net change in contract owners’ equity	(50,348,783)	9,860,379	(130,966,718)	(45,983,796)	(11,118,015)	(1,539,168)	(215,663)	468,403
Contract owners’ equity beginning of period	104,330,390	94,470,011	248,379,318	294,363,114	20,585,407	22,124,575	468,403	-

Contract owners’ equity end of period	$53,981,607	104,330,390	117,412,600	248,379,318	9,467,392	20,585,407	252,740	468,403

CHANGES IN UNITS:
Beginning units	6,661,852	6,304,392	5,756,123	7,165,665	862,593	967,988	48,923	-
Units purchased	850,439	1,602,889	4	78	-	479	180,064	123,135
Units redeemed	(1,649,122)	(1,245,429)	(1,150,144)	(1,409,620)	(186,643)	(105,874)	(102,308)	(74,212)

Ending units	5,863,169	6,661,852	4,605,983	5,756,123	675,950	862,593	126,679	48,923

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	OVHI4		OVHI		OVHIS		OVSC

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$444,606	(73,737)	24,514	46,386	1,024,178	2,270,099	(31,327)	(39,661)
Realized gain (loss) on investments	(3,271,125)	(193,283)	(123,326)	15,202	(2,165,204)	(113,025)	(357,562)	115,913
Change in unrealized gain (loss) on investments	(6,889,235)	(138,069)	(193,406)	(53,334)	(14,303,261)	(2,341,567)	(1,543,450)	(399,329)
Reinvested capital gains	-	-	-	-	-	-	221,525	100,187

Net increase (decrease) in contract owners’ equity resulting from operations	(9,715,754)	(405,089)	(292,218)	8,254	(15,444,287)	(184,493)	(1,710,814)	(222,890)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,125,672	2,695,813	(12)	25,804	4,546	2,507,174	364,635	356,322
Transfers between funds	3,348,619	7,924,707	(54,310)	(313,066)	(4,372,402)	(17,858,509)	381,324	2,286,190
Redemptions (note 3)	(1,059,579)	(728,500)	(112,505)	(134,949)	(2,181,812)	(3,185,760)	(480,271)	(603,915)
Annuity benefits	-	-	-	-	(2,944)	(2,979)	(372)	(276)
Contract maintenance charges (note 2)	(916)	(240)	(117)	(230)	(2,031)	(2,910)	(1,617)	(1,113)
Contingent deferred sales charges (note 2)	(9,956)	(14,043)	(3)	(208)	(21,980)	(31,362)	(1,786)	(282)
Adjustments to maintain reserves	(1,667)	(128)	(30)	(28)	(712)	(812)	(46)	39

Net equity transactions	4,402,173	9,877,609	(166,977)	(422,677)	(6,577,335)	(18,575,158)	261,867	2,036,965

Net change in contract owners’ equity	(5,313,581)	9,472,520	(459,195)	(414,423)	(22,021,622)	(18,759,651)	(1,448,947)	1,814,075
Contract owners’ equity beginning of period	9,472,520	-	510,531	924,954	25,701,219	44,460,870	4,092,040	2,277,965

Contract owners’ equity end of period	$4,158,939	9,472,520	51,336	510,531	3,679,597	25,701,219	2,643,093	4,092,040

CHANGES IN UNITS:
Beginning units	991,751	-	49,246	87,967	1,877,575	3,180,409	418,752	227,665
Units purchased	2,688,244	1,766,260	-	91,604	7	666,017	239,302	348,899
Units redeemed	(1,609,756)	(774,509)	(25,722)	(130,325)	(603,240)	(1,968,851)	(217,197)	(157,812)

Ending units	2,070,239	991,751	23,524	49,246	1,274,342	1,877,575	440,857	418,752

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	OVSCS		OVGI		OVGIS		OVAG

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(2,375,054)	(1,669,977)	49,367	(94,475)	(2,055,223)	(3,558,101)	(162,354)	(240,177)
Realized gain (loss) on investments	(6,421,937)	2,322,762	439,049	2,190,869	(4,650,030)	8,289,626	197,485	1,172,555
Change in unrealized gain (loss) on investments	(71,083,896)	(9,482,308)	(11,241,564)	(1,174,857)	(195,684,358)	(3,241,859)	(7,546,706)	7,421
Reinvested capital gains	9,799,136	2,837,156	1,372,064	-	24,059,956	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(70,081,751)	(5,992,367)	(9,381,084)	921,537	(178,329,655)	1,489,666	(7,511,575)	939,799

Equity transactions:
Purchase payments received from contract owners (note 3)	21,061,258	43,133,931	1,404,950	1,963,139	44,131,538	136,524,143	967,480	1,388,265
Transfers between funds	38,121,966	22,344,161	(1,354,116)	96,324	26,238,707	41,566,777	(928,902)	(1,907,552)
Redemptions (note 3)	(8,881,039)	(4,527,923)	(3,920,948)	(5,751,994)	(20,776,884)	(12,264,290)	(2,111,631)	(3,132,552)
Annuity benefits	(59)	-	(8,536)	(13,036)	(149)	-	-	-
Contract maintenance charges (note 2)	(379,953)	(83,951)	(12,837)	(14,617)	(900,873)	(311,701)	(10,809)	(13,679)
Contingent deferred sales charges (note 2)	(175,869)	(75,353)	(19,254)	(22,732)	(393,034)	(198,454)	(23,441)	(19,771)
Adjustments to maintain reserves	(1,041)	(2,197)	242	997	(1,071)	(5,081)	(97)	(142)

Net equity transactions	49,745,263	60,788,668	(3,910,499)	(3,741,919)	48,298,234	165,311,394	(2,107,400)	(3,685,431)

Net change in contract owners’ equity	(20,336,488)	54,796,301	(13,291,583)	(2,820,382)	(130,031,421)	166,801,060	(9,618,975)	(2,745,632)
Contract owners’ equity beginning of period	125,648,459	70,852,158	26,266,088	29,086,470	402,804,694	236,003,634	16,720,309	19,465,941

Contract owners’ equity end of period	$105,311,971	125,648,459	12,974,505	26,266,088	272,773,273	402,804,694	7,101,334	16,720,309

CHANGES IN UNITS:
Beginning units	6,050,092	3,305,000	2,487,109	2,841,846	24,014,369	14,409,505	2,576,050	3,147,364
Units purchased	5,302,603	3,945,305	279,986	553,940	7,491,233	13,464,733	316,968	325,096
Units redeemed	(3,015,352)	(1,200,213)	(744,488)	(908,677)	(4,500,024)	(3,859,869)	(716,694)	(896,410)

Ending units	8,337,343	6,050,092	2,022,607	2,487,109	27,005,578	24,014,369	2,176,324	2,576,050

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	PISVP1		PVGIB		PVTIGB		PVTVB

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(3,653)	(4,220)	30,478	(23,689)	7,880	23,236	(29,047)	(42,282)
Realized gain (loss) on investments	(92,857)	(11,971)	(610,222)	196,292	12,316	125,163	(36,556)	172,829
Change in unrealized gain (loss) on investments	(490,494)	(385,889)	(2,900,852)	(1,946,049)	(833,657)	(244,489)	(756,377)	(42,275)
Reinvested capital gains	153,345	299,112	973,768	1,219,908	192,364	210,562	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(433,659)	(102,968)	(2,506,828)	(553,538)	(621,097)	114,472	(821,980)	88,272

Equity transactions:
Purchase payments received from contract owners (note 3)	266	25,508	58,637	78,232	-	-	34,791	15,004
Transfers between funds	(67,029)	(33,794)	(311,802)	(620,149)	(123,387)	(161,735)	(48,541)	(229,217)
Redemptions (note 3)	(27,061)	(56,766)	(676,400)	(760,481)	(55,007)	(184,528)	(243,758)	(356,133)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(56)	(96)	(977)	(1,016)	(137)	(157)	(367)	(376)
Contingent deferred sales charges (note 2)	-	-	(15,573)	(15,079)	(613)	(4,199)	(3,785)	(12,418)
Adjustments to maintain reserves	(10)	(1)	(142)	(322)	(139)	16	(137)	(266)

Net equity transactions	(93,890)	(65,149)	(946,257)	(1,318,815)	(179,283)	(350,603)	(261,797)	(583,406)

Net change in contract owners’ equity	(527,549)	(168,117)	(3,453,085)	(1,872,353)	(800,380)	(236,131)	(1,083,777)	(495,134)
Contract owners’ equity beginning of period	1,173,591	1,341,708	6,876,101	8,748,454	1,525,012	1,761,143	2,271,117	2,766,251

Contract owners’ equity end of period	$646,042	1,173,591	3,423,016	6,876,101	724,632	1,525,012	1,187,340	2,271,117

CHANGES IN UNITS:
Beginning units	117,897	124,148	468,881	551,603	71,037	87,538	168,443	213,216
Units purchased	782	6,820	36,053	16,334	-	3,847	10,344	27,232
Units redeemed	(12,946)	(13,071)	(117,846)	(99,056)	(9,857)	(20,348)	(36,603)	(72,005)

Ending units	105,733	117,897	387,088	468,881	61,180	71,037	142,184	168,443

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	TRBCG2		TREI2		TRLT2		DSRG

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(3,075,467)	(1,569,018)	470,585	(23,766)	884,495	378,387	(311,002)	(618,117)
Realized gain (loss) on investments	(1,341,937)	1,053,580	(1,046,707)	1,048,729	(28,663)	855	(6,076,910)	(4,934,921)
Change in unrealized gain (loss) on investments	(101,401,814)	9,175,145	(34,340,847)	(5,255,297)	(1,262,177)	241,676	(16,689,844)	10,518,224
Reinvested capital gains	-	-	2,107,353	4,427,360	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(105,819,218)	8,659,707	(32,809,616)	197,026	(406,345)	620,918	(23,077,756)	4,965,186

Equity transactions:
Purchase payments received from contract owners (note 3)	25,390,342	44,889,392	16,738,483	26,252,958	5,361,860	9,270,073	2,399,674	2,967,102
Transfers between funds	105,779,333	61,775,612	7,299,559	1,470,811	13,383,565	13,839,582	(2,989,401)	(4,928,781)
Redemptions (note 3)	(11,097,363)	(4,007,375)	(7,204,544)	(5,737,988)	(3,734,295)	(1,346,062)	(9,931,828)	(13,039,667)
Annuity benefits	(1,113)	-	(3,457)	(4,222)	-	-	(7,490)	(2,996)
Contract maintenance charges (note 2)	(488,777)	(86,315)	(35,967)	(5,633)	(51,706)	(1,500)	(52,268)	(60,604)
Contingent deferred sales charges (note 2)	(185,760)	(49,070)	(85,680)	(47,203)	(84,785)	(6,230)	(36,264)	(41,484)
Adjustments to maintain reserves	(885)	(1,604)	5,242	(1,162)	417	1,658	3,746	(2,861)

Net equity transactions	119,395,777	102,520,640	16,713,636	21,927,561	14,875,056	21,757,521	(10,613,831)	(15,109,291)

Net change in contract owners’ equity	13,576,559	111,180,347	(16,095,980)	22,124,587	14,468,711	22,378,439	(33,691,587)	(10,144,105)
Contract owners’ equity beginning of period	133,588,581	22,408,234	76,363,727	54,239,140	31,585,239	9,206,800	72,329,772	82,473,877

Contract owners’ equity end of period	$147,165,140	133,588,581	60,267,747	76,363,727	46,053,950	31,585,239	38,638,185	72,329,772

CHANGES IN UNITS:
Beginning units	10,055,319	1,860,568	6,128,523	4,412,317	2,984,605	897,335	2,887,153	3,504,269
Units purchased	12,281,690	9,459,193	3,457,161	3,579,944	2,850,776	2,462,859	123,980	140,091
Units redeemed	(2,663,603)	(1,264,442)	(1,862,608)	(1,863,738)	(1,474,432)	(375,589)	(630,537)	(757,207)

Ending units	19,673,406	10,055,319	7,723,076	6,128,523	4,360,949	2,984,605	2,380,596	2,887,153

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	VWBFR		VWBF		VWEMR		VWEM

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$614,508	353,900	1,343,185	1,058,302	(276,248)	(295,139)	(380,161)	(386,311)
Realized gain (loss) on investments	(42,948)	(195,683)	(371,189)	(457,001)	(6,921,436)	3,358,355	(92,397)	6,302,960
Change in unrealized gain (loss) on investments	(458,896)	502,780	(583,411)	957,901	(22,684,555)	1,029,821	(40,435,269)	(536,696)
Reinvested capital gains	-	-	-	-	11,631,611	4,720,791	15,223,007	7,864,824

Net increase (decrease) in contract owners’ equity resulting from operations	112,664	660,997	388,585	1,559,202	(18,250,628)	8,813,828	(25,684,820)	13,244,777

Equity transactions:
Purchase payments received from contract owners (note 3)	448,071	585,309	-	33	934,783	1,557,545	(109)	61,761
Transfers between funds	708,740	1,325,285	(1,281,269)	(789,366)	(7,027,224)	4,471,559	(2,457,480)	(3,266,318)
Redemptions (note 3)	(2,150,571)	(1,419,562)	(2,817,333)	(3,619,530)	(2,883,313)	(4,428,298)	(4,000,717)	(8,036,349)
Annuity benefits	(1,516)	-	(2,538)	(2,401)	(3,759)	(4,205)	(14,082)	(25,209)
Contract maintenance charges (note 2)	(2,594)	(1,885)	(8,944)	(9,360)	(6,659)	(8,265)	(13,922)	(17,603)
Contingent deferred sales charges (note 2)	(3,862)	(2,748)	(1,750)	(2,787)	(8,254)	(9,717)	(4,502)	(10,463)
Adjustments to maintain reserves	3,575	(67)	(2,298)	477	331	1,011	2,584	4,999

Net equity transactions	(998,157)	486,332	(4,114,132)	(4,422,934)	(8,994,095)	1,579,630	(6,488,228)	(11,289,182)

Net change in contract owners’ equity	(885,493)	1,147,329	(3,725,547)	(2,863,732)	(27,244,723)	10,393,458	(32,173,048)	1,955,595
Contract owners’ equity beginning of period	8,910,518	7,763,189	19,122,232	21,985,964	35,419,465	25,026,007	44,356,883	42,401,288

Contract owners’ equity end of period	$8,025,025	8,910,518	15,396,685	19,122,232	8,174,742	35,419,465	12,183,835	44,356,883

CHANGES IN UNITS:
Beginning units	731,903	690,934	889,847	1,107,173	1,152,258	1,106,434	1,599,935	2,079,717
Units purchased	498,428	316,826	-	-	278,549	822,360	59	-
Units redeemed	(587,917)	(275,857)	(186,622)	(217,326)	(666,891)	(776,536)	(335,936)	(479,782)

Ending units	642,414	731,903	703,225	889,847	763,916	1,152,258	1,264,058	1,599,935

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	VWHAR		VWHA		MSVFI		MSVF2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(416,429)	(480,374)	(500,253)	(638,683)	108,965	65,016	6,402,303	3,602,936
Realized gain (loss) on investments	287,404	3,935,670	5,962,740	6,186,747	(119,033)	17,379	(5,301,604)	(42,096)
Change in unrealized gain (loss) on investments	(27,898,131)	5,938,356	(37,368,416)	7,046,890	(437,219)	24,449	(36,033,941)	3,634,710
Reinvested capital gains	6,617,535	4,275,584	8,257,790	6,400,431	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(21,409,621)	13,669,236	(23,648,139)	18,995,385	(447,287)	106,844	(34,933,242)	7,195,550

Equity transactions:
Purchase payments received from contract owners (note 3)	1,483,188	1,673,206	(348)	(147)	244,265	245,605	32,437,863	90,733,170
Transfers between funds	1,123,860	2,203,387	(3,564,995)	(2,798,775)	312,810	2,222,183	(53,307,697)	83,043,132
Redemptions (note 3)	(5,905,125)	(5,183,512)	(6,382,193)	(6,481,955)	(663,809)	(432,077)	(14,800,091)	(7,534,522)
Annuity benefits	(2,101)	(2,020)	(10,577)	(9,427)	-	-	(157)	-
Contract maintenance charges (note 2)	(12,808)	(10,338)	(18,850)	(19,103)	(1,420)	(740)	(536,688)	(200,588)
Contingent deferred sales charges (note 2)	(7,187)	(9,290)	(3,372)	(4,895)	(2,703)	(196)	(254,674)	(106,087)
Adjustments to maintain reserves	(161)	(411)	8,518	3,363	(105)	(156)	(862)	(2,904)

Net equity transactions	(3,320,334)	(1,328,978)	(9,971,817)	(9,310,939)	(110,962)	2,034,619	(36,462,306)	165,932,201

Net change in contract owners’ equity	(24,729,955)	12,340,258	(33,619,956)	9,684,446	(558,249)	2,141,463	(71,395,548)	173,127,751
Contract owners’ equity beginning of period	46,070,345	33,730,087	58,405,783	48,721,337	3,557,887	1,416,424	286,272,488	113,144,737

Contract owners’ equity end of period	$21,340,390	46,070,345	24,785,827	58,405,783	2,999,638	3,557,887	214,876,940	286,272,488

CHANGES IN UNITS:
Beginning units	1,400,348	1,470,219	1,118,247	1,340,984	328,510	136,094	25,887,057	10,572,601
Units purchased	753,375	733,623	-	-	209,243	299,366	6,060,614	17,222,645
Units redeemed	(934,439)	(803,494)	(225,882)	(222,737)	(225,136)	(106,950)	(9,815,302)	(1,908,189)

Ending units	1,219,284	1,400,348	892,365	1,118,247	312,617	328,510	22,132,369	25,887,057

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	MSEM		MSEMB		MSVRE		MSVREB

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$335,121	490,613	95,545	128,297	2,027,730	(478,010)	890,316	(659,517)
Realized gain (loss) on investments	(302,007)	(110,214)	(89,035)	(39,384)	2,376,340	38,936,051	(10,999,719)	12,497,447
Change in unrealized gain (loss) on investments	(1,228,571)	(238,725)	(357,750)	(55,822)	(81,704,272)	(83,713,845)	(48,143,342)	(41,769,776)
Reinvested capital gains	238,029	256,821	70,024	69,222	36,706,467	15,636,180	27,428,028	9,597,092

Net increase (decrease) in contract owners’ equity resulting from operations	(957,428)	398,495	(281,216)	102,313	(40,593,735)	(29,619,624)	(30,824,717)	(20,334,754)

Equity transactions:
Purchase payments received from contract owners (note 3)	(253)	(13)	-	(65)	3,320,519	5,875,599	3,411,631	20,486,120
Transfers between funds	(670,164)	(1,085,960)	(135,747)	(231,100)	(8,237,395)	(42,565,173)	(3,947,039)	(27,023,886)
Redemptions (note 3)	(1,064,832)	(1,739,155)	(227,330)	(295,201)	(16,854,491)	(30,308,534)	(7,599,851)	(7,783,265)
Annuity benefits	-	-	-	-	(10,608)	(14,143)	(10,188)	(10,721)
Contract maintenance charges (note 2)	(3,433)	(4,305)	(266)	(261)	(45,151)	(68,065)	(10,148)	(11,149)
Contingent deferred sales charges (note 2)	(3,772)	(1,774)	(3,208)	(6,665)	(52,621)	(53,891)	(132,793)	(120,741)
Adjustments to maintain reserves	(16)	(24)	(112)	(176)	1,594	1,090	(717)	(1,037)

Net equity transactions	(1,742,470)	(2,831,231)	(366,663)	(533,468)	(21,878,153)	(67,133,117)	(8,289,105)	(14,464,679)

Net change in contract owners’ equity	(2,699,898)	(2,432,736)	(647,879)	(431,155)	(62,471,888)	(96,752,741)	(39,113,822)	(34,799,433)
Contract owners’ equity beginning of period	6,980,725	9,413,461	1,965,340	2,396,495	121,588,720	218,341,461	81,927,743	116,727,176

Contract owners’ equity end of period	$4,280,827	6,980,725	1,317,461	1,965,340	59,116,832	121,588,720	42,813,921	81,927,743

CHANGES IN UNITS:
Beginning units	351,451	498,158	113,859	145,536	2,592,043	3,810,701	3,568,905	4,145,461
Units purchased	-	-	-	4	342,609	397,450	1,176,390	1,492,789
Units redeemed	(94,560)	(146,707)	(22,828)	(31,681)	(878,625)	(1,616,108)	(1,684,282)	(2,069,345)

Ending units	256,891	351,451	91,031	113,859	2,056,027	2,592,043	3,061,013	3,568,905

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	VYDS		SVDF		WFVLCG		WFVMM

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(5,483)	(7,868)	(713,564)	(955,911)	(1,977)	(2,929)	253	535
Realized gain (loss) on investments	14,968	6,827	3,564,253	5,574,290	609	1,146	-	-
Change in unrealized gain (loss) on investments	(507,003)	189	(31,921,510)	8,715,338	(51,732)	8,869	-	-
Reinvested capital gains	127,929	82,411	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(369,589)	81,559	(29,070,821)	13,333,717	(53,100)	7,086	253	535

Equity transactions:
Purchase payments received from contract owners (note 3)	44,635	21,666	795,007	966,397	45	-	-	611,166
Transfers between funds	(41,110)	(1,786)	(1,750,799)	(2,103,615)	-	-	202,791	(535,087)
Redemptions (note 3)	(131,922)	(7,632)	(7,473,539)	(11,056,240)	(5,759)	(7,517)	(2,200)	(76,167)
Annuity benefits	-	-	(16,627)	(18,780)	-	-	-	-
Contract maintenance charges (note 2)	(175)	(189)	(27,318)	(31,618)	(35)	(43)	(30)	(30)
Contingent deferred sales charges (note 2)	-	(266)	(10,655)	(10,297)	(168)	(348)	-	-
Adjustments to maintain reserves	-	(11)	(6,920)	(1,381)	(17)	(21)	45	113

Net equity transactions	(128,572)	11,782	(8,490,851)	(12,255,534)	(5,934)	(7,929)	200,606	(5)

Net change in contract owners’ equity	(498,161)	93,341	(37,561,672)	1,078,183	(59,034)	(843)	200,859	530
Contract owners’ equity beginning of period	1,063,078	969,737	69,816,019	68,737,836	136,370	137,213	17,585	17,055

Contract owners’ equity end of period	$564,917	1,063,078	32,254,347	69,816,019	77,336	136,370	218,444	17,585

CHANGES IN UNITS:
Beginning units	66,078	65,321	1,793,964	2,138,630	12,402	13,143	1,632	1,635
Units purchased	3,099	1,779	107,174	80,276	-	-	18,728	58,314
Units redeemed	(11,802)	(1,022)	(393,126)	(424,942)	(626)	(741)	(206)	(58,317)

Ending units	57,375	66,078	1,508,012	1,793,964	11,776	12,402	20,154	1,632

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	SVOF		WFVSMV		WFVTRB

	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$1,305,772	(2,392,205)	(87)	(1)	841	768
Realized gain (loss) on investments	(7,092,700)	7,758,603	(310)	1	(1)	(1)
Change in unrealized gain (loss) on investments	(152,729,190)	(32,879,682)	(6,144)	9	(559)	325
Reinvested capital gains	51,688,115	45,422,273	2,098	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(106,828,003)	17,908,989	(4,443)	9	281	1,092

Equity transactions:
Purchase payments received from contract owners (note 3)	4,928,968	6,610,961	11,333	372	-	-
Transfers between funds	(11,139,737)	(16,577,163)	783	(10)	-	-
Redemptions (note 3)	(33,723,685)	(51,566,086)	(1,514)	-	-	-
Annuity benefits	(42,388)	(60,812)	-	-	-	-
Contract maintenance charges (note 2)	(117,994)	(138,185)	-	-	-	-
Contingent deferred sales charges (note 2)	(69,229)	(74,200)	-	-	-	-
Adjustments to maintain reserves	14,276	66,243	(1)	(3)	(1)	(1)

Net equity transactions	(40,149,789)	(61,739,242)	10,601	359	(1)	(1)

Net change in contract owners’ equity	(146,977,792)	(43,830,253)	6,158	368	280	1,091
Contract owners’ equity beginning of period	291,426,019	335,256,272	368	-	23,072	21,981

Contract owners’ equity end of period	$144,448,227	291,426,019	6,526	368	23,352	23,072

CHANGES IN UNITS:
Beginning units	5,757,665	7,005,669	39	-	2,116	2,116
Units purchased	181,645	173,167	1,409	40	-	-
Units redeemed	(1,123,382)	(1,421,171)	(188)	(1)	-	-

Ending units	4,815,928	5,757,665	1,260	39	2,116	2,116

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

(1) Background and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

The Nationwide Variable Account-II (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1981. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts, and Individual Modified Single Premium Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community; however, other distributors are utilized.

(b) The Contracts

Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees are offered for purchase. See note 2 for a discussion of contract expenses.

With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

Portfolios of the AIM Variable Insurance Funds (AIM VIF);

AIM VIF - Basic Value Fund - Series II (AVBV2)

AIM VIF - Capital Appreciation Fund - Series II (AVCA2)

AIM VIF - Capital Development Fund - Series II (AVCD2)

Alger American Balanced Portfolio - Class S (ALBS)

Alger American Mid Cap Growth Portfolio - Class S (ALMCS)

Portfolios of the AllianceBernstein Variable Products Series Fund, Inc. (AllianceBernstein VPS);

AllianceBernstein VPS - Growth and Income Portfolio - Class B (ALVGIB)

AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class B (ALVSVB)

Portfolios of the American Century Variable Portfolios, Inc. (American Century VP);

American Century VP - Balanced Fund - Class I (ACVB)

American Century VP - Capital Appreciation Fund - Class I (ACVCA)

American Century VP - Income & Growth Fund - Class I (ACVIG)

American Century VP - Income & Growth Fund - Class II (ACVIG2)

American Century VP - Inflation Protection Fund - Class II (ACVIP2)

American Century VP - International Fund - Class I (ACVI)

American Century VP - International Fund - Class II (ACVI2)

American Century VP - International Fund - Class III (ACVI3)

American Century VP - International Fund - Class IV (ACVI4)

American Century VP - Mid Cap Value Fund - Class I (ACVMV1)

American Century VP - Mid Cap Value Fund - Class II (ACVMV2)

American Century VP - Ultra(R) Fund - Class I (ACVU1)

American Century VP - Ultra(R) Fund - Class II (ACVU2)

American Century VP - Value Fund - Class I (ACVV)

American Century VP - Value Fund - Class II (ACVV2)

American Century VP - Vista(SM) Fund - Class I (ACVVS1)

American Century VP - Vista(SM) Fund - Class II (ACVVS2)

Portfolios of the American Funds Insurance Series(R) (American Funds IS);

American Funds IS - Growth Fund - Class 1 (AFGF)

American Funds IS - High Income Bond Fund - Class 1 (AFHY)

American Funds IS - U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)

Portfolios of the BB&T Variable Insurance Funds;

BB&T Variable Insurance Funds - Capital Manager Equity Fund (BBCMAG)*

BB&T Variable Insurance Funds - Large Cap Fund (BBGI)*

BB&T Variable Insurance Funds - Large Cap Growth Fund (BBLCG)*

BB&T Variable Insurance Funds - Mid Cap Growth Fund (BBCA)*

Charles Schwab Money Market Portfolio (CHSMM)

Portfolios of the Credit Suisse Trust;

Credit Suisse Trust - Global Small Cap Portfolio (WVCP)

Credit Suisse Trust - International Focus Portfolio (WIEP)

Credit Suisse Trust - Small Cap Core I Portfolio (WSCP)

Portfolios of the Dreyfus Investment Portfolios (Dreyfus IP);

Dreyfus IP - European Equity Portfolio (DVEE)*

Dreyfus IP - Small Cap Stock Index Portfolio - Service Class (DVSCS)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)

Dreyfus Stock Index Fund, Inc. - Service Class (DSIFS)

Portfolios of the Dreyfus Variable Investment Fund (Dreyfus VIF);

Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)

Dreyfus VIF - Appreciation Portfolio - Service Class (DCAPS)

Dreyfus VIF - Developing Leaders Portfolio - Service Class (DVDLS)

Dreyfus VIF - Growth and Income Portfolio - Initial Class (DGI)

Portfolios of the Federated Insurance Series (Federated IS);

Federated IS - American Leaders Fund II - Service Class (FALFS)

Federated IS - Capital Appreciation Fund II - Service Class (FCA2S)

Federated IS - Market Opportunity Fund II - Service Class (FVMOS)

Federated IS - Quality Bond Fund II - Primary Class (FQB)

Federated IS - Quality Bond Fund II - Service Class (FQBS)

Portfolios of the Fidelity(R) Variable Insurance Products Fund (Fidelity(R) VIP);

Fidelity(R) VIP - Equity-Income Portfolio - Initial Class (FEIP)

Fidelity(R) VIP - Equity-Income Portfolio - Service Class 2 (FEI2)

Fidelity(R) VIP - Growth Portfolio - Initial Class (FGP)

Fidelity(R) VIP - Growth Portfolio - Service Class 2 (FG2)

Fidelity(R) VIP - High Income Portfolio - Initial Class (FHIP)

Fidelity(R) VIP - High Income Portfolio - Initial Class R (FHIPR)

Fidelity(R) VIP - Overseas Portfolio - Initial Class (FOP)

Fidelity(R) VIP - Overseas Portfolio - Initial Class R (FOPR)

Fidelity(R) VIP - Overseas Portfolio - Service Class 2 (FO2)

Fidelity(R) VIP - Overseas Portfolio - Service Class 2 R (FO2R)

Portfolios of the Fidelity(R) Variable Insurance Products Fund II (Fidelity(R) VIP II);

Fidelity(R) VIP II - Asset Manager Portfolio - Initial Class (FAMP)

Fidelity(R) VIP II - Contrafund(R) Portfolio - Initial Class (FCP)

Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class 2 (FC2)

Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)

Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)

Portfolios of the Fidelity(R) Variable Insurance Products Fund III (Fidelity(R) VIP III);

Fidelity(R) VIP III - Growth Opportunities Portfolio - Initial Class (FGOP)

Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)

Fidelity(R) VIP III - Mid Cap Portfolio - Service Class 2 (FMC2)

Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)

Fidelity(R) VIP III - Value Strategies Portfolio - Service Class 2 (FVSS2)

Portfolios of the Fidelity(R) Variable Insurance Products Fund IV (Fidelity(R) VIP IV);

Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)

Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)

Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)

Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)

Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)

Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)

Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)

Portfolios of the Financial Investors Variable Insurance Trust (Financial Investors VIT);

Financial Investors VIT - First Horizon Core Equity Portfolio (FHGIP)*

First Horizon Capital Appreciation Portfolio (FHCAP)*

Portfolios of the Franklin Templeton Variable Insurance Products Trust (Franklin Templeton VIP);

Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)

Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)

Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)

Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)

Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)

Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)

Franklin Templeton VIP - Rising Dividends Securities Fund - Class 2 (FTVRD2)

Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)

Portfolios of the Janus Aspen Series;

Janus Aspen Series - Balanced Portfolio - Service Class (JABS)

Janus Aspen Series - Forty Portfolio - Service Class (JACAS)

Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)

Janus Aspen Series - Global Technology Portfolio - Service II Class (JAGTS2)

Janus Aspen Series - INTECH Risk Managed Core Portfolio - Service Class (JARLCS)

Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)

Portfolios of the JPMorgan Insurance Trust;

JPMorgan Insurance Trust - Balanced Portfolio 1 (OGAA)*

JPMorgan Insurance Trust - Core Bond Portfolio 1 (OGBDP)*

JPMorgan Insurance Trust - Diversified Equity Portfolio 1 (OGDEP)*

JPMorgan Insurance Trust - Diversified Mid Cap Growth Portfolio 1 (OGGO)*

JPMorgan Insurance Trust - Diversified Mid Cap Value Portfolio 1 (OGMVP)*

JPMorgan Insurance Trust - Equity-Index Portfolio 1 (OGEI)*

JPMorgan Insurance Trust - Government Bond Portfolio 1 (OGGB)*

JPMorgan Insurance Trust - Intrepid Growth Portfolio - Class 1 (OGLG) (formerly Large Cap Growth Portfolio -Class 1)*

JPMorgan Insurance Trust - Intrepid Mid Cap Portfolio 1 (OGDMP)*

Portfolios of the JPMorgan Series Trust II;

JPMorgan Series Trust II - Mid Cap Value Portfolio (JPMCVP)

Portfolios of the Lehman Brothers Advisers Management Trust (Lehman Brothers AMT);

Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)

Portfolios of the MFS(R) Variable Insurance Trust (MFS(R) VIT);

MFS(R) VIT - Investors Growth Stock Series - Service Class (MIGSC)

MFS(R) VIT - Value Series - Service Class (MVFSC)

MTB Large Cap Growth Fund II (VFLG2)

MTB Large Cap Value Fund II (VFLV2)

MTB Managed Allocation Fund - Aggressive Growth II (MBVAG2)

MTB Managed Allocation Fund - Conservative Growth II (MBVCG2)

MTB Managed Allocation Fund - Moderate Growth II (VFMG2)

Portfolios of the Nationwide Variable Insurance Trust (Nationwide VIT);

Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)

Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)

Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)

Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)

Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)

Nationwide VIT - Cardinal Aggressive Fund - Class II (NVCRA2)

Nationwide VIT - Cardinal Balanced Fund - Class II (NVCRB2)

Nationwide VIT - Cardinal Capital Appreciation Fund - Class II (NVCCA2)

Nationwide VIT - Cardinal Conservative Fund - Class II (NVCCN2)

Nationwide VIT - Cardinal Moderate Fund - Class II (NVCMD2)

Nationwide VIT - Cardinal Moderately Aggressive Fund - Class II (NVCMA2)

Nationwide VIT - Cardinal Moderately Conservative Fund - Class II (NVCMC2)

Nationwide VIT - Core Bond Fund - Class I (NVCBD1)

Nationwide VIT - Core Bond Fund - Class II (NVCBD2)

Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)

Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)

Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)

Nationwide VIT - Gartmore Emerging Markets Fund - Class II (GEM2)

Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)

Nationwide VIT - Gartmore Emerging Markets Fund - Class VI (GEM6)

Nationwide VIT - Gartmore Global Utilities Fund - Class II (GVGU2)

Nationwide VIT - Gartmore Global Utilities Fund - Class III (GVGU)

Nationwide VIT - Gartmore International Equity Fund - Class I (GIG) (formerly Gartmore International Growth Fund - Class I)

Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3) (formerly Gartmore International Growth Fund - Class III)

Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)

Nationwide VIT - Gartmore Worldwide Leaders Fund - Class III (GEF3)

Nationwide VIT - Global Financial Services Fund - Class II (GVGF2)

Nationwide VIT - Global Financial Services Fund - Class III (GVGFS)

Nationwide VIT - Government Bond Fund - Class I (GBF)

Nationwide VIT - Growth Fund - Class I (CAF)

Nationwide VIT - Health Sciences Fund - Class II (GVGH2) (formerly Global Health Sciences Fund - Class II)

Nationwide VIT - Health Sciences Fund - Class III (GVGHS) (formerly Global Health Sciences Fund - Class III)

Nationwide VIT - Health Sciences Fund - Class VI (GVGH6) (formerly Global Health Sciences Fund - Class IV)

Nationwide VIT - International Index Fund - Class VIII (GVIX8)

Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)

Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)

Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)

Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

Nationwide VIT - J.P. Morgan Balanced Fund - Class I (BF)

Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class II (NVLCP2)

Nationwide VIT - Mid Cap Growth Fund - Class I (SGRF)

Nationwide VIT - Mid Cap Growth Fund - Class II (SGRF2)

Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)

Nationwide VIT - Money Market Fund - Class I (SAM)

Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)

Nationwide VIT - Multi-Manager International Growth Fund - Class VI (NVMIG6)

Nationwide VIT - Multi-Manager International Value Fund - Class II (GVDIV2) (formerly International Value Fund - Class II)

Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3) (formerly International Value Fund - Class III)

Nationwide VIT - Multi-Manager International Value Fund - Class VI (GVDIV6) (formerly International Value Fund - Class VI)

Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)

Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)

Nationwide VIT - Multi-Manager Large Cap Value Fund - Class II (NVMLV2)

Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)

Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)

Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)

Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)

Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class II (SCGF2)

Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)

Nationwide VIT - Multi-Manager Small Cap Value Fund - Class II (SCVF2)

Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)

Nationwide VIT - Multi-Manager Small Company Fund - Class II (SCF2)

Nationwide VIT - Nationwide Fund - Class I (TRF)

Nationwide VIT - Nationwide Fund - Class II (TRF2)

Nationwide VIT - Nationwide Leaders Fund - Class III (GVUSL)

Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)

Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class II (NVNMO2)

Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)

Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class II (NVNSR2)

Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)

Nationwide VIT - Technology and Communications Fund - Class I (GGTC) (formerly Global Technology and Communications Fund - Class I)

Nationwide VIT - Technology and Communications Fund - Class II (GGTC2) (formerly Global Technology and Communications Fund - Class II)

Nationwide VIT - Technology and Communications Fund - Class III (GGTC3) (formerly Global Technology and Communications Fund - Class III)

Nationwide VIT - Technology and Communications Fund - Class VI (GGTC6) (formerly Global Technology and Communications Fund - Class VI)

Nationwide VIT - U.S. Growth Leaders Fund - Class II (GVUG2)

Nationwide VIT - U.S. Growth Leaders Fund - Class III (GVUGL)

Nationwide VIT - Van Kampen Comstock Value Fund - Class II (EIF2)

Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)

Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)

Nationwide VIT - Van Kampen Real Estate Fund - Class II (NVRE2)

Portfolios of the Neuberger Berman Advisers Management Trust (Neuberger Berman AMT);

Neuberger Berman AMT - Growth Portfolio - Class I (AMTG)

Neuberger Berman AMT - Guardian Portfolio - Class I (AMGP)

Neuberger Berman AMT - International Portfolio - Class S (AMINS)

Neuberger Berman AMT - Mid Cap Growth Portfolio - Class S (AMMCGS)

Neuberger Berman AMT - Partners Portfolio - Class I (AMTP)

Neuberger Berman AMT - Regency Portfolio - Class S (AMRS)

Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS) (formerly Fasciano Portfolio - Class S)

Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)

Portfolios of the Oppenheimer Variable Account Funds (Oppenheimer VAF);

Oppenheimer VAF - Balanced Fund - Non-Service Class (OVMS)

Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)

Oppenheimer VAF - Capital Appreciation Fund - Service Class (OVCAFS)

Oppenheimer VAF - Core Bond Fund - Non-Service Class (OVB)

Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)

Oppenheimer VAF - Global Securities Fund - Class 4 (OVGS4)

Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Oppenheimer VAF - Global Securities Fund - Service Class (OVGSS)

Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)

Oppenheimer VAF - High Income Fund - Class 4 (OVHI4)

Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)

Oppenheimer VAF - High Income Fund - Service Class (OVHIS)

Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)

Oppenheimer VAF - Main Street Small Cap Fund(R) - Service Class (OVSCS)

Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)

Oppenheimer VAF - Main Street(R) - Service Class (OVGIS)

Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)

Pioneer Small Cap Value II VCT Portfolio - Class I (SFRSCV)*

Portfolios of the Pioneer Variable Contracts Trust (Pioneer VCT);

Pioneer VCT - Pioneer Small Cap Value Portfolio - Class I (PISVP1)

Portfolios of the Putnam Variable Trust (Putnam VT);

Putnam VT - Growth and Income Fund - Class IB (PVGIB)

Putnam VT - International Equity Fund - Class IB (PVTIGB)

Putnam VT - Voyager Fund - Class IB (PVTVB)

Strong Variable Insurance Funds, Inc. - Strong International Stock Fund II (SVIF)*

Portfolios of T. Rowe Price;

T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)

T. Rowe Price Equity Income Portfolio - II (TREI2)

T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)

The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)

Turner GVIT Growth Focus Fund - Class I (TGF)*

Turner GVIT Growth Focus Fund - Class III (TGF3)*

Portfolios of the Van Eck Worldwide Insurance Trust;

Van Eck Worldwide Insurance Trust - Bond Fund - Class R1 (VWBFR)

Van Eck Worldwide Insurance Trust - Bond Fund - Initial Class (VWBF)

Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Class R1 (VWEMR)

Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)

Van Eck Worldwide Insurance Trust - Hard Assets Fund - Class R1 (VWHAR)

Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)

Portfolios of the Van Kampen Life Investment Trust (Van Kampen LIT);

Van Kampen LIT - Morgan Stanley Real Estate Securities Fund (ACRE)*

Portfolios of the Van Kampen - The Universal Institutional Funds, Inc. (Van Kampen UIF);

Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)

Van Kampen UIF - Core Plus Fixed Income Portfolio - Class II (MSVF2)

Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)

Van Kampen UIF - Emerging Markets Debt Portfolio - Class II (MSEMB)

Van Kampen UIF - Global Real Estate Portfolio - Class II (VKVGR2)*

Van Kampen UIF - U.S. Real Estate Portfolio - Class I (MSVRE)

Van Kampen UIF - U.S. Real Estate Portfolio - Class II (MSVREB)

Portfolios of the Victory Variable Insurance Funds (Victory VIF);

Victory VIF - Diversified Stock Fund - Class A (VYDS)

Victory VIF - Investment Quality Bond Fund - Class A (VYIQB)*

Victory VIF - Small Company Opportunity Fund - Class A (VYSCO)*

Portfolios of the Wells Fargo Advantage Variable Trust Funds(SM) (Wells Fargo AVT);

Wells Fargo AVT - Asset Allocation Fund (WFVAA)*

Wells Fargo AVT - Discovery Fund(SM) (SVDF)

Wells Fargo AVT - Large Company Growth Fund (WFVLCG)

Wells Fargo AVT - Money Market Fund (WFVMM)

Wells Fargo AVT - Opportunity Fund(SM) (SVOF)

Wells Fargo AVT - Small Cap Growth Fund (WFVSCG)*

Wells Fargo AVT - Small-Mid Cap Value Fund (WFVSMV)

Wells Fargo AVT - Total Return Bond Fund (WFVTRB)

*	At December 31, 2008, contract owners were not invested in the fund.
The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity if a prior period purchase payment is refunded to a contract owner due to a contract cancellation during the free look period, and/or if a gain is realized by the contract owner during the free look period.

(c) Security Valuation, Transactions and Related Investment Income

Investments in underlying mutual funds are valued on the closing net asset value per share at December 31, 2008 of such funds, which value their investment securities at fair value. The cost of investments sold is determined on a first in – first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d) Federal Income Taxes

Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

The Company does not provide for income taxes within the Account. Taxes are generally the responsibility of the contract owner upon termination or withdrawal.

(e) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Calculation of Annuity Reserves

Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(g) Recently Issued Accounting Standard

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company adopted SFAS 157 effective January 1, 2008. The adoption of SFAS 157 did not have a material impact on the Account’s financial position or results of operations.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

(2) Expenses

The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is redeemed, the Company will, with certain exceptions, deduct from a contract owners’ contract value a contingent deferred sales charge. For BOA IV contracts issued prior to December 15, 1988, the contingent deferred sales charge will be equal to 5% of the lesser of purchase payments or the amount redeemed. For America’s Vision, America’s Future II, All American Gold, Future Venue, Choice Venue II and for BOA IV contracts issued on or after December 15, 1988, the contingent deferred sales charge will not exceed 7% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 7 years this charge is 0%. For Achiever contracts, this charge will not exceed 8% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 8 years this charge is 0%. For Elite Venue contracts, the contingent deferred sales charge will not exceed 7% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 4 years this charge is 0%. No contingent deferred sales charge is deducted on NEBA, Exclusive Venue or Schwab contracts. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the company.

The Company may deduct a contract maintenance charge of up to $30, dependent upon contract type and issue date, which is satisfied by redeeming units. The Company deducts a mortality and expense risk charge assessed through a reduction of the unit value. The Option tables on the following two pages illustrate the annual rate for all contract level charges by product, as well as the maximum variable account charge per product. The table also summarizes the contract level options available to contract holders. The options and related charges are described in more detail in the applicable product prospectus.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Nationwide Variable Account - II Options	BOA IV	America’s Vision	NEBA	Schwab Custom Solutions		Schwab Income Choice
Variable Account Charges - Recurring	1.30%	1.40%	0.80%	0.95%		0.65%
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced	-	-	-	0.10%		0.20%
Combination Enhanced	-	-	-	0.40%		-
Return of Premium						0.10%
Beneficiary Protector II Option	-	-	-	0.35%		0.30%
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Option	-	-	-	0.50%		-
Lifetime Income Option
5% Lifetime Income Option (New York)	-	-	-	-		1.00%(13)
7% Lifetime Income Option (Non-New York)	-	-	-	-		1.00%(14)

Maximum Variable Account Charges*	1.30%	1.40%	0.80%	2.20%		2.15%

Nationwide Variable Account - II Options	America’s Future II	All American Gold	Acheiver	Income Architect
Variable Account Charges - Recurring	1.15%	1.15%	1.55%	0.40%
CDSC Options:
Four Year CDSC	0.30%	0.50%	0.20%	-
No CDSC	0.35%	0.55%	0.25%	-
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II	0.20%(2)	0.20%(2)	-	-
One-Year Enhanced	0.10%(4)	0.10%(4)	-	-
One-Month Enhanced	-	0.35%(2)	0.20%(2)	-
Combination Enhanced II	-	-	0.45%(12)	-
Combination Enhanced	-	0.40%(5)	0.30%(5)	-
Beneficiary Protector II Option	-	0.35%	0.35%	-
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option	1.00%	1.00%	1.00%	-
Capital Preservation Plus Option	0.50%(17)	0.50%(17)	0.50%(17)	-
Lifetime Income Option
5% Lifetime Income Option (New York)	1.00%(13)	1.00%(13)	1.00%(13)	-
7% Lifetime Income Option (Non-New York)	1.00%(14)	1.00%(14)	1.00%(14)	-
10% Lifetime Income Option	-	1.20%(15)	1.20%(15)	-
Spousal Continuation Benefit Option
5% Spousal Continuation Benefit (New York)	0.15%	0.15%	0.15%	-
7% Spousal Continuation Benefit (Non-New York)	0.15%	0.15%	0.15%	-
10% Spousal Continuation Benefit (Non-New York)	-	0.30%(16)	0.30%(16)	-
Guaranteed Lifetime Withdrawal Fee	-	-	-	0.60	%(18)
Spousal Continuation Benefit Option	-	-	-	0.10	%(18)
Extra Value Options (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option	0.30%	0.45%(9)	0.10%	-
4% Extra Value Credit Option	0.40%	-	0.25%	-
5% Extra Value Credit Option	-	0.70%(2)	0.45%(10)	-
5% Extra Value Credit Option	-	-	0.55%(11)	-

Maximum Variable Account Charges*	3.05%	4.60%(1)	4.60%(1)	1.10%(1)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

Nationwide Variable Account - II Options	Future Venue	Exclusive Venue	Elite Venue	Choice Venue II
Variable Account Charges - Recurring	1.10%	1.60%	1.75%	1.50%
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II	0.15%(3)	-	-	-
One-Year Enhanced	0.10%(4)	-	-	-
One-Month Enhanced II	0.35%(3)	0.20%(2)	0.20%(2)	0.20%(2)
One-Month Enhanced	0.30%(6)	0.20%(6)	0.20%(6)	0.20%(6)
Combination Enhanced II	0.45%(3)	0.35%(2)	0.35%(2)	0.35%(2)
Combination Enhanced	0.40%(7)	0.30%(7)	0.30%(7)	0.30%(7)
Return of Premium
Spousal Protection Annuity Option - Allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse
Spousal Protection Annuity Option II	0.20%(3)	-	-	-
Spousal Protection Annuity Option	0.10%(8)	0.20%	0.20%	0.20%
Beneficiary Protector II Option	0.35%	0.35%	0.35%	0.35%
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option	1.00%	-	1.00%	1.00%
Capital Preservation Plus Option	0.50%(17)	0.50%	0.50%(17)	0.50%(17)
Lifetime Income Option
5% Lifetime Income Option (New York)	1.00%(13)	-	1.00%(13)	1.00%(13)
7% Lifetime Income Option (Non-New York)	1.00%(14)	-	1.00%(14)	1.00%(14)
10% Lifetime Income Option	1.20%(15)	-	1.20%(15)	1.20%(15)
Spousal Continuation Benefit Option
5% Spousal Continuation Benefit (New York)	0.15%	-	0.15%	0.15%
7% Spousal Continuation Benefit (Non-New York)	0.15%	-	0.15%	0.15%
10% Spousal Continuation Benefit (Non-New York)	0.30%(16)	-	0.30%(16)	0.30%(16)
Extra Value Options (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option	0.45%	-	-	-

Maximum Variable Account Charges*	4.05%(1)	3.00%	4.15%(1)	3.90%(1)
(*)	The contract charges indicated in bold, when summarized, represent the Maximum Variable Account Charges if all optional benefits available under the contract are elected including the most expensive of the mutually exclusive optional benefits.
(1)	The total variable account charges associated with this product may be higher or lower than this amount, depending on whether the Current Income Benefit Base or Guaranteed Lifetime Withdrawal Base is higher or lower than the daily net assets. For purposes of this table, the Company assumes the Current Income Benefit Base or Guaranteed Lifetime Withdrawal Base is equal to the daily net assets.
(2)	Available beginning May 1, 2004 or a later date if state law requires
(3)	Available beginning September 1, 2004 or a later date if state law requires
(4)	Available until state approval is received for the One-Year Enhanced Death Benefit II Option
(5)	Available until state approval is received for the One-Month Enhanced Death Benefit Option
(6)	Available until state approval is received for the One-Month Enhanced Death Benefit II Option
(7)	Available until state approval is received for the Combination Enhanced Death Benefit II Option
(8)	Available until state approval is received for the Spousal Protection Annuity II Option
(9)	Available until state approval is received for the 5% Extra Value Option
(10)	Non-NY residents
(11)	NY residents
(12)	Available beginning May 1, 2007 or a later date if state law requires
(13)	Currently, the charge associated with the 5% Lifetime Income Option is equal to 0.60% of the current income base and is assessed through the reduction of units.
(14)	Currently, the charge associated with the 7% Lifetime Income Option is equal to 0.70% of the current income base and is assessed through the reduction of units.
(15)	Currently, the charge associated with the 10% Lifetime Income Option is equal to 0.75% of the current income base and is assessed through the reduction of units.
(16)	Currently, the charge associated with the 10% Spousal Continuation Benefit is equal to 0.20% of the current income base and is assessed through the reduction of units.
(17)	No longer available.
(18)	This charge is a percentage of the Guaranteed Lifetime Withdrawal Base.
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

The following table provides mortality and expense risk charges by asset fee rates for the period ended December 31, 2008.

	Total	AVBV2	AVCA2	AVCD2	ALBS	ALMCS	ALVGIB	ALVSVB

0.65%	$1,912	-	-	-	-	-	-	-
0.75%	11,194	-	-	-	-	-	-	-
0.80%	239,472	4	57	155	-	-	-	1
0.85%	11,844	-	-	-	-	-	-	1
0.95%	409,923	1,031	1,160	1,271	834	1,261	2,581	1,475
1.05%	408,672	211	2,179	233	1,354	4,312	2,351	3,133
1.10%	1,509,320	2,178	873	1,544	-	-	531	577
1.15%	22,482,941	64,657	21,429	34,558	-	-	21,364	11,306
1.20%	186,070	1,412	12	369	-	-	880	136
1.25%	3,171,515	21,888	4,713	10,036	-	-	18,474	5,403
1.30%	59,642,789	4,888	4,518	10,539	-	-	1,721	1,993
1.35%	5,861,535	15,095	2,045	7,931	-	214	83	499
1.40%	26,843,029	9,116	4,439	6,005	-	-	4,635	1,249
1.45%	5,439,737	17,226	7,307	10,240	117	886	17,287	4,773
1.50%	4,525,038	31,072	8,702	8,688	-	-	16,420	4,350
1.55%	21,749,541	93,826	25,540	41,851	-	44	35,058	27,501
1.60%	1,636,587	8,963	1,617	3,574	-	-	5,390	2,539
1.65%	10,566,039	39,458	5,953	15,367	-	-	14,649	7,151
1.70%	3,381,074	23,186	8,084	6,492	-	-	7,372	9,637
1.75%	41,826,410	57,716	23,390	32,722	-	-	12,820	8,437
1.80%	8,709,796	58,457	18,684	17,476	-	29	22,599	26,645
1.85%	3,461,005	23,059	9,072	7,721	-	-	3,742	5,469
1.90%	2,156,577	5,358	5,730	1,906	-	-	5,435	3,176
1.95%	6,964,411	9,544	7,485	12,601	-	-	4,179	3,689
2.00%	16,368,574	24,588	7,965	12,641	-	-	2,967	9,895
2.05%	4,650,440	20,615	8,070	9,609	-	-	6,547	4,997
2.10%	4,312,059	11,976	3,310	18,248	-	-	3,626	1,735
2.15%	11,829,281	15,630	8,108	21,493	-	-	2,153	5,464
2.20%	3,942,567	3,587	898	2,559	-	-	1,207	217
2.25%	7,406,162	13,843	5,894	3,917	-	-	1,706	508
2.30%	1,603,148	6,513	3,064	5,714	-	-	3,269	212
2.35%	28,354,954	9,720	6,862	9,490	-	-	57	2,195
2.40%	2,612,819	2,046	1,668	3,603	-	-	905	362
2.45%	1,997,943	2,033	856	4,544	-	-	-	14
2.50%	962,222	1,778	2,574	2,791	-	-	152	357
2.55%	2,848,008	1,185	461	3,010	-	-	198	234
2.60%	1,421,599	2,198	1,429	310	-	-	696	167
2.65%	212,253	322	-	52	-	-	-	-
2.70%	801,769	354	140	441	-	-	-	37
2.75%	212,627	21	48	2,391	-	-	-	-
2.80%	308,003	339	590	2,451	-	-	176	4,618
2.85%	43,383	-	63	2	-	-	-	-
2.90%	235,102	-	-	-	-	-	346	-
2.95%	47,340	283	310	444	-	-	-	-
3.00%	49,765	-	-	89	-	-	-	-
3.05%	37,310	-	-	-	-	-	-	-
3.10%	42,873	-	-	-	-	-	-	-
3.15%	1,437	-	-	-	-	-	-	-
3.20%	1,027	-	-	-	-	-	-	-
3.25%	14,859	-	-	-	-	-	-	-

Totals	$321,513,955	605,376	215,299	335,078	2,305	6,746	221,576	160,152

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	ACVB	ACVCA	ACVIG	ACVIG2	ACVIP2	ACVI	ACVI2	ACVI3

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	70	-	-	-
0.80%	1,611	2,090	501	-	1,121	1,718	-	937
0.85%	-	-	-	-	-	-	-	-
0.95%	-	-	-	5,998	11,226	-	117	-
1.05%	-	-	-	5,317	8,541	-	-	-
1.10%	-	-	-	21	5,286	-	174	-
1.15%	-	-	-	19,042	175,331	-	7,599	-
1.20%	-	-	-	80	505	-	282	-
1.25%	-	-	-	7,045	49,875	-	4,115	-
1.30%	508,509	1,288,762	239,823	-	209,046	345,665	-	268,032
1.35%	-	-	-	366	32,203	-	-	-
1.40%	245,659	284,161	84,348	2,733	120,708	242,323	570	72,105
1.45%	-	-	-	7,913	73,260	-	3,943	-
1.50%	-	-	-	4,212	39,167	-	4,930	-
1.55%	-	-	-	28,136	231,727	-	3,522	-
1.60%	-	-	-	1,514	17,476	-	2,276	-
1.65%	-	-	-	7,877	71,142	-	1,490	-
1.70%	-	-	-	2,163	18,492	-	1,701	-
1.75%	-	-	-	4,292	144,791	-	343	-
1.80%	-	-	-	13,785	105,627	-	2,930	-
1.85%	-	-	-	4,963	39,570	-	1,442	-
1.90%	-	-	-	2,632	5,857	-	332	-
1.95%	-	-	-	6,327	34,468	-	294	-
2.00%	-	-	-	972	64,132	-	-	-
2.05%	-	-	-	1,994	41,991	-	2,382	-
2.10%	-	-	-	9,096	57,718	-	736	-
2.15%	-	-	-	701	32,144	-	469	-
2.20%	-	-	-	1,896	40,784	-	-	-
2.25%	-	-	-	404	20,161	-	-	-
2.30%	-	-	-	225	18,445	-	-	-
2.35%	-	-	-	400	27,951	-	-	-
2.40%	-	-	-	174	4,414	-	-	-
2.45%	-	-	-	-	13,708	-	-	-
2.50%	-	-	-	136	5,416	-	-	-
2.55%	-	-	-	156	7,195	-	-	-
2.60%	-	-	-	722	6,542	-	-	-
2.65%	-	-	-	138	156	-	-	-
2.70%	-	-	-	-	302	-	-	-
2.75%	-	-	-	-	25	-	-	-
2.80%	-	-	-	31	250	-	-	-
2.85%	-	-	-	88	18	-	-	-
2.90%	-	-	-	-	378	-	-	-
2.95%	-	-	-	-	37	-	-	-
3.00%	-	-	-	-	80	-	-	-
3.05%	-	-	-	-	307	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$755,779	1,575,013	324,672	141,549	1,737,643	589,706	39,647	341,074

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	ACVI4	ACVMV1	ACVMV2	ACVU1	ACVU2	ACVV	ACVV2	ACVVS1

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	31	-	-	-	62	-
0.80%	-	848	-	135	-	3,302	-	1,220
0.85%	-	-	32	-	-	-	64	-
0.95%	1,606	-	110	-	716	-	5,563	-
1.05%	2,454	-	428	-	2,082	-	9,082	-
1.10%	1,919	-	5,550	-	339	-	6,774	-
1.15%	38,432	-	80,130	-	17,605	-	188,581	-
1.20%	413	-	391	-	942	-	904	-
1.25%	7,466	-	7,754	-	5,574	-	44,972	-
1.30%	239	47,487	597	30,269	21	807,725	1,441	71,799
1.35%	6,986	-	23,091	-	4,223	-	71,207	-
1.40%	5,501	23,311	13,039	8,735	2,019	345,883	36,900	29,962
1.45%	24,169	-	23,841	-	5,993	-	64,004	-
1.50%	3,907	-	17,783	-	6,244	-	38,359	-
1.55%	42,016	-	100,608	-	20,992	-	154,393	-
1.60%	5,128	-	5,321	-	5,169	-	19,687	-
1.65%	8,130	-	34,071	-	15,866	-	89,835	-
1.70%	3,274	-	14,973	-	14,054	-	31,214	-
1.75%	21,285	-	133,738	-	17,035	-	145,027	-
1.80%	19,461	-	41,597	-	15,726	-	92,730	-
1.85%	16,085	-	10,304	-	5,882	-	30,204	-
1.90%	3,477	-	3,121	-	2,984	-	12,173	-
1.95%	4,856	-	21,983	-	7,272	-	24,251	-
2.00%	7,016	-	58,991	-	6,737	-	37,104	-
2.05%	3,707	-	7,601	-	9,229	-	35,662	-
2.10%	916	-	21,746	-	5,923	-	18,325	-
2.15%	2,196	-	41,537	-	15,066	-	47,433	-
2.20%	1,397	-	24,488	-	1,736	-	9,742	-
2.25%	2,396	-	18,498	-	8,634	-	20,882	-
2.30%	195	-	2,659	-	2,232	-	12,076	-
2.35%	4,076	-	121,490	-	4,223	-	39,171	-
2.40%	493	-	9,611	-	1,881	-	14,406	-
2.45%	756	-	5,578	-	323	-	11,552	-
2.50%	-	-	1,865	-	3,981	-	5,828	-
2.55%	49	-	8,008	-	704	-	1,880	-
2.60%	20	-	7,171	-	386	-	2,975	-
2.65%	326	-	468	-	137	-	555	-
2.70%	66	-	4,087	-	471	-	3,221	-
2.75%	280	-	726	-	93	-	101	-
2.80%	318	-	540	-	580	-	5,414	-
2.85%	-	-	50	-	49	-	140	-
2.90%	-	-	553	-	72	-	2,358	-
2.95%	-	-	27	-	-	-	75	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	12	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	25	-	-	-	-	-

Totals	$241,011	71,646	874,224	39,139	213,195	1,156,910	1,336,327	102,981

(Continued)

NATIONWIDE VARIABLE ACCOUNT- II (NOTES TO FINANCIAL STATEMENTS, Continued)

	ACVVS2	AFGF	AFHY	AFGC	CHSMM	WVCP	WIEP	WSCP

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	599	-	-	-
0.80%	-	-	-	-	-	63	380	1,962
0.85%	-	-	-	-	3,054	-	-	-
0.95%	925	-	-	-	114,375	-	-	-
1.05%	828	-	-	-	113,183	-	-	-
1.10%	2,433	-	-	-	-	-	-	-
1.15%	43,738	-	-	-	-	-	-	-
1.20%	49	-	-	-	-	-	-	-
1.25%	4,616	-	-	-	-	-	-	-
1.30%	279	178,215	11,331	17,340	-	21,277	197,863	442,026
1.35%	10,342	-	-	-	3,264	-	-	-
1.40%	4,485	-	-	-	-	10,493	191,124	215,292
1.45%	14,329	-	-	-	3,007	-	-	-
1.50%	12,413	-	-	-	-	-	-	-
1.55%	56,096	-	-	-	1,368	-	-	-
1.60%	4,223	-	-	-	-	-	-	-
1.65%	19,531	-	-	-	-	-	-	-
1.70%	9,410	-	-	-	-	-	-	-
1.75%	44,238	-	-	-	-	-	-	-
1.80%	21,658	-	-	-	-	-	-	-
1.85%	9,887	-	-	-	121	-	-	-
1.90%	7,732	-	-	-	-	-	-	-
1.95%	17,168	-	-	-	-	-	-	-
2.00%	13,759	-	-	-	-	-	-	-
2.05%	6,995	-	-	-	-	-	-	-
2.10%	6,706	-	-	-	-	-	-	-
2.15%	27,727	-	-	-	-	-	-	-
2.20%	8,057	-	-	-	-	-	-	-
2.25%	4,744	-	-	-	-	-	-	-
2.30%	3,181	-	-	-	-	-	-	-
2.35%	19,025	-	-	-	-	-	-	-
2.40%	7,311	-	-	-	-	-	-	-
2.45%	15,422	-	-	-	-	-	-	-
2.50%	1,198	-	-	-	-	-	-	-
2.55%	5,362	-	-	-	-	-	-	-
2.60%	3,911	-	-	-	-	-	-	-
2.65%	89	-	-	-	-	-	-	-
2.70%	506	-	-	-	-	-	-	-
2.75%	810	-	-	-	-	-	-	-
2.80%	3,721	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$412,904	178,215	11,331	17,340	238,971	31,833	389,367	659,280

(Continued)

NATIONWIDE VARIABLE ACCOUNT- II (NOTES TO FINANCIAL STATEMENTS, Continued)

	DVSCS	DSIF	DSIFS	DCAP	DCAPS	DVDLS	DGI	FALFS

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	63	-	-	-
0.80%	408	9,418	-	1,259	-	-	948	-
0.85%	-	-	-	-	-	-	-	-
0.95%	3,063	-	22,837	-	3,929	756	-	63
1.05%	3,894	-	17,137	-	2,025	189	-	-
1.10%	1,540	-	5,624	-	805	-	-	-
1.15%	75,517	-	269,715	-	39,011	8,823	-	1,561
1.20%	724	-	2,990	-	23	-	-	-
1.25%	18,022	-	57,171	-	12,489	1,217	-	1,322
1.30%	140,553	3,112,824	1,631	317,980	802	-	197,101	-
1.35%	15,747	-	59,232	-	5,755	78	-	-
1.40%	56,987	1,660,709	30,930	134,386	3,621	643	96,523	487
1.45%	34,226	-	88,969	-	15,241	1,298	-	603
1.50%	16,855	-	59,129	-	13,525	696	-	1,362
1.55%	77,534	-	206,693	-	50,115	4,204	-	5,275
1.60%	7,083	-	30,110	-	2,348	626	-	1,560
1.65%	29,477	-	107,448	-	25,037	1,245	-	1,601
1.70%	12,029	-	18,804	-	8,086	1,171	-	1,258
1.75%	41,673	-	128,504	-	30,036	436	-	182
1.80%	50,908	-	78,259	-	14,896	2,039	-	665
1.85%	10,040	-	39,771	-	12,896	816	-	308
1.90%	2,966	-	14,199	-	4,577	76	-	401
1.95%	11,674	-	25,771	-	6,106	894	-	1,455
2.00%	19,560	-	92,207	-	11,092	93	-	164
2.05%	6,505	-	52,956	-	6,311	1,234	-	618
2.10%	7,975	-	18,792	-	6,391	104	-	123
2.15%	4,504	-	28,324	-	10,423	-	-	1,261
2.20%	5,986	-	12,434	-	2,750	-	-	13
2.25%	1,402	-	22,680	-	7,639	1,814	-	807
2.30%	3,071	-	6,093	-	4,894	-	-	4
2.35%	7,913	-	16,998	-	4,253	-	-	32
2.40%	1,505	-	20,066	-	1,189	243	-	73
2.45%	152	-	2,064	-	1,042	-	-	-
2.50%	437	-	8,254	-	1,592	-	-	-
2.55%	102	-	1,490	-	215	-	-	93
2.60%	1,550	-	4,491	-	3,294	-	-	-
2.65%	137	-	1,119	-	89	-	-	-
2.70%	29	-	2,186	-	641	-	-	-
2.75%	241	-	136	-	66	-	-	22
2.80%	90	-	19	-	904	-	-	-
2.85%	-	-	91	-	64	-	-	-
2.90%	-	-	350	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	81	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$672,079	4,782,951	1,555,674	453,625	314,316	28,695	294,572	21,313

(Continued)

NATIONWIDE VARIABLE ACCOUNT- II (NOTES TO FINANCIAL STATEMENTS, Continued)

	FCA2S	FVMOS	FQB	FQBS	FEIP	FEI2	FGP	FG2

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	-	25	852	-	8,175	-	9,935	-
0.85%	-	-	-	-	-	-	-	158
0.95%	423	135	-	2,274	-	386	-	666
1.05%	162	204	-	1,472	-	545	-	1,875
1.10%	204	193	-	2,647	-	10,880	-	5,158
1.15%	5,701	7,527	-	106,538	-	338,115	-	119,643
1.20%	472	92	-	1,220	-	3,963	-	246
1.25%	3,103	735	-	41,570	-	84,478	-	27,542
1.30%	-	20,720	136,101	54	5,348,160	4,244	5,702,180	1,961
1.35%	-	1,875	-	36,279	-	87,574	-	18,431
1.40%	710	11,196	59,667	9,617	2,486,273	30,642	1,586,509	11,738
1.45%	1,662	14,822	-	44,917	-	114,257	-	45,735
1.50%	2,487	1,267	-	37,794	-	72,528	-	31,180
1.55%	4,945	17,008	-	114,583	-	296,810	-	124,030
1.60%	1,076	6,087	-	12,958	-	38,751	-	9,156
1.65%	3,891	1,876	-	54,983	-	151,028	-	71,926
1.70%	1,464	394	-	24,189	-	35,687	-	17,726
1.75%	886	10,503	-	112,829	-	234,027	-	90,192
1.80%	1,897	16,622	-	91,500	-	162,502	-	83,111
1.85%	1,686	10,627	-	16,861	-	73,108	-	25,421
1.90%	910	2,670	-	7,980	-	17,176	-	12,817
1.95%	949	729	-	18,371	-	43,306	-	21,882
2.00%	694	18,459	-	32,263	-	81,801	-	50,221
2.05%	3,035	128	-	18,234	-	63,549	-	43,715
2.10%	413	8,562	-	14,406	-	40,137	-	34,751
2.15%	173	516	-	35,566	-	61,452	-	32,716
2.20%	1,563	1,886	-	9,071	-	35,258	-	62,385
2.25%	1,478	71	-	11,289	-	30,843	-	12,170
2.30%	70	6,880	-	7,829	-	15,056	-	8,755
2.35%	185	10,868	-	15,586	-	52,402	-	12,286
2.40%	-	-	-	4,090	-	10,228	-	13,722
2.45%	10	149	-	2,497	-	14,634	-	13,882
2.50%	-	-	-	2,158	-	5,745	-	4,468
2.55%	339	60	-	54	-	22,283	-	17,520
2.60%	21	-	-	6,602	-	2,233	-	1,474
2.65%	-	-	-	-	-	149	-	555
2.70%	-	-	-	1,736	-	1,183	-	297
2.75%	-	-	-	74	-	146	-	471
2.80%	44	4,744	-	1,402	-	2,456	-	6,961
2.85%	-	-	-	125	-	119	-	698
2.90%	-	-	-	-	-	145	-	-
2.95%	-	-	-	51	-	481	-	-
3.00%	-	-	-	-	-	-	-	177
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	126	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$40,779	177,630	196,620	901,669	7,842,608	2,240,307	7,298,624	1,037,818

(Continued)

NATIONWIDE VARIABLE ACCOUNT- II (NOTES TO FINANCIAL STATEMENTS, Continued)

	FHIP	FHIPR	FOP	FOPR	FO2	FO2R	FAMP	FCP

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	2,391	205	510	1,415	-	-	1,264	10,924
0.85%	-	-	-	-	-	1	-	-
0.95%	-	-	-	-	-	603	-	-
1.05%	-	-	-	-	-	2,804	-	-
1.10%	-	-	-	-	1,290	4,044	-	-
1.15%	-	-	-	-	24,107	127,716	-	-
1.20%	-	-	-	-	-	213	-	-
1.25%	-	-	-	-	10,585	19,275	-	-
1.30%	685,897	112,821	1,158,281	596,753	-	1,815	2,418,828	4,797,642
1.35%	-	-	-	-	-	32,957	-	-
1.40%	413,802	57,821	309,487	146,596	1,537	13,943	622,795	2,255,382
1.45%	-	-	-	-	4,277	54,256	-	-
1.50%	-	-	-	-	7,095	39,827	-	-
1.55%	-	-	-	-	8,437	137,232	-	-
1.60%	-	-	-	-	5,071	15,096	-	-
1.65%	-	-	-	-	7,719	44,096	-	-
1.70%	-	-	-	-	4,513	33,206	-	-
1.75%	-	-	-	-	2,959	87,316	-	-
1.80%	-	-	-	-	8,280	83,792	-	-
1.85%	-	-	-	-	2,578	20,180	-	-
1.90%	-	-	-	-	620	11,151	-	-
1.95%	-	-	-	-	1,169	14,854	-	-
2.00%	-	-	-	-	623	44,499	-	-
2.05%	-	-	-	-	998	5,624	-	-
2.10%	-	-	-	-	562	11,132	-	-
2.15%	-	-	-	-	575	10,808	-	-
2.20%	-	-	-	-	-	5,764	-	-
2.25%	-	-	-	-	39	3,363	-	-
2.30%	-	-	-	-	204	7,831	-	-
2.35%	-	-	-	-	-	13,694	-	-
2.40%	-	-	-	-	-	1,022	-	-
2.45%	-	-	-	-	-	3,118	-	-
2.50%	-	-	-	-	-	888	-	-
2.55%	-	-	-	-	-	1,473	-	-
2.60%	-	-	-	-	-	1,915	-	-
2.65%	-	-	-	-	-	811	-	-
2.70%	-	-	-	-	-	525	-	-
2.75%	-	-	-	-	-	110	-	-
2.80%	-	-	-	-	-	6,282	-	-
2.85%	-	-	-	-	-	2	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$1,102,090	170,847	1,468,278	744,764	93,238	863,238	3,042,887	7,063,948

(Continued)

NATIONWIDE VARIABLE ACCOUNT- II (NOTES TO FINANCIAL STATEMENTS, Continued)

	FC2	FIGBS	FIGBP2	FGOP	FMCS	FMC2	FVSS	FVSS2

0.65%	$-	-	90	-	-	-	-	-
0.75%	-	-	932	-	-	31	-	-
0.80%	-	580	-	1,007	1,498	-	1,076	-
0.85%	-	-	759	-	-	159	-	-
0.95%	2,327	-	1,406	-	-	932	-	-
1.05%	4,342	-	3,813	-	-	2,824	-	-
1.10%	20,236	-	63,978	-	-	14,318	-	429
1.15%	692,035	-	788,879	-	-	396,525	-	32,334
1.20%	4,827	-	5,539	-	-	3,015	-	-
1.25%	173,700	-	81,067	-	-	78,559	-	10,697
1.30%	8,024	188,876	9,134	194,973	187,541	5,712	95,472	116
1.35%	289,423	-	178,696	-	-	141,043	-	9,502
1.40%	80,340	76,651	91,151	98,113	62,434	43,219	24,875	2,973
1.45%	258,609	-	152,150	-	-	118,975	-	7,763
1.50%	188,234	-	121,523	-	-	113,909	-	11,243
1.55%	699,102	-	666,401	-	-	388,178	-	44,871
1.60%	82,768	-	33,454	-	-	45,258	-	4,663
1.65%	320,362	-	232,523	-	-	177,490	-	30,674
1.70%	95,312	-	105,359	-	-	71,143	-	3,417
1.75%	579,723	-	1,536,737	-	-	409,037	-	14,155
1.80%	337,612	-	249,091	-	-	199,701	-	13,246
1.85%	140,693	-	71,344	-	-	62,706	-	8,824
1.90%	37,377	-	24,350	-	-	30,250	-	3,476
1.95%	126,169	-	194,231	-	-	72,673	-	5,904
2.00%	173,657	-	602,270	-	-	130,493	-	6,046
2.05%	120,675	-	75,637	-	-	107,070	-	11,708
2.10%	130,516	-	110,925	-	-	74,428	-	5,024
2.15%	145,959	-	385,405	-	-	107,749	-	9,656
2.20%	72,815	-	125,266	-	-	84,325	-	1,824
2.25%	70,186	-	209,120	-	-	59,643	-	6,181
2.30%	47,899	-	27,708	-	-	21,521	-	638
2.35%	112,709	-	1,309,909	-	-	81,930	-	4,545
2.40%	29,446	-	112,074	-	-	24,056	-	856
2.45%	13,873	-	63,850	-	-	14,764	-	1,336
2.50%	14,836	-	8,394	-	-	10,321	-	494
2.55%	15,683	-	95,764	-	-	12,458	-	1,370
2.60%	6,605	-	67,571	-	-	6,042	-	4,188
2.65%	2,144	-	2,342	-	-	1,280	-	335
2.70%	8,626	-	23,189	-	-	2,267	-	-
2.75%	2,339	-	11,118	-	-	3,659	-	-
2.80%	8,924	-	12,706	-	-	10,608	-	206
2.85%	197	-	1,075	-	-	-	-	-
2.90%	261	-	10,528	-	-	1,635	-	-
2.95%	261	-	761	-	-	179	-	-
3.00%	192	-	-	-	-	-	-	-
3.05%	-	-	510	-	-	-	-	-
3.10%	-	-	643	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	56	-	-	-	-	-
3.25%	-	-	389	-	-	-	-	-

Totals	$5,119,018	266,107	7,869,817	294,093	251,473	3,130,085	121,423	258,694

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	FNRS2	FF10S	FF10S2	FF20S	FF20S2	FF30S	FF30S2	FTVDM3

0.65%	$-	-	-	-	-	-	-	-
0.75%	69	-	-	-	-	-	-	-
0.80%	2,933	23	-	85	-	292	-	703
0.85%	370	-	-	-	-	-	-	-
0.95%	3,402	-	-	-	-	-	-	520
1.05%	4,313	-	-	-	-	-	-	871
1.10%	4,664	-	4,481	-	7,056	-	1,354	4,127
1.15%	172,851	-	50,991	-	100,632	-	16,370	70,062
1.20%	23	-	-	-	-	-	199	253
1.25%	19,175	-	1,763	-	6,199	-	60	5,326
1.30%	296,733	53,015	-	69,990	430	42,695	-	64,510
1.35%	57,627	-	7,744	-	18,556	-	9,392	21,365
1.40%	113,060	18,206	8,076	11,123	11,617	6,914	778	27,333
1.45%	54,087	-	33,762	-	51,820	-	5,090	15,287
1.50%	29,758	-	8,519	-	4,800	-	441	19,335
1.55%	235,233	-	68,965	-	133,211	-	31,279	102,013
1.60%	9,195	-	10,527	-	18,214	-	1,438	6,974
1.65%	76,298	-	11,150	-	29,925	-	4,280	18,470
1.70%	23,899	-	4,123	-	8,527	-	2,737	9,219
1.75%	127,448	-	119,490	-	338,863	-	76,084	72,997
1.80%	104,449	-	18,431	-	7,946	-	2,963	40,684
1.85%	21,910	-	4,294	-	9,840	-	1,362	7,167
1.90%	15,402	-	810	-	8,669	-	70	2,935
1.95%	31,742	-	15,436	-	68,522	-	12,704	22,137
2.00%	53,652	-	69,274	-	86,382	-	7,490	21,491
2.05%	9,102	-	2,772	-	9,713	-	12,505	4,045
2.10%	144,259	-	33,975	-	8,298	-	7,286	38,139
2.15%	19,867	-	159,468	-	117,050	-	47,728	18,689
2.20%	64,197	-	15,387	-	19,805	-	789	6,869
2.25%	2,173	-	12,994	-	2,813	-	12,525	2,380
2.30%	13,006	-	157	-	8,438	-	14,660	5,991
2.35%	2,656	-	208,558	-	92,338	-	32,469	273
2.40%	3,119	-	1,885	-	14,989	-	3,390	1,235
2.45%	10,280	-	11,126	-	4,702	-	4,066	15,319
2.50%	1,044	-	644	-	208	-	1,204	687
2.55%	3,355	-	8,411	-	6,198	-	7,342	2,220
2.60%	-	-	3,326	-	988	-	47	-
2.65%	1,076	-	-	-	-	-	-	159
2.70%	411	-	1,898	-	-	-	702	-
2.75%	2,418	-	-	-	3	-	-	341
2.80%	2,002	-	-	-	-	-	-	5,056
2.85%	-	-	-	-	94	-	-	-
2.90%	-	-	-	-	2,055	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$1,737,258	71,244	898,437	81,198	1,198,901	49,901	318,804	635,182

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	TIF2	TIF3	FTVFA2	FTVGI3	FTVIS2	FTVRD2	FTVSV2	JABS

0.65%	$-	57	-	-	-	-	-	-
0.75%	-	409	-	-	-	-	30	-
0.80%	-	930	-	352	450	-	1,059	-
0.85%	-	322	-	-	-	-	166	-
0.95%	364	2,619	-	566	287	2,292	4,790	10,766
1.05%	38	3,096	-	902	2,478	2,135	4,130	15,855
1.10%	490	45,359	550	5,404	15,462	5,495	9,121	177
1.15%	18,110	508,871	1,634	140,354	181,935	167,186	126,013	21,539
1.20%	521	4,956	-	237	2,489	3,876	1,996	311
1.25%	10,452	41,430	42	19,912	28,050	55,539	29,118	8,800
1.30%	201	51,287	4,082	155,225	184,255	3,679	64,888	123
1.35%	-	129,436	1,722	54,740	92,231	52,236	48,585	259
1.40%	3,586	67,211	639	72,805	120,287	13,571	48,018	2,462
1.45%	6,572	113,834	435	75,367	56,896	46,842	49,683	6,818
1.50%	7,497	119,354	420	40,409	57,739	69,306	39,096	9,396
1.55%	19,570	560,023	3,697	109,058	231,335	216,571	134,670	38,806
1.60%	11,835	38,141	160	9,682	27,213	23,293	14,943	3,427
1.65%	6,529	150,757	730	40,684	77,801	113,840	46,064	14,932
1.70%	4,252	81,120	909	10,199	24,279	26,466	19,489	4,414
1.75%	3,904	1,194,797	2,653	93,665	240,053	130,254	100,285	8,332
1.80%	11,123	168,500	282	73,656	128,262	96,614	71,271	11,365
1.85%	2,574	57,951	1,259	14,374	24,713	52,716	25,456	1,097
1.90%	2,877	17,188	162	5,769	2,888	20,889	8,492	137
1.95%	2,097	168,717	7	10,398	28,589	35,697	21,584	3,702
2.00%	1,492	354,798	1,496	44,124	61,839	62,750	39,526	2,799
2.05%	2,550	52,205	-	6,267	6,402	76,078	12,903	6,910
2.10%	2,705	87,331	142	11,780	21,259	51,168	21,531	530
2.15%	1,047	287,685	55	14,004	22,767	44,661	12,511	1,156
2.20%	-	71,759	27	4,567	6,582	39,988	18,800	38
2.25%	524	86,239	-	3,135	7,635	33,729	3,363	1,724
2.30%	-	26,816	-	1,810	6,401	24,432	6,442	2,866
2.35%	-	653,027	-	1,249	12,970	33,742	8,914	484
2.40%	-	73,172	-	435	3,263	6,401	577	-
2.45%	-	33,447	-	3,712	2,623	8,724	2,267	3,299
2.50%	-	4,963	-	333	952	12,738	903	18
2.55%	-	51,816	-	1,249	4,844	4,397	855	135
2.60%	-	33,415	-	1,776	1,281	6,750	1,310	-
2.65%	-	1,627	857	1,110	-	1,356	297	-
2.70%	-	13,672	-	364	201	1,959	404	-
2.75%	-	4,061	-	741	-	1,874	-	-
2.80%	-	2,426	-	3,288	104	1,056	4,914	-
2.85%	-	516	-	-	-	392	-	-
2.90%	-	4,078	-	-	-	163	-	-
2.95%	-	620	-	-	747	790	14	-
3.00%	-	-	-	-	-	79	-	-
3.05%	-	565	-	-	-	-	86	-
3.10%	-	800	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	69	-	-	-	-	-	-
3.25%	-	152	-	-	-	-	-	-

Totals	$120,910	5,371,624	21,960	1,033,702	1,687,562	1,551,724	1,004,564	182,677

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	JACAS	JAGTS	JAGTS2	JARLCS	JAIGS	JAIGS2	JPMCVP	AMTB

0.65%	$-	-	-	-	-	15	-	77
0.75%	-	-	-	-	-	161	-	1,106
0.80%	3,071	47	448	1	486	5,663	122	219
0.85%	150	-	-	-	-	60	-	657
0.95%	9,443	-	-	4,157	89	26,046	-	9,283
1.05%	12,977	-	-	4,971	388	25,929	-	3,685
1.10%	2,069	-	-	660	86	17,380	-	58,243
1.15%	90,188	-	-	6,645	9,626	285,810	-	554,017
1.20%	834	-	-	113	-	728	-	5,431
1.25%	20,094	-	-	881	5,202	30,260	-	42,594
1.30%	330,444	22,066	49,361	894	81,792	626,616	92,315	411,928
1.35%	35,576	-	-	1,669	-	88,160	-	112,636
1.40%	109,641	13,607	7,011	153	38,317	177,258	37,780	273,113
1.45%	33,214	-	-	676	1,173	73,553	-	123,072
1.50%	14,610	-	-	6,377	1,868	39,789	-	101,700
1.55%	111,125	-	-	6,331	6,209	314,330	-	506,223
1.60%	9,011	-	-	381	5,155	20,470	-	18,030
1.65%	50,390	-	-	2,743	1,545	102,732	-	195,393
1.70%	21,648	-	-	2,361	4,027	36,722	-	93,738
1.75%	88,774	-	-	12,956	1,188	441,095	-	1,234,139
1.80%	36,780	-	-	3,550	5,035	103,781	-	170,742
1.85%	12,136	-	-	892	827	32,986	-	65,106
1.90%	20,261	-	-	256	-	22,933	-	22,958
1.95%	15,519	-	-	1,676	1,175	65,582	-	159,438
2.00%	29,703	-	-	1,502	-	94,291	-	564,981
2.05%	15,947	-	-	3,749	2,183	24,914	-	169,342
2.10%	18,286	-	-	460	940	49,208	-	68,741
2.15%	27,429	-	-	3,460	324	102,729	-	314,772
2.20%	19,300	-	-	605	-	27,165	-	119,261
2.25%	7,223	-	-	2,779	-	10,781	-	217,630
2.30%	10,569	-	-	174	-	10,203	-	16,835
2.35%	28,000	-	-	4,480	-	79,657	-	1,383,480
2.40%	9,482	-	-	675	-	23,543	-	102,482
2.45%	3,387	-	-	1,177	-	9,144	-	64,361
2.50%	2,444	-	-	19	-	967	-	3,360
2.55%	6,077	-	-	-	-	16,265	-	97,468
2.60%	3,331	-	-	1,963	-	2,239	-	69,401
2.65%	-	-	-	-	-	1,025	-	2,559
2.70%	897	-	-	-	-	2,701	-	22,530
2.75%	223	-	-	-	-	1,116	-	14,038
2.80%	630	-	-	-	-	1,177	-	2,948
2.85%	99	-	-	-	-	90	-	765
2.90%	-	-	-	-	-	1,004	-	6,256
2.95%	-	-	-	-	-	225	-	626
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	148	-	765
3.10%	-	-	-	-	-	395	-	212
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	34	-	18
3.25%	-	-	-	-	-	4	-	438

Totals	$1,210,982	35,720	56,820	79,386	167,635	2,997,084	130,217	7,406,797

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	MIGSC	MVFSC	VFLG2	VFLV2	MBVAG2	MBVCG2	VFMG2	GVAAA2

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	30
0.80%	-	148	-	-	-	-	-	263
0.85%	-	-	-	-	-	-	-	-
0.95%	157	735	-	-	-	-	-	172
1.05%	-	542	-	-	-	-	-	6,548
1.10%	659	12,218	-	-	-	-	-	153,508
1.15%	21,919	134,979	2,925	3,455	574	618	19,021	1,042,944
1.20%	1,138	794	-	-	-	-	-	1,046
1.25%	13,984	27,991	2,897	3,618	-	-	19,247	72,825
1.30%	282	83,287	-	-	-	-	-	131,199
1.35%	2,963	40,352	74	986	2,289	224	4,402	235,010
1.40%	2,644	60,071	116	92	-	-	274	232,758
1.45%	7,114	61,278	585	564	-	-	125	170,037
1.50%	30,321	48,302	902	556	-	-	64	209,861
1.55%	38,007	146,935	10	7	-	690	2,636	1,061,725
1.60%	6,082	10,550	2,293	2,846	-	-	19,719	68,220
1.65%	19,960	69,063	1,108	889	-	-	4,615	285,664
1.70%	8,252	21,180	590	1,412	-	-	10,390	159,033
1.75%	24,102	186,737	453	3,781	798	106	13,109	2,171,855
1.80%	20,296	68,569	-	-	-	-	-	289,663
1.85%	19,052	30,243	-	90	873	-	625	84,517
1.90%	3,038	19,223	796	104	-	-	599	25,886
1.95%	5,897	33,178	124	587	-	-	5,403	321,593
2.00%	10,980	48,987	-	-	-	-	220	578,791
2.05%	17,232	33,061	-	-	-	-	-	97,566
2.10%	8,989	38,733	39	-	-	-	-	146,660
2.15%	6,183	43,060	-	-	-	-	-	258,633
2.20%	4,309	15,733	-	83	-	-	638	100,841
2.25%	6,215	16,775	-	54	-	-	-	398,820
2.30%	5,023	11,820	-	-	-	-	-	38,400
2.35%	3,305	50,126	201	209	-	-	244	916,152
2.40%	580	9,510	-	12	-	-	-	70,150
2.45%	2,100	3,131	-	-	-	-	-	70,997
2.50%	965	3,659	-	-	-	-	-	74,338
2.55%	311	7,222	-	-	-	-	-	72,488
2.60%	111	8,170	-	-	-	-	343	21,463
2.65%	121	-	-	-	-	-	-	16,974
2.70%	240	3,918	-	-	-	-	-	14,634
2.75%	99	119	-	-	-	-	-	4,971
2.80%	27	563	-	-	-	-	-	7,933
2.85%	-	139	-	-	-	-	-	2,725
2.90%	-	-	-	-	-	-	-	2,615
2.95%	95	109	-	-	-	-	-	1,157
3.00%	-	-	-	-	-	-	-	86
3.05%	-	465	-	-	-	-	-	651
3.10%	-	-	-	-	-	-	-	48
3.15%	60	70	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$292,812	1,351,745	13,113	19,345	4,534	1,638	101,674	9,621,450

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	GVABD2	GVAGG2	GVAGR2	GVAGI2	NVCRA2	NVCRB2	NVCCA2	NVCCN2

0.65%	$-	-	5	-	-	-	-	-
0.75%	32	95	77	30	-	-	-	-
0.80%	331	330	1,051	108	6	-	60	1
0.85%	-	-	22	-	-	-	-	-
0.95%	5,932	1,251	1,888	410	-	-	-	-
1.05%	5,753	2,739	3,233	854	-	-	-	-
1.10%	51,405	7,846	24,612	45,958	1,045	7,610	9,084	1,249
1.15%	246,460	106,496	202,871	139,392	2,716	25,821	54,188	26,559
1.20%	2,326	1,284	955	1,311	-	-	-	-
1.25%	30,502	17,560	24,469	15,867	557	502	6,910	1,489
1.30%	113,286	117,712	148,908	30,993	3,885	2,611	4,451	3,509
1.35%	54,695	43,733	77,761	38,266	110	7,231	26,071	8,419
1.40%	77,129	51,230	66,630	13,661	1,743	2,397	651	3,175
1.45%	90,330	33,285	42,560	43,552	1,829	5,062	5,472	4,320
1.50%	44,323	33,146	59,152	32,721	904	3,429	5,071	1,968
1.55%	283,540	115,080	266,753	186,272	2,699	34,459	47,458	16,641
1.60%	19,625	10,117	27,804	14,146	-	-	-	40
1.65%	110,146	31,867	73,721	55,733	346	17,910	11,390	8,227
1.70%	101,313	28,113	32,462	77,457	178	14,186	46,593	89
1.75%	632,044	170,874	409,718	449,865	1,951	99,934	186,030	39,775
1.80%	90,155	63,104	85,079	67,253	2,168	5,757	9,145	12,195
1.85%	46,250	9,791	21,961	32,060	143	6,310	13,616	1,438
1.90%	11,868	3,729	5,313	10,241	520	5,356	16,918	1,231
1.95%	68,411	19,601	51,007	49,046	330	10,791	24,602	11,834
2.00%	130,888	36,828	86,386	103,390	2,163	13,806	10,992	26,809
2.05%	103,299	8,035	14,739	82,471	41	19,302	10,121	1,658
2.10%	42,327	12,816	44,269	22,892	1,743	6,553	5,313	32,213
2.15%	183,243	12,681	65,617	160,960	-	32,618	47,152	1,392
2.20%	32,737	6,163	20,595	30,137	2,475	10,325	26,776	4,566
2.25%	423,154	5,550	18,077	390,095	-	91,616	13,704	9,204
2.30%	12,490	3,335	11,564	13,429	15	2,726	22,693	875
2.35%	891,087	14,855	59,725	821,444	372	283,024	76,466	14,412
2.40%	34,912	1,357	10,430	31,132	-	12,842	5,870	805
2.45%	50,539	1,763	5,521	46,590	-	26,335	3,349	6
2.50%	75,166	1,269	2,607	72,322	-	116,134	14,280	4,345
2.55%	56,286	2,136	6,576	52,516	-	22,035	2,832	89
2.60%	24,381	2,437	3,248	18,774	225	2,645	-	-
2.65%	16,484	557	1,124	15,762	-	-	-	57
2.70%	13,414	69	1,572	12,009	-	7,197	2,057	150
2.75%	1,219	27	588	1,174	-	2,336	-	-
2.80%	7,732	406	627	6,294	-	-	-	-
2.85%	2,890	-	3	2,760	-	1,606	222	-
2.90%	1,769	644	1,985	1,693	-	-	-	-
2.95%	1,242	20	111	1,172	-	187	278	134
3.00%	89	-	-	89	-	-	-	-
3.05%	671	114	368	661	-	602	-	-
3.10%	47	-	197	50	-	488	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	16	-	-	-	-	-
3.25%	-	-	1	-	-	-	-	-

Totals	$4,191,922	980,045	1,983,958	3,193,012	28,164	901,743	709,815	238,874

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	NVCMD2	NVCMA2	NVCMC2	NVCBD1	NVCBD2	HIBF	HIBF3	GEM

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	93	-	1	-	-	-	264	59
0.85%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	1,060	8,028	-
1.05%	-	-	-	-	723	349	6,181	-
1.10%	10,255	9,473	5,478	-	59	470	923	-
1.15%	71,673	76,384	28,522	-	1,920	25,267	110,256	-
1.20%	-	-	282	-	-	1,353	288	-
1.25%	5,028	4,489	3,929	-	-	14,510	15,419	-
1.30%	10,995	5,495	2,550	1,351	27	34	23,011	7,565
1.35%	13,870	20,632	2,810	-	168	8,550	30,445	-
1.40%	2,136	3,560	262	233	1,033	1,777	18,672	5,517
1.45%	24,722	15,001	2,479	-	304	6,689	34,042	-
1.50%	4,943	9,891	4,028	-	662	8,197	22,864	-
1.55%	75,534	96,220	20,077	-	757	38,554	72,270	-
1.60%	449	-	361	-	-	4,462	7,299	-
1.65%	36,553	27,984	7,846	-	375	22,926	42,773	-
1.70%	13,561	2,536	3,431	-	836	6,414	6,509	-
1.75%	175,280	151,390	39,281	-	1,318	10,042	43,218	-
1.80%	9,066	8,783	6,926	-	992	18,015	25,893	-
1.85%	3,594	8,459	4,274	-	268	10,798	7,081	-
1.90%	7,100	802	1,428	-	32	3,400	3,727	-
1.95%	21,360	14,522	3,102	-	99	1,082	7,983	-
2.00%	22,583	47,106	16,454	-	810	3,015	15,180	-
2.05%	4,427	2,766	973	-	63	1,214	6,932	-
2.10%	4,995	5,362	3,661	-	267	3,998	6,564	-
2.15%	18,030	15,420	9,791	-	88	1,651	2,848	-
2.20%	9,594	18,237	3,222	-	247	1,251	2,976	-
2.25%	1,203	215	10,688	-	-	-	5,198	-
2.30%	1,870	8,914	3,418	-	77	52	2,502	-
2.35%	24,036	10,884	12,939	-	501	908	1,087	-
2.40%	9,489	1,427	5,087	-	38	-	312	-
2.45%	92	1,878	-	-	-	-	465	-
2.50%	1,449	163	4,805	-	128	-	-	-
2.55%	1,158	-	251	-	-	-	201	-
2.60%	-	989	467	-	-	-	-	-
2.65%	273	-	376	-	-	-	5	-
2.70%	-	89	3,360	-	15	-	124	-
2.75%	-	-	114	-	-	-	283	-
2.80%	-	-	-	-	-	-	4	-
2.85%	-	-	228	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	58	-	1,190	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$585,469	569,071	214,091	1,584	11,807	196,038	531,827	13,141

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	GEM2	GEM3	GEM6	GVGU2	GVGU	GIG	GIG3	NVIE6

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	72	-	-	-	-	-
0.80%	-	5,001	-	-	224	65	1,200	-
0.85%	-	-	1	-	-	-	-	-
0.95%	-	-	2,202	38	-	-	-	-
1.05%	-	-	2,498	-	-	-	-	123
1.10%	288	-	3,101	-	-	-	-	65
1.15%	16,111	-	208,257	1,339	-	-	-	2,118
1.20%	-	-	381	-	-	-	-	-
1.25%	2,615	-	21,050	1,902	-	-	-	276
1.30%	-	647,364	11	-	75,932	327	259,073	174
1.35%	-	-	51,966	-	-	-	-	569
1.40%	3,017	170,627	16,257	121	35,182	847	112,807	878
1.45%	2,145	-	49,882	215	-	-	-	1,684
1.50%	1,301	-	34,520	69	-	-	-	942
1.55%	11,903	-	225,202	1,824	-	-	-	3,009
1.60%	2,093	-	16,416	-	-	-	-	97
1.65%	3,222	-	61,759	258	-	-	-	337
1.70%	1,266	-	16,047	653	-	-	-	919
1.75%	1,420	-	96,562	43	-	-	-	3,704
1.80%	6,657	-	73,280	1,477	-	-	-	130
1.85%	3,710	-	18,131	534	-	-	-	1,165
1.90%	1,466	-	11,081	1,083	-	-	-	183
1.95%	1,254	-	31,938	-	-	-	-	705
2.00%	73	-	47,651	-	-	-	-	1,064
2.05%	1,674	-	7,369	-	-	-	-	633
2.10%	1,623	-	34,977	702	-	-	-	212
2.15%	1,299	-	22,164	-	-	-	-	194
2.20%	199	-	14,340	-	-	-	-	62
2.25%	1,097	-	8,449	-	-	-	-	135
2.30%	-	-	7,149	-	-	-	-	327
2.35%	-	-	1,299	-	-	-	-	932
2.40%	-	-	2,554	-	-	-	-	125
2.45%	561	-	35,676	-	-	-	-	944
2.50%	-	-	836	-	-	-	-	131
2.55%	-	-	27,670	-	-	-	-	4
2.60%	-	-	-	-	-	-	-	9
2.65%	-	-	713	-	-	-	-	-
2.70%	-	-	94	-	-	-	-	-
2.75%	-	-	908	-	-	-	-	-
2.80%	-	-	6,546	-	-	-	-	5
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$64,994	822,992	1,159,009	10,258	111,338	1,239	373,080	21,855

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	GEF3	GVGF2	GVGFS	GBF	CAF	GVGH2	GVGHS	GVGH6

0.65%	$-	-	-	111	-	-	-	-
0.75%	-	-	-	1,373	-	-	-	-
0.80%	468	-	302	3,175	6,052	-	123	-
0.85%	-	-	-	1,519	-	-	-	3
0.95%	-	276	-	13,677	-	302	-	911
1.05%	-	24	-	10,033	-	-	-	1,384
1.10%	-	-	-	67,018	-	68	-	682
1.15%	-	2,585	-	896,737	-	2,885	-	36,556
1.20%	-	552	-	5,726	-	-	-	51
1.25%	-	1,784	-	89,763	-	5,273	-	5,584
1.30%	44,650	-	26,227	1,447,849	451,641	-	54,176	61
1.35%	-	32	-	206,652	-	-	-	8,682
1.40%	18,460	279	8,713	795,852	153,060	177	21,139	1,756
1.45%	-	777	-	197,767	-	804	-	12,125
1.50%	-	259	-	157,121	-	1,278	-	8,476
1.55%	-	1,511	-	760,926	-	3,614	-	42,900
1.60%	-	473	-	36,116	-	240	-	5,010
1.65%	-	504	-	290,250	-	1,339	-	24,883
1.70%	-	145	-	107,392	-	1,446	-	9,688
1.75%	-	269	-	1,672,980	-	520	-	23,159
1.80%	-	4,993	-	286,711	-	4,656	-	25,827
1.85%	-	87	-	88,019	-	1,885	-	6,089
1.90%	-	-	-	24,996	-	231	-	1,830
1.95%	-	62	-	211,165	-	69	-	6,344
2.00%	-	30	-	652,406	-	-	-	9,239
2.05%	-	-	-	86,473	-	323	-	2,154
2.10%	-	112	-	130,393	-	211	-	9,291
2.15%	-	9	-	416,722	-	8	-	1,646
2.20%	-	-	-	204,715	-	182	-	4,296
2.25%	-	-	-	226,940	-	-	-	263
2.30%	-	-	-	35,160	-	-	-	1,276
2.35%	-	-	-	1,465,440	-	-	-	218
2.40%	-	-	-	127,337	-	46	-	1,944
2.45%	-	-	-	74,995	-	-	-	288
2.50%	-	-	-	4,848	-	-	-	40
2.55%	-	-	-	106,459	-	-	-	-
2.60%	-	-	-	72,255	-	-	-	141
2.65%	-	-	-	4,967	-	-	-	-
2.70%	-	-	-	26,122	-	-	-	-
2.75%	-	-	-	20,926	-	-	-	-
2.80%	-	-	-	3,853	-	-	-	-
2.85%	-	-	-	805	-	-	-	-
2.90%	-	-	-	7,529	-	-	-	-
2.95%	-	-	-	957	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	580	-	-	-	-
3.10%	-	-	-	746	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	64	-	-	-	-
3.25%	-	-	-	451	-	-	-	-

Totals	$63,578	14,763	35,242	11,044,071	610,753	25,557	75,438	252,797

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	GVIX8	GVIDA	GVIDC	GVIDM	GVDMA	GVDMC	BF	NVLCP2

0.65%	$-	-	262	312	321	80	-	-
0.75%	-	-	-	396	123	445	-	-
0.80%	117	4,015	131	4,821	5,072	3,722	60	-
0.85%	1	331	-	182	263	1	-	-
0.95%	964	1,246	1,517	10,582	8,733	3,287	-	-
1.05%	1,692	2,211	1,264	6,041	12,136	1,624	-	-
1.10%	305	4,216	18,320	125,701	89,368	23,711	-	130
1.15%	12,685	256,867	315,477	2,552,291	2,271,651	781,630	-	1,459
1.20%	24	3,986	3,338	24,779	40,329	1,582	-	-
1.25%	537	50,140	42,911	339,273	232,616	139,209	-	7
1.30%	15,707	175,117	96,629	534,470	451,165	144,553	32,016	494
1.35%	5,368	72,140	49,046	676,440	519,219	207,452	-	75
1.40%	8,502	92,812	121,347	646,326	463,768	187,517	8,230	25
1.45%	12,507	54,819	88,443	369,970	286,319	219,084	-	10
1.50%	3,853	84,924	38,790	387,563	263,072	138,830	-	-
1.55%	13,628	219,908	341,609	2,051,023	1,954,898	601,183	-	2,395
1.60%	2,098	30,669	23,837	209,594	105,237	49,638	-	-
1.65%	2,926	688,736	195,086	1,690,831	1,679,863	310,606	-	216
1.70%	1,535	84,766	26,518	365,957	247,596	67,083	-	72
1.75%	12,556	1,072,076	343,554	6,048,262	6,001,122	1,151,324	-	2,089
1.80%	8,644	91,446	265,997	785,449	594,323	381,104	-	263
1.85%	739	188,372	53,073	417,461	474,606	125,673	-	15
1.90%	20	340,912	56,725	362,436	421,363	138,954	-	157
1.95%	7,441	359,539	50,868	1,053,430	1,263,521	183,311	-	783
2.00%	13,527	599,645	251,924	4,253,819	1,356,527	693,695	-	504
2.05%	1,822	487,483	36,885	730,759	775,020	163,539	-	93
2.10%	7,659	262,003	68,048	468,137	630,996	83,541	-	28
2.15%	5,582	561,960	49,406	2,184,173	1,943,866	387,811	-	116
2.20%	949	100,668	77,611	799,686	338,769	106,534	-	262
2.25%	593	1,055,007	44,814	1,080,996	875,716	566,999	-	193
2.30%	303	233,098	20,156	183,918	320,785	30,304	-	57
2.35%	3,252	1,130,362	122,641	6,584,483	1,913,395	1,727,903	-	1,547
2.40%	331	86,358	22,670	407,453	338,011	103,739	-	49
2.45%	-	280,191	24,021	247,694	194,988	70,921	-	-
2.50%	250	46,182	9,062	186,847	123,646	36,662	-	73
2.55%	-	262,521	13,081	702,886	281,753	102,812	-	-
2.60%	245	174,060	15,721	265,581	134,264	30,300	-	-
2.65%	-	41,333	252	17,251	45,520	74	-	-
2.70%	-	80,632	3,713	221,344	87,855	69,749	-	961
2.75%	21	9,337	224	21,625	25,804	2,570	-	-
2.80%	-	45,841	-	24,943	34,225	11,882	-	-
2.85%	-	3,607	-	13,103	3,414	965	-	-
2.90%	-	25,909	3,276	54,702	47,131	8,426	-	-
2.95%	-	2,404	-	12,208	6,584	6,587	-	-
3.00%	-	13,215	-	401	33,725	1,314	-	-
3.05%	-	9,368	-	2,491	13,806	26	-	-
3.10%	-	8,053	-	12,576	11,495	-	-	-
3.15%	-	-	-	-	1,181	-	-	-
3.20%	-	-	-	-	-	153	-	-
3.25%	-	-	-	10,278	1,034	-	-	-

Totals	$146,383	9,398,485	2,898,247	37,150,944	26,926,194	9,068,109	40,306	12,073

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	SGRF	SGRF2	MCIF	SAM	NVMIG3	NVMIG6	GVDIV2	GVDIV3

0.65%	$-	-	-	11	-	64	-	-
0.75%	-	-	-	350	-	574	-	-
0.80%	228	-	2,960	31,143	1	-	-	814
0.85%	-	-	-	124	-	381	-	-
0.95%	-	2,997	1,336	11,443	-	-	754	-
1.05%	-	2,319	2,543	5,503	-	-	74	-
1.10%	-	21,604	2,364	29,391	-	19,394	-	-
1.15%	-	239,768	113,106	670,633	-	197,602	4,906	-
1.20%	-	1,790	1,589	840	-	1,410	-	-
1.25%	-	21,820	33,502	121,950	-	9,225	1,058	-
1.30%	94,300	2,349	521,868	2,955,573	10,073	2,449	-	156,727
1.35%	-	62,102	34,307	191,800	-	44,236	-	-
1.40%	28,531	24,650	181,374	1,638,254	1,554	21,292	661	70,846
1.45%	-	39,675	34,655	313,850	-	30,798	856	-
1.50%	-	40,373	15,218	287,750	-	28,542	1,132	-
1.55%	-	231,432	109,935	811,307	-	185,546	8,233	-
1.60%	-	8,157	17,329	46,131	-	5,469	285	-
1.65%	-	85,182	61,639	311,890	-	55,865	1,322	-
1.70%	-	35,185	16,696	95,093	-	26,751	167	-
1.75%	-	569,945	59,956	635,949	-	513,520	167	-
1.80%	-	67,985	51,241	568,056	-	52,104	2,068	-
1.85%	-	26,974	15,202	112,573	-	17,915	1,384	-
1.90%	-	9,219	5,990	49,787	-	5,167	567	-
1.95%	-	79,749	23,554	142,006	-	67,851	240	-
2.00%	-	166,523	46,969	440,373	-	158,885	-	-
2.05%	-	26,625	39,000	105,619	-	18,340	2,158	-
2.10%	-	40,990	13,080	145,872	-	31,897	856	-
2.15%	-	153,072	17,858	161,547	-	134,997	135	-
2.20%	-	36,628	7,440	174,560	-	32,267	50	-
2.25%	-	49,713	8,485	94,395	-	43,179	-	-
2.30%	-	10,835	7,428	48,722	-	5,566	7	-
2.35%	-	306,203	12,976	234,684	-	327,911	-	-
2.40%	-	39,733	2,731	40,065	-	35,127	-	-
2.45%	-	18,899	981	81,417	-	16,795	-	-
2.50%	-	4,025	1,030	10,027	-	1,326	-	-
2.55%	-	24,655	2,453	66,686	-	26,023	-	-
2.60%	-	13,948	427	17,372	-	14,823	-	-
2.65%	-	860	679	5,648	-	746	-	-
2.70%	-	6,604	648	6,344	-	6,453	-	-
2.75%	-	2,473	80	14,593	-	2,387	-	-
2.80%	-	675	4,703	9,105	-	704	-	-
2.85%	-	214	-	186	-	241	-	-
2.90%	-	2,109	-	1,607	-	2,157	-	-
2.95%	-	313	163	136	-	344	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	198	288	310	-	225	-	-
3.10%	-	445	-	-	-	437	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	39	-	-	-	38	-	-
3.25%	-	57	-	69	-	111	-	-

Totals	$123,059	2,479,111	1,473,783	10,690,744	11,628	2,147,134	27,080	228,387

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	GVDIV6	NVMLG1	NVMLG2	NVMLV2	NVMMG1	NVMMG2	NVMMV2	SCGF

0.65%	$28	-	-	-	-	26	56	-
0.75%	252	-	-	-	-	222	457	-
0.80%	-	16	-	13	-	-	-	235
0.85%	162	-	-	-	-	172	310	-
0.95%	6,287	-	-	-	-	-	-	-
1.05%	4,415	-	-	-	-	-	-	-
1.10%	24,477	-	1	29	-	8,143	16,518	-
1.15%	295,061	-	461	1,914	-	78,203	164,440	-
1.20%	2,497	-	-	-	-	621	1,212	-
1.25%	22,112	-	9	2	-	3,808	7,775	-
1.30%	3,636	57	18	161	3,850	1,035	10,006	80,407
1.35%	66,391	-	177	76	-	17,326	36,765	-
1.40%	33,861	2	-	119	559	8,732	18,937	19,600
1.45%	51,779	-	-	1	-	12,362	25,558	-
1.50%	53,991	-	-	68	-	11,672	23,994	-
1.55%	288,245	-	395	628	-	71,855	153,769	-
1.60%	14,021	-	124	213	-	2,250	4,562	-
1.65%	88,407	-	50	721	-	23,301	46,923	-
1.70%	42,407	-	8	30	-	11,340	22,847	-
1.75%	608,788	-	571	7,743	-	204,889	434,001	-
1.80%	88,100	-	71	360	-	20,647	43,381	-
1.85%	27,060	-	25	451	-	7,734	15,160	-
1.90%	10,849	-	47	59	-	2,086	4,399	-
1.95%	82,988	-	-	7	-	26,552	57,087	-
2.00%	194,360	-	35	1,045	-	70,249	135,720	-
2.05%	34,715	-	38	97	-	7,874	16,034	-
2.10%	45,386	-	52	132	-	11,651	26,370	-
2.15%	142,569	-	-	-	-	54,055	115,675	-
2.20%	38,807	-	-	256	-	14,252	27,659	-
2.25%	53,386	-	16	206	-	23,179	41,343	-
2.30%	12,768	-	68	13	-	2,171	4,665	-
2.35%	373,715	-	145	335	-	162,833	294,417	-
2.40%	36,692	-	1	-	-	14,709	30,067	-
2.45%	22,297	-	-	-	-	7,970	15,285	-
2.50%	1,700	-	58	211	-	551	1,120	-
2.55%	80,917	-	-	17	-	12,374	22,901	-
2.60%	18,294	-	27	-	-	7,579	13,472	-
2.65%	1,342	-	-	-	-	318	623	-
2.70%	7,174	-	-	18	-	2,903	5,662	-
2.75%	2,743	-	-	3	-	1,044	1,912	-
2.80%	2,414	-	-	-	-	342	637	-
2.85%	233	-	-	-	-	113	207	-
2.90%	3,173	-	-	-	-	918	1,873	-
2.95%	299	-	-	-	-	124	281	-
3.00%	-	-	-	-	-	-	-	-
3.05%	201	-	-	-	-	90	198	-
3.10%	393	-	-	-	-	130	357	-
3.15%	-	-	-	-	-	-	-	-
3.20%	34	-	-	-	-	11	31	-
3.25%	101	-	-	-	-	61	107	-

Totals	$2,889,527	75	2,397	14,928	4,409	908,477	1,844,773	100,242

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	SCGF2	SCVF	SCVF2	SCF	SCF2	TRF	TRF2	GVUSL

0.65%	$-	-	-	-	5	-	94	-
0.75%	-	-	-	-	16	-	661	-
0.80%	-	4,037	-	8,246	-	27,628	-	874
0.85%	-	-	32	-	50	-	490	-
0.95%	222	-	1,124	-	4,808	-	111	-
1.05%	-	-	1,038	-	2,352	-	161	-
1.10%	867	-	804	-	10,182	-	59,058	-
1.15%	39,720	-	62,113	-	192,344	-	617,314	-
1.20%	-	-	211	-	1,435	-	4,642	-
1.25%	7,409	-	26,019	-	46,198	-	35,027	-
1.30%	55	521,526	-	1,059,623	3,165	2,118,341	7,969	54,482
1.35%	6,606	-	20,634	-	71,865	-	140,126	-
1.40%	2,079	199,924	4,972	510,742	13,571	828,336	67,381	12,877
1.45%	10,745	-	19,606	-	53,913	-	96,379	-
1.50%	8,840	-	9,412	-	39,271	-	97,872	-
1.55%	56,412	-	65,892	-	144,359	-	576,734	-
1.60%	2,188	-	6,415	-	12,350	-	22,542	-
1.65%	12,396	-	20,142	-	62,263	-	177,596	-
1.70%	9,687	-	5,561	-	41,484	-	84,014	-
1.75%	26,556	-	32,234	-	229,705	-	1,568,039	-
1.80%	31,323	-	22,221	-	55,919	-	164,941	-
1.85%	6,470	-	9,376	-	17,561	-	60,178	-
1.90%	4,900	-	4,598	-	12,595	-	20,351	-
1.95%	6,681	-	10,275	-	36,689	-	206,536	-
2.00%	23,441	-	12,947	-	79,888	-	515,520	-
2.05%	3,052	-	5,386	-	15,591	-	59,970	-
2.10%	3,191	-	6,437	-	15,593	-	95,615	-
2.15%	3,746	-	3,165	-	48,427	-	416,075	-
2.20%	2,652	-	2,028	-	20,259	-	103,432	-
2.25%	2,445	-	2,637	-	6,538	-	146,649	-
2.30%	782	-	3,312	-	6,140	-	19,984	-
2.35%	4,141	-	825	-	125,775	-	1,131,312	-
2.40%	599	-	346	-	11,644	-	110,437	-
2.45%	45	-	881	-	3,428	-	54,270	-
2.50%	37	-	60	-	550	-	3,891	-
2.55%	286	-	6	-	13,875	-	89,004	-
2.60%	152	-	195	-	5,573	-	53,145	-
2.65%	181	-	-	-	632	-	2,399	-
2.70%	-	-	75	-	2,370	-	22,184	-
2.75%	-	-	-	-	496	-	7,357	-
2.80%	10,736	-	-	-	1,972	-	2,309	-
2.85%	-	-	-	-	156	-	820	-
2.90%	-	-	2	-	1,033	-	6,846	-
2.95%	-	-	-	-	28	-	1,012	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	23	-	608	-
3.10%	-	-	-	-	-	-	1,098	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	95	-
3.25%	-	-	-	-	23	-	316	-

Totals	$288,642	725,487	360,981	1,578,611	1,412,114	2,974,305	6,852,564	68,233

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	NVNMO1	NVNMO2	NVNSR1	NVNSR2	NVSTB2	GGTC	GGTC2	GGTC3

0.65%	$-	-	-	84	-	-	-	-
0.75%	-	-	-	675	-	-	-	-
0.80%	-	-	-	-	-	14	-	429
0.85%	-	-	-	524	-	-	-	-
0.95%	-	94	-	-	-	-	43	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	15	-	19,430	529	-	-	-
1.15%	-	189	-	184,217	7,235	-	3,214	-
1.20%	-	-	-	1,472	-	-	-	-
1.25%	-	-	-	8,987	512	-	2,703	-
1.30%	267	16	8,674	2,449	4,125	2,485	-	41,960
1.35%	-	116	-	40,640	821	-	-	-
1.40%	46	35	1,239	20,894	1,175	398	284	11,726
1.45%	-	144	-	28,757	1,744	-	455	-
1.50%	-	91	-	27,720	794	-	598	-
1.55%	-	1,652	-	168,657	5,979	-	1,483	-
1.60%	-	-	-	7,472	496	-	172	-
1.65%	-	567	-	53,127	2,426	-	805	-
1.70%	-	161	-	26,113	1,361	-	328	-
1.75%	-	1,311	-	483,932	7,647	-	297	-
1.80%	-	57	-	48,819	632	-	756	-
1.85%	-	86	-	17,278	1,858	-	463	-
1.90%	-	76	-	4,530	673	-	1,087	-
1.95%	-	141	-	62,864	2,470	-	771	-
2.00%	-	73	-	165,539	5,823	-	54	-
2.05%	-	17	-	18,327	5,576	-	71	-
2.10%	-	436	-	27,550	1,653	-	97	-
2.15%	-	37	-	127,117	1,691	-	464	-
2.20%	-	101	-	32,945	1,531	-	-	-
2.25%	-	57	-	52,144	1,664	-	-	-
2.30%	-	-	-	5,371	889	-	-	-
2.35%	-	437	-	380,018	4,909	-	-	-
2.40%	-	33	-	34,082	1,300	-	-	-
2.45%	-	103	-	18,322	2,761	-	418	-
2.50%	-	33	-	1,176	2,737	-	-	-
2.55%	-	47	-	29,073	266	-	-	-
2.60%	-	-	-	17,693	202	-	-	-
2.65%	-	67	-	791	284	-	-	-
2.70%	-	-	-	6,864	817	-	-	-
2.75%	-	3	-	2,117	208	-	-	-
2.80%	-	-	-	789	48	-	-	-
2.85%	-	-	-	271	3	-	-	-
2.90%	-	-	-	2,194	7	-	-	-
2.95%	-	-	-	304	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	211	-	-	-	-
3.10%	-	-	-	322	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	28	-	-	-	-
3.25%	-	-	-	142	-	-	-	-

Totals	$313	6,195	9,913	2,132,031	72,846	2,897	14,563	54,115

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	GGTC6	GVUG2	GVUGL	EIF2	MSBF	NVRE1	NVRE2	AMTG

0.65%	$-	-	-	9	-	-	-	-
0.75%	-	-	-	130	-	-	-	-
0.80%	-	-	71	178	584	3	-	2,686
0.85%	-	-	-	75	-	-	-	-
0.95%	213	155	-	421	6,299	-	186	-
1.05%	512	-	-	488	5,875	-	-	-
1.10%	566	609	-	23,162	3,378	-	24	-
1.15%	22,334	34,518	-	287,998	92,322	-	2,738	-
1.20%	49	-	-	1,675	108	-	-	-
1.25%	3,753	6,286	-	30,543	26,277	-	290	-
1.30%	7	-	46,595	73,213	143,764	2,830	-	1,167,962
1.35%	3,397	13,808	-	60,710	26,930	-	490	-
1.40%	1,428	3,674	24,799	47,604	88,778	1,610	72	225,789
1.45%	4,182	9,478	-	49,614	44,178	-	469	-
1.50%	4,223	12,119	-	92,223	13,235	-	946	-
1.55%	25,379	52,833	-	291,041	82,490	-	2,174	-
1.60%	1,754	4,901	-	18,878	8,131	-	135	-
1.65%	5,274	21,501	-	92,790	39,554	-	215	-
1.70%	2,773	3,010	-	64,425	14,071	-	207	-
1.75%	12,837	42,699	-	645,966	84,264	-	1,844	-
1.80%	9,562	27,444	-	97,049	44,709	-	436	-
1.85%	945	5,620	-	37,896	14,888	-	221	-
1.90%	1,843	4,577	-	18,855	6,184	-	-	-
1.95%	11,267	7,075	-	94,431	19,384	-	36	-
2.00%	6,532	8,568	-	208,215	25,036	-	351	-
2.05%	746	8,801	-	33,437	10,625	-	91	-
2.10%	6,206	4,575	-	59,093	7,008	-	628	-
2.15%	6,958	7,732	-	161,916	11,057	-	27	-
2.20%	4,888	8,465	-	52,083	3,272	-	203	-
2.25%	414	2,278	-	44,567	15,821	-	-	-
2.30%	673	1,805	-	20,825	2,027	-	-	-
2.35%	677	2,993	-	337,446	44,102	-	578	-
2.40%	2,163	2,855	-	38,140	2,277	-	37	-
2.45%	2,311	2,959	-	18,155	5,440	-	63	-
2.50%	383	5,256	-	5,416	1,503	-	91	-
2.55%	1,100	3,560	-	29,813	476	-	-	-
2.60%	-	463	-	15,309	4,624	-	-	-
2.65%	358	-	-	2,838	-	-	-	-
2.70%	277	323	-	6,820	680	-	-	-
2.75%	873	3	-	4,437	109	-	-	-
2.80%	180	232	-	3,691	539	-	99	-
2.85%	-	-	-	228	7	-	-	-
2.90%	-	2	-	2,375	-	-	-	-
2.95%	-	159	-	489	37	-	-	-
3.00%	-	-	-	148	-	-	-	-
3.05%	-	-	-	185	-	-	-	-
3.10%	-	-	-	471	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	40	-	-	-	-
3.25%	-	-	-	61	-	-	-	-

Totals	$147,037	311,336	71,465	3,075,572	900,043	4,443	12,651	1,396,437

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	AMGP	AMINS	AMMCGS	AMTP	AMRS	AMFAS	AMSRS	OVMS

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	15	-
0.80%	567	53	-	4,018	128	72	83	2,046
0.85%	-	-	-	-	-	-	21	-
0.95%	-	394	1,378	-	-	380	8,999	-
1.05%	-	226	2,289	-	-	152	7,422	-
1.10%	-	23,659	202	-	5,288	597	45,829	-
1.15%	-	255,076	18,532	-	25,439	6,507	461,080	-
1.20%	-	1,580	-	-	33	48	3,036	-
1.25%	-	15,362	9,216	-	4,156	3,093	28,650	-
1.30%	109,525	30,152	77	1,136,034	13,228	3,063	87,618	819,306
1.35%	-	58,671	-	-	13,779	1,978	106,409	-
1.40%	49,966	38,831	1,355	706,185	6,369	3,528	68,299	412,958
1.45%	-	45,272	14,474	-	7,847	4,436	83,422	-
1.50%	-	40,513	2,533	-	3,498	2,913	80,769	-
1.55%	-	260,250	19,743	-	31,777	10,997	423,529	-
1.60%	-	9,651	2,624	-	1,806	2,876	16,956	-
1.65%	-	72,455	9,193	-	10,359	6,561	151,259	-
1.70%	-	32,533	3,660	-	2,740	2,424	59,369	-
1.75%	-	651,204	4,969	-	27,977	10,267	1,137,184	-
1.80%	-	73,416	10,132	-	7,296	2,739	125,720	-
1.85%	-	24,395	4,529	-	2,838	1,499	45,548	-
1.90%	-	6,561	2,183	-	538	1,769	19,061	-
1.95%	-	88,956	2,238	-	6,864	5,748	145,093	-
2.00%	-	206,704	861	-	6,723	3,786	374,015	-
2.05%	-	22,294	2,616	-	2,915	2,505	50,751	-
2.10%	-	43,815	532	-	834	1,379	69,908	-
2.15%	-	165,648	1,016	-	11,277	2,115	287,210	-
2.20%	-	42,970	2,321	-	1,408	1,701	82,381	-
2.25%	-	48,189	746	-	1,891	274	109,855	-
2.30%	-	10,131	966	-	1,358	740	19,882	-
2.35%	-	391,193	41	-	6,521	1,655	806,438	-
2.40%	-	42,966	116	-	948	355	83,644	-
2.45%	-	19,122	348	-	1,400	24	39,205	-
2.50%	-	1,654	171	-	313	131	5,004	-
2.55%	-	30,638	-	-	633	45	64,535	-
2.60%	-	18,298	-	-	300	-	39,453	-
2.65%	-	1,002	-	-	-	-	1,939	-
2.70%	-	8,081	-	-	1	-	15,921	-
2.75%	-	3,213	-	-	-	-	4,988	-
2.80%	-	767	54	-	-	28	1,761	-
2.85%	-	249	-	-	-	-	515	-
2.90%	-	2,701	-	-	-	-	4,855	-
2.95%	-	397	-	-	24	-	662	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	230	-	-	-	-	387	-
3.10%	-	558	-	-	-	-	746	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	49	-	-	-	-	65	-
3.25%	-	78	-	-	-	-	189	-

Totals	$160,058	2,790,157	119,115	1,846,237	208,506	86,385	5,169,680	1,234,310

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	OVCAFS	OVGR	OVB	OVGS3	OVGS4	OVGS	OVGSS	OVHI3

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	-	1,672	1,598	1,175	-	1,605	-	80
0.85%	-	-	-	-	-	-	-	-
0.95%	917	-	-	-	9,637	-	7	-
1.05%	934	-	-	-	7,693	-	224	-
1.10%	2,660	-	-	-	7,627	-	516	-
1.15%	125,403	-	-	-	235,897	-	34,323	-
1.20%	1,710	-	-	-	1,702	-	769	-
1.25%	39,753	-	-	-	51,608	-	37,264	-
1.30%	755	670,204	681,987	919,698	1,434	1,567,890	2,878	3,684
1.35%	25,371	-	-	-	104,796	-	-	-
1.40%	9,476	218,027	436,266	213,237	23,227	891,447	3,975	4,884
1.45%	49,955	-	-	-	79,487	-	14,919	-
1.50%	29,545	-	-	-	42,169	-	9,394	-
1.55%	117,742	-	-	-	168,345	-	34,690	-
1.60%	12,023	-	-	-	14,453	-	2,415	-
1.65%	59,218	-	-	-	88,994	-	18,955	-
1.70%	13,294	-	-	-	12,964	-	4,234	-
1.75%	82,835	-	-	-	112,977	-	7,366	-
1.80%	66,097	-	-	-	62,805	-	25,015	-
1.85%	21,648	-	-	-	23,715	-	7,568	-
1.90%	8,029	-	-	-	4,993	-	3,462	-
1.95%	17,757	-	-	-	20,361	-	1,618	-
2.00%	33,541	-	-	-	34,006	-	1,051	-
2.05%	32,062	-	-	-	7,152	-	2,958	-
2.10%	14,983	-	-	-	21,002	-	4,350	-
2.15%	24,990	-	-	-	11,329	-	1,526	-
2.20%	13,568	-	-	-	20,941	-	-	-
2.25%	14,826	-	-	-	2,351	-	152	-
2.30%	4,599	-	-	-	4,301	-	259	-
2.35%	16,694	-	-	-	2,198	-	-	-
2.40%	6,633	-	-	-	3,254	-	-	-
2.45%	3,597	-	-	-	170	-	-	-
2.50%	4,017	-	-	-	199	-	-	-
2.55%	1,826	-	-	-	-	-	-	-
2.60%	1,188	-	-	-	20	-	-	-
2.65%	40	-	-	-	352	-	-	-
2.70%	129	-	-	-	137	-	-	-
2.75%	-	-	-	-	-	-	-	-
2.80%	14	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	232	-	-	-	-	-	-	-
2.95%	48	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$858,109	889,903	1,119,851	1,134,110	1,182,296	2,460,942	219,888	8,648

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	OVHI4	OVHI	OVHIS	OVSC	OVSCS	OVGI	OVGIS	OVAG

0.65%	$-	-	-	-	27	-	78	-
0.75%	-	-	-	-	188	-	578	-
0.80%	-	58	-	168	-	189	-	569
0.85%	-	-	-	-	125	-	477	-
0.95%	361	-	2,289	-	1,598	-	1,207	-
1.05%	499	-	2,068	-	2,644	-	1,171	-
1.10%	97	-	770	-	24,592	-	54,419	-
1.15%	22,020	-	33,697	-	280,820	-	586,872	-
1.20%	-	-	871	-	1,773	-	4,459	-
1.25%	4,036	-	12,393	-	24,853	-	55,076	-
1.30%	-	3,448	-	40,263	2,878	210,145	7,214	135,480
1.35%	7,169	-	10,465	-	78,206	-	139,556	-
1.40%	9,427	829	8,020	10,846	29,830	56,073	67,888	26,305
1.45%	13,816	-	14,192	-	60,221	-	113,304	-
1.50%	4,727	-	6,175	-	52,939	-	115,432	-
1.55%	32,840	-	49,536	-	294,354	-	587,805	-
1.60%	1,248	-	4,018	-	17,313	-	27,125	-
1.65%	10,034	-	17,512	-	86,229	-	199,310	-
1.70%	637	-	6,463	-	38,984	-	96,511	-
1.75%	24,099	-	16,093	-	621,359	-	1,431,036	-
1.80%	11,018	-	31,685	-	102,670	-	208,148	-
1.85%	2,567	-	6,738	-	26,391	-	67,832	-
1.90%	1,590	-	2,560	-	9,840	-	22,209	-
1.95%	954	-	1,585	-	84,827	-	190,506	-
2.00%	8,212	-	12,375	-	188,808	-	486,403	-
2.05%	385	-	3,386	-	22,851	-	71,350	-
2.10%	762	-	7,168	-	55,920	-	94,499	-
2.15%	987	-	1,325	-	161,275	-	383,616	-
2.20%	1,428	-	5,686	-	39,596	-	98,871	-
2.25%	385	-	807	-	40,837	-	143,969	-
2.30%	141	-	111	-	9,124	-	20,829	-
2.35%	189	-	532	-	363,559	-	1,022,501	-
2.40%	944	-	-	-	39,568	-	99,891	-
2.45%	470	-	756	-	17,505	-	52,738	-
2.50%	-	-	-	-	1,798	-	4,940	-
2.55%	526	-	-	-	30,476	-	79,792	-
2.60%	-	-	-	-	16,551	-	51,760	-
2.65%	500	-	-	-	1,174	-	2,523	-
2.70%	285	-	123	-	7,545	-	21,533	-
2.75%	1,990	-	-	-	2,220	-	6,752	-
2.80%	2,263	-	-	-	1,008	-	2,529	-
2.85%	-	-	-	-	291	-	1,392	-
2.90%	-	-	-	-	2,373	-	5,963	-
2.95%	-	-	-	-	308	-	822	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	215	-	514	-
3.10%	-	-	-	-	455	-	899	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	39	-	78	-
3.25%	-	-	-	-	89	-	281	-

Totals	$166,606	4,335	259,399	51,277	2,846,246	266,407	6,632,658	162,354

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	PISVP1	PVGIB	PVTIGB	PVTVB	TRBCG2	TREI2	TRLT2	DSRG

0.65%	$-	-	-	-	41	-	-	-
0.75%	-	-	-	-	381	-	-	-
0.80%	-	-	-	-	301	460	296	2,234
0.85%	-	-	-	-	211	-	-	-
0.95%	4,909	-	-	-	538	950	348	-
1.05%	4,481	138	-	-	434	1,760	1,343	-
1.10%	-	481	-	-	26,981	7,919	5,584	-
1.15%	-	11,291	2,482	3,021	316,943	118,816	76,273	-
1.20%	-	-	-	-	1,825	982	588	-
1.25%	-	2,647	1,041	3,254	16,962	12,323	6,874	-
1.30%	-	-	-	-	57,300	94,660	36,133	576,367
1.35%	-	1,759	-	427	70,288	47,284	12,705	-
1.40%	-	323	1,236	86	58,362	46,512	18,282	172,045
1.45%	-	2,245	876	1,050	63,348	51,742	30,729	-
1.50%	-	2,587	1,865	852	53,544	31,193	15,227	-
1.55%	-	13,398	2,563	3,645	326,738	159,462	47,362	-
1.60%	-	1,398	60	220	13,631	9,485	5,059	-
1.65%	-	13,013	1,478	3,166	82,680	45,159	24,615	-
1.70%	-	1,422	902	527	48,358	16,099	13,955	-
1.75%	-	4,813	742	1,010	719,542	205,360	102,529	-
1.80%	-	4,131	1,951	1,022	89,980	45,516	17,010	-
1.85%	-	2,063	626	1,013	35,899	19,796	18,682	-
1.90%	-	712	-	191	8,833	2,297	3,298	-
1.95%	-	1,016	-	260	95,740	23,234	10,807	-
2.00%	-	2,922	185	1,741	224,244	31,668	27,374	-
2.05%	-	4,333	642	2,659	28,367	7,283	120,803	-
2.10%	-	2,361	89	123	52,703	27,172	19,063	-
2.15%	-	3,180	-	319	205,937	37,028	19,421	-
2.20%	-	387	-	198	52,935	23,573	17,193	-
2.25%	-	3,144	-	1,251	60,074	16,335	20,687	-
2.30%	-	447	-	755	12,311	4,513	1,706	-
2.35%	-	893	-	782	416,090	29,271	37,215	-
2.40%	-	359	419	43	54,088	1,982	4,439	-
2.45%	-	243	-	288	23,221	2,625	3,778	-
2.50%	-	578	-	429	2,970	1,577	236	-
2.55%	-	-	-	41	34,338	527	1,339	-
2.60%	-	391	-	407	19,049	2,612	7,127	-
2.65%	-	-	-	-	1,163	752	85	-
2.70%	-	-	-	201	9,416	893	244	-
2.75%	-	-	-	-	3,193	-	2,495	-
2.80%	-	96	-	66	1,236	2,512	659	-
2.85%	-	-	-	-	383	-	-	-
2.90%	-	-	-	-	2,831	5	1,503	-
2.95%	-	-	-	-	440	81	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	282	-	-	-
3.10%	-	-	-	-	583	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	50	-	-	-
3.25%	-	-	-	-	105	-	-	-

Totals	$9,390	82,771	17,157	29,047	3,294,869	1,131,418	733,066	750,646

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	VWBFR	VWBF	VWEMR	VWEM	VWHAR	VWHA	MSVFI	MSVF2

0.65%	$-	-	-	-	-	-	-	59
0.75%	-	-	-	-	-	-	-	459
0.80%	329	65	1,502	1,318	2,647	3,703	1	-
0.85%	-	-	-	-	-	-	-	414
0.95%	-	-	-	-	-	-	-	4,289
1.05%	-	-	-	-	-	-	-	3,259
1.10%	-	-	-	-	-	-	-	39,583
1.15%	-	-	-	-	-	-	-	364,805
1.20%	-	-	-	-	-	-	-	3,282
1.25%	-	-	-	-	-	-	-	30,108
1.30%	78,348	161,893	213,639	262,962	411,715	476,257	34,898	5,353
1.35%	-	-	-	-	-	-	-	85,146
1.40%	43,863	70,042	61,107	115,881	149,770	171,095	11,769	45,062
1.45%	-	-	-	-	-	-	-	73,081
1.50%	-	-	-	-	-	-	-	90,548
1.55%	-	-	-	-	-	-	-	337,446
1.60%	-	-	-	-	-	-	-	13,997
1.65%	-	-	-	-	-	-	-	119,519
1.70%	-	-	-	-	-	-	-	72,991
1.75%	-	-	-	-	-	-	-	944,013
1.80%	-	-	-	-	-	-	-	112,103
1.85%	-	-	-	-	-	-	-	42,614
1.90%	-	-	-	-	-	-	-	12,688
1.95%	-	-	-	-	-	-	-	122,180
2.00%	-	-	-	-	-	-	-	378,368
2.05%	-	-	-	-	-	-	-	46,187
2.10%	-	-	-	-	-	-	-	48,834
2.15%	-	-	-	-	-	-	-	247,557
2.20%	-	-	-	-	-	-	-	80,473
2.25%	-	-	-	-	-	-	-	148,867
2.30%	-	-	-	-	-	-	-	16,097
2.35%	-	-	-	-	-	-	-	948,184
2.40%	-	-	-	-	-	-	-	73,535
2.45%	-	-	-	-	-	-	-	45,648
2.50%	-	-	-	-	-	-	-	2,411
2.55%	-	-	-	-	-	-	-	69,241
2.60%	-	-	-	-	-	-	-	46,976
2.65%	-	-	-	-	-	-	-	1,573
2.70%	-	-	-	-	-	-	-	15,559
2.75%	-	-	-	-	-	-	-	6,780
2.80%	-	-	-	-	-	-	-	1,929
2.85%	-	-	-	-	-	-	-	670
2.90%	-	-	-	-	-	-	-	4,482
2.95%	-	-	-	-	-	-	-	445
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	949
3.10%	-	-	-	-	-	-	-	229
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	20
3.25%	-	-	-	-	-	-	-	297

Totals	$122,540	232,000	276,248	380,161	564,132	651,055	46,668	4,708,310

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	MSEM	MSEMB	MSVRE	MSVREB	VYDS	SVDF	WFVLCG	WFVMM

0.65%	$-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	26	-	6,303	-	-	524	-	-
0.85%	-	-	-	-	-	-	-	-
0.95%	-	-	-	7,188	-	-	-	-
1.05%	-	-	-	1,961	-	-	-	-
1.10%	-	337	-	5,001	-	-	-	-
1.15%	-	4,361	-	201,407	1,228	-	-	71
1.20%	-	-	-	670	-	-	-	-
1.25%	-	2,766	-	37,339	4,381	-	-	-
1.30%	54,719	-	880,894	1,008	-	519,064	-	-
1.35%	-	-	-	54,004	1,422	-	-	-
1.40%	22,532	249	431,943	15,601	-	193,976	-	807
1.45%	-	2,556	-	53,430	-	-	-	-
1.50%	-	4,572	-	35,173	1,168	-	-	-
1.55%	-	3,036	-	209,199	52	-	-	-
1.60%	-	243	-	12,918	531	-	-	-
1.65%	-	612	-	65,373	318	-	-	-
1.70%	-	352	-	21,228	151	-	-	-
1.75%	-	712	-	94,027	47	-	82	-
1.80%	-	1,689	-	90,079	718	-	-	-
1.85%	-	424	-	23,913	347	-	-	-
1.90%	-	430	-	10,254	-	-	287	-
1.95%	-	159	-	19,403	493	-	-	-
2.00%	-	1	-	35,245	-	-	204	-
2.05%	-	540	-	13,101	-	-	-	-
2.10%	-	1,217	-	23,839	889	-	582	-
2.15%	-	592	-	9,680	-	-	-	-
2.20%	-	-	-	19,819	-	-	1,115	-
2.25%	-	-	-	2,677	-	-	-	-
2.30%	-	-	-	4,053	-	-	-	-
2.35%	-	-	-	850	-	-	-	-
2.40%	-	-	-	1,935	-	-	-	-
2.45%	-	-	-	7,169	-	-	-	-
2.50%	-	-	-	259	-	-	-	-
2.55%	-	-	-	1,254	-	-	-	-
2.60%	-	-	-	-	-	-	-	-
2.65%	-	-	-	271	-	-	-	-
2.70%	-	-	-	124	-	-	-	-
2.75%	-	-	-	121	-	-	-	-
2.80%	-	-	-	5,050	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-

Totals	$77,277	24,848	1,319,140	1,084,623	11,745	713,564	2,270	878

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	SVOF	WFVSMV	WFVTRB

0.65%	$-	-	-
0.75%	-	-	-
0.80%	3,380	-	-
0.85%	-	-	-
0.95%	-	-	-
1.05%	-	-	-
1.10%	-	85	-
1.15%	-	-	266
1.20%	-	-	-
1.25%	-	2	-
1.30%	2,315,684	-	-
1.35%	-	-	-
1.40%	754,255	-	-
1.45%	-	-	-
1.50%	-	-	-
1.55%	-	-	-
1.60%	-	-	-
1.65%	-	-	-
1.70%	-	-	-
1.75%	-	-	-
1.80%	-	-	-
1.85%	-	-	-
1.90%	-	-	-
1.95%	-	-	-
2.00%	-	-	-
2.05%	-	-	-
2.10%	-	-	-
2.15%	-	-	-
2.20%	-	-	-
2.25%	-	-	-
2.30%	-	-	-
2.35%	-	-	-
2.40%	-	-	-
2.45%	-	-	-
2.50%	-	-	-
2.55%	-	-	-
2.60%	-	-	-
2.65%	-	-	-
2.70%	-	-	-
2.75%	-	-	-
2.80%	-	-	-
2.85%	-	-	-
2.90%	-	-	-
2.95%	-	-	-
3.00%	-	-	-
3.05%	-	-	-
3.10%	-	-	-
3.15%	-	-	-
3.20%	-	-	-
3.25%	-	-	-

Totals	$3,073,319	87	266

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

(3) Related Party Transactions

The Company performs various services on behalf of the mutual fund companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company. Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. The fixed account assets are not reflected in the accompanying financial statements. In addition, the Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Account at the direction of the contract owner. For the years ended December 31, 2008 and 2007, total transfers to the Account from the fixed account were $311,309,289 and $276,423,047, respectively, and total transfers from the Account to the fixed account were $314,743,184 and $100,675,280, respectively. Transfers from the Account to the fixed account are included in redemptions, and transfers to the Account from the fixed account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.

For contracts with the Extra Value option, the Company contributed $15,745,223 and $27,519,597 to the Account in the form of bonus credits to the contract owner accounts for the years ended December 31, 2008 and 2007, respectively. These amounts are included in purchase payments received from contract owners and are credited at the time the related purchase payment from the contract owner is received.

For guaranteed minimum death benefits, the Company contributed $36,092,569 and $1,508,866 to the Account in the form of additional premium to contract owner accounts for the years ended December 31, 2008 and 2007, respectively. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death.

For Purchase Payment Credits made to All American Gold, Achiever, Future Venue, Elite Venue and Choice Venue II contracts, the Company contributed $3,684,202 and $5,763,519 to the Account in the form of additional credit to the contract owner accounts for the years ended December 31, 2008 and 2007, respectively. These amounts are included in purchase payments received from contract owners and, as applicable, are applied to a contract when cumulative purchase payments reach certain aggregate levels.

(4) Fair Value Measurement

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with SFAS 157, the Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets recorded at fair value as follows:

•
Level 1 – Unadjusted quoted prices accessible in active markets for identical assets at the measurement date. The assets utilizing Level 1 valuations represent investments in publicly-traded registered mutual funds with quoted market prices.

•
Level 2 – Unadjusted quoted prices for similar assets in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The assets utilizing Level 2 valuations represent investments in privately-traded registered mutual funds only offered through insurance products.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. The Account invests only in funds with fair value measurements in the first two levels of the fair value hierarchy.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2008:

	Level 1	Level 2	Level 3	Total
Separate Account Investments	0	$16,006,555,754	0	$16,006,555,754
Accounts Payable of $74,681 are measured at settlement value which approximates the fair value due to the short-term nature of such assets.

The Account did not have any assets or liabilities reported at fair value on a nonrecurring basis required to be disclosed under SFAS 157.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

(5) Financial Highlights

The Company offers several variable annuity products through the Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns. The following tabular presentation is a summary of units, unit fair values and contract owners’ equity outstanding for variable annuity contracts as of the end of the periods indicated, and contract expense rate, investment income ratio and total return for each period in the five-year period ended December 31, 2008. The information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate for contracts with units outstanding as of the balance sheet date. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented.

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

AIM VIF - Basic Value Fund - Series II (AVBV2)
2008	0.80 to	2.95	2,569,381	$5.12 to	7.08	$21,201,989	0.47%	-52.29% to	-53.33%
2007	0.80 to	2.95	2,902,901	10.74 to	15.16	50,651,888	0.35%	0.55% to	-1.64%
2006	0.95 to	2.95	3,021,464	14.14 to	15.42	52,769,013	0.12%	11.87% to	9.62%
2005	0.95 to	2.95	3,126,816	12.64 to	14.06	49,174,442	0.00%	4.43% to	2.33%
2004	0.95 to	2.80	2,372,812	12.11 to	13.78	35,865,728	0.00%	9.79% to	7.74%
AIM VIF - Capital Appreciation Fund - Series II (AVCA2)
2008	0.80 to	2.95	804,764	6.25 to	8.20	7,651,910	0.00%	-43.09% to	-44.32%
2007	0.80 to	2.95	1,044,738	10.99 to	14.72	17,629,535	0.00%	10.83% to	8.42%
2006	0.80 to	2.95	936,992	9.91 to	13.58	14,402,186	0.00%	-0.88% to	2.94	%(a)
2005	0.95 to	2.95	783,186	12.18 to	13.19	11,580,313	0.00%	7.55% to	5.38%
2004	0.95 to	2.85	995,122	11.33 to	12.54	13,783,771	0.00%	5.32% to	3.30%
AIM VIF - Capital Development Fund - Series II (AVCD2)
2008	0.80 to	3.00	1,176,724	5.82 to	9.35	12,813,434	0.00%	-47.55% to	-48.72%
2007	0.80 to	3.00	1,288,902	11.09 to	18.24	27,002,291	0.00%	9.66% to	7.21%
2006	0.80 to	3.00	1,088,041	10.12 to	17.01	20,992,339	0.00%	1.15% to	12.78	%(a)
2005	0.95 to	3.00	938,234	13.62 to	15.09	15,894,114	0.00%	8.23% to	6.00%
2004	0.95 to	2.70	681,736	12.59 to	15.48	10,765,387	0.00%	14.17% to	12.16%
Alger American Balanced Portfolio - Class S (ALBS)
2008	0.95 to	1.45	18,716	9.29 to	9.04	173,104	0.00%	-32.55% to	-32.89%
2007	0.95 to	1.45	23,143	13.77 to	13.47	317,270	0.00%	13.39% to	12.82%
2006	0.95 to	1.45	19,445	12.14 to	11.94	235,534	0.81%	3.47% to	2.95%
2005	0.95 to	1.45	37,454	11.73 to	11.60	439,160	1.78%	7.13% to	6.59%
2004	0.95 to	1.45	11,877	10.95 to	10.88	129,991	1.97%	3.28% to	2.76%
Alger American Mid Cap Growth Portfolio - Class S (ALMCS)
2008	0.95 to	1.45	35,463	7.60 to	7.40	267,952	0.00%	-58.87% to	-59.08%
2007	0.95 to	1.80	52,160	18.48 to	17.80	958,371	0.00%	30.02% to	28.90%
2006	0.95 to	1.80	42,969	14.21 to	13.81	608,077	0.00%	8.84% to	7.91%
2005	0.95 to	1.80	31,739	13.06 to	12.80	413,029	0.00%	8.50% to	7.57%
2004	0.95 to	1.45	17,910	12.03 to	11.95	215,064	0.00%	11.69% to	11.13%
AllianceBernstein VPS - Growth and Income Portfolio - Class B (ALVGIB)
2008	0.95 to	2.80	891,778	8.92 to	8.95	9,367,499	1.77%	-41.26% to	-42.36%
2007	0.95 to	2.90	1,095,470	15.18 to	15.45	19,731,218	1.22%	3.86% to	1.80%
2006	0.95 to	2.90	1,318,088	14.62 to	15.18	23,041,761	1.14%	15.88% to	13.60%
2005	0.95 to	2.90	1,458,592	12.61 to	13.36	22,196,589	1.24%	3.60% to	1.57%
2004	0.95 to	2.90	1,632,039	12.17 to	13.15	24,059,143	0.88%	10.17% to	8.00%
AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class B (ALVSVB)
2008	0.80 to	2.80	934,857	6.22 to	11.08	11,843,636	0.28%	-37.79% to	-37.55	%(a)
2007	0.95 to	2.40	394,975	16.31 to	19.59	7,812,720	0.80%	0.56% to	-0.92%
2006	0.95 to	2.40	436,802	16.22 to	19.77	8,743,128	0.23%	13.12% to	11.47%
2005	0.95 to	2.40	472,597	14.34 to	17.73	8,416,951	0.55%	5.62% to	4.08%
2004	0.95 to	2.70	497,373	13.58 to	16.94	8,511,826	0.09%	17.94% to	15.86%
American Century VP - Balanced Fund - Class I (ACVB)
2008	0.80 to	1.40	2,314,333	16.32 to	17.59	43,388,355	2.68%	-20.97% to	-21.45%
2007	0.80 to	1.40	2,885,081	20.65 to	22.39	68,694,053	2.18%	4.09% to	3.46%
2006	0.80 to	1.40	3,544,356	19.84 to	21.64	81,354,666	1.99%	8.74% to	8.09%
2005	0.80 to	1.40	4,467,709	18.24 to	20.02	94,404,446	1.89%	4.10% to	3.47%
2004	0.80 to	1.40	5,476,571	17.53 to	19.35	111,421,119	1.68%	8.90% to	8.24%
American Century VP - Capital Appreciation Fund - Class I (ACVCA)
2008	0.80 to	1.40	2,882,462	11.93 to	14.27	70,456,060	0.00%	-46.62% to	-46.94%
2007	0.80 to	1.40	3,530,839	22.34 to	26.89	159,958,937	0.00%	44.63% to	43.75%
2006	0.80 to	1.40	3,982,752	15.45 to	18.71	124,686,439	0.00%	16.28% to	15.58%
2005	0.80 to	1.40	4,837,975	13.28 to	16.19	129,211,185	0.00%	21.09% to	20.36%
2004	0.80 to	1.40	5,652,516	10.97 to	13.45	124,449,595	0.00%	6.72% to	6.08%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

American Century VP - Income & Growth Fund - Class I (ACVIG)
2008	0.80 to	1.40	1,902,498	$9.15 to	8.57	$16,446,480	2.09%	-35.11% to	-35.50%
2007	0.80 to	1.40	2,391,422	14.09 to	13.29	32,022,315	1.98%	-0.87% to	-1.47%
2006	0.80 to	1.40	2,937,946	14.22 to	13.49	39,889,470	1.85%	16.15% to	15.45%
2005	0.80 to	1.40	3,657,933	12.24 to	11.69	42,972,046	2.07%	3.80% to	3.17%
2004	0.80 to	1.40	4,654,910	11.79 to	11.33	52,942,168	1.40%	12.09% to	11.41%
American Century VP - Income & Growth Fund - Class II (ACVIG2)
2008	0.95 to	2.85	602,251	9.57 to	7.88	6,525,719	1.80%	-35.35% to	-36.67%
2007	0.95 to	2.85	727,674	14.80 to	12.45	12,216,196	1.71%	-1.38% to	-3.23%
2006	0.95 to	2.85	861,606	15.01 to	12.86	14,784,058	1.57%	15.71% to	13.54%
2005	0.95 to	2.85	974,803	12.97 to	11.33	14,596,589	1.77%	3.53% to	1.59%
2004	0.95 to	2.85	964,870	12.53 to	11.15	14,094,019	1.13%	11.50% to	9.46%
American Century VP - Inflation Protection Fund - Class II (ACVIP2)
2008	0.75 to	3.05	10,709,237	10.07 to	10.32	120,944,215	4.72%	-2.33% to	-4.59%
2007	0.80 to	3.05	6,820,642	11.89 to	10.81	79,613,998	4.31%	8.61% to	6.14%
2006	0.80 to	3.00	6,878,406	10.94 to	10.21	74,548,587	3.41%	0.78% to	-1.45%
2005	0.80 to	3.00	7,317,685	10.86 to	10.36	79,291,554	4.66%	0.75% to	-1.48%
2004	0.80 to	3.00	5,306,858	10.78 to	10.51	57,508,773	3.39%	4.96% to	2.64%
American Century VP - International Fund - Class I (ACVI)
2008	0.80 to	1.40	1,852,745	15.27 to	14.16	26,470,256	0.84%	-45.27% to	-45.60%
2007	0.80 to	1.40	2,292,787	27.90 to	26.02	60,157,680	0.72%	17.11% to	16.40%
2006	0.80 to	1.40	2,905,577	23.82 to	22.36	65,448,602	1.67%	24.03% to	23.28%
2005	0.80 to	1.40	3,664,642	19.21 to	18.13	66,905,080	1.18%	12.35% to	11.67%
2004	0.80 to	1.40	4,655,031	17.10 to	16.24	76,046,364	0.57%	14.00% to	13.32%
American Century VP - International Fund - Class II (ACVI2)
2008	0.95 to	2.15	128,519	11.38 to	12.17	1,624,402	0.67%	-45.42% to	-46.09%
2007	0.95 to	2.15	152,551	20.85 to	22.58	3,551,239	0.56%	16.79% to	15.37%
2006	0.95 to	2.15	167,745	17.86 to	19.57	3,361,447	1.45%	23.56% to	22.07%
2005	0.95 to	2.15	187,627	14.45 to	16.03	3,059,229	1.01%	12.03% to	10.68%
2004	0.95 to	2.15	218,350	12.90 to	14.48	3,195,978	0.49%	13.68% to	12.31%
American Century VP - International Fund - Class III (ACVI3)
2008	0.80 to	1.40	1,568,771	10.15 to	9.75	15,380,530	0.83%	-45.27% to	-45.60%
2007	0.80 to	1.40	1,893,113	18.55 to	17.92	34,085,680	0.70%	17.11% to	16.40%
2006	0.80 to	1.40	2,121,586	15.84 to	15.40	32,787,298	1.62%	24.03% to	23.28%
2005	0.80 to	1.40	2,307,236	12.77 to	12.49	28,896,626	1.13%	12.20% to	11.52%
2004	0.80 to	1.40	2,469,324	11.38 to	11.20	27,706,844	0.54%	14.16% to	13.47%
American Century VP - International Fund - Class IV (ACVI4)
2008	0.95 to	2.80	943,918	9.95 to	9.11	9,133,453	0.68%	-45.47% to	-46.50%
2007	0.95 to	2.80	1,081,252	18.24 to	17.03	19,305,697	0.42%	16.77% to	14.58%
2006	0.95 to	2.65	741,894	15.62 to	14.92	11,421,722	1.45%	23.68% to	21.57%
2005	0.95 to	2.65	771,337	12.63 to	12.27	9,654,221	0.89%	11.90% to	9.99%
2004	0.95 to	2.30	493,520	11.29 to	11.19	5,550,929	0.00%	12.89% to	11.87	%(a) (b)
American Century VP - Mid Cap Value Fund - Class I (ACVMV1)
2008	0.80 to	1.40	566,200	8.07 to	7.94	4,504,507	0.09%	-24.95% to	-25.41%
2007	0.80 to	1.40	544,568	10.75 to	10.64	5,803,553	0.95%	-3.09% to	-3.68%
2006	0.80 to	1.40	299,448	11.09 to	11.05	3,310,661	1.20%	10.94% to	10.50	%(a) (b)
American Century VP - Mid Cap Value Fund - Class II (ACVMV2)
2008	0.75 to	2.90	2,949,866	7.51 to	8.99	27,697,339	0.09%	-25.08% to	-26.70%
2007	1.10 to	2.90	2,191,006	12.88 to	12.26	27,830,212	0.66%	-3.50% to	-5.27%
2006	1.10 to	2.90	1,253,439	13.35 to	12.95	16,593,330	0.67%	18.91% to	16.75%
2005	1.15 to	2.90	483,218	11.22 to	11.09	5,404,126	1.28%	12.21% to	10.89	%(a) (b)
American Century VP - Ultra(R) Fund - Class I (ACVU1)
2008	0.80 to	1.40	259,464	7.37 to	7.08	1,847,004	0.00%	-41.95% to	-42.30%
2007	0.80 to	1.40	371,822	12.70 to	12.27	4,581,136	0.00%	20.04% to	19.31%
2006	0.80 to	1.40	423,522	10.58 to	10.28	4,369,846	0.00%	-4.05% to	-4.63%
2005	0.80 to	1.40	704,273	11.02 to	10.78	7,610,398	0.00%	1.35% to	0.74%
2004	0.80 to	1.40	671,844	10.88 to	10.70	7,201,616	0.00%	9.79% to	9.13%
American Century VP - Ultra(R) Fund - Class II (ACVU2)
2008	0.95 to	2.90	868,516	7.82 to	7.74	7,868,731	0.00%	-42.20% to	-43.34%
2007	0.95 to	2.90	1,079,627	13.53 to	13.65	17,056,680	0.00%	19.69% to	17.32%
2006	0.95 to	2.90	1,132,582	11.31 to	11.64	15,069,024	0.00%	-4.30% to	-6.18%
2005	0.95 to	2.90	1,111,532	11.82 to	12.40	15,585,166	0.00%	1.01% to	-0.97%
2004	0.95 to	2.85	833,172	11.70 to	12.54	11,612,690	0.00%	9.54% to	7.44%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

American Century VP - Value Fund - Class I (ACVV)
2008	0.80 to	1.40	3,763,741	$17.94 to	16.68	$63,351,622	2.53%	-27.36% to	-27.80%
2007	0.80 to	1.40	4,831,480	24.70 to	23.10	112,542,386	1.78%	-5.90% to	-6.47%
2006	0.80 to	1.40	6,165,160	26.25 to	24.70	153,403,265	1.35%	17.71% to	17.00%
2005	0.80 to	1.40	7,260,905	22.30 to	21.11	154,247,554	0.93%	4.20% to	3.57%
2004	0.80 to	1.40	8,834,706	21.40 to	20.39	181,034,811	1.06%	13.42% to	12.73%
American Century VP - Value Fund - Class II (ACVV2)
2008	0.75 to	2.95	5,916,904	7.31 to	10.41	72,299,440	2.22%	-27.35% to	-28.97%
2007	0.95 to	2.95	5,881,576	14.49 to	14.65	99,951,941	1.51%	-6.21% to	-8.12%
2006	0.95 to	2.95	5,699,037	15.45 to	15.95	104,054,486	1.05%	17.34% to	14.98%
2005	0.95 to	2.95	4,664,738	13.16 to	13.87	73,014,202	0.59%	3.86% to	1.77%
2004	0.95 to	2.80	2,735,693	12.67 to	13.66	41,571,673	0.53%	13.09% to	10.98%
American Century VP - Vista(SM) Fund - Class I (ACVVS1)
2008	0.80 to	1.40	560,487	6.77 to	6.66	3,740,623	0.00%	-49.04% to	-49.34%
2007	0.80 to	1.40	951,361	13.28 to	13.14	12,519,496	0.00%	38.65% to	37.81%
2006	1.30 to	1.40	15,762	9.54 to	9.54	150,403	0.00%	-4.56% to	-4.63	%(a) (b)
American Century VP - Vista(SM) Fund - Class II (ACVVS2)
2008	0.95 to	2.80	1,499,857	6.31 to	8.04	12,523,097	0.00%	-49.20% to	-50.15%
2007	0.95 to	2.80	2,291,468	12.42 to	16.13	37,937,432	0.00%	24.25% to	35.61	%(a)
2006	1.10 to	2.90	242,388	12.25 to	11.88	2,936,912	0.00%	7.68% to	5.73%
2005	1.10 to	2.90	106,490	11.37 to	11.23	1,205,764	0.00%	13.72% to	12.35	%(a) (b)
American Funds IS - Growth Fund - Class 1 (AFGF)
2008	1.30		185,887	47.67		8,860,655	1.05%	-44.56%
2007	1.30		204,499	85.98		17,582,665	0.98%	11.17%
2006	1.30		243,531	77.34		18,835,011	0.92%	9.05%
2005	1.30		304,890	70.93		21,624,645	0.86%	14.99%
2004	1.30		328,214	61.68		20,244,087	0.35%	11.28%
American Funds IS - High Income Bond Fund - Class 1 (AFHY)
2008	1.30		42,363	30.60		1,296,441	5.45%	-24.74%
2007	1.30		35,586	40.66		1,446,977	10.75%	0.29%
2006	1.30		35,506	40.54		1,439,550	4.68%	9.45%
2005	1.30		51,290	37.04		1,899,949	5.71%	1.13%
2004	1.30		56,446	36.63		2,067,573	5.70%	8.40%
American Funds IS - U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)
2008	1.30		48,345	31.42		1,519,125	3.08%	6.44%
2007	1.30		49,215	29.52		1,452,853	7.14%	5.43%
2006	1.30		62,699	28.00		1,755,517	3.68%	2.60%
2005	1.30		88,729	27.29		2,421,277	3.90%	1.37%
2004	1.30		91,982	26.92		2,476,082	4.87%	2.24%
Charles Schwab Money Market Portfolio (CHSMM)
2008	0.75 to	1.85	2,367,841	10.18 to	10.52	25,748,263	2.08%	1.35% to	0.23%
2007	0.95 to	1.85	2,030,093	10.92 to	10.50	22,118,985	4.51%	3.74% to	2.79%
2006	0.95 to	1.85	1,650,023	10.53 to	10.21	17,343,382	4.15%	3.61% to	2.67%
2005	0.95 to	1.90	1,114,003	10.16 to	9.94	11,301,111	3.00%	1.77% to	0.80%
2004	0.95 to	1.85	438,727	9.98 to	9.86	4,373,727	0.96%	-0.06% to	-0.96%
Credit Suisse Trust - Global Small Cap Portfolio (WVCP)
2008	0.80 to	1.40	184,626	8.13 to	7.56	1,407,276	1.73%	-47.18% to	-47.50%
2007	0.80 to	1.40	219,613	15.39 to	14.39	3,186,083	0.00%	-4.73% to	-5.31%
2006	0.80 to	1.40	285,608	16.15 to	15.20	4,372,655	0.00%	12.30% to	11.62%
2005	0.80 to	1.40	377,164	14.38 to	13.62	5,168,448	0.00%	15.22% to	14.52%
2004	0.80 to	1.40	509,005	12.48 to	11.89	6,084,949	0.00%	17.05% to	16.34%
Credit Suisse Trust - International Focus Portfolio (WIEP)
2008	0.80 to	1.40	1,761,884	10.95 to	10.40	18,463,105	1.68%	-41.51% to	-41.86%
2007	0.80 to	1.40	2,123,568	18.72 to	17.89	38,252,943	1.05%	15.66% to	14.96%
2006	0.80 to	1.40	2,629,775	16.18 to	15.57	41,181,190	0.99%	17.71% to	17.00%
2005	0.80 to	1.40	3,268,498	13.75 to	13.30	43,719,660	0.84%	16.50% to	15.80%
2004	0.80 to	1.40	4,168,927	11.80 to	11.49	48,123,003	0.93%	13.82% to	13.14%
Credit Suisse Trust - Small Cap Core I Portfolio (WSCP)
2008	0.80 to	1.40	2,973,366	10.80 to	11.11	33,357,355	0.08%	-35.12% to	-35.52%
2007	0.80 to	1.40	3,619,869	16.65 to	17.24	62,919,860	0.00%	-1.63% to	-2.23%
2006	0.80 to	1.40	4,550,318	16.92 to	17.63	80,816,137	0.00%	3.93% to	3.30%
2005	0.80 to	1.40	5,728,799	16.28 to	17.07	98,399,267	0.00%	-3.46% to	-4.04%
2004	0.80 to	1.40	7,254,068	16.86 to	17.78	129,733,218	0.00%	9.98% to	9.32%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Dreyfus IP - Small Cap S tock Index Portfolio - Service Class (DVSCS)
2008	0.80 to	2.80	2,849,922	$10.29 to	11.82	$34,819,726	0.81%	-31.47% to	-32.85%
2007	0.80 to	2.70	2,789,752	15.01 to	19.17	49,316,620	0.40%	-1.45% to	-3.35%
2006	0.80 to	2.50	3,003,653	15.23 to	20.00	53,124,303	0.42%	13.50% to	11.56%
2005	0.80 to	2.50	3,454,461	13.42 to	17.92	52,798,571	0.00%	6.38% to	4.56%
2004	0.80 to	2.70	3,662,793	12.62 to	17.08	50,846,240	0.46%	20.91% to	18.60%
Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)
2008	0.80 to	1.40	11,829,308	16.87 to	19.97	239,007,065	2.04%	-37.64% to	-38.02%
2007	0.80 to	1.40	14,260,866	27.05 to	32.22	464,467,374	1.71%	4.41% to	3.77%
2006	0.80 to	1.40	17,471,027	25.91 to	31.05	547,761,774	1.59%	14.58% to	13.89%
2005	0.80 to	1.40	21,479,216	22.61 to	27.26	590,648,682	1.54%	3.86% to	3.23%
2004	0.80 to	1.40	27,047,637	21.77 to	26.41	719,718,796	1.71%	9.76% to	9.09%
Dreyfus Stock Index Fund, Inc. - Service Class (DSIFS)
2008	0.95 to	2.85	6,903,789	9.20 to	9.08	73,597,957	1.77%	-37.92% to	-39.11%
2007	0.95 to	2.90	7,232,672	14.82 to	14.87	124,891,794	1.53%	3.99% to	1.93%
2006	0.95 to	2.90	7,034,417	14.25 to	14.59	117,546,992	1.41%	14.11% to	11.87%
2005	0.95 to	3.00	6,341,787	12.49 to	13.00	93,210,382	1.41%	3.44% to	1.31%
2004	0.95 to	3.00	5,049,202	12.07 to	12.84	72,127,749	1.74%	9.30% to	7.04%
Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)
2008	0.80 to	1.40	2,251,894	11.90 to	11.10	25,206,414	2.03%	-30.12% to	-30.54%
2007	0.80 to	1.40	2,667,862	17.02 to	15.98	42,947,989	1.61%	6.27% to	5.62%
2006	0.80 to	1.40	3,227,567	16.02 to	15.12	49,149,665	1.58%	15.55% to	14.85%
2005	0.80 to	1.40	4,029,605	13.86 to	13.17	53,378,443	0.02%	3.55% to	2.92%
2004	0.80 to	1.40	4,990,800	13.39 to	12.79	64,177,831	1.53%	4.21% to	3.58%
Dreyfus VIF - Appreciation Portfolio - Service Class (DCAPS)
2008	0.75 to	3.00	1,678,407	7.12 to	9.45	18,482,018	1.65%	-30.25% to	-31.83%
2007	0.95 to	3.00	1,388,567	14.34 to	13.87	22,154,594	1.41%	5.83% to	3.63%
2006	0.95 to	3.00	1,641,093	13.55 to	13.38	24,926,948	1.35%	15.11% to	12.73%
2005	0.95 to	3.00	1,814,647	11.77 to	11.87	24,136,811	0.00%	3.13% to	1.00%
2004	0.95 to	2.85	1,357,385	11.42 to	11.78	17,648,287	2.09%	3.80% to	1.81%
Dreyfus VIF - Developing Leaders Portfolio - Service Class (DVDLS)
2008	0.95 to	2.40	145,489	6.85 to	8.11	1,231,064	0.56%	-38.36% to	-39.27%
2007	0.95 to	2.40	189,656	11.12 to	13.35	2,613,330	0.53%	-12.13% to	-13.42%
2006	0.95 to	2.40	278,075	12.65 to	15.42	4,374,516	0.17%	2.54% to	1.04%
2005	0.95 to	2.40	339,465	12.34 to	15.26	5,241,910	0.00%	4.56% to	3.03%
2004	0.95 to	2.40	327,297	11.80 to	14.81	4,907,676	0.00%	9.99% to	8.38%
Dreyfus VIF - Growth and Income Portfolio - Initial Class (DGI)
2008	0.80 to	1.40	1,549,201	9.69 to	9.01	14,086,099	0.63%	-40.89% to	-41.25%
2007	0.80 to	1.40	1,896,207	16.40 to	15.34	29,317,204	0.75%	7.57% to	6.92%
2006	0.80 to	1.40	2,372,008	15.25 to	14.35	34,268,064	0.76%	13.60% to	12.91%
2005	0.80 to	1.40	2,832,165	13.42 to	12.71	36,194,164	1.29%	2.53% to	1.91%
2004	0.80 to	1.40	3,540,729	13.09 to	12.47	44,355,941	1.18%	6.61% to	5.96%
Federated IS - American Leaders Fund II - Service Class (FALFS)
2008	0.95 to	2.75	95,239	8.54 to	8.54	900,294	1.53%	-34.59% to	-35.78%
2007	0.95 to	2.75	123,768	13.06 to	13.30	1,796,271	1.29%	-10.72% to	-12.36%
2006	0.95 to	2.75	147,270	14.63 to	15.17	2,411,405	1.22%	15.38% to	13.29%
2005	0.95 to	2.75	177,529	12.68 to	13.39	2,536,537	1.27%	3.78% to	1.90%
2004	1.15 to	2.75	191,712	14.45 to	13.14	2,665,097	1.22%	8.24% to	6.49%
Federated IS - Capital Appreciation Fund II - Service Class (FCA2S)
2008	0.95 to	2.55	173,986	10.15 to	10.97	1,971,709	0.02%	-30.34% to	-31.46%
2007	0.95 to	3.15	192,944	14.57 to	14.35	3,164,519	0.55%	8.59% to	6.17%
2006	0.95 to	3.15	212,094	13.42 to	13.52	3,225,966	0.53%	14.69% to	12.15%
2005	1.05 to	3.15	236,710	11.67 to	12.06	3,170,136	0.84%	0.63% to	-1.50%
2004	1.05 to	3.15	262,174	11.60 to	12.24	3,512,976	0.53%	5.99% to	3.74%
Federated IS - Market Opportunity Fund II - Service Class (FVMOS)
2008	0.80 to	2.80	918,459	9.94 to	9.41	8,951,034	1.07%	-1.66% to	-3.64%
2007	0.80 to	2.35	295,662	10.10 to	9.84	2,944,941	1.37%	-2.28% to	-3.81%
2006	1.15 to	2.30	326,855	10.32 to	10.24	3,358,443	0.00%	3.16% to	2.37	%(a) (b)
Federated IS - Quality Bond Fund II - Primary Class (FQB)
2008	0.80 to	1.40	1,061,286	11.42 to	10.97	11,701,500	5.61%	-8.03% to	-8.59%
2007	0.80 to	1.40	1,330,368	12.42 to	12.00	16,034,879	4.53%	4.54% to	3.90%
2006	0.80 to	1.40	1,361,037	11.88 to	11.55	15,768,662	4.34%	3.32% to	2.70%
2005	0.80 to	1.40	1,866,157	11.50 to	11.25	21,031,569	3.80%	0.49% to	-0.12%
2004	0.80 to	1.40	2,208,926	11.44 to	11.26	24,906,332	4.23%	2.79% to	2.17%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Federated IS - Quality Bond Fund II - Service Class (FQBS)
2008	0.95 to	2.95	4,844,381	$10.31 to	9.04	$48,257,499	4.88%	-8.43% to	-10.28%
2007	0.95 to	2.95	5,168,222	11.26 to	10.07	56,663,144	4.31%	4.14% to	2.02%
2006	0.95 to	2.95	4,875,943	10.81 to	9.88	51,727,060	3.80%	2.94% to	0.86%
2005	0.95 to	2.95	4,648,453	10.51 to	9.79	48,245,065	3.29%	0.03% to	-1.98%
2004	0.95 to	2.85	3,548,586	10.50 to	10.78	37,072,244	3.23%	2.34% to	0.39%
Fidelity(R) VIP - Equity-Income Portfolio - Initial Class (FEIP)
2008	0.80 to	1.40	13,248,157	15.48 to	19.11	363,508,408	2.28%	-43.11% to	-43.46%
2007	0.80 to	1.40	16,421,321	27.21 to	33.80	788,830,764	1.74%	0.71% to	0.10%
2006	0.80 to	1.40	19,837,866	27.02 to	33.76	941,295,561	3.26%	19.23% to	18.52%
2005	0.80 to	1.40	24,111,620	22.66 to	28.49	951,276,572	1.68%	5.02% to	4.39%
2004	0.80 to	1.40	29,628,395	21.58 to	27.29	1,103,365,925	1.58%	10.64% to	9.97%
Fidelity(R) VIP - Equity-Income Portfolio - Service Class 2 (FEI2)
2008	0.95 to	2.95	9,142,932	5.37 to	8.75	93,902,730	2.22%	-43.36% to	-44.50%
2007	0.95 to	2.95	9,650,205	9.48 to	15.76	176,168,699	1.71%	-5.21% to	-1.73	%(a)
2006	1.10 to	2.95	9,285,688	18.74 to	16.04	170,040,794	2.92%	18.61% to	16.40%
2005	1.10 to	2.95	8,101,371	15.80 to	13.78	125,643,989	1.28%	4.41% to	2.47%
2004	1.10 to	2.95	6,134,314	15.13 to	13.45	91,285,573	0.82%	10.01% to	7.95%
Fidelity(R) VIP - Growth Portfolio - Initial Class (FGP)
2008	0.80 to	1.40	10,315,116	12.59 to	16.23	326,253,847	0.76%	-47.59% to	-47.91%
2007	0.80 to	1.40	12,473,199	24.02 to	31.16	745,751,636	0.84%	25.94% to	25.18%
2006	0.80 to	1.40	15,379,782	19.07 to	24.89	723,221,795	0.41%	6.00% to	5.36%
2005	0.80 to	1.40	19,493,494	17.99 to	23.63	851,535,193	0.51%	4.95% to	4.32%
2004	0.80 to	1.40	24,907,685	17.14 to	22.65	1,021,303,176	0.28%	2.55% to	1.93%
Fidelity(R) VIP - Growth Portfolio - Service Class 2 (FG2)
2008	0.85 to	3.00	3,750,535	5.40 to	8.19	36,441,386	0.53%	-47.76% to	-48.89%
2007	0.95 to	3.00	4,763,730	11.90 to	16.02	89,331,698	0.32%	19.02% to	22.84	%(a)
2006	1.10 to	3.00	3,396,781	15.59 to	13.04	51,229,656	0.16%	5.40% to	3.38%
2005	1.10 to	3.00	3,421,593	14.79 to	12.61	49,127,180	0.25%	4.35% to	2.35%
2004	1.10 to	2.85	3,015,154	14.17 to	12.36	41,622,162	0.09%	1.99% to	0.18%
Fidelity(R) VIP - High Income Portfolio - Initial Class (FHIP)
2008	0.80 to	1.40	3,333,874	11.05 to	11.77	56,114,072	7.80%	-25.59% to	-26.04%
2007	0.80 to	1.40	4,420,785	14.84 to	15.91	100,020,943	6.64%	1.96% to	1.34%
2006	0.80 to	1.40	7,076,863	14.56 to	15.70	153,544,649	7.13%	10.35% to	9.68%
2005	0.80 to	1.40	8,818,397	13.19 to	14.31	171,137,153	14.50%	1.88% to	1.27%
2004	0.80 to	1.40	12,101,014	12.95 to	14.13	228,193,033	8.17%	8.72% to	8.06%
Fidelity(R) VIP - High Income Portfolio - Initial Class R (FHIPR)
2008	0.80 to	1.40	1,960,090	7.33 to	7.26	14,240,462	8.85%	-25.48% to	-25.94%
2007	0.80 to	1.40	1,244,598	9.84 to	9.80	12,199,909	16.76%	-1.62% to	-2.02	%(a) (b)
Fidelity(R) VIP - Overseas Portfolio - Initial Class (FOP)
2008	0.80 to	1.40	3,742,007	14.72 to	14.79	68,743,113	2.41%	-44.26% to	-44.59%
2007	0.80 to	1.40	4,559,645	26.41 to	26.69	150,451,052	3.32%	16.37% to	15.66%
2006	0.80 to	1.40	5,556,872	22.70 to	23.07	158,028,879	0.90%	17.14% to	16.43%
2005	0.80 to	1.40	6,764,235	19.38 to	19.82	164,441,055	0.66%	18.10% to	17.38%
2004	0.80 to	1.40	8,332,810	16.41 to	16.88	172,049,779	1.18%	12.73% to	12.05%
Fidelity(R) VIP - Overseas Portfolio - Initial Class R (FOPR)
2008	0.80 to	1.40	3,203,770	11.16 to	10.72	34,538,550	2.39%	-44.26% to	-44.60%
2007	0.80 to	1.40	3,885,215	20.03 to	19.35	75,531,894	3.35%	16.41% to	15.70%
2006	0.80 to	1.40	4,321,249	17.20 to	16.72	72,538,615	0.89%	17.08% to	16.37%
2005	0.80 to	1.40	4,309,892	14.69 to	14.37	62,111,628	0.64%	18.16% to	17.45%
2004	0.80 to	1.40	4,483,379	12.44 to	12.24	54,961,518	1.04%	12.68% to	12.00%
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 (FO2)
2008	1.10 to	2.30	286,835	14.61 to	13.60	4,029,619	2.20%	-44.58% to	-45.25%
2007	1.10 to	2.30	341,789	26.35 to	24.83	8,701,501	2.94%	15.76% to	14.35%
2006	1.10 to	2.30	395,811	22.77 to	21.72	8,723,911	0.71%	16.48% to	15.07%
2005	1.10 to	2.30	445,790	19.55 to	18.87	8,474,142	0.53%	17.48% to	16.06%
2004	1.10 to	2.35	579,313	16.64 to	16.25	9,439,417	1.00%	12.07% to	10.65%
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 R (FO2R)
2008	0.95 to	2.85	3,739,265	5.90 to	8.93	35,540,446	2.29%	-44.48% to	-45.55%
2007	0.95 to	2.80	4,158,503	10.63 to	16.43	71,506,434	3.02%	6.30% to	13.77	%(a)
2006	1.10 to	2.65	3,262,947	15.12 to	14.50	48,966,115	0.68%	16.52% to	14.70%
2005	1.10 to	2.75	2,671,311	12.98 to	12.62	34,592,870	0.39%	17.44% to	15.49%
2004	1.10 to	2.75	1,455,683	11.05 to	10.93	16,113,454	0.00%	10.51% to	9.29	%(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Fidelity(R) VIP II - Asset Manager Portfolio - Initial Class (FAMP)
2008	0.80 to	1.40	6,966,315	$16.13 to	15.62	$160,712,631	2.43%	-29.29% to	-29.72%
2007	0.80 to	1.40	8,375,163	22.81 to	22.23	272,815,879	6.05%	14.58% to	13.88%
2006	0.80 to	1.40	10,118,900	19.91 to	19.52	286,791,929	2.82%	6.46% to	5.82%
2005	0.80 to	1.40	12,409,816	18.70 to	18.45	329,413,384	2.78%	3.21% to	2.59%
2004	0.80 to	1.40	15,144,673	18.12 to	17.98	387,934,534	2.80%	4.63% to	3.99%
Fidelity(R) VIP II - Contrafund(R) Portfolio - Initial Class (FCP)
2008	0.80 to	1.40	15,111,468	21.76 to	21.80	332,663,039	0.91%	-42.97% to	-43.32%
2007	0.80 to	1.40	18,212,023	38.16 to	38.47	706,656,295	0.90%	16.65% to	15.94%
2006	0.80 to	1.40	21,578,263	32.72 to	33.18	721,451,899	1.27%	10.83% to	10.16%
2005	0.80 to	1.40	24,802,463	29.52 to	30.12	752,002,828	0.29%	16.00% to	15.31%
2004	0.80 to	1.40	27,634,632	25.45 to	26.12	725,941,419	0.34%	14.55% to	13.86%
Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class 2 (FC2)
2008	0.95 to	3.10	16,338,369	6.29 to	10.54	201,905,123	0.73%	-43.24% to	-44.47%
2007	0.95 to	3.10	18,440,700	11.09 to	18.97	404,049,775	0.79%	10.88% to	13.65	%(a)
2006	1.10 to	3.10	16,826,492	19.42 to	16.70	319,679,085	1.04%	10.21% to	7.99%
2005	1.10 to	3.10	13,262,039	17.62 to	15.46	229,643,763	0.09%	15.37% to	13.04%
2004	1.10 to	3.10	7,550,491	15.28 to	13.68	113,908,694	0.10%	13.89% to	11.59%
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)
2008	0.80 to	1.40	1,760,865	10.92 to	10.55	18,661,455	4.21%	-4.12% to	-4.70%
2007	0.80 to	1.40	1,827,483	11.39 to	11.07	20,308,029	3.93%	3.37% to	2.74%
2006	0.80 to	1.40	1,663,367	11.02 to	10.78	17,973,250	3.75%	3.47% to	2.84%
2005	0.80 to	1.40	1,541,808	10.65 to	10.48	16,185,460	3.17%	1.27% to	0.65%
2004	0.80 to	1.40	1,079,916	10.52 to	10.41	11,254,188	2.96%	3.48% to	2.86%
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)
2008	0.65 to	3.25	38,795,425	9.64 to	9.40	405,358,697	3.91%	-4.09% to	-6.60%
2007	0.95 to	3.25	39,988,032	10.15 to	10.06	440,398,413	2.72%	1.47% to	0.68	%(a)
2006	1.10 to	3.25	17,350,200	11.06 to	10.00	187,123,591	2.12%	2.99% to	0.76%
2005	1.10 to	2.90	6,089,737	10.74 to	10.02	64,530,741	2.84%	0.78% to	-1.05%
2004	1.10 to	2.85	3,702,374	10.65 to	10.52	39,157,892	2.31%	3.04% to	1.24%
Fidelity(R) VIP III - Growth Opportunities Portfolio - Initial Class (FGOP)
2008	0.80 to	1.40	1,893,306	6.40 to	5.97	11,404,425	0.37%	-55.38% to	-55.65%
2007	0.80 to	1.40	2,355,583	14.35 to	13.47	31,965,894	0.00%	22.19% to	21.45%
2006	0.80 to	1.40	2,712,499	11.75 to	11.09	30,268,618	0.72%	4.61% to	3.98%
2005	0.80 to	1.40	3,577,040	11.23 to	10.67	38,352,113	0.93%	8.02% to	7.37%
2004	0.80 to	1.40	4,326,389	10.39 to	9.93	43,162,018	0.56%	6.33% to	5.69%
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)
2008	0.80 to	1.40	2,030,889	6.80 to	6.69	13,616,500	0.35%	-39.99% to	-40.36%
2007	0.80 to	1.40	1,880,661	11.33 to	11.22	21,120,448	0.77%	14.56% to	13.86%
2006	0.80 to	1.40	1,041,179	9.89 to	9.85	10,260,773	0.00%	-1.10% to	-1.50	%(a) (b)
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class 2 (FMC2)
2008	0.75 to	3.10	8,779,121	6.19 to	13.55	132,721,800	0.24%	-40.06% to	-41.48%
2007	0.95 to	3.10	8,968,155	10.66 to	23.16	228,696,376	0.50%	6.62% to	11.74	%(a)
2006	1.10 to	3.10	8,219,016	23.02 to	20.73	184,744,089	0.17%	11.17% to	8.93%
2005	1.10 to	3.10	7,193,078	20.70 to	19.03	146,085,937	0.00%	16.72% to	14.37%
2004	1.10 to	3.10	3,994,345	17.74 to	16.64	69,828,007	0.00%	23.29% to	20.79%
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)
2008	0.80 to	1.40	634,932	7.87 to	7.55	4,824,772	0.60%	-51.57% to	-51.86%
2007	0.80 to	1.40	841,048	16.24 to	15.69	13,262,544	0.93%	4.75% to	4.11%
2006	0.80 to	1.40	959,780	15.50 to	15.07	14,522,707	0.54%	15.27% to	14.58%
2005	0.80 to	1.40	1,313,761	13.45 to	13.15	17,327,837	0.00%	1.74% to	1.12%
2004	0.80 to	1.40	1,973,235	13.22 to	13.01	25,716,534	0.00%	13.08% to	12.39%
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class 2 (FVSS2)
2008	1.10 to	3.10	844,676	10.98 to	8.68	8,862,131	0.49%	-51.82% to	-52.80%
2007	1.10 to	3.10	1,045,050	22.79 to	18.38	22,900,224	0.63%	4.28% to	2.15%
2006	1.10 to	3.10	1,184,531	21.85 to	18.00	25,032,411	0.35%	14.74% to	12.42%
2005	1.10 to	3.10	1,244,308	19.04 to	16.01	23,050,709	0.00%	1.30% to	-0.74%
2004	1.10 to	3.10	1,160,567	18.80 to	16.13	21,344,299	0.00%	12.59% to	10.31%
Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)
2008	0.75 to	2.80	5,594,487	5.08 to	9.43	54,788,140	0.00%	-54.75% to	-55.69%
2007	0.80 to	2.80	5,413,172	13.59 to	21.28	118,510,583	0.13%	44.47% to	41.54%
2006	0.80 to	2.80	2,923,524	9.41 to	15.03	44,870,467	0.90%	-5.92% to	13.36	%(a)
2005	1.10 to	2.75	1,080,443	13.42 to	13.27	14,439,718	0.70%	34.16% to	32.67	%(a) (b)
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)
2008	0.80 to	1.40	534,668	8.45 to	8.31	4,453,816	2.86%	-25.68% to	-26.13%
2007	0.80 to	1.40	450,333	11.37 to	11.25	5,074,439	3.44%	7.77% to	7.12%
2006	1.30 to	1.40	162,866	10.51 to	10.51	1,711,515	3.28%	5.13% to	5.05	%(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)
2008	1.10 to	2.70	4,645,289	$9.22 to	8.68	$41,630,317	2.85%	-25.99% to	-27.19%
2007	1.10 to	2.70	3,748,220	12.45 to	11.92	45,656,435	2.62%	7.22% to	5.48%
2006	1.10 to	2.70	2,744,382	11.62 to	11.30	31,383,195	2.38%	8.38% to	6.63%
2005	1.15 to	2.70	851,649	10.71 to	10.60	9,071,545	0.85%	7.14% to	6.02	%(a) (b)
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)
2008	0.80 to	1.40	715,854	7.71 to	7.58	5,443,001	2.80%	-33.25% to	-33.65%
2007	0.80 to	1.40	521,510	11.55 to	11.43	5,970,926	3.23%	9.28% to	8.62%
2006	1.30 to	1.40	138,522	10.53 to	10.53	1,458,810	2.86%	5.33% to	5.25	%(a) (b)
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)
2008	1.10 to	2.90	6,972,856	8.80 to	8.23	60,026,433	2.68%	-33.54% to	-34.75%
2007	1.10 to	2.90	5,452,403	13.25 to	12.61	70,902,100	2.44%	8.75% to	6.76%
2006	1.10 to	2.90	3,209,353	12.18 to	11.81	38,598,876	1.89%	10.48% to	8.47%
2005	1.15 to	2.90	1,450,199	11.02 to	10.89	15,908,277	1.01%	10.21% to	8.91	%(a) (b)
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)
2008	0.80 to	1.40	481,061	7.17 to	7.06	3,404,900	2.59%	-38.57% to	-38.94%
2007	0.80 to	1.40	307,780	11.68 to	11.56	3,564,229	3.24%	10.31% to	9.64%
2006	0.80 to	1.40	85,450	10.59 to	10.55	901,603	2.10%	5.88% to	5.46	%(a) (b)
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)
2008	1.10 to	2.70	1,631,753	8.43 to	7.94	13,382,199	2.19%	-38.85% to	-39.84%
2007	1.10 to	2.70	1,398,391	13.78 to	13.20	18,889,628	2.17%	9.85% to	8.07%
2006	1.10 to	2.90	1,094,121	12.55 to	12.17	13,545,883	1.72%	11.69% to	9.66%
2005	1.15 to	2.90	626,404	11.23 to	11.10	6,999,070	0.99%	12.29% to	10.97	%(a) (b)
Financial Investors VIT - First Horizon Core Equity Portfolio (FHGIP)
2005	1.55 to	2.35	56,260	10.89 to	10.68	604,067	1.26%	-4.24% to	-5.02%
2004	1.55 to	2.35	63,802	11.37 to	11.25	720,213	1.40%	3.84% to	3.00%
First Horizon Capital Appreciation Portfolio (FHCAP)
2005	1.55 to	2.30	4,666	11.89 to	11.69	55,110	0.00%	1.46% to	0.69%
2004	1.55 to	2.30	4,651	11.72 to	11.60	54,300	0.00%	9.52% to	8.69%
Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)
2008	0.80 to	2.80	2,181,313	6.42 to	9.01	20,523,237	2.72%	-53.05% to	-54.00%
2007	0.80 to	2.80	2,877,413	13.67 to	19.58	57,939,683	1.81%	27.66% to	25.08%
2006	0.80 to	2.80	1,703,817	10.71 to	15.66	27,220,949	1.21%	7.06% to	24.59	%(a)
2005	1.10 to	2.75	588,613	12.71 to	12.57	7,454,753	0.17%	27.11% to	25.70	%(a) (b)
Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)
2008	0.95 to	2.25	358,613	11.85 to	13.32	4,967,042	2.39%	-40.95% to	-41.72%
2007	0.95 to	2.25	462,809	20.06 to	22.86	10,928,425	1.98%	14.35% to	12.85%
2006	0.95 to	2.25	531,179	17.54 to	20.25	11,028,499	1.19%	20.29% to	18.72%
2005	0.95 to	2.25	634,836	14.58 to	17.06	11,022,531	1.12%	9.13% to	7.70%
2004	0.95 to	2.25	759,444	13.36 to	15.84	12,142,293	1.42%	17.40% to	15.86%
Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)
2008	0.65 to	3.25	25,106,259	6.17 to	9.17	247,362,383	2.54%	-40.78% to	-42.33%
2007	0.80 to	3.25	16,511,364	12.48 to	15.91	278,332,427	1.98%	14.52% to	11.67%
2006	0.80 to	3.25	8,716,921	10.89 to	14.24	129,480,230	1.07%	8.94% to	17.53	%(a)
2005	0.95 to	2.90	3,144,611	12.60 to	12.19	39,198,071	1.15%	9.09% to	6.95%
2004	0.95 to	2.70	1,223,594	11.55 to	11.42	14,077,001	0.45%	15.52% to	14.17	%(a) (b)
Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)
2008	0.80 to	2.65	456,888	6.62 to	6.54	3,010,257	3.50%	-33.79% to	-34.62	%(a) (b)
Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)
2008	0.80 to	2.80	5,797,396	12.17 to	11.85	72,143,518	3.87%	5.36% to	3.23%
2007	0.80 to	2.80	4,159,217	11.55 to	11.48	49,473,961	2.64%	10.14% to	7.91%
2006	1.10 to	2.65	1,905,578	10.95 to	10.66	20,725,398	2.53%	11.61% to	9.86%
2005	1.15 to	2.65	501,187	9.81 to	9.71	4,902,407	0.88%	-1.94% to	-2.93	%(a) (b)
Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)
2008	0.80 to	2.95	10,666,736	8.01 to	7.56	83,813,696	5.45%	-30.22% to	-31.73%
2007	0.80 to	2.95	10,613,089	11.48 to	11.07	120,358,043	3.75%	2.92% to	0.68%
2006	0.80 to	2.80	4,753,427	11.16 to	11.01	52,751,296	0.46%	11.57% to	10.07	%(a) (b)
Franklin Templeton VIP - Rising Dividends Securities Fund - Class 2 (FTVRD2)
2008	0.95 to	3.00	6,005,955	9.98 to	9.86	69,210,732	1.80%	-27.79% to	-29.29%
2007	0.95 to	3.00	7,191,142	13.82 to	13.94	115,583,625	2.42%	-3.62% to	-5.62%
2006	0.95 to	3.00	8,485,936	14.33 to	14.78	142,480,300	1.10%	16.01% to	13.62%
2005	0.95 to	3.00	8,398,809	12.36 to	13.00	122,425,253	0.91%	2.45% to	0.33%
2004	0.95 to	2.95	5,740,207	12.06 to	12.97	82,208,252	0.58%	9.94% to	7.72%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)
2008	0.75 to	3.05	3,847,456	$6.89 to	11.52	$51,984,101	1.08%	-33.52% to	-35.06%
2007	0.80 to	3.05	3,336,527	9.87 to	17.74	68,664,008	0.72%	-3.16% to	-5.37%
2006	0.80 to	2.80	3,184,805	10.19 to	18.93	68,147,428	0.58%	1.91% to	13.71	%(a)
2005	0.95 to	2.65	2,432,175	15.07 to	18.19	45,353,134	0.81%	7.74% to	5.89%
2004	0.95 to	2.75	1,537,632	13.98 to	15.75	26,753,540	0.14%	22.57% to	20.35%
Janus Aspen Series - Balanced Portfolio - Service Class (JABS)
2008	0.95 to	2.55	848,549	12.08 to	11.96	10,629,343	2.43%	-16.86% to	-18.20%
2007	0.95 to	2.55	908,896	14.53 to	14.63	13,784,481	2.33%	9.23% to	7.46%
2006	0.95 to	2.55	946,961	13.30 to	13.61	13,298,761	2.03%	9.37% to	7.61%
2005	0.95 to	2.55	889,457	12.16 to	12.65	11,543,065	1.93%	6.64% to	4.92%
2004	0.95 to	2.55	965,605	11.40 to	12.06	11,838,785	2.75%	7.26% to	5.53%
Janus Aspen Series - Forty Portfolio - Service Class (JACAS)
2008	0.80 to	2.85	6,759,021	6.45 to	11.01	62,774,776	0.01%	-44.76% to	-45.90%
2007	0.80 to	2.85	4,763,489	11.67 to	20.36	70,732,848	0.18%	35.54% to	32.72%
2006	0.80 to	2.80	3,715,916	8.61 to	15.37	36,031,995	0.13%	8.25% to	6.07%
2005	0.80 to	2.80	4,486,139	7.95 to	14.49	39,249,662	0.01%	11.66% to	9.41%
2004	0.80 to	2.80	5,056,803	7.12 to	13.24	38,894,723	0.02%	17.02% to	14.67%
Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)
2008	0.80 to	1.40	628,439	2.83 to	2.68	1,696,007	0.09%	-44.42% to	-44.76%
2007	0.80 to	1.40	733,774	5.09 to	4.86	3,581,793	0.31%	20.72% to	19.99%
2006	0.80 to	1.40	957,855	4.22 to	4.05	3,893,993	0.00%	6.97% to	6.32%
2005	0.80 to	1.40	1,331,430	3.94 to	3.81	5,087,677	0.00%	10.66% to	9.99%
2004	0.80 to	1.40	1,940,791	3.56 to	3.46	6,737,842	0.00%	-0.24% to	-0.84%
Janus Aspen Series - Global Technology Portfolio - Service II Class (JAGTS2)
2008	0.80 to	1.40	342,194	8.26 to	7.93	2,732,234	0.09%	-44.35% to	-44.68%
2007	0.80 to	1.40	394,297	14.84 to	14.34	5,684,417	0.33%	20.78% to	20.04%
2006	0.80 to	1.40	411,359	12.29 to	11.94	4,935,597	0.00%	7.08% to	6.43%
2005	0.80 to	1.40	465,574	11.48 to	11.22	5,242,415	0.00%	10.44% to	9.77%
2004	0.80 to	1.40	608,518	10.39 to	10.22	6,234,982	0.00%	0.03% to	-0.58%
Janus Aspen Series - INTECH Risk Managed Core Portfolio - Service Class (JARLCS)
2008	0.80 to	2.60	333,684	6.32 to	10.35	3,604,801	0.69%	-36.75% to	-37.90%
2007	0.80 to	2.60	321,741	10.00 to	16.66	5,521,409	0.50%	-0.03% to	3.36	%(a)
2006	0.95 to	2.50	237,661	15.64 to	16.18	3,888,158	0.15%	9.72% to	8.01%
2005	0.95 to	2.50	177,552	14.26 to	14.98	2,697,907	1.32%	9.86% to	8.15%
2004	0.95 to	2.70	141,265	12.98 to	13.81	1,972,978	2.26%	16.35% to	14.29%
Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)
2008	0.80 to	2.15	711,183	7.97 to	18.03	6,402,172	2.65%	-52.61% to	-53.26%
2007	0.80 to	2.15	879,729	16.81 to	38.58	16,732,189	0.44%	26.99% to	25.25%
2006	0.80 to	2.15	1,090,672	13.24 to	30.80	16,201,270	1.82%	45.46% to	43.49%
2005	0.80 to	2.45	1,379,274	9.10 to	21.28	14,034,749	0.98%	30.89% to	28.72%
2004	0.80 to	2.45	1,822,897	6.95 to	16.53	14,029,437	0.77%	17.74% to	15.78%
Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)
2008	0.65 to	3.25	8,802,005	4.85 to	11.68	113,283,262	2.77%	-52.52% to	-53.77%
2007	0.80 to	3.25	7,719,861	29.56 to	25.27	212,963,970	0.45%	27.04% to	23.89%
2006	0.80 to	3.25	6,010,855	23.27 to	20.40	131,707,793	1.95%	45.53% to	41.94%
2005	0.80 to	2.20	1,666,749	15.99 to	14.63	25,822,972	1.10%	30.96% to	29.12%
2004	0.80 to	2.20	995,810	12.21 to	11.33	11,887,853	0.91%	17.76% to	13.29	%(b)
JPMorgan Series Trust II - Mid Cap Value Portfolio (JPMCVP)
2008	0.80 to	1.40	654,300	9.66 to	9.39	6,164,916	1.13%	-33.74% to	-34.14%
2007	0.80 to	1.40	934,069	14.58 to	14.26	13,355,230	0.93%	1.63% to	1.01%
2006	0.80 to	1.40	1,328,877	14.35 to	14.12	18,795,204	0.59%	15.91% to	15.21%
2005	0.80 to	1.40	2,326,240	12.38 to	12.25	28,535,450	0.22%	8.34% to	7.69%
2004	0.80 to	1.40	837,806	11.42 to	11.38	9,536,123	0.00%	14.23% to	13.78	%(a) (b)
Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)
2008	0.65 to	3.25	38,156,662	8.59 to	8.09	355,647,246	4.55%	-13.99% to	-16.24%
2007	0.80 to	3.25	38,220,042	15.25 to	9.66	424,912,124	3.23%	3.93% to	1.35%
2006	0.80 to	3.25	19,400,879	14.68 to	9.53	224,892,310	3.51%	3.37% to	0.82%
2005	0.80 to	2.75	8,471,408	14.20 to	9.59	116,762,312	2.78%	0.63% to	-1.34%
2004	0.80 to	2.75	8,511,968	14.11 to	9.72	125,688,679	3.65%	-0.03% to	-1.99%
MFS(R) VIT - Investors Growth Stock Series - Service Class (MIGSC)
2008	0.95 to	2.80	1,184,843	8.47 to	8.41	11,622,597	0.30%	-37.58% to	-38.75%
2007	0.95 to	3.15	1,427,758	13.57 to	13.50	22,610,416	0.09%	9.96% to	7.51%
2006	0.95 to	3.15	1,642,788	12.34 to	12.55	23,833,223	0.00%	6.29% to	3.93%
2005	0.95 to	3.15	1,866,912	11.61 to	12.08	25,659,631	0.14%	3.24% to	0.95%
2004	1.10 to	3.15	1,330,865	13.65 to	11.97	17,804,034	0.00%	7.79% to	5.55%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

MFS(R) VIT - Value Series - Service Class (MVFSC)
2008	0.80 to	3.05	5,622,918	$7.91 to	11.04	$71,657,666	1.02%	-33.28% to	-34.80%
2007	0.80 to	3.15	4,556,477	11.85 to	16.86	87,844,770	0.73%	6.73% to	4.19%
2006	0.80 to	3.15	3,466,377	11.10 to	16.18	63,110,866	0.70%	11.02% to	16.72	%(a)
2005	1.10 to	3.15	1,732,243	15.74 to	13.86	26,565,220	0.77%	5.30% to	3.12%
2004	1.10 to	3.15	871,754	14.94 to	13.44	12,731,984	0.38%	13.56% to	11.21%
MTB Large Cap Growth Fund II (VFLG2)
2008	1.15 to	2.35	85,778	7.46 to	7.05	641,766	0.42%	-39.76% to	-40.49%
2007	1.15 to	2.35	90,603	12.39 to	11.85	1,130,341	0.38%	7.89% to	6.58%
2006	1.15 to	2.35	91,381	11.48 to	11.12	1,057,960	0.54%	9.08% to	7.76%
2005	1.15 to	2.35	87,319	10.53 to	10.32	928,731	0.45%	0.85% to	-0.37%
2004	1.15 to	2.35	58,138	10.44 to	10.36	611,643	0.75%	4.37% to	3.58	%(a) (b)
MTB Large Cap Value Fund II (VFLV2)
2008	1.15 to	2.40	105,574	8.62 to	8.13	912,662	1.27%	-40.10% to	-40.86%
2007	1.15 to	2.35	111,241	14.39 to	13.77	1,613,063	1.08%	0.39% to	-0.83%
2006	1.15 to	2.35	100,046	14.34 to	13.89	1,450,895	1.01%	16.26% to	14.85%
2005	1.15 to	2.35	82,930	12.33 to	12.09	1,038,567	0.97%	9.02% to	7.70%
2004	1.15 to	2.35	50,546	11.31 to	11.23	579,510	1.08%	13.12% to	12.26	%(a) (b)
MTB Managed Allocation Fund - Aggressive Growth II (MBVAG2)
2008	1.15 to	1.85	22,130	7.61 to	7.42	166,461	0.45%	-41.31% to	-41.73%
2007	1.15 to	1.85	33,329	12.97 to	12.73	429,215	1.38%	6.46% to	5.70%
2006	1.15 to	1.85	27,147	12.19 to	12.04	329,302	3.32%	13.51% to	12.71%
2005	1.35 to	1.75	11,254	10.72 to	10.69	120,559	1.08%	7.21% to	6.92	%(a) (b)
MTB Managed Allocation Fund - Conservative Growth II (MBVCG2)
2008	1.15 to	1.75	22,506	8.94 to	8.74	198,924	2.65%	-20.62% to	-21.10%
2007	1.15 to	1.75	8,194	11.26 to	11.08	92,000	2.66%	3.94% to	3.30%
2006	1.15 to	1.75	8,142	10.83 to	10.72	88,038	3.85%	5.73% to	5.09%
2005	1.25 to	1.75	3,652	10.24 to	10.20	37,354	3.18%	2.39% to	2.04	%(a) (b)
MTB Managed Allocation Fund - Moderate Growth II (VFMG2)
2008	1.15 to	2.60	567,913	8.95 to	8.36	5,101,299	1.30%	-29.89% to	-30.92%
2007	1.15 to	2.60	651,956	12.76 to	12.10	8,384,121	2.05%	5.65% to	4.10%
2006	1.15 to	2.60	703,592	12.08 to	11.62	8,580,243	2.61%	9.15% to	7.56%
2005	1.15 to	2.60	659,109	11.07 to	10.81	7,392,704	1.78%	2.80% to	1.30%
2004	1.15 to	2.35	396,790	10.77 to	10.68	4,342,283	1.60%	7.65% to	6.84	%(a) (b)
Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)
2008	0.80 to	3.10	81,161,084	7.70 to	7.23	609,557,811	3.17%	-30.34% to	-31.96%
2007	0.80 to	2.95	42,263,897	11.06 to	10.66	460,727,179	2.72%	5.29% to	2.99%
2006	0.80 to	2.70	12,975,664	10.50 to	10.37	135,528,888	3.29%	5.01% to	3.67	%(a) (b)
Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)
2008	0.80 to	3.10	33,032,987	9.57 to	8.99	306,925,600	7.38%	-10.59% to	-12.67%
2007	0.80 to	2.95	12,421,457	10.71 to	10.32	130,936,805	8.10%	2.15% to	-0.07%
2006	1.05 to	2.70	1,749,769	10.47 to	10.35	18,258,647	0.44%	4.65% to	3.49	%(a) (b)
Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)
2008	0.75 to	3.05	6,969,825	6.22 to	7.00	50,870,236	2.90%	-39.10% to	-40.51%
2007	0.80 to	3.05	5,365,947	12.23 to	11.78	64,844,710	2.79%	13.44% to	10.86%
2006	0.80 to	2.50	2,159,481	10.78 to	10.66	23,167,616	0.10%	7.85% to	6.62	%(a) (b)
Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)
2008	0.65 to	3.25	15,955,035	5.63 to	5.92	98,887,216	2.18%	-44.58% to	-46.03%
2007	0.80 to	3.25	11,269,769	11.44 to	10.98	127,268,601	0.71%	11.00% to	8.24%
2006	0.80 to	3.10	4,677,116	10.31 to	10.15	47,960,489	1.16%	3.09% to	1.50	%(a) (b)
Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)
2008	0.80 to	3.10	38,038,535	6.05 to	5.81	225,395,652	3.41%	-38.56% to	-39.99%
2007	0.80 to	2.95	8,176,408	9.84 to	9.70	79,871,976	2.28%	-1.61% to	-3.04	%(a) (b)
Nationwide VIT - Cardinal Aggressive Fund - Class II (NVCRA2)
2008	0.80 to	2.60	688,094	6.38 to	6.30	4,366,517	1.64%	-36.21% to	-36.99	%(a) (b)
Nationwide VIT - Cardinal Balanced Fund - Class II (NVCRB2)
2008	1.10 to	3.10	17,964,614	7.93 to	7.82	141,470,743	1.93%	-20.70% to	-21.77	%(a) (b)
Nationwide VIT - Cardinal Capital Appreciation Fund - Class II (NVCCA2)
2008	0.80 to	2.95	15,353,953	7.22 to	7.12	110,154,375	1.75%	-27.78% to	-28.8	%(a) (b)
Nationwide VIT - Cardinal Conservative Fund - Class II (NVCCN2)
2008	1.10 to	2.95	5,226,256	9.08 to	8.97	47,264,496	2.21%	-9.18% to	-10.32	%(a) (b)
Nationwide VIT - Cardinal Moderate Fund - Class II (NVCMD2)
2008	0.80 to	2.95	13,903,119	7.58 to	7.47	104,822,308	1.77%	-24.19% to	-25.29	%(a) (b)
Nationwide VIT - Cardinal Moderately Aggressive Fund - Class II (NVCMA2)
2008	1.10 to	2.70	14,026,096	6.84 to	6.77	95,660,793	1.72%	-31.56% to	-32.31	%(a) (b)
Nationwide VIT - Cardinal Moderately Conservative Fund - Class II (NVCMC2)
2008	1.10 to	2.95	4,777,489	8.31 to	8.21	39,524,433	1.94%	-16.89% to	-17.93	%(a) (b)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES to FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	total Return***

Nationwide VIT - Core Bond Fund - Class I (NVCBD1)
2008	1.30 to	1.40	42,991	$9.86 to	9.85	$423,815	3.07%	-1.41% to	-1.48	%(a) (b)
Nationwide VIT - Core Bond Fund - Class II (NVCBD2)
2008	1.05 to	2.70	279,918	9.85 to	9.74	2,747,847	3.51%	-1.46% to	-2.56	%(a) (b)
Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)
2008	0.95 to	2.35	833,712	9.45 to	9.73	8,523,732	8.79%	-28.67% to	-29.68%
2007	0.95 to	2.35	1,099,805	13.25 to	13.84	15,862,330	7.26%	2.15% to	0.70%
2006	0.95 to	2.35	1,370,433	12.98 to	13.75	19,466,090	6.92%	9.56% to	8.01%
2005	0.95 to	2.35	1,835,081	11.84 to	12.73	23,862,058	7.21%	1.41% to	-0.02%
2004	0.95 to	2.75	2,793,276	11.68 to	11.69	36,076,240	7.36%	9.05% to	7.07%
Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)
2008	0.80 to	2.75	3,688,239	7.78 to	7.81	30,220,484	8.86%	-28.67% to	-30.08%
2007	0.80 to	2.80	3,534,655	10.90 to	11.15	40,885,129	8.09%	2.34% to	0.26%
2006	0.80 to	2.45	2,697,783	10.65 to	11.19	30,684,739	7.38%	6.54% to	7.90	%(a)
2005	0.95 to	2.35	1,650,804	10.47 to	10.38	17,226,530	8.47%	4.74% to	3.76	%(a) (b)
Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)
2008	0.80 to	1.40	33,579	14.58 to	13.87	468,183	1.15%	-58.10% to	-58.36%
2007	0.80 to	1.40	40,673	34.80 to	33.31	1,361,399	0.67%	44.41% to	43.53%
2006	0.80 to	1.40	52,896	24.10 to	23.21	1,232,735	0.66%	35.63% to	34.81%
2005	0.80 to	1.40	71,734	17.77 to	17.21	1,239,682	0.59%	31.58% to	30.79%
2004	0.80 to	1.40	91,659	13.51 to	13.16	1,210,001	0.79%	19.78% to	19.05%
Nationwide VIT - Gartmore Emerging Markets Fund - Class II (GEM2)
2008	1.10 to	2.45	88,202	21.04 to	19.41	1,800,059	0.82%	-58.39% to	-58.96%
2007	1.10 to	2.45	134,775	50.56 to	47.29	6,651,015	0.42%	43.59% to	41.62%
2006	1.10 to	2.45	171,105	35.22 to	33.39	5,894,605	0.52%	34.82% to	32.99%
2005	1.10 to	2.45	229,328	26.12 to	25.11	5,880,895	0.39%	30.88% to	29.10%
2004	1.10 to	2.45	308,910	19.96 to	19.45	6,083,130	0.89%	19.11% to	17.49%
Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)
2008	0.80 to	1.40	1,827,343	15.93 to	15.30	28,122,168	1.09%	-58.17% to	-58.42%
2007	0.80 to	1.40	2,599,261	38.08 to	36.80	96,119,470	0.68%	44.38% to	43.50%
2006	0.80 to	1.40	2,337,802	26.38 to	25.64	60,183,472	0.78%	35.55% to	34.74%
2005	0.80 to	1.40	2,370,880	19.46 to	19.03	45,251,879	0.50%	31.60% to	30.80%
2004	0.80 to	1.40	1,392,714	14.79 to	14.55	20,303,030	1.15%	19.79% to	19.07%
Nationwide VIT - Gartmore Emerging Markets Fund - Class VI (GEM6)
2008	0.75 to	2.80	2,681,445	4.27 to	11.52	32,388,303	0.99%	-58.18% to	-59.05%
2007	0.95 to	2.80	3,749,821	13.46 to	28.12	109,631,081	0.59%	34.62% to	41.36	%(a)
2006	1.10 to	2.80	2,839,512	20.83 to	19.89	58,358,811	0.62%	35.06% to	32.74%
2005	1.10 to	2.75	1,795,459	15.42 to	15.00	27,469,297	0.51%	31.03% to	28.86%
2004	1.10 to	2.75	690,336	11.77 to	11.64	8,096,434	1.65%	17.71% to	16.41	%(a) (b)
Nationwide VIT - Gartmore Global Utilities Fund - Class II (GVGU2)
2008	1.15 to	2.10	23,118	17.85 to	16.87	404,326	2.63%	-33.94% to	-34.57%
2007	0.95 to	2.10	35,923	25.25 to	25.78	952,362	2.10%	18.91% to	17.53%
2006	0.95 to	2.10	46,958	21.23 to	21.94	1,053,325	2.21%	36.03% to	34.45%
2005	0.95 to	2.10	54,377	15.61 to	16.32	902,655	1.71%	5.18% to	3.96%
2004	0.95 to	2.10	67,201	14.84 to	15.70	1,066,556	1.00%	28.33% to	26.84%
Nationwide VIT - Gartmore Global Utilities Fund - Class III (GVGU)
2008	0.80 to	1.40	340,376	15.73 to	15.10	5,166,421	2.86%	-33.44% to	-33.84%
2007	0.80 to	1.40	549,810	23.63 to	22.83	12,602,303	2.41%	19.42% to	18.70%
2006	0.80 to	1.40	703,436	19.78 to	19.23	13,573,005	2.45%	36.49% to	35.67%
2005	0.80 to	1.40	442,364	14.49 to	14.18	6,284,975	2.27%	5.63% to	4.99%
2004	0.80 to	1.40	578,802	13.72 to	13.50	7,825,622	1.25%	28.91% to	28.13%
Nationwide VIT - Gartmore International Equity Fund - Class I (GIG)
2008	0.80 to	1.40	7,437	8.62 to	8.20	61,400	1.38%	-46.49% to	-46.81%
2007	0.80 to	1.40	7,935	16.11 to	15.42	123,047	0.38%	26.12% to	25.36%
2006	0.80 to	1.40	10,735	12.77 to	12.30	133,086	1.00%	31.90% to	31.11%
2005	0.80 to	1.40	15,486	9.68 to	9.38	146,183	0.96%	29.17% to	28.39%
2004	0.80 to	1.40	15,800	7.50 to	7.31	116,027	0.73%	13.28% to	12.60%
Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3)
2008	0.80 to	1.40	1,123,906	13.65 to	13.11	14,805,125	1.25%	-46.47% to	-46.80%
2007	0.80 to	1.40	1,528,618	25.50 to	24.63	37,816,487	0.44%	26.13% to	25.36%
2006	0.80 to	1.40	1,396,070	20.21 to	19.65	27,532,803	1.27%	31.89% to	31.10%
2005	0.80 to	1.40	847,716	15.33 to	14.99	12,738,956	0.74%	29.14% to	28.36%
2004	0.80 to	1.40	348,335	11.87 to	11.68	4,073,360	1.00%	13.44% to	12.75%
Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)
2008	1.10 to	2.60	510,631	5.47 to	5.41	2,781,264	1.52%	-45.33% to	-45.88	%(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - Gartmore Worldwide Leaders Fund - Class III (GEF3)
2008	0.80 to	1.40	249,753	$11.28 to	10.96	$2,748,870	0.67%	-44.77% to	-45.11%
2007	0.80 to	1.40	376,901	20.42 to	19.97	7,550,213	0.49%	18.98% to	18.25%
2006	0.80 to	1.40	384,266	17.17 to	16.89	6,502,021	0.82%	24.81% to	24.06%
2005	0.80 to	1.40	219,580	13.75 to	13.62	2,992,804	0.44%	18.39% to	17.67%
2004	1.30 to	1.40	19,645	11.58 to	11.57	227,435	0.00%	15.79% to	15.71	%(a) (b)
Nationwide VIT - Global Financial Services Fund - Class II (GVGF2)
2008	0.95 to	2.15	55,720	9.49 to	10.80	623,060	1.65%	-46.85% to	-47.50%
2007	0.95 to	2.15	65,660	17.86 to	20.57	1,389,160	2.84%	-2.35% to	-3.54%
2006	0.95 to	2.30	85,448	18.29 to	21.20	1,862,421	1.63%	18.95% to	17.33%
2005	0.95 to	2.30	91,491	15.38 to	18.07	1,683,814	1.68%	9.74% to	8.25%
2004	0.95 to	2.30	111,302	14.02 to	16.69	1,878,091	1.63%	19.62% to	17.99%
Nationwide VIT - Global Financial Services Fund - Class III (GVGFS)
2008	0.80 to	1.40	212,769	10.01 to	9.61	2,057,788	2.14%	-46.64% to	-46.97%
2007	0.80 to	1.40	168,520	18.76 to	18.13	3,068,547	3.09%	-1.92% to	-2.51%
2006	0.80 to	1.40	230,182	19.13 to	18.59	4,294,613	2.27%	19.38% to	18.66%
2005	0.80 to	1.40	235,707	16.02 to	15.67	3,701,998	1.28%	10.28% to	9.62%
2004	0.80 to	1.40	401,465	14.53 to	14.29	5,747,991	2.12%	20.16% to	19.43%
Nationwide VIT - Government Bond Fund - Class I (GBF)
2008	0.65 to	3.25	51,150,296	10.78 to	10.61	710,154,637	4.30%	7.02% to	4.22%
2007	0.80 to	3.25	42,800,012	18.15 to	10.18	579,531,623	4.58%	6.30% to	3.66%
2006	0.80 to	3.25	21,636,655	17.07 to	9.82	251,897,848	4.10%	2.52% to	-0.01%
2005	0.80 to	2.95	11,094,727	16.65 to	9.90	145,003,624	3.61%	2.44% to	0.23%
2004	0.80 to	2.80	9,699,069	16.26 to	9.90	136,685,517	5.37%	2.44% to	0.37%
Tax qualified
2006	1.30		1,626,743	46.68		75,942,558	4.10%		2.00%
2005	1.30		1,939,292	45.77		88,757,078	3.61%		1.92%
2004	1.30		2,272,676	44.90		102,051,082	5.37%		1.92%
Non-tax qualified
2006	1.30		779,383	46.56		36,288,472	4.10%		2.00%
2005	1.30		967,697	45.65		44,172,372	3.61%		1.92%
2004	1.30		1,096,169	44.78		49,091,808	5.37%		1.92%
Nationwide VIT - Growth Fund - Class I (CAF)
2008	0.80 to	1.40	2,568,010	9.98 to	10.98	31,041,966	0.27%	-39.20% to	-39.57%
2007	0.80 to	1.40	3,094,521	16.41 to	18.16	61,757,970	0.17%	18.58% to	17.86%
2006	0.80 to	1.40	3,637,231	13.84 to	15.41	61,410,149	0.05%	5.32% to	4.69%
2005	0.80 to	1.40	4,490,233	13.14 to	14.72	72,042,518	0.08%	5.65% to	5.01%
2004	0.80 to	1.40	5,607,355	12.44 to	14.02	85,306,314	0.30%	7.29% to	6.64%
Nationwide VIT - Health Sciences Fund - Class II (GVGH2)
2008	0.95 to	2.40	104,433	10.33 to	12.22	1,341,247	0.10%	-26.11% to	-27.19%
2007	0.95 to	2.40	124,698	13.98 to	16.78	2,178,340	0.01%	11.85% to	10.20%
2006	0.95 to	2.40	146,024	12.50 to	15.23	2,295,803	0.00%	1.46% to	-0.02%
2005	0.95 to	2.40	164,699	12.32 to	15.23	2,566,533	0.00%	7.16% to	5.60%
2004	0.95 to	2.40	219,080	11.50 to	14.42	3,205,101	0.00%	6.54% to	4.98%
Nationwide VIT - Health Sciences Fund - Class III (GVGHS)
2008	0.80 to	1.40	425,425	11.01 to	10.57	4,518,907	0.27%	-25.83% to	-26.28%
2007	0.80 to	1.40	476,539	14.84 to	14.34	6,861,700	0.07%	12.32% to	11.63%
2006	0.80 to	1.40	539,659	13.21 to	12.84	6,954,737	0.00%	1.88% to	1.27%
2005	0.80 to	1.40	681,589	12.97 to	12.68	8,666,245	0.00%	7.56% to	6.91%
2004	0.80 to	1.40	753,248	12.06 to	11.86	8,950,781	0.00%	6.98% to	6.33%
Nationwide VIT - Health Sciences Fund - Class VI (GVGH6)
2008	0.95 to	2.60	1,764,395	8.88 to	8.21	15,216,848	0.03%	-26.15% to	-27.38%
2007	0.95 to	2.60	1,289,936	12.03 to	11.31	15,179,536	0.06%	11.90% to	10.02%
2006	0.95 to	2.50	1,150,570	10.75 to	10.31	12,177,962	0.00%	1.45% to	-0.14%
2005	0.95 to	2.75	981,490	10.59 to	10.28	10,290,290	0.00%	7.21% to	5.27%
2004	0.95 to	2.65	506,914	9.88 to	9.77	4,990,392	0.00%	-1.18% to	-2.31	%(a) (b)
Nationwide VIT - International Index Fund - Class VIII (GVIX8)
2008	0.80 to	2.75	996,023	6.68 to	6.33	6,515,309	1.84%	-43.55% to	-44.66%
2007	0.80 to	2.60	994,418	11.83 to	11.48	11,613,924	1.36%	8.51% to	6.53%
2006	0.80 to	2.50	344,723	10.90 to	10.78	3,735,515	1.44%	9.05% to	7.80	%(a) (b)
Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)
2008	0.80 to	3.10	28,976,150	10.00 to	10.31	340,600,981	2.05%	-37.35% to	-38.81%
2007	0.80 to	3.10	31,376,425	15.96 to	16.85	595,372,007	1.99%	5.11% to	2.66%
2006	0.80 to	3.15	31,476,825	15.19 to	16.39	574,617,190	2.05%	15.94% to	13.20%
2005	0.80 to	3.15	28,651,809	13.10 to	14.48	456,283,327	2.09%	7.07% to	4.54%
2004	0.80 to	3.15	15,370,206	12.24 to	13.85	229,534,791	2.08%	13.11% to	10.44%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)
2008	0.65 to	2.90	17,322,335	$9.43 to	10.21	$194,173,796	3.48%	-6.63% to	-8.75%
2007	0.80 to	2.90	12,824,884	12.51 to	11.19	155,324,013	3.57%	4.53% to	2.31%
2006	0.80 to	2.90	11,627,252	11.96 to	10.94	135,903,498	3.06%	5.32% to	3.09%
2005	0.80 to	2.90	10,630,963	11.36 to	10.61	119,046,011	2.93%	2.48% to	0.32%
2004	0.80 to	2.85	8,879,736	11.09 to	10.58	97,796,092	2.75%	3.82% to	1.67%
Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)
2008	0.65 to	3.25	149,844,350	7.75 to	10.12	1,725,868,410	2.83%	-23.70% to	-25.69%
2007	0.75 to	3.25	145,018,915	10.15 to	13.62	2,213,097,547	2.80%	1.55% to	2.21	%(a)
2006	0.80 to	3.25	119,084,540	13.55 to	13.32	1,748,946,215	2.59%	10.46% to	7.74%
2005	0.80 to	3.25	68,034,438	12.27 to	12.36	912,007,522	2.38%	4.50% to	1.93%
2004	0.80 to	3.10	39,171,967	11.74 to	12.16	503,658,002	2.41%	8.66% to	6.14%
Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
2008	0.65 to	3.25	102,697,193	6.95 to	10.24	1,214,743,220	2.48%	-31.84% to	-33.62%
2007	0.80 to	3.25	100,235,949	15.31 to	15.43	1,754,174,386	2.38%	5.30% to	2.68%
2006	0.80 to	3.25	84,334,918	14.54 to	15.03	1,411,443,294	2.32%	13.63% to	10.83%
2005	0.80 to	3.25	54,186,761	12.79 to	13.56	803,417,643	2.25%	6.22% to	3.60%
2004	0.80 to	3.25	28,932,284	12.05 to	13.09	404,519,632	2.13%	11.20% to	8.45%
Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
2008	0.65 to	3.20	42,212,488	8.55 to	10.11	478,690,281	3.20%	-15.60% to	-17.76%
2007	0.80 to	3.00	37,093,457	13.43 to	12.41	505,146,597	3.22%	5.01% to	2.67%
2006	0.80 to	3.00	26,410,052	12.79 to	12.09	346,803,038	2.80%	7.56% to	5.18%
2005	0.80 to	3.00	21,337,805	11.89 to	11.49	262,262,110	2.75%	3.65% to	1.36%
2004	0.80 to	3.00	14,377,462	11.47 to	11.34	171,579,370	2.61%	6.30% to	3.94%
Nationwide VIT - J.P. Morgan Balanced Fund - Class I (BF)
2008	0.80 to	1.40	243,504	9.34 to	9.08	2,218,666	2.75%	-26.14% to	-26.59%
2007	0.80 to	1.40	265,247	12.64 to	12.36	3,289,279	2.30%	3.78% to	3.15%
2006	0.80 to	1.40	285,299	12.18 to	11.99	3,426,244	2.46%	11.35% to	10.68%
2005	0.80 to	1.40	230,571	10.94 to	10.83	2,499,509	2.31%	1.72% to	1.11%
2004	1.30 to	1.40	82,004	10.72 to	10.71	878,643	1.67%	7.17% to	7.10	%(a) (b)
Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class II (NVLCP2)
2008	0.80 to	2.70	224,113	9.88 to	9.75	2,199,217	2.74%	-1.24% to	-2.50	%(a) (b)
Nationwide VIT - Mid Cap Growth Fund - Class I (SGRF)
2008	0.80 to	1.40	1,380,783	3.82 to	3.63	5,042,610	0.00%	-46.54% to	-46.87%
2007	0.80 to	1.40	2,013,233	7.15 to	6.82	13,821,540	0.00%	8.14% to	7.48%
2006	0.80 to	1.40	2,500,190	6.61 to	6.35	15,951,881	0.00%	9.03% to	8.37%
2005	0.80 to	1.40	2,707,801	6.06 to	5.86	15,930,090	0.00%	8.87% to	8.21%
2004	0.80 to	1.40	2,756,609	5.57 to	5.41	14,976,290	0.00%	14.42% to	13.72%
Nationwide VIT - Mid Cap Growth Fund - Class II (SGRF2)
2008	0.95 to	3.20	2,006,297	8.26 to	8.54	18,751,282	0.00%	-46.79% to	-48.01%
2007	0.95 to	3.25	16,359,805	15.52 to	16.39	287,785,579	0.00%	7.69% to	5.18%
2006	0.95 to	3.25	7,591,461	14.41 to	15.58	124,920,647	0.00%	8.61% to	6.09%
2005	0.95 to	2.90	1,755,225	13.27 to	14.83	26,824,934	0.00%	8.56% to	6.43%
2004	0.95 to	2.80	1,007,022	12.22 to	13.96	14,330,559	0.00%	14.12% to	11.99%
Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)
2008	0.80 to	3.05	5,965,468	10.76 to	10.79	67,891,140	1.25%	-36.97% to	-38.41%
2007	0.80 to	3.05	6,776,727	17.07 to	17.51	121,741,631	1.44%	6.69% to	4.26%
2006	0.80 to	2.95	7,922,124	16.00 to	16.86	132,450,412	1.14%	9.01% to	6.66%
2005	0.80 to	3.00	9,202,373	14.67 to	15.79	140,639,610	1.01%	11.20% to	8.75%
2004	0.80 to	3.00	9,133,807	13.20 to	14.52	124,396,672	0.54%	14.81% to	12.26%
Nationwide VIT - Money Market Fund - Class I (SAM)
2008	0.65 to	3.25	58,886,454	10.20 to	9.57	801,127,428	1.98%	1.39% to	-1.26%
2007	0.80 to	3.25	46,091,872	14.17 to	9.69	640,751,455	4.69%	3.95% to	1.37%
2006	0.80 to	3.25	30,582,760	13.64 to	9.56	454,065,260	4.85%	3.70% to	1.14%
2005	0.80 to	2.90	25,994,392	13.15 to	9.55	403,550,772	2.81%	1.85% to	-0.30%
2004	0.80 to	2.85	24,692,825	12.91 to	9.59	402,897,044	0.83%	0.00% to	-2.06%
Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)
2008	0.80 to	1.40	236,983	6.11 to	6.08	1,442,366	0.11%	-38.93% to	-39.17	%(a) (b)
Nationwide VIT - Multi-Manager International Growth Fund - Class VI (NVMIG6)
2008	0.65 to	3.25	33,672,563	6.10 to	5.99	203,779,302	0.00%	-39.02% to	-40.09	%(a) (b)
Nationwide VIT - Multi-Manager International Value Fund - Class II (GVDIV2)
2008	0.95 to	2.20	93,231	10.09 to	11.08	1,064,102	1.54%	-46.99% to	-47.74%
2007	0.95 to	2.30	114,548	19.03 to	21.03	2,483,741	1.68%	1.73% to	0.33%
2006	0.95 to	2.30	138,583	18.71 to	20.96	2,966,966	1.79%	21.24% to	19.60%
2005	0.95 to	2.30	159,058	15.43 to	17.53	2,822,637	1.12%	10.73% to	9.22%
2004	0.95 to	2.70	207,842	13.93 to	15.94	3,356,473	3.40%	18.86% to	16.76%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3)
2008	0.80 to	1.40	801,982	$12.15 to	11.74	$9,450,119	1.71%	-46.76% to	-47.09%
2007	0.80 to	1.40	1,163,407	22.81 to	22.18	25,890,831	2.19%	2.10% to	1.48%
2006	0.80 to	1.40	1,414,407	22.34 to	21.85	30,988,347	2.04%	21.77% to	21.03%
2005	0.80 to	1.40	1,317,124	18.35 to	18.06	23,825,534	1.54%	11.16% to	10.49%
2004	0.80 to	1.40	1,098,371	16.51 to	16.34	17,968,143	2.34%	19.30% to	18.58%
Nationwide VIT - Multi-Manager International Value Fund - Class VI (GVDIV6)
2008	0.65 to	3.25	14,917,379	5.44 to	7.48	119,779,486	1.55%	-46.80% to	-48.20%
2007	0.95 to	3.25	17,958,586	15.73 to	14.43	274,210,858	2.13%	1.72% to	-0.66%
2006	0.95 to	3.25	8,623,100	15.46 to	14.53	130,577,252	1.68%	21.25% to	18.44%
2005	0.95 to	2.90	2,983,147	12.75 to	12.34	37,643,603	1.41%	10.74% to	8.57%
2004	0.95 to	2.65	975,961	11.51 to	11.38	11,193,338	0.88%	15.15% to	13.84	%(a) (b)
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
2008	0.80 to	1.40	4,988	6.33 to	6.30	31,488	0.49%	-36.70% to	-36.95	%(a) (b)
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)
2008	1.10 to	2.60	100,379	6.31 to	6.25	631,180	0.35%	-36.86% to	-37.51	%(a) (b)
Nationwide VIT - Multi-Manager Large Cap Value Fund - Class II (NVMLV2)
2008	0.80 to	2.75	538,618	6.31 to	6.23	3,379,434	0.97%	-36.85% to	-37.69	%(a) (b)
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
2008	0.80 to	1.40	82,831	6.25 to	6.22	515,576	0.00%	-37.54% to	-37.79	%(a) (b)
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)
2008	0.65 to	3.25	13,384,980	6.24 to	6.13	82,917,533	0.00%	-37.57% to	-38.67	%(a) (b)
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
2008	0.65 to	3.25	25,339,928	6.73 to	6.61	169,207,097	1.07%	-32.72% to	-33.90	%(a) (b)
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)
2008	0.80 to	1.40	1,159,659	4.50 to	4.27	4,987,989	0.00%	-46.85% to	-47.17%
2007	0.80 to	1.40	1,333,156	8.47 to	8.08	10,842,638	0.00%	8.87% to	8.21%
2006	0.80 to	1.40	1,582,686	7.78 to	7.47	11,881,738	0.00%	2.38% to	1.77%
2005	0.80 to	1.40	2,005,492	7.60 to	7.34	14,778,743	0.00%	7.23% to	6.58%
2004	0.80 to	1.40	2,492,775	7.08 to	6.89	17,218,219	0.00%	12.51% to	11.83%
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class II (SCGF2)
2008	0.95 to	2.65	968,639	5.59 to	8.75	9,006,487	0.00%	-47.04% to	-47.96%
2007	0.95 to	2.80	1,534,096	10.55 to	15.18	26,997,038	0.00%	5.55% to	6.42	%(a)
2006	1.10 to	2.50	874,697	16.77 to	15.87	14,347,686	0.00%	1.86% to	0.42%
2005	1.10 to	2.50	833,849	16.47 to	15.81	13,450,257	0.00%	6.55% to	5.05%
2004	1.10 to	2.50	638,942	15.45 to	15.05	9,662,816	0.00%	11.92% to	10.34%
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)
2008	0.80 to	1.40	2,629,323	14.74 to	13.81	36,629,666	1.08%	-32.70% to	-33.10%
2007	0.80 to	1.40	3,462,637	21.90 to	20.65	72,051,759	1.12%	-7.64% to	-8.21%
2006	0.80 to	1.40	4,662,412	23.71 to	22.50	105,594,388	0.43%	16.36% to	15.66%
2005	0.80 to	1.40	5,997,704	20.38 to	19.45	117,326,190	0.06%	2.25% to	1.63%
2004	0.80 to	1.40	7,841,197	19.93 to	19.14	150,777,246	0.00%	16.36% to	15.66%
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class II (SCVF2)
2008	0.85 to	2.90	1,254,598	6.75 to	11.18	17,069,075	0.90%	-32.88% to	-34.27%
2007	0.95 to	2.70	1,429,150	14.60 to	19.38	29,121,568	0.90%	-8.12% to	-9.75%
2006	0.95 to	2.70	1,931,451	15.89 to	21.48	43,101,602	0.22%	15.99% to	13.94%
2005	0.95 to	2.50	1,711,970	13.70 to	18.96	33,130,471	0.00%	1.81% to	0.22%
2004	0.95 to	2.70	1,569,325	13.45 to	18.85	30,077,570	0.00%	15.89% to	13.84%
Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)
2008	0.80 to	1.40	3,418,854	24.14 to	22.30	76,995,047	0.79%	-38.68% to	-39.06%
2007	0.80 to	1.40	4,226,617	39.37 to	36.59	156,048,695	0.09%	1.31% to	0.69%
2006	0.80 to	1.40	5,162,695	38.86 to	36.34	189,121,006	0.10%	11.14% to	10.47%
2005	0.80 to	1.40	6,249,268	34.96 to	32.89	206,998,058	0.00%	11.42% to	10.75%
2004	0.80 to	1.40	7,419,392	31.38 to	29.70	221,665,394	0.00%	18.07% to	17.36%
Nationwide VIT - Multi-Manager Small Company Fund - Class II (SCF2)
2008	0.65 to	3.25	4,915,642	6.21 to	10.48	61,690,354	0.61%	-38.76% to	-40.36%
2007	0.95 to	3.25	4,806,056	16.16 to	17.57	99,556,181	0.00%	0.92% to	-1.44%
2006	0.95 to	3.25	4,583,575	16.02 to	17.83	94,540,917	0.06%	10.69% to	8.13%
2005	0.95 to	2.90	3,282,029	14.47 to	16.65	61,689,901	0.00%	10.95% to	8.77%
2004	0.95 to	2.65	2,079,601	13.04 to	16.79	35,465,182	0.00%	17.66% to	15.64%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - Nationwide Fund - Class I (TRF)
2008	0.80 to	1.40	3,836,090	$14.51 to	16.35	$139,622,623	1.38%	-42.02% to	-42.37%
2007	0.80 to	1.40	4,753,992	25.03 to	28.38	292,472,857	1.05%	7.31% to	6.66%
2006	0.80 to	1.40	3,758,145	23.33 to	26.61	99,304,252	1.04%	12.72% to	12.04%
2005	0.80 to	1.40	4,977,888	20.70 to	23.75	117,501,938	0.87%	6.58% to	5.94%
2004	0.80 to	1.40	6,455,251	19.42 to	22.41	143,936,000	1.22%	8.87% to	8.22%
Tax qualified
2006	1.30		1,402,652	109.59		153,719,563	1.04%	12.15%
2005	1.30		1,654,420	97.71		161,661,582	0.87%	6.05%
2004	1.30		1,922,412	92.14		177,133,737	1.22%	8.32%
Non-tax qualified
2006	1.30		720,281	106.77		76,904,383	1.04%	12.15%
2005	1.30		839,281	95.20		79,898,458	0.87%	6.05%
2004	1.30		986,311	89.77		88,539,823	1.22%	8.32%
Nationwide VIT - Nationwide Fund - Class II (TRF2)
2008	0.65 to	3.25	28,046,162	5.97 to	8.44	280,666,419	1.23%	-41.99% to	-43.51%
2007	0.95 to	3.25	23,169,599	10.10 to	14.95	404,959,033	0.93%	1.03% to	4.37	%(a)
2006	1.10 to	3.25	11,257,455	16.96 to	14.32	185,406,908	0.96%	12.16% to	9.73%
2005	1.10 to	2.95	1,503,114	15.12 to	13.16	22,317,067	0.68%	5.87% to	3.89%
2004	1.10 to	2.95	618,825	14.29 to	12.67	8,749,904	1.25%	8.33% to	6.30%
Nationwide VIT - Nationwide Leaders Fund - Class III (GVUSL)
2008	0.80 to	1.40	344,880	8.54 to	8.20	2,847,343	0.77%	-50.34% to	-50.64%
2007	0.80 to	1.40	397,523	17.20 to	16.62	6,641,009	1.16%	10.66% to	9.99%
2006	0.80 to	1.40	416,108	15.55 to	15.11	6,311,879	0.74%	15.20% to	14.50%
2005	0.80 to	1.40	335,241	13.49 to	13.20	4,438,380	1.75%	9.42% to	8.76%
2004	0.80 to	1.40	109,158	12.33 to	12.13	1,327,655	0.41%	17.82% to	17.11%
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)
2008	1.30 to	1.40	12,714	5.14 to	5.13	65,309	0.00%	-48.63% to	-48.66	%(a) (b)
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class II (NVNMO2)
2008	1.10 to	2.75	165,613	5.12 to	5.06	843,322	0.00%	-48.84% to	-49.41	%(a) (b)
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)
2008	0.80 to	1.40	255,949	6.15 to	6.12	1,567,453	0.43%	-38.55% to	-38.80	%(a) (b)
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class II (NVNSR2)
2008	0.65 to	3.25	41,560,970	6.15 to	6.04	253,618,648	0.39%	-38.50% to	-39.59	%(a) (b)
Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)
2008	0.80 to	2.90	1,618,282	9.89 to	9.75	15,898,860	2.47%	-1.10% to	-2.50	%(a) (b)
Nationwide VIT - Technology and Communications Fund - Class I (GGTC)
2008	0.80 to	1.40	69,320	2.04 to	1.94	135,605	0.00%	-48.98% to	-49.29%
2007	0.80 to	1.40	89,808	4.00 to	3.83	346,234	0.00%	19.13% to	18.40%
2006	0.80 to	1.40	134,349	3.36 to	3.23	437,058	0.00%	10.28% to	9.62%
2005	0.80 to	1.40	206,846	3.05 to	2.95	613,233	0.00%	-1.31% to	-1.91%
2004	0.80 to	1.40	275,982	3.09 to	3.01	833,304	0.00%	3.48% to	2.85%
Nationwide VIT - Technology and Communications Fund - Class II (GGTC2)
2008	1.15 to	2.45	59,489	10.17 to	9.41	593,313	0.00%	-49.38% to	-50.05%
2007	0.95 to	2.45	77,916	13.74 to	18.83	1,535,827	0.00%	18.85% to	17.04%
2006	0.95 to	2.45	86,480	11.56 to	16.09	1,441,736	0.00%	9.63% to	7.97%
2005	0.95 to	2.45	103,102	10.55 to	14.90	1,576,432	0.00%	-1.72% to	-3.20%
2004	0.95 to	2.45	153,937	10.73 to	15.39	2,408,354	0.00%	3.04% to	1.48%
Nationwide VIT - Technology and Communications Fund - Class III (GGTC3)
2008	0.80 to	1.40	328,516	7.53 to	7.23	2,390,551	0.00%	-49.00% to	-49.31%
2007	0.80 to	1.40	430,126	14.77 to	14.27	6,165,718	0.00%	19.22% to	18.49%
2006	0.80 to	1.40	503,432	12.38 to	12.04	6,083,287	0.00%	10.20% to	9.53%
2005	0.80 to	1.40	399,751	11.24 to	10.99	4,406,502	0.00%	-1.31% to	-1.90%
2004	0.80 to	1.40	575,407	11.39 to	11.20	6,459,815	0.00%	3.44% to	2.82%
Nationwide VIT - Technology and Communications Fund - Class VI (GGTC6)
2008	0.95 to	2.80	677,283	7.10 to	6.50	4,669,470	0.00%	-49.29% to	-50.25%
2007	0.95 to	2.80	1,169,229	14.01 to	13.07	15,963,363	0.00%	18.76% to	16.53%
2006	0.95 to	2.45	606,445	11.79 to	11.33	7,020,073	0.00%	10.14% to	8.48%
2005	0.95 to	2.50	335,200	10.71 to	10.43	3,556,148	0.00%	-1.72% to	-3.25%
2004	0.95 to	2.40	250,218	10.89 to	10.79	2,713,673	0.00%	8.94% to	7.89	%(a) (b)
Nationwide VIT - U.S. Growth Leaders Fund - Class II (GVUG2)
2008	0.95 to	2.95	1,047,552	6.51 to	10.06	12,820,073	0.00%	-42.03% to	-43.20%
2007	0.95 to	2.95	1,094,930	11.22 to	17.70	23,231,890	0.00%	12.24% to	18.50	%(a)
2006	1.10 to	2.95	1,117,672	18.07 to	14.94	19,776,812	0.17%	-1.60% to	-3.43%
2005	1.10 to	2.95	1,053,974	18.36 to	15.47	19,056,867	0.00%	10.47% to	8.41%
2004	1.10 to	2.95	643,867	16.62 to	14.27	10,597,692	0.00%	10.87% to	8.79%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - U.S. Growth Leaders Fund - Class III (GVUGL)
2008	0.80 to	1.40	270,231	$10.76 to	10.33	$2,805,775	0.00%	-41.73% to	-42.08%
2007	0.80 to	1.40	329,074	18.46 to	17.84	5,894,162	0.00%	21.45% to	20.71%
2006	0.80 to	1.40	454,175	15.20 to	14.78	6,733,083	0.25%	-1.08% to	-1.68%
2005	0.80 to	1.40	651,383	15.37 to	15.03	9,813,069	0.00%	11.10% to	10.43%
2004	0.80 to	1.40	652,165	13.83 to	13.61	8,890,581	0.00%	11.55% to	10.87%
Nationwide VIT - Van Kampen Comstock Value Fund - Class II (EIF2)
2008	0.65 to	3.25	8,010,536	6.21 to	9.03	85,951,615	1.57%	-37.63% to	-39.26%
2007	0.80 to	3.25	18,188,564	12.93 to	14.86	315,762,751	1.56%	-3.39% to	-5.79%
2006	0.80 to	3.25	11,215,121	13.38 to	15.77	203,267,045	1.51%	14.64% to	11.81%
2005	0.80 to	3.00	3,772,570	11.67 to	14.20	60,363,959	1.31%	3.12% to	0.84%
2004	0.80 to	3.00	2,181,509	11.32 to	14.09	34,193,585	1.18%	13.17% to	13.57	%(a)
Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)
2008	0.80 to	2.95	4,888,835	12.10 to	8.86	50,278,472	7.18%	-17.95% to	-19.73%
2007	0.80 to	2.95	5,127,598	14.75 to	11.04	65,624,015	3.96%	3.78% to	1.52%
2006	0.80 to	2.70	4,491,128	14.21 to	11.36	56,418,087	4.15%	4.00% to	2.02%
2005	0.80 to	2.35	4,431,813	13.67 to	11.25	54,176,221	4.11%	1.36% to	-0.21%
2004	0.80 to	2.35	3,294,635	13.48 to	11.28	40,671,999	5.14%	5.68% to	4.03%
Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)
2008	0.80 to	1.40	146,484	5.62 to	5.59	819,751	4.56%	-43.84% to	-44.06	%(a) (b)
Nationwide VIT - Van Kampen Real Estate Fund - Class II (NVRE2)
2008	0.95 to	2.80	319,169	5.60 to	5.53	1,779,763	3.53%	-44.02% to	-44.73	%(a) (b)
Neuberger Berman AMT - Growth Portfolio - Class I (AMTG)
2008	0.80 to	1.40	2,411,370	12.76 to	14.52	67,084,772	0.00%	-44.13% to	-44.47%
2007	0.80 to	1.40	2,896,657	22.83 to	26.15	143,154,846	0.00%	21.71% to	20.97%
2006	0.80 to	1.40	3,507,840	18.76 to	21.62	141,328,488	0.00%	13.16% to	12.48%
2005	0.80 to	1.40	4,407,773	16.58 to	19.22	155,259,354	0.00%	12.59% to	11.91%
2004	0.80 to	1.40	5,418,656	14.72 to	17.18	167,323,055	0.00%	15.67% to	14.97%
Neuberger Berman AMT - Guardian Portfolio - Class I (AMGP)
2008	0.80 to	1.40	928,163	9.15 to	8.57	8,023,491	0.53%	-37.75% to	-38.13%
2007	0.80 to	1.40	1,105,261	14.69 to	13.86	15,420,332	0.26%	6.52% to	5.88%
2006	0.80 to	1.40	1,399,614	13.79 to	13.09	18,425,578	0.61%	12.47% to	11.79%
2005	0.80 to	1.40	1,777,747	12.26 to	11.71	20,912,861	0.14%	7.53% to	6.88%
2004	0.80 to	1.40	2,342,770	11.40 to	10.95	25,763,450	0.11%	14.89% to	14.19%
Neuberger Berman AMT - International Portfolio - Class S (AMINS)
2008	0.80 to	3.25	1,025,292	5.65 to	7.10	7,732,508	0.00%	-46.87% to	-48.18%
2007	0.80 to	3.25	20,563,376	10.64 to	13.71	293,656,493	2.14%	2.38% to	-0.16%
2006	0.80 to	3.25	10,936,799	10.39 to	13.73	153,950,501	0.34%	3.93% to	19.45	%(a)
2005	1.10 to	2.90	816,611	11.66 to	11.52	9,478,809	0.19%	16.64% to	15.23	%(a) (b)
Neuberger Berman AMT - Mid Cap Growth Portfolio - Class S (AMMCGS)
2008	0.95 to	2.45	400,219	10.54 to	11.44	4,818,061	0.00%	-44.05% to	-44.90%
2007	0.95 to	2.80	507,184	18.83 to	20.39	10,958,939	0.00%	21.03% to	18.76%
2006	0.95 to	2.80	502,810	15.56 to	17.17	9,020,221	0.00%	13.39% to	11.27%
2005	0.95 to	2.80	497,419	13.72 to	15.43	7,966,901	0.00%	12.35% to	10.26%
2004	0.95 to	2.80	543,076	12.22 to	13.99	7,797,293	0.00%	14.93% to	12.79%
Neuberger Berman AMT - Partners Portfolio - Class I (AMTP)
2008	0.80 to	1.40	4,031,046	14.91 to	17.56	71,403,179	0.49%	-52.77% to	-53.06%
2007	0.80 to	1.40	4,821,251	31.57 to	37.41	181,803,724	0.61%	8.46% to	7.80%
2006	0.80 to	1.40	5,867,088	29.10 to	34.71	205,069,108	0.68%	11.35% to	10.67%
2005	0.80 to	1.40	7,134,701	26.14 to	31.36	225,087,003	0.95%	17.10% to	16.40%
2004	0.80 to	1.40	7,656,207	22.32 to	26.94	207,292,280	0.01%	18.02% to	17.31%
Neuberger Berman AMT - Regency Portfolio - Class S (AMRS)
2008	0.80 to	2.95	1,216,019	5.60 to	6.46	8,275,433	0.93%	-46.38% to	-47.55%
2007	0.80 to	2.95	1,309,013	10.44 to	12.31	16,737,536	0.38%	2.22% to	0.00%
2006	0.80 to	2.55	1,440,361	10.21 to	12.39	18,134,505	0.33%	2.14% to	8.11	%(a)
2005	1.10 to	2.70	345,932	11.58 to	11.45	3,990,761	0.00%	15.77% to	14.53	%(a) (b)
Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS)
2008	0.80 to	2.80	406,370	5.85 to	7.91	3,706,928	0.00%	-39.96% to	-41.17%
2007	0.80 to	2.80	392,938	9.74 to	13.45	6,032,559	0.00%	-0.29% to	-2.32%
2006	0.80 to	2.50	399,331	9.77 to	15.09	6,218,632	0.00%	-2.34% to	2.63	%(a)
2005	0.95 to	2.50	361,496	12.43 to	14.71	5,431,443	0.00%	1.92% to	0.33%
2004	1.05 to	2.50	257,470	12.18 to	14.66	3,819,533	0.00%	10.70% to	9.08%
Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)
2008	0.80 to	3.05	2,392,040	8.68 to	9.31	24,246,445	0.27%	-39.93% to	-41.29%
2007	0.80 to	3.25	29,683,131	14.45 to	15.71	500,470,234	0.10%	6.75% to	4.10%
2006	0.80 to	3.25	14,567,602	13.54 to	15.09	232,049,667	0.09%	12.80% to	10.02%
2005	0.80 to	3.00	2,318,131	12.00 to	13.81	33,095,968	0.00%	6.00% to	3.66%
2004	0.95 to	3.00	851,027	12.45 to	13.32	11,561,669	0.00%	12.20% to	9.88%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Oppenheimer VAF - Balanced Fund - Non-Service Class (OVMS)
2008	0.80 to	1.40	2,972,160	$13.61 to	14.36	$52,339,138	2.98%	-43.92% to	-44.26%
2007	0.80 to	1.40	3,793,326	24.27 to	25.77	119,039,885	2.68%	2.95% to	2.33%
2006	0.80 to	1.40	4,523,880	23.58 to	25.18	137,769,586	2.17%	10.26% to	9.59%
2005	0.80 to	1.40	5,647,775	21.38 to	22.98	155,150,510	1.80%	3.06% to	2.44%
2004	0.80 to	1.40	6,601,220	20.75 to	22.43	175,416,139	1.04%	9.22% to	8.56%
Oppenheimer VAF - Capital Appreciation Fund - Service Class (OVCAFS)
2008	0.95 to	2.95	3,576,621	7.76 to	7.81	33,310,024	0.00%	-46.18% to	-47.27%
2007	0.95 to	2.95	3,981,882	14.42 to	14.82	69,363,812	0.01%	12.77% to	10.48%
2006	0.95 to	2.95	4,129,863	12.79 to	13.41	64,078,686	0.19%	6.66% to	4.51%
2005	0.95 to	2.90	4,173,108	11.99 to	12.85	61,055,416	0.66%	3.87% to	1.83%
2004	0.95 to	2.75	3,161,586	11.54 to	12.65	44,803,436	0.18%	5.60% to	3.68%
Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)
2008	0.80 to	1.40	3,977,449	10.59 to	9.88	39,665,920	0.15%	-45.95% to	-46.28%
2007	0.80 to	1.40	4,805,480	19.60 to	18.39	89,129,237	0.24%	13.23% to	12.54%
2006	0.80 to	1.40	6,037,158	17.31 to	16.34	99,391,010	0.39%	7.09% to	6.44%
2005	0.80 to	1.40	7,865,933	16.16 to	15.36	121,515,526	0.95%	4.26% to	3.63%
2004	0.80 to	1.40	10,200,109	15.50 to	14.82	151,901,981	0.31%	6.08% to	5.44%
Oppenheimer VAF - Core Bond Fund - Non-Service Class (OVB)
2008	0.80 to	1.40	3,473,316	10.78 to	10.87	48,106,805	4.82%	-39.54% to	-39.90%
2007	0.80 to	1.40	4,466,808	17.82 to	18.09	102,125,225	5.26%	3.55% to	2.92%
2006	0.80 to	1.40	5,265,751	17.21 to	17.57	115,936,276	5.40%	4.44% to	3.81%
2005	0.80 to	1.40	6,433,177	16.48 to	16.93	135,323,164	5.43%	1.77% to	1.15%
2004	0.80 to	1.40	8,037,160	16.19 to	16.74	165,175,386	4.84%	4.65% to	4.02%
Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)
2008	0.80 to	1.40	4,134,462	13.99 to	13.52	56,156,335	1.57%	-40.67% to	-41.03%
2007	0.80 to	1.40	4,898,499	23.58 to	22.92	112,720,550	1.39%	5.48% to	4.84%
2006	0.80 to	1.40	5,524,646	22.35 to	21.86	121,147,673	0.98%	16.75% to	16.05%
2005	0.80 to	1.40	5,308,749	19.15 to	18.84	100,226,186	0.96%	13.43% to	12.74%
2004	0.80 to	1.40	4,802,654	16.88 to	16.71	80,353,321	1.07%	18.24% to	17.53%
Oppenheimer VAF - Global Securities Fund - Class 4 (OVGS4)
2008	0.95 to	2.70	5,863,169	9.43 to	8.68	53,981,607	1.24%	-40.91% to	-41.96%
2007	0.95 to	2.70	6,661,852	15.96 to	14.96	104,330,390	1.12%	5.05% to	3.18%
2006	0.95 to	2.70	6,304,392	15.20 to	14.50	94,470,011	0.85%	16.29% to	14.24%
2005	0.95 to	2.50	5,674,152	13.07 to	12.73	73,470,008	0.64%	12.97% to	11.20%
2004	0.95 to	2.70	2,505,064	11.57 to	11.43	28,879,946	0.00%	15.69% to	14.33	%(a) (b)
Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)
2008	0.80 to	1.40	4,605,983	24.87 to	23.88	117,211,377	1.61%	-40.67% to	-41.03%
2007	0.80 to	1.40	5,756,123	41.92 to	40.49	248,042,653	1.41%	5.46% to	4.82%
2006	0.80 to	1.40	7,165,665	39.75 to	38.62	294,029,956	1.05%	16.75% to	16.05%
2005	0.80 to	1.40	8,956,758	34.04 to	33.28	315,862,240	1.04%	13.40% to	12.71%
2004	0.80 to	1.40	11,400,256	30.02 to	29.53	355,783,572	1.28%	18.21% to	17.50%
Oppenheimer VAF - Global Securities Fund - Service Class (OVGSS)
2008	0.95 to	2.30	675,950	11.35 to	13.48	9,467,392	1.32%	-40.90% to	-41.71%
2007	0.95 to	2.30	862,593	19.20 to	23.12	20,585,407	1.22%	5.07% to	3.63%
2006	0.95 to	2.30	967,988	18.27 to	22.31	22,124,575	0.88%	16.25% to	14.67%
2005	0.95 to	2.30	1,118,144	15.72 to	19.46	22,094,897	0.85%	12.98% to	11.44%
2004	0.95 to	2.30	1,316,404	13.91 to	17.46	23,100,094	1.49%	17.75% to	16.15%
Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)
2008	0.80 to	1.40	126,679	2.01 to	1.99	252,740	4.88%	-79.06% to	-79.19%
2007	0.80 to	1.40	48,923	9.61 to	9.57	468,403	0.00%	-3.91% to	-4.30	%(a) (b)
Oppenheimer VAF - High Income Fund - Class 4 (OVHI4)
2008	0.95 to	2.80	2,070,239	2.03 to	1.97	4,158,939	5.83%	-78.83% to	-79.23%
2007	0.95 to	2.75	991,751	9.59 to	9.47	9,472,520	0.00%	-4.12% to	-5.29	%(a) (b)
Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)
2008	0.80 to	1.40	23,524	2.21 to	2.18	51,336	8.75%	-78.84% to	-78.97%
2007	0.80 to	1.40	49,246	10.46 to	10.35	510,531	7.99%	-0.91% to	-1.51%
2006	1.30 to	1.40	87,967	10.52 to	10.51	924,954	0.00%	5.16% to	5.09	%(a) (b)
Oppenheimer VAF - High Income Fund - Service Class (OVHIS)
2008	0.95 to	2.70	1,274,342	2.64 to	2.70	3,677,309	7.68%	-78.78% to	-79.15%
2007	0.95 to	2.70	1,877,575	12.44 to	12.94	25,692,805	8.06%	-1.42% to	-3.17%
2006	0.95 to	2.75	3,180,409	12.62 to	12.22	44,449,263	7.17%	8.19% to	6.23%
2005	0.95 to	2.45	3,038,153	11.66 to	12.67	39,502,363	5.82%	1.04% to	-0.49%
2004	0.95 to	2.35	2,601,130	11.54 to	13.18	33,693,872	4.57%	7.70% to	6.24%
Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)
2008	0.80 to	1.40	440,857	6.07 to	5.97	2,638,595	0.51%	-38.33% to	-38.70%
2007	0.80 to	1.40	418,752	9.84 to	9.74	4,084,325	0.29%	-2.00% to	-2.60%
2006	0.80 to	1.40	227,665	10.04 to	10.00	2,277,965	0.00%	0.41% to	0.01	% (a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Oppenheimer VAF - Main Street Small Cap Fund(R) - Service Class (OVSCS)
2008	0.65 to	3.25	8,337,343	$6.27 to	10.52	$105,311,346	0.29%	-38.41% to	-40.02%
2007	0.95 to	3.25	6,050,092	16.03 to	17.54	125,648,459	0.13%	-2.33% to	-4.61%
2006	0.95 to	3.25	3,305,000	16.41 to	18.39	70,852,158	0.01%	13.57% to	10.94%
2005	0.95 to	2.90	1,105,896	14.45 to	16.74	21,104,247	0.00%	8.68% to	6.54%
2004	0.95 to	2.70	731,026	13.29 to	17.34	12,914,027	0.00%	18.05% to	15.96%
Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)
2008	0.80 to	1.40	2,022,607	6.69 to	6.35	12,938,096	1.56%	-38.96% to	-39.33%
2007	0.80 to	1.40	2,487,109	10.97 to	10.47	26,194,088	1.03%	3.58% to	2.95%
2006	0.80 to	1.40	2,841,846	10.59 to	10.17	29,040,677	1.13%	14.11% to	13.42%
2005	0.80 to	1.40	3,231,392	9.28 to	8.96	29,087,134	1.38%	5.13% to	4.50%
2004	0.80 to	1.40	3,830,214	8.83 to	8.58	32,960,291	0.87%	8.58% to	7.93%
Oppenheimer VAF - Main Street(R) - Service Class (OVGIS)
2008	0.65 to	3.25	27,005,578	6.26 to	8.57	272,771,613	1.22%	-39.02% to	-40.62%
2007	0.95 to	3.25	24,014,369	14.72 to	14.44	402,804,694	0.63%	3.16% to	0.75%
2006	0.95 to	3.25	14,409,505	14.27 to	14.33	236,003,634	0.48%	13.67% to	11.04%
2005	0.95 to	2.95	3,831,295	12.56 to	13.01	55,729,762	0.95%	4.74% to	2.63%
2004	0.95 to	2.85	2,371,195	11.99 to	12.70	33,173,754	0.49%	8.11% to	6.04%
Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)
2008	0.80 to	1.40	2,176,324	3.41 to	3.24	7,101,334	0.00%	-49.48% to	-49.78%
2007	0.80 to	1.40	2,576,050	6.75 to	6.45	16,720,309	0.00%	5.48% to	4.84%
2006	0.80 to	1.40	3,147,364	6.40 to	6.15	19,465,941	0.00%	2.13% to	1.52%
2005	0.80 to	1.40	4,765,383	6.27 to	6.06	28,985,432	0.00%	11.43% to	10.76%
2004	0.80 to	1.40	5,103,889	5.63 to	5.47	28,008,620	0.00%	18.82% to	18.10%
Pioneer Small Cap Value II VCT Portfolio - Class I (SFRSCV)
2005	0.95 to	1.05	80,124	15.46 to	15.43	1,237,644	0.48%	13.86% to	13.74%
2004	0.95 to	1.05	38,238	13.58 to	13.56	519,026	0.00%	21.15% to	21.02%
Pioneer VCT - Pioneer Small Cap Value Portfolio - Class I (PISVP1)
2008	0.95 to	1.05	105,733	6.12 to	6.10	646,042	0.60%	-38.59% to	-38.65%
2007	0.95 to	1.05	117,897	9.96 to	9.95	1,173,591	0.73%	-7.85% to	-7.94%
2006	0.95 to	1.05	124,148	10.81 to	10.80	1,341,708	0.26%	8.10% to	8.04	%(a) (b)
Putnam VT - Growth and Income Fund - Class IB (PVGIB)
2008	1.05 to	2.80	387,088	8.31 to	8.26	3,423,016	2.18%	-39.34% to	-40.42%
2007	1.05 to	2.80	468,881	13.69 to	13.86	6,876,101	1.36%	-7.03% to	-8.68%
2006	1.05 to	2.80	551,603	14.73 to	15.18	8,748,454	1.52%	14.70% to	12.67%
2005	0.95 to	2.80	644,011	12.87 to	13.47	8,937,063	1.64%	4.23% to	2.29%
2004	1.05 to	2.80	491,760	12.33 to	13.17	6,602,053	0.90%	9.94% to	8.00%
Putnam VT - International Equity Fund - Class IB (PVTIGB)
2008	1.15 to	2.40	61,180	12.12 to	11.28	724,632	2.19%	-44.60% to	-45.30%
2007	1.15 to	2.40	71,037	21.88 to	20.62	1,525,012	2.96%	7.11% to	5.75%
2006	1.15 to	2.40	87,538	20.43 to	19.50	1,761,143	0.61%	26.25% to	24.66%
2005	1.15 to	2.65	92,906	16.18 to	15.53	1,485,977	1.49%	10.91% to	9.23%
2004	1.15 to	2.65	126,817	14.59 to	14.22	1,836,698	2.11%	14.86% to	13.12%
Putnam VT - Voyager Fund - Class IB (PVTVB)
2008	1.15 to	2.80	142,184	8.63 to	7.85	1,187,340	0.00%	-37.76% to	-38.80%
2007	1.15 to	2.80	168,443	13.87 to	12.82	2,271,117	0.00%	4.30% to	2.55%
2006	0.95 to	2.80	213,216	12.21 to	12.50	2,766,251	0.10%	4.44% to	2.49%
2005	0.95 to	2.80	276,236	11.69 to	12.20	3,456,648	0.71%	4.69% to	2.74%
2004	1.10 to	2.80	261,001	12.22 to	11.87	3,144,631	0.17%	3.88% to	2.09%
T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)
2008	0.65 to	3.25	19,673,406	5.86 to	7.07	147,156,139	0.12%	-43.02% to	-44.52%
2007	0.80 to	3.25	10,055,319	11.81 to	12.74	133,588,581	0.14%	11.58% to	8.81%
2006	0.80 to	2.90	1,860,568	10.59 to	11.78	22,408,234	0.29%	5.86% to	6.17	%(a)
2005	1.10 to	2.90	596,546	11.23 to	11.10	6,676,122	0.19%	12.32% to	10.96	%(a) (b)
T. Rowe Price Equity Income Portfolio - II (TREI2)
2008	0.80 to	2.95	7,723,076	7.13 to	7.43	60,261,084	2.21%	-36.78% to	-38.15%
2007	0.80 to	2.95	6,128,523	11.28 to	12.01	76,349,143	1.66%	2.20% to	-0.03%
2006	0.80 to	2.95	4,412,317	11.04 to	12.01	54,220,730	1.32%	10.35% to	15.16	%(a)
2005	1.10 to	2.80	1,288,795	10.56 to	10.44	13,568,484	1.31%	5.59% to	4.39	%(a) (b)
T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)
2008	0.80 to	2.90	4,360,949	10.79 to	10.08	46,053,950	3.75%	0.50% to	-1.63%
2007	0.80 to	2.90	2,984,605	10.74 to	10.25	31,585,239	3.11%	4.38% to	2.16%
2006	1.10 to	2.80	897,335	10.34 to	10.05	9,206,800	3.73%	2.88% to	1.12%
2005	1.10 to	2.70	297,273	10.05 to	9.95	2,977,178	2.51%	0.54% to	-0.54	%(a) (b)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)
2008	0.80 to	1.40	2,380,596	$12.77 to	15.38	$38,616,074	0.77%	-34.95% to	-35.34%
2007	0.80 to	1.40	2,887,153	19.64 to	23.79	72,290,938	0.55%	6.92% to	6.27%
2006	0.80 to	1.40	3,504,269	18.37 to	22.39	82,432,140	0.11%	8.33% to	7.68%
2005	0.80 to	1.40	4,359,987	16.95 to	20.79	95,023,542	0.00%	2.79% to	2.17%
2004	0.80 to	1.40	5,445,879	16.49 to	20.35	115,826,541	0.36%	5.36% to	4.72%
Van Eck Worldwide Insurance Trust - Bond Fund - Class R1 (VWBFR)
2008	0.80 to	1.40	642,414	12.77 to	12.42	8,003,418	8.12%	2.87% to	2.25%
2007	0.80 to	1.40	731,903	12.42 to	12.15	8,910,518	5.57%	8.94% to	8.27%
2006	0.80 to	1.40	690,934	11.40 to	11.22	7,763,189	7.87%	5.55% to	4.91%
2005	0.80 to	1.40	653,908	10.80 to	10.69	6,998,382	6.56%	-3.89% to	-4.47%
2004	0.80 to	1.40	494,491	11.24 to	11.19	5,536,020	0.00%	12.37% to	11.92	%(a) (b)
Van Eck Worldwide Insurance Trust - Bond Fund - Initial Class (VWBF)
2008	0.80 to	1.40	703,225	17.70 to	18.55	15,375,868	9.07%	2.78% to	2.16%
2007	0.80 to	1.40	889,847	17.22 to	18.16	19,097,162	6.47%	8.83% to	8.17%
2006	0.80 to	1.40	1,107,173	15.82 to	16.79	21,961,040	8.79%	5.63% to	4.99%
2005	0.80 to	1.40	1,440,459	14.98 to	15.99	26,984,368	7.64%	-3.81% to	-4.39%
2004	0.80 to	1.40	1,831,299	15.57 to	16.72	35,793,497	9.55%	8.28% to	7.62%
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Class R1 (VWEMR)
2008	0.80 to	1.40	763,916	10.94 to	10.63	8,156,428	0.00%	-65.03% to	-65.25%
2007	0.80 to	1.40	1,152,258	31.28 to	30.60	35,362,793	0.40%	36.46% to	35.63%
2006	0.80 to	1.40	1,106,434	22.92 to	22.56	25,013,200	0.53%	38.42% to	37.59%
2005	0.80 to	1.40	877,819	16.56 to	16.40	14,412,087	0.59%	30.81% to	30.02%
2004	0.80 to	1.40	513,201	12.66 to	12.61	6,474,361	0.00%	26.61% to	26.10	%(a) (b)
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)
2008	0.80 to	1.40	1,264,058	10.25 to	9.53	12,153,665	0.00%	-65.06% to	-65.27%
2007	0.80 to	1.40	1,599,935	29.33 to	27.43	44,248,455	0.46%	36.51% to	35.68%
2006	0.80 to	1.40	2,079,717	21.49 to	20.22	42,350,828	0.63%	38.38% to	37.55%
2005	0.80 to	1.40	2,663,102	15.53 to	14.70	39,392,769	0.84%	30.94% to	30.15%
2004	0.80 to	1.40	3,491,296	11.86 to	11.29	39,648,217	0.64%	24.88% to	24.13%
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Class R1 (VWHAR)
2008	0.80 to	1.40	1,219,284	17.93 to	17.43	21,333,920	0.35%	-46.53% to	-46.85%
2007	0.80 to	1.40	1,400,348	33.53 to	32.79	46,055,901	0.11%	44.16% to	43.28%
2006	0.80 to	1.40	1,470,219	23.26 to	22.89	33,718,368	0.07%	23.54% to	22.80%
2005	0.80 to	1.40	1,551,985	18.83 to	18.64	28,960,958	0.19%	50.41% to	49.50%
2004	0.80 to	1.40	746,021	12.52 to	12.47	9,304,789	0.00%	25.17% to	24.67	%(a) (b)
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)
2008	0.80 to	1.40	892,365	24.91 to	23.83	24,758,601	0.31%	-46.56% to	-46.88%
2007	0.80 to	1.40	1,118,247	46.61 to	44.87	58,352,118	0.12%	44.19% to	43.31%
2006	0.80 to	1.40	1,340,984	32.32 to	31.31	48,678,714	0.07%	23.50% to	22.75%
2005	0.80 to	1.40	1,699,058	26.17 to	25.51	49,998,755	0.35%	50.46% to	49.56%
2004	0.80 to	1.40	2,157,026	17.39 to	17.05	42,204,825	0.43%	23.24% to	22.49%
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)
2008	0.80 to	1.40	312,617	9.73 to	9.58	2,999,638	4.42%	-10.92% to	-11.46%
2007	1.30 to	1.40	328,510	10.83 to	10.82	3,557,887	4.01%	4.08% to	3.97%
2006	0.80 to	1.40	136,094	10.44 to	10.40	1,416,424	1.17%	4.45% to	4.03	%(a) (b)
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class II (MSVF2)
2008	0.65 to	3.25	22,132,369	8.92 to	8.94	214,874,888	4.27%	-11.04% to	-13.37%
2007	0.95 to	3.25	25,887,057	11.60 to	10.32	286,272,488	3.60%	4.21% to	1.78%
2006	0.95 to	3.25	10,572,601	11.13 to	10.14	113,144,737	3.36%	2.58% to	0.20%
2005	0.95 to	2.90	1,959,026	10.85 to	10.22	20,680,370	2.78%	2.95% to	0.93%
2004	1.10 to	2.85	797,097	10.44 to	10.13	8,251,586	3.48%	2.93% to	1.12%
Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)
2008	0.80 to	1.40	256,891	17.71 to	16.52	4,280,827	7.11%	-15.66% to	-16.17%
2007	0.80 to	1.40	351,451	21.00 to	19.71	6,980,725	7.33%	5.68% to	5.03%
2006	0.80 to	1.40	498,158	19.88 to	18.77	9,413,461	8.31%	9.92% to	9.26%
2005	0.80 to	1.40	725,492	18.08 to	17.18	12,534,982	7.55%	11.36% to	10.68%
2004	0.80 to	1.40	992,232	16.24 to	15.52	15,474,285	6.82%	9.18% to	8.52%
Van Kampen UIF - Emerging Markets Debt Portfolio - Class II (MSEMB)
2008	1.10 to	2.15	91,031	14.79 to	13.87	1,317,461	7.10%	-15.92% to	-16.81%
2007	1.10 to	2.15	113,859	17.59 to	16.68	1,965,340	7.38%	5.22% to	4.10%
2006	1.10 to	2.15	145,536	16.72 to	16.02	2,396,495	8.35%	9.59% to	8.43%
2005	1.10 to	2.45	171,015	15.26 to	14.64	2,577,975	7.16%	10.91% to	9.40%
2004	0.95 to	2.45	246,266	11.80 to	13.38	3,341,560	8.89%	9.03% to	7.38%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*		Units	Unit Fair Value		Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Van Kampen UIF - U.S. Real Estate Portfolio - Class I (MSVRE)
2008	0.80 to	1.40	2,056,027	$30.32 to	28.44	$59,067,311	3.36%	-38.39% to	-38.77%
2007	0.80 to	1.40	2,592,043	49.21 to	46.45	121,497,196	1.18%	-17.74% to	-18.24%
2006	0.80 to	1.40	3,810,701	59.82 to	56.82	218,265,572	1.07%	36.94% to	36.12%
2005	0.80 to	1.40	4,368,496	43.68 to	41.74	183,618,271	1.20%	16.12% to	15.42%
2004	0.80 to	1.40	5,160,818	37.62 to	36.16	187,725,450	1.47%	35.30% to	34.49%
Van Kampen UIF - U.S. Real Estate Portfolio - Class II (MSVREB)
2008	0.95 to	2.80	3,061,013	11.91 to	12.96	42,791,166	2.76%	-38.64% to	-39.80%
2007	0.95 to	2.70	3,568,905	19.41 to	21.64	81,882,876	1.04%	-18.06% to	-19.52%
2006	0.95 to	2.80	4,145,461	23.69 to	26.78	116,700,717	0.94%	36.36% to	33.83%
2005	0.95 to	2.70	3,310,194	17.37 to	20.07	68,799,980	1.14%	15.65% to	13.61%
2004	0.95 to	2.75	2,479,086	15.02 to	17.65	44,807,033	1.33%	34.78% to	32.33%
Victory VIF - Diversified Stock Fund - Class A (VYDS)
2008	1.15 to	2.10	57,375	9.98 to	9.47	564,917	0.75%	-38.58% to	-39.17%
2007	1.15 to	2.10	66,078	16.25 to	15.57	1,063,078	0.66%	8.68% to	7.63%
2006	1.15 to	2.10	65,321	14.95 to	14.47	969,737	0.30%	12.38% to	11.30%
2005	1.15 to	2.10	64,852	13.30 to	13.00	859,735	0.07%	7.50% to	6.47%
2004	1.15 to	2.00	40,476	12.37 to	12.23	502,687	0.97%	8.40% to	7.47%
Wells Fargo AVT - Discovery Fund(SM) (SVDF)
2008	0.80 to	1.40	1,508,012	15.55 to	18.44	32,197,505	0.00%	-44.80% to	-45.14%
2007	0.80 to	1.40	1,793,964	28.18 to	33.62	69,679,934	0.00%	21.34% to	20.60%
2006	0.80 to	1.40	2,138,630	23.22 to	27.88	68,607,503	0.00%	13.73% to	13.04%
2005	0.80 to	1.40	2,486,339	20.42 to	24.66	70,294,123	0.00%	7.41% to	6.76%
2004	0.80 to	1.40	3,008,430	19.01 to	23.10	79,265,637	0.00%	14.79% to	14.10%
Wells Fargo AVT - Large Company Growth Fund (WFVLCG)
2008	1.75 to	2.20	11,776	6.66 to	6.54	77,336	0.27%	-40.06% to	-40.34%
2007	1.75 to	2.20	12,402	11.12 to	10.96	136,370	0.00%	5.72% to	5.23%
2006	1.40 to	2.20	13,143	10.60 to	10.41	137,213	0.00%	0.92% to	0.10%
2005	1.40 to	2.20	13,234	10.50 to	10.40	137,863	0.18%	4.22% to	3.38%
2004	2.10		2,297	10.06		23,117	0.00%	0.64%	(a) (b)
Wells Fargo AVT - Money Market Fund (WFVMM)
2008	1.15 to	1.40	20,154	10.95 to	10.84	218,444	1.76%	1.10% to	0.84%
2007	1.15 to	1.40	1,632	10.83 to	10.74	17,585	4.60%	3.47% to	3.20%
2006	1.15 to	1.40	1,635	10.47 to	10.41	17,055	26.87%	3.22% to	2.96%
2005	1.40		1,058	10.11		10,698	34.36%	1.11%
Wells Fargo AVT - Opportunity Fund(SM) (SVOF)
2008	0.80 to	1.40	4,815,928	20.38 to	23.63	144,228,895	1.88%	-40.58% to	-40.94%
2007	0.80 to	1.40	5,757,665	34.29 to	40.01	291,024,130	0.62%	5.78% to	5.13%
2006	0.80 to	1.40	7,005,669	32.42 to	38.06	334,888,686	0.00%	11.32% to	10.65%
2005	0.80 to	1.40	8,710,393	29.12 to	34.39	373,720,329	0.00%	7.02% to	6.38%
2004	0.80 to	1.40	10,844,850	27.21 to	32.33	434,154,524	0.00%	17.27% to	16.57%
Wells Fargo AVT - Small-Mid Cap Value Fund (WFVSMV)
2008	1.10 to	1.25	1,260	5.18 to	5.17	6,526	0.00%	-45.16% to	-45.24%
2007	1.25		39	9.43		368	0.00%	-5.65%	(a) (b)
Wells Fargo AVT - Total Return Bond Fund (WFVTRB)
2008	1.15		2,116	11.04		23,352	4.80%	1.21%
2007	1.15		2,116	10.90		23,072	4.56%	4.96%
2006	1.15		2,116	10.39		21,981	4.32%	2.63%
2005	1.15		2,116	10.12		21,419	0.49%	0.73%

2008	Reserves for annuity contracts in payout phase:	7,453,205
2008	Contract owners’ equity	$16,006,481,073
2007	Reserves for annuity contracts in payout phase:	12,121,909
2007	Contract owners’ equity	$22,175,260,947
2006	Reserves for annuity contracts in payout phase:	11,157,956
2006	Contract owners’ equity	$17,880,717,436
2005	Reserves for annuity contracts in payout phase:	9,694,221
2005	Contract owners’ equity	$13,950,161,968
2004	Reserves for annuity contracts in payout phase:	9,554,595
2004	Contract owners’ equity	$12,749,242,735
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II (NOTES TO FINANCIAL STATEMENTS, Continued)

*	This represents the range of annual contract expense rates of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owner accounts through the redemption of units.
**	This represents the dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by average net assets. The ratios exclude those expenses, such as mortality and expense charges or contract maintenance charges, that result in direct reductions to the contractholder accounts through reductions in unit values or redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
***	This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of the value for expenses assessed. It does not include any expenses assessed through the redemption of units, the inclusion of which would result in a reduction of the total return presented. Total return is not annualized if the underlying mutual fund option is initially offered, funded, or both, during the period presented.
(a) & (b) Denote the minimum and maximum of the total return ranges, respectively, for underlying mutual fund options that were added and funded during the reporting period. These returns were not annualized. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) is representative of all units issued and outstanding at period end. Such options that were added during the reporting period are designated using both symbols.

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

September 30, 2009

(Unaudited)

Assets:
Federated IS - Quality Bond Fund II - Service Class (FQBS)
4,898,524 shares (cost $53,345,783 )	53,687,818
Fidelity(R) VIP - Growth Portfolio - Initial Class (FGP)
12,184,571 shares (cost $406,979,968 )	346,407,341
Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)
55,735 shares (cost $726,425 )	584,105
Nationwide VIT - Gartmore Worldwide Leaders Fund - Class III (GEF3)
258,553 shares (cost $3,833,767 )	2,479,522
Nationwide VIT - Government Bond Fund - Class I (GBF)
48,258,231 shares (cost $557,586,726 )	580,546,523
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class 2 (FVSS2)
1,722,588 shares (cost $18,331,816 )	12,919,413
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)
1,018,989 shares (cost $9,463,269 )	7,581,280
Federated IS - Market Opportunity Fund II - Service Class (FVMOS)
809,780 shares (cost $8,173,902 )	8,219,270
Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)
15,791,069 shares (cost $181,406,014 )	198,493,741
Franklin Templeton VIP - Rising Dividends Securities Fund - Class 2 (FTVRD2)
4,508,980 shares (cost $79,506,553 )	68,085,597
Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)
7,735,645 shares (cost $127,445,930 )	102,419,944
Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)
4,342,226 shares (cost $72,601,551 )	73,079,660
Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)
3,796,754 shares (cost $57,905,927 )	39,752,018
Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)
3,793,132 shares (cost $43,351,495 )	33,531,283
Nationwide VIT - Gartmore Emerging Markets Fund - Class VI (GEM6)
4,696,021 shares (cost $66,775,067 )	49,120,381

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Federated IS - Quality Bond Fund II - Primary Class (FQB)
1,161,613 shares (cost $12,435,539 )	12,777,743
Fidelity(R) VIP - Overseas Portfolio - Initial Class R (FOPR)
2,412,437 shares (cost $46,345,557 )	35,921,194
Fidelity(R) VIP - Overseas Portfolio - Initial Class (FOP)
4,928,698 shares (cost $80,036,181 )	73,536,174
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 R (FO2R)
3,344,403 shares (cost $64,148,868 )	49,028,950
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 (FO2)
273,945 shares (cost $4,826,642 )	4,046,166
Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)
4,668,408 shares (cost $103,316,464 )	74,694,534
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)
870,329 shares (cost $24,589,487 )	21,375,285
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class 2 (FMC2)
7,370,217 shares (cost $219,944,012 )	178,727,750
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)
2,235,594 shares (cost $27,037,498 )	28,436,762
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)
37,794,529 shares (cost $459,560,085 )	475,455,178
Fidelity(R) VIP - High Income Portfolio - Initial Class R (FHIPR)
4,668,867 shares (cost $19,776,738 )	25,165,192
American Century VP - Balanced Fund - Class I (ACVB)
7,371,567 shares (cost $46,740,381 )	41,354,492
Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)
1,251,858 shares (cost $8,016,803 )	8,712,934
Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3)
942,118 shares (cost $14,089,141 )	9,204,492
Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)
220,325,353 shares (cost $2,459,408,889 )	2,082,074,584
Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)
26,438,081 shares (cost $261,639,037 )	258,300,050
Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)
48,024,792 shares (cost $530,113,418 )	380,356,349
Nationwide VIT - Gartmore Global Utilities Fund - Class II (GVGU2)
47,324 shares (cost $533,301 )	385,217

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Nationwide VIT - Gartmore Global Utilities Fund - Class III (GVGU)
473,757 shares (cost $5,080,446 )	3,856,384
Nationwide VIT - Health Sciences Fund - Class III (GVGHS)
451,031 shares (cost $4,542,363 )	4,077,317
Nationwide VIT - Health Sciences Fund - Class VI (GVGH6)
1,327,135 shares (cost $13,067,311 )	11,891,129
Nationwide VIT - Health Sciences Fund - Class II (GVGH2)
142,922 shares (cost $1,485,208 )	1,270,578
Nationwide VIT - Global Financial Services Fund - Class III (GVGFS)
324,794 shares (cost $2,293,834 )	2,445,697
Nationwide VIT - Global Financial Services Fund - Class II (GVGF2)
95,941 shares (cost $1,154,767 )	719,559
Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
59,765,177 shares (cost $636,002,934 )	575,538,654
Nationwide VIT - Gartmore Emerging Markets Fund - Class II (GEM2)
210,957 shares (cost $2,666,114 )	2,191,840
Nationwide VIT - Multi-Manager International Value Fund - Class VI (GVDIV6)
4,346,537 shares (cost $42,264,500 )	42,248,335
Fidelity(R) VIP III - Growth Opportunities Portfolio - Initial Class (FGOP)
1,032,555 shares (cost $15,131,661 )	14,011,765
Nationwide VIT - Multi-Manager International Value Fund - Class II (GVDIV2)
110,757 shares (cost $1,561,002 )	1,080,984
Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)
3,015,947 shares (cost $176,406,138 )	132,761,971
Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)
13,972,326 shares (cost $462,219,423 )	441,106,341
Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)
4,220,282 shares (cost $92,963,259 )	80,016,540
Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)
42,120,103 shares (cost $446,840,961 )	445,209,485
Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)
72,545,834 shares (cost $1,184,916,868 )	1,083,109,296
Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3)
4,573,199 shares (cost $39,952,240 )	34,344,726
Nationwide VIT - Gartmore International Equity Fund - Class I (GIG)
8,804 shares (cost $64,330 )	66,033

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Nationwide VIT - Technology and Communications Fund - Class VI (GGTC6)
3,875,321 shares (cost $11,854,048 )	11,935,990
Nationwide VIT - Technology and Communications Fund - Class III (GGTC3)
1,687,690 shares (cost $4,945,636 )	5,282,471
Nationwide VIT - Technology and Communications Fund - Class II (GGTC2)
229,760 shares (cost $854,923 )	700,769
Nationwide VIT - Technology and Communications Fund - Class I (GGTC)
55,722 shares (cost $183,694 )	172,740
Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
158,272,955 shares (cost $1,821,054,266 )	1,435,535,703
American Century VP - Vista(SM) Fund - Class I (ACVVS1)
770 shares (cost $8,828 )	9,758
Fidelity(R) VIP - High Income Portfolio - Initial Class (FHIP)
11,934,423 shares (cost $70,925,225 )	64,445,886
Neuberger Berman AMT - Growth Portfolio - Class I (AMTG)
6,739 shares (cost $81,789 )	89,222
Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)
21,671,108 shares (cost $274,228,904 )	256,369,210
Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)
2,264,413 shares (cost $34,702,819 )	26,493,628
Neuberger Berman AMT - International Portfolio - Class S (AMINS)
9 shares (cost $85 )	85
Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS)
413,541 shares (cost $5,184,205 )	4,027,887
AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class B (ALVSVB)
1,440,840 shares (cost $16,516,665 )	18,168,997
AllianceBernstein VPS - Growth and Income Portfolio - Class B (ALVGIB)
620,604 shares (cost $13,660,251 )	9,042,196
Alger American Mid Cap Growth Portfolio - Class S (ALMCS)
41,833 shares (cost $719,930 )	410,798
Alger American Balanced Portfolio - Class S (ALBS)
19,489 shares (cost $268,351 )	220,809
American Funds IS - High Income Bond Fund - Class 1 (AFHY)
158,614 shares (cost $1,410,831 )	1,676,550
AIM VIF - Basic Value Fund - Series II (AVBV2)
3,800 shares (cost $20,765 )	21,814

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

American Funds IS - U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)
113,628 shares (cost $1,356,322 )	1,419,213
AIM VIF - Capital Appreciation Fund - Series II (AVCA2)
404,633 shares (cost $10,399,674 )	7,631,370
American Century VP - Value Fund - Class II (ACVV2)
14,758,890 shares (cost $99,174,989 )	74,089,629
American Century VP - Value Fund - Class I (ACVV)
11,909,383 shares (cost $85,320,070 )	59,666,007
American Century VP - Ultra(R) Fund - Class II (ACVU2)
1,660 shares (cost $11,307 )	12,270
American Century VP - Ultra(R) Fund - Class I (ACVU1)
1 shares (cost $8 )	9
American Century VP - Mid Cap Value Fund - Class II (ACVMV2)
3,198,567 shares (cost $35,537,620 )	36,239,769
American Century VP - Mid Cap Value Fund - Class I (ACVMV1)
431,561 shares (cost $4,705,682 )	4,885,275
American Century VP - Inflation Protection Fund - Class II (ACVIP2)
13,822,230 shares (cost $144,014,780 )	146,653,858
American Century VP - Income & Growth Fund - Class II (ACVIG2)
1,198,802 shares (cost $8,405,343 )	6,185,817
American Century VP - Income & Growth Fund - Class I (ACVIG)
3,152,988 shares (cost $21,231,598 )	16,269,417
American Century VP - International Fund - Class III (ACVI3)
47 shares (cost $316 )	350
American Century VP - International Fund - Class I (ACVI)
4,926 shares (cost $33,435 )	36,551
American Century VP - Capital Appreciation Fund - Class I (ACVCA)
10,382 shares (cost $96,556 )	106,523
American Funds IS - Growth Fund - Class 1 (AFGF)
232,452 shares (cost $11,743,950 )	10,367,339
Federated IS - American Leaders Fund II - Service Class (FALFS)
105,504 shares (cost $1,382,925 )	915,776
Fidelity(R) VIP - Growth Portfolio - Service Class 2 (FG2)
1,515,851 shares (cost $56,741,366 )	42,625,730
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)
2,063,213 shares (cost $22,294,811 )	18,197,540

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)
584,241 shares (cost $6,044,791 )	5,164,691
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)
10,464,254 shares (cost $111,345,067 )	99,201,123
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)
749,456 shares (cost $7,620,885 )	7,127,323
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)
5,731,461 shares (cost $61,540,837 )	56,282,943
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)
542,437 shares (cost $5,689,451 )	5,348,428
Fidelity(R) VIP - Equity-Income Portfolio - Initial Class (FEIP)
23,904,467 shares (cost $541,280,447 )	394,901,803
Fidelity(R) VIP - Equity-Income Portfolio - Service Class 2 (FEI2)
6,989,021 shares (cost $160,833,177 )	113,641,489
Fidelity(R) VIP II - Contrafund(R) Portfolio - Initial Class (FCP)
18,805,039 shares (cost $456,938,266 )	372,715,875
Federated IS - Capital Appreciation Fund II - Service Class (FCA2S)
307,862 shares (cost $1,775,463 )	1,693,242
Neuberger Berman AMT - Partners Portfolio - Class I (AMTP)
4,038 shares (cost $38,930 )	42,565
Fidelity(R) VIP II - Asset Manager Portfolio - Initial Class (FAMP)
13,698,151 shares (cost $193,825,622 )	176,432,182
Nationwide VIT - U.S. Growth Leaders Fund - Class III (GVUGL)
357,620 shares (cost $3,566,191 )	2,585,592
Nationwide VIT - Van Kampen Comstock Value Fund - Class II (EIF2)
9,829,913 shares (cost $90,560,673 )	82,964,466
Dreyfus IP - Small Cap Stock Index Portfolio - Service Class (DVSCS)
4,332,349 shares (cost $53,418,208 )	40,247,518
Dreyfus VIF - Developing Leaders Portfolio - Service Class (DVDLS)
62,117 shares (cost $2,094,345 )	1,395,153
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)
1,769,989 shares (cost $41,621,956 )	43,878,032
Dreyfus Stock Index Fund, Inc. - Service Class (DSIFS)
3,559,382 shares (cost $105,199,683 )	88,842,185
Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)
9,999,904 shares (cost $251,787,676 )	249,397,614

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Dreyfus VIF - Growth and Income Portfolio - Initial Class (DGI)
929,627 shares (cost $17,571,402 )	14,827,548
Dreyfus VIF - Appreciation Portfolio - Service Class (DCAPS)
709,307 shares (cost $23,325,389 )	20,839,435
Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)
857,608 shares (cost $28,987,416 )	25,325,155
Charles Schwab Money Market Portfolio (CHSMM)
19,881,270 shares (cost $19,881,270 )	19,881,270
Nationwide VIT - Growth Fund - Class I (CAF)
3,154,368 shares (cost $28,014,765 )	34,792,680
AIM VIF - Capital Development Fund - Series II (AVCD2)
1,759,623 shares (cost $25,633,146 )	18,300,083
Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class 2 (FC2)
11,712,466 shares (cost $341,645,905 )	228,041,719
Oppenheimer VAF - High Income Fund - Class 4 (OVHI4)
3,600,987 shares (cost $5,818,548 )	6,913,895
Nationwide VIT - International Index Fund - Class VIII (GVIX8)
1,310,132 shares (cost $11,731,042 )	10,546,564
Nationwide VIT - Multi-Manager Small Company Fund - Class II (SCF2)
3,102,521 shares (cost $54,828,622 )	42,349,405
Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)
6,227,738 shares (cost $128,639,975 )	86,876,945
Nationwide VIT - Money Market Fund - Class I (SAM)
632,083,469 shares (cost $632,083,469 )	632,083,469
Putnam VT - Voyager Fund - Class IB (PVTVB)
79,135 shares (cost $2,138,775 )	2,428,654
Putnam VT - International Equity Fund - Class IB (PVTIGB)
63,985 shares (cost $931,583 )	697,433
Putnam VT - Growth and Income Fund - Class IB (PVGIB)
269,276 shares (cost $5,854,653 )	3,705,240
PIMCO VIT - Low Duration Portfolio - Advisor Class (PMVLAD)
11,804,464 shares (cost $120,624,112 )	123,946,874
PIMCO VIT - Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)
345,110 shares (cost $3,702,529 )	3,830,720
Oppenheimer VAF - Main Street Small Cap Fund(R) - Service Class (OVSCS)
2,543,543 shares (cost $24,721,004 )	34,922,844

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)
263,738 shares (cost $3,274,513 )	3,647,500
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class II (SCGF2)
946,159 shares (cost $14,391,045 )	10,701,053
Oppenheimer VAF - High Income Fund - Service Class (OVHIS)
1,894,099 shares (cost $15,203,370 )	3,598,789
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)
4,773,097 shares (cost $55,037,841 )	38,137,042
Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)
192,985 shares (cost $308,786 )	366,671
Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)
27,346 shares (cost $216,447 )	51,684
Oppenheimer VAF - Global Securities Fund - Service Class (OVGSS)
439,918 shares (cost $11,794,398 )	11,033,149
Oppenheimer VAF - Global Securities Fund - Class 4 (OVGS4)
2,613,061 shares (cost $81,365,634 )	65,613,972
Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)
2,571,291 shares (cost $74,072,536 )	65,387,918
Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)
5,313,759 shares (cost $117,377,860 )	134,278,693
Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)
1,338,561 shares (cost $47,106,961 )	45,818,934
Oppenheimer VAF - Main Street(R) - Service Class (OVGIS)
17,788,144 shares (cost $393,073,406 )	304,355,143
Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)
791,544 shares (cost $16,119,532 )	13,646,212
Oppenheimer VAF - Capital Appreciation Fund - Service Class (OVCAFS)
1,148,303 shares (cost $42,477,432 )	39,007,862
Oppenheimer VAF - Core Bond Fund - Non-Service Class (OVB)
6,310,904 shares (cost $68,455,057 )	43,419,022
Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)
234,176 shares (cost $11,066,245 )	7,983,052
Oppenheimer VAF - Balanced Fund - Non-Service Class (OVMS)
5,148,543 shares (cost $77,856,340 )	52,051,769
Van Eck Worldwide Insurance Trust - Bond Fund - Class R1 (VWBFR)
602,029 shares (cost $6,991,387 )	7,170,161

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Credit Suisse Trust - Small Cap Core I Portfolio (WSCP)
2,941,423 shares (cost $34,738,901 )	34,797,032
Ivy Fund VIP, Inc. - Asset Strategy (WRASP)
1,912,116 shares (cost $16,020,779 )	17,053,590
Credit Suisse Trust - International Focus Portfolio (WIEP)
6,855 shares (cost $69,567 )	71,565
Wells Fargo AVT - Total Return Bond Fund (WFVTRB)
24,921 shares (cost $257,697 )	258,930
Wells Fargo AVT - Small-Mid Cap Value Fund (WFVSMV)
1,387 shares (cost $12,705 )	10,016
Wells Fargo AVT - Small Cap Growth Fund (WFVSCG)
1,142,232 shares (cost $6,297,754 )	6,887,659
Wells Fargo AVT - Money Market Fund (WFVMM)
17,531 shares (cost $17,531 )	17,531
Wells Fargo AVT - Large Company Growth Fund (WFVLCG)
11,658 shares (cost $101,722 )	97,457
Victory VIF - Diversified Stock Fund - Class A (VYDS)
61,016 shares (cost $576,563 )	513,754
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Class R1 (VWHAR)
1,035,958 shares (cost $33,466,443 )	28,468,140
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)
1,165,777 shares (cost $26,698,574 )	32,047,222
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)
470,465 shares (cost $7,439,975 )	5,419,757
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)
2,025,573 shares (cost $30,548,246 )	20,802,632
Nationwide VIT - Van Kampen Real Estate Fund - Class II (NVRE2)
7,112,614 shares (cost $43,826,408 )	48,436,899
Van Eck Worldwide Insurance Trust - Bond Fund - Initial Class (VWBF)
1,179,981 shares (cost $13,942,446 )	14,053,572
MTB Managed Allocation Fund - Moderate Growth II (VFMG2)
546,879 shares (cost $5,421,391 )	4,599,255
T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)
966 shares (cost $4,842 )	4,861
Nationwide VIT - Nationwide Fund - Class II (TRF2)
37,165,161 shares (cost $408,100,230 )	286,543,392

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Nationwide VIT - Nationwide Fund - Class I (TRF)
18,986,348 shares (cost $198,338,031 )	146,954,332
T. Rowe Price Equity Income Portfolio - II (TREI2)
4,360,142 shares (cost $92,344,520 )	73,163,176
T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)
3,920,223 shares (cost $35,606,265 )	34,615,573
Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)
7,176,476 shares (cost $81,746,848 )	93,940,071
Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)
438,279 shares (cost $5,901,252 )	5,772,133
Wells Fargo AVT - Opportunity Fund(SM) (SVOF)
18,487 shares (cost $238,453 )	261,963
Wells Fargo AVT - Discovery Fund(SM) (SVDF)
2,875 shares (cost $38,769 )	42,085
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class II (SCVF2)
3,044,865 shares (cost $29,388,909 )	23,993,538
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Class R1 (VWEMR)
1,738,186 shares (cost $20,070,987 )	17,833,789
MFS(R) VIT - Investors Growth Stock Series - Service Class (MIGSC)
1,449,806 shares (cost $13,406,098 )	12,903,274
Nationwide VIT - Core Bond Fund - Class I (NVCBD1)
196,478 shares (cost $1,979,706 )	2,043,367
Nationwide VIT - American Century NVIT Multi Cap Value Fund - Class II (NVAMV2)
195,153 shares (cost $2,245,119 )	2,455,023
Nationwide VIT - American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)
1,227 shares (cost $14,234 )	15,437
Nationwide VIT - AllianceBernstein NVIT Global Fixed Income Fund - Class III (NVAGF3)
86,517 shares (cost $938,938 )	989,750
MFS(R) VIT - Value Series - Service Class (MVFSC)
29,789,620 shares (cost $303,285,247 )	332,154,263
Van Kampen UIF - U.S. Real Estate Portfolio - Class II (MSVREB)
1,152 shares (cost $9,391 )	10,796
Van Kampen UIF - U.S. Real Estate Portfolio - Class I (MSVRE)
3,915 shares (cost $31,985 )	36,801
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)
219,026 shares (cost $2,301,307 )	2,155,218

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Van Kampen UIF - Core Plus Fixed Income Portfolio - Class II (MSVF2)
2,525,310 shares (cost $24,565,011 )	24,647,027
Van Kampen UIF - Emerging Markets Debt Portfolio - Class II (MSEMB)
180,096 shares (cost $1,421,861 )	1,361,526
Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)
603,403 shares (cost $4,815,865 )	4,585,862
Nationwide VIT - Templeton NVIT International Value Fund - Class III (NVTIV3)
23,941,147 shares (cost $271,466,712 )	329,190,773
BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund - Class III (MLVGA3)
1,142,988 shares (cost $14,267,901 )	15,030,289
Nationwide VIT - Cardinal Conservative Fund - Class II (NVCCN2)
16,413,477 shares (cost $154,085,702 )	165,119,583
Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)
5,929,785 shares (cost $102,916,962 )	83,728,567
JPMorgan Insurance Trust - JPMorgan Insurance Trust Mid Cap Value Portfolio 1 (JPMMV1)
1,156,619 shares (cost $4,963,404 )	6,083,814
Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)
4,370,297 shares (cost $222,167,765 )	189,277,554
Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)
219,758 shares (cost $6,697,880 )	9,464,990
Janus Aspen Series - Global Technology Portfolio - Service II Class (JAGTS2)
1,072,896 shares (cost $4,397,058 )	4,699,287
Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)
534,545 shares (cost $1,882,559 )	2,293,200
Janus Aspen Series - Forty Portfolio - Service Class (JACAS)
3,243,278 shares (cost $108,037,354 )	102,682,188
Janus Aspen Series - Balanced Portfolio - Service Class (JABS)
486,684 shares (cost $13,187,589 )	13,252,392
Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)
9,867,117 shares (cost $56,318,622 )	62,458,848
Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)
1,559,550 shares (cost $11,849,416 )	9,887,547
Nationwide VIT - Nationwide Leaders Fund - Class III (GVUSL)
339,681 shares (cost $4,203,978 )	2,771,799
Credit Suisse Trust - Global Small Cap Portfolio (WVCP)
174,085 shares (cost $1,619,693 )	1,636,396

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)
8,136,887 shares (cost $72,408,338 )	68,024,373
Nationwide VIT - Multi-Manager International Growth Fund - Class VI (NVMIG6)
33,619,222 shares (cost $306,938,091 )	273,996,657
Nationwide VIT - U.S. Growth Leaders Fund - Class II (GVUG2)
2,016,883 shares (cost $18,222,256 )	14,259,363
Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)
8,723,036 shares (cost $54,420,778 )	59,578,336
Nationwide VIT - Oppenheimer NVIT Large Cap Growth Fund - Class II (NVOLG2)
46,077 shares (cost $563,268 )	612,368
Nationwide VIT - Oppenheimer NVIT Large Cap Growth Fund - Class I (NVOLG1)
6,431 shares (cost $76,747 )	85,528
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class II (NVNSR2)
35,384,008 shares (cost $324,927,270 )	283,425,901
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)
206,398 shares (cost $1,831,329 )	1,655,315
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class II (NVNMO2)
1,042,400 shares (cost $6,760,145 )	8,349,623
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)
12,743,051 shares (cost $96,943,475 )	102,708,990
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
39,014,095 shares (cost $343,278,918 )	337,081,783
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)
21,392,968 shares (cost $182,656,012 )	168,790,518
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
24,761,525 shares (cost $183,772,135 )	196,111,276
Nationwide VIT - Multi-Manager Large Cap Value Fund - Class II (NVMLV2)
4,747,509 shares (cost $35,001,437 )	37,980,074
Nationwide VIT - Core Bond Fund - Class II (NVCBD2)
18,106,763 shares (cost $184,318,905 )	187,767,130
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
397,654 shares (cost $2,967,518 )	3,228,950
Nationwide VIT - Cardinal Capital Appreciation Fund - Class II (NVCCA2)
46,066,123 shares (cost $375,195,703 )	406,303,202
Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)
5,815,457 shares (cost $44,218,929 )	47,454,133

(Continued)

Nationwide Variable Account - II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class II (NVLCP2)
844,243 shares (cost $8,628,191 )	9,252,900
Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)
1,979,877 shares (cost $13,759,200 )	14,849,075
Nationwide VIT - Gartmore NVIT Worldwide Leaders Fund - Class VI (NVGWL6)
23,134 shares (cost $202,918 )	222,087
Nationwide VIT - NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)
4,163,748 shares (cost $49,150,568 )	52,796,327
Nationwide VIT - NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)
2,446,010 shares (cost $27,667,256 )	29,131,982
Nationwide VIT - Cardinal Balanced Fund - Class II (NVCRB2)
37,238,088 shares (cost $322,640,692 )	348,548,501
Nationwide VIT - Cardinal Aggressive Fund - Class II (NVCRA2)
1,151,725 shares (cost $8,440,025 )	9,271,383
Nationwide VIT - Cardinal Moderate Fund - Class II (NVCMD2)
42,155,209 shares (cost $352,203,926 )	383,190,852
Nationwide VIT - Cardinal Moderately Conservative Fund - Class II (NVCMC2)
13,956,431 shares (cost $124,396,815 )	134,400,435
Nationwide VIT - Cardinal Moderately Aggressive Fund - Class II (NVCMA2)
20,708,567 shares (cost $162,330,450 )	176,644,077
Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)
7,114,320 shares (cost $72,172,478 )	73,348,643
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)
19,776,630 shares (cost $137,351,437 )	160,388,472

Total	20,237,809,064

Accounts Receivable	0

Total Assets	20,237,809,064

Accounts Payable	336,352

Contract Owners Equity	$20,237,472,712

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS

Nine Month Period Ended September 30, 2009

(Unaudited)

Investment Activity:	Total	AVBV2	AVCA2	AVCD2	ALBS	ALMCS	ALVGIB	ALVSVB
Reinvested dividends	$231,017,317	-	-	-	5,728	-	190,890	109,709
Mortality and expense risk charges (note 2)	(209,708,736)	(234,490)	(88,719)	(185,396)	(1,455)	(2,501)	(98,877)	(149,273)

Net investment income (loss)	21,308,581	(234,490)	(88,719)	(185,396)	4,273	(2,501)	92,013	(39,564)

Proceeds from mutual fund shares sold	3,752,132,628	33,541,291	1,248,317	1,543,603	16,147	26,809	1,577,984	5,315,911
Cost of mutual fund shares sold	(5,275,388,046)	(54,093,656)	(1,784,190)	(3,528,294)	(26,599)	(70,255)	(2,818,618)	(8,570,674)

Realized gain (loss) on investments	(1,523,255,418)	(20,552,365)	(535,873)	(1,984,691)	(10,452)	(43,446)	(1,240,634)	(3,254,763)
Change in unrealized gain (loss) on investments	4,306,583,593	27,703,683	1,424,594	6,591,951	47,124	162,392	2,187,633	6,784,936

Net gain (loss) on investments	2,783,328,175	7,151,318	888,721	4,607,260	36,672	118,946	946,999	3,530,173

Reinvested capital gains	239,222,535	-	-	-	-	-	-	578,687

Net increase (decrease) in contract owners’ equity resulting from operations	$3,043,859,291	6,916,828	800,002	4,421,864	40,945	116,445	1,039,012	4,069,296

Investment Activity:	ACVB	ACVCA	ACVIG	ACVIG2	ACVIP2	ACVI	ACVI2	ACVI3
Reinvested dividends	$1,947,000	618,872	676,690	241,571	1,364,553	554,562	30,954	320,367
Mortality and expense risk charges (note 2)	(397,544)	(568,108)	(149,347)	(64,461)	(1,585,289)	(204,046)	(13,173)	(116,375)

Net investment income (loss)	1,549,456	50,764	527,343	177,110	(220,736)	350,516	17,781	203,992

Proceeds from mutual fund shares sold	6,918,433	84,961,792	2,326,965	1,088,030	12,811,620	30,959,021	1,899,421	18,218,621
Cost of mutual fund shares sold	(8,853,340)	(80,410,288)	(3,194,120)	(1,613,885)	(13,212,449)	(30,968,452)	(2,005,635)	(20,449,701)

Realized gain (loss) on investments	(1,934,907)	4,551,504	(867,155)	(525,855)	(400,829)	(9,431)	(106,214)	(2,231,080)
Change in unrealized gain (loss) on investments	4,362,822	8,968,188	1,954,478	922,372	9,723,999	3,848,739	318,636	4,460,570

Net gain (loss) on investments	2,427,915	13,519,692	1,087,323	396,517	9,323,170	3,839,308	212,422	2,229,490

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$3,977,371	13,570,456	1,614,666	573,627	9,102,434	4,189,824	230,203	2,433,482

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	ACVI4	ACVMV1	ACVMV2	ACVU1	ACVU2	ACVV	ACVV2	ACVVS1
Reinvested dividends	$179,033	152,699	914,368	5,940	14,365	3,058,831	3,393,625	-
Mortality and expense risk charges (note 2)	(81,383)	(41,283)	(354,946)	(15,643)	(80,505)	(555,171)	(793,942)	(27,913)

Net investment income (loss)	97,650	111,416	559,422	(9,703)	(66,140)	2,503,660	2,599,683	(27,913)

Proceeds from mutual fund shares sold	11,357,402	1,679,464	6,841,537	2,394,873	9,380,942	10,476,977	10,942,581	4,343,453
Cost of mutual fund shares sold	(16,952,540)	(2,583,705)	(9,969,707)	(3,339,990)	(13,415,869)	(19,697,085)	(20,438,388)	(7,311,303)

Realized gain (loss) on investments	(5,595,138)	(904,241)	(3,128,170)	(945,117)	(4,034,927)	(9,220,108)	(9,495,807)	(2,967,850)
Change in unrealized gain (loss) on investments	6,920,566	1,449,093	7,720,690	1,249,488	5,189,045	12,510,086	14,094,515	3,303,424

Net gain (loss) on investments	1,325,428	544,852	4,592,520	304,371	1,154,118	3,289,978	4,598,708	335,574

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$1,423,078	656,268	5,151,942	294,668	1,087,978	5,793,638	7,198,391	307,661

Investment Activity:	ACVVS2	AFGF	AFHY	AFGC	MLVGA3	CHSMM	WVCP	WIEP
Reinvested dividends	$-	24,048	19,708	8,121	35,054	24,406	17,834	4,333
Mortality and expense risk charges (note 2)	(122,170)	(89,091)	(13,150)	(14,471)	(33,557)	(170,948)	(13,836)	(139,134)

Net investment income (loss)	(122,170)	(65,043)	6,558	(6,350)	1,497	(146,542)	3,998	(134,801)

Proceeds from mutual fund shares sold	15,166,694	1,242,161	1,703,803	225,473	8,010	11,076,433	142,172	20,743,165
Cost of mutual fund shares sold	(24,586,821)	(1,579,164)	(1,712,462)	(225,295)	(7,218)	(11,076,433)	(181,674)	(17,857,350)

Realized gain (loss) on investments	(9,420,127)	(337,003)	(8,659)	178	792	-	(39,502)	2,885,815
Change in unrealized gain (loss) on investments	10,407,868	3,053,692	414,214	23,857	762,387	-	392,630	(672,793)

Net gain (loss) on investments	987,741	2,716,689	405,555	24,035	763,179	-	353,128	2,213,022

Reinvested capital gains	-	-	-	12,897	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$865,571	2,651,646	412,113	30,582	764,676	(146,542)	357,126	2,078,221

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	WSCP	DVSCS	DSIF	DSIFS	DCAP	DCAPS	DVDLS	DGI
Reinvested dividends	$368,018	884,480	3,612,634	1,070,456	647,162	404,971	15,510	145,554
Mortality and expense risk charges (note 2)	(308,116)	(378,017)	(2,239,934)	(845,245)	(231,781)	(214,881)	(12,363)	(131,713)

Net investment income (loss)	59,902	506,463	1,372,700	225,211	415,381	190,090	3,147	13,841

Proceeds from mutual fund shares sold	3,900,815	5,571,676	30,668,986	6,959,653	3,953,617	3,771,768	171,449	1,979,566
Cost of mutual fund shares sold	(3,884,523)	(11,001,901)	(35,256,213)	(9,577,078)	(4,568,964)	(4,987,660)	(412,266)	(2,498,931)

Realized gain (loss) on investments	16,292	(5,430,225)	(4,587,227)	(2,617,425)	(615,347)	(1,215,892)	(240,817)	(519,365)
Change in unrealized gain (loss) on investments	4,853,263	4,847,921	25,691,789	10,433,038	1,368,531	2,197,768	467,185	2,948,719

Net gain (loss) on investments	4,869,555	(582,304)	21,104,562	7,815,613	753,184	981,876	226,368	2,429,354

Reinvested capital gains	-	5,995,719	14,946,956	4,719,219	1,888,385	1,333,884	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$4,929,457	5,919,878	37,424,218	12,760,043	3,056,950	2,505,850	229,515	2,443,195

Investment Activity:	FALFS	FCA2S	FVMOS	FQB	FQBS	FEIP	FEI2	FGP
Reinvested dividends	$19,490	12,757	139,416	814,316	3,146,760	457,157	122,418	54,162
Mortality and expense risk charges (note 2)	(10,254)	(19,090)	(111,365)	(121,235)	(589,015)	(3,402,362)	(1,113,587)	(3,095,697)

Net investment income (loss)	9,236	(6,333)	28,051	693,081	2,557,745	(2,945,205)	(991,169)	(3,041,535)

Proceeds from mutual fund shares sold	206,172	543,318	7,660,985	3,287,128	7,133,755	48,389,481	9,778,720	40,385,171
Cost of mutual fund shares sold	(512,759)	(629,548)	(8,004,660)	(3,526,703)	(8,263,074)	(91,892,071)	(17,880,009)	(70,066,454)

Realized gain (loss) on investments	(306,587)	(86,230)	(343,675)	(239,575)	(1,129,319)	(43,502,590)	(8,101,289)	(29,681,283)
Change in unrealized gain (loss) on investments	383,583	196,676	308,040	1,486,653	6,110,916	122,091,659	30,251,950	89,564,590

Net gain (loss) on investments	76,996	110,446	(35,635)	1,247,078	4,981,597	78,589,069	22,150,661	59,883,307

Reinvested capital gains	-	-	141,524	-	-	-	-	40,622

Net increase (decrease) in contract owners’ equity resulting from operations	$86,232	104,113	133,940	1,940,159	7,539,342	75,643,864	21,159,492	56,882,394

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	FG2	FHIP	FHIPR	FOP	FOPR	FO2	FO2R	FAMP
Reinvested dividends	$6,242	68,781	21,683	-	-	-	-	229,390
Mortality and expense risk charges (note 2)	(443,646)	(600,975)	(198,419)	(630,874)	(310,312)	(39,848)	(468,119)	(1,580,194)

Net investment income (loss)	(437,404)	(532,194)	(176,736)	(630,874)	(310,312)	(39,848)	(468,119)	(1,350,804)

Proceeds from mutual fund shares sold	5,394,698	10,333,805	8,397,944	8,638,611	5,453,580	747,721	3,783,601	20,689,921
Cost of mutual fund shares sold	(8,171,762)	(14,919,968)	(11,003,677)	(10,231,547)	(7,498,745)	(970,869)	(6,548,568)	(31,537,427)

Realized gain (loss) on investments	(2,777,064)	(4,586,163)	(2,605,733)	(1,592,936)	(2,045,165)	(223,148)	(2,764,967)	(10,847,506)
Change in unrealized gain (loss) on investments	10,125,566	23,130,937	8,754,096	14,862,062	8,461,086	981,792	12,212,976	46,869,388

Net gain (loss) on investments	7,348,502	18,544,774	6,148,363	13,269,126	6,415,921	758,644	9,448,009	36,021,882

Reinvested capital gains	4,682	-	-	93,865	47,008	5,554	51,012	-

Net increase (decrease) in contract owners’ equity resulting from operations	$6,915,780	18,012,580	5,971,627	12,732,117	6,152,617	724,350	9,030,902	34,671,078

Investment Activity:	FCP	FC2	FIGBS	FIGBP2	FGOP	FMCS	FMC2	FVSS
Reinvested dividends	$316,359	196,630	1,015,052	18,601,298	-	8,816	88,178	1,951
Mortality and expense risk charges (note 2)	(3,227,288)	(2,344,549)	(229,017)	(5,281,181)	(119,686)	(154,976)	(1,781,993)	(53,583)

Net investment income (loss)	(2,910,929)	(2,147,919)	786,035	13,320,117	(119,686)	(146,160)	(1,693,815)	(51,632)

Proceeds from mutual fund shares sold	45,067,914	26,092,858	3,497,509	60,418,011	1,578,296	1,921,986	13,784,241	1,765,538
Cost of mutual fund shares sold	(66,417,573)	(47,354,906)	(3,688,948)	(62,786,370)	(1,775,234)	(3,478,602)	(22,673,534)	(4,087,837)

Realized gain (loss) on investments	(21,349,659)	(21,262,048)	(191,439)	(2,368,359)	(196,938)	(1,556,616)	(8,889,293)	(2,322,299)
Change in unrealized gain (loss) on investments	105,205,226	71,843,830	2,360,101	38,167,311	3,969,236	6,426,481	53,960,430	4,676,724

Net gain (loss) on investments	83,855,567	50,581,782	2,168,662	35,798,952	3,772,298	4,869,865	45,071,137	2,354,425

Reinvested capital gains	-	-	27,565	527,037	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$80,944,638	48,433,863	2,982,262	49,646,106	3,652,612	4,723,705	43,377,322	2,302,793

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	FVSS2	FNRS2	FF10S	FF10S2	FF20S	FF20S2	FF30S	FF30S2
Reinvested dividends	$3,446	-	-	-	-	-	-	-
Mortality and expense risk charges (note 2)	(115,575)	(717,961)	(47,306)	(631,120)	(55,829)	(897,598)	(38,504)	(199,636)

Net investment income (loss)	(112,129)	(717,961)	(47,306)	(631,120)	(55,829)	(897,598)	(38,504)	(199,636)

Proceeds from mutual fund shares sold	1,398,287	9,817,453	980,918	2,299,533	1,292,992	1,281,769	320,743	941,474
Cost of mutual fund shares sold	(3,545,324)	(15,826,274)	(1,443,205)	(3,120,299)	(2,090,626)	(1,831,543)	(560,336)	(1,519,001)

Realized gain (loss) on investments	(2,147,037)	(6,008,821)	(462,287)	(820,766)	(797,634)	(549,774)	(239,593)	(577,527)
Change in unrealized gain (loss) on investments	6,397,955	27,504,073	1,337,436	9,687,319	2,079,877	17,727,781	1,220,986	4,149,275

Net gain (loss) on investments	4,250,918	21,495,252	875,149	8,866,553	1,282,243	17,178,007	981,393	3,571,748

Reinvested capital gains	-	-	34,491	304,023	40,321	477,199	54,824	203,381

Net increase (decrease) in contract owners’ equity resulting from operations	$4,138,789	20,777,291	862,334	8,539,456	1,266,735	16,757,608	997,713	3,575,493

Investment Activity:	FTVDM3	TIF2	TIF3	FTVFA2	FTVGI3	FTVIS2	FTVRD2	FTVSV2
Reinvested dividends	$1,121,683	174,078	9,723,407	1,582	10,131,528	7,316,293	935,527	837,893
Mortality and expense risk charges (note 2)	(284,493)	(54,682)	(2,641,942)	(54,664)	(785,287)	(990,577)	(772,838)	(1,082,835)

Net investment income (loss)	837,190	119,396	7,081,465	(53,082)	9,346,241	6,325,716	162,689	(244,942)

Proceeds from mutual fund shares sold	3,889,052	706,758	208,640,333	834,517	17,997,100	9,530,607	8,002,833	10,550,306
Cost of mutual fund shares sold	(8,989,877)	(895,119)	(370,140,538)	(1,194,792)	(16,863,359)	(14,273,935)	(10,212,972)	(18,366,620)

Realized gain (loss) on investments	(5,100,825)	(188,361)	(161,500,205)	(360,275)	1,133,741	(4,743,328)	(2,210,139)	(7,816,314)
Change in unrealized gain (loss) on investments	15,303,048	1,289,115	174,828,598	1,716,579	(1,542,089)	18,617,454	7,880,872	47,706,968

Net gain (loss) on investments	10,202,223	1,100,754	13,328,393	1,356,304	(408,348)	13,874,126	5,670,733	39,890,654

Reinvested capital gains	105,137	214,753	11,753,408	-	-	-	-	2,307,442

Net increase (decrease) in contract owners’ equity resulting from operations	$11,144,550	1,434,903	32,163,266	1,303,222	8,937,893	20,199,842	5,833,422	41,953,154

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	WRASP	JABS	JACAS	JAGTS	JAGTS2	JARLCS	JAIGS	JAIGS2
Reinvested dividends	$6,509	178,965	11,477	-	-	19,332	214,507	3,596,788
Mortality and expense risk charges (note 2)	(43,990)	(122,815)	(915,425)	(19,114)	(35,605)	(33,473)	(79,573)	(1,635,182)

Net investment income (loss)	(37,481)	56,150	(903,948)	(19,114)	(35,605)	(14,141)	134,934	1,961,606

Proceeds from mutual fund shares sold	4,141	1,053,625	6,199,916	181,014	918,516	4,342,333	1,139,355	21,379,871
Cost of mutual fund shares sold	(4,765)	(1,027,507)	(5,851,713)	(188,314)	(869,908)	(6,125,155)	(824,035)	(33,098,538)

Realized gain (loss) on investments	(624)	26,118	348,203	(7,300)	48,608	(1,782,822)	315,320	(11,718,667)
Change in unrealized gain (loss) on investments	1,032,811	1,632,928	26,431,567	776,627	1,429,224	2,118,307	3,616,001	83,902,085

Net gain (loss) on investments	1,032,187	1,659,046	26,779,770	769,327	1,477,832	335,485	3,931,321	72,183,418

Reinvested capital gains	175,910	439,537	-	-	-	(666)	43,857	1,122,505

Net increase (decrease) in contract owners’ equity resulting from operations	$1,170,616	2,154,733	25,875,822	750,213	1,442,227	320,678	4,110,112	75,267,529

Investment Activity:	JPMMV1	JPMCVP	AMTB	MIGSC	MVFSC	VFLG2	VFLV2	MBVAG2
Reinvested dividends	$-	132,828	-	54,128	3,090,429	-	3,006	-
Mortality and expense risk charges (note 2)	(32,205)	(21,948)	(3,863,483)	(142,610)	(3,246,496)	(2,677)	(3,638)	(610)

Net investment income (loss)	(32,205)	110,880	(3,863,483)	(88,482)	(156,067)	(2,677)	(632)	(610)

Proceeds from mutual fund shares sold	553,140	5,931,344	154,841,329	1,890,978	9,228,017	647,409	883,953	139,894
Cost of mutual fund shares sold	(511,085)	(9,312,085)	(178,514,634)	(2,198,807)	(12,995,240)	(954,331)	(1,502,186)	(306,327)

Realized gain (loss) on investments	42,055	(3,380,741)	(23,673,305)	(307,829)	(3,767,223)	(306,922)	(618,233)	(166,433)
Change in unrealized gain (loss) on investments	1,120,410	3,002,269	52,528,912	3,170,583	59,531,617	304,960	544,112	139,766

Net gain (loss) on investments	1,162,465	(378,472)	28,855,607	2,862,754	55,764,394	(1,962)	(74,121)	(26,667)

Reinvested capital gains	-	12,024	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$1,130,260	(255,568)	24,992,124	2,774,272	55,608,327	(4,639)	(74,753)	(27,277)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	MBVCG2	VFMG2	NVAGF3	NVAMV1	NVAMV2	NVGWL6	NVDBL2	NVDCA2
Reinvested dividends	$408	90,410	1,046	25	4,816	368	151,516	249,862
Mortality and expense risk charges (note 2)	(902)	(48,472)	(2,672)	(42)	(7,791)	(624)	(73,023)	(139,271)

Net investment income (loss)	(494)	41,938	(1,626)	(17)	(2,975)	(256)	78,493	110,591

Proceeds from mutual fund shares sold	221,333	1,322,552	58,961	3,655	80,519	2,085	70,954	252,744
Cost of mutual fund shares sold	(281,847)	(2,169,801)	(55,152)	(3,277)	(72,785)	(1,694)	(64,220)	(238,560)

Realized gain (loss) on investments	(60,514)	(847,249)	3,809	378	7,734	391	6,734	14,184
Change in unrealized gain (loss) on investments	44,039	1,593,789	50,812	1,203	209,904	19,169	1,464,726	3,645,759

Net gain (loss) on investments	(16,475)	746,540	54,621	1,581	217,638	19,560	1,471,460	3,659,943

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(16,969)	788,478	52,995	1,564	214,663	19,304	1,549,953	3,770,534

Investment Activity:	NVOLG1	NVOLG2	NVTIV3	GVAAA2	GVABD2	GVAGG2	GVAGR2	GVAGI2
Reinvested dividends	$58	57	16,867	748,122	1,397,673	-	-	-
Mortality and expense risk charges (note 2)	(334)	(1,338)	(1,225,522)	(10,199,957)	(5,043,503)	(684,281)	(1,194,594)	(4,733,105)

Net investment income (loss)	(276)	(1,281)	(1,208,655)	(9,451,835)	(3,645,830)	(684,281)	(1,194,594)	(4,733,105)

Proceeds from mutual fund shares sold	12,221	4,337	1,341,885	962,013	24,674,239	4,287,198	17,277,042	5,144,440
Cost of mutual fund shares sold	(10,117)	(4,034)	(1,243,658)	(1,278,841)	(30,173,405)	(6,202,814)	(31,187,269)	(8,295,436)

Realized gain (loss) on investments	2,104	303	98,227	(316,828)	(5,499,166)	(1,915,616)	(13,910,227)	(3,150,996)
Change in unrealized gain (loss) on investments	8,781	49,100	57,724,061	125,963,216	44,994,931	16,580,666	30,898,836	74,107,716

Net gain (loss) on investments	10,885	49,403	57,822,288	125,646,388	39,495,765	14,665,050	16,988,609	70,956,720

Reinvested capital gains	-	-	-	23,952,905	133,572	5,145,844	13,208,018	9,902,860

Net increase (decrease) in contract owners’ equity resulting from operations	$10,609	48,122	56,613,633	140,147,458	35,983,507	19,126,613	29,002,033	76,126,475

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	NVCRA2	NVCRB2	NVCCA2	NVCCN2	NVCMD2	NVCMA2	NVCMC2	NVCBD1
Reinvested dividends	$41,112	2,367,886	2,103,588	1,349,089	2,163,128	1,164,161	900,239	17,533
Mortality and expense risk charges (note 2)	(76,951)	(3,561,452)	(2,868,339)	(1,242,873)	(2,550,785)	(1,698,690)	(988,325)	(11,419)

Net investment income (loss)	(35,839)	(1,193,566)	(764,751)	106,216	(387,657)	(534,529)	(88,086)	6,114

Proceeds from mutual fund shares sold	651,286	-	-	5,057,414	1,674,006	8,892,799	1,386,504	522,043
Cost of mutual fund shares sold	(1,028,213)	-	-	(5,254,833)	(2,149,991)	(12,271,679)	(1,639,074)	(499,892)

Realized gain (loss) on investments	(376,927)	-	-	(197,419)	(475,985)	(3,378,880)	(252,570)	22,151
Change in unrealized gain (loss) on investments	2,079,497	41,928,310	54,249,145	12,700,302	47,941,636	37,162,185	13,295,905	59,389

Net gain (loss) on investments	1,702,570	41,928,310	54,249,145	12,502,883	47,465,651	33,783,305	13,043,335	81,540

Reinvested capital gains	-	-	-	-	-	-	-	3,266

Net increase (decrease) in contract owners’ equity resulting from operations	$1,666,731	40,734,744	53,484,394	12,609,099	47,077,994	33,248,776	12,955,249	90,920

Investment Activity:	NVCBD2	HIBF	HIBF3	GEM	GEM2	GEM3	GEM6	GVGU2
Reinvested dividends	$809,684	705,748	3,719,415	6,462	21,967	433,826	458,660	7,563
Mortality and expense risk charges (note 2)	(811,764)	(102,121)	(508,066)	(4,711)	(20,871)	(310,423)	(436,453)	(3,915)

Net investment income (loss)	(2,080)	603,627	3,211,349	1,751	1,096	123,403	22,207	3,648

Proceeds from mutual fund shares sold	3,039,459	1,492,813	15,583,583	105,044	364,053	4,262,190	8,495,079	38,428
Cost of mutual fund shares sold	(2,919,484)	(2,274,583)	(22,289,939)	(120,018)	(519,972)	(8,334,241)	(21,737,465)	(51,960)

Realized gain (loss) on investments	119,975	(781,770)	(6,706,356)	(14,974)	(155,919)	(4,072,051)	(13,242,386)	(13,532)
Change in unrealized gain (loss) on investments	3,454,795	2,930,304	18,044,769	202,299	889,311	16,928,796	28,199,203	24,725

Net gain (loss) on investments	3,574,770	2,148,534	11,338,413	187,325	733,392	12,856,745	14,956,817	11,193

Reinvested capital gains	310,807	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$3,883,497	2,752,161	14,549,762	189,076	734,488	12,980,148	14,979,024	14,841

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	GVGU	GIG	GIG3	NVIE6	GEF3	GVGF2	GVGFS	GBF
Reinvested dividends	$85,268	717	144,686	50,100	14,784	4,428	16,631	17,086,723
Mortality and expense risk charges (note 2)	(38,303)	(585)	(163,243)	(69,257)	(22,554)	(6,489)	(19,780)	(7,802,980)

Net investment income (loss)	46,965	132	(18,557)	(19,157)	(7,770)	(2,061)	(3,149)	9,283,743

Proceeds from mutual fund shares sold	1,659,942	8,043	4,011,264	1,127,550	704,505	89,859	1,052,514	177,090,829
Cost of mutual fund shares sold	(3,210,992)	(6,783)	(6,704,643)	(2,106,481)	(1,508,006)	(168,101)	(2,016,543)	(176,478,803)

Realized gain (loss) on investments	(1,551,050)	1,260	(2,693,379)	(978,931)	(803,501)	(78,242)	(964,029)	612,026
Change in unrealized gain (loss) on investments	1,579,305	10,684	5,814,256	2,468,898	1,104,518	260,155	1,638,975	120,281

Net gain (loss) on investments	28,255	11,944	3,120,877	1,489,967	301,017	181,913	674,946	732,307

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$75,220	12,076	3,102,320	1,470,810	293,247	179,852	671,797	10,016,050

Investment Activity:	CAF	GVGH2	GVGHS	GVGH6	GVIX8	GVIDA	GVIDC	GVIDM
Reinvested dividends	$124,886	1,759	7,837	16,884	101,903	3,689,921	4,443,777	28,951,102
Mortality and expense risk charges (note 2)	(309,236)	(13,841)	(40,957)	(149,259)	(83,531)	(4,838,597)	(2,737,887)	(24,554,249)

Net investment income (loss)	(184,350)	(12,082)	(33,120)	(132,375)	18,372	(1,148,676)	1,705,890	4,396,853

Proceeds from mutual fund shares sold	3,641,859	209,364	1,737,900	7,218,791	1,485,368	33,367,693	16,993,070	25,083,154
Cost of mutual fund shares sold	(4,176,464)	(270,121)	(2,378,191)	(10,467,936)	(2,792,163)	(49,771,890)	(18,916,005)	(31,632,145)

Realized gain (loss) on investments	(534,605)	(60,757)	(640,291)	(3,249,145)	(1,306,795)	(16,404,197)	(1,922,935)	(6,548,991)
Change in unrealized gain (loss) on investments	7,485,377	190,126	1,020,330	4,178,827	3,219,598	63,848,659	15,377,113	219,674,749

Net gain (loss) on investments	6,950,772	129,369	380,039	929,682	1,912,803	47,444,462	13,454,178	213,125,758

Reinvested capital gains	-	-	-	-	-	19,329,241	1,321,137	43,913,323

Net increase (decrease) in contract owners’ equity resulting from operations	$6,766,422	117,287	346,919	797,307	1,931,175	65,625,027	16,481,205	261,435,934

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	GVDMA	GVDMC	BF	NVLCP2	SGRF	SGRF2	MCIF	SAM
Reinvested dividends	$17,035,538	9,089,435	16,719	107,833	-	-	322,103	329,543
Mortality and expense risk charges (note 2)	(16,232,143)	(6,834,008)	(8,682)	(59,290)	(19,448)	(91,072)	(742,114)	(8,083,808)

Net investment income (loss)	803,395	2,255,427	8,037	48,543	(19,448)	(91,072)	(420,011)	(7,754,265)

Proceeds from mutual fund shares sold	58,383,709	20,665,199	2,369,384	1,142,250	5,437,516	20,188,746	8,694,775	289,239,907
Cost of mutual fund shares sold	(75,844,705)	(24,866,891)	(3,473,678)	(1,114,674)	(8,697,689)	(30,649,318)	(12,607,680)	(289,239,907)

Realized gain (loss) on investments	(17,460,996)	(4,201,692)	(1,104,294)	27,576	(3,260,173)	(10,460,572)	(3,912,905)	-
Change in unrealized gain (loss) on investments	190,966,234	49,183,734	1,050,764	608,536	3,428,292	11,179,144	19,703,444	-

Net gain (loss) on investments	173,505,238	44,982,042	(53,530)	636,112	168,119	718,572	15,790,539	-

Reinvested capital gains	55,805,571	8,567,242	-	1,436	-	-	2,214,895	-

Net increase (decrease) in contract owners’ equity resulting from operations	$230,114,204	55,804,711	(45,493)	686,091	148,671	627,500	17,585,423	(7,754,265)

Investment Activity:	NVMIG3	NVMIG6	GVDIV2	GVDIV3	GVDIV6	NVMLG1	NVMLG2	NVMLV2
Reinvested dividends	$160,611	2,401,910	9,591	98,298	997,829	4,593	149,262	93,463
Mortality and expense risk charges (note 2)	(91,201)	(2,989,061)	(10,502)	(82,338)	(917,835)	(7,189)	(611,292)	(128,250)

Net investment income (loss)	69,410	(587,151)	(911)	15,960	79,994	(2,596)	(462,030)	(34,787)

Proceeds from mutual fund shares sold	1,482,421	17,594,339	200,627	2,612,920	89,802,792	144,971	2,437,267	1,862,502
Cost of mutual fund shares sold	(1,896,755)	(25,508,117)	(392,594)	(5,670,189)	(213,901,511)	(127,536)	(2,217,678)	(2,216,690)

Realized gain (loss) on investments	(414,334)	(7,913,778)	(191,967)	(3,057,269)	(124,098,719)	17,435	219,589	(354,188)
Change in unrealized gain (loss) on investments	3,890,936	66,028,107	399,862	4,917,107	129,724,899	263,235	23,110,307	3,449,430

Net gain (loss) on investments	3,476,602	58,114,329	207,895	1,859,838	5,626,180	280,670	23,329,896	3,095,242

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$3,546,012	57,527,178	206,984	1,875,798	5,706,174	278,074	22,867,866	3,060,455

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	NVMMG1	NVMMG2	NVMMV2	SCGF	SCGF2	SCVF	SCVF2	SCF
Reinvested dividends	$-	-	1,236,918	-	-	197,934	97,712	206,888
Mortality and expense risk charges (note 2)	(348,845)	(1,703,129)	(1,982,115)	(47,341)	(105,051)	(329,210)	(227,319)	(731,750)

Net investment income (loss)	(348,845)	(1,703,129)	(745,197)	(47,341)	(105,051)	(131,276)	(129,607)	(524,862)

Proceeds from mutual fund shares sold	6,374,834	9,767,505	61,651,120	685,922	1,196,417	5,677,004	2,978,477	10,755,644
Cost of mutual fund shares sold	(5,901,971)	(14,973,315)	(87,713,396)	(1,111,857)	(2,434,161)	(11,087,147)	(5,434,923)	(18,918,011)

Realized gain (loss) on investments	472,863	(5,205,810)	(26,062,276)	(425,935)	(1,237,744)	(5,410,143)	(2,456,446)	(8,162,367)
Change in unrealized gain (loss) on investments	12,546,519	31,743,574	62,050,743	1,308,397	2,930,469	11,713,250	7,225,679	27,894,516

Net gain (loss) on investments	13,019,382	26,537,764	35,988,467	882,462	1,692,725	6,303,107	4,769,233	19,732,149

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$12,670,537	24,834,635	35,243,270	835,121	1,587,674	6,171,831	4,639,626	19,207,287

Investment Activity:	SCF2	TRF	TRF2	GVUSL	NVNMO1	NVNMO2	NVNSR1	NVNSR2
Reinvested dividends	$57,827	1,350,225	2,538,490	15,109	-	-	5,841	886,816
Mortality and expense risk charges (note 2)	(408,399)	(1,305,727)	(3,878,404)	(25,462)	(164,602)	(50,303)	(16,241)	(3,749,309)

Net investment income (loss)	(350,572)	44,498	(1,339,914)	(10,353)	(164,602)	(50,303)	(10,400)	(2,862,493)

Proceeds from mutual fund shares sold	30,380,791	17,463,814	83,108,879	847,188	4,302,717	819,195	580,674	68,300,477
Cost of mutual fund shares sold	(72,085,678)	(32,266,764)	(162,080,002)	(1,845,149)	(4,213,133)	(933,055)	(888,406)	(101,470,928)

Realized gain (loss) on investments	(41,704,887)	(14,802,950)	(78,971,123)	(997,961)	89,584	(113,860)	(307,732)	(33,170,451)
Change in unrealized gain (loss) on investments	49,753,838	37,467,397	125,072,129	1,571,173	5,778,819	1,878,666	641,765	92,322,925

Net gain (loss) on investments	8,048,951	22,664,447	46,101,006	573,212	5,868,403	1,764,806	334,033	59,152,474

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$7,698,379	22,708,945	44,761,092	562,859	5,703,801	1,714,503	323,633	56,289,981

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	NVSTB2	GGTC	GGTC2	GGTC3	GGTC6	GVUG2	GVUGL	EIF2
Reinvested dividends	$421,891	-	-	-	-	-	-	944,417
Mortality and expense risk charges (note 2)	(420,853)	(1,379)	(6,689)	(33,248)	(87,194)	(160,446)	(24,387)	(1,167,749)

Net investment income (loss)	1,038	(1,379)	(6,689)	(33,248)	(87,194)	(160,446)	(24,387)	(223,332)

Proceeds from mutual fund shares sold	5,638,229	12,116	97,386	812,252	2,137,360	3,276,622	814,425	43,644,986
Cost of mutual fund shares sold	(5,539,462)	(17,730)	(161,607)	(1,622,466)	(4,275,559)	(5,966,408)	(1,585,593)	(83,285,759)

Realized gain (loss) on investments	98,767	(5,614)	(64,221)	(810,214)	(2,138,199)	(2,689,786)	(771,168)	(39,640,773)
Change in unrealized gain (loss) on investments	1,328,270	54,847	268,849	2,002,829	4,769,897	5,308,908	1,178,752	54,932,456

Net gain (loss) on investments	1,427,037	49,233	204,628	1,192,615	2,631,698	2,619,122	407,584	15,291,683

Reinvested capital gains	132,258	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$1,560,333	47,854	197,939	1,159,367	2,544,504	2,458,676	383,197	15,068,351

Investment Activity:	MSBF	NVRE1	NVRE2	AMTG	AMGP	AMINS	AMMCGS	AMTP
Reinvested dividends	$3,535,061	6,148	17,778	-	-	-	-	-
Mortality and expense risk charges (note 2)	(649,651)	(97,359)	(108,348)	(521,289)	(64,394)	(72,570)	(41,169)	(618,955)

Net investment income (loss)	2,885,410	(91,211)	(90,570)	(521,289)	(64,394)	(72,570)	(41,169)	(618,955)

Proceeds from mutual fund shares sold	8,432,806	4,970,935	2,912,865	75,735,417	9,489,073	9,600,605	5,640,459	100,531,649
Cost of mutual fund shares sold	(11,250,458)	(5,329,346)	(3,564,587)	(59,878,067)	(10,559,413)	(14,034,989)	(7,061,957)	(139,561,029)

Realized gain (loss) on investments	(2,817,652)	(358,411)	(651,722)	15,857,350	(1,070,340)	(4,434,384)	(1,421,498)	(39,029,380)
Change in unrealized gain (loss) on investments	10,285,481	5,486,056	5,486,007	(7,403,732)	2,228,008	5,866,894	1,979,893	64,759,365

Net gain (loss) on investments	7,467,829	5,127,645	4,834,285	8,453,618	1,157,668	1,432,510	558,395	25,729,985

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$10,353,239	5,036,434	4,743,715	7,932,329	1,093,274	1,359,940	517,226	25,111,030

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	AMRS	AMFAS	AMSRS	OVMS	OVGR	OVCAFS	OVB	OVGS3
Reinvested dividends	$-	-	-	-	139,218	2,472	-	1,313,431
Mortality and expense risk charges (note 2)	(82,224)	(42,923)	(270,094)	(489,525)	(404,174)	(417,732)	(427,252)	(551,040)

Net investment income (loss)	(82,224)	(42,923)	(270,094)	(489,525)	(264,956)	(415,260)	(427,252)	762,391

Proceeds from mutual fund shares sold	12,827,035	789,234	3,327,765	9,071,988	6,075,389	6,331,796	7,772,268	7,913,001
Cost of mutual fund shares sold	(18,284,431)	(1,393,664)	(6,026,788)	(16,970,349)	(7,274,703)	(7,688,095)	(13,950,351)	(9,758,775)

Realized gain (loss) on investments	(5,457,396)	(604,430)	(2,699,023)	(7,898,361)	(1,199,314)	(1,356,299)	(6,178,083)	(1,845,774)
Change in unrealized gain (loss) on investments	7,341,128	1,166,847	7,928,833	16,521,956	13,082,402	11,597,295	8,588,984	15,791,775

Net gain (loss) on investments	1,883,732	562,417	5,229,810	8,623,595	11,883,088	10,240,996	2,410,901	13,946,001

Reinvested capital gains	-	-	-	-	-	-	-	1,254,910

Net increase (decrease) in contract owners’ equity resulting from operations	$1,801,508	519,494	4,959,716	8,134,070	11,618,132	9,825,736	1,983,649	15,963,302

Investment Activity:	OVGS4	OVGS	OVGSS	OVHI3	OVHI4	OVHI	OVHIS	OVSC
Reinvested dividends	$1,080,534	2,791,289	196,214	-	-	-	-	29,537
Mortality and expense risk charges (note 2)	(596,073)	(1,156,962)	(102,885)	(3,047)	(73,885)	(468)	(38,915)	(31,477)

Net investment income (loss)	484,461	1,634,327	93,329	(3,047)	(73,885)	(468)	(38,915)	(1,940)

Proceeds from mutual fund shares sold	6,104,118	17,188,344	1,180,299	447,377	3,729,279	8,733	692,035	1,821,994
Cost of mutual fund shares sold	(8,918,446)	(15,384,394)	(1,549,422)	(854,140)	(11,013,217)	(42,138)	(3,590,959)	(3,188,981)

Realized gain (loss) on investments	(2,814,328)	1,803,950	(369,123)	(406,763)	(7,283,938)	(33,405)	(2,898,924)	(1,366,987)
Change in unrealized gain (loss) on investments	16,503,502	26,826,642	2,701,213	452,390	8,122,651	42,476	3,499,293	2,178,568

Net gain (loss) on investments	13,689,174	28,630,592	2,332,090	45,627	838,713	9,071	600,369	811,581

Reinvested capital gains	1,230,433	2,661,461	217,587	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$15,404,068	32,926,380	2,643,006	42,580	764,828	8,603	561,454	809,641

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	OVSCS	OVGI	OVGIS	OVAG	PMVFAD	PMVLAD	PISVP1	PVGIB
Reinvested dividends	$1,111,874	246,861	3,739,367	-	22,666	884,979	5,704	90,470
Mortality and expense risk charges (note 2)	(1,531,303)	(121,401)	(3,154,863)	(69,608)	(16,321)	(463,867)	(1,646)	(38,912)

Net investment income (loss)	(419,429)	125,460	584,504	(69,608)	6,345	421,112	4,058	51,558

Proceeds from mutual fund shares sold	149,379,948	2,361,454	63,302,589	897,902	3,095,444	983,880	597,680	477,175
Cost of mutual fund shares sold	(212,734,118)	(2,977,385)	(102,791,131)	(1,295,283)	(2,896,782)	(956,489)	(1,459,277)	(1,097,853)

Realized gain (loss) on investments	(63,354,170)	(615,931)	(39,488,542)	(397,381)	198,662	27,391	(861,597)	(620,678)
Change in unrealized gain (loss) on investments	83,898,530	2,765,948	85,755,449	1,962,146	128,191	3,322,762	807,528	1,227,591

Net gain (loss) on investments	20,544,360	2,150,017	46,266,907	1,564,765	326,853	3,350,153	(54,069)	606,913

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$20,124,931	2,275,477	46,851,411	1,495,157	333,198	3,771,265	(50,011)	658,471

Investment Activity:	PVTIGB	PVTVB	TRBCG2	TREI2	TRLT2	DSRG	VWBFR	VWBF
Reinvested dividends	$-	11,770	-	876,300	850,060	391,401	281,265	536,946
Mortality and expense risk charges (note 2)	(6,975)	(18,896)	(1,415,319)	(748,394)	(416,790)	(382,815)	(72,527)	(139,515)

Net investment income (loss)	(6,975)	(7,126)	(1,415,319)	127,906	433,270	8,586	208,738	397,431

Proceeds from mutual fund shares sold	148,445	262,935	138,676,719	8,627,573	57,706,269	4,188,390	2,000,941	2,297,129
Cost of mutual fund shares sold	(229,142)	(307,640)	(207,383,351)	(14,977,324)	(57,066,045)	(6,942,909)	(2,037,912)	(2,614,511)

Realized gain (loss) on investments	(80,697)	(44,705)	(68,706,632)	(6,349,751)	640,224	(2,754,519)	(36,971)	(317,382)
Change in unrealized gain (loss) on investments	201,893	745,188	89,471,486	16,871,055	984,085	11,636,198	228,148	714,238

Net gain (loss) on investments	121,196	700,483	20,764,854	10,521,304	1,624,309	8,881,679	191,177	396,856

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$114,221	693,357	19,349,535	10,649,210	2,057,579	8,890,265	399,915	794,287

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	VWEMR	VWEM	VWHAR	VWHA	MSVFI	MSVF2	MSEM	MSEMB
Reinvested dividends	$19,269	28,455	66,671	76,300	234,876	12,896,457	347,645	101,811
Mortality and expense risk charges (note 2)	(115,198)	(153,259)	(242,137)	(271,669)	(25,331)	(1,622,965)	(42,960)	(13,889)

Net investment income (loss)	(95,929)	(124,804)	(175,466)	(195,369)	209,545	11,273,492	304,685	87,922

Proceeds from mutual fund shares sold	2,348,690	1,968,934	5,621,554	3,605,435	1,567,198	200,590,699	752,915	261,933
Cost of mutual fund shares sold	(8,853,700)	(3,806,272)	(7,619,779)	(2,259,207)	(1,845,381)	(237,441,414)	(864,207)	(350,444)

Realized gain (loss) on investments	(6,505,010)	(1,837,338)	(1,998,225)	1,346,228	(278,183)	(36,850,715)	(111,292)	(88,511)
Change in unrealized gain (loss) on investments	13,439,385	11,175,355	11,369,963	9,293,575	246,653	32,116,523	819,243	292,559

Net gain (loss) on investments	6,934,375	9,338,017	9,371,738	10,639,803	(31,530)	(4,734,192)	707,951	204,048

Reinvested capital gains	779,004	1,150,378	132,212	151,307	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$7,617,450	10,363,591	9,328,484	10,595,741	178,015	6,539,300	1,012,636	291,970

Investment Activity:	MSVRE	MSVREB	VYDS	SVDF	WFVLCG	WFVMM	SVOF	WFVSCG
Reinvested dividends	$1,640,097	1,053,693	3,409	-	332	211	-	-
Mortality and expense risk charges (note 2)	(388,000)	(316,425)	(5,034)	(259,893)	(1,305)	(1,045)	(1,221,738)	(14,119)

Net investment income (loss)	1,252,097	737,268	(1,625)	(259,893)	(973)	(834)	(1,221,738)	(14,119)

Proceeds from mutual fund shares sold	64,775,627	47,011,378	310,312	39,790,497	4,891	201,122	189,308,708	140,223
Cost of mutual fund shares sold	(131,707,156)	(104,828,590)	(517,803)	(33,910,576)	(5,931)	(201,122)	(263,135,382)	(124,823)

Realized gain (loss) on investments	(66,931,529)	(57,817,212)	(207,491)	5,879,921	(1,040)	-	(73,826,674)	15,400
Change in unrealized gain (loss) on investments	68,124,630	58,457,927	292,376	518,295	25,718	-	114,296,560	589,905

Net gain (loss) on investments	1,193,101	640,715	84,885	6,398,216	24,678	-	40,469,886	605,305

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$2,445,198	1,377,983	83,260	6,138,323	23,705	(834)	39,248,148	591,186

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF OPERATIONS, Continued

Nine Month Period Ended September 30, 2009

Investment Activity:	WFVSMV	WFVTRB
Reinvested dividends	$102	845
Mortality and expense risk charges (note 2)	(63)	(218)

Net investment income (loss)	39	627

Proceeds from mutual fund shares sold	307	216
Cost of mutual fund shares sold	(592)	(212)

Realized gain (loss) on investments	(285)	4
Change in unrealized gain (loss) on investments	3,447	1,460

Net gain (loss) on investments	3,162	1,464

Reinvested capital gains	-	106

Net increase (decrease) in contract owners’ equity resulting from operations	$3,201	2,197

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

(Unaudited)

	Total		AVBV2		AVCA2		AVCD2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$21,308,581	129,699,316	(234,490)	(428,899)	(88,719)	(215,299)	(185,396)	(335,078)
Realized gain (loss) on investments	(1,523,255,418)	(310,427,981)	(20,552,365)	(980,116)	(535,873)	87,480	(1,984,691)	(849,393)
Change in unrealized gain (loss) on investments	4,306,583,593	(8,653,538,654)	27,703,683	(30,516,067)	1,424,594	(6,888,377)	6,591,951	(13,524,418)
Reinvested capital gains	239,222,535	1,246,758,682	-	6,864,081	-	-	-	2,534,704

Net increase (decrease) in contract owners’ equity resulting from operations	3,043,859,291	(7,587,508,637)	6,916,828	(25,061,001)	800,002	(7,016,196)	4,421,864	(12,174,185)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,618,702,630	3,842,471,180	412,204	1,909,197	203,552	747,816	1,987,122	2,308,849
Transfers between funds	(22,023.00)	-	(26,966,837)	(2,612,477)	(260,638)	(2,274,283)	77,486	(2,556,881)
Redemptions (note 3)	(1,395,632,721)	(2,376,357,188)	(1,525,099)	(3,601,566)	(755,755)	(1,418,392)	(971,490)	(1,721,565)
Annuity benefits	(1,218,133)	(2,149,504)	(3,423)	(6,468)	(666)	(1,368)	-	-
Contract maintenance charges (note 2)	(23,110,786)	(23,305,962)	(7,025)	(10,992)	(2,357)	(2,937)	(10,332)	(9,692)
Contingent deferred sales charges (note 2)	(13,073,166)	(21,839,980)	(18,586)	(54,007)	(9,234)	(17,143)	(17,731)	(35,193)
Adjustments to maintain reserves	1,486,547	(89,783)	1,615	(926)	(404)	(487)	(916)	(190)

Net equity transactions	1,187,132,348	1,418,728,763	(28,107,151)	(4,377,239)	(825,502)	(2,966,794)	1,064,139	(2,014,672)

Net change in contract owners’ equity	4,230,991,639	(6,168,779,874)	(21,190,323)	(29,438,240)	(25,500)	(9,982,990)	5,486,003	(14,188,857)
Contract owners’ equity beginning of period	16,006,481,073	22,175,260,947	21,213,886	50,652,126	7,656,524	17,639,514	12,813,434	27,002,291

Contract owners’ equity end of period	$20,237,472,712	16,006,481,073	23,563	21,213,886	7,631,024	7,656,524	18,299,437	12,813,434

CHANGES IN UNITS:
Beginning units	1,454,565,115	1,216,943,704	2,569,381	2,902,901	804,764	1,044,738	1,176,724	1,288,902
Units purchased	718,482,921	851,755,113	775,806	488,063	99,351	156,250	333,761	370,858
Units redeemed	(466,555,251)	(614,133,702)	(3,344,201)	(821,583)	(186,807)	(396,224)	(243,525)	(483,036)

Ending units	1,700,103,052	1,454,565,115	986	2,569,381	717,312	804,764	1,266,952	1,176,724

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	AVIE		ALBS		ALMCS		ALVGIB
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$-	-	4,273	(2,305)	(2,501)	(6,746)	92,013	35,630
Realized gain (loss) on investments	-	-	(10,452)	(4,584)	(43,446)	(149,290)	(1,240,634)	(777,482)
Change in unrealized gain (loss) on investments	-	-	47,124	(108,519)	162,392	(555,854)	2,187,633	(9,465,089)
Reinvested capital gains	-	-	-	25,679	-	214,876	-	2,653,838

Net increase (decrease) in contract owners’ equity resulting from operations	-	-	40,945	(89,729)	116,445	(497,014)	1,039,012	(7,553,103)

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	-	-	-	6,553	212,005	181,053
Transfers between funds	4,076	-	7,076	(54,028)	31,664	(60,412)	(672,922)	(1,323,322)
Redemptions (note 3)	-	-	(302)	(384)	(5,231)	(139,531)	(892,057)	(1,651,289)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(8)	(5)	(36)	(12)	(813)	(1,315)
Contingent deferred sales charges (note 2)	-	-	-	-	-	-	(10,322)	(15,630)
Adjustments to maintain reserves	(4,076)	-	(16)	(20)	7	(3)	(398)	(113)

Net equity transactions	-	-	6,750	(54,437)	26,404	(193,405)	(1,364,507)	(2,810,616)

Net change in contract owners’ equity	-	-	47,695	(144,166)	142,849	(690,419)	(325,495)	(10,363,719)
Contract owners’ equity beginning of period	-	-	173,104	317,270	267,952	958,371	9,367,499	19,731,218

Contract owners’ equity end of period	$-	-	220,799	173,104	410,801	267,952	9,042,004	9,367,499

CHANGES IN UNITS:
Beginning units	-	-	18,716	23,143	35,463	52,160	891,778	1,095,470
Units purchased	-	-	2,397	6,639	5,759	6,910	49,069	57,087
Units redeemed	-	-	(1,695)	(11,066)	(2,871)	(23,607)	(182,221)	(260,779)

Ending units	-	-	19,417	18,716	38,352	35,463	758,624	891,778

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	ALVSVB		ACVB		ACVCA		ACVIG
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(39,564)	(131,725)	1,549,456	768,191	50,764	(1,575,013)	527,343	190,085
Realized gain (loss) on investments	(3,254,763)	(1,592,136)	(1,934,907)	(1,104,791)	4,551,504	5,473,465	(867,155)	208,041
Change in unrealized gain (loss) on investments	6,784,936	(5,296,111)	4,362,822	(17,216,134)	8,968,188	(82,357,794)	1,954,478	(13,619,377)
Reinvested capital gains	578,687	669,521	-	4,415,765	-	9,948,547	-	3,083,841

Net increase (decrease) in contract owners’ equity resulting from operations	4,069,296	(6,350,451)	3,977,371	(13,136,969)	13,570,456	(68,510,795)	1,614,666	(10,137,410)

Equity transactions:
Purchase payments received from contract owners (note 3)	4,222,164	2,587,624	554,518	1,334,843	652,789	2,200,741	295,296	1,249,253
Transfers between funds	(1,149,029)	9,031,174	(553,982)	(2,815,950)	(78,125,012)	(6,497,441)	(402,140)	(2,075,781)
Redemptions (note 3)	(804,642)	(1,221,058)	(6,010,870)	(10,653,581)	(6,465,216)	(16,686,951)	(1,692,342)	(4,593,071)
Annuity benefits	(1,053)	(1,307)	(12,947)	(14,148)	(13,002)	(30,100)	(3,548)	(9,324)
Contract maintenance charges (note 2)	(6,847)	(1,650)	(22,009)	(31,189)	(42,108)	(74,252)	(9,318)	(14,945)
Contingent deferred sales charges (note 2)	(6,439)	(15,711)	(13,928)	(19,145)	(8,626)	(20,604)	(6,789)	(20,251)
Adjustments to maintain reserves	(344)	(87)	9,949	(5,796)	(1,191)	(3,448)	(524)	3

Net equity transactions	2,253,810	10,378,985	(6,049,269)	(12,204,966)	(84,002,366)	(21,112,055)	(1,819,365)	(5,464,116)

Net change in contract owners’ equity	6,323,106	4,028,534	(2,071,898)	(25,341,935)	(70,431,910)	(89,622,850)	(204,699)	(15,601,526)
Contract owners’ equity beginning of period	11,845,334	7,816,800	43,435,525	68,777,460	70,538,795	160,161,645	16,473,641	32,075,167

Contract owners’ equity end of period	$18,168,440	11,845,334	41,363,627	43,435,525	106,885	70,538,795	16,268,942	16,473,641

CHANGES IN UNITS:
Beginning units	934,857	394,975	2,314,333	2,885,081	2,882,462	3,530,839	1,902,498	2,391,422
Units purchased	790,735	979,830	89,564	149,630	77,041	237,473	103,371	212,092
Units redeemed	(655,649)	(439,948)	(425,958)	(720,378)	(2,959,503)	(885,850)	(323,499)	(701,016)

Ending units	1,069,939	934,857	1,977,941	2,314,333	-	2,882,462	1,682,370	1,902,498

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	ACVIG2		ACVIP2		ACVI		ACVI2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$177,110	29,802	(220,736)	3,487,871	350,516	(216,363)	17,781	(21,411)
Realized gain (loss) on investments	(525,855)	(137,133)	(400,829)	(850,110)	(9,431)	2,950,088	(106,214)	105,657
Change in unrealized gain (loss) on investments	922,372	(5,069,288)	9,723,999	(8,364,625)	3,848,739	(31,398,271)	318,636	(1,847,797)
Reinvested capital gains	-	1,184,600	-	-	-	4,385,457	-	268,891

Net increase (decrease) in contract owners’ equity resulting from operations	573,627	(3,992,019)	9,102,434	(5,726,864)	4,189,824	(24,279,089)	230,203	(1,494,660)

Equity transactions:
Purchase payments received from contract owners (note 3)	114,931	160,347	21,111,388	16,337,034	(1,443)	29,167	(1,644)	-
Transfers between funds	(467,102)	(1,023,013)	8,318,725	49,176,521	(28,438,541)	(1,873,224)	(1,679,250)	(115,871)
Redemptions (note 3)	(555,248)	(824,435)	(12,690,542)	(18,196,008)	(2,198,641)	(7,544,488)	(170,080)	(312,236)
Annuity benefits	-	-	(13,810)	(17,191)	(7,343)	(16,625)	-	-
Contract maintenance charges (note 2)	(900)	(1,313)	(56,877)	(43,400)	(11,253)	(21,043)	(173)	(382)
Contingent deferred sales charges (note 2)	(4,971)	(9,720)	(139,476)	(150,711)	(2,319)	(5,706)	(3,419)	(3,625)
Adjustments to maintain reserves	(379)	(324)	6,288	(1,513)	117	(1,988)	(39)	(63)

Net equity transactions	(913,669)	(1,698,458)	16,535,696	47,104,732	(30,659,423)	(9,433,907)	(1,854,605)	(432,177)

Net change in contract owners’ equity	(340,042)	(5,690,477)	25,638,130	41,377,868	(26,469,599)	(33,712,996)	(1,624,402)	(1,926,837)
Contract owners’ equity beginning of period	6,525,719	12,216,196	121,020,718	79,642,850	26,505,676	60,218,672	1,624,402	3,551,239

Contract owners’ equity end of period	$6,185,677	6,525,719	146,658,848	121,020,718	36,077	26,505,676	-	1,624,402

CHANGES IN UNITS:
Beginning units	602,251	727,674	10,709,237	6,820,642	1,852,745	2,292,787	128,519	152,551
Units purchased	32,805	35,352	5,095,312	9,379,817	-	25	1,882	-
Units redeemed	(122,984)	(160,775)	(3,651,840)	(5,491,222)	(1,852,742)	(440,067)	(130,400)	(24,032)

Ending units	512,072	602,251	12,152,705	10,709,237	-	1,852,745	-	128,519

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	ACVI3		ACVI4		ACVMV1		ACVMV2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$203,992	(124,113)	97,650	(133,561)	111,416	(66,524)	559,422	(829,196)
Realized gain (loss) on investments	(2,231,080)	1,841,427	(5,595,138)	751,428	(904,241)	(854,150)	(3,128,170)	(7,112,926)
Change in unrealized gain (loss) on investments	4,460,570	(18,705,807)	6,920,566	(10,985,764)	1,449,093	(803,204)	7,720,690	(5,479,215)
Reinvested capital gains	-	2,548,520	-	1,584,327	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	2,433,482	(14,439,973)	1,423,078	(8,783,570)	656,268	(1,723,878)	5,151,942	(13,421,337)

Equity transactions:
Purchase payments received from contract owners (note 3)	490,868	2,021,786	110,605	1,485,832	130,737	297,075	5,863,430	10,824,397
Transfers between funds	(16,792,231)	(1,527,717)	(10,151,459)	(1,513,937)	50,206	1,098,432	(441,628)	6,157,103
Redemptions (note 3)	(1,497,531)	(4,723,752)	(503,679)	(1,335,186)	(460,116)	(968,838)	(1,987,565)	(3,575,869)
Annuity benefits	(389)	(3,739)	-	-	(339)	(583)	(46)	(76)
Contract maintenance charges (note 2)	(5,158)	(10,257)	(5,575)	(6,608)	(1,560)	(2,172)	(19,046)	(46,525)
Contingent deferred sales charges (note 2)	(9,557)	(26,291)	(6,328)	(18,299)	(1,549)	(2,395)	(24,832)	(70,081)
Adjustments to maintain reserves	(367)	(150)	(95)	(476)	(1,034)	(4)	(583)	(582)

Net equity transactions	(17,814,365)	(4,270,120)	(10,556,531)	(1,388,674)	(283,655)	421,515	3,389,730	13,288,367

Net change in contract owners’ equity	(15,380,883)	(18,710,093)	(9,133,453)	(10,172,244)	372,613	(1,302,363)	8,541,672	(132,970)
Contract owners’ equity beginning of period	15,381,250	34,091,343	9,133,453	19,305,697	4,512,607	5,814,970	27,697,559	27,830,529

Contract owners’ equity end of period	$367	15,381,250	-	9,133,453	4,885,220	4,512,607	36,239,231	27,697,559

CHANGES IN UNITS:
Beginning units	1,568,771	1,893,113	943,918	1,081,252	566,200	544,568	2,949,866	2,191,006
Units purchased	96,786	286,486	84,921	367,090	232,926	540,746	1,660,230	6,567,379
Units redeemed	(1,665,558)	(610,828)	(1,028,844)	(504,424)	(287,434)	(519,114)	(1,378,617)	(5,808,519)

Ending units	-	1,568,771	-	943,918	511,692	566,200	3,231,477	2,949,866

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	ACVU1		ACVU2		ACVV		ACVV2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(9,703)	(39,139)	(66,140)	(213,195)	2,503,660	1,066,775	2,599,683	559,190
Realized gain (loss) on investments	(945,117)	(160,010)	(4,034,927)	(322,735)	(9,220,108)	(4,301,880)	(9,495,807)	(7,305,365)
Change in unrealized gain (loss) on investments	1,249,488	(1,877,650)	5,189,045	(8,385,285)	12,510,086	(35,779,967)	14,094,515	(31,535,146)
Reinvested capital gains	-	511,993	-	2,339,161	-	11,805,540	-	10,753,584

Net increase (decrease) in contract owners’ equity resulting from operations	294,668	(1,564,806)	1,087,978	(6,582,054)	5,793,638	(27,209,532)	7,198,391	(27,527,737)

Equity transactions:
Purchase payments received from contract owners (note 3)	58,171	206,585	87,732	263,514	1,244,283	3,710,303	5,776,827	7,568,576
Transfers between funds	(2,001,336)	(738,829)	(8,487,920)	(1,378,995)	(3,291,854)	(10,174,729)	(6,873,777)	(30,522)
Redemptions (note 3)	(195,066)	(631,416)	(543,513)	(1,445,503)	(7,411,628)	(15,459,272)	(4,233,471)	(7,506,778)
Annuity benefits	-	-	(3,825)	(6,086)	(22,461)	(31,982)	(3,541)	(6,538)
Contract maintenance charges (note 2)	(964)	(1,912)	(1,277)	(2,170)	(26,320)	(41,310)	(43,289)	(36,824)
Contingent deferred sales charges (note 2)	(2,472)	(3,698)	(9,569)	(22,156)	(21,053)	(47,861)	(47,484)	(126,133)
Adjustments to maintain reserves	(5)	(56)	266	(433)	(524)	3,193	(1,846)	(578)

Net equity transactions	(2,141,672)	(1,169,326)	(8,958,106)	(2,591,829)	(9,529,557)	(22,041,658)	(5,426,581)	(138,797)

Net change in contract owners’ equity	(1,847,004)	(2,734,132)	(7,870,128)	(9,173,883)	(3,735,919)	(49,251,190)	1,771,810	(27,666,534)
Contract owners’ equity beginning of period	1,847,004	4,581,136	7,882,797	17,056,680	63,401,884	112,653,074	72,316,886	99,983,420

Contract owners’ equity end of period	$-	1,847,004	12,669	7,882,797	59,665,965	63,401,884	74,088,696	72,316,886

CHANGES IN UNITS:
Beginning units	259,464	371,822	868,516	1,079,627	3,763,741	4,831,480	5,916,904	5,881,576
Units purchased	37,922	52,561	37,610	195,819	224,985	484,315	1,103,210	2,046,396
Units redeemed	(297,388)	(164,919)	(906,130)	(406,930)	(828,025)	(1,552,054)	(1,590,224)	(2,011,068)

Ending units	-	259,464	-	868,516	3,160,695	3,763,741	5,429,881	5,916,904

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	ACVVS1		ACVVS2		AFGF		AFHY
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(27,913)	(102,981)	(122,170)	(412,904)	(65,043)	(33,996)	6,558	40,903
Realized gain (loss) on investments	(2,967,850)	(795,743)	(9,420,127)	(3,006,762)	(337,003)	(203,295)	(8,659)	(112,801)
Change in unrealized gain (loss) on investments	3,303,424	(4,296,789)	10,407,868	(13,687,213)	3,053,692	(8,557,306)	414,214	(66,558)
Reinvested capital gains	-	440,464	-	1,199,839	-	1,504,481	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	307,661	(4,755,049)	865,571	(15,907,040)	2,651,646	(7,290,116)	412,113	(138,456)

Equity transactions:
Purchase payments received from contract owners (note 3)	95,999	462,143	121,081	2,968,968	21,421	61,398	5,268	2,469
Transfers between funds	(3,767,993)	(3,450,251)	(12,924,234)	(9,785,775)	(105,214)	(185,975)	(9,617)	87,135
Redemptions (note 3)	(366,044)	(1,028,529)	(567,822)	(2,609,875)	(1,057,113)	(1,301,749)	(32,314)	(102,509)
Annuity benefits	(1,271)	(359)	-	-	(335)	(667)	(768)	(2,852)
Contract maintenance charges (note 2)	(1,158)	(2,988)	(7,870)	(9,137)	(3,798)	(5,075)	(572)	(561)
Contingent deferred sales charges (note 2)	(1,331)	(1,609)	(7,916)	(71,144)	(1,617)	(1,883)	-	(445)
Adjustments to maintain reserves	60	1,042	(1,907)	(332)	163	229	488	373

Net equity transactions	(4,041,738)	(4,020,551)	(13,388,668)	(9,507,295)	(1,146,493)	(1,433,722)	(37,515)	(16,390)

Net change in contract owners’ equity	(3,734,077)	(8,775,600)	(12,523,097)	(25,414,335)	1,505,153	(8,723,838)	374,598	(154,846)
Contract owners’ equity beginning of period	3,743,896	12,519,496	12,523,097	37,937,432	8,862,395	17,586,233	1,302,258	1,457,104

Contract owners’ equity end of period	$9,819	3,743,896	-	12,523,097	10,367,548	8,862,395	1,676,856	1,302,258

CHANGES IN UNITS:
Beginning units	560,487	951,361	1,499,857	2,291,468	185,887	204,499	42,363	35,586
Units purchased	71,096	485,752	225,399	1,475,763	427	1,406	49,778	65,926
Units redeemed	(631,583)	(876,626)	(1,725,241)	(2,267,374)	(21,758)	(20,018)	(50,648)	(59,149)

Ending units	-	560,487	-	1,499,857	164,554	185,887	41,495	42,363

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	AFGC		MLVGA3		CHSMM		WVCP
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(6,350)	23,930	1,497	-	(146,542)	253,898	3,998	10,018
Realized gain (loss) on investments	178	(9,493)	792	-	-	-	(39,502)	62,433
Change in unrealized gain (loss) on investments	23,857	79,800	762,387	-	-	-	392,630	(1,453,797)
Reinvested capital gains	12,897	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	30,582	94,237	764,676	-	(146,542)	253,898	357,126	(1,381,346)

Equity transactions:
Purchase payments received from contract owners (note 3)	52,861	43,875	6,631,468	-	3,424,054	9,962,432	-	-
Transfers between funds	(38,207)	202,246	7,690,650	-	(6,033,134)	(1,639,364)	(29,077)	(99,463)
Redemptions (note 3)	(145,192)	(272,926)	(56,322)	-	(3,166,317)	(4,945,856)	(97,748)	(295,926)
Annuity benefits	(180)	(1,585)	-	-	(22,731)	(31,171)	(157)	(293)
Contract maintenance charges (note 2)	(764)	(946)	(114)	-	(691)	(972)	(1,127)	(1,817)
Contingent deferred sales charges (note 2)	-	(188)	(69)	-	-	-	(61)	(166)
Adjustments to maintain reserves	55	147	(21)	-	(71)	243	(104)	(242)

Net equity transactions	(131,427)	(29,377)	14,265,592	-	(5,798,890)	3,345,312	(128,274)	(397,907)

Net change in contract owners’ equity	(100,845)	64,860	15,030,268	-	(5,945,432)	3,599,210	228,852	(1,779,253)
Contract owners’ equity beginning of period	1,520,105	1,455,245	-	-	25,826,679	22,227,469	1,407,431	3,186,684

Contract owners’ equity end of period	$1,419,260	1,520,105	15,030,268	-	19,881,247	25,826,679	1,636,283	1,407,431

CHANGES IN UNITS:
Beginning units	48,345	49,215	-	-	2,367,841	2,030,093	184,626	219,613
Units purchased	2,683	11,737	1,292,811	-	532,183	1,563,593	-	-
Units redeemed	(6,818)	(12,607)	(10,873)	-	(1,067,752)	(1,225,845)	(16,718)	(34,987)

Ending units	44,209	48,345	1,281,938	-	1,832,272	2,367,841	167,911	184,626

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	WIEP		WSCP		DVSCS		DSIF
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(134,801)	98,226	59,902	(620,002)	506,463	(297,850)	1,372,700	2,582,898
Realized gain (loss) on investments	2,885,815	1,819,938	16,292	3,205,001	(5,430,225)	(3,516,194)	(4,587,227)	5,656,285
Change in unrealized gain (loss) on investments	(672,793)	(16,519,318)	4,853,263	(22,557,519)	4,847,921	(21,355,555)	25,691,789	(168,144,260)
Reinvested capital gains	-	-	-	-	5,995,719	6,476,393	14,946,956	-

Net increase (decrease) in contract owners’ equity resulting from operations	2,078,221	(14,601,154)	4,929,457	(19,972,520)	5,919,878	(18,693,206)	37,424,218	(159,905,077)

Equity transactions:
Purchase payments received from contract owners (note 3)	(4,632)	598	499,942	1,694,645	3,745,158	5,287,868	4,115,535	12,316,477
Transfers between funds	(19,371,363)	(1,133,926)	(875,819)	(3,587,750)	(1,399,796)	4,561,416	(4,543,312)	(16,341,811)
Redemptions (note 3)	(1,161,753)	(4,085,991)	(3,098,475)	(7,660,323)	(2,807,980)	(5,585,685)	(26,769,543)	(61,431,940)
Annuity benefits	(4,532)	(9,663)	(1,782)	(3,488)	(3,163)	(5,203)	(70,631)	(151,569)
Contract maintenance charges (note 2)	(7,186)	(13,018)	(19,505)	(29,426)	(12,245)	(15,192)	(139,939)	(210,970)
Contingent deferred sales charges (note 2)	(2,105)	(3,058)	(10,899)	(17,023)	(25,562)	(66,343)	(71,290)	(156,662)
Adjustments to maintain reserves	(1,950)	354	(1,011)	(784)	87	11,543	(3,062)	40,218

Net equity transactions	(20,553,521)	(5,244,704)	(3,507,549)	(9,604,149)	(503,501)	4,188,404	(27,482,242)	(65,936,257)

Net change in contract owners’ equity	(18,475,300)	(19,845,858)	1,421,908	(29,576,669)	5,416,377	(14,504,802)	9,941,976	(225,841,334)
Contract owners’ equity beginning of period	18,528,573	38,374,431	33,374,110	62,950,779	34,830,629	49,335,431	239,456,508	465,297,842

Contract owners’ equity end of period	$53,273	18,528,573	34,796,018	33,374,110	40,247,006	34,830,629	249,398,484	239,456,508

CHANGES IN UNITS:
Beginning units	1,761,884	2,123,568	2,973,366	3,619,869	2,849,922	2,789,752	11,829,308	14,260,866
Units purchased	-	-	71,143	159,549	909,398	1,571,725	531,866	901,740
Units redeemed	-	(361,684)	(396,914)	(806,052)	(991,304)	(1,511,555)	(1,919,655)	(3,333,298)

Ending units	-	1,761,884	2,647,599	2,973,366	2,768,019	2,849,922	10,441,518	11,829,308

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	DSIFS		DCAP		DCAPS		DVDLS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$225,211	252,035	415,381	245,544	190,090	15,292	3,147	(17,381)
Realized gain (loss) on investments	(2,617,425)	1,002,340	(615,347)	1,553,867	(1,215,892)	132,170	(240,817)	(471,383)
Change in unrealized gain (loss) on investments	10,433,038	(47,525,903)	1,368,531	(16,138,718)	2,197,768	(8,439,529)	467,185	(569,521)
Reinvested capital gains	4,719,219	-	1,888,385	2,604,428	1,333,884	1,429,961	-	109,712

Net increase (decrease) in contract owners’ equity resulting from operations	12,760,043	(46,271,528)	3,056,950	(11,734,879)	2,505,850	(6,862,106)	229,515	(948,573)

Equity transactions:
Purchase payments received from contract owners (note 3)	7,474,538	9,967,791	427,160	1,378,999	3,229,422	1,801,955	2,705	16,386
Transfers between funds	659,201	(4,029,597)	(775,677)	(1,566,848)	(1,845,814)	3,009,492	18,559	(204,289)
Redemptions (note 3)	(5,647,759)	(10,684,717)	(2,582,464)	(5,785,964)	(1,510,393)	(1,596,643)	(85,810)	(241,992)
Annuity benefits	(23,158)	(36,345)	(2,946)	(4,653)	(8,861)	(10,838)	-	(80)
Contract maintenance charges (note 2)	(21,279)	(22,521)	(12,998)	(19,321)	(7,850)	(5,305)	(290)	(453)
Contingent deferred sales charges (note 2)	(69,098)	(143,724)	(10,330)	(21,882)	(20,172)	(27,844)	(1,574)	(3,884)
Adjustments to maintain reserves	(2,034)	1,492	1,936	3,246	(1,175)	(476)	(74)	(127)

Net equity transactions	2,370,411	(4,947,621)	(2,955,319)	(6,016,423)	(164,843)	3,170,341	(66,484)	(434,439)

Net change in contract owners’ equity	15,130,454	(51,219,149)	101,631	(17,751,302)	2,341,007	(3,691,765)	163,031	(1,383,012)
Contract owners’ equity beginning of period	73,710,552	124,929,701	25,225,732	42,977,034	18,498,046	22,189,811	1,232,028	2,615,040

Contract owners’ equity end of period	$88,841,006	73,710,552	25,327,363	25,225,732	20,839,053	18,498,046	1,395,059	1,232,028

CHANGES IN UNITS:
Beginning units	6,903,789	7,232,672	2,251,894	2,667,862	1,678,407	1,388,567	145,489	189,656
Units purchased	1,711,448	1,795,788	181,099	259,379	527,967	633,546	13,631	33,234
Units redeemed	(1,532,308)	(2,124,671)	(453,553)	(675,347)	(540,572)	(343,706)	(23,088)	(77,401)

Ending units	7,082,930	6,903,789	1,979,438	2,251,894	1,665,811	1,678,407	136,036	145,489

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	DGI		FALFS		FCA2S		FVMOS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$13,841	(154,519)	9,236	(955)	(6,333)	(40,278)	28,051	(66,537)
Realized gain (loss) on investments	(519,365)	289,902	(306,587)	(319,001)	(86,230)	74,309	(343,675)	(782,026)
Change in unrealized gain (loss) on investments	2,948,719	(13,969,271)	383,583	(629,269)	196,676	(993,863)	308,040	(255,965)
Reinvested capital gains	-	2,875,266	-	395,831	-	57,519	141,524	-

Net increase (decrease) in contract owners’ equity resulting from operations	2,443,195	(10,958,622)	86,232	(553,394)	104,113	(902,313)	133,940	(1,104,528)

Equity transactions:
Purchase payments received from contract owners (note 3)	288,817	863,225	20,520	35,715	25,185	46,785	292,846	392,337
Transfers between funds	(361,506)	(1,070,537)	(12,863)	(126,176)	(140,280)	(142,954)	(199,011)	8,099,609
Redemptions (note 3)	(1,619,557)	(4,036,911)	(75,660)	(250,624)	(261,520)	(191,860)	(953,270)	(1,362,130)
Annuity benefits	(581)	(707)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(9,258)	(14,857)	(144)	(327)	(282)	(368)	(1,438)	(1,634)
Contingent deferred sales charges (note 2)	(7,001)	(10,118)	(2,619)	(3,429)	(5,617)	(1,902)	(5,315)	(16,249)
Adjustments to maintain reserves	(200)	(316)	(5)	2,258	(184)	(198)	286	(1,312)

Net equity transactions	(1,709,286)	(4,270,221)	(70,771)	(342,583)	(382,698)	(290,497)	(865,902)	7,110,621

Net change in contract owners’ equity	733,909	(15,228,843)	15,461	(895,977)	(278,585)	(1,192,810)	(731,962)	6,006,093
Contract owners’ equity beginning of period	14,093,474	29,322,317	900,294	1,796,271	1,971,709	3,164,519	8,951,034	2,944,941

Contract owners’ equity end of period	$14,827,383	14,093,474	915,755	900,294	1,693,124	1,971,709	8,219,072	8,951,034

CHANGES IN UNITS:
Beginning units	1,549,201	1,896,207	95,239	123,768	173,986	192,944	918,459	295,662
Units purchased	60,322	99,197	16,834	13,542	20,157	17,557	841,280	2,376,509
Units redeemed	(255,399)	(446,203)	(23,692)	(42,071)	(56,409)	(36,515)	(942,077)	(1,753,712)

Ending units	1,354,120	1,549,201	88,384	95,239	137,729	173,986	817,658	918,459

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FQB		FQBS		FEIP		FEI2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$693,081	626,415	2,557,745	1,821,339	(2,945,205)	5,677,503	(991,169)	922,667
Realized gain (loss) on investments	(239,575)	(415,572)	(1,129,319)	(886,850)	(43,502,590)	(22,853,554)	(8,101,289)	(5,151,988)
Change in unrealized gain (loss) on investments	1,486,653	(1,429,335)	6,110,916	(6,204,635)	122,091,659	(291,661,312)	30,251,950	(72,236,312)
Reinvested capital gains	-	-	-	-	-	644,601	-	147,652

Net increase (decrease) in contract owners’ equity resulting from operations	1,940,159	(1,218,492)	7,539,342	(5,270,146)	75,643,864	(308,192,762)	21,159,492	(76,317,981)

Equity transactions:
Purchase payments received from contract owners (note 3)	191,049	682,154	690,876	4,553,687	4,883,663	15,056,540	8,250,608	13,979,845
Transfers between funds	873,471	(591,959)	1,855,267	(1,231,820)	(10,132,682)	(30,606,125)	(952,997)	(6,409,760)
Redemptions (note 3)	(1,917,457)	(3,190,091)	(4,580,314)	(6,367,770)	(39,294,648)	(101,550,592)	(8,450,997)	(13,282,440)
Annuity benefits	(453)	(628)	-	-	(98,911)	(212,404)	(892)	(1,681)
Contract maintenance charges (note 2)	(4,924)	(6,742)	(10,894)	(13,411)	(188,077)	(298,088)	(49,505)	(46,832)
Contingent deferred sales charges (note 2)	(6,346)	(11,311)	(64,378)	(77,276)	(69,559)	(184,181)	(223,289)	(186,746)
Adjustments to maintain reserves	(159)	2,976	(253)	1,091	697	15,230	(1,515)	(927)

Net equity transactions	(864,819)	(3,115,601)	(2,109,696)	(3,135,499)	(44,899,517)	(117,779,620)	(1,428,587)	(5,948,541)

Net change in contract owners’ equity	1,075,340	(4,334,093)	5,429,646	(8,405,645)	30,744,347	(425,972,382)	19,730,905	(82,266,522)
Contract owners’ equity beginning of period	11,702,252	16,036,345	48,257,499	56,663,144	364,158,836	790,131,218	93,909,332	176,175,854

Contract owners’ equity end of period	$12,777,592	11,702,252	53,687,145	48,257,499	394,903,183	364,158,836	113,640,237	93,909,332

CHANGES IN UNITS:
Beginning units	1,061,286	1,330,368	4,844,381	5,168,222	13,248,157	16,421,321	9,142,932	9,650,205
Units purchased	309,771	431,388	811,187	1,451,987	310,236	496,435	1,616,537	2,227,397
Units redeemed	(381,474)	(700,470)	(1,036,790)	(1,775,828)	(2,033,355)	(3,669,599)	(1,817,092)	(2,734,670)

Ending units	989,584	1,061,286	4,618,779	4,844,381	11,525,045	13,248,157	8,942,370	9,142,932

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FGP		FG2		FHIP		FHIPR
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(3,041,535)	(3,096,547)	(437,404)	(707,628)	(532,194)	5,290,875	(176,736)	960,686
Realized gain (loss) on investments	(29,681,283)	(38,233,407)	(2,777,064)	6,074,074	(4,586,163)	(3,647,174)	(2,605,733)	(1,763,206)
Change in unrealized gain (loss) on investments	89,564,590	(284,292,945)	10,125,566	(42,230,125)	23,130,937	(23,167,718)	8,754,096	(2,437,907)
Reinvested capital gains	40,622	-	4,682	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	56,882,394	(325,622,899)	6,915,780	(36,863,679)	18,012,580	(21,524,017)	5,971,627	(3,240,427)

Equity transactions:
Purchase payments received from contract owners (note 3)	4,914,926	15,928,324	4,075,982	11,554,495	(2,232)	897	1,020,181	2,490,054
Transfers between funds	(8,003,160)	(22,846,169)	(1,703,143)	(21,081,780)	(2,667,905)	(7,375,107)	6,403,734	4,981,696
Redemptions (note 3)	(33,798,573)	(86,975,995)	(3,053,610)	(6,360,602)	(7,007,477)	(14,961,277)	(2,468,224)	(2,179,479)
Annuity benefits	(85,365)	(249,627)	(622)	(1,241)	(7,383)	(11,911)	-	-
Contract maintenance charges (note 2)	(233,560)	(366,984)	(13,634)	(11,925)	(32,025)	(43,012)	(4,973)	(4,253)
Contingent deferred sales charges (note 2)	(81,472)	(190,856)	(39,200)	(129,239)	(10,645)	(23,303)	(6,723)	(7,054)
Adjustments to maintain reserves	(579)	(9,836)	(667)	(637)	(39)	(4,812)	8,819	16

Net equity transactions	(37,287,783)	(94,711,143)	(734,894)	(16,030,929)	(9,727,706)	(22,418,525)	4,952,814	5,280,980

Net change in contract owners’ equity	19,594,611	(420,334,042)	6,180,886	(52,894,608)	8,284,874	(43,942,542)	10,924,441	2,040,553
Contract owners’ equity beginning of period	326,812,342	747,146,384	36,444,309	89,338,917	56,161,208	100,103,750	14,240,462	12,199,909

Contract owners’ equity end of period	$346,406,953	326,812,342	42,625,195	36,444,309	64,446,082	56,161,208	25,164,903	14,240,462

CHANGES IN UNITS:
Beginning units	10,315,116	12,473,199	3,750,535	4,763,730	3,333,874	4,420,785	1,960,090	1,244,598
Units purchased	220,309	479,120	963,313	2,037,068	317	-	2,226,297	2,792,494
Units redeemed	(1,447,160)	(2,637,203)	(1,044,543)	(3,050,263)	(513,671)	(1,086,911)	(1,625,414)	(2,077,002)

Ending units	9,088,266	10,315,116	3,669,303	3,750,535	2,820,521	3,333,874	2,560,973	1,960,090

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FOP		FOPR		FO2		FO2R
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(630,874)	1,227,832	(310,312)	613,111	(39,848)	51,280	(468,119)	403,086
Realized gain (loss) on investments	(1,592,936)	6,254,700	(2,045,165)	2,224,031	(223,148)	87,804	(2,764,967)	778,749
Change in unrealized gain (loss) on investments	14,862,062	(82,518,425)	8,461,086	(41,003,814)	981,792	(4,593,216)	12,212,976	(38,945,580)
Reinvested capital gains	93,865	14,196,989	47,008	7,179,319	5,554	822,369	51,012	7,101,800

Net increase (decrease) in contract owners’ equity resulting from operations	12,732,117	(60,838,904)	6,152,617	(30,987,353)	724,350	(3,631,763)	9,030,902	(30,661,945)

Equity transactions:
Purchase payments received from contract owners (note 3)	933	(11,571)	1,383,303	4,566,925	113	(167)	4,555,053	9,704,743
Transfers between funds	(1,575,085)	(4,060,821)	(2,069,722)	(5,043,846)	(177,357)	(557,841)	2,570,334	(8,438,623)
Redemptions (note 3)	(6,377,796)	(16,807,021)	(4,075,703)	(9,493,858)	(526,101)	(473,569)	(2,614,614)	(6,502,983)
Annuity benefits	(11,247)	(25,661)	(1,164)	(2,336)	-	-	(5,308)	(7,195)
Contract maintenance charges (note 2)	(40,176)	(63,642)	(12,539)	(20,961)	(429)	(774)	(25,569)	(14,892)
Contingent deferred sales charges (note 2)	(4,087)	(10,816)	(11,855)	(32,545)	(3,991)	(7,550)	(31,395)	(60,537)
Adjustments to maintain reserves	417	2,591	74	(9,386)	(135)	(218)	(378)	(459)

Net equity transactions	(8,007,041)	(20,976,941)	(4,787,606)	(10,036,007)	(707,900)	(1,040,119)	4,448,123	(5,319,946)

Net change in contract owners’ equity	4,725,076	(81,815,845)	1,365,011	(41,023,360)	16,450	(4,671,882)	13,479,025	(35,981,891)
Contract owners’ equity beginning of period	68,811,576	150,627,421	34,555,458	75,578,818	4,029,619	8,701,501	35,549,509	71,531,400

Contract owners’ equity end of period	$73,536,652	68,811,576	35,920,469	34,555,458	4,046,069	4,029,619	49,028,534	35,549,509

CHANGES IN UNITS:
Beginning units	3,742,007	4,559,645	3,203,770	3,885,215	286,835	341,789	3,739,265	4,158,503
Units purchased	-	-	236,211	515,738	-	-	1,394,634	1,663,221
Units redeemed	(455,590)	(817,638)	(702,361)	(1,197,183)	(48,088)	(54,954)	(864,112)	(2,082,459)

Ending units	3,286,411	3,742,007	2,737,619	3,203,770	238,749	286,835	4,269,792	3,739,265

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FAMP		FCP		FC2		FIGBS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(1,350,804)	2,556,993	(2,910,929)	(2,198,685)	(2,147,919)	(2,770,700)	786,035	573,111
Realized gain (loss) on investments	(10,847,506)	(9,709,223)	(21,349,659)	(17,816,928)	(21,262,048)	(12,810,315)	(191,439)	(193,446)
Change in unrealized gain (loss) on investments	46,869,388	(90,964,532)	105,205,226	(275,843,406)	71,843,830	(165,897,358)	2,360,101	(1,327,820)
Reinvested capital gains	-	24,368,853	-	16,152,805	-	9,589,329	27,565	16,585

Net increase (decrease) in contract owners’ equity resulting from operations	34,671,078	(73,747,909)	80,944,638	(279,706,214)	48,433,863	(171,889,044)	2,982,262	(931,570)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,863,008	5,213,048	5,423,931	16,761,861	3,249,813	24,540,391	453,893	1,162,018
Transfers between funds	(2,540,473)	(5,935,338)	(9,816,141)	(27,428,407)	(9,946,233)	(22,808,450)	9,497,624	2,734,818
Redemptions (note 3)	(18,259,348)	(37,525,307)	(36,536,136)	(83,447,730)	(15,390,507)	(31,452,400)	(3,159,353)	(4,592,430)
Annuity benefits	(30,076)	(55,470)	(64,246)	(126,245)	(9,698)	(17,617)	(3,190)	(4,346)
Contract maintenance charges (note 2)	(95,220)	(132,736)	(160,198)	(245,299)	(51,570)	(65,845)	(6,449)	(7,149)
Contingent deferred sales charges (note 2)	(27,300)	(41,623)	(92,795)	(169,102)	(191,452)	(455,251)	(13,679)	(13,406)
Adjustments to maintain reserves	1,505	(5,658)	(10,822)	7,927	(2,715)	(1,646)	71	(98)

Net equity transactions	(19,087,904)	(38,483,084)	(41,256,407)	(94,646,995)	(22,342,362)	(30,260,818)	6,768,917	(720,593)

Net change in contract owners’ equity	15,583,174	(112,230,993)	39,688,231	(374,353,209)	26,091,501	(202,149,862)	9,751,179	(1,652,163)
Contract owners’ equity beginning of period	160,850,055	273,081,048	333,018,872	707,372,081	201,947,608	404,097,470	18,685,488	20,337,651

Contract owners’ equity end of period	$176,433,229	160,850,055	372,707,103	333,018,872	228,039,109	201,947,608	28,436,667	18,685,488

CHANGES IN UNITS:
Beginning units	6,966,315	8,375,163	15,111,468	18,212,023	16,338,369	18,440,700	1,760,865	1,827,483
Units purchased	112,907	289,886	601,754	1,249,080	1,131,593	3,715,233	1,259,797	790,286
Units redeemed	(923,525)	(1,698,734)	(2,463,454)	(4,349,635)	(2,960,103)	(5,817,564)	(653,719)	(856,904)

Ending units	6,155,699	6,966,315	13,249,764	15,111,468	14,509,864	16,338,369	2,366,944	1,760,865

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FIGBP2		FGOP		FMCS		FMC2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$13,320,117	9,553,189	(119,686)	(210,662)	(146,160)	(183,971)	(1,693,815)	(2,673,061)
Realized gain (loss) on investments	(2,368,359)	(4,179,131)	(196,938)	1,772,452	(1,556,616)	(1,347,315)	(8,889,293)	(5,827,333)
Change in unrealized gain (loss) on investments	38,167,311	(29,568,921)	3,969,236	(17,621,870)	6,426,481	(10,922,741)	53,960,430	(116,415,162)
Reinvested capital gains	527,037	351,270	-	-	-	2,951,026	-	31,427,590

Net increase (decrease) in contract owners’ equity resulting from operations	49,646,106	(23,843,593)	3,652,612	(16,060,080)	4,723,705	(9,503,001)	43,377,322	(93,487,966)

Equity transactions:
Purchase payments received from contract owners (note 3)	22,777,942	54,687,190	322,212	827,653	629,641	1,242,554	15,059,766	31,139,795
Transfers between funds	19,679,947	(36,533,551)	37,838	(1,519,935)	3,918,900	3,881,020	(2,320,713)	(15,335,365)
Redemptions (note 3)	(20,866,573)	(27,861,079)	(1,391,573)	(3,782,398)	(1,516,787)	(3,115,704)	(9,908,970)	(17,969,094)
Annuity benefits	(8,068)	(7,410)	-	-	(873)	(1,648)	(6,410)	(12,539)
Contract maintenance charges (note 2)	(883,458)	(980,104)	(9,365)	(14,775)	(5,670)	(7,176)	(95,436)	(69,752)
Contingent deferred sales charges (note 2)	(301,528)	(505,009)	(4,339)	(11,890)	(4,912)	(11,593)	(125,782)	(273,436)
Adjustments to maintain reserves	34,047	(1,076)	(422)	(44)	(145)	397	(2,410)	(3,479)

Net equity transactions	20,432,309	(11,201,039)	(1,045,649)	(4,501,389)	3,020,154	1,987,850	2,600,045	(2,523,870)

Net change in contract owners’ equity	70,078,415	(35,044,632)	2,606,963	(20,561,469)	7,743,859	(7,515,151)	45,977,367	(96,011,836)
Contract owners’ equity beginning of period	405,374,787	440,419,419	11,404,425	31,965,894	13,631,379	21,146,530	132,748,225	228,760,061

Contract owners’ equity end of period	$475,453,202	405,374,787	14,011,388	11,404,425	21,375,238	13,631,379	178,725,592	132,748,225

CHANGES IN UNITS:
Beginning units	38,795,425	39,988,032	1,893,306	2,355,583	2,030,889	1,880,661	8,779,121	8,968,155
Units purchased	10,160,185	11,211,521	130,731	255,235	956,684	974,883	2,178,699	3,298,099
Units redeemed	(8,613,793)	(12,404,128)	(294,681)	(717,512)	(588,086)	(824,655)	(1,978,223)	(3,487,133)

Ending units	40,341,815	38,795,425	1,729,356	1,893,306	2,399,488	2,030,889	8,979,599	8,779,121

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FVSS		FVSS2		FNRS2		FF10S
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(51,632)	(65,277)	(112,129)	(178,921)	(717,961)	(1,737,258)	(47,306)	81,885
Realized gain (loss) on investments	(2,322,299)	(1,887,361)	(2,147,037)	(2,317,552)	(6,008,821)	(2,801,675)	(462,287)	(296,731)
Change in unrealized gain (loss) on investments	4,676,724	(6,183,535)	6,397,955	(11,614,273)	27,504,073	(73,540,004)	1,337,436	(1,585,913)
Reinvested capital gains	-	2,098,363	-	3,632,807	-	3,709,816	34,491	225,333

Net increase (decrease) in contract owners’ equity resulting from operations	2,302,793	(6,037,810)	4,138,789	(10,477,939)	20,777,291	(74,369,121)	862,334	(1,575,426)

Equity transactions:
Purchase payments received from contract owners (note 3)	172,214	621,435	352,607	207,268	4,237,200	13,947,269	61,322	260,274
Transfers between funds	1,121,987	(1,670,391)	346,070	(2,333,561)	(103,847)	10,630,753	547,192	2,427,197
Redemptions (note 3)	(831,392)	(1,338,013)	(772,284)	(1,402,382)	(4,945,259)	(13,721,131)	(629,865)	(1,752,731)
Annuity benefits	(771)	(1,652)	-	-	(546)	(1,017)	(5,535)	(9,088)
Contract maintenance charges (note 2)	(2,645)	(4,279)	(1,483)	(2,429)	(12,033)	(18,714)	(1,781)	(2,045)
Contingent deferred sales charges (note 2)	(7,554)	(10,903)	(6,149)	(28,661)	(52,368)	(185,659)	(1,588)	(619)
Adjustments to maintain reserves	(38)	(82)	(733)	(389)	(1,724)	2,373	463	1,600

Net equity transactions	451,801	(2,403,885)	(81,972)	(3,560,154)	(878,577)	10,653,874	(29,792)	924,588

Net change in contract owners’ equity	2,754,594	(8,441,695)	4,056,817	(14,038,093)	19,898,714	(63,715,247)	832,542	(650,838)
Contract owners’ equity beginning of period	4,826,544	13,268,239	8,862,131	22,900,224	54,795,336	118,510,583	4,516,200	5,167,038

Contract owners’ equity end of period	$7,581,138	4,826,544	12,918,948	8,862,131	74,694,050	54,795,336	5,348,742	4,516,200

CHANGES IN UNITS:
Beginning units	634,932	841,048	844,676	1,045,050	5,594,487	5,413,172	534,668	450,333
Units purchased	328,120	126,574	154,478	104,473	1,774,228	4,290,235	106,928	344,061
Units redeemed	(297,362)	(332,690)	(175,022)	(304,847)	(1,856,270)	(4,108,920)	(111,398)	(259,726)

Ending units	665,687	634,932	824,129	844,676	5,512,439	5,594,487	530,198	534,668

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FF10S2		FF20S		FF20S2		FF30S
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(631,120)	458,338	(55,829)	91,404	(897,598)	662,201	(38,504)	48,944
Realized gain (loss) on investments	(820,766)	(138,352)	(797,634)	(274,304)	(549,774)	21,400	(239,593)	(109,513)
Change in unrealized gain (loss) on investments	9,687,319	(16,682,727)	2,079,877	(2,577,127)	17,727,781	(32,866,723)	1,220,986	(2,111,373)
Reinvested capital gains	304,023	2,023,856	40,321	333,979	477,199	3,851,746	54,824	293,628

Net increase (decrease) in contract owners’ equity resulting from operations	8,539,456	(14,338,885)	1,266,735	(2,426,048)	16,757,608	(28,331,376)	997,713	(1,878,314)

Equity transactions:
Purchase payments received from contract owners (note 3)	8,116,635	9,245,526	362,534	719,159	25,256,729	22,776,707	573,483	578,100
Transfers between funds	76,056	4,366,667	1,022,324	2,450,958	276,663	(2,330,118)	540,176	1,649,955
Redemptions (note 3)	(1,981,304)	(3,195,339)	(955,584)	(1,265,296)	(2,906,099)	(2,832,453)	(346,445)	(501,886)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(60,439)	(39,167)	(2,873)	(3,543)	(160,781)	(93,340)	(2,733)	(3,146)
Contingent deferred sales charges (note 2)	(37,792)	(64,656)	(8,788)	(3,114)	(49,355)	(64,725)	(2,401)	(3,986)
Adjustments to maintain reserves	(324)	(264)	(86)	(41)	(350)	(362)	(38)	(52)

Net equity transactions	6,112,832	10,312,767	417,527	1,898,123	22,416,807	17,455,709	762,042	1,718,985

Net change in contract owners’ equity	14,652,288	(4,026,118)	1,684,262	(527,925)	39,174,415	(10,875,667)	1,759,755	(159,329)
Contract owners’ equity beginning of period	41,630,317	45,656,435	5,443,001	5,970,926	60,026,433	70,902,100	3,404,900	3,564,229

Contract owners’ equity end of period	$56,282,605	41,630,317	7,127,263	5,443,001	99,200,848	60,026,433	5,164,655	3,404,900

CHANGES IN UNITS:
Beginning units	4,645,289	3,748,220	715,854	521,510	6,972,856	5,452,403	481,061	307,780
Units purchased	1,139,053	1,573,560	237,381	414,570	3,000,756	2,745,262	162,241	254,240
Units redeemed	(510,774)	(676,491)	(193,332)	(220,226)	(614,723)	(1,224,809)	(60,278)	(80,959)

Ending units	5,273,568	4,645,289	759,901	715,854	9,358,897	6,972,856	583,024	481,061

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FF30S2		FTVDM3		TIF2		TIF3
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(199,636)	60,859	837,190	470,357	119,396	72,550	7,081,465	2,424,086
Realized gain (loss) on investments	(577,527)	(195,897)	(5,100,825)	(3,006,698)	(188,361)	285,311	(161,500,205)	(462,609)
Change in unrealized gain (loss) on investments	4,149,275	(9,367,301)	15,303,048	(33,613,986)	1,289,115	(5,172,569)	174,828,598	(195,001,260)
Reinvested capital gains	203,381	1,294,149	105,137	8,020,747	214,753	791,782	11,753,408	30,093,721

Net increase (decrease) in contract owners’ equity resulting from operations	3,575,493	(8,208,190)	11,144,550	(28,129,580)	1,434,903	(4,022,926)	32,163,266	(162,946,062)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,380,240	2,613,199	538,505	4,579,194	9,873	240	11,846,155	45,352,141
Transfers between funds	775,438	725,979	3,369,010	(9,723,919)	(317,751)	(1,010,456)	(187,703,841)	105,133,869
Redemptions (note 3)	(898,884)	(605,084)	(2,015,796)	(4,096,581)	(320,812)	(921,631)	(9,276,554)	(17,474,546)
Annuity benefits	-	-	-	-	-	(263)	(224)	(112)
Contract maintenance charges (note 2)	(3,066)	(3,615)	(3,538)	(4,953)	(275)	(596)	(502,732)	(737,024)
Contingent deferred sales charges (note 2)	(13,840)	(29,498)	(24,458)	(40,311)	(3,886)	(8,216)	(134,950)	(295,887)
Adjustments to maintain reserves	(203)	(220)	(649)	(296)	(336)	(215)	184,098	(1,162)

Net equity transactions	1,239,685	2,700,761	1,863,074	(9,286,866)	(633,187)	(1,941,137)	(185,588,048)	131,977,279

Net change in contract owners’ equity	4,815,178	(5,507,429)	13,007,624	(37,416,446)	801,716	(5,964,063)	(153,424,782)	(30,968,783)
Contract owners’ equity beginning of period	13,382,199	18,889,628	20,523,237	57,939,683	4,970,188	10,934,251	247,363,644	278,332,427

Contract owners’ equity end of period	$18,197,377	13,382,199	33,530,861	20,523,237	5,771,904	4,970,188	93,938,862	247,363,644

CHANGES IN UNITS:
Beginning units	1,631,753	1,398,391	2,181,313	2,877,413	358,613	462,809	25,106,259	16,511,364
Units purchased	288,030	465,516	747,475	898,785	-	-	3,736,997	11,702,008
Units redeemed	(140,131)	(232,154)	(632,049)	(1,594,885)	(44,926)	(104,196)	(21,696,563)	(3,107,113)

Ending units	1,779,657	1,631,753	2,296,737	2,181,313	313,685	358,613	7,146,690	25,106,259

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FTVFA2		FTVGI3		FTVIS2		FTVRD2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(53,082)	61,007	9,346,241	1,644,726	6,325,716	4,364,117	162,689	159,462
Realized gain (loss) on investments	(360,275)	(222,094)	1,133,741	1,664,983	(4,743,328)	(2,934,344)	(2,210,139)	376,867
Change in unrealized gain (loss) on investments	1,716,579	(1,020,448)	(1,542,089)	(1,226,528)	18,617,454	(43,482,423)	7,880,872	(31,168,994)
Reinvested capital gains	-	82,293	-	-	-	2,533,976	-	738,658

Net increase (decrease) in contract owners’ equity resulting from operations	1,303,222	(1,099,242)	8,937,893	2,083,181	20,199,842	(39,518,674)	5,833,422	(29,894,007)

Equity transactions:
Purchase payments received from contract owners (note 3)	3,963,388	3,293,358	2,262,992	10,685,522	5,437,280	20,534,987	1,070,886	841,265
Transfers between funds	1,258,874	877,152	(2,659,139)	19,578,727	(214,493)	(3,303,357)	(2,722,157)	(9,232,143)
Redemptions (note 3)	(821,303)	(61,177)	(7,616,780)	(9,521,295)	(6,790,090)	(14,126,080)	(5,248,433)	(7,905,203)
Annuity benefits	-	-	(12,682)	(8,798)	(14,052)	(20,210)	(4,094)	(6,273)
Contract maintenance charges (note 2)	(439)	(64)	(8,924)	(8,568)	(10,589)	(13,345)	(7,416)	(10,764)
Contingent deferred sales charges (note 2)	(1,190)	(26)	(77,863)	(63,625)	(51,635)	(66,637)	(63,354)	(147,926)
Adjustments to maintain reserves	11	256	(23,475)	3,595	22,464	(1,253)	(1,757)	(1,279)

Net equity transactions	4,399,341	4,109,499	(8,135,871)	20,665,558	(1,621,115)	3,004,105	(6,976,325)	(16,462,323)

Net change in contract owners’ equity	5,702,563	3,010,257	802,022	22,748,739	18,578,727	(36,514,569)	(1,142,903)	(46,356,330)
Contract owners’ equity beginning of period	3,010,257	-	72,254,357	49,505,618	83,863,571	120,378,140	69,227,295	115,583,625

Contract owners’ equity end of period	$8,712,820	3,010,257	73,056,379	72,254,357	102,442,298	83,863,571	68,084,392	69,227,295

CHANGES IN UNITS:
Beginning units	456,888	-	5,797,396	4,159,217	10,666,736	10,613,089	6,005,955	7,191,142
Units purchased	805,468	579,634	1,697,947	4,652,546	1,764,806	3,826,878	289,123	317,559
Units redeemed	(184,347)	(122,746)	(2,352,100)	(3,014,367)	(2,064,029)	(3,773,231)	(942,643)	(1,502,746)

Ending units	1,078,010	456,888	5,143,236	5,797,396	10,367,517	10,666,736	5,352,433	6,005,955

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	FTVSV2		WRASP		JABS		JACAS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(244,942)	(288,440)	(37,481)	-	56,150	130,408	(903,948)	(1,202,245)
Realized gain (loss) on investments	(7,816,314)	(3,081,708)	(624)	-	26,118	308,033	348,203	5,447,413
Change in unrealized gain (loss) on investments	47,706,968	(29,546,354)	1,032,811	-	1,632,928	(3,702,766)	26,431,567	(52,133,402)
Reinvested capital gains	2,307,442	4,959,744	175,910	-	439,537	873,703	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	41,953,154	(27,956,758)	1,170,616	-	2,154,733	(2,390,622)	25,875,822	(47,888,234)

Equity transactions:
Purchase payments received from contract owners (note 3)	5,176,544	6,614,969	3,585,348	-	53,904	92,722	10,810,761	20,346,851
Transfers between funds	104,845,143	10,769,000	12,483,636	-	1,011,919	524,745	9,343,480	29,860,354
Redemptions (note 3)	(5,280,830)	(6,034,552)	(185,651)	-	(581,214)	(1,356,200)	(6,021,622)	(10,166,360)
Annuity benefits	(3,715)	(7,064)	-	-	-	-	(491)	(700)
Contract maintenance charges (note 2)	(130,393)	(16,944)	(320)	-	(942)	(1,174)	(50,999)	(34,096)
Contingent deferred sales charges (note 2)	(68,523)	(65,128)	(41)	-	(14,813)	(24,357)	(53,630)	(71,277)
Adjustments to maintain reserves	(2,883)	(574)	(115)	-	(684)	(252)	(2,846)	1,719

Net equity transactions	104,535,343	11,259,707	15,882,857	-	468,170	(764,516)	14,024,653	39,936,491

Net change in contract owners’ equity	146,488,497	(16,697,051)	17,053,473	-	2,622,903	(3,155,138)	39,900,475	(7,951,743)
Contract owners’ equity beginning of period	52,002,721	68,699,772	-	-	10,629,343	13,784,481	62,781,105	70,732,848

Contract owners’ equity end of period	$198,491,218	52,002,721	17,053,473	-	13,252,246	10,629,343	102,681,580	62,781,105

CHANGES IN UNITS:
Beginning units	3,847,456	3,336,527	-	-	848,549	908,896	6,759,021	4,763,489
Units purchased	9,345,294	2,181,594	1,523,755	-	126,439	156,392	3,104,852	5,477,446
Units redeemed	(1,437,594)	(1,670,665)	(39,861)	-	(91,799)	(216,739)	(2,012,774)	(3,481,914)

Ending units	11,755,154	3,847,456	1,483,894	-	883,198	848,549	7,851,095	6,759,021

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	JAGTS		JAGTS2		JARLCS		JAIGS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(19,114)	(33,407)	(35,605)	(52,967)	(14,141)	(44,748)	134,934	350,838
Realized gain (loss) on investments	(7,300)	38,484	48,608	128,343	(1,782,822)	(306,315)	315,320	1,200,673
Change in unrealized gain (loss) on investments	776,627	(1,494,358)	1,429,224	(2,559,215)	2,118,307	(2,186,695)	3,616,001	(11,032,905)
Reinvested capital gains	-	-	-	-	(666)	315,293	43,857	1,557,802

Net increase (decrease) in contract owners’ equity resulting from operations	750,213	(1,489,281)	1,442,227	(2,483,839)	320,678	(2,222,465)	4,110,112	(7,923,592)

Equity transactions:
Purchase payments received from contract owners (note 3)	-	27	72,732	365,224	45,508	599,323	1	16
Transfers between funds	(42,823)	(102,694)	892,387	(135,789)	(3,653,973)	67,925	(467,255)	(569,698)
Redemptions (note 3)	(116,954)	(298,831)	(436,156)	(688,250)	(305,342)	(352,383)	(575,398)	(1,825,649)
Annuity benefits	(228)	(2,111)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,524)	(2,238)	(1,614)	(2,457)	(4,837)	(3,940)	(3,522)	(5,719)
Contingent deferred sales charges (note 2)	(265)	(993)	(2,528)	(7,011)	(6,798)	(4,733)	(984)	(5,216)
Adjustments to maintain reserves	(148)	(42)	(77)	(61)	(37)	(335)	(246)	(159)

Net equity transactions	(161,942)	(406,882)	524,744	(468,344)	(3,925,479)	305,857	(1,047,404)	(2,406,425)

Net change in contract owners’ equity	588,271	(1,896,163)	1,966,971	(2,952,183)	(3,604,801)	(1,916,608)	3,062,708	(10,330,017)
Contract owners’ equity beginning of period	1,704,844	3,601,007	2,732,234	5,684,417	3,604,801	5,521,409	6,402,172	16,732,189

Contract owners’ equity end of period	$2,293,115	1,704,844	4,699,205	2,732,234	-	3,604,801	9,464,880	6,402,172

CHANGES IN UNITS:
Beginning units	628,439	733,774	342,194	394,297	333,684	321,741	711,183	879,729
Units purchased	-	11	172,437	89,588	42,177	116,016	673	2
Units redeemed	(49,797)	(105,346)	(112,538)	(141,691)	(375,865)	(104,073)	(89,849)	(168,548)

Ending units	578,640	628,439	402,094	342,194	-	333,684	622,008	711,183

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	JAIGS2		OGMVP		JPMMV1		JPMCVP
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$1,961,606	5,598,244	-	-	(32,205)	-	110,880	(18,465)
Realized gain (loss) on investments	(11,718,667)	888,368	-	-	42,055	-	(3,380,741)	(282,010)
Change in unrealized gain (loss) on investments	83,902,085	(164,883,295)	-	-	1,120,410	-	3,002,269	(4,220,454)
Reinvested capital gains	1,122,505	25,833,850	-	-	-	-	12,024	757,541

Net increase (decrease) in contract owners’ equity resulting from operations	75,267,529	(132,562,833)	-	-	1,130,260	-	(255,568)	(3,763,388)

Equity transactions:
Purchase payments received from contract owners (note 3)	5,029,549	26,061,804	-	-	833	-	-	2,388
Transfers between funds	5,496,126	25,621,230	-	-	5,250,744	-	(5,708,663)	(1,897,401)
Redemptions (note 3)	(9,593,647)	(18,399,288)	(10,712)	-	(285,139)	-	(199,586)	(1,524,694)
Annuity benefits	(5,263)	(9,306)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(216,875)	(248,258)	(29)	-	(1,189)	-	(1,033)	(3,944)
Contingent deferred sales charges (note 2)	(106,415)	(158,807)	-	-	(1,041)	-	(13)	(3,168)
Adjustments to maintain reserves	76,937	(1,829)	10,741	-	(10,049)	-	(53)	(107)

Net equity transactions	680,412	32,865,546	-	-	4,954,159	-	(5,909,348)	(3,426,926)

Net change in contract owners’ equity	75,947,941	(99,697,287)	-	-	6,084,419	-	(6,164,916)	(7,190,314)
Contract owners’ equity beginning of period	113,326,651	213,023,938	-	-	-	-	6,164,916	13,355,230

Contract owners’ equity end of period	$189,274,592	113,326,651	-	-	6,084,419	-	-	6,164,916

CHANGES IN UNITS:
Beginning units	8,802,005	7,719,861	-	-	-	-	654,300	934,069
Units purchased	2,527,088	4,890,572	-	-	599,868	-	-	3
Units redeemed	(2,550,149)	(3,808,428)	-	-	(54,773)	-	-	(279,772)

Ending units	8,778,942	8,802,005	-	-	545,095	-	-	654,300

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	AMTB		MIGSC		MVFSC		VFLG2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(3,863,483)	11,643,554	(88,482)	(239,834)	(156,067)	(489,019)	(2,677)	(9,189)
Realized gain (loss) on investments	(23,673,305)	(6,916,343)	(307,829)	296,205	(3,767,223)	(859,714)	(306,922)	(14,031)
Change in unrealized gain (loss) on investments	52,528,912	(69,873,829)	3,170,583	(8,713,387)	59,531,617	(36,555,708)	304,960	(415,411)
Reinvested capital gains	-	-	-	884,134	-	3,527,887	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	24,992,124	(65,146,618)	2,774,272	(7,772,882)	55,608,327	(34,376,554)	(4,639)	(438,631)

Equity transactions:
Purchase payments received from contract owners (note 3)	9,696,289	46,151,488	157,174	235,657	14,318,162	17,889,714	3,520	17,061
Transfers between funds	(110,633,752)	(16,349,739)	(577,386)	(1,661,844)	201,675,741	7,683,235	(633,982)	3,759
Redemptions (note 3)	(22,503,327)	(32,682,793)	(1,060,969)	(1,760,534)	(11,651,289)	(7,284,229)	(6,438)	(70,267)
Annuity benefits	(77,822)	(109,799)	-	-	(1,134)	(1,856)	-	-
Contract maintenance charges (note 2)	(614,467)	(820,871)	(952)	(1,548)	(568,032)	(39,200)	(33)	(158)
Contingent deferred sales charges (note 2)	(361,048)	(403,006)	(11,930)	(26,310)	(160,121)	(71,790)	(177)	(273)
Adjustments to maintain reserves	(58,136)	(501)	67	(358)	1,247,420	(612)	(17)	(66)

Net equity transactions	(124,552,263)	(4,215,221)	(1,493,996)	(3,214,937)	204,860,747	18,175,262	(637,127)	(49,944)

Net change in contract owners’ equity	(99,560,139)	(69,361,839)	1,280,276	(10,987,819)	260,469,074	(16,201,292)	(641,766)	(488,575)
Contract owners’ equity beginning of period	355,927,502	425,289,341	11,622,597	22,610,416	71,681,902	87,883,194	641,766	1,130,341

Contract owners’ equity end of period	$256,367,363	355,927,502	12,902,873	11,622,597	332,150,976	71,681,902	-	641,766

CHANGES IN UNITS:
Beginning units	38,156,662	38,220,042	1,184,843	1,427,758	5,622,918	4,556,477	85,778	90,603
Units purchased	5,560,344	11,189,513	62,627	45,321	19,250,556	2,760,441	-	7,443
Units redeemed	(18,880,512)	(11,252,893)	(216,423)	(288,236)	(2,156,173)	(1,694,000)	-	(12,268)

Ending units	24,836,497	38,156,662	1,031,045	1,184,843	22,717,302	5,622,918	-	85,778

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	VFLV2		MBVAG2		MBVCG2		VFMG2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(632)	(2,425)	(610)	(3,103)	(494)	1,513	41,938	79,146
Realized gain (loss) on investments	(618,233)	(35,752)	(166,433)	(9,530)	(60,514)	(455)	(847,249)	(146,529)
Change in unrealized gain (loss) on investments	544,112	(612,992)	139,766	(153,303)	44,039	(45,297)	1,593,789	(2,529,186)
Reinvested capital gains	-	-	-	27,030	-	5,733	-	375,196

Net increase (decrease) in contract owners’ equity resulting from operations	(74,753)	(651,169)	(27,277)	(138,906)	(16,969)	(38,506)	788,478	(2,221,373)

Equity transactions:
Purchase payments received from contract owners (note 3)	3,984	35,992	150	600	(1,693)	-	4,368	34,646
Transfers between funds	(761,229)	30,223	(138,737)	(111,280)	(177,764)	145,955	(944,937)	(263,545)
Redemptions (note 3)	(80,406)	(114,095)	(547)	(13,080)	(2,493)	(507)	(254,170)	(735,098)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(99)	(371)	(60)	(67)	-	(11)	(1,383)	(2,056)
Contingent deferred sales charges (note 2)	(142)	(1,047)	-	-	-	(3)	(1,367)	(4,877)
Adjustments to maintain reserves	(17)	66	10	(21)	(5)	(4)	(93,124)	(90,519)

Net equity transactions	(837,909)	(49,232)	(139,184)	(123,848)	(181,955)	145,430	(1,290,613)	(1,061,449)

Net change in contract owners’ equity	(912,662)	(700,401)	(166,461)	(262,754)	(198,924)	106,924	(502,135)	(3,282,822)
Contract owners’ equity beginning of period	912,662	1,613,063	166,461	429,215	198,924	92,000	5,101,299	8,384,121

Contract owners’ equity end of period	$-	912,662	-	166,461	-	198,924	4,599,164	5,101,299

CHANGES IN UNITS:
Beginning units	105,574	111,241	22,130	33,329	22,506	8,194	567,913	651,956
Units purchased	-	11,553	-	1,612	-	15,171	9,102	12,294
Units redeemed	-	(17,220)	-	(12,811)	-	(859)	(151,652)	(96,337)

Ending units	-	105,574	-	22,130	-	22,506	425,365	567,913

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVAGF3		NVAMV1		NVAMV2		GVAAA2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(1,626)	-	(17)	-	(2,975)	-	(9,451,835)	8,527,925
Realized gain (loss) on investments	3,809	-	378	-	7,734	-	(316,828)	(8,426)
Change in unrealized gain (loss) on investments	50,812	-	1,203	-	209,904	-	125,963,216	(230,496,031)
Reinvested capital gains	-	-	-	-	-	-	23,952,905	7,726,101

Net increase (decrease) in contract owners’ equity resulting from operations	52,995	-	1,564	-	214,663	-	140,147,458	(214,250,431)

Equity transactions:
Purchase payments received from contract owners (note 3)	413,907	-	512	-	1,733,276	-	342,901,086	248,396,163
Transfers between funds	528,089	-	13,365	-	513,471	-	18,171,287	145,373,791
Redemptions (note 3)	(5,220)	-	-	-	(5,586)	-	(25,087,135)	(28,276,708)
Annuity benefits	-	-	-	-	-	-	(1,698)	(2,955)
Contract maintenance charges (note 2)	(4)	-	(2)	-	(721)	-	(2,331,376)	(2,105,668)
Contingent deferred sales charges (note 2)	(19)	-	-	-	(79)	-	(325,201)	(323,689)
Adjustments to maintain reserves	(6)	-	(11)	-	1	-	28,343	(262)

Net equity transactions	936,747	-	13,864	-	2,240,362	-	333,355,306	363,060,672

Net change in contract owners’ equity	989,742	-	15,428	-	2,455,025	-	473,502,764	148,810,241
Contract owners’ equity beginning of period	-	-	-	-	-	-	609,597,149	460,786,908

Contract owners’ equity end of period	$989,742	-	15,428	-	2,455,025	-	1,083,099,913	609,597,149

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	81,161,084	42,263,897
Units purchased	93,157	-	1,629	-	223,215	-	49,729,849	46,307,079
Units redeemed	(5,906)	-	(321)	-	(15,023)	-	(6,794,879)	(7,409,892)

Ending units	87,251	-	1,307	-	208,192	-	124,096,044	81,161,084

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GVABD2		GVAGG2		GVAGR2		GVAGI2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(3,645,830)	12,623,639	(684,281)	873,431	(1,194,594)	749,332	(4,733,105)	2,488,825
Realized gain (loss) on investments	(5,499,166)	(1,107,239)	(1,915,616)	(541,185)	(13,910,227)	(463,206)	(3,150,996)	-
Change in unrealized gain (loss) on investments	44,994,931	(42,404,672)	16,580,666	(34,038,519)	30,898,836	(80,329,880)	74,107,716	(92,277,536)
Reinvested capital gains	133,572	198,457	5,145,844	2,196,350	13,208,018	7,748,903	9,902,860	65,984

Net increase (decrease) in contract owners’ equity resulting from operations	35,983,507	(30,689,815)	19,126,613	(31,509,923)	29,002,033	(72,294,851)	76,126,475	(89,722,727)

Equity transactions:
Purchase payments received from contract owners (note 3)	124,197,256	90,238,362	9,800,868	15,712,870	19,456,566	36,392,316	121,029,975	88,885,170
Transfers between funds	(9,830,649)	130,224,709	4,508,672	9,682,475	(7,592,341)	18,006,009	27,529,169	154,504,897
Redemptions (note 3)	(11,444,428)	(13,369,608)	(4,203,810)	(7,761,292)	(6,741,398)	(10,219,568)	(8,527,728)	(7,859,811)
Annuity benefits	(109)	-	(627)	-	(81)	-	(1,080)	(883)
Contract maintenance charges (note 2)	(445,529)	(227,954)	(50,828)	(37,970)	(82,415)	(149,137)	(411,435)	(150,540)
Contingent deferred sales charges (note 2)	(200,276)	(186,091)	(40,031)	(63,605)	(68,163)	(117,815)	(179,793)	(117,963)
Adjustments to maintain reserves	21,310	(808)	(738)	2,971	(104,555)	1,661	136,119	(9,261)

Net equity transactions	102,297,575	206,678,610	10,013,506	17,535,449	4,867,613	43,913,466	139,575,227	235,251,609

Net change in contract owners’ equity	138,281,082	175,988,795	29,140,119	(13,974,474)	33,869,646	(28,381,385)	215,701,702	145,528,882
Contract owners’ equity beginning of period	306,925,600	130,936,805	50,870,236	64,844,710	98,887,216	127,268,601	225,400,858	79,871,976

Contract owners’ equity end of period	$445,206,682	306,925,600	80,010,355	50,870,236	132,756,862	98,887,216	441,102,560	225,400,858

CHANGES IN UNITS:
Beginning units	33,032,987	12,421,457	6,969,825	5,365,947	15,955,035	11,269,769	38,038,535	8,176,408
Units purchased	16,739,411	26,107,114	2,792,829	3,688,385	5,323,715	7,670,142	27,575,148	32,655,573
Units redeemed	(6,217,130)	(5,495,584)	(1,598,491)	(2,084,507)	(4,965,799)	(2,984,876)	(4,361,741)	(2,793,446)

Ending units	43,555,271	33,032,987	8,164,162	6,969,825	16,312,959	15,955,035	61,251,935	38,038,535

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVCRA2		NVCRB2		NVCCA2		NVCCN2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(35,839)	21,171	(1,193,566)	547,993	(764,751)	487,875	106,216	293,229
Realized gain (loss) on investments	(376,927)	(184,138)	-	-	-	(88,603)	(197,419)	(289,119)
Change in unrealized gain (loss) on investments	2,079,497	(1,248,138)	41,928,310	(16,020,501)	54,249,145	(23,141,646)	12,700,302	(1,666,421)
Reinvested capital gains	-	85,124	-	661,128	-	1,022,826	-	78,376

Net increase (decrease) in contract owners’ equity resulting from operations	1,666,731	(1,325,981)	40,734,744	(14,811,380)	53,484,394	(21,719,548)	12,609,099	(1,583,935)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,295,353	3,246,074	145,722,649	43,186,562	217,968,602	59,959,588	81,333,489	21,912,130
Transfers between funds	1,133,013	2,643,727	25,035,389	113,901,917	29,808,862	72,716,703	27,970,792	28,618,092
Redemptions (note 3)	(188,082)	(196,801)	(4,189,354)	(791,634)	(4,691,087)	(771,468)	(3,812,669)	(1,590,700)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(876)	(215)	(146,026)	(7,564)	(338,124)	(23,260)	(232,105)	(22,818)
Contingent deferred sales charges (note 2)	(1,346)	(251)	(83,604)	(7,000)	(85,681)	(7,518)	(11,978)	(68,260)
Adjustments to maintain reserves	(95)	(36)	2,714	(158)	(1,346)	(122)	(2,405)	(13)

Net equity transactions	3,237,967	5,692,498	166,341,768	156,282,123	242,661,226	131,873,923	105,245,124	48,848,431

Net change in contract owners’ equity	4,904,698	4,366,517	207,076,512	141,470,743	296,145,620	110,154,375	117,854,223	47,264,496
Contract owners’ equity beginning of period	4,366,517	-	141,470,743	-	110,154,375	-	47,264,496	-

Contract owners’ equity end of period	$9,271,215	4,366,517	348,547,255	141,470,743	406,299,995	110,154,375	165,118,719	47,264,496

CHANGES IN UNITS:
Beginning units	688,094	-	17,964,614	-	15,353,953	-	5,226,256	-
Units purchased	680,251	760,717	21,736,039	18,770,628	34,390,185	15,894,579	13,683,555	6,246,078
Units redeemed	(168,644)	(72,623)	(1,201,163)	(806,014)	(1,879,321)	(540,626)	(2,335,903)	(1,019,822)

Ending units	1,199,703	688,094	38,499,489	17,964,614	47,864,818	15,353,953	16,573,903	5,226,256

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVCMD2		NVCMA2		NVCMC2		NVCBD1
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(387,657)	507,024	(534,529)	462,115	(88,086)	208,427	6,114	6,138
Realized gain (loss) on investments	(475,985)	-	(3,378,880)	(562,543)	(252,570)	(291,914)	22,151	(6,692)
Change in unrealized gain (loss) on investments	47,941,636	(16,954,710)	37,162,185	(22,848,558)	13,295,905	(3,292,285)	59,389	4,272
Reinvested capital gains	-	670,143	-	1,049,798	-	114,676	3,266	-

Net increase (decrease) in contract owners’ equity resulting from operations	47,077,994	(15,777,543)	33,248,776	(21,899,188)	12,955,249	(3,261,096)	90,920	3,718

Equity transactions:
Purchase payments received from contract owners (note 3)	224,788,538	85,686,807	51,617,575	100,023,474	70,751,926	28,008,430	25,070	7,945
Transfers between funds	12,401,371	36,370,815	(46,921)	19,845,537	13,936,855	16,824,730	1,650,287	466,944
Redemptions (note 3)	(5,498,614)	(1,439,755)	(3,305,375)	(2,281,490)	(2,650,394)	(2,030,164)	(145,592)	(54,751)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(335,833)	(11,237)	(471,156)	(19,445)	(102,125)	(4,212)	(422)	(47)
Contingent deferred sales charges (note 2)	(69,547)	(6,617)	(67,116)	(7,934)	(15,510)	(13,163)	(679)	-
Adjustments to maintain reserves	2,140	(162)	6,711	(161)	(489)	(92)	(68)	6

Net equity transactions	231,288,055	120,599,851	47,733,718	117,559,981	81,920,263	42,785,529	1,528,596	420,097

Net change in contract owners’ equity	278,366,049	104,822,308	80,982,494	95,660,793	94,875,512	39,524,433	1,619,516	423,815
Contract owners’ equity beginning of period	104,822,308	-	95,660,793	-	39,524,433	-	423,815	-

Contract owners’ equity end of period	$383,188,357	104,822,308	176,643,287	95,660,793	134,399,945	39,524,433	2,043,331	423,815

CHANGES IN UNITS:
Beginning units	13,903,119	-	14,026,096	-	4,777,489	-	42,991	-
Units purchased	32,422,297	14,697,180	9,513,930	15,187,849	10,656,921	5,484,014	212,552	68,502
Units redeemed	(2,774,087)	(794,061)	(1,954,583)	(1,161,753)	(1,119,714)	(706,525)	(63,539)	(25,511)

Ending units	43,551,331	13,903,119	21,585,444	14,026,096	14,314,694	4,777,489	192,002	42,991

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVCBD2		HIBF		HIBF3		GEM
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(2,080)	34,746	603,627	931,082	3,211,349	2,715,104	1,751	(1,798)
Realized gain (loss) on investments	119,975	(4,359)	(781,770)	(830,001)	(6,706,356)	(3,097,300)	(14,974)	88,957
Change in unrealized gain (loss) on investments	3,454,795	(6,570)	2,930,304	(3,973,615)	18,044,769	(10,412,486)	202,299	(1,048,078)
Reinvested capital gains	310,807	-	-	-	-	-	-	205,161

Net increase (decrease) in contract owners’ equity resulting from operations	3,883,497	23,817	2,752,161	(3,872,534)	14,549,762	(10,794,682)	189,076	(755,758)

Equity transactions:
Purchase payments received from contract owners (note 3)	3,771,826	792,318	47	80	3,089,790	3,843,612	-	2,018
Transfers between funds	180,415,620	2,035,592	(589,384)	(1,683,295)	19,069,204	1,215,930	(39,905)	(55,727)
Redemptions (note 3)	(2,918,793)	(103,187)	(783,485)	(1,755,261)	(4,435,942)	(4,842,559)	(51,064)	(104,842)
Annuity benefits	(147)	-	-	(178)	(5,583)	(6,990)	(593)	(5,717)
Contract maintenance charges (note 2)	(119,169)	(559)	(1,055)	(1,536)	(3,676)	(3,836)	(233)	(451)
Contingent deferred sales charges (note 2)	(39,078)	(75)	(16,542)	(26,780)	(53,275)	(50,361)	(255)	(189)
Adjustments to maintain reserves	23,370	(59)	(347)	(260)	2,253	(434)	336	1,703

Net equity transactions	181,133,629	2,724,030	(1,390,766)	(3,467,230)	17,662,771	155,362	(91,714)	(163,205)

Net change in contract owners’ equity	185,017,126	2,747,847	1,361,395	(7,339,764)	32,212,533	(10,639,320)	97,362	(918,963)
Contract owners’ equity beginning of period	2,747,847	-	8,525,920	15,865,684	30,245,809	40,885,129	487,145	1,406,108

Contract owners’ equity end of period	$187,764,973	2,747,847	9,887,315	8,525,920	62,458,342	30,245,809	584,507	487,145

CHANGES IN UNITS:
Beginning units	279,918	-	833,712	1,099,805	3,688,239	3,534,655	33,579	40,673
Units purchased	18,139,836	314,418	1,892	-	4,518,876	2,594,510	-	71
Units redeemed	(574,151)	(34,500)	(125,781)	(266,093)	(2,609,887)	(2,440,926)	(6,303)	(7,165)

Ending units	17,845,603	279,918	709,823	833,712	5,597,230	3,688,239	27,277	33,579

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GEM2		GEM3		GEM6		GVGU2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$1,096	(28,909)	123,403	(137,206)	22,207	(424,820)	3,648	7,613
Realized gain (loss) on investments	(155,919)	214,525	(4,072,051)	3,931,627	(13,242,386)	(721,388)	(13,532)	11,283
Change in unrealized gain (loss) on investments	889,311	(4,449,186)	16,928,796	(63,187,446)	28,199,203	(70,764,600)	24,725	(305,200)
Reinvested capital gains	-	894,114	-	12,320,324	-	14,918,890	-	7,334

Net increase (decrease) in contract owners’ equity resulting from operations	734,488	(3,369,456)	12,980,148	(47,072,701)	14,979,024	(56,991,918)	14,841	(278,970)

Equity transactions:
Purchase payments received from contract owners (note 3)	2	54	855,133	2,806,420	3,325,201	9,510,638	-	-
Transfers between funds	(150,548)	(1,063,063)	1,160,385	(14,653,649)	2,660,137	(21,822,485)	(12,351)	(130,877)
Redemptions (note 3)	(190,516)	(408,302)	(3,355,555)	(9,031,132)	(4,179,688)	(7,803,509)	(21,601)	(137,571)
Annuity benefits	-	-	(3,657)	(4,511)	(6,463)	(9,080)	-	-
Contract maintenance charges (note 2)	(340)	(764)	(15,529)	(26,943)	(5,245)	(8,056)	(31)	(71)
Contingent deferred sales charges (note 2)	(1,361)	(9,133)	(12,546)	(28,596)	(48,929)	(129,210)	(1)	(432)
Adjustments to maintain reserves	(55)	(292)	(422)	(20,234)	(1,407)	(12,871)	(28)	(115)

Net equity transactions	(342,818)	(1,481,500)	(1,372,191)	(20,958,645)	1,743,606	(20,274,573)	(34,012)	(269,066)

Net change in contract owners’ equity	391,670	(4,850,956)	11,607,957	(68,031,346)	16,722,630	(77,266,491)	(19,171)	(548,036)
Contract owners’ equity beginning of period	1,800,059	6,651,015	28,144,302	96,175,648	32,397,202	109,663,693	404,326	952,362

Contract owners’ equity end of period	$2,191,729	1,800,059	39,752,259	28,144,302	49,119,832	32,397,202	385,155	404,326

CHANGES IN UNITS:
Beginning units	88,202	134,775	1,827,343	2,599,261	2,681,445	3,749,821	23,118	35,923
Units purchased	260	-	315,344	600,333	1,235,762	1,328,948	-	-
Units redeemed	(16,372)	(46,573)	(415,664)	(1,372,251)	(1,169,744)	(2,397,324)	(2,220)	(12,805)

Ending units	72,094	88,202	1,727,023	1,827,343	2,747,466	2,681,445	20,898	23,118

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GVGU		GIG		GIG3		NVIE6
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$46,965	130,651	132	88	(18,557)	(18,605)	(19,157)	12,967
Realized gain (loss) on investments	(1,551,050)	(1,145,758)	1,260	3,733	(2,693,379)	621,425	(978,931)	(674,758)
Change in unrealized gain (loss) on investments	1,579,305	(2,502,951)	10,684	(73,028)	5,814,256	(20,554,644)	2,468,898	(1,379,023)
Reinvested capital gains	-	93,739	-	14,111	-	4,015,655	-	555,554

Net increase (decrease) in contract owners’ equity resulting from operations	75,220	(3,424,319)	12,076	(55,096)	3,102,320	(15,936,169)	1,470,810	(1,485,260)

Equity transactions:
Purchase payments received from contract owners (note 3)	90,096	234,481	-	-	416,025	960,920	1,767,845	1,048,409
Transfers between funds	(939,609)	(2,473,042)	-	-	18,419,425	(4,070,673)	9,218,750	3,757,297
Redemptions (note 3)	(531,934)	(1,786,383)	(7,401)	(6,410)	(2,391,220)	(3,965,983)	(382,001)	(535,352)
Annuity benefits	-	(577)	-	-	(1,908)	(7,650)	-	-
Contract maintenance charges (note 2)	(1,643)	(2,993)	(43)	(68)	(6,614)	(9,177)	(3,334)	(476)
Contingent deferred sales charges (note 2)	(1,332)	(6,173)	-	(26)	(4,456)	(10,881)	(4,202)	(3,296)
Adjustments to maintain reserves	(924)	(2,813)	(19)	(47)	1,447	191	(927)	(58)

Net equity transactions	(1,385,346)	(4,037,500)	(7,463)	(6,551)	16,432,699	(7,103,253)	10,596,131	4,266,524

Net change in contract owners’ equity	(1,310,126)	(7,461,819)	4,613	(61,647)	19,535,019	(23,039,422)	12,066,941	2,781,264
Contract owners’ equity beginning of period	5,166,421	12,628,240	61,400	123,047	14,827,720	37,867,142	2,781,264	-

Contract owners’ equity end of period	$3,856,295	5,166,421	66,013	61,400	34,362,739	14,827,720	14,848,205	2,781,264

CHANGES IN UNITS:
Beginning units	340,376	549,810	7,437	7,935	1,123,906	1,528,618	510,631	-
Units purchased	28,037	155,805	-	-	1,418,537	261,187	2,027,555	804,829
Units redeemed	(127,960)	(365,239)	(787)	(498)	(373,566)	(665,899)	(265,269)	(294,198)

Ending units	240,451	340,376	6,650	7,437	2,168,878	1,123,906	2,272,914	510,631

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVGWL6		GEF3		GVGF2		GVGFS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(256)	-	(7,770)	(31,043)	(2,061)	2,170	(3,149)	22,436
Realized gain (loss) on investments	391	-	(803,501)	(182,098)	(78,242)	(82,202)	(964,029)	(1,027,206)
Change in unrealized gain (loss) on investments	19,169	-	1,104,518	(3,463,851)	260,155	(528,767)	1,638,975	(809,971)
Reinvested capital gains	-	-	-	899,110	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	19,304	-	293,247	(2,777,882)	179,852	(608,799)	671,797	(1,814,741)

Equity transactions:
Purchase payments received from contract owners (note 3)	167,461	-	45,095	190,960	-	-	26,390	102,633
Transfers between funds	35,324	-	(287,811)	(1,191,214)	(6,359)	(88,300)	(156,656)	1,071,229
Redemptions (note 3)	-	-	(318,080)	(1,016,808)	(76,086)	(67,375)	(152,998)	(368,193)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(1,101)	(1,832)	(77)	(128)	(534)	(963)
Contingent deferred sales charges (note 2)	-	-	(703)	(4,490)	(809)	(1,480)	(91)	(634)
Adjustments to maintain reserves	11	-	(32)	(77)	(79)	(18)	(84)	(90)

Net equity transactions	202,796	-	(562,632)	(2,023,461)	(83,410)	(157,301)	(283,973)	803,982

Net change in contract owners’ equity	222,100	-	(269,385)	(4,801,343)	96,442	(766,100)	387,824	(1,010,759)
Contract owners’ equity beginning of period	-	-	2,748,870	7,550,213	623,060	1,389,160	2,057,788	3,068,547

Contract owners’ equity end of period	$222,100	-	2,479,485	2,748,870	719,502	623,060	2,445,612	2,057,788

CHANGES IN UNITS:
Beginning units	-	-	249,753	376,901	55,720	65,660	212,769	168,520
Units purchased	17,834	-	12,693	55,737	-	-	101,959	169,198
Units redeemed	(4)	-	(67,766)	(182,885)	(6,575)	(9,940)	(122,082)	(124,949)

Ending units	17,830	-	194,682	249,753	49,144	55,720	192,646	212,769

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GBF		CAF		GVGH2		GVGHS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$9,283,743	17,419,780	(184,350)	(484,811)	(12,082)	(23,817)	(33,120)	(60,173)
Realized gain (loss) on investments	612,026	(5,766,811)	(534,605)	1,530,565	(60,757)	(18,289)	(640,291)	(449,322)
Change in unrealized gain (loss) on investments	120,281	27,289,008	7,485,377	(23,224,436)	190,126	(622,134)	1,020,330	(2,027,689)
Reinvested capital gains	-	-	-	-	-	132,482	-	509,267

Net increase (decrease) in contract owners’ equity resulting from operations	10,016,050	38,941,977	6,766,422	(22,178,682)	117,287	(531,758)	346,919	(2,027,917)

Equity transactions:
Purchase payments received from contract owners (note 3)	24,005,887	62,701,970	627,841	1,708,798	156	-	101,253	265,986
Transfers between funds	(107,605,008)	104,224,844	(381,610)	(2,681,188)	(82,937)	(157,411)	(412,940)	342,680
Redemptions (note 3)	(54,793,108)	(73,321,377)	(3,266,183)	(7,534,551)	(103,770)	(145,569)	(472,892)	(916,430)
Annuity benefits	(24,436)	(28,423)	(8,887)	(19,292)	-	-	-	-
Contract maintenance charges (note 2)	(1,111,338)	(1,215,104)	(31,474)	(44,511)	(195)	(259)	(1,814)	(2,522)
Contingent deferred sales charges (note 2)	(460,085)	(692,113)	(9,093)	(24,109)	(1,150)	(1,966)	(1,986)	(4,497)
Adjustments to maintain reserves	146,554	9,817	(520)	3,401	(62)	(130)	(177)	(93)

Net equity transactions	(139,841,534)	91,679,614	(3,069,926)	(8,591,452)	(187,958)	(305,335)	(788,556)	(314,876)

Net change in contract owners’ equity	(129,825,484)	130,621,591	3,696,496	(30,770,134)	(70,671)	(837,093)	(441,637)	(2,342,793)
Contract owners’ equity beginning of period	710,367,559	579,745,968	31,095,923	61,866,057	1,341,247	2,178,340	4,518,907	6,861,700

Contract owners’ equity end of period	$580,542,075	710,367,559	34,792,419	31,095,923	1,270,576	1,341,247	4,077,270	4,518,907

CHANGES IN UNITS:
Beginning units	51,150,296	42,800,012	2,568,010	3,094,521	104,433	124,698	425,425	476,539
Units purchased	8,526,628	24,461,705	90,271	161,267	219	-	128,949	258,162
Units redeemed	(19,051,716)	(16,111,421)	(336,538)	(687,778)	(14,854)	(20,265)	(207,699)	(309,276)

Ending units	40,625,198	51,150,296	2,321,740	2,568,010	89,800	104,433	346,676	425,425

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GVGH6		GVIX8		GVIDA		GVIDC
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(132,375)	(247,810)	18,372	26,204	(1,148,676)	527,177	1,705,890	3,227,836
Realized gain (loss) on investments	(3,249,145)	(1,313,775)	(1,306,795)	(472,078)	(16,404,197)	1,799,691	(1,922,935)	(809,758)
Change in unrealized gain (loss) on investments	4,178,827	(6,408,550)	3,219,598	(4,570,675)	63,848,659	(300,876,772)	15,377,113	(19,003,897)
Reinvested capital gains	-	1,634,517	-	12,607	19,329,241	81,756,834	1,321,137	3,249,361

Net increase (decrease) in contract owners’ equity resulting from operations	797,307	(6,335,618)	1,931,175	(5,003,942)	65,625,027	(216,793,070)	16,481,205	(13,336,458)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,015,019	1,792,888	1,823,482	2,071,638	6,221,007	11,265,451	57,090,024	35,256,794
Transfers between funds	(4,114,847)	6,210,066	1,272,733	(1,262,371)	(6,366,909)	(1,389,851)	10,506,814	49,392,147
Redemptions (note 3)	(1,004,356)	(1,603,825)	(987,412)	(893,035)	(25,392,778)	(47,108,261)	(19,297,921)	(31,747,845)
Annuity benefits	-	-	-	-	(7,257)	(5,864)	(8,155)	(9,017)
Contract maintenance charges (note 2)	(1,054)	(1,404)	(5,727)	(6,013)	(56,022)	(77,819)	(388,421)	(279,020)
Contingent deferred sales charges (note 2)	(18,183)	(24,512)	(2,969)	(4,589)	(323,093)	(646,844)	(272,520)	(437,246)
Adjustments to maintain reserves	186	(283)	(245)	(303)	(7,539)	(4,625)	(2,805)	(613)

Net equity transactions	(4,123,235)	6,372,930	2,099,862	(94,673)	(25,932,591)	(37,967,813)	47,627,016	52,175,200

Net change in contract owners’ equity	(3,325,928)	37,312	4,031,037	(5,098,615)	39,692,436	(254,760,883)	64,108,221	38,838,742
Contract owners’ equity beginning of period	15,216,848	15,179,536	6,515,309	11,613,924	340,661,882	595,422,765	194,190,309	155,351,567

Contract owners’ equity end of period	$11,890,920	15,216,848	10,546,346	6,515,309	380,354,318	340,661,882	258,298,530	194,190,309

CHANGES IN UNITS:
Beginning units	1,764,395	1,289,936	996,023	994,418	28,976,150	31,376,425	17,322,335	12,824,884
Units purchased	516,238	1,611,370	662,747	516,219	2,261,192	2,166,636	8,985,873	10,611,071
Units redeemed	(1,030,868)	(1,136,911)	(369,768)	(514,614)	(4,454,849)	(4,566,911)	(4,748,114)	(6,113,620)

Ending units	1,249,763	1,764,395	1,289,005	996,023	26,782,496	28,976,150	21,560,089	17,322,335

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GVIDM		GVDMA		GVDMC		BF
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$4,396,853	20,354,527	803,395	11,373,537	2,255,427	7,163,665	8,037	43,358
Realized gain (loss) on investments	(6,548,991)	2,749,896	(17,460,996)	5,248,200	(4,201,692)	(2,303,693)	(1,104,294)	(155,553)
Change in unrealized gain (loss) on investments	219,674,749	(756,815,995)	190,966,234	(757,715,705)	49,183,734	(123,547,592)	1,050,764	(1,136,182)
Reinvested capital gains	43,913,323	176,276,488	55,805,571	160,150,500	8,567,242	26,949,413	-	340,160

Net increase (decrease) in contract owners’ equity resulting from operations	261,435,934	(557,435,084)	230,114,204	(580,943,468)	55,804,711	(91,738,207)	(45,493)	(908,217)

Equity transactions:
Purchase payments received from contract owners (note 3)	216,416,067	181,168,496	87,242,087	173,375,309	75,119,429	61,809,695	38,684	508,008
Transfers between funds	(12,525,277)	70,769,721	(20,146,024)	(2,417,980)	567,026	59,643,269	(2,038,455)	(191,551)
Redemptions (note 3)	(105,762,123)	(176,289,322)	(72,803,527)	(124,241,518)	(33,971,572)	(54,352,009)	(171,915)	(469,649)
Annuity benefits	(28,030)	(16,430)	(22,976)	(41,224)	(84,671)	(72,696)	-	-
Contract maintenance charges (note 2)	(2,019,910)	(2,095,467)	(2,403,912)	(2,658,313)	(534,076)	(492,590)	(751)	(2,549)
Contingent deferred sales charges (note 2)	(1,471,059)	(3,179,421)	(1,295,283)	(2,591,429)	(521,986)	(836,910)	(714)	(6,627)
Adjustments to maintain reserves	(22,559)	(3,603)	19,687	1,747	(19,453)	8,046	(22)	(28)

Net equity transactions	94,587,109	70,353,974	(9,409,948)	41,426,592	40,554,697	65,706,805	(2,173,173)	(162,396)

Net change in contract owners’ equity	356,023,043	(487,081,110)	220,704,256	(539,516,876)	96,359,408	(26,031,402)	(2,218,666)	(1,070,613)
Contract owners’ equity beginning of period	1,726,038,400	2,213,119,510	1,214,824,493	1,754,341,369	479,176,280	505,207,682	2,218,666	3,289,279

Contract owners’ equity end of period	$2,082,061,443	1,726,038,400	1,435,528,749	1,214,824,493	575,535,688	479,176,280	-	2,218,666

CHANGES IN UNITS:
Beginning units	149,844,350	145,018,915	102,697,193	100,235,949	42,212,488	37,093,457	243,504	265,247
Units purchased	24,631,896	27,292,458	10,769,985	16,868,580	9,940,586	13,641,421	-	100,214
Units redeemed	(16,742,991)	(22,467,023)	(11,274,057)	(14,407,336)	(6,509,664)	(8,522,390)	-	(121,957)

Ending units	157,733,262	149,844,350	102,193,109	102,697,193	45,643,403	42,212,488	-	243,504

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVLCP2		SGRF		SGRF2		MCIF
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$48,543	20,373	(19,448)	(123,059)	(91,072)	(2,479,111)	(420,011)	(196,383)
Realized gain (loss) on investments	27,576	(9,090)	(3,260,173)	(85,726)	(10,460,572)	(18,926,375)	(3,912,905)	1,187,109
Change in unrealized gain (loss) on investments	608,536	16,174	3,428,292	(5,035,578)	11,179,144	(29,421,175)	19,703,444	(51,644,636)
Reinvested capital gains	1,436	-	-	-	-	-	2,214,895	6,693,594

Net increase (decrease) in contract owners’ equity resulting from operations	686,091	27,457	148,671	(5,244,363)	627,500	(50,826,661)	17,585,423	(43,960,316)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,040,669	577,870	82,946	612,424	548,374	27,669,502	4,727,084	7,581,291
Transfers between funds	5,052,280	1,628,979	(5,014,789)	(2,909,573)	(18,958,901)	(238,033,667)	852,287	(3,937,868)
Redemptions (note 3)	(715,371)	(34,044)	(273,143)	(1,243,542)	(947,941)	(7,438,982)	(7,285,384)	(13,432,112)
Annuity benefits	-	-	(557)	(2,902)	-	-	(3,265)	(6,544)
Contract maintenance charges (note 2)	(2,729)	(179)	(1,377)	(4,717)	(7,599)	(246,501)	(29,494)	(38,051)
Contingent deferred sales charges (note 2)	(7,279)	(883)	(2,331)	(9,344)	(13,344)	(157,220)	(51,491)	(102,645)
Adjustments to maintain reserves	(158)	17	(4,345)	285	629	(768)	(1,953)	(8,130)

Net equity transactions	6,367,412	2,171,760	(5,213,596)	(3,557,369)	(19,378,782)	(218,207,636)	(1,792,216)	(9,944,059)

Net change in contract owners’ equity	7,053,503	2,199,217	(5,064,925)	(8,801,732)	(18,751,282)	(269,034,297)	15,793,207	(53,904,375)
Contract owners’ equity beginning of period	2,199,217	-	5,064,925	13,866,657	18,751,282	287,785,579	67,933,508	121,837,883

Contract owners’ equity end of period	$9,252,720	2,199,217	-	5,064,925	-	18,751,282	83,726,715	67,933,508

CHANGES IN UNITS:
Beginning units	224,113	-	1,380,783	2,013,233	2,006,297	16,359,805	5,965,468	6,776,727
Units purchased	814,993	264,266	-	336,292	-	4,189,570	1,144,833	1,871,331
Units redeemed	(204,548)	(40,153)	-	(968,742)	-	(18,543,078)	(1,451,805)	(2,682,590)

Ending units	834,561	224,113	-	1,380,783	-	2,006,297	5,658,493	5,965,468

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	SAM		NVMIG3		NVMIG6		GVDIV2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(7,754,265)	3,396,402	69,410	(10,162)	(587,151)	(2,147,134)	(911)	990
Realized gain (loss) on investments	-	-	(414,334)	(93,110)	(7,913,778)	(3,263,169)	(191,967)	1,690
Change in unrealized gain (loss) on investments	-	-	3,890,936	(655,732)	66,028,107	(98,969,541)	399,862	(1,294,257)
Reinvested capital gains	-	-	-	-	-	-	-	252,332

Net increase (decrease) in contract owners’ equity resulting from operations	(7,754,265)	3,396,402	3,546,012	(759,004)	57,527,178	(104,379,844)	206,984	(1,039,245)

Equity transactions:
Purchase payments received from contract owners (note 3)	247,043,870	1,430,358,609	201,901	79,857	4,018,432	3,075,087	102	-
Transfers between funds	(130,926,352)	(901,317,576)	43,297,473	2,295,639	18,722,400	312,984,584	(126,224)	(292,353)
Redemptions (note 3)	(275,745,746)	(369,678,377)	(1,027,471)	(172,747)	(9,290,117)	(7,259,908)	(62,525)	(86,340)
Annuity benefits	(97,203)	(117,752)	(116)	-	(218)	(109)	-	-
Contract maintenance charges (note 2)	(292,348)	(281,792)	(3,785)	(582)	(690,098)	(501,462)	(94)	(169)
Contingent deferred sales charges (note 2)	(1,576,377)	(2,116,021)	(2,732)	(771)	(170,224)	(137,315)	(1,326)	(1,487)
Adjustments to maintain reserves	(58,404)	29,626	51	(26)	95,111	(511)	(90)	(45)

Net equity transactions	(161,652,560)	156,876,717	42,465,321	2,201,370	12,685,286	308,160,366	(190,157)	(380,394)

Net change in contract owners’ equity	(169,406,825)	160,273,119	46,011,333	1,442,366	70,212,464	203,780,522	16,827	(1,419,639)
Contract owners’ equity beginning of period	801,487,966	641,214,847	1,442,366	-	203,780,522	-	1,064,102	2,483,741

Contract owners’ equity end of period	$632,081,141	801,487,966	47,453,699	1,442,366	273,992,986	203,780,522	1,080,929	1,064,102

CHANGES IN UNITS:
Beginning units	58,886,454	46,091,872	236,983	-	33,672,563	-	93,231	114,548
Units purchased	54,429,750	213,942,367	6,110,360	284,810	6,852,270	35,617,350	106	-
Units redeemed	(65,800,859)	(201,147,785)	(237,705)	(47,827)	(4,868,333)	(1,944,787)	(18,502)	(21,317)

Ending units	47,515,348	58,886,454	6,109,637	236,983	35,656,500	33,672,563	74,833	93,231

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GVDIV3		GVDIV6		NVMLG1		NVMLG2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$15,960	68,195	79,994	(227,518)	(2,596)	(17)	(462,030)	(1,418)
Realized gain (loss) on investments	(3,057,269)	(1,013,137)	(124,098,719)	(3,524,196)	17,435	(3,419)	219,589	(25,339)
Change in unrealized gain (loss) on investments	4,917,107	(11,226,552)	129,724,899	(123,480,526)	263,235	(1,802)	23,110,307	(73,273)
Reinvested capital gains	-	2,344,677	-	25,226,921	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	1,875,798	(9,826,817)	5,706,174	(102,005,319)	278,074	(5,238)	22,867,866	(100,030)

Equity transactions:
Purchase payments received from contract owners (note 3)	186,865	879,493	6,229,936	22,048,620	18,875	6,402	1,651,829	642,606
Transfers between funds	(1,216,684)	(4,327,626)	(85,611,992)	(62,323,275)	3,013,066	38,487	137,089,341	328,367
Redemptions (note 3)	(1,085,133)	(3,148,934)	(3,428,098)	(11,602,213)	(111,668)	(244)	(1,696,595)	(397,261)
Annuity benefits	-	-	(94)	(50)	-	-	(113)	-
Contract maintenance charges (note 2)	(3,386)	(6,726)	(167,270)	(378,836)	(393)	(5)	(127,315)	(34,781)
Contingent deferred sales charges (note 2)	(1,723)	(10,611)	(54,090)	(168,618)	(516)	(18)	(33,596)	(6,797)
Adjustments to maintain reserves	(1,498)	509	(207,396)	(1,122)	(33)	(7,896)	12,200	199,076

Net equity transactions	(2,121,559)	(6,613,895)	(83,239,004)	(52,425,494)	2,919,331	36,726	136,895,751	731,210

Net change in contract owners’ equity	(245,761)	(16,440,712)	(77,532,830)	(154,430,813)	3,197,405	31,488	159,763,617	631,180
Contract owners’ equity beginning of period	9,450,119	25,890,831	119,780,045	274,210,858	31,488	-	631,180	-

Contract owners’ equity end of period	$9,204,358	9,450,119	42,247,215	119,780,045	3,228,893	31,488	160,394,797	631,180

CHANGES IN UNITS:
Beginning units	801,982	1,163,407	14,917,379	17,958,586	4,988	-	100,379	-
Units purchased	61,436	99,236	1,520,674	5,189,283	444,347	8,950	21,739,720	119,739
Units redeemed	(249,078)	(460,661)	(12,313,863)	(8,230,490)	(22,189)	(3,962)	(416,079)	(19,360)

Ending units	614,343	801,982	4,124,193	14,917,379	427,145	4,988	21,422,889	100,379

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVMLV2		NVMMG1		NVMMG2		NVMMV2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(34,787)	970	(348,845)	(4,409)	(1,703,129)	(908,477)	(745,197)	(199,894)
Realized gain (loss) on investments	(354,188)	(15,992)	472,863	(109,822)	(5,205,810)	(1,317,448)	(26,062,276)	(2,224,745)
Change in unrealized gain (loss) on investments	3,449,430	(470,794)	12,546,519	(207,378)	31,743,574	(45,609,068)	62,050,743	(68,247,877)
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	3,060,455	(485,816)	12,670,537	(321,609)	24,834,635	(47,834,993)	35,243,270	(70,672,516)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,968,072	2,614,895	519,061	21,417	4,083,088	1,767,510	3,197,556	2,741,504
Transfers between funds	29,127,824	1,304,010	186,149,392	877,821	62,529,955	132,040,874	138,874,635	243,858,343
Redemptions (note 3)	(543,020)	(51,743)	(3,681,958)	(56,205)	(5,459,734)	(2,660,483)	(8,319,163)	(6,184,704)
Annuity benefits	-	-	(2,238)	-	(200)	(54)	(190)	(98)
Contract maintenance charges (note 2)	(9,933)	(1,795)	(17,903)	(170)	(365,611)	(157,062)	(400,264)	(417,361)
Contingent deferred sales charges (note 2)	(2,743)	(113)	(8,035)	(162)	(97,578)	(51,527)	(100,855)	(116,420)
Adjustments to maintain reserves	(2,927)	(4)	38,225	(5,516)	120,509	(186,150)	(643,475)	(554)

Net equity transactions	31,537,273	3,865,250	182,996,544	837,185	60,810,429	130,753,108	132,608,244	239,880,710

Net change in contract owners’ equity	34,597,728	3,379,434	195,667,081	515,576	85,645,064	82,918,115	167,851,514	169,208,194
Contract owners’ equity beginning of period	3,379,434	-	515,576	-	82,918,115	-	169,208,194	-

Contract owners’ equity end of period	$37,977,162	3,379,434	196,182,657	515,576	168,563,179	82,918,115	337,059,708	169,208,194

CHANGES IN UNITS:
Beginning units	538,618	-	82,831	-	13,384,980	-	25,339,928	-
Units purchased	4,821,742	560,274	27,282,344	121,649	12,298,784	14,178,502	25,413,046	27,273,886
Units redeemed	(338,094)	(21,656)	(855,221)	(38,818)	(2,668,412)	(793,522)	(9,348,221)	(1,933,958)

Ending units	5,022,262	538,618	26,509,954	82,831	23,015,349	13,384,980	41,404,753	25,339,928

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	SCGF		SCGF2		SCVF		SCVF2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(47,341)	(100,242)	(105,051)	(288,642)	(131,276)	(127,762)	(129,607)	(142,734)
Realized gain (loss) on investments	(425,935)	(273,768)	(1,237,744)	(3,277,649)	(5,410,143)	(4,646,271)	(2,456,446)	(3,340,844)
Change in unrealized gain (loss) on investments	1,308,397	(4,480,517)	2,930,469	(7,898,515)	11,713,250	(15,763,686)	7,225,679	(5,751,018)
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	835,121	(4,854,527)	1,587,674	(11,464,806)	6,171,831	(20,537,719)	4,639,626	(9,234,596)

Equity transactions:
Purchase payments received from contract owners (note 3)	174,507	617,494	957,018	2,099,517	771,028	2,222,401	1,155,535	1,907,884
Transfers between funds	(130,784)	(372,164)	(66,133)	(7,287,769)	(1,155,116)	(7,480,926)	2,645,976	(1,943,708)
Redemptions (note 3)	(450,819)	(1,243,052)	(767,261)	(1,315,039)	(4,315,711)	(9,590,975)	(1,486,167)	(2,723,480)
Annuity benefits	(1,045)	(1,951)	-	-	(5,238)	(12,634)	-	(168)
Contract maintenance charges (note 2)	(2,750)	(4,510)	(2,832)	(3,704)	(17,481)	(28,224)	(5,370)	(6,642)
Contingent deferred sales charges (note 2)	(3,800)	(8,750)	(13,736)	(18,475)	(13,183)	(40,587)	(26,933)	(52,541)
Adjustments to maintain reserves	(104)	(22)	(541)	(275)	504	8,369	(876)	(528)

Net equity transactions	(414,795)	(1,012,955)	106,515	(6,525,745)	(4,735,197)	(14,922,576)	2,282,165	(2,819,183)

Net change in contract owners’ equity	420,326	(5,867,482)	1,694,189	(17,990,551)	1,436,634	(35,460,295)	6,921,791	(12,053,779)
Contract owners’ equity beginning of period	4,999,327	10,866,809	9,006,487	26,997,038	36,701,133	72,161,428	17,071,111	29,124,890

Contract owners’ equity end of period	$5,419,653	4,999,327	10,700,676	9,006,487	38,137,767	36,701,133	23,992,902	17,071,111

CHANGES IN UNITS:
Beginning units	1,159,659	1,333,156	968,639	1,534,096	2,629,323	3,462,637	1,254,598	1,429,150
Units purchased	122,692	314,278	241,271	692,193	154,952	279,906	572,808	399,346
Units redeemed	(218,728)	(487,775)	(233,553)	(1,257,650)	(512,708)	(1,113,220)	(346,357)	(573,898)

Ending units	1,063,624	1,159,659	976,357	968,639	2,271,565	2,629,323	1,481,044	1,254,598

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	SCF		SCF2		TRF		TRF2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(524,862)	(628,394)	(350,572)	(875,646)	44,498	141,218	(1,339,914)	(2,154,051)
Realized gain (loss) on investments	(8,162,367)	2,600,156	(41,704,887)	(4,588,442)	(14,802,950)	(5,868,022)	(78,971,123)	(6,988,911)
Change in unrealized gain (loss) on investments	27,894,516	(80,834,655)	49,753,838	(54,288,868)	37,467,397	(142,301,333)	125,072,129	(259,873,044)
Reinvested capital gains	-	24,186,634	-	18,955,245	-	35,459,862	-	65,856,346

Net increase (decrease) in contract owners’ equity resulting from operations	19,207,287	(54,676,259)	7,698,379	(40,797,711)	22,708,945	(112,568,275)	44,761,092	(203,159,660)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,360,563	4,043,063	2,783,174	12,024,898	1,890,125	4,918,810	3,875,160	44,578,887
Transfers between funds	(2,605,990)	(9,284,263)	(26,874,617)	(1,699,612)	(2,560,653)	(8,741,990)	(30,051,635)	55,656,769
Redemptions (note 3)	(8,110,924)	(19,098,257)	(2,723,910)	(7,154,280)	(15,006,620)	(36,610,286)	(11,933,985)	(19,908,808)
Annuity benefits	(10,377)	(20,131)	(3,693)	(5,436)	(45,898)	(113,249)	(427)	(188)
Contract maintenance charges (note 2)	(39,753)	(58,417)	(20,747)	(100,187)	(103,843)	(160,726)	(845,245)	(1,044,804)
Contingent deferred sales charges (note 2)	(21,512)	(49,015)	(40,596)	(113,785)	(21,678)	(66,796)	(219,810)	(411,934)
Adjustments to maintain reserves	335	1,309	(178,723)	(733)	5,711	(14,164)	286,569	(879)

Net equity transactions	(9,427,658)	(24,465,711)	(27,059,112)	2,950,865	(15,842,856)	(40,788,401)	(38,889,373)	78,869,043

Net change in contract owners’ equity	9,779,629	(79,141,970)	(19,360,733)	(37,846,846)	6,866,089	(153,356,676)	5,871,719	(124,290,617)
Contract owners’ equity beginning of period	77,098,560	156,240,530	61,709,335	99,556,181	140,087,415	293,444,091	280,668,416	404,959,033

Contract owners’ equity end of period	$86,878,189	77,098,560	42,348,602	61,709,335	146,953,504	140,087,415	286,540,135	280,668,416

CHANGES IN UNITS:
Beginning units	3,418,854	4,226,617	4,915,642	4,806,056	3,836,090	4,753,992	28,046,162	23,169,599
Units purchased	130,458	245,726	541,098	1,339,837	99,986	117,311	4,984,183	7,811,740
Units redeemed	(557,605)	(1,053,489)	(2,847,466)	(1,230,251)	(558,298)	(1,035,213)	(8,679,603)	(2,935,177)

Ending units	2,991,715	3,418,854	2,609,264	4,915,642	3,377,773	3,836,090	24,350,743	28,046,162

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GVUSL		NVNMO1		NVNMO2		NVNSR1
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(10,353)	(27,951)	(164,602)	(313)	(50,303)	(6,195)	(10,400)	(4,633)
Realized gain (loss) on investments	(997,961)	(569,854)	89,584	(12,474)	(113,860)	(137,486)	(307,732)	(72,125)
Change in unrealized gain (loss) on investments	1,571,173	(2,627,709)	5,778,819	(13,303)	1,878,666	(289,189)	641,765	(817,778)
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	562,859	(3,225,514)	5,703,801	(26,090)	1,714,503	(432,870)	323,633	(894,536)

Equity transactions:
Purchase payments received from contract owners (note 3)	105,543	279,142	441,711	920	1,529,210	714,662	84,167	75,494
Transfers between funds	(371,943)	105,123	98,474,076	94,850	4,411,089	566,947	(139,054)	2,547,964
Redemptions (note 3)	(378,238)	(958,807)	(1,886,017)	(4,353)	(153,891)	(5,382)	(180,743)	(159,988)
Annuity benefits	-	(2,667)	(1,856)	-	-	-	-	-
Contract maintenance charges (note 2)	(980)	(1,831)	(6,992)	(10)	(1,346)	(3)	(948)	(553)
Contingent deferred sales charges (note 2)	(497)	(2,538)	(8,228)	-	(740)	(66)	(553)	(889)
Adjustments to maintain reserves	(67)	(101)	(54,081)	(8)	8,424	34	1,306	(39)

Net equity transactions	(646,182)	(581,679)	96,958,613	91,399	5,792,746	1,276,192	(235,825)	2,461,989

Net change in contract owners’ equity	(83,323)	(3,807,193)	102,662,414	65,309	7,507,249	843,322	87,808	1,567,453
Contract owners’ equity beginning of period	2,855,066	6,662,259	65,309	-	843,322	-	1,567,453	-

Contract owners’ equity end of period	$2,771,743	2,855,066	102,727,723	65,309	8,350,571	843,322	1,655,261	1,567,453

CHANGES IN UNITS:
Beginning units	344,880	397,523	12,714	-	165,613	-	255,949	-
Units purchased	32,703	107,066	14,330,271	16,482	1,188,509	227,026	64,023	295,913
Units redeemed	(110,960)	(159,709)	(471,392)	(3,768)	(212,885)	(61,413)	(101,543)	(39,964)

Ending units	266,623	344,880	13,871,593	12,714	1,141,234	165,613	218,430	255,949

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVNSR2		NVDBL2		NVDCA2		NVOLG1
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(2,862,493)	(1,387,743)	78,493	-	110,591	-	(276)	-
Realized gain (loss) on investments	(33,170,451)	(3,913,076)	6,734	-	14,184	-	2,104	-
Change in unrealized gain (loss) on investments	92,322,925	(133,824,294)	1,464,726	-	3,645,759	-	8,781	-
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	56,289,981	(139,125,113)	1,549,953	-	3,770,534	-	10,609	-

Equity transactions:
Purchase payments received from contract owners (note 3)	4,558,942	3,630,688	21,266,591	-	45,326,204	-	271	-
Transfers between funds	(18,892,155)	397,446,743	6,384,317	-	3,744,459	-	86,348	-
Redemptions (note 3)	(11,456,287)	(7,704,356)	(64,561)	-	(41,405)	-	(11,701)	-
Annuity benefits	(495)	(194)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(819,544)	(491,316)	(4,320)	-	(2,914)	-	-	-
Contingent deferred sales charges (note 2)	(204,095)	(146,603)	-	-	(550)	-	-	-
Adjustments to maintain reserves	328,386	10,849	(124)	-	(370)	-	4	-

Net equity transactions	(26,485,248)	392,745,811	27,581,903	-	49,025,424	-	74,922	-

Net change in contract owners’ equity	29,804,733	253,620,698	29,131,856	-	52,795,958	-	85,531	-
Contract owners’ equity beginning of period	253,620,698	-	-	-	-	-	-	-

Contract owners’ equity end of period	$283,425,431	253,620,698	29,131,856	-	52,795,958	-	85,531	-

CHANGES IN UNITS:
Beginning units	41,560,970	-	-	-	-	-	-	-
Units purchased	7,587,565	43,850,216	2,703,146	-	4,586,976	-	8,080	-
Units redeemed	(11,417,677)	(2,289,246)	(125,688)	-	(102,536)	-	(981)	-

Ending units	37,730,859	41,560,970	2,577,458	-	4,484,440	-	7,099	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVOLG2		NVSTB2		GGTC		GGTC2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(1,281)	-	1,038	107,005	(1,379)	(2,897)	(6,689)	(14,563)
Realized gain (loss) on investments	303	-	98,767	(6,169)	(5,614)	4,755	(64,221)	(13,335)
Change in unrealized gain (loss) on investments	49,100	-	1,328,270	(152,105)	54,847	(184,347)	268,849	(774,070)
Reinvested capital gains	-	-	132,258	-	-	31,306	-	141,073

Net increase (decrease) in contract owners’ equity resulting from operations	48,122	-	1,560,333	(51,269)	47,854	(151,183)	197,939	(660,895)

Equity transactions:
Purchase payments received from contract owners (note 3)	518,517	-	13,316,248	4,983,930	-	-	(1)	809
Transfers between funds	59,905	-	46,557,978	11,559,450	(6,013)	(5,879)	(29,712)	(185,303)
Redemptions (note 3)	(13,305)	-	(3,974,132)	(509,049)	(4,435)	(52,997)	(59,243)	(95,808)
Annuity benefits	-	-	(9,877)	(5,464)	-	-	-	-
Contract maintenance charges (note 2)	(67)	-	(29,025)	(6,122)	(256)	(487)	(176)	(271)
Contingent deferred sales charges (note 2)	(806)	-	(26,790)	(17,594)	(1)	(46)	(1,247)	(1,001)
Adjustments to maintain reserves	(9)	-	(5,820)	24	(42)	(37)	(104)	(45)

Net equity transactions	564,235	-	55,828,582	16,005,175	(10,747)	(59,446)	(90,483)	(281,619)

Net change in contract owners’ equity	612,357	-	57,388,915	15,953,906	37,107	(210,629)	107,456	(942,514)
Contract owners’ equity beginning of period	-	-	15,953,906	-	135,605	346,234	593,313	1,535,827

Contract owners’ equity end of period	$612,357	-	73,342,821	15,953,906	172,712	135,605	700,769	593,313

CHANGES IN UNITS:
Beginning units	-	-	1,618,282	-	69,320	89,808	59,489	77,916
Units purchased	52,165	-	6,762,598	1,837,099	-	-	-	-
Units redeemed	(1,289)	-	(1,315,405)	(218,817)	(5,178)	(20,488)	(8,233)	(18,427)

Ending units	50,876	-	7,065,467	1,618,282	64,140	69,320	51,253	59,489

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GGTC3		GGTC6		NVTIV3		GVUG2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(33,248)	(54,115)	(87,194)	(147,037)	(1,208,655)	-	(160,446)	(311,336)
Realized gain (loss) on investments	(810,214)	(686,461)	(2,138,199)	(1,237,458)	98,227	-	(2,689,786)	(1,122,555)
Change in unrealized gain (loss) on investments	2,002,829	(2,582,469)	4,769,897	(6,238,541)	57,724,061	-	5,308,908	(12,259,077)
Reinvested capital gains	-	574,822	-	1,280,684	-	-	-	3,863,225

Net increase (decrease) in contract owners’ equity resulting from operations	1,159,367	(2,748,223)	2,544,504	(6,342,352)	56,613,633	-	2,458,676	(9,829,743)

Equity transactions:
Purchase payments received from contract owners (note 3)	181,667	247,281	871,112	1,056,718	6,834,294	-	1,124,731	1,499,037
Transfers between funds	1,828,109	(790,842)	4,389,800	(5,042,206)	269,367,012	-	(1,068,787)	(269,587)
Redemptions (note 3)	(286,047)	(490,237)	(532,121)	(945,279)	(3,311,804)	-	(1,053,530)	(1,765,627)
Annuity benefits	(687)	(1,304)	-	-	(81)	-	-	-
Contract maintenance charges (note 2)	(1,533)	(2,080)	(790)	(881)	(259,954)	-	(5,429)	(3,924)
Contingent deferred sales charges (note 2)	(2,649)	(4,445)	(5,872)	(19,629)	(66,487)	-	(16,220)	(41,705)
Adjustments to maintain reserves	(28)	343	(445)	(264)	10,988	-	(343)	(268)

Net equity transactions	1,718,832	(1,041,284)	4,721,684	(4,951,541)	272,573,968	-	(1,019,578)	(582,074)

Net change in contract owners’ equity	2,878,199	(3,789,507)	7,266,188	(11,293,893)	329,187,601	-	1,439,098	(10,411,817)
Contract owners’ equity beginning of period	2,404,249	6,193,756	4,669,470	15,963,363	-	-	12,820,073	23,231,890

Contract owners’ equity end of period	$5,282,448	2,404,249	11,935,658	4,669,470	329,187,601	-	14,259,171	12,820,073

CHANGES IN UNITS:
Beginning units	328,516	430,126	677,283	1,169,229	-	-	1,047,552	1,094,930
Units purchased	329,405	191,566	986,511	364,731	26,286,031	-	271,054	328,528
Units redeemed	(131,991)	(293,176)	(403,918)	(856,677)	(441,808)	-	(338,055)	(375,906)

Ending units	525,929	328,516	1,259,880	677,283	25,844,223	-	980,549	1,047,552

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	GVUGL		EIF2		MSBF		NVRE1
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(24,387)	(71,465)	(223,332)	(127,895)	2,885,410	3,352,870	(91,211)	20,598
Realized gain (loss) on investments	(771,168)	(737,233)	(39,640,773)	(40,346,197)	(2,817,652)	(2,469,376)	(358,411)	(99,705)
Change in unrealized gain (loss) on investments	1,178,752	(2,929,553)	54,932,456	(38,696,150)	10,285,481	(14,608,639)	5,486,056	(328,498)
Reinvested capital gains	-	1,066,610	-	1,829,623	-	1,473,787	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	383,197	(2,671,641)	15,068,351	(77,340,619)	10,353,239	(12,251,358)	5,036,434	(407,605)

Equity transactions:
Purchase payments received from contract owners (note 3)	100,459	243,721	6,507,361	25,035,928	6,155,990	6,997,174	500,833	27,355
Transfers between funds	(332,928)	462,688	(18,522,723)	(166,120,494)	6,004,897	(2,814,864)	54,521,962	1,295,747
Redemptions (note 3)	(371,392)	(1,121,741)	(5,796,303)	(10,822,473)	(4,697,631)	(7,184,441)	(1,295,098)	(95,501)
Annuity benefits	(331)	(628)	(3,895)	(6,504)	(3,878)	(4,544)	(279)	-
Contract maintenance charges (note 2)	(1,307)	(2,124)	(207,676)	(333,824)	(39,042)	(35,639)	(3,827)	(86)
Contingent deferred sales charges (note 2)	(2,510)	(2,681)	(84,094)	(207,660)	(38,668)	(58,954)	(1,750)	(136)
Adjustments to maintain reserves	(25)	77	32,713	(1,635)	(707)	(418)	(5,637)	(23)

Net equity transactions	(608,034)	(420,688)	(18,074,617)	(152,456,662)	7,380,961	(3,101,686)	53,716,204	1,227,356

Net change in contract owners’ equity	(224,837)	(3,092,329)	(3,006,266)	(229,797,281)	17,734,200	(15,353,044)	58,752,638	819,751
Contract owners’ equity beginning of period	2,810,413	5,902,742	85,969,004	315,766,285	50,289,643	65,642,687	819,751	-

Contract owners’ equity end of period	$2,585,576	2,810,413	82,962,738	85,969,004	68,023,843	50,289,643	59,572,389	819,751

CHANGES IN UNITS:
Beginning units	270,231	329,074	8,010,536	18,188,564	4,888,835	5,127,598	146,484	-
Units purchased	27,641	178,685	3,248,632	3,161,290	2,191,909	2,260,043	9,295,751	229,503
Units redeemed	(89,348)	(237,528)	(4,881,033)	(13,339,318)	(1,552,485)	(2,498,806)	(562,248)	(83,019)

Ending units	208,525	270,231	6,378,136	8,010,536	5,528,257	4,888,835	8,879,987	146,484

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	NVRE2		AMTG		AMGP		AMINS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(90,570)	37,683	(521,289)	(1,396,437)	(64,394)	(95,648)	(72,570)	(2,789,841)
Realized gain (loss) on investments	(651,722)	(145,295)	15,857,350	8,772,847	(1,070,340)	926,217	(4,434,384)	(39,714,244)
Change in unrealized gain (loss) on investments	5,486,007	(875,516)	(7,403,732)	(65,611,990)	2,228,008	(6,509,053)	5,866,894	4,414,284
Reinvested capital gains	-	-	-	-	-	441,400	-	1,035

Net increase (decrease) in contract owners’ equity resulting from operations	4,743,715	(983,128)	7,932,329	(58,235,580)	1,093,274	(5,237,084)	1,359,940	(38,088,766)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,452,418	1,749,887	572,548	2,631,410	98,479	472,361	31,981	30,883,696
Transfers between funds	41,107,381	1,066,015	(69,786,550)	(5,390,896)	(8,566,303)	(650,151)	(8,552,922)	(271,128,744)
Redemptions (note 3)	(639,245)	(52,248)	(5,764,232)	(15,054,296)	(641,335)	(1,968,691)	(562,806)	(7,125,192)
Annuity benefits	-	-	(10,078)	(22,641)	(12)	(23)	(137)	(567)
Contract maintenance charges (note 2)	(1,132)	(40)	(38,804)	(67,876)	(4,096)	(7,321)	(2,590)	(299,202)
Contingent deferred sales charges (note 2)	(6,786)	(641)	(11,533)	(30,501)	(3,917)	(5,998)	(11,932)	(147,591)
Adjustments to maintain reserves	(4,838)	(82)	(43,441)	(1,321)	190	(94)	(196)	(23,716)

Net equity transactions	41,907,798	2,762,891	(75,082,090)	(17,936,121)	(9,116,994)	(2,159,917)	(9,098,602)	(247,841,316)

Net change in contract owners’ equity	46,651,513	1,779,763	(67,149,761)	(76,171,701)	(8,023,720)	(7,397,001)	(7,738,662)	(285,930,082)
Contract owners’ equity beginning of period	1,779,763	-	67,169,383	143,341,084	8,023,720	15,420,721	7,738,662	293,668,744

Contract owners’ equity end of period	$48,431,276	1,779,763	19,622	67,169,383	-	8,023,720	-	7,738,662

CHANGES IN UNITS:
Beginning units	319,169	-	2,411,370	2,896,657	928,163	1,105,261	1,025,292	20,563,376
Units purchased	7,357,529	406,534	35,796	97,490	29,042	103,249	69,389	4,427,649
Units redeemed	(407,107)	(87,365)	(2,447,163)	(582,777)	(957,208)	(280,347)	(1,094,670)	(23,965,733)

Ending units	7,269,597	319,169	-	2,411,370	-	928,163	-	1,025,292

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	AMMCGS		AMTP		AMRS		AMFAS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(41,169)	(119,115)	(618,955)	(1,160,892)	(82,224)	(82,849)	(42,923)	(86,385)
Realized gain (loss) on investments	(1,421,498)	823,706	(39,029,380)	430,341	(5,457,396)	(575,132)	(604,430)	(211,104)
Change in unrealized gain (loss) on investments	1,979,893	(4,987,095)	64,759,365	(108,474,235)	7,341,128	(6,852,966)	1,166,847	(2,468,343)
Reinvested capital gains	-	-	-	21,625,094	-	27,332	-	187,423

Net increase (decrease) in contract owners’ equity resulting from operations	517,226	(4,282,504)	25,111,030	(87,579,692)	1,801,508	(7,483,615)	519,494	(2,578,409)

Equity transactions:
Purchase payments received from contract owners (note 3)	50,328	86,080	984,265	3,747,736	140,033	1,045,318	94,055	397,168
Transfers between funds	(5,056,435)	(1,071,305)	(90,706,813)	(6,713,471)	(9,599,544)	(1,088,053)	(87,683)	335,102
Redemptions (note 3)	(322,998)	(862,499)	(6,874,561)	(19,892,990)	(605,113)	(917,406)	(200,689)	(474,467)
Annuity benefits	-	-	(11,290)	(27,970)	-	-	-	-
Contract maintenance charges (note 2)	(450)	(966)	(33,737)	(64,786)	(6,099)	(7,274)	(952)	(984)
Contingent deferred sales charges (note 2)	(5,711)	(9,573)	(12,819)	(36,006)	(5,879)	(10,738)	(3,206)	(3,758)
Adjustments to maintain reserves	(21)	(111)	50,682	(4,762)	(339)	(335)	(263)	(283)

Net equity transactions	(5,335,287)	(1,858,374)	(96,604,273)	(22,992,249)	(10,076,941)	(978,488)	(198,738)	252,778

Net change in contract owners’ equity	(4,818,061)	(6,140,878)	(71,493,243)	(110,571,941)	(8,275,433)	(8,462,103)	320,756	(2,325,631)
Contract owners’ equity beginning of period	4,818,061	10,958,939	71,513,782	182,085,723	8,275,433	16,737,536	3,706,928	6,032,559

Contract owners’ equity end of period	$-	4,818,061	20,539	71,513,782	-	8,275,433	4,027,684	3,706,928

CHANGES IN UNITS:
Beginning units	400,219	507,184	4,031,046	4,821,251	1,216,019	1,309,013	406,370	392,938
Units purchased	23,344	44,307	219,525	296,845	407,197	448,561	80,554	183,533
Units redeemed	(423,571)	(151,272)	(4,250,571)	(1,087,050)	(1,623,210)	(541,555)	(103,274)	(170,101)

Ending units	-	400,219	-	4,031,046	-	1,216,019	383,647	406,370

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	AMSRS		OVMS		OVGR		OVCAFS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(270,094)	(4,375,923)	(489,525)	1,526,556	(264,956)	(789,330)	(415,260)	(858,109)
Realized gain (loss) on investments	(2,699,023)	(950,599)	(7,898,361)	(5,275,870)	(1,199,314)	2,599,937	(1,356,299)	785,484
Change in unrealized gain (loss) on investments	7,928,833	(50,706,776)	16,521,956	(48,998,634)	13,082,402	(38,741,679)	11,597,295	(30,391,351)
Reinvested capital gains	-	2,713,949	-	6,658,903	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	4,959,716	(53,319,349)	8,134,070	(46,089,045)	11,618,132	(36,931,072)	9,825,736	(30,463,976)

Equity transactions:
Purchase payments received from contract owners (note 3)	198,533	46,225,071	810,852	2,224,523	864,453	2,962,134	1,333,709	3,218,037
Transfers between funds	(1,223,276)	(454,123,273)	(2,432,194)	(6,680,025)	(1,366,668)	(4,256,541)	(2,478,813)	(3,581,330)
Redemptions (note 3)	(1,652,931)	(14,201,621)	(6,802,438)	(16,122,495)	(5,029,432)	(11,259,806)	(2,924,233)	(5,118,259)
Annuity benefits	(1,720)	(3,746)	(4,776)	(14,739)	(6,193)	(16,600)	-	-
Contract maintenance charges (note 2)	(7,532)	(535,421)	(27,402)	(46,481)	(28,601)	(43,748)	(8,012)	(9,871)
Contingent deferred sales charges (note 2)	(31,240)	(277,421)	(12,993)	(30,360)	(20,695)	(46,118)	(49,744)	(97,866)
Adjustments to maintain reserves	(1,520)	(14,130)	(1,520)	(162)	(355)	851	(1,648)	(523)

Net equity transactions	(2,719,686)	(422,930,541)	(8,470,471)	(20,669,739)	(5,587,491)	(12,659,828)	(4,128,741)	(5,589,812)

Net change in contract owners’ equity	2,240,030	(476,249,890)	(336,401)	(66,758,784)	6,030,641	(49,590,900)	5,696,995	(36,053,788)
Contract owners’ equity beginning of period	24,253,008	500,502,898	52,387,569	119,146,353	39,788,032	89,378,932	33,310,024	69,363,812

Contract owners’ equity end of period	$26,493,038	24,253,008	52,051,168	52,387,569	45,818,673	39,788,032	39,007,019	33,310,024

CHANGES IN UNITS:
Beginning units	2,392,040	29,683,131	2,972,160	3,793,326	3,977,449	4,805,480	3,576,621	3,981,882
Units purchased	124,721	5,126,351	66,086	105,577	134,363	309,176	431,377	593,773
Units redeemed	(395,871)	(32,417,442)	(546,139)	(926,743)	(658,768)	(1,137,207)	(840,084)	(999,034)

Ending units	2,120,892	2,392,040	2,492,112	2,972,160	3,453,039	3,977,449	3,167,908	3,576,621

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	OVB		OVGS3		OVGS4		OVGS
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(427,252)	2,874,069	762,391	225,138	484,461	(176,251)	1,634,327	523,675
Realized gain (loss) on investments	(6,178,083)	(2,817,013)	(1,845,774)	3,119,139	(2,814,328)	(553,759)	1,803,950	14,571,089
Change in unrealized gain (loss) on investments	8,588,984	(34,742,735)	15,791,775	(52,083,596)	16,503,502	(45,533,159)	26,826,642	(119,409,989)
Reinvested capital gains	-	-	1,254,910	5,983,984	1,230,433	5,591,832	2,661,461	13,114,068

Net increase (decrease) in contract owners’ equity resulting from operations	1,983,649	(34,685,679)	15,963,302	(42,755,335)	15,404,068	(40,671,337)	32,926,380	(91,201,157)

Equity transactions:
Purchase payments received from contract owners (note 3)	787,002	2,358,634	2,619,474	8,062,393	2,063,600	5,741,670	4,769	2,978
Transfers between funds	(1,114,495)	(6,919,838)	(1,783,072)	(7,797,458)	(2,663,608)	(8,941,891)	(3,749,292)	(12,042,430)
Redemptions (note 3)	(6,351,909)	(14,719,464)	(7,539,963)	(14,006,293)	(3,114,712)	(6,378,346)	(12,224,835)	(27,599,474)
Annuity benefits	(6,681)	(13,895)	(7,365)	(13,922)	-	-	(21,187)	(41,466)
Contract maintenance charges (note 2)	(20,859)	(37,593)	(23,839)	(35,584)	(7,291)	(10,104)	(54,773)	(82,306)
Contingent deferred sales charges (note 2)	(15,372)	(26,530)	(42,905)	(70,898)	(48,656)	(88,268)	(12,305)	(36,774)
Adjustments to maintain reserves	2,035	(16,532)	(1,243)	(6,525)	(1,821)	(507)	2,890	33,911

Net equity transactions	(6,720,279)	(19,375,218)	(6,778,913)	(13,868,287)	(3,772,488)	(9,677,446)	(16,054,733)	(39,765,561)

Net change in contract owners’ equity	(4,736,630)	(54,060,897)	9,184,389	(56,623,622)	11,631,580	(50,348,783)	16,871,647	(130,966,718)
Contract owners’ equity beginning of period	48,155,292	102,216,189	56,202,162	112,825,784	53,981,607	104,330,390	117,412,600	248,379,318

Contract owners’ equity end of period	$43,418,662	48,155,292	65,386,551	56,202,162	65,613,187	53,981,607	134,284,247	117,412,600

CHANGES IN UNITS:
Beginning units	3,473,316	4,466,808	4,134,462	4,898,499	5,863,169	6,661,852	4,605,983	5,756,123
Units purchased	175,189	210,261	338,281	626,175	461,435	850,439	30	4
Units redeemed	(685,450)	(1,203,753)	(825,629)	(1,390,212)	(907,510)	(1,649,122)	(613,358)	(1,150,144)

Ending units	2,963,058	3,473,316	3,647,111	4,134,462	5,417,092	5,863,169	3,992,653	4,605,983

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	OVGSS		OVHI3		OVHI4		OVHI
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$93,329	(19,690)	(3,047)	21,362	(73,885)	444,606	(468)	24,514
Realized gain (loss) on investments	(369,123)	205,519	(406,763)	(304,175)	(7,283,938)	(3,271,125)	(33,405)	(123,326)
Change in unrealized gain (loss) on investments	2,701,213	(8,774,045)	452,390	(388,706)	8,122,651	(6,889,235)	42,476	(193,406)
Reinvested capital gains	217,587	1,073,516	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	2,643,006	(7,514,700)	42,580	(671,519)	764,828	(9,715,754)	8,603	(292,218)

Equity transactions:
Purchase payments received from contract owners (note 3)	-	392	37,352	82,434	961,209	2,125,672	-	(12)
Transfers between funds	(475,951)	(2,102,702)	77,167	517,811	1,999,285	3,348,619	(5,579)	(54,310)
Redemptions (note 3)	(587,868)	(1,479,756)	(43,504)	(129,846)	(967,879)	(1,059,579)	(2,647)	(112,505)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(956)	(1,498)	(280)	(230)	(413)	(916)	(18)	(117)
Contingent deferred sales charges (note 2)	(12,426)	(19,408)	(632)	(209)	(2,188)	(9,956)	(5)	(3)
Adjustments to maintain reserves	(290)	(343)	109	(14,104)	(190)	(1,667)	(22)	(30)

Net equity transactions	(1,077,491)	(3,603,315)	70,212	455,856	1,989,824	4,402,173	(8,271)	(166,977)

Net change in contract owners’ equity	1,565,515	(11,118,015)	112,792	(215,663)	2,754,652	(5,313,581)	332	(459,195)
Contract owners’ equity beginning of period	9,467,392	20,585,407	252,740	468,403	4,158,939	9,472,520	51,336	510,531

Contract owners’ equity end of period	$11,032,907	9,467,392	365,532	252,740	6,913,591	4,158,939	51,668	51,336

CHANGES IN UNITS:
Beginning units	675,950	862,593	126,679	48,923	2,070,239	991,751	23,524	49,246
Units purchased	-	-	262,937	180,064	3,709,541	2,688,244	-	-
Units redeemed	(76,384)	(186,643)	(236,787)	(102,308)	(2,894,607)	(1,609,756)	(3,536)	(25,722)

Ending units	599,565	675,950	152,829	126,679	2,885,167	2,070,239	19,988	23,524

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	OVHIS		OVSC		OVSCS		OVGI
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(38,915)	1,024,178	(1,940)	(31,327)	(419,429)	(2,375,054)	125,460	49,367
Realized gain (loss) on investments	(2,898,924)	(2,165,204)	(1,366,987)	(357,562)	(63,354,170)	(6,421,937)	(615,931)	439,049
Change in unrealized gain (loss) on investments	3,499,293	(14,303,261)	2,178,568	(1,543,450)	83,898,530	(71,083,896)	2,765,948	(11,241,564)
Reinvested capital gains	-	-	-	221,525	-	9,799,136	-	1,372,064

Net increase (decrease) in contract owners’ equity resulting from operations	561,454	(15,444,287)	809,641	(1,710,814)	20,124,931	(70,081,751)	2,275,477	(9,381,084)

Equity transactions:
Purchase payments received from contract owners (note 3)	(67)	4,546	157,626	364,635	3,748,133	21,061,258	390,676	1,404,950
Transfers between funds	(305,393)	(4,372,402)	349,761	381,324	(89,120,825)	38,121,966	(487,972)	(1,354,116)
Redemptions (note 3)	(331,332)	(2,181,812)	(312,883)	(480,271)	(5,170,649)	(8,881,039)	(1,482,827)	(3,920,948)
Annuity benefits	(743)	(2,944)	(218)	(372)	(113)	(59)	(2,137)	(8,536)
Contract maintenance charges (note 2)	(544)	(2,031)	(1,220)	(1,617)	(287,768)	(379,953)	(7,911)	(12,837)
Contingent deferred sales charges (note 2)	(4,181)	(21,980)	(992)	(1,786)	(94,350)	(175,869)	(10,536)	(19,254)
Adjustments to maintain reserves	(265)	(712)	2,712	(46)	410,360	(1,041)	(3,093)	242

Net equity transactions	(642,525)	(6,577,335)	194,786	261,867	(90,515,212)	49,745,263	(1,603,800)	(3,910,499)

Net change in contract owners’ equity	(81,071)	(22,021,622)	1,004,427	(1,448,947)	(70,390,281)	(20,336,488)	671,677	(13,291,583)
Contract owners’ equity beginning of period	3,679,597	25,701,219	2,643,093	4,092,040	105,311,971	125,648,459	12,974,505	26,266,088

Contract owners’ equity end of period	$3,598,526	3,679,597	3,647,520	2,643,093	34,921,690	105,311,971	13,646,182	12,974,505

CHANGES IN UNITS:
Beginning units	1,274,342	1,877,575	440,857	418,752	8,337,343	6,050,092	2,022,607	2,487,109
Units purchased	376	7	369,477	239,302	5,444,538	5,302,603	198,017	279,986
Units redeemed	(226,121)	(603,240)	(344,033)	(217,197)	(11,671,944)	(3,015,352)	(454,861)	(744,488)

Ending units	1,048,589	1,274,342	466,302	440,857	2,109,944	8,337,343	1,765,763	2,022,607

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	OVGIS		OVAG		PMVFAD		PMVLAD
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$584,504	(2,055,223)	(69,608)	(162,354)	6,345	-	421,112	-
Realized gain (loss) on investments	(39,488,542)	(4,650,030)	(397,381)	197,485	198,662	-	27,391	-
Change in unrealized gain (loss) on investments	85,755,449	(195,684,358)	1,962,146	(7,546,706)	128,191	-	3,322,762	-
Reinvested capital gains	-	24,059,956	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	46,851,411	(178,329,655)	1,495,157	(7,511,575)	333,198	-	3,771,265	-

Equity transactions:
Purchase payments received from contract owners (note 3)	6,091,115	44,131,538	284,196	967,480	1,375,040	-	8,045,007	-
Transfers between funds	(8,908,454)	26,238,707	(268,969)	(928,902)	2,148,756	-	114,193,610	-
Redemptions (note 3)	(11,164,750)	(20,776,884)	(616,934)	(2,111,631)	(25,982)	-	(1,960,035)	-
Annuity benefits	(354)	(149)	-	-	-	-	(45)	-
Contract maintenance charges (note 2)	(614,993)	(900,873)	(6,148)	(10,809)	(194)	-	(87,226)	-
Contingent deferred sales charges (note 2)	(180,062)	(393,034)	(5,599)	(23,441)	(104)	-	(23,488)	-
Adjustments to maintain reserves	(493,713)	(1,071)	(61)	(97)	146	-	9,103	-

Net equity transactions	(15,271,211)	48,298,234	(613,515)	(2,107,400)	3,497,662	-	120,176,926	-

Net change in contract owners’ equity	31,580,200	(130,031,421)	881,642	(9,618,975)	3,830,860	-	123,948,191	-
Contract owners’ equity beginning of period	272,773,273	402,804,694	7,101,334	16,720,309	-	-	-	-

Contract owners’ equity end of period	$304,353,473	272,773,273	7,982,976	7,101,334	3,830,860	-	123,948,191	-

CHANGES IN UNITS:
Beginning units	27,005,578	24,014,369	2,176,324	2,576,050	-	-	-	-
Units purchased	5,401,057	7,491,233	148,279	316,968	643,918	-	11,834,580	-
Units redeemed	(7,205,589)	(4,500,024)	(328,734)	(716,694)	(300,615)	-	(384,457)	-

Ending units	25,201,052	27,005,578	1,995,874	2,176,324	343,303	-	11,450,123	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	PISVP1		PVGIB		PVTIGB		PVTVB
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$4,058	(3,653)	51,558	30,478	(6,975)	7,880	(7,126)	(29,047)
Realized gain (loss) on investments	(861,597)	(92,857)	(620,678)	(610,222)	(80,697)	12,316	(44,705)	(36,556)
Change in unrealized gain (loss) on investments	807,528	(490,494)	1,227,591	(2,900,852)	201,893	(833,657)	745,188	(756,377)
Reinvested capital gains	-	153,345	-	973,768	-	192,364	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(50,011)	(433,659)	658,471	(2,506,828)	114,221	(621,097)	693,357	(821,980)

Equity transactions:
Purchase payments received from contract owners (note 3)	-	266	19,256	58,637	-	-	2,004	34,791
Transfers between funds	(586,886)	(67,029)	(142,814)	(311,802)	(33,932)	(123,387)	664,151	(48,541)
Redemptions (note 3)	(9,064)	(27,061)	(249,116)	(676,400)	(103,677)	(55,007)	(115,600)	(243,758)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(83)	(56)	(532)	(977)	(86)	(137)	(219)	(367)
Contingent deferred sales charges (note 2)	-	-	(2,864)	(15,573)	(3,727)	(613)	(2,304)	(3,785)
Adjustments to maintain reserves	2	(10)	(358)	(142)	(17)	(139)	(215)	(137)

Net equity transactions	(596,031)	(93,890)	(376,428)	(946,257)	(141,439)	(179,283)	547,817	(261,797)

Net change in contract owners’ equity	(646,042)	(527,549)	282,043	(3,453,085)	(27,218)	(800,380)	1,241,174	(1,083,777)
Contract owners’ equity beginning of period	646,042	1,173,591	3,423,016	6,876,101	724,632	1,525,012	1,187,340	2,271,117

Contract owners’ equity end of period	$-	646,042	3,705,059	3,423,016	697,414	724,632	2,428,514	1,187,340

CHANGES IN UNITS:
Beginning units	105,733	117,897	387,088	468,881	61,180	71,037	142,184	168,443
Units purchased	-	782	17,218	36,053	-	-	81,257	10,344
Units redeemed	-	(12,946)	(62,217)	(117,846)	(12,671)	(9,857)	(34,005)	(36,603)

Ending units	-	105,733	342,083	387,088	48,512	61,180	189,430	142,184

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	TRBCG2		TREI2		TRLT2		DSRG
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(1,415,319)	(3,075,467)	127,906	470,585	433,270	884,495	8,586	(311,002)
Realized gain (loss) on investments	(68,706,632)	(1,341,937)	(6,349,751)	(1,046,707)	640,224	(28,663)	(2,754,519)	(6,076,910)
Change in unrealized gain (loss) on investments	89,471,486	(101,401,814)	16,871,055	(34,340,847)	984,085	(1,262,177)	11,636,198	(16,689,844)
Reinvested capital gains	-	-	-	2,107,353	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	19,349,535	(105,819,218)	10,649,210	(32,809,616)	2,057,579	(406,345)	8,890,265	(23,077,756)

Equity transactions:
Purchase payments received from contract owners (note 3)	4,181,739	25,390,342	6,545,142	16,738,483	612,395	5,361,860	792,143	2,399,674
Transfers between funds	(130,356,327)	105,779,333	(1,127,054)	7,299,559	(39,505,266)	13,383,565	(603,439)	(2,989,401)
Redemptions (note 3)	(5,320,736)	(11,097,363)	(3,079,328)	(7,204,544)	(8,929,243)	(3,734,295)	(3,789,429)	(9,931,828)
Annuity benefits	(1,698)	(1,113)	(1,771)	(3,457)	-	-	(2,072)	(7,490)
Contract maintenance charges (note 2)	(269,267)	(488,777)	(57,285)	(35,967)	(36,331)	(51,706)	(35,905)	(52,268)
Contingent deferred sales charges (note 2)	(79,535)	(185,760)	(32,636)	(85,680)	(204,364)	(84,785)	(11,530)	(36,264)
Adjustments to maintain reserves	(54,150)	(885)	(770)	5,242	(43,851)	417	(347)	3,746

Net equity transactions	(131,899,974)	119,395,777	2,246,298	16,713,636	(48,106,660)	14,875,056	(3,650,579)	(10,613,831)

Net change in contract owners’ equity	(112,550,439)	13,576,559	12,895,508	(16,095,980)	(46,049,081)	14,468,711	5,239,686	(33,691,587)
Contract owners’ equity beginning of period	147,165,140	133,588,581	60,267,747	76,363,727	46,053,950	31,585,239	38,638,185	72,329,772

Contract owners’ equity end of period	$34,614,701	147,165,140	73,163,255	60,267,747	4,869	46,053,950	43,877,871	38,638,185

CHANGES IN UNITS:
Beginning units	19,673,406	10,055,319	7,723,076	6,128,523	4,360,949	2,984,605	2,380,596	2,887,153
Units purchased	2,716,861	12,281,690	2,397,314	3,457,161	1,390,244	2,850,776	70,489	123,980
Units redeemed	(18,838,087)	(2,663,603)	(2,142,747)	(1,862,608)	(5,750,747)	(1,474,432)	(289,064)	(630,537)

Ending units	3,552,177	19,673,406	7,977,643	7,723,076	439	4,360,949	2,162,018	2,380,596

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	VWBFR		VWBF		VWEMR		VWEM
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$208,738	614,508	397,431	1,343,185	(95,929)	(276,248)	(124,804)	(380,161)
Realized gain (loss) on investments	(36,971)	(42,948)	(317,382)	(371,189)	(6,505,010)	(6,921,436)	(1,837,338)	(92,397)
Change in unrealized gain (loss) on investments	228,148	(458,896)	714,238	(583,411)	13,439,385	(22,684,555)	11,175,355	(40,435,269)
Reinvested capital gains	-	-	-	-	779,004	11,631,611	1,150,378	15,223,007

Net increase (decrease) in contract owners’ equity resulting from operations	399,915	112,664	794,287	388,585	7,617,450	(18,250,628)	10,363,591	(25,684,820)

Equity transactions:
Purchase payments received from contract owners (note 3)	124,150	448,071	22	-	370,256	934,783	(63,047)	(109)
Transfers between funds	(531,471)	708,740	(785,565)	(1,281,269)	2,823,371	(7,027,224)	(652,390)	(2,457,480)
Redemptions (note 3)	(842,416)	(2,150,571)	(1,342,087)	(2,817,333)	(1,142,866)	(2,883,313)	(1,082,456)	(4,000,717)
Annuity benefits	(1,478)	(1,516)	(2,046)	(2,538)	(2,509)	(3,759)	(4,307)	(14,082)
Contract maintenance charges (note 2)	(1,910)	(2,594)	(7,147)	(8,944)	(4,004)	(6,659)	(8,681)	(13,922)
Contingent deferred sales charges (note 2)	(1,959)	(3,862)	(1,103)	(1,750)	(2,655)	(8,254)	(1,515)	(4,502)
Adjustments to maintain reserves	506	3,575	702	(2,298)	3,911	331	88,334	2,584

Net equity transactions	(1,254,578)	(998,157)	(2,137,224)	(4,114,132)	2,045,504	(8,994,095)	(1,724,062)	(6,488,228)

Net change in contract owners’ equity	(854,663)	(885,493)	(1,342,937)	(3,725,547)	9,662,954	(27,244,723)	8,639,529	(32,173,048)
Contract owners’ equity beginning of period	8,025,025	8,910,518	15,396,685	19,122,232	8,174,742	35,419,465	12,183,835	44,356,883

Contract owners’ equity end of period	$7,170,362	8,025,025	14,053,748	15,396,685	17,837,696	8,174,742	20,823,364	12,183,835

CHANGES IN UNITS:
Beginning units	642,414	731,903	703,225	889,847	763,916	1,152,258	1,264,058	1,599,935
Units purchased	98,917	498,428	120	-	376,314	278,549	-	59
Units redeemed	(201,756)	(587,917)	(102,015)	(186,622)	(277,746)	(666,891)	(144,702)	(335,936)

Ending units	539,575	642,414	601,328	703,225	862,484	763,916	1,119,357	1,264,058

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	VWHAR		VWHA		MSVFI		MSVF2
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(175,466)	(416,429)	(195,369)	(500,253)	209,545	108,965	11,273,492	6,402,303
Realized gain (loss) on investments	(1,998,225)	287,404	1,346,228	5,962,740	(278,183)	(119,033)	(36,850,715)	(5,301,604)
Change in unrealized gain (loss) on investments	11,369,963	(27,898,131)	9,293,575	(37,368,416)	246,653	(437,219)	32,116,523	(36,033,941)
Reinvested capital gains	132,212	6,617,535	151,307	8,257,790	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	9,328,484	(21,409,621)	10,595,741	(23,648,139)	178,015	(447,287)	6,539,300	(34,933,242)

Equity transactions:
Purchase payments received from contract owners (note 3)	587,534	1,483,188	(3)	(348)	119,560	244,265	2,511,873	32,437,863
Transfers between funds	(400,482)	1,123,860	(805,192)	(3,564,995)	(745,181)	312,810	(192,736,571)	(53,307,697)
Redemptions (note 3)	(2,373,472)	(5,905,125)	(2,505,614)	(6,382,193)	(395,953)	(663,809)	(6,383,837)	(14,800,091)
Annuity benefits	(3,632)	(2,101)	(4,409)	(10,577)	-	-	(359)	(157)
Contract maintenance charges (note 2)	(8,060)	(12,808)	(11,922)	(18,850)	(763)	(1,420)	(250,936)	(536,688)
Contingent deferred sales charges (note 2)	(2,626)	(7,187)	(1,822)	(3,372)	(944)	(2,703)	(88,602)	(254,674)
Adjustments to maintain reserves	(24)	(161)	(5,830)	8,518	803	(105)	178,739	(862)

Net equity transactions	(2,200,762)	(3,320,334)	(3,334,792)	(9,971,817)	(1,022,478)	(110,962)	(196,769,693)	(36,462,306)

Net change in contract owners’ equity	7,127,722	(24,729,955)	7,260,949	(33,619,956)	(844,463)	(558,249)	(190,230,393)	(71,395,548)
Contract owners’ equity beginning of period	21,340,390	46,070,345	24,785,827	58,405,783	2,999,638	3,557,887	214,876,940	286,272,488

Contract owners’ equity end of period	$28,468,112	21,340,390	32,046,776	24,785,827	2,155,175	2,999,638	24,646,547	214,876,940

CHANGES IN UNITS:
Beginning units	1,219,284	1,400,348	892,365	1,118,247	312,617	328,510	22,132,369	25,887,057
Units purchased	310,821	753,375	(1)	-	74,648	209,243	804,750	6,060,614
Units redeemed	(420,767)	(934,439)	(106,331)	(225,882)	(178,409)	(225,136)	(20,593,725)	(9,815,302)

Ending units	1,109,338	1,219,284	786,030	892,365	208,856	312,617	2,343,395	22,132,369

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	MSEM		MSEMB		MSVRE		MSVREB
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$304,685	335,121	87,922	95,545	1,252,097	2,027,730	737,268	890,316
Realized gain (loss) on investments	(111,292)	(302,007)	(88,511)	(89,035)	(66,931,529)	2,376,340	(57,817,212)	(10,999,719)
Change in unrealized gain (loss) on investments	819,243	(1,228,571)	292,559	(357,750)	68,124,630	(81,704,272)	58,457,927	(48,143,342)
Reinvested capital gains	-	238,029	-	70,024	-	36,706,467	-	27,428,028

Net increase (decrease) in contract owners’ equity resulting from operations	1,012,636	(957,428)	291,970	(281,216)	2,445,198	(40,593,735)	1,377,983	(30,824,717)

Equity transactions:
Purchase payments received from contract owners (note 3)	(1)	(253)	-	-	751,868	3,320,519	588,036	3,411,631
Transfers between funds	(246,940)	(670,164)	(58,470)	(135,747)	(56,956,075)	(8,237,395)	(41,946,236)	(3,947,039)
Redemptions (note 3)	(457,250)	(1,064,832)	(185,054)	(227,330)	(5,279,428)	(16,854,491)	(2,760,748)	(7,599,851)
Annuity benefits	-	-	-	-	(3,768)	(10,608)	(4,575)	(10,188)
Contract maintenance charges (note 2)	(2,575)	(3,433)	(225)	(266)	(21,042)	(45,151)	(4,594)	(10,148)
Contingent deferred sales charges (note 2)	(840)	(3,772)	(4,167)	(3,208)	(14,348)	(52,621)	(46,447)	(132,793)
Adjustments to maintain reserves	(50)	(16)	(67)	(112)	3,025	1,594	(4,214)	(717)

Net equity transactions	(707,656)	(1,742,470)	(247,983)	(366,663)	(61,519,768)	(21,878,153)	(44,178,778)	(8,289,105)

Net change in contract owners’ equity	304,980	(2,699,898)	43,987	(647,879)	(59,074,570)	(62,471,888)	(42,800,795)	(39,113,822)
Contract owners’ equity beginning of period	4,280,827	6,980,725	1,317,461	1,965,340	59,116,832	121,588,720	42,813,921	81,927,743

Contract owners’ equity end of period	$4,585,807	4,280,827	1,361,448	1,317,461	42,262	59,116,832	13,126	42,813,921

CHANGES IN UNITS:
Beginning units	256,891	351,451	91,031	113,859	2,056,027	2,592,043	3,061,013	3,568,905
Units purchased	3	-	-	-	114,046	342,609	313,242	1,176,390
Units redeemed	(39,240)	(94,560)	(16,433)	(22,828)	(2,170,075)	(878,625)	(3,374,248)	(1,684,282)

Ending units	217,656	256,891	74,601	91,031	-	2,056,027	-	3,061,013

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	VYDS		SVDF		WFVLCG		WFVMM
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(1,625)	(5,483)	(259,893)	(713,564)	(973)	(1,977)	(834)	253
Realized gain (loss) on investments	(207,491)	14,968	5,879,921	3,564,253	(1,040)	609	-	-
Change in unrealized gain (loss) on investments	292,376	(507,003)	518,295	(31,921,510)	25,718	(51,732)	-	-
Reinvested capital gains	-	127,929	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	83,260	(369,589)	6,138,323	(29,070,821)	23,705	(53,100)	(834)	253

Equity transactions:
Purchase payments received from contract owners (note 3)	209,406	44,635	162,875	795,007	-	45	-	-
Transfers between funds	400	(41,110)	(35,453,431)	(1,750,799)	-	-	(195,649)	202,791
Redemptions (note 3)	(339,958)	(131,922)	(3,046,842)	(7,473,539)	(3,554)	(5,759)	(4,400)	(2,200)
Annuity benefits	-	-	(7,570)	(16,627)	-	-	-	-
Contract maintenance charges (note 2)	(107)	(175)	(15,801)	(27,318)	(24)	(35)	(30)	(30)
Contingent deferred sales charges (note 2)	(4,127)	-	(4,435)	(10,655)	-	(168)	-	-
Adjustments to maintain reserves	(44)	-	11,250	(6,920)	(1)	(17)	(4)	45

Net equity transactions	(134,430)	(128,572)	(38,353,954)	(8,490,851)	(3,579)	(5,934)	(200,083)	200,606

Net change in contract owners’ equity	(51,170)	(498,161)	(32,215,631)	(37,561,672)	20,126	(59,034)	(200,917)	200,859
Contract owners’ equity beginning of period	564,917	1,063,078	32,254,347	69,816,019	77,336	136,370	218,444	17,585

Contract owners’ equity end of period	$513,747	564,917	38,716	32,254,347	97,462	77,336	17,527	218,444

CHANGES IN UNITS:
Beginning units	57,375	66,078	1,508,012	1,793,964	11,776	12,402	20,154	1,632
Units purchased	22,288	3,099	23,951	107,174	-	-	-	18,728
Units redeemed	(36,447)	(11,802)	(1,531,961)	(393,126)	(488)	(626)	(18,528)	(206)

Ending units	43,215	57,375	-	1,508,012	11,288	11,776	1,626	20,154

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Nine Month Period Ended September 30, 2009 and One Year Period Ended December 31, 2008

	SVOF		WFVSCG		WFVSMV		WFVTRB
	2009	2008	2009	2008	2009	2008	2009	2008
Investment activity:
Net investment income (loss)	$(1,221,738)	1,305,772	(14,119)	-	39	(87)	627	841
Realized gain (loss) on investments	(73,826,674)	(7,092,700)	15,400	-	(285)	(310)	4	(1)
Change in unrealized gain (loss) on investments	114,296,560	(152,729,190)	589,905	-	3,447	(6,144)	1,460	(559)
Reinvested capital gains	-	51,688,115	-	-	-	2,098	106	-

Net increase (decrease) in contract owners’ equity resulting from operations	39,248,148	(106,828,003)	591,186	-	3,201	(4,443)	2,197	281

Equity transactions:
Purchase payments received from contract owners (note 3)	1,230,260	4,928,968	986,160	-	-	11,333	233,380	-
Transfers between funds	(171,350,852)	(11,139,737)	5,382,140	-	285	783	-	-
Redemptions (note 3)	(13,202,669)	(33,723,685)	(75,786)	-	-	(1,514)	-	-
Annuity benefits	(18,329)	(42,388)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(67,788)	(117,994)	(114)	-	-	-	-	-
Contingent deferred sales charges (note 2)	(23,397)	(69,229)	-	-	-	-	-	-
Adjustments to maintain reserves	18,441	14,276	4,016	-	10	(1)	29	(1)

Net equity transactions	(183,414,334)	(40,149,789)	6,296,416	-	295	10,601	233,409	(1)

Net change in contract owners’ equity	(144,166,186)	(146,977,792)	6,887,602	-	3,496	6,158	235,606	280
Contract owners’ equity beginning of period	144,448,227	291,426,019	-	-	6,526	368	23,352	23,072

Contract owners’ equity end of period	$282,041	144,448,227	6,887,602	-	10,022	6,526	258,958	23,352

CHANGES IN UNITS:
Beginning units	4,815,928	5,757,665	-	-	1,260	39	2,116	2,116
Units purchased	69,826	181,645	597,656	-	102	1,409	19,232	-
Units redeemed	(4,885,755)	(1,123,382)	(43,004)	-	(42)	(188)	-	-

Ending units	-	4,815,928	554,652	-	1,321	1,260	21,348	2,116

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

September 30, 2009

(Unaudited)

(1) Background and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

The Nationwide Variable Account-II (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1981. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts, and Individual Modified Single Premium Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community; however, other distributors are utilized.

(b) The Contracts

Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees are offered for purchase. See note 2 for a discussion of contract expenses.

With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

ALGER AMERICAN FUNDS

Balanced Portfolio - Class S Shares (ALBS)

MidCap Growth Portfolio - Class S Shares (ALMCS)

AMERICAN CENTURY INVESTORS, INC.

Variable Portfolios, Inc. - VP Balanced Fund - Class I (ACVB)

Variable Portfolios, Inc. - VP Capital Appreciation Fund - Class I (ACVCA)*

Variable Portfolios, Inc. - VP Income & Growth Fund - Class I (ACVIG)

Variable Portfolios, Inc. - VP Income & Growth Fund - Class II (ACVIG2)

Variable Portfolios, Inc. - VP Inflation Protection Fund - Class II (ACVIP2)

Variable Portfolios, Inc. - VP International Fund - Class I (ACVI)*

Variable Portfolios, Inc. - VP International Fund - Class II (ACVI2)*

Variable Portfolios, Inc. - VP International Fund - Class III (ACVI3)*

Variable Portfolios, Inc. - VP International Fund - Class IV (ACVI4)*

Variable Portfolios, Inc. - VP Mid Cap Value Fund - Class I (ACVMV1)

Variable Portfolios, Inc. - VP Mid Cap Value Fund - Class II (ACVMV2)

Variable Portfolios, Inc. - VP Ultra(R) Fund - Class I (ACVU1)*

Variable Portfolios, Inc. - VP Ultra(R) Fund - Class II (ACVU2)*

Variable Portfolios, Inc. - VP Value Fund - Class I (ACVV)

Variable Portfolios, Inc. - VP Value Fund - Class II (ACVV2)

Variable Portfolios, Inc. - VP Vista(SM) Fund - Class I (ACVVS1)*

Variable Portfolios, Inc. - VP Vista(SM) Fund - Class II (ACVVS2)*

AMERICAN FUNDS GROUP (THE)

Insurance Series(R) - Growth Fund - Class 1 (AFGF)

Insurance Series(R) - High-Income Bond Fund - Class 1 (AFHY)

Insurance Series(R) - U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)

BB&T FUNDS

Variable Insurance Funds - Capital Manager Equity VIF (BBCMAG)*

Variable Insurance Funds - Large Cap VIF (BBGI)*

Variable Insurance Funds - Mid Cap Growth VIF (BBCA)*

BLACKROCK FUNDS

Variable Series Funds, Inc. - Global Allocation V.I. Fund - Class III (MLVGA3)

CHARLES SCHWAB FUNDS

Charles Schwab Money Market Portfolio(TM) (CHSMM)

CLOSED FUNDS

Financial Investors VIT - First Horizon Core Equity Portfolio (FHGIP)

First Horizon Capital Appreciation Portfolio (FHCAP)

GVIT Growth Focus Fund - Class I (TGF)

GVIT Growth Focus Fund - Class III (TGF3)

Investment Portfolios - European Equity Portfolio (DVEE)

Large Cap Growth Fund II (VFLG2)

Large Cap Value Fund II (VFLV2)

Managed Allocation Fund - Aggressive Growth II (MBVAG2)

Managed Allocation Fund - Conservative Growth II (MBVCG2)

Series Trust II - Mid Cap Value Portfolio (JPMCVP)

Small Cap Value II VCT Portfolio - Class I (SFRSCV)

Strong Variable Insurance Funds, Inc. - Strong International Stock Fund II (SVIF)

Variable Contracts Trust - Small Cap Value VCT Portfolio - Class I Shares (PISVP1)

Variable Insurance Funds - Investment Quality Bond Fund Class A Shares (VYIQB)

Variable Insurance Funds - Large Cap Growth VIF (BBLCG)

Variable Insurance Funds - Small Company Opportunity Fund Class A Shares (VYSCO)

VIT - J.P. Morgan NVIT Balanced Fund - Class I (BF)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

VIT - NVIT Mid Cap Growth Fund - Class I (SGRF)

VIT - NVIT Mid Cap Growth Fund - Class II (SGRF2)

CREDIT SUISSE ASSET MANAGEMENT

Credit Suisse Trust - International Equity Flex I Portfolio (obsolete) (WIEP)*

Credit Suisse Trust - International Equity Flex II Portfolio (obsolete) (WVCP)

Credit Suisse Trust - U.S. Equity Flex I Portfolio (WSCP)

DREYFUS CORPORATION

Investment Portfolios - Small Cap Stock Index Portfolio - Service Shares (DVSCS)

Stock Index Fund, Inc. - Initial Shares (DSIF)

Stock Index Fund, Inc. - Service Shares (DSIFS)

The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)

Variable Investment Fund - Appreciation Portfolio - Initial Shares (DCAP)

Variable Investment Fund - Appreciation Portfolio - Service Shares (DCAPS)

Variable Investment Fund - Developing Leaders Portfolio - Service Shares (DVDLS)

Variable Investment Fund - Growth and Income Portfolio - Initial Shares (DGI)

FEDERATED INVESTORS

Insurance Series - Capital Appreciation Fund II - Service Shares (FCA2S)

Insurance Series - Clover Value Fund II - Service Shares (FALFS)

Insurance Series - Market Opportunity Fund II - Service Shares (FVMOS)

Insurance Series - Quality Bond Fund II - Primary Shares (FQB)

Insurance Series - Quality Bond Fund II - Service Shares (FQBS)

FIDELITY INVESTMENTS

Fidelity(R) VIP Fund - Value Strategies Portfolio - Service Class 2 (FVSS2)

VIP Fund - Asset Manager Portfolio - Initial Class (FAMP)

VIP Fund - Contrafund Portfolio - Initial Class (FCP)

VIP Fund - Contrafund Portfolio - Service Class 2 (FC2)

VIP Fund - Energy Portfolio - Service Class 2 (FNRS2)

VIP Fund - Equity-Income Portfolio - Initial Class (FEIP)

VIP Fund - Equity-Income Portfolio - Service Class 2 (FEI2)

VIP Fund - Freedom Fund 2010 Portfolio - Service Class (FF10S)

VIP Fund - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)

VIP Fund - Freedom Fund 2020 Portfolio - Service Class (FF20S)

VIP Fund - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)

VIP Fund - Freedom Fund 2030 Portfolio - Service Class (FF30S)

VIP Fund - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)

VIP Fund - Growth Opportunities Portfolio - Initial Class (FGOP)

VIP Fund - Growth Portfolio - Initial Class (FGP)

VIP Fund - Growth Portfolio - Service Class 2 (FG2)

VIP Fund - High Income Portfolio - Initial Class (FHIP)

VIP Fund - High Income Portfolio - Initial Class R (FHIPR)

VIP Fund - Investment Grade Bond Portfolio - Service Class (FIGBS)

VIP Fund - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)

VIP Fund - Mid Cap Portfolio - Service Class (FMCS)

VIP Fund - Mid Cap Portfolio - Service Class 2 (FMC2)

VIP Fund - Overseas Portfolio - Initial Class R (FOPR)

VIP Fund - Overseas Portfolio - Initial Class (FOP)

VIP Fund - Overseas Portfolio - Service Class 2 (FO2)

VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)

VIP Fund - Value Strategies Portfolio - Service Class (FVSS)

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

VIP Trust - Franklin Income Securities Fund - Class 2 (FTVIS2)

VIP Trust - Franklin Rising Dividends Securities Fund - Class 2 (FTVRD2)

VIP Trust - Franklin Small Cap Value Securities Fund - Class 2 (FTVSV2)

VIP Trust - Templeton Developing Markets Securities Fund - Class 3 (FTVDM3)

VIP Trust - Templeton Foreign Securities Fund - Class 2 (TIF2)

VIP Trust - Templeton Foreign Securities Fund - Class 3 (TIF3)

VIP Trust - Templeton Global Bond Securities Fund - Class 3 (FTVGI3)

VIP Trust - VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)

J.P. MORGAN INVESTMENT MANAGEMENT INC.

Insurance Trust - Insurance Trust Mid Cap Value Portfolio 1 (JPMMV1)

JANUS FUNDS

Janus Aspen Series - Balanced Portfolio - Service Shares (JABS)

Janus Aspen Series - Forty Portfolio - Service Shares (JACAS)

Janus Aspen Series - Global Technology Portfolio - Service II Shares (JAGTS2)

Janus Aspen Series - Global Technology Portfolio - Service Shares (JAGTS)

Janus Aspen Series - INTECH Risk-Managed Core Portfolio - Service Shares (JARLCS)*

Janus Aspen Series - Overseas Portfolio - Service II Shares (JAIGS2)

Janus Aspen Series - Overseas Portfolio - Service Shares (JAIGS)

MASSACHUSETTS FINANCIAL SERVICES CO.

VIT - Investors Growth Stock Series - Service Class (MIGSC)

VIT - Value Series - Service Class (MVFSC)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

MORGAN STANLEY The Universal Institutional Funds, Inc.

Core Plus Fixed Income Portfolio - Class I (MSVFI)

Core Plus Fixed Income Portfolio - Class II (MSVF2)

Emerging Markets Debt Portfolio - Class I (MSEM)

Emerging Markets Debt Portfolio - Class II (MSEMB)

U.S. Real Estate Portfolio - Class I (MSVRE)*

U.S. Real Estate Portfolio - Class II (MSVREB)*

MTB GROUP OF FUNDS

Managed Allocation Fund - Moderate Growth II (VFMG2)

NATIONWIDE FUNDS GROUP

VIT - AllianceBernstein NVIT Global Fixed Income Fund - Class III (NVAGF3)

VIT - American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)

VIT - American Century NVIT Multi Cap Value Fund - Class II (NVAMV2)

VIT - American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)

VIT - American Funds NVIT Bond Fund - Class II (GVABD2)

VIT - American Funds NVIT Global Growth Fund - Class II (GVAGG2)

VIT - American Funds NVIT Growth Fund - Class II (GVAGR2)

VIT - American Funds NVIT Growth-Income Fund - Class II (GVAGI2)

VIT - Federated NVIT High Income Bond Fund - Class I (HIBF)

VIT - Federated NVIT High Income Bond Fund - Class III (HIBF3)

VIT - Gartmore NVIT Emerging Markets Fund - Class I (GEM)

VIT - Gartmore NVIT Emerging Markets Fund - Class II (GEM2)

VIT - Gartmore NVIT Emerging Markets Fund - Class III (GEM3)

VIT - Gartmore NVIT Emerging Markets Fund - Class VI (GEM6)

VIT - Gartmore NVIT Global Utilities Fund - Class II (GVGU2)

VIT - Gartmore NVIT Global Utilities Fund - Class III (GVGU)

VIT - Gartmore NVIT International Equity Fund - Class I (GIG)

VIT - Gartmore NVIT International Equity Fund - Class III (GIG3)

VIT - Gartmore NVIT International Equity Fund - Class VI (NVIE6)

VIT - Gartmore NVIT Worldwide Leaders Fund - Class III (GEF3)

VIT - Gartmore NVIT Worldwide Leaders Fund - Class VI (NVGWL6)

VIT - Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)

VIT - Neuberger Berman NVIT Multi Cap Opportunities Fund - Class II (NVNMO2)

VIT - Neuberger Berman NVIT Socially Responsible Fund - Class I (NVNSR1)

VIT - Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)

VIT - NVIT Cardinal Aggressive Fund - Class II (NVCRA2)

VIT - NVIT Cardinal Balanced Fund - Class II (NVCRB2)

VIT - NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)

VIT - NVIT Cardinal Conservative Fund - Class II (NVCCN2)

VIT - NVIT Cardinal Moderate Fund - Class II (NVCMD2)

VIT - NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)

VIT - NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)

VIT - NVIT Core Bond Fund - Class I (NVCBD1)

VIT - NVIT Core Bond Fund - Class II (NVCBD2)

VIT - NVIT Core Plus Bond Fund - Class II (NVLCP2)

VIT - NVIT Fund - Class I (TRF)

VIT - NVIT Fund - Class II (TRF2)

VIT - NVIT Global Financial Services Fund - Class II (GVGF2)

VIT - NVIT Global Financial Services Fund - Class III (GVGFS)

VIT - NVIT Government Bond Fund - Class I (GBF)

VIT - NVIT Growth Fund - Class I (CAF)

VIT - NVIT Health Sciences Fund - Class II (GVGH2)

VIT - NVIT Health Sciences Fund - Class III (GVGHS)

VIT - NVIT Health Sciences Fund - Class VI (GVGH6)

VIT - NVIT International Index Fund - Class VIII (GVIX8)

VIT - NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)

VIT - NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)

VIT - NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)

VIT - NVIT Investor Destinations Conservative Fund - Class II (GVIDC)

VIT - NVIT Investor Destinations Moderate Fund - Class II (GVIDM)

VIT - NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)

VIT - NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

VIT - NVIT Leaders Fund - Class III (GVUSL)

VIT - NVIT Mid Cap Index Fund - Class I (MCIF)

VIT - NVIT Money Market Fund - Class I (SAM)

VIT - NVIT Multi-Manager International Growth Fund - Class III (NVMIG3)

VIT - NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)

VIT - NVIT Multi-Manager International Value Fund - Class II (GVDIV2)

VIT - NVIT Multi-Manager International Value Fund - Class III (GVDIV3)

VIT - NVIT Multi-Manager International Value Fund - Class VI (GVDIV6)

VIT - NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)

VIT - NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)

VIT - NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)

VIT - NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

VIT - NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)

VIT - NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)

VIT - NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)

VIT - NVIT Multi-Manager Small Cap Growth Fund - Class II (SCGF2)

VIT - NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)

VIT - NVIT Multi-Manager Small Cap Value Fund - Class II (SCVF2)

VIT - NVIT Multi-Manager Small Company Fund - Class I (SCF)

VIT - NVIT Multi-Manager Small Company Fund - Class II (SCF2)

VIT - NVIT Multi-Sector Bond Fund - Class I (MSBF)

VIT - NVIT Short Term Bond Fund - Class II (NVSTB2)

VIT - NVIT Technology & Communications Fund - Class I (GGTC)

VIT - NVIT Technology & Communications Fund - Class II (GGTC2)

VIT - NVIT Technology & Communications Fund - Class III (GGTC3)

VIT - NVIT Technology & Communications Fund - Class VI (GGTC6)

VIT - NVIT U.S. Growth Leaders Fund - Class II (GVUG2)

VIT - NVIT U.S. Growth Leaders Fund - Class III (GVUGL)

VIT - Oppenheimer NVIT Large Cap Growth Fund - Class I (NVOLG1)

VIT - Oppenheimer NVIT Large Cap Growth Fund - Class II (NVOLG2)

VIT - Templeton NVIT International Value Fund - Class III (NVTIV3)

VIT - Van Kampen NVIT Comstock Value Fund - Class II (EIF2)

VIT - Van Kampen NVIT Real Estate Fund - Class I (NVRE1)

VIT - Van Kampen NVIT Real Estate Fund - Class II (NVRE2)

NEUBERGER & BERMAN MANAGEMENT, INC.

Advisers Management Trust - Growth Portfolio - I Class Shares (AMTG)*

Advisers Management Trust - Guardian Portfolio - I Class Shares (AMGP)*

Advisers Management Trust - International Portfolio - S Class Shares (AMINS)*

Advisers Management Trust - Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)*

Advisers Management Trust - Partners Portfolio- I Class Shares (AMTP)*

Advisers Management Trust - Regency Portfolio - S Class Shares (AMRS)*

Advisers Management Trust - Short Duration Bond Portfolio - I Class Shares (AMTB)

Advisers Management Trust - Small-Cap Growth Portfolio - S Class Shares (AMFAS)

Advisers Management Trust - Socially Responsive Portfolio - I Class Shares (AMSRS)

OPPENHEIMER FUNDS

Variable Account Funds - Balanced Fund/VA - Non-Service Shares (OVMS)

Variable Account Funds - Capital Appreciation Fund/VA - Service Class (OVCAFS)

Variable Account Funds - Capital Appreciation Fund/VA - Non-Service Shares (OVGR)

Variable Account Funds - Core Bond Fund/VA - Non-Service Shares (OVB)

Variable Account Funds - Global Securities Fund/VA - Class 3 (OVGS3)

Variable Account Funds - Global Securities Fund/VA - Class 4 (OVGS4)

Variable Account Funds - Global Securities Fund/VA - Non-Service Shares (OVGS)

Variable Account Funds - Global Securities Fund/VA - Service Class (OVGSS)

Variable Account Funds - High Income Fund/VA - Class 3 (OVHI3)

Variable Account Funds - High Income Fund/VA - Class 4 (OVHI4)

Variable Account Funds - High Income Fund/VA - Non-Service Shares (OVHI)

Variable Account Funds - High Income Fund/VA - Service Class (OVHIS)

Variable Account Funds - Main Street Fund(R)/VA - Non-Service Shares (OVGI)

Variable Account Funds - Main Street Fund(R)/VA - Service Class (OVGIS)

Variable Account Funds - Main Street Small Cap Fund(R)/VA - Non-Service Shares (OVSC)

Variable Account Funds - Main Street Small Cap Fund(R)/VA - Service Class (OVSCS)

Variable Account Funds - MidCap Fund/VA - Non-Service Shares (OVAG)

PIMCO FUNDS

VIT - Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)

VIT - Low Duration Portfolio - Advisor Class (PMVLAD)

Portfolios of the AIM Variable Insurance Funds

Variable Insurance Funds - V.I. Basic Value Fund - Series II (AVBV2)

Variable Insurance Funds - V.I. Capital Appreciation Fund - Series II (AVCA2)

Variable Insurance Funds - V.I. Capital Development Fund - Series II (AVCD2)

Portfolios of the AllianceBernstein Variable Products Series Fund, Inc.

Variable Products Series Fund, Inc. - VPS Growth and Income Portfolio - Class B (ALVGIB)

Variable Products Series Fund, Inc. - VPS Small/Mid Cap Value Portfolio: Class B (ALVSVB)

PUTNAM INVESTMENTS

Putnam VT Growth and Income Fund - IB Shares (PVGIB)

Putnam VT International Equity Fund - IB Shares (PVTIGB)

Putnam VT Voyager Fund - IB Shares (PVTVB)

T. ROWE PRICE

Blue Chip Growth Portfolio - II (TRBCG2)

Equity Income Portfolio - II (TREI2)

Limited-Term Bond Portfolio - II (TRLT2)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

VAN ECK ASSOCIATES CORPORATION

Worldwide Insurance Trust - Worldwide Bond Fund - Class R1 (VWBFR)

Worldwide Insurance Trust - Worldwide Bond Fund - Initial Class (VWBF)

Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Class R1 (VWEMR)

Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Initial Class (VWEM)

Worldwide Insurance Trust - Worldwide Hard Assets Fund - Class R1 (VWHAR)

Worldwide Insurance Trust - Worldwide Hard Assets Fund - Initial Class (VWHA)

VICTORY FUNDS

Variable Insurance Funds - Diversified Stock Fund Class A Shares (VYDS)

WADDELL & REED, INC.

Ivy Fund Variable Insurance Portfolios, Inc. - Asset Strategy (WRASP)

WELLS FARGO FUNDS

Advantage Funds Variable Trust - VT Asset Allocation Fund (WFVAA)*

Advantage Funds Variable Trust - VT Discovery Fund (SVDF)*

Advantage Funds Variable Trust - VT Large Company Growth Fund (WFVLCG)

Advantage Funds Variable Trust - VT Money Market Fund (WFVMM)

Advantage Funds Variable Trust - VT Opportunity Fund (SVOF)*

Advantage Funds Variable Trust - VT Small Cap Growth Fund (WFVSCG)

Advantage Funds Variable Trust - VT Small-Mid Cap Value Fund (WFVSMV)

Advantage Funds Variable Trust - VT Total Return Bond Fund (WFVTRB)

*	At September 30, 2009, contract owners were not invested in the fund.
The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity if a prior period purchase payment is refunded to a contract owner due to a contract cancellation during the free look period, and/or if a gain is realized by the contract owner during the free look period.

(c) Security Valuation, Transactions and Related Investment Income

Investments in underlying mutual funds are valued on the closing net asset value per share at September 30, 2009 of such funds, which value their investment securities at fair value. The cost of investments sold is determined on a first in – first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d) Federal Income Taxes

Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

The Company does not provide for income taxes within the Account. Taxes are generally the responsibility of the contract owner upon termination or withdrawal.

(e) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Calculation of Annuity Reserves

Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

(g) Recently Issued Accounting Standard

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company adopted SFAS 157 effective January 1, 2008. The adoption of SFAS 157 did not have a material impact on the Account’s financial position or results of operations.

(2) Expenses

The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is redeemed, the Company will, with certain exceptions, deduct from a contract owners’ contract value a contingent deferred sales charge. For BOA IV contracts issued prior to December 15, 1988, the contingent deferred sales charge will be equal to 5% of the lesser of purchase payments or the amount redeemed. For America’s Vision, America’s Future II, All American Gold, Future Venue, Choice Venue II and for BOA IV contracts issued on or after December 15, 1988, the contingent deferred sales charge will not exceed 7% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 7 years this charge is 0%. For Achiever contracts, this charge will not exceed 8% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 8 years this charge is 0%. For Elite Venue and Nationwide Destination L contracts, the contingent deferred sales charge will not exceed 7% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 4 years this charge is 0%. No contingent deferred sales charge is deducted on NEBA, Nationwide Destination C (formerly Exclusive Venue), Income Architect or Schwab contracts. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the company.

The Company may deduct a contract maintenance charge of up to $30, dependent upon contract type and issue date, which is satisfied by redeeming units. The Company deducts a mortality and expense risk charge assessed through a reduction of the unit value. The Option tables on the following two pages illustrate the annual rate for all contract level charges by product, as well as the maximum variable account charge per product. The table also summarizes the contract level options available to contract holders. The options and related charges are described in more detail in the applicable product prospectus.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

Nationwide Variable Account - II Options	BOA IV	America’s Vision	NEBA	Schwab Custom Solutions	Schwab Income Choice
Variable Account Charges - Recurring	1.30%	1.40%	0.80%	0.95%	0.65%
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced	-	-	-	0.10%	0.20%
Combination Enhanced	-	-	-	0.40%	-
Return of Premium					0.10%
Beneficiary Protector II Option	-	-	-	0.35%	-
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Spousal Continuation Benefit Option	-	-	-	-	0.30%
Capital Preservation and Income Options:
Capital Preservation Plus Option	-	-	-	0.50%	-
Lifetime Income Option
5% Lifetime Income Option (New York)	-	-	-	-	1.00%(13)
7% Lifetime Income Option (Non-New York)	-	-	-	-	1.00%(14)
Maximum Variable Account Charges*	1.30%	1.40%	0.80%	2.20%	2.15%

Nationwide Variable Account - II Options	America’s Future II	All American Gold	Achiever	Income Architect
Variable Account Charges - Recurring	1.15%	1.15%	1.55%	0.40%
CDSC Options:
Four Year CDSC	0.30%	0.50%	0.20%	-
No CDSC	0.35%	0.55%	0.25%	-
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II	0.20%(2)	0.20%(2)	-	-
One-Year Enhanced	0.10%(4)	0.10%(4)	-	-
One-Month Enhanced	-	0.35%(2)	0.20%(2)	-
Combination Enhanced II	-	-	0.45%(12)	-
Combination Enhanced	-	0.40%(5)	0.30%(5)	-
Beneficiary Protector II Option	-	0.35%	0.35%	-
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option	1.00%	1.00%	1.00%	-
Capital Preservation Plus Option	0.50%(17)	0.50%(17)	0.50%(17)	-
Lifetime Income Option
5% Lifetime Income Option (New York)	1.00%(13)	1.00%(13)	1.00%(13)	-
7% Lifetime Income Option (Non-New York)	1.00%(14)	1.00%(14)	1.00%(14)	-
10% Lifetime Income Option	1.20%(15)	1.20%(15)	1.20%(15)	-
Spousal Continuation Benefit Option
5% Spousal Continuation Benefit (New York)	0.15%	0.15%	0.15%	-
7% Spousal Continuation Benefit (Non-New York)	0.15%	0.15%	0.15%	-
10% Spousal Continuation Benefit (Non-New York)	0.30%(16)	0.30%(16)	0.30%(16)	-
Guaranteed Lifetime Withdrawal Fee	-	-	-	0.60%(18)
Spousal Continuation Benefit Option	-	-	-	0.10%(18)
Extra Value Options (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option	0.30%	0.45%(17)	0.10%	-
4% Extra Value Credit Option	0.40%	-	0.25%	-
5% Extra Value Credit Option	-	0.70%(17)	0.45%(10)	-
5% Extra Value Credit Option	-	-	0.55%(11)	-
Maximum Variable Account Charges*	3.55%	4.60%(1)	4.60%(1)	1.10%(1)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

Nationwide Variable Account - II Options	Future Venue	Destination C	Destination L	Elite Venue	Choice Venue II
Variable Account Charges - Recurring	1.10%	1.60%	1.75%	1.75%	1.50%
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II	0.15%(3)	-	-	-	-
One-Year Enhanced	0.10%(4)	-	0.20%	-	-
One-Month Enhanced II	0.35%(3)	0.20%(2)	-	0.20%(2)	0.20%(2)
One-Month Enhanced	0.30%(6)	0.20%(6)	0.35%	0.20%(6)	0.20%(6)
Combination Enhanced II	0.45%(3)	0.35%(2)	-	0.35%(2)	0.35%(2)
Combination Enhanced	0.40%(7)	0.30%(7)	0.45%	0.30%(7)	0.30%(7)
Return of Premium
Spousal Protection Annuity Option - Allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse
Spousal Protection Annuity Option II	0.20%(3)	-	-	-	-
Spousal Protection Annuity Option	0.10%(8)	0.20%	-	0.20%	0.20%
Beneficiary Protector II Option	0.35%	0.35%	0.35%	0.35%	0.35%
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option	1.00%	-	1.00%(17)	1.00%	1.00%
Capital Preservation Plus Option	0.50%(17)	0.50%(17)	-	0.50%(17)	0.50%(17)
Lifetime Income Option
5% Lifetime Income Option (New York)	1.00%(13)	-	1.00%(13)	1.00%(13)	1.00%(13)
7% Lifetime Income Option (Non-New York)	1.00%(14)	-	-	1.00%(14)	1.00%(14)
10% Lifetime Income Option	1.20%(15)	-	1.20%(15)	1.20%(15)	1.20%(15)
Spousal Continuation Benefit Option
5% Spousal Continuation Benefit (New York)	0.15%	-	0.15%	0.15%	0.15%
7% Spousal Continuation Benefit (Non-New York)	0.15%	-	-	0.15%	0.15%
10% Spousal Continuation Benefit (Non-New York)	0.30%(16)	-	0.30%(16)	0.30%(16)	0.30%(16)
Extra Value Options (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option	0.45%	-	-	-	-
Maximum Variable Account Charges*	4.05%(1)	3.00%	4.05%(1)	4.15%(1)	3.90%(1)

(*)	The contract charges indicated in bold, when summarized, represent the Maximum Variable Account Charges if all optional benefits available under the contract are elected including the most expensive of the mutually exclusive optional benefits.
(1)	The total variable account charges associated with this product may be higher or lower than this amount, depending on whether the Current Income Benefit Base or Guaranteed Lifetime Withdrawal Base is higher or lower than the daily net assets. For purposes of this table, the Company assumes the Current Income Benefit Base or Guaranteed Lifetime Withdrawal Base is equal to the daily net assets.
(2)	Available beginning May 1, 2004 or a later date if state law requires
(3)	Available beginning September 1, 2004 or a later date if state law requires
(4)	Available until state approval is received for the One-Year Enhanced Death Benefit II Option
(5)	Available until state approval is received for the One-Month Enhanced Death Benefit Option
(6)	Available until state approval is received for the One-Month Enhanced Death Benefit II Option
(7)	Available until state approval is received for the Combination Enhanced Death Benefit II Option
(8)	Available until state approval is received for the Spousal Protection Annuity II Option
(9)	Available until state approval is received for the 5% Extra Value Option
(10)	Non-NY residents
(11)	NY residents
(12)	Available beginning May 1, 2007 or a later date if state law requires
(13)	Currently, the charge associated with the 5% Lifetime Income Option is equal to 0.60% of the current income base and is assessed through the reduction of units.
(14)	Currently, the charge associated with the 7% Lifetime Income Option is equal to 0.70% of the current income base and is assessed through the reduction of units.
(15)	Currently, the charge associated with the 10% Lifetime Income Option is equal to 0.75% of the current income base and is assessed through the reduction of units.
(16)	Currently, the charge associated with the 10% Spousal Continuation Benefit is equal to 0.20% of the current income base and is assessed through the reduction of units.
(17)	No longer available.
(18)	This charge is a percentage of the Guaranteed Lifetime Withdrawal Base.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

The following table provides mortality and expense risk charges by asset fee rates for the period ended September 30, 2009.
	Total	AVBV2	AVCA2	AVCD2	ALBS	ALMCS	ALVGIB	ALVSVB
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	306	-	-	-	-	-	-	-
0.65%	10,466	-	-	-	-	-	-	-
0.75%	43,360	-	-	-	-	-	-	-
0.80%	125,861	5	65	78	-	-	-	19
0.85%	100,782	-	-	-	-	-	-	-
0.90%	31	-	-	-	-	-	-	-
0.95%	239,407	390	597	739	525	608	1,522	731
1.00%	-	-	-	-	-	-	-	-
1.05%	229,485	85	1,032	100	858	1,513	1,226	1,244
1.10%	2,021,754	1,341	393	1,090	-	-	310	2,641
1.15%	16,739,347	24,688	8,446	17,065	-	-	9,174	13,778
1.20%	179,426	933	-	215	-	-	508	221
1.25%	2,130,861	8,448	2,209	5,725	-	-	9,822	3,740
1.30%	29,628,886	6,013	2,510	4,928	-	-	1,019	4,242
1.35%	4,148,970	5,288	882	4,750	-	43	46	2,427
1.40%	12,929,824	4,868	1,814	3,335	-	-	1,203	3,062
1.45%	3,564,026	7,321	2,093	5,819	72	337	8,429	4,564
1.50%	2,905,924	10,950	4,216	4,461	-	-	8,245	4,307
1.55%	15,643,139	32,936	10,340	19,715	-	-	14,417	21,476
1.60%	908,635	2,442	775	1,711	-	-	2,165	939
1.65%	6,682,523	14,777	2,930	7,478	-	-	6,627	9,840
1.70%	2,101,652	9,051	3,254	2,933	-	-	2,379	6,844
1.75%	31,003,515	22,837	10,000	25,823	-	-	6,031	17,171
1.80%	5,160,509	23,025	4,397	6,287	-	-	11,455	13,120
1.85%	2,294,041	7,478	3,569	3,233	-	-	1,039	2,808
1.90%	1,973,783	1,633	2,934	1,725	-	-	2,267	2,059
1.95%	4,713,982	5,341	2,374	8,338	-	-	1,700	4,685
2.00%	10,511,174	8,088	3,279	5,152	-	-	1,280	5,302
2.05%	2,624,720	8,364	3,677	5,228	-	-	1,730	1,274
2.10%	2,799,768	3,947	1,610	10,431	-	-	1,812	1,623
2.15%	7,334,527	7,391	3,233	10,280	-	-	1,191	3,811
2.20%	2,902,297	1,270	309	2,103	-	-	34	503
2.25%	4,787,516	4,804	2,537	1,770	-	-	555	962
2.30%	1,575,464	2,303	1,124	4,594	-	-	1,723	4,018
2.35%	19,100,855	4,265	3,667	7,454	-	-	20	3,911
2.40%	2,237,117	1,183	785	1,717	-	-	420	1,246
2.45%	1,258,331	940	660	2,525	-	-	-	56
2.50%	4,761,779	472	1,210	4,541	-	-	-	4,699
2.55%	1,802,202	140	217	1,578	-	-	60	268
2.60%	903,479	1,072	732	101	-	-	372	964
2.65%	137,503	88	-	3	-	-	-	3
2.70%	712,994	134	70	166	-	-	-	166
2.75%	175,001	3	-	1,567	-	-	-	341
2.80%	202,669	61	309	-	-	-	96	187
2.85%	90,395	-	13	352	-	-	-	3
2.90%	138,920	-	-	-	-	-	-	18
2.95%	68,119	115	457	239	-	-	-	-
3.00%	38,731	-	-	47	-	-	-	-
3.05%	31,567	-	-	-	-	-	-	-
3.10%	22,302	-	-	-	-	-	-	-
3.15%	285	-	-	-	-	-	-	-
3.20%	1,822	-	-	-	-	-	-	-
3.25%	8,369	-	-	-	-	-	-	-
3.30%	335	-	-	-	-	-	-	-

Totals	$209,708,736	$234,490	$88,719	$185,396	$1,455	$2,501	$98,877	$149,273

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	ACVB	ACVCA	ACVIG	ACVIG2	ACVIP2	ACVI	ACVI2	ACVI3
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	3	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	429	-	-	-
0.80%	971	847	195	-	1,077	662	-	345
0.85%	-	-	-	-	4,240	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	3,146	8,019	-	46	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	2,344	4,790	-	-	-
1.10%	-	-	-	-	10,054	-	190	-
1.15%	-	-	-	9,697	157,479	-	2,902	-
1.20%	-	-	-	7	1,815	-	119	-
1.25%	-	-	-	3,585	38,670	-	1,166	-
1.30%	272,137	471,709	110,412	-	176,092	121,848	-	93,070
1.35%	-	-	-	198	30,085	-	-	-
1.40%	124,436	95,552	38,740	1,982	100,500	81,536	493	22,960
1.45%	-	-	-	3,873	54,573	-	958	-
1.50%	-	-	-	2,142	31,523	-	1,494	-
1.55%	-	-	-	13,072	190,632	-	983	-
1.60%	-	-	-	649	28,491	-	410	-
1.65%	-	-	-	2,846	65,618	-	574	-
1.70%	-	-	-	527	13,531	-	704	-
1.75%	-	-	-	1,488	154,947	-	135	-
1.80%	-	-	-	6,005	70,544	-	1,133	-
1.85%	-	-	-	1,848	28,542	-	313	-
1.90%	-	-	-	925	8,279	-	137	-
1.95%	-	-	-	3,062	31,448	-	122	-
2.00%	-	-	-	278	69,506	-	-	-
2.05%	-	-	-	986	19,304	-	932	-
2.10%	-	-	-	4,475	60,929	-	174	-
2.15%	-	-	-	120	23,476	-	188	-
2.20%	-	-	-	337	73,214	-	-	-
2.25%	-	-	-	33	17,425	-	-	-
2.30%	-	-	-	120	21,612	-	-	-
2.35%	-	-	-	95	35,399	-	-	-
2.40%	-	-	-	124	5,564	-	-	-
2.45%	-	-	-	-	9,349	-	-	-
2.50%	-	-	-	-	24,381	-	-	-
2.55%	-	-	-	85	5,145	-	-	-
2.60%	-	-	-	395	6,389	-	-	-
2.65%	-	-	-	-	108	-	-	-
2.70%	-	-	-	-	177	-	-	-
2.75%	-	-	-	-	107	-	-	-
2.80%	-	-	-	17	362	-	-	-
2.85%	-	-	-	-	337	-	-	-
2.90%	-	-	-	-	661	-	-	-
2.95%	-	-	-	-	184	-	-	-
3.00%	-	-	-	-	59	-	-	-
3.05%	-	-	-	-	188	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	32	-	-	-

Totals	$397,544	$568,108	$149,347	$64,461	$1,585,289	$204,046	$13,173	$116,375

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	ACVI4	ACVMV1	ACVMV2	ACVU1	ACVU2	ACVV	ACVV2	ACVVS1
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	253	-	-	-	279	-
0.80%	-	664	-	57	-	1,587	-	284
0.85%	-	-	195	-	-	-	1,403	-
0.90%	-	-	-	-	-	-	-	-
0.95%	559	-	70	-	330	-	2,420	-
1.00%	-	-	-	-	-	-	-	-
1.05%	896	-	308	-	631	-	2,953	-
1.10%	872	-	3,539	-	527	-	9,716	-
1.15%	13,729	-	37,463	-	6,201	-	112,485	-
1.20%	240	-	146	-	727	-	618	-
1.25%	3,251	-	4,774	-	2,696	-	26,288	-
1.30%	218	27,005	222	11,552	10	395,103	833	21,345
1.35%	2,681	-	10,835	-	1,588	-	43,244	-
1.40%	1,489	13,614	4,656	4,034	1,379	158,481	16,264	6,284
1.45%	4,097	-	12,316	-	2,257	-	33,274	-
1.50%	1,000	-	6,814	-	2,680	-	20,524	-
1.55%	15,668	-	51,696	-	7,378	-	90,514	-
1.60%	1,424	-	2,651	-	1,607	-	9,091	-
1.65%	2,840	-	11,550	-	5,137	-	45,224	-
1.70%	744	-	6,116	-	5,164	-	16,900	-
1.75%	7,781	-	54,858	-	6,108	-	98,271	-
1.80%	6,432	-	16,845	-	5,259	-	49,196	-
1.85%	3,957	-	8,235	-	1,671	-	19,787	-
1.90%	927	-	3,828	-	1,053	-	11,657	-
1.95%	1,623	-	13,062	-	2,797	-	15,494	-
2.00%	2,840	-	11,483	-	2,731	-	22,132	-
2.05%	1,274	-	2,459	-	3,505	-	19,122	-
2.10%	552	-	12,284	-	2,659	-	11,672	-
2.15%	1,236	-	12,951	-	6,470	-	24,454	-
2.20%	471	-	25,025	-	418	-	5,898	-
2.25%	1,307	-	2,785	-	3,535	-	11,826	-
2.30%	84	-	3,656	-	880	-	9,821	-
2.35%	2,236	-	11,680	-	1,512	-	26,693	-
2.40%	270	-	2,280	-	816	-	7,903	-
2.45%	348	-	2,061	-	138	-	4,540	-
2.50%	-	-	12,579	-	1,625	-	10,723	-
2.55%	-	-	920	-	308	-	789	-
2.60%	-	-	1,050	-	172	-	1,876	-
2.65%	78	-	380	-	49	-	290	-
2.70%	16	-	2,192	-	208	-	2,437	-
2.75%	92	-	-	-	-	-	113	-
2.80%	151	-	245	-	247	-	5,045	-
2.85%	-	-	342	-	-	-	818	-
2.90%	-	-	49	-	32	-	1,249	-
2.95%	-	-	73	-	-	-	82	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	20	-	-	-	24	-

Totals	$81,383	$41,283	$354,946	$15,643	$80,505	$555,171	$793,942	$27,913

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	ACVVS2	AFGF	AFHY	AFGC	MLVGA3	CHSMM	WVCP	WIEP
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	85	1,468	-	-
0.80%	-	-	-	-	1	-	30	127
0.85%	-	-	-	-	3	18,103	-	-
0.90%	-	-	-	-	1	-	-	-
0.95%	289	-	-	-	-	68,269	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	510	-	-	-	-	77,186	-	-
1.10%	1,289	-	-	-	383	-	-	-
1.15%	12,295	-	-	-	1,745	-	-	-
1.20%	25	-	-	-	-	-	-	-
1.25%	1,227	-	-	-	3,486	-	-	-
1.30%	232	89,091	13,150	14,471	3,974	-	9,415	70,638
1.35%	2,990	-	-	-	1,264	2,097	-	-
1.40%	1,497	-	-	-	1,227	-	4,391	68,369
1.45%	1,995	-	-	-	1,252	2,557	-	-
1.50%	3,532	-	-	-	2,407	-	-	-
1.55%	16,631	-	-	-	2,726	1,179	-	-
1.60%	1,026	-	-	-	1,034	-	-	-
1.65%	5,819	-	-	-	965	-	-	-
1.70%	2,792	-	-	-	818	-	-	-
1.75%	16,011	-	-	-	5,172	-	-	-
1.80%	6,075	-	-	-	1,540	-	-	-
1.85%	2,474	-	-	-	280	89	-	-
1.90%	780	-	-	-	31	-	-	-
1.95%	4,948	-	-	-	1,979	-	-	-
2.00%	3,768	-	-	-	790	-	-	-
2.05%	1,386	-	-	-	-	-	-	-
2.10%	867	-	-	-	781	-	-	-
2.15%	8,331	-	-	-	412	-	-	-
2.20%	1,178	-	-	-	203	-	-	-
2.25%	1,979	-	-	-	14	-	-	-
2.30%	492	-	-	-	567	-	-	-
2.35%	10,001	-	-	-	267	-	-	-
2.40%	2,675	-	-	-	114	-	-	-
2.45%	3,710	-	-	-	33	-	-	-
2.50%	314	-	-	-	-	-	-	-
2.55%	783	-	-	-	-	-	-	-
2.60%	2,943	-	-	-	-	-	-	-
2.65%	35	-	-	-	3	-	-	-
2.70%	179	-	-	-	-	-	-	-
2.75%	278	-	-	-	-	-	-	-
2.80%	814	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$122,170	$89,091	$13,150	$14,471	$33,557	$170,948	$13,836	$139,134

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	WSCP	DVSCS	DSIF	DSIFS	DCAP	DCAPS	DVDLS	DGI
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	1	-	3	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	7	-	15	-	284	-	-
0.80%	974	238	5,189	-	558	-	-	336
0.85%	-	-	-	820	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	1,654	-	11,418	-	2,274	244	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	1,820	-	8,232	-	1,223	83	-
1.10%	-	1,971	-	5,045	-	1,217	-	-
1.15%	-	45,235	-	154,546	-	24,391	4,511	-
1.20%	-	419	-	6,314	-	25	-	-
1.25%	-	9,745	-	28,976	-	7,006	598	-
1.30%	209,065	73,411	1,489,123	958	166,782	465	-	91,671
1.35%	-	9,209	-	31,957	-	4,364	42	-
1.40%	98,077	26,575	745,622	27,269	64,441	3,412	170	39,706
1.45%	-	18,470	-	45,878	-	10,233	427	-
1.50%	-	9,658	-	30,960	-	8,603	238	-
1.55%	-	41,490	-	108,378	-	32,747	1,906	-
1.60%	-	3,685	-	13,904	-	1,212	106	-
1.65%	-	10,879	-	49,765	-	12,719	620	-
1.70%	-	2,397	-	8,915	-	4,933	517	-
1.75%	-	37,130	-	79,538	-	25,442	263	-
1.80%	-	24,812	-	38,010	-	9,581	819	-
1.85%	-	4,998	-	18,439	-	8,164	273	-
1.90%	-	4,223	-	10,945	-	3,063	-	-
1.95%	-	8,875	-	13,962	-	8,569	380	-
2.00%	-	9,816	-	41,623	-	5,999	52	-
2.05%	-	1,953	-	26,643	-	2,717	277	-
2.10%	-	5,857	-	10,712	-	3,395	54	-
2.15%	-	3,907	-	15,415	-	6,244	-	-
2.20%	-	3,815	-	6,422	-	1,078	-	-
2.25%	-	769	-	9,124	-	4,050	648	-
2.30%	-	3,166	-	6,503	-	4,553	-	-
2.35%	-	6,207	-	10,603	-	4,570	-	-
2.40%	-	870	-	9,891	-	1,044	135	-
2.45%	-	206	-	1,155	-	713	-	-
2.50%	-	2,458	-	7,032	-	5,696	-	-
2.55%	-	47	-	604	-	113	-	-
2.60%	-	1,760	-	2,496	-	3,258	-	-
2.65%	-	131	-	617	-	7	-	-
2.70%	-	16	-	1,486	-	304	-	-
2.75%	-	71	-	275	-	643	-	-
2.80%	-	53	-	10	-	504	-	-
2.85%	-	-	-	387	-	19	-	-
2.90%	-	13	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	47	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$308,116	$378,017	$2,239,934	$845,245	$231,781	$214,881	$12,363	$131,713

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	FALFS	FCA2S	FVMOS	FQB	FQBS	FEIP	FEI2	FGP
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	1	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	-	-	12	623	-	3,945	-	4,367
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	34	120	-	-	1,874	-	133	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	94	46	-	1,097	-	411	-
1.10%	-	641	152	-	1,819	-	8,449	-
1.15%	1,056	2,695	7,217	-	67,562	-	172,270	-
1.20%	574	199	278	-	5,994	-	2,612	-
1.25%	870	1,746	500	-	29,234	-	39,583	-
1.30%	-	-	24,164	82,615	818	2,364,719	3,353	2,454,283
1.35%	-	-	2,304	-	23,547	-	43,641	-
1.40%	18	346	15,143	37,997	5,720	1,033,698	12,244	637,047
1.45%	515	1,254	4,733	-	27,136	-	48,820	-
1.50%	923	1,452	938	-	23,610	-	36,418	-
1.55%	2,536	3,263	14,076	-	75,464	-	142,934	-
1.60%	832	825	1,793	-	6,454	-	16,209	-
1.65%	717	952	5,312	-	34,285	-	67,048	-
1.70%	388	663	3,906	-	12,715	-	15,958	-
1.75%	122	615	5,987	-	76,865	-	139,187	-
1.80%	321	1,003	9,703	-	64,497	-	74,615	-
1.85%	129	711	1,200	-	9,534	-	33,306	-
1.90%	152	491	116	-	4,661	-	11,544	-
1.95%	279	115	664	-	11,739	-	23,192	-
2.00%	-	31	8,572	-	16,997	-	42,475	-
2.05%	130	1,244	253	-	10,554	-	27,224	-
2.10%	64	33	1,380	-	8,145	-	18,786	-
2.15%	285	98	41	-	21,819	-	33,010	-
2.20%	-	99	839	-	4,859	-	18,986	-
2.25%	276	335	9	-	7,978	-	14,073	-
2.30%	-	12	828	-	4,582	-	9,055	-
2.35%	-	33	1,177	-	12,874	-	30,032	-
2.40%	29	-	-	-	3,476	-	4,376	-
2.45%	-	11	12	-	3,800	-	5,226	-
2.50%	-	-	-	-	570	-	8,442	-
2.55%	-	9	-	-	69	-	5,489	-
2.60%	-	-	-	-	6,104	-	1,144	-
2.65%	-	-	-	-	-	-	80	-
2.70%	-	-	-	-	1,353	-	945	-
2.75%	4	-	-	-	259	-	253	-
2.80%	-	-	10	-	914	-	1,459	-
2.85%	-	-	-	-	-	-	4	-
2.90%	-	-	-	-	-	-	297	-
2.95%	-	-	-	-	37	-	279	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	24	-

Totals	$10,254	$19,090	$111,365	$121,235	$589,015	$3,402,362	$1,113,587	$3,095,697

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	FG2	FHIP	FHIPR	FOP	FOPR	FO2	FO2R	FAMP
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	7	-
0.80%	-	1,215	173	256	773	-	-	719
0.85%	245	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	191	-	-	-	-	-	302	-
1.00%	-	-	-	-	-	-	-	-
1.05%	963	-	-	-	-	-	581	-
1.10%	3,689	-	-	-	-	646	4,925	-
1.15%	61,447	-	-	-	-	13,091	66,048	-
1.20%	4,416	-	-	-	-	-	683	-
1.25%	14,584	-	-	-	-	4,795	9,161	-
1.30%	2,969	377,840	129,562	502,988	253,847	845	1,269	1,272,982
1.35%	11,249	-	-	-	-	-	16,953	-
1.40%	4,926	221,920	68,684	127,630	55,692	1,386	4,790	306,493
1.45%	18,946	-	-	-	-	1,987	22,094	-
1.50%	14,107	-	-	-	-	2,780	18,300	-
1.55%	55,874	-	-	-	-	2,980	70,221	-
1.60%	3,960	-	-	-	-	385	3,810	-
1.65%	26,794	-	-	-	-	2,460	15,446	-
1.70%	7,504	-	-	-	-	2,255	18,773	-
1.75%	56,370	-	-	-	-	667	57,832	-
1.80%	34,651	-	-	-	-	3,207	37,563	-
1.85%	9,540	-	-	-	-	501	10,462	-
1.90%	4,353	-	-	-	-	256	7,963	-
1.95%	12,337	-	-	-	-	486	10,764	-
2.00%	15,265	-	-	-	-	211	24,701	-
2.05%	17,184	-	-	-	-	358	2,902	-
2.10%	8,952	-	-	-	-	236	7,993	-
2.15%	14,246	-	-	-	-	193	6,335	-
2.20%	5,710	-	-	-	-	-	4,486	-
2.25%	4,550	-	-	-	-	19	2,415	-
2.30%	3,324	-	-	-	-	104	4,819	-
2.35%	6,644	-	-	-	-	-	14,941	-
2.40%	4,831	-	-	-	-	-	1,443	-
2.45%	4,000	-	-	-	-	-	2,754	-
2.50%	3,779	-	-	-	-	-	6,284	-
2.55%	3,579	-	-	-	-	-	983	-
2.60%	799	-	-	-	-	-	1,570	-
2.65%	412	-	-	-	-	-	467	-
2.70%	96	-	-	-	-	-	759	-
2.75%	161	-	-	-	-	-	105	-
2.80%	532	-	-	-	-	-	6,902	-
2.85%	354	-	-	-	-	-	273	-
2.90%	-	-	-	-	-	-	-	-
2.95%	27	-	-	-	-	-	40	-
3.00%	86	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$443,646	$600,975	$198,419	$630,874	$310,312	$39,848	$468,119	$1,580,194

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	FCP	FC2	FIGBS	FIGBP2	FGOP	FMCS	FMC2	FVSS
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	2	-	-	3	-
0.65%	-	-	-	554	-	-	-	-
0.75%	-	-	-	3,235	-	-	195	-
0.80%	5,322	-	744	-	304	1,004	-	686
0.85%	-	-	-	5,967	-	-	2,141	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	1,288	-	986	-	-	702	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	2,254	-	1,672	-	-	2,124	-
1.10%	-	14,841	-	50,078	-	-	14,384	-
1.15%	-	330,527	-	561,613	-	-	237,790	-
1.20%	-	3,420	-	4,112	-	-	2,064	-
1.25%	-	88,620	-	58,692	-	-	43,388	-
1.30%	2,233,927	4,689	154,893	6,953	82,121	120,275	5,032	41,876
1.35%	-	139,907	-	132,781	-	-	82,706	-
1.40%	988,039	39,428	73,380	55,576	37,261	33,697	19,115	11,021
1.45%	-	112,505	-	106,427	-	-	61,471	-
1.50%	-	91,466	-	87,110	-	-	59,543	-
1.55%	-	307,097	-	443,036	-	-	225,509	-
1.60%	-	37,332	-	21,217	-	-	23,161	-
1.65%	-	141,029	-	162,735	-	-	90,094	-
1.70%	-	43,783	-	68,180	-	-	36,086	-
1.75%	-	282,059	-	1,042,343	-	-	254,880	-
1.80%	-	140,782	-	151,800	-	-	102,375	-
1.85%	-	66,128	-	51,537	-	-	33,707	-
1.90%	-	16,706	-	24,087	-	-	22,655	-
1.95%	-	61,810	-	130,368	-	-	42,156	-
2.00%	-	72,811	-	369,005	-	-	69,027	-
2.05%	-	49,928	-	50,028	-	-	51,154	-
2.10%	-	51,038	-	77,545	-	-	35,418	-
2.15%	-	72,231	-	242,065	-	-	60,950	-
2.20%	-	23,377	-	77,274	-	-	20,610	-
2.25%	-	32,571	-	142,517	-	-	31,787	-
2.30%	-	19,456	-	22,784	-	-	19,995	-
2.35%	-	54,306	-	849,656	-	-	62,363	-
2.40%	-	12,791	-	76,040	-	-	16,968	-
2.45%	-	6,725	-	41,536	-	-	8,442	-
2.50%	-	6,437	-	23,583	-	-	18,705	-
2.55%	-	4,907	-	62,212	-	-	6,791	-
2.60%	-	4,564	-	40,376	-	-	5,095	-
2.65%	-	1,024	-	2,029	-	-	945	-
2.70%	-	4,197	-	15,578	-	-	1,898	-
2.75%	-	1,096	-	7,586	-	-	1,887	-
2.80%	-	1,060	-	2,013	-	-	7,548	-
2.85%	-	48	-	621	-	-	-	-
2.90%	-	132	-	6,035	-	-	930	-
2.95%	-	76	-	498	-	-	175	-
3.00%	-	103	-	-	-	-	-	-
3.05%	-	-	-	394	-	-	-	-
3.10%	-	-	-	381	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	30	-	-	-	-
3.25%	-	-	-	334	-	-	-	-
3.30%	-	-	-	-	-	-	24	-

Totals	$3,227,288	$2,344,549	$229,017	$5,281,181	$119,686	$154,976	$1,781,993	$53,583

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	FVSS2	FNRS2	FF10S	FF10S2	FF20S	FF20S2	FF30S	FF30S2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	3	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	384	-	-	-	-	-	-
0.80%	-	1,159	21	-	82	-	405	-
0.85%	-	2,021	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	1,131	-	-	-	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	1,096	-	-	-	-	-	-
1.10%	122	2,547	-	6,802	-	16,488	-	523
1.15%	14,269	71,420	-	41,355	-	97,734	-	9,194
1.20%	3,895	731	-	5	-	660	-	134
1.25%	5,110	7,394	-	521	-	5,382	-	773
1.30%	31	126,862	34,494	183	49,854	935	33,800	-
1.35%	4,339	23,504	-	7,133	-	15,196	-	9,925
1.40%	1,751	40,250	12,791	2,563	5,893	6,281	4,299	26
1.45%	3,222	22,306	-	24,817	-	36,586	-	2,978
1.50%	4,809	14,700	-	6,727	-	4,902	-	1,493
1.55%	17,568	99,801	-	51,123	-	123,063	-	22,160
1.60%	2,112	4,833	-	5,973	-	6,647	-	803
1.65%	11,123	27,116	-	12,588	-	20,408	-	4,608
1.70%	1,110	11,243	-	3,450	-	6,489	-	1,372
1.75%	7,118	63,321	-	90,807	-	255,052	-	49,416
1.80%	6,477	36,024	-	14,494	-	8,248	-	1,393
1.85%	3,903	7,873	-	9,721	-	3,865	-	824
1.90%	1,298	3,099	-	1,022	-	5,608	-	527
1.95%	3,311	11,458	-	12,892	-	45,320	-	8,693
2.00%	2,849	21,760	-	48,012	-	63,679	-	4,199
2.05%	5,350	1,318	-	1,252	-	5,681	-	6,429
2.10%	2,787	70,022	-	24,998	-	9,103	-	4,260
2.15%	3,823	6,851	-	98,175	-	74,920	-	25,695
2.20%	769	27,021	-	10,973	-	17,625	-	288
2.25%	2,138	274	-	8,318	-	2,079	-	6,881
2.30%	417	4,907	-	2,079	-	1,565	-	7,855
2.35%	2,503	739	-	125,117	-	46,545	-	17,498
2.40%	327	1,346	-	2,375	-	9,720	-	3,345
2.45%	336	1,575	-	7,278	-	1,201	-	2,162
2.50%	93	300	-	696	-	1,095	-	577
2.55%	246	926	-	7,189	-	3,619	-	5,185
2.60%	2,138	-	-	1,276	-	613	-	26
2.65%	134	342	-	-	-	-	-	-
2.70%	-	51	-	1,203	-	-	-	394
2.75%	-	233	-	-	-	17	-	-
2.80%	97	23	-	-	-	-	-	-
2.85%	-	-	-	-	-	56	-	-
2.90%	-	-	-	-	-	1,216	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$115,575	$717,961	$47,306	$631,120	$55,829	$897,598	$38,504	$199,636

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	FTVDM3	TIF2	TIF3	FTVFA2	FTVGI3	FTVIS2	FTVRD2	FTVSV2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	145	-	-	-	-	77
0.75%	-	-	823	-	-	-	-	472
0.80%	115	-	594	-	169	309	-	987
0.85%	-	-	2,236	-	84	-	-	1,026
0.90%	-	-	-	-	-	-	-	-
0.95%	181	207	1,305	-	418	181	1,207	2,126
1.00%	-	-	-	-	-	-	-	-
1.05%	473	22	1,528	49	884	936	1,205	1,822
1.10%	2,089	603	27,928	863	3,889	11,172	4,176	12,036
1.15%	30,475	8,433	260,893	3,615	103,359	107,772	83,593	114,365
1.20%	149	391	2,946	-	288	1,550	3,347	6,915
1.25%	3,374	5,183	22,593	450	15,094	16,435	31,928	19,749
1.30%	32,996	150	25,980	7,011	127,462	102,977	1,774	43,422
1.35%	10,675	-	64,895	3,410	34,764	56,471	26,026	38,571
1.40%	12,537	1,909	29,188	1,132	51,065	65,489	8,466	26,754
1.45%	8,741	2,813	54,452	591	51,036	28,632	22,557	34,811
1.50%	9,849	3,913	56,986	2,101	31,806	33,591	32,049	26,288
1.55%	44,147	8,855	268,789	13,787	81,825	133,214	110,005	111,196
1.60%	3,753	5,235	15,043	2,178	6,534	14,581	10,180	7,513
1.65%	9,458	2,110	70,609	1,251	54,902	50,091	59,352	30,740
1.70%	6,740	1,690	38,983	1,077	9,415	15,250	11,302	14,814
1.75%	33,450	1,218	577,107	12,116	69,342	156,847	66,590	182,168
1.80%	17,856	5,549	76,458	490	47,507	58,374	48,340	43,733
1.85%	4,197	785	31,119	1,216	10,180	13,734	22,251	17,558
1.90%	1,351	1,156	13,350	28	3,113	1,887	10,327	5,271
1.95%	9,930	1,084	83,570	221	9,203	19,349	18,284	31,574
2.00%	8,107	533	160,588	1,801	32,945	41,748	30,924	57,188
2.05%	1,123	744	26,167	3	3,292	3,069	37,968	10,637
2.10%	16,215	1,213	41,451	-	7,191	13,447	24,234	18,580
2.15%	5,900	591	125,339	97	12,198	14,746	21,177	40,100
2.20%	1,508	-	34,967	191	4,222	4,124	19,626	16,092
2.25%	545	295	45,899	-	2,444	5,427	15,294	14,741
2.30%	2,627	-	18,494	166	2,350	3,912	13,374	7,051
2.35%	79	-	327,232	-	1,101	7,042	16,633	104,864
2.40%	742	-	34,683	-	564	1,655	2,554	9,292
2.45%	3,487	-	16,680	-	1,480	1,476	4,409	5,820
2.50%	270	-	24,364	-	292	668	5,020	6,710
2.55%	850	-	25,454	-	889	2,931	1,732	8,325
2.60%	-	-	18,275	-	222	746	3,592	5,248
2.65%	149	-	744	820	793	-	618	243
2.70%	-	-	7,027	-	200	55	1,070	2,277
2.75%	6	-	2,079	-	744	148	915	440
2.80%	349	-	1,402	-	2,021	78	477	314
2.85%	-	-	667	-	-	-	20	78
2.90%	-	-	1,777	-	-	-	94	535
2.95%	-	-	382	-	-	463	103	73
3.00%	-	-	-	-	-	-	45	-
3.05%	-	-	297	-	-	-	-	112
3.10%	-	-	317	-	-	-	-	85
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	25	-	-	-	-	7
3.25%	-	-	95	-	-	-	-	35
3.30%	-	-	17	-	-	-	-	-

Totals	$284,493	$54,682	$2,641,942	$54,664	$785,287	$990,577	$772,838	$1,082,835

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	WRASP	JABS	JACAS	JAGTS	JAGTS2	JARLCS	JAIGS	JAIGS2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	2	-	2	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	55
0.75%	17	-	34	-	-	-	-	798
0.80%	1	-	1,410	28	78	2	232	3,067
0.85%	-	-	1,444	-	-	-	-	2,395
0.90%	-	-	-	-	-	-	-	-
0.95%	-	7,344	5,408	-	-	1,133	7	11,651
1.00%	-	-	-	-	-	-	-	-
1.05%	-	12,367	5,961	-	-	2,128	178	10,581
1.10%	231	300	3,437	-	-	380	49	12,968
1.15%	4,870	13,803	69,242	-	-	2,853	4,643	165,705
1.20%	-	141	48	-	-	55	-	739
1.25%	838	7,829	10,343	-	-	362	3,365	18,748
1.30%	5,331	154	187,102	12,007	28,679	624	37,134	315,396
1.35%	1,596	-	34,100	-	-	866	-	52,230
1.40%	2,023	1,395	56,665	7,079	6,848	95	18,987	77,462
1.45%	5,740	5,298	22,958	-	-	368	588	31,662
1.50%	3,653	6,045	10,925	-	-	1,896	631	21,236
1.55%	4,246	24,522	80,318	-	-	2,875	3,277	166,846
1.60%	580	3,187	4,801	-	-	53	1,953	9,953
1.65%	1,543	10,360	40,265	-	-	890	866	56,248
1.70%	2,101	3,657	8,417	-	-	1,257	1,724	22,117
1.75%	3,004	4,411	102,678	-	-	6,212	416	266,481
1.80%	3,498	7,714	17,537	-	-	1,270	2,573	54,356
1.85%	113	754	9,342	-	-	393	411	11,234
1.90%	55	184	9,952	-	-	132	-	10,228
1.95%	690	2,407	14,603	-	-	952	592	40,797
2.00%	1,132	741	40,017	-	-	483	-	53,946
2.05%	111	4,214	6,651	-	-	269	1,240	10,127
2.10%	579	565	21,510	-	-	214	524	26,587
2.15%	750	276	16,946	-	-	1,337	183	64,201
2.20%	224	-	48,683	-	-	275	-	15,720
2.25%	258	1,065	5,189	-	-	1,466	-	6,705
2.30%	784	1,839	15,608	-	-	77	-	6,174
2.35%	-	3	30,969	-	-	2,759	-	52,935
2.40%	-	-	6,770	-	-	339	-	14,049
2.45%	7	2,240	1,926	-	-	425	-	8,151
2.50%	-	-	15,576	-	-	-	-	323
2.55%	-	-	3,031	-	-	-	-	7,656
2.60%	-	-	3,740	-	-	987	-	1,362
2.65%	6	-	215	-	-	-	-	603
2.70%	-	-	803	-	-	-	-	1,608
2.75%	-	-	395	-	-	5	-	618
2.80%	7	-	310	-	-	41	-	341
2.85%	-	-	53	-	-	-	-	66
2.90%	-	-	-	-	-	-	-	559
2.95%	-	-	41	-	-	-	-	131
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	96
3.10%	-	-	-	-	-	-	-	249
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	19
3.25%	-	-	-	-	-	-	-	3
3.30%	-	-	-	-	-	-	-	-

Totals	$43,990	$122,815	$915,425	$19,114	$35,605	$33,473	$79,573	$1,635,182

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	JPMMV1	JPMCVP	AMTB	MIGSC	MVFSC	VFLG2	VFLV2	MBVAG2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	423	-	310	-	-	-
0.75%	-	-	3,218	-	1,444	-	-	-
0.80%	14	8	165	-	117	-	-	-
0.85%	-	-	5,225	-	3,145	-	-	-
0.90%	-	-	-	-	1	-	-	-
0.95%	-	-	4,997	93	700	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	872	-	272	-	-	-
1.10%	-	-	34,890	433	32,990	-	-	-
1.15%	-	-	288,590	11,685	285,426	1,068	1,085	96
1.20%	-	-	3,166	943	2,506	-	-	-
1.25%	-	-	25,870	8,102	27,597	680	950	-
1.30%	23,051	15,662	230,926	166	66,883	-	-	-
1.35%	-	-	58,112	1,469	70,984	11	166	253
1.40%	9,140	6,278	148,295	1,781	53,169	26	21	-
1.45%	-	-	59,399	3,759	60,249	126	120	-
1.50%	-	-	52,983	14,071	55,036	190	108	-
1.55%	-	-	280,624	18,485	274,907	4	3	-
1.60%	-	-	7,994	2,180	12,543	-	142	-
1.65%	-	-	107,799	8,879	89,276	225	162	-
1.70%	-	-	47,422	3,948	41,925	-	-	-
1.75%	-	-	628,688	12,290	672,631	56	660	142
1.80%	-	-	100,618	8,968	90,287	-	-	-
1.85%	-	-	34,986	7,885	36,699	-	7	119
1.90%	-	-	14,432	1,899	18,548	168	-	-
1.95%	-	-	81,626	2,743	94,902	20	104	-
2.00%	-	-	287,293	5,688	214,499	-	-	-
2.05%	-	-	39,744	7,859	35,055	-	-	-
2.10%	-	-	42,311	4,599	50,343	60	-	-
2.15%	-	-	149,761	3,284	162,171	-	-	-
2.20%	-	-	71,737	1,254	45,279	-	17	-
2.25%	-	-	119,930	3,246	74,708	-	14	-
2.30%	-	-	11,847	2,699	17,335	-	-	-
2.35%	-	-	709,282	2,001	482,499	43	43	-
2.40%	-	-	50,198	260	45,882	-	36	-
2.45%	-	-	34,373	1,221	25,255	-	-	-
2.50%	-	-	12,058	400	19,241	-	-	-
2.55%	-	-	47,770	76	36,702	-	-	-
2.60%	-	-	33,162	65	25,907	-	-	-
2.65%	-	-	1,529	8	826	-	-	-
2.70%	-	-	11,559	140	10,009	-	-	-
2.75%	-	-	8,302	15	2,694	-	-	-
2.80%	-	-	6,254	16	1,260	-	-	-
2.85%	-	-	810	-	373	-	-	-
2.90%	-	-	3,022	-	2,416	-	-	-
2.95%	-	-	354	-	380	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	481	-	556	-	-	-
3.10%	-	-	78	-	353	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	6	-	28	-	-	-
3.25%	-	-	302	-	178	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$32,205	$21,948	$3,863,483	$142,610	$3,246,496	$2,677	$3,638	$610

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	MBVCG2	VFMG2	NVAGF3	NVAMV1	NVAMV2	NVGWL6	NVDBL2	NVDCA2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	2	-	-	23
0.65%	-	-	-	-	-	-	25	78
0.75%	-	-	-	-	-	-	37	465
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	20	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	14	-	682	58	7,232	8,370
1.15%	157	19,494	275	-	801	48	20,961	23,720
1.20%	-	-	-	-	-	-	-	-
1.25%	-	16,394	85	-	21	2	1,570	1,972
1.30%	-	-	105	42	12	-	846	1,378
1.35%	35	1,854	19	-	196	23	1,367	6,835
1.40%	-	170	482	-	-	-	45	41
1.45%	-	77	192	-	102	-	206	3,211
1.50%	-	-	53	-	13	34	702	1,956
1.55%	531	192	406	-	1,120	31	8,561	27,323
1.60%	-	249	6	-	-	49	66	892
1.65%	-	1,757	161	-	1	-	1,937	4,488
1.70%	-	-	-	-	15	-	14	411
1.75%	15	5,531	192	-	2,107	10	11,986	35,470
1.80%	-	-	394	-	58	14	127	1,115
1.85%	-	639	-	-	11	-	48	777
1.90%	164	285	-	-	2	-	1,335	177
1.95%	-	1,268	101	-	242	12	1,823	10,929
2.00%	-	32	45	-	338	-	3,071	3,896
2.05%	-	-	-	-	620	-	48	-
2.10%	-	-	-	-	178	47	3,531	3,079
2.15%	-	-	142	-	8	-	41	1,211
2.20%	-	397	-	-	48	-	778	312
2.25%	-	-	-	-	-	-	693	-
2.30%	-	-	-	-	1,142	296	1,215	76
2.35%	-	84	-	-	69	-	81	938
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	3	-	-	81
2.50%	-	-	-	-	-	-	3,721	-
2.55%	-	-	-	-	-	-	708	35
2.60%	-	49	-	-	-	-	-	-
2.65%	-	-	-	-	-	-	-	12
2.70%	-	-	-	-	-	-	-	-
2.75%	-	-	-	-	-	-	-	-
2.80%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	228	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$902	$48,472	$2,672	$42	$7,791	$624	$73,023	$139,271

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	NVOLG1	NVOLG2	NVTIV3	GVAAA2	GVABD2	GVAGG2	GVAGR2	GVAGI2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	3	65	35	1	3	38
0.65%	-	-	177	165	10	-	-	11
0.75%	-	-	879	482	243	496	8	308
0.80%	13	-	-	295	297	343	902	173
0.85%	-	-	1,850	-	-	-	324	-
0.90%	-	-	-	-	1	-	-	-
0.95%	-	-	-	64	3,122	685	919	290
1.00%	-	-	-	-	-	-	-	-
1.05%	-	54	-	3,940	3,541	1,483	1,105	448
1.10%	-	127	12,583	224,829	87,407	8,376	21,492	84,107
1.15%	-	335	110,166	1,136,412	336,071	81,573	133,100	274,579
1.20%	-	-	1,068	1,542	1,748	818	742	1,054
1.25%	-	4	6,000	78,369	28,696	12,097	14,578	21,559
1.30%	43	34	6,445	100,191	85,216	70,875	83,857	27,296
1.35%	-	28	24,510	229,896	66,332	33,856	50,543	59,078
1.40%	278	18	12,148	156,460	56,954	26,682	33,661	11,618
1.45%	-	12	15,351	187,861	85,214	22,048	27,535	56,707
1.50%	-	24	14,592	156,515	48,424	23,188	40,864	39,250
1.55%	-	338	100,863	1,100,636	346,718	79,980	161,986	304,901
1.60%	-	-	2,768	40,840	11,874	5,866	14,046	9,395
1.65%	-	54	30,158	261,973	92,495	22,503	41,644	66,155
1.70%	-	3	14,815	120,114	73,360	17,240	22,079	61,523
1.75%	-	242	293,403	2,287,832	698,722	130,467	242,883	633,393
1.80%	-	-	27,207	205,038	72,699	23,161	47,152	47,895
1.85%	-	1	9,449	97,296	50,906	7,434	15,508	40,043
1.90%	-	26	2,405	77,735	70,660	5,938	9,720	74,829
1.95%	-	14	39,426	293,249	76,696	13,745	29,787	69,485
2.00%	-	-	88,035	424,499	111,867	23,034	43,455	117,902
2.05%	-	-	11,111	90,475	86,635	5,329	5,574	81,787
2.10%	-	-	18,536	130,708	43,275	11,221	23,967	32,109
2.15%	-	-	76,113	208,308	154,822	7,662	22,746	153,467
2.20%	-	6	17,207	147,055	80,572	4,743	13,247	79,533
2.25%	-	6	25,227	351,532	345,203	4,337	12,050	357,248
2.30%	-	-	4,154	96,110	79,468	4,803	10,035	87,496
2.35%	-	-	195,777	835,034	775,195	14,034	34,070	804,654
2.40%	-	-	20,315	164,683	141,637	2,594	3,987	149,801
2.45%	-	12	10,300	56,804	39,415	570	2,588	39,744
2.50%	-	-	449	706,613	688,298	11,599	18,130	732,775
2.55%	-	-	15,915	79,276	66,856	1,223	2,753	70,486
2.60%	-	-	8,339	26,381	28,984	2,518	1,880	26,621
2.65%	-	-	528	11,589	10,736	424	1,687	12,605
2.70%	-	-	3,638	50,414	47,553	362	1,802	50,066
2.75%	-	-	1,159	10,333	9,741	113	200	9,147
2.80%	-	-	437	21,082	9,263	256	332	15,526
2.85%	-	-	158	13,223	13,441	-	416	13,866
2.90%	-	-	1,219	2,566	1,979	451	962	2,092
2.95%	-	-	183	6,873	6,647	52	30	7,203
3.00%	-	-	-	1,231	1,190	-	-	1,289
3.05%	-	-	131	2,945	2,844	77	215	3,084
3.10%	-	-	238	424	408	-	6	445
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	19	-	-	-	-	-
3.25%	-	-	68	-	-	-	-	-
3.30%	-	-	-	-	33	24	24	24

Totals	$334	$1,338	$1,225,522	$10,199,957	$5,043,503	$684,281	$1,194,594	$4,733,105

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	NVCRA2	NVCRB2	NVCCA2	NVCCN2	NVCMD2	NVCMA2	NVCMC2	NVCBD1
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	2	68	2	3	-	8	-
0.65%	-	3	51	-	1	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	15	1	355	-	-	23	-	56
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	21	-	-	-	1	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	1,446	89,341	83,612	31,065	151,574	32,605	36,780	-
1.15%	7,654	158,582	347,762	171,713	402,973	282,723	113,493	-
1.20%	60	290	328	86	1,420	-	543	-
1.25%	3,330	14,702	30,170	13,020	31,062	13,102	15,798	-
1.30%	5,990	16,276	19,988	18,133	32,141	24,320	14,071	8,121
1.35%	424	36,358	108,490	31,647	68,678	58,150	20,427	-
1.40%	1,240	10,446	3,909	11,305	9,169	6,473	2,905	3,242
1.45%	943	26,368	33,071	78,610	67,694	43,756	17,569	-
1.50%	1,323	12,219	28,220	11,140	26,048	22,966	14,156	-
1.55%	15,116	189,667	261,922	145,682	351,184	249,000	129,026	-
1.60%	3,109	1,049	26	5,391	1,403	-	1,689	-
1.65%	980	60,359	45,124	47,587	97,586	75,216	29,913	-
1.70%	341	23,419	62,455	5,538	28,063	6,716	11,190	-
1.75%	12,563	362,198	690,057	263,692	701,014	478,966	187,937	-
1.80%	4,137	14,609	28,644	32,357	45,290	13,568	25,252	-
1.85%	139	49,121	82,053	13,483	26,090	21,625	13,253	-
1.90%	54	61,827	209,521	4,827	61,327	8,782	24,950	-
1.95%	3,810	28,116	76,848	43,550	80,489	39,257	13,855	-
2.00%	4,658	89,856	74,641	98,596	106,885	135,654	47,047	-
2.05%	388	40,152	29,378	3,848	13,493	7,869	2,339	-
2.10%	3,422	25,921	46,697	81,156	32,368	12,672	18,026	-
2.15%	-	72,892	79,196	2,691	40,454	24,686	17,812	-
2.20%	4,066	97,555	92,940	20,950	57,898	56,946	24,923	-
2.25%	-	136,457	24,663	17,384	1,987	419	18,687	-
2.30%	263	59,592	96,276	10,906	28,218	41,087	35,725	-
2.35%	1,126	472,831	100,772	29,227	42,345	20,072	24,472	-
2.40%	-	87,030	23,401	6,188	13,703	5,502	16,636	-
2.45%	59	53,850	17,853	2,825	3,455	5,361	333	-
2.50%	-	1,148,608	125,061	26,399	8,349	7,608	55,777	-
2.55%	67	35,282	29,825	6,943	11,302	504	3,748	-
2.60%	228	10,391	-	2,956	725	2,003	5,237	-
2.65%	-	1,000	-	770	1,317	-	1,723	-
2.70%	-	54,002	8,041	2,052	-	1,059	24,354	-
2.75%	-	4,711	-	-	2,227	-	859	-
2.80%	-	-	368	-	-	-	-	-
2.85%	-	10,608	3,827	663	-	-	3,417	-
2.90%	-	-	-	-	228	-	-	-
2.95%	-	2,805	2,309	491	2,622	-	14,394	-
3.00%	-	241	396	-	-	-	-	-
3.05%	-	2,032	-	-	-	-	-	-
3.10%	-	683	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$76,951	$3,561,452	$2,868,339	$1,242,873	$2,550,785	$1,698,690	$988,325	$11,419

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	NVCBD2	HIBF	HIBF3	GEM	GEM2	GEM3	GEM6	GVGU2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	1	-	-	-	-	-
0.65%	170	-	-	-	-	-	-	-
0.75%	711	-	132	-	-	-	494	-
0.80%	-	-	208	28	-	1,321	-	-
0.85%	2,654	-	85	-	-	-	94	-
0.90%	-	-	-	-	-	-	-	-
0.95%	1,015	517	4,619	-	-	-	868	-
1.00%	-	-	-	-	-	-	-	-
1.05%	1,047	49	2,615	-	-	-	1,354	-
1.10%	8,529	817	821	-	139	-	2,564	-
1.15%	60,626	13,300	100,831	-	4,310	-	81,701	682
1.20%	652	4,233	188	-	416	-	229	-
1.25%	4,718	7,513	10,274	-	1,064	-	8,802	669
1.30%	987	23	25,720	2,350	-	248,660	399	-
1.35%	18,851	4,137	20,423	-	-	-	19,354	-
1.40%	10,530	624	21,107	2,333	1,318	60,442	4,682	23
1.45%	9,956	4,072	26,431	-	627	-	19,997	44
1.50%	9,265	3,224	38,734	-	468	-	16,553	38
1.55%	49,542	18,120	72,479	-	3,553	-	76,916	964
1.60%	3,861	2,290	4,628	-	114	-	3,979	-
1.65%	19,326	9,855	29,861	-	856	-	20,400	144
1.70%	10,924	2,785	4,526	-	482	-	7,417	109
1.75%	146,003	5,626	44,971	-	625	-	48,451	22
1.80%	20,131	10,507	34,877	-	2,973	-	30,472	706
1.85%	8,214	6,808	10,900	-	1,430	-	8,085	125
1.90%	1,996	1,892	5,148	-	514	-	4,149	-
1.95%	18,458	275	4,692	-	596	-	12,581	-
2.00%	67,369	935	15,449	-	-	-	18,266	-
2.05%	7,577	731	3,412	-	101	-	1,683	-
2.10%	8,918	2,314	5,550	-	107	-	17,129	389
2.15%	37,464	965	1,640	-	586	-	6,989	-
2.20%	13,407	86	3,061	-	-	-	3,060	-
2.25%	29,809	-	3,226	-	325	-	2,269	-
2.30%	2,202	34	1,798	-	-	-	2,607	-
2.35%	184,811	389	2,124	-	-	-	1,662	-
2.40%	12,067	-	93	-	-	-	441	-
2.45%	9,913	-	5,968	-	267	-	7,802	-
2.50%	2,222	-	6	-	-	-	341	-
2.55%	12,927	-	865	-	-	-	1,166	-
2.60%	8,464	-	-	-	-	-	-	-
2.65%	274	-	285	-	-	-	248	-
2.70%	3,064	-	-	-	-	-	8	-
2.75%	1,330	-	217	-	-	-	71	-
2.80%	638	-	101	-	-	-	3,170	-
2.85%	119	-	-	-	-	-	-	-
2.90%	802	-	-	-	-	-	-	-
2.95%	67	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	70	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	84	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$811,764	$102,121	$508,066	$4,711	$20,871	$310,423	$436,453	$3,915

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	GVGU	GIG	GIG3	NVIE6	GEF3	GVGF2	GVGFS	GBF
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	2
0.65%	-	-	-	-	-	-	-	597
0.75%	-	-	-	-	-	-	-	4,141
0.80%	124	32	489	-	247	-	154	3,121
0.85%	-	-	-	-	-	-	-	9,549
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	52	-	140	-	13,318
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	58	-	-	-	10,093
1.10%	-	-	-	782	-	-	-	53,183
1.15%	-	-	-	7,300	-	1,407	-	670,709
1.20%	-	-	-	-	-	210	-	4,828
1.25%	-	-	-	679	-	909	-	69,683
1.30%	28,485	137	109,877	377	15,636	-	15,605	1,049,482
1.35%	-	-	-	2,599	-	-	-	155,203
1.40%	9,694	416	52,877	415	6,671	93	4,021	541,449
1.45%	-	-	-	6,037	-	388	-	142,895
1.50%	-	-	-	2,654	-	125	-	112,791
1.55%	-	-	-	8,206	-	647	-	576,609
1.60%	-	-	-	812	-	39	-	28,561
1.65%	-	-	-	2,073	-	138	-	237,355
1.70%	-	-	-	1,232	-	-	-	85,897
1.75%	-	-	-	13,967	-	32	-	1,205,682
1.80%	-	-	-	1,235	-	2,240	-	213,558
1.85%	-	-	-	1,821	-	40	-	64,834
1.90%	-	-	-	1,397	-	-	-	18,901
1.95%	-	-	-	2,920	-	14	-	148,213
2.00%	-	-	-	2,596	-	7	-	411,176
2.05%	-	-	-	552	-	-	-	54,377
2.10%	-	-	-	1,957	-	56	-	91,660
2.15%	-	-	-	872	-	4	-	286,229
2.20%	-	-	-	869	-	-	-	122,484
2.25%	-	-	-	358	-	-	-	144,648
2.30%	-	-	-	1,702	-	-	-	19,007
2.35%	-	-	-	2,826	-	-	-	927,072
2.40%	-	-	-	332	-	-	-	90,148
2.45%	-	-	-	56	-	-	-	46,949
2.50%	-	-	-	1,699	-	-	-	13,504
2.55%	-	-	-	327	-	-	-	72,070
2.60%	-	-	-	243	-	-	-	43,681
2.65%	-	-	-	-	-	-	-	7,733
2.70%	-	-	-	-	-	-	-	18,936
2.75%	-	-	-	249	-	-	-	19,453
2.80%	-	-	-	-	-	-	-	5,297
2.85%	-	-	-	3	-	-	-	600
2.90%	-	-	-	-	-	-	-	5,245
2.95%	-	-	-	-	-	-	-	663
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	465
3.10%	-	-	-	-	-	-	-	527
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	42
3.25%	-	-	-	-	-	-	-	360
3.30%	-	-	-	-	-	-	-	-

Totals	$38,303	$585	$163,243	$69,257	$22,554	$6,489	$19,780	$7,802,980

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	CAF	GVGH2	GVGHS	GVGH6	GVIX8	GVIDA	GVIDC	GVIDM
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	1	-	-	1
0.65%	-	-	-	-	-	-	1,614	1,382
0.75%	-	-	-	-	-	-	670	2,951
0.80%	3,226	-	79	-	18	2,451	91	4,472
0.85%	-	-	-	-	-	551	-	3,762
0.90%	-	-	-	-	-	-	-	5
0.95%	-	165	-	533	479	656	1,421	6,229
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	705	842	1,109	914	3,835
1.10%	-	38	-	466	390	5,938	35,990	196,061
1.15%	-	1,816	-	22,490	10,169	146,904	352,767	1,851,978
1.20%	-	-	-	36	156	2,227	9,701	15,784
1.25%	-	2,793	-	3,222	353	27,268	43,881	233,488
1.30%	230,407	-	29,801	48	8,368	96,334	83,358	328,571
1.35%	-	-	-	4,992	2,999	39,932	57,535	463,467
1.40%	75,603	290	11,077	1,375	6,698	45,302	101,849	351,457
1.45%	-	480	-	5,140	3,066	26,559	76,647	242,784
1.50%	-	555	-	4,273	1,938	51,608	41,934	248,534
1.55%	-	1,956	-	27,931	9,916	111,741	328,278	1,462,887
1.60%	-	-	-	2,154	544	17,671	12,590	121,404
1.65%	-	720	-	15,383	1,522	352,677	163,557	1,040,229
1.70%	-	651	-	4,068	1,117	45,758	18,696	210,183
1.75%	-	220	-	15,409	11,562	605,139	396,310	4,202,939
1.80%	-	2,651	-	14,954	6,410	47,131	210,212	460,528
1.85%	-	929	-	3,324	443	88,886	58,060	249,733
1.90%	-	138	-	1,782	345	157,736	51,468	306,040
1.95%	-	16	-	1,545	2,474	186,548	49,581	696,200
2.00%	-	-	-	4,746	5,850	322,898	229,588	2,622,178
2.05%	-	178	-	797	542	246,951	19,121	442,536
2.10%	-	122	-	7,234	915	140,300	49,120	285,790
2.15%	-	6	-	675	1,595	304,031	36,176	1,349,812
2.20%	-	91	-	2,169	800	42,395	69,129	494,620
2.25%	-	-	-	19	405	487,344	24,494	653,465
2.30%	-	-	-	752	633	122,799	19,738	155,573
2.35%	-	-	-	261	2,188	586,925	93,234	4,167,159
2.40%	-	26	-	890	90	43,767	14,690	319,433
2.45%	-	-	-	1,766	10	118,796	13,494	150,885
2.50%	-	-	-	25	479	36,143	29,541	375,170
2.55%	-	-	-	-	-	124,464	24,246	433,852
2.60%	-	-	-	89	118	84,527	9,663	149,637
2.65%	-	-	-	-	-	18,168	1,875	9,503
2.70%	-	-	-	-	-	42,538	2,817	143,264
2.75%	-	-	-	6	96	5,003	2,637	16,654
2.80%	-	-	-	-	-	22,834	566	13,105
2.85%	-	-	-	-	-	1,780	-	10,785
2.90%	-	-	-	-	-	12,470	634	33,446
2.95%	-	-	-	-	-	1,011	-	7,736
3.00%	-	-	-	-	-	5,042	-	1,486
3.05%	-	-	-	-	-	4,489	-	1,265
3.10%	-	-	-	-	-	3,796	-	7,136
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	4,855
3.30%	-	-	-	-	-	-	-	-

Totals	$309,236	$13,841	$40,957	$149,259	$83,531	$4,838,597	$2,737,887	$24,554,249

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	GVDMA	GVDMC	BF	NVLCP2	SGRF	SGRF2	MCIF	SAM
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	10	-	-	-	-	1	4
0.65%	1,106	921	-	-	-	-	-	131
0.75%	732	2,476	-	69	-	-	-	1,009
0.80%	3,672	1,885	20	90	51	-	1,152	16,156
0.85%	1,145	1,549	-	59	-	-	-	888
0.90%	-	-	-	-	-	-	-	-
0.95%	5,043	2,486	-	-	-	600	671	11,161
1.00%	-	-	-	-	-	-	-	-
1.05%	6,119	753	-	-	-	350	876	7,968
1.10%	106,904	63,790	-	1,027	-	1,162	2,176	46,383
1.15%	1,493,442	580,754	-	5,551	-	12,455	66,276	625,202
1.20%	30,506	3,956	-	-	-	97	880	1,675
1.25%	152,489	99,414	-	202	-	2,761	16,518	93,017
1.30%	246,166	94,361	6,921	1,373	15,367	-	245,707	2,062,550
1.35%	325,059	164,714	-	734	-	4,330	19,058	163,760
1.40%	243,754	121,509	1,741	2,922	4,030	750	82,144	1,073,974
1.45%	211,191	119,591	-	1,735	-	2,254	22,121	236,496
1.50%	164,121	78,820	-	369	-	2,662	10,586	236,836
1.55%	1,341,464	438,060	-	9,264	-	11,090	55,356	701,913
1.60%	57,155	34,742	-	513	-	525	5,689	54,192
1.65%	963,666	224,868	-	4,312	-	6,655	26,328	233,570
1.70%	146,430	39,951	-	638	-	2,079	8,145	81,082
1.75%	3,782,262	929,739	-	7,746	-	16,924	43,816	509,953
1.80%	320,250	228,986	-	1,150	-	3,066	21,817	436,357
1.85%	277,083	64,161	-	2,641	-	2,081	7,338	108,261
1.90%	265,376	104,339	-	1,077	-	1,025	3,824	44,106
1.95%	740,578	139,446	-	3,187	-	2,697	13,159	97,971
2.00%	749,894	501,797	-	1,969	-	3,100	19,683	294,744
2.05%	431,580	93,951	-	206	-	1,023	20,003	80,488
2.10%	346,701	51,339	-	423	-	1,806	5,625	109,766
2.15%	1,106,730	274,264	-	2,160	-	2,464	9,315	135,417
2.20%	185,152	85,548	-	4,121	-	1,169	6,334	112,062
2.25%	424,096	399,300	-	729	-	1,924	4,683	74,361
2.30%	199,920	38,921	-	1,055	-	1,157	6,044	39,848
2.35%	1,107,903	1,221,634	-	2,197	-	2,017	8,363	203,267
2.40%	184,596	147,033	-	205	-	806	1,926	31,776
2.45%	100,152	50,443	-	2	-	647	791	72,476
2.50%	117,619	237,609	-	368	-	801	3,638	30,645
2.55%	144,923	78,100	-	30	-	149	193	15,584
2.60%	72,861	22,434	-	-	-	98	168	15,400
2.65%	26,106	116	-	-	-	54	375	2,558
2.70%	51,425	55,620	-	1,166	-	75	289	3,000
2.75%	17,017	3,732	-	-	-	143	250	7,026
2.80%	15,805	8,543	-	-	-	29	537	8,032
2.85%	2,576	3,321	-	-	-	-	-	1,220
2.90%	26,482	5,600	-	-	-	47	-	1,084
2.95%	2,515	4,209	-	-	-	-	66	126
3.00%	20,129	7,260	-	-	-	-	-	-
3.05%	7,912	594	-	-	-	-	193	221
3.10%	3,537	-	-	-	-	-	-	-
3.15%	285	-	-	-	-	-	-	-
3.20%	-	1,359	-	-	-	-	-	-
3.25%	514	-	-	-	-	-	-	83
3.30%	-	-	-	-	-	-	-	9

Totals	$16,232,143	$6,834,008	$8,682	$59,290	$19,448	$91,072	$742,114	$8,083,808

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	NVMIG3	NVMIG6	GVDIV2	GVDIV3	GVDIV6	NVMLG1	NVMLG2	NVMLV2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	1	-	-	1	-	-	1
0.65%	-	322	-	-	52	-	80	-
0.75%	-	1,848	-	-	275	-	433	55
0.80%	253	-	-	134	-	44	-	30
0.85%	-	3,640	-	-	540	-	870	-
0.90%	-	-	-	-	-	-	-	1
0.95%	-	133	350	-	2,325	-	72	94
1.00%	-	-	-	-	-	-	-	-
1.05%	-	232	9	-	1,466	-	138	79
1.10%	-	29,997	-	-	11,652	-	6,242	1,211
1.15%	-	267,181	1,759	-	104,161	-	54,268	10,490
1.20%	-	2,718	-	-	1,129	-	672	288
1.25%	-	16,016	470	-	9,248	-	3,715	2,295
1.30%	64,466	3,591	-	56,994	1,973	5,565	824	3,081
1.35%	-	58,926	-	-	23,459	-	12,046	2,573
1.40%	26,482	28,975	322	25,210	9,301	1,580	5,954	2,138
1.45%	-	41,096	312	-	16,386	-	7,842	2,496
1.50%	-	36,612	519	-	17,222	-	7,767	3,266
1.55%	-	251,772	3,048	-	94,414	-	54,157	15,211
1.60%	-	7,408	131	-	3,923	-	1,826	806
1.65%	-	76,063	374	-	28,207	-	16,021	5,380
1.70%	-	35,266	59	-	14,979	-	7,882	2,169
1.75%	-	700,899	70	-	192,442	-	141,183	34,825
1.80%	-	70,149	640	-	26,345	-	15,220	7,585
1.85%	-	24,886	488	-	10,982	-	5,249	3,317
1.90%	-	6,003	281	-	6,405	-	1,613	719
1.95%	-	92,525	119	-	25,939	-	18,827	3,401
2.00%	-	219,921	-	-	57,179	-	44,020	7,078
2.05%	-	26,743	1,070	-	12,594	-	5,935	2,524
2.10%	-	43,710	414	-	14,795	-	9,475	1,452
2.15%	-	182,243	67	-	36,333	-	37,263	2,203
2.20%	-	42,893	-	-	11,630	-	8,508	1,689
2.25%	-	65,822	-	-	17,807	-	12,893	1,392
2.30%	-	7,904	-	-	8,313	-	2,401	1,319
2.35%	-	488,646	-	-	113,460	-	95,402	1,705
2.40%	-	49,115	-	-	9,663	-	9,831	478
2.45%	-	24,636	-	-	5,932	-	4,693	269
2.50%	-	2,026	-	-	7,806	-	2,210	5,706
2.55%	-	38,304	-	-	7,764	-	7,613	95
2.60%	-	21,194	-	-	5,541	-	4,230	246
2.65%	-	1,175	-	-	658	-	229	370
2.70%	-	9,108	-	-	2,066	-	1,820	154
2.75%	-	3,421	-	-	991	-	651	16
2.80%	-	1,078	-	-	1,029	-	255	15
2.85%	-	359	-	-	62	-	72	-
2.90%	-	2,936	-	-	1,116	-	580	-
2.95%	-	453	-	-	69	-	88	28
3.00%	-	-	-	-	-	-	-	-
3.05%	-	319	-	-	54	-	62	-
3.10%	-	575	-	-	83	-	118	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	46	-	-	6	-	9	-
3.25%	-	175	-	-	41	-	33	-
3.30%	-	-	-	-	17	-	-	-

Totals	$91,201	$2,989,061	$10,502	$82,338	$917,835	$7,189	$611,292	$128,250

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	NVMMG1	NVMMG2	NVMMV2	SCGF	SCGF2	SCVF	SCVF2	SCF
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	1	-	1	-	-	-
0.65%	-	180	188	-	-	-	-	-
0.75%	-	948	1,083	-	-	-	-	-
0.80%	639	-	356	104	-	1,624	-	3,888
0.85%	-	1,896	2,040	-	-	-	193	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	1,039	3	-	117	-	535	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	781	-	-	-	-	108	-
1.10%	-	17,227	17,374	-	493	-	793	-
1.15%	-	158,352	149,177	-	17,899	-	31,280	-
1.20%	-	1,486	1,518	-	12	-	262	-
1.25%	-	12,967	8,825	-	3,644	-	12,693	-
1.30%	285,930	1,793	217,470	38,872	54	236,578	61	496,453
1.35%	-	38,900	34,744	-	2,658	-	10,894	-
1.40%	62,276	15,619	82,377	8,365	1,834	91,008	2,217	231,409
1.45%	-	25,143	22,251	-	6,473	-	12,962	-
1.50%	-	23,646	20,320	-	4,376	-	4,996	-
1.55%	-	146,649	142,685	-	18,784	-	39,858	-
1.60%	-	4,568	4,124	-	1,166	-	2,210	-
1.65%	-	52,423	43,391	-	4,881	-	11,384	-
1.70%	-	21,319	21,021	-	3,406	-	3,361	-
1.75%	-	376,165	406,631	-	12,853	-	16,972	-
1.80%	-	41,172	38,718	-	5,346	-	17,812	-
1.85%	-	16,990	14,438	-	1,930	-	6,051	-
1.90%	-	6,650	3,843	-	1,308	-	4,381	-
1.95%	-	51,466	54,098	-	3,407	-	5,262	-
2.00%	-	118,257	120,341	-	2,712	-	16,240	-
2.05%	-	15,660	15,706	-	1,264	-	1,745	-
2.10%	-	23,793	25,006	-	1,282	-	3,769	-
2.15%	-	95,178	107,046	-	1,470	-	2,384	-
2.20%	-	23,925	24,309	-	676	-	1,629	-
2.25%	-	43,089	38,471	-	1,334	-	1,257	-
2.30%	-	5,431	4,670	-	460	-	2,664	-
2.35%	-	270,791	269,077	-	3,149	-	3,505	-
2.40%	-	26,469	28,805	-	440	-	284	-
2.45%	-	15,349	14,038	-	23	-	1,516	-
2.50%	-	4,526	4,263	-	1,401	-	707	-
2.55%	-	19,898	21,472	-	-	-	269	-
2.60%	-	12,544	11,477	-	83	-	119	-
2.65%	-	609	547	-	115	-	-	-
2.70%	-	4,933	5,054	-	-	-	176	-
2.75%	-	1,928	1,825	-	-	-	-	-
2.80%	-	772	603	-	-	-	6,755	-
2.85%	-	161	203	-	-	-	-	-
2.90%	-	1,617	1,644	-	-	-	15	-
2.95%	-	235	252	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	171	187	-	-	-	-	-
3.10%	-	287	323	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	22	25	-	-	-	-	-
3.25%	-	105	95	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$348,845	$1,703,129	$1,982,115	$47,341	$105,051	$329,210	$227,319	$731,750

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	SCF2	TRF	TRF2	GVUSL	NVNMO1	NVNMO2	NVNSR1	NVNSR2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	1	-	421	-	-	-	-	447
0.75%	4	-	2,101	-	-	56	-	2,428
0.80%	-	14,617	-	275	550	-	1	-
0.85%	12	-	4,494	-	-	-	-	4,696
0.90%	-	-	-	-	-	-	-	-
0.95%	2,565	-	264	-	-	79	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	1,304	-	500	-	-	105	-	-
1.10%	3,226	-	38,146	-	-	847	-	37,106
1.15%	74,579	-	338,894	-	-	2,831	-	315,907
1.20%	432	-	3,537	-	-	19	-	3,260
1.25%	21,546	-	20,844	-	-	253	-	18,597
1.30%	1,332	946,694	4,788	21,198	103,574	194	14,202	4,836
1.35%	32,469	-	77,843	-	-	1,907	-	68,956
1.40%	4,270	344,416	36,425	3,989	60,478	930	2,038	35,578
1.45%	23,283	-	49,056	-	-	849	-	46,873
1.50%	16,261	-	48,067	-	-	1,758	-	45,673
1.55%	52,340	-	316,554	-	-	5,588	-	286,400
1.60%	4,316	-	11,077	-	-	449	-	11,421
1.65%	22,913	-	96,869	-	-	10,296	-	91,528
1.70%	16,390	-	47,476	-	-	222	-	44,055
1.75%	47,625	-	891,394	-	-	8,399	-	842,374
1.80%	19,346	-	88,242	-	-	550	-	82,451
1.85%	5,972	-	32,463	-	-	837	-	29,155
1.90%	7,097	-	9,310	-	-	749	-	6,813
1.95%	8,834	-	116,501	-	-	3,994	-	109,405
2.00%	10,765	-	282,214	-	-	2,007	-	287,774
2.05%	4,116	-	35,782	-	-	273	-	33,235
2.10%	4,036	-	53,217	-	-	760	-	48,323
2.15%	5,971	-	235,523	-	-	1,626	-	220,089
2.20%	2,292	-	55,004	-	-	1,226	-	56,376
2.25%	1,256	-	90,026	-	-	219	-	98,505
2.30%	3,395	-	10,430	-	-	508	-	10,971
2.35%	6,446	-	673,139	-	-	956	-	699,931
2.40%	982	-	64,113	-	-	69	-	60,614
2.45%	320	-	32,098	-	-	252	-	33,705
2.50%	607	-	2,264	-	-	543	-	1,945
2.55%	913	-	53,421	-	-	396	-	53,568
2.60%	269	-	29,691	-	-	-	-	31,413
2.65%	16	-	1,397	-	-	539	-	1,401
2.70%	152	-	13,140	-	-	-	-	12,245
2.75%	14	-	4,119	-	-	17	-	3,677
2.80%	145	-	1,449	-	-	-	-	1,483
2.85%	211	-	543	-	-	-	-	496
2.90%	316	-	3,750	-	-	-	-	3,825
2.95%	58	-	554	-	-	-	-	524
3.00%	-	-	-	-	-	-	-	-
3.05%	1	-	390	-	-	-	-	387
3.10%	-	-	586	-	-	-	-	549
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	47	-	-	-	-	44
3.25%	1	-	241	-	-	-	-	270
3.30%	-	-	-	-	-	-	-	-

Totals	$408,399	$1,305,727	$3,878,404	$25,462	$164,602	$50,303	$16,241	$3,749,309

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	NVSTB2	GGTC	GGTC2	GGTC3	GGTC6	GVUG2	GVUGL	EIF2
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	2	-	-	-	-	-	-	1
0.65%	-	-	-	-	-	-	-	29
0.75%	-	-	-	-	-	-	-	381
0.80%	66	3	-	143	-	-	71	83
0.85%	299	-	-	-	-	-	-	693
0.90%	-	-	-	-	-	-	-	-
0.95%	205	-	-	-	105	85	-	201
1.00%	-	-	-	-	-	-	-	-
1.05%	284	-	-	-	248	-	-	98
1.10%	7,595	-	9	-	352	229	-	12,313
1.15%	46,586	-	1,575	-	11,827	18,505	-	110,477
1.20%	107	-	-	-	39	433	-	1,253
1.25%	3,086	-	1,253	-	1,801	2,841	-	16,468
1.30%	23,069	1,174	-	25,516	3	-	17,962	33,975
1.35%	9,476	-	-	-	3,025	7,966	-	24,270
1.40%	9,951	202	139	7,589	870	843	6,354	18,716
1.45%	15,857	-	146	-	2,499	4,937	-	17,555
1.50%	7,851	-	237	-	1,500	6,485	-	39,055
1.55%	45,510	-	595	-	13,357	27,921	-	121,735
1.60%	2,904	-	37	-	727	2,338	-	7,997
1.65%	10,897	-	292	-	13,336	10,995	-	34,624
1.70%	4,762	-	133	-	4,566	2,805	-	27,451
1.75%	63,507	-	127	-	7,306	24,458	-	252,666
1.80%	7,433	-	386	-	4,746	12,759	-	39,424
1.85%	9,458	-	203	-	1,194	2,422	-	15,234
1.90%	8,082	-	559	-	400	3,118	-	7,395
1.95%	9,081	-	414	-	4,435	3,804	-	38,569
2.00%	19,786	-	7	-	4,332	4,437	-	71,221
2.05%	9,501	-	39	-	204	4,625	-	13,323
2.10%	7,235	-	54	-	2,814	2,271	-	25,068
2.15%	5,934	-	253	-	2,110	3,899	-	58,927
2.20%	10,174	-	-	-	2,013	3,345	-	19,055
2.25%	4,935	-	-	-	263	1,009	-	10,964
2.30%	5,842	-	-	-	616	338	-	9,847
2.35%	17,877	-	-	-	781	1,610	-	89,279
2.40%	5,621	-	-	-	608	1,380	-	13,762
2.45%	4,533	-	231	-	744	1,593	-	6,092
2.50%	33,714	-	-	-	37	1,965	-	9,430
2.55%	1,860	-	-	-	214	407	-	9,503
2.60%	2,649	-	-	-	-	235	-	3,444
2.65%	1,467	-	-	-	-	-	-	1,109
2.70%	1,605	-	-	-	8	176	-	1,897
2.75%	1,092	-	-	-	105	1	-	1,791
2.80%	134	-	-	-	9	128	-	945
2.85%	406	-	-	-	-	-	-	67
2.90%	323	-	-	-	-	20	-	736
2.95%	75	-	-	-	-	63	-	239
3.00%	-	-	-	-	-	-	-	80
3.05%	-	-	-	-	-	-	-	68
3.10%	-	-	-	-	-	-	-	211
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	16
3.25%	-	-	-	-	-	-	-	12
3.30%	22	-	-	-	-	-	-	-

Totals	$420,853	$1,379	$6,689	$33,248	$87,194	$160,446	$24,387	$1,167,749

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	MSBF	NVRE1	NVRE2	AMTG	AMGP	AMINS	AMMCGS	AMTP
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	3	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	27	-	-	-	-	-
0.80%	114	490	-	1,113	407	21	-	1,655
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	3,045	-	742	-	-	222	363	-
1.00%	-	-	-	-	-	-	-	-
1.05%	3,141	-	144	-	-	102	936	-
1.10%	4,274	-	547	-	-	679	91	-
1.15%	59,999	-	22,952	-	-	7,483	7,696	-
1.20%	312	-	50	-	-	-	-	-
1.25%	16,365	-	3,155	-	-	1,310	3,667	-
1.30%	91,481	66,945	107	441,417	45,053	5,269	101	386,503
1.35%	18,511	-	5,818	-	-	2,284	-	-
1.40%	47,446	29,924	1,105	78,759	18,934	3,210	936	230,797
1.45%	31,119	-	4,803	-	-	2,377	4,801	-
1.50%	10,491	-	3,964	-	-	1,471	1,304	-
1.55%	56,729	-	18,471	-	-	11,886	6,653	-
1.60%	8,318	-	691	-	-	1,253	469	-
1.65%	26,932	-	4,229	-	-	2,214	3,434	-
1.70%	7,568	-	1,415	-	-	1,142	1,138	-
1.75%	75,780	-	17,016	-	-	14,821	1,526	-
1.80%	25,354	-	7,624	-	-	2,525	4,072	-
1.85%	9,705	-	1,821	-	-	1,262	851	-
1.90%	6,597	-	544	-	-	110	670	-
1.95%	14,830	-	1,922	-	-	2,723	422	-
2.00%	13,854	-	2,394	-	-	2,806	82	-
2.05%	6,884	-	929	-	-	326	677	-
2.10%	5,919	-	2,634	-	-	1,738	116	-
2.15%	7,370	-	603	-	-	1,261	176	-
2.20%	6,375	-	1,605	-	-	1,057	359	-
2.25%	10,332	-	208	-	-	190	41	-
2.30%	3,107	-	718	-	-	1,075	400	-
2.35%	37,391	-	687	-	-	1,666	-	-
2.40%	3,040	-	605	-	-	6	47	-
2.45%	3,927	-	508	-	-	13	141	-
2.50%	26,593	-	66	-	-	-	-	-
2.55%	808	-	69	-	-	68	-	-
2.60%	3,460	-	-	-	-	-	-	-
2.65%	-	-	14	-	-	-	-	-
2.70%	505	-	11	-	-	-	-	-
2.75%	497	-	-	-	-	-	-	-
2.80%	364	-	150	-	-	-	-	-
2.85%	1,035	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	76	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$649,651	$97,359	$108,348	$521,289	$64,394	$72,570	$41,169	$618,955

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	AMRS	AMFAS	AMSRS	OVMS	OVGR	OVCAFS	OVB	OVGS3
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.80%	53	38	45	711	835	-	757	676
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	1	147	4,213	-	-	426	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	134	2,649	-	-	305	-	-
1.10%	2,163	160	3,803	-	-	2,005	-	-
1.15%	8,755	2,894	37,245	-	-	61,994	-	-
1.20%	14	25	-	-	-	1,494	-	-
1.25%	1,691	1,643	4,698	-	-	18,874	-	-
1.30%	5,443	2,254	32,030	331,385	309,584	597	264,886	458,481
1.35%	5,540	1,096	8,877	-	-	11,232	-	-
1.40%	2,112	1,768	7,772	157,429	93,755	3,885	161,609	91,883
1.45%	2,437	2,219	7,789	-	-	22,457	-	-
1.50%	1,157	1,328	9,829	-	-	16,227	-	-
1.55%	11,977	5,605	24,254	-	-	57,219	-	-
1.60%	912	1,074	2,342	-	-	4,693	-	-
1.65%	3,730	3,219	14,193	-	-	28,832	-	-
1.70%	1,407	1,153	1,542	-	-	7,799	-	-
1.75%	11,704	5,582	47,947	-	-	41,776	-	-
1.80%	3,047	1,260	9,004	-	-	31,972	-	-
1.85%	1,265	715	4,951	-	-	8,127	-	-
1.90%	42	637	4,832	-	-	2,926	-	-
1.95%	3,900	2,116	3,189	-	-	8,908	-	-
2.00%	2,518	1,813	4,828	-	-	16,175	-	-
2.05%	1,335	1,355	5,493	-	-	10,947	-	-
2.10%	453	585	4,314	-	-	7,203	-	-
2.15%	4,483	1,070	3,501	-	-	13,227	-	-
2.20%	405	891	4,590	-	-	6,443	-	-
2.25%	877	169	1,449	-	-	6,750	-	-
2.30%	541	252	3,910	-	-	4,978	-	-
2.35%	3,186	1,080	3,797	-	-	9,269	-	-
2.40%	358	515	4,157	-	-	4,267	-	-
2.45%	281	15	159	-	-	1,095	-	-
2.50%	129	65	1,224	-	-	3,668	-	-
2.55%	100	29	376	-	-	1,096	-	-
2.60%	195	-	371	-	-	558	-	-
2.65%	-	-	163	-	-	22	-	-
2.70%	-	-	266	-	-	122	-	-
2.75%	-	-	190	-	-	-	-	-
2.80%	-	17	73	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	117	-	-
2.95%	13	-	29	-	-	47	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$82,224	$42,923	$270,094	$489,525	$404,174	$417,732	$427,252	$551,040

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	OVGS4	OVGS	OVGSS	OVHI3	OVHI4	OVHI	OVHIS	OVSC
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	16	-	-	-	-	-	-	-
0.80%	-	771	-	84	-	11	-	124
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	5,088	-	4	-	112	-	366	-
1.00%	-	-	-	-	-	-	-	-
1.05%	3,243	-	130	-	104	-	382	-
1.10%	4,345	-	1,119	-	608	-	155	-
1.15%	125,629	-	16,928	-	8,306	-	5,596	-
1.20%	1,061	-	678	-	-	-	173	-
1.25%	26,080	-	19,479	-	1,770	-	2,421	-
1.30%	841	743,273	1,716	2,597	-	334	-	25,389
1.35%	53,885	-	-	-	3,467	-	1,720	-
1.40%	11,509	412,918	1,872	366	382	123	1,211	5,964
1.45%	38,719	-	6,739	-	5,969	-	2,173	-
1.50%	22,582	-	4,738	-	1,404	-	998	-
1.55%	86,980	-	13,723	-	13,098	-	7,430	-
1.60%	7,144	-	540	-	526	-	311	-
1.65%	45,238	-	8,829	-	1,871	-	2,449	-
1.70%	6,790	-	1,376	-	651	-	618	-
1.75%	56,486	-	3,119	-	10,413	-	2,364	-
1.80%	29,992	-	12,286	-	10,216	-	5,319	-
1.85%	9,136	-	2,812	-	923	-	837	-
1.90%	2,687	-	1,595	-	1,064	-	436	-
1.95%	10,660	-	863	-	756	-	171	-
2.00%	13,042	-	603	-	4,837	-	1,203	-
2.05%	3,287	-	1,102	-	90	-	407	-
2.10%	9,254	-	1,673	-	656	-	948	-
2.15%	4,248	-	727	-	596	-	174	-
2.20%	11,412	-	-	-	1,036	-	662	-
2.25%	1,301	-	87	-	87	-	144	-
2.30%	1,875	-	147	-	214	-	17	-
2.35%	1,297	-	-	-	855	-	65	-
2.40%	1,967	-	-	-	117	-	-	-
2.45%	90	-	-	-	784	-	141	-
2.50%	108	-	-	-	-	-	-	-
2.55%	-	-	-	-	84	-	-	-
2.60%	-	-	-	-	-	-	-	-
2.65%	3	-	-	-	-	-	-	-
2.70%	78	-	-	-	-	-	24	-
2.75%	-	-	-	-	162	-	-	-
2.80%	-	-	-	-	2,727	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$596,073	$1,156,962	$102,885	$3,047	$73,885	$468	$38,915	$31,477

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	OVSCS	OVGI	OVGIS	OVAG	PMVFAD	PMVLAD	PISVP1	PVGIB
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	2	-	-
0.65%	97	-	294	-	-	66	-	-
0.75%	494	-	1,557	-	28	366	-	-
0.80%	-	107	-	240	15	4	-	-
0.85%	1,169	-	3,364	-	-	732	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	892	-	685	-	-	1,122	837	-
1.00%	-	-	-	-	-	-	-	-
1.05%	1,365	-	531	-	-	22	809	56
1.10%	15,568	-	30,356	-	23	5,309	-	283
1.15%	145,383	-	281,629	-	9,599	38,918	-	5,607
1.20%	1,198	-	3,043	-	-	338	-	-
1.25%	14,494	-	28,273	-	244	2,622	-	1,243
1.30%	1,717	97,896	3,805	59,751	917	4,811	-	-
1.35%	41,963	-	67,384	-	276	8,494	-	979
1.40%	14,005	23,398	30,581	9,617	549	7,716	-	181
1.45%	30,366	-	49,761	-	144	6,115	-	1,103
1.50%	23,965	-	51,540	-	244	5,941	-	1,217
1.55%	156,363	-	285,666	-	2,147	39,724	-	6,092
1.60%	7,544	-	10,657	-	25	1,625	-	440
1.65%	52,416	-	92,769	-	287	12,442	-	5,972
1.70%	19,285	-	45,498	-	9	5,328	-	359
1.75%	313,965	-	697,922	-	460	102,254	-	2,520
1.80%	57,093	-	97,376	-	132	9,606	-	1,469
1.85%	14,448	-	30,146	-	-	4,436	-	1,041
1.90%	6,844	-	9,916	-	-	2,534	-	353
1.95%	45,679	-	92,441	-	324	13,765	-	548
2.00%	105,861	-	215,807	-	435	31,584	-	1,553
2.05%	12,358	-	34,495	-	-	4,151	-	2,129
2.10%	29,086	-	48,421	-	267	6,070	-	1,062
2.15%	79,956	-	185,215	-	-	24,631	-	1,514
2.20%	19,496	-	43,618	-	145	13,408	-	202
2.25%	25,197	-	62,803	-	-	10,451	-	1,399
2.30%	5,283	-	10,033	-	39	1,938	-	242
2.35%	210,697	-	476,390	-	-	73,075	-	464
2.40%	20,181	-	48,122	-	-	6,827	-	179
2.45%	11,371	-	23,919	-	12	5,643	-	129
2.50%	3,761	-	8,345	-	-	170	-	325
2.55%	17,320	-	38,974	-	-	5,487	-	-
2.60%	9,008	-	22,803	-	-	3,162	-	197
2.65%	641	-	1,610	-	-	347	-	-
2.70%	3,951	-	9,942	-	-	1,255	-	-
2.75%	1,176	-	3,474	-	-	552	-	-
2.80%	7,744	-	1,264	-	-	155	-	54
2.85%	178	-	490	-	-	49	-	-
2.90%	1,172	-	2,647	-	-	410	-	-
2.95%	144	-	401	-	-	61	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	115	-	267	-	-	44	-	-
3.10%	192	-	438	-	-	72	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	15	-	35	-	-	6	-	-
3.25%	70	-	156	-	-	27	-	-
3.30%	17	-	-	-	-	-	-	-

Totals	$1,531,303	$121,401	$3,154,863	$69,608	$16,321	$463,867	$1,646	$38,912

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	PVTIGB	PVTVB	TRBCG2	TREI2	TRLT2	DSRG	VWBFR	VWBF
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	96	-	-	-	-	-
0.75%	-	-	593	-	-	-	-	-
0.80%	-	-	194	125	353	1,337	23	39
0.85%	-	-	1,075	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	3	3,012	1,034	862	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	387	1,306	1,044	-	-	-
1.10%	-	-	14,022	7,702	3,335	-	-	-
1.15%	1,170	2,044	136,103	85,478	56,910	-	-	-
1.20%	-	-	938	631	382	-	-	-
1.25%	524	1,930	9,045	8,363	3,697	-	-	-
1.30%	-	-	36,230	51,618	35,136	298,275	47,017	97,119
1.35%	-	152	31,077	29,994	12,821	-	-	-
1.40%	625	141	28,979	22,320	18,738	83,203	25,487	42,357
1.45%	406	743	20,590	27,785	18,558	-	-	-
1.50%	809	652	23,072	17,446	11,431	-	-	-
1.55%	928	1,924	145,024	103,076	29,155	-	-	-
1.60%	18	505	6,287	4,489	4,908	-	-	-
1.65%	383	2,424	36,610	24,965	11,871	-	-	-
1.70%	51	181	19,833	10,044	7,909	-	-	-
1.75%	373	1,170	285,804	143,730	66,183	-	-	-
1.80%	835	1,053	37,540	26,708	13,758	-	-	-
1.85%	274	303	17,367	13,736	8,161	-	-	-
1.90%	-	146	4,519	6,065	1,464	-	-	-
1.95%	-	108	37,461	14,318	5,316	-	-	-
2.00%	-	1,086	97,627	23,472	13,776	-	-	-
2.05%	324	1,391	12,707	4,962	9,686	-	-	-
2.10%	45	105	26,103	14,769	10,817	-	-	-
2.15%	-	51	79,705	23,306	10,635	-	-	-
2.20%	-	70	21,943	12,974	10,911	-	-	-
2.25%	-	745	27,435	11,045	11,497	-	-	-
2.30%	-	478	6,829	6,185	892	-	-	-
2.35%	-	372	180,001	23,286	21,945	-	-	-
2.40%	210	151	22,598	2,703	2,995	-	-	-
2.45%	-	284	9,850	2,203	1,584	-	-	-
2.50%	-	276	3,465	11,869	1,163	-	-	-
2.55%	-	-	14,717	1,192	641	-	-	-
2.60%	-	241	8,140	3,425	5,687	-	-	-
2.65%	-	-	523	383	53	-	-	-
2.70%	-	124	3,774	753	172	-	-	-
2.75%	-	-	1,433	45	1,421	-	-	-
2.80%	-	43	635	4,698	308	-	-	-
2.85%	-	-	172	-	-	-	-	-
2.90%	-	-	1,190	41	615	-	-	-
2.95%	-	-	213	126	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	117	-	-	-	-	-
3.10%	-	-	205	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	16	-	-	-	-	-
3.25%	-	-	63	-	-	-	-	-
3.30%	-	-	-	24	-	-	-	-

Totals	$6,975	$18,896	$1,415,319	$748,394	$416,790	$382,815	$72,527	$139,515

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	VWEMR	VWEM	VWHAR	VWHA	MSVFI	MSVF2	MSEM	MSEMB
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	187	-	-
0.75%	-	-	-	-	-	890	-	-
0.80%	597	590	1,193	1,735	-	-	15	-
0.85%	-	-	-	-	-	1,548	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	3,053	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	844	-	-
1.10%	-	-	-	-	-	13,964	-	254
1.15%	-	-	-	-	-	123,512	-	2,446
1.20%	-	-	-	-	-	953	-	-
1.25%	-	-	-	-	-	14,315	-	1,097
1.30%	91,073	109,397	184,724	199,131	17,202	1,426	30,294	-
1.35%	-	-	-	-	-	28,349	-	-
1.40%	23,528	43,272	56,220	70,803	8,129	16,213	12,651	258
1.45%	-	-	-	-	-	26,636	-	1,339
1.50%	-	-	-	-	-	39,324	-	2,938
1.55%	-	-	-	-	-	117,047	-	1,800
1.60%	-	-	-	-	-	5,077	-	119
1.65%	-	-	-	-	-	43,413	-	271
1.70%	-	-	-	-	-	24,359	-	235
1.75%	-	-	-	-	-	274,795	-	517
1.80%	-	-	-	-	-	42,521	-	924
1.85%	-	-	-	-	-	17,453	-	182
1.90%	-	-	-	-	-	3,511	-	195
1.95%	-	-	-	-	-	36,166	-	115
2.00%	-	-	-	-	-	139,808	-	1
2.05%	-	-	-	-	-	15,903	-	348
2.10%	-	-	-	-	-	13,203	-	551
2.15%	-	-	-	-	-	61,937	-	299
2.20%	-	-	-	-	-	28,703	-	-
2.25%	-	-	-	-	-	60,092	-	-
2.30%	-	-	-	-	-	6,274	-	-
2.35%	-	-	-	-	-	363,633	-	-
2.40%	-	-	-	-	-	20,233	-	-
2.45%	-	-	-	-	-	16,640	-	-
2.50%	-	-	-	-	-	6,961	-	-
2.55%	-	-	-	-	-	23,716	-	-
2.60%	-	-	-	-	-	18,811	-	-
2.65%	-	-	-	-	-	601	-	-
2.70%	-	-	-	-	-	5,121	-	-
2.75%	-	-	-	-	-	2,577	-	-
2.80%	-	-	-	-	-	689	-	-
2.85%	-	-	-	-	-	174	-	-
2.90%	-	-	-	-	-	1,508	-	-
2.95%	-	-	-	-	-	160	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	496	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	169	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$115,198	$153,259	$242,137	$271,669	$25,331	$1,622,965	$42,960	$13,889

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	MSVRE	MSVREB	VYDS	SVDF	WFVLCG	WFVMM	SVOF	WFVSCG
0.40%	$-	$-	$-	$-	$-	$-	$-	$-
0.45%	-	-	-	-	-	-	-	-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	27
0.80%	1,935	-	-	145	-	-	1,451	2
0.85%	-	-	-	-	-	-	-	298
0.90%	-	-	-	-	-	-	-	-
0.95%	-	2,376	-	-	-	-	-	8
1.00%	-	-	-	-	-	-	-	-
1.05%	-	591	-	-	-	-	-	-
1.10%	-	1,977	-	-	-	-	-	159
1.15%	-	61,494	222	-	-	53	-	1,393
1.20%	-	205	-	-	-	-	-	-
1.25%	-	11,392	2,368	-	-	-	-	28
1.30%	263,451	431	-	191,206	-	-	927,637	2,484
1.35%	-	16,380	700	-	-	-	-	192
1.40%	122,614	4,579	-	68,542	-	992	292,650	1,189
1.45%	-	16,407	-	-	-	-	-	925
1.50%	-	11,657	14	-	-	-	-	406
1.55%	-	62,112	28	-	-	-	-	861
1.60%	-	2,316	345	-	-	-	-	327
1.65%	-	15,528	170	-	-	-	-	423
1.70%	-	4,892	-	-	-	-	-	49
1.75%	-	29,272	26	-	50	-	-	1,812
1.80%	-	23,895	344	-	-	-	-	516
1.85%	-	6,485	60	-	-	-	-	81
1.90%	-	2,316	-	-	137	-	-	15
1.95%	-	5,643	270	-	-	-	-	440
2.00%	-	10,179	-	-	123	-	-	314
2.05%	-	3,628	-	-	-	-	-	519
2.10%	-	7,011	487	-	321	-	-	132
2.15%	-	2,735	-	-	-	-	-	39
2.20%	-	5,668	-	-	674	-	-	60
2.25%	-	1,054	-	-	-	-	-	4
2.30%	-	1,890	-	-	-	-	-	1,051
2.35%	-	287	-	-	-	-	-	352
2.40%	-	680	-	-	-	-	-	1
2.45%	-	1,394	-	-	-	-	-	12
2.50%	-	31	-	-	-	-	-	-
2.55%	-	332	-	-	-	-	-	-
2.60%	-	-	-	-	-	-	-	-
2.65%	-	46	-	-	-	-	-	-
2.70%	-	44	-	-	-	-	-	-
2.75%	-	-	-	-	-	-	-	-
2.80%	-	1,498	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.90%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3.00%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.10%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.20%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.30%	-	-	-	-	-	-	-	-

Totals	$388,000	$316,425	$5,034	$259,893	$1,305	$1,045	$1,221,738	$14,119

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	WFVSMV	WFVTRB
0.40%	$-	$-
0.45%	-	-
0.65%	-	-
0.75%	-	-
0.80%	-	-
0.85%	-	-
0.90%	-	-
0.95%	-	-
1.00%	-	-
1.05%	-	-
1.10%	63	-
1.15%	-	210
1.20%	-	-
1.25%	-	8
1.30%	-	-
1.35%	-	-
1.40%	-	-
1.45%	-	-
1.50%	-	-
1.55%	-	-
1.60%	-	-
1.65%	-	-
1.70%	-	-
1.75%	-	-
1.80%	-	-
1.85%	-	-
1.90%	-	-
1.95%	-	-
2.00%	-	-
2.05%	-	-
2.10%	-	-
2.15%	-	-
2.20%	-	-
2.25%	-	-
2.30%	-	-
2.35%	-	-
2.40%	-	-
2.45%	-	-
2.50%	-	-
2.55%	-	-
2.60%	-	-
2.65%	-	-
2.70%	-	-
2.75%	-	-
2.80%	-	-
2.85%	-	-
2.90%	-	-
2.95%	-	-
3.00%	-	-
3.05%	-	-
3.10%	-	-
3.15%	-	-
3.20%	-	-
3.25%	-	-
3.30%	-	-

Totals	$63	$218

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

(3) Related Party Transactions

The Company performs various services on behalf of the mutual fund companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company. Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company.

The fixed account assets are not reflected in the accompanying financial statements. In addition, the Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Account at the direction of the contract owner. For the period ended September 30, 2009, total transfers to the Account from the fixed account were $674,527,303, and total transfers from the Account to the fixed account were $230,209,337. Transfers from the Account to the fixed account are included in redemptions, and transfers to the Account from the fixed account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.

For contracts with the Extra Value option, the Company contributed $5,726,732 to the Account in the form of bonus credits to the contract owner accounts for the period ended September 30, 2009. These amounts are included in purchase payments received from contract owners and are credited at the time the related purchase payment from the contract owner is received.

For guaranteed minimum death benefits, the Company contributed $58,120,071 to the Account in the form of additional premium to contract owner accounts for the period ended September 30, 2009. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death.

For Purchase Payment Credits made to All American Gold, Achiever, Future Venue, Elite Venue and Choice Venue II contracts, the Company contributed $1,523,308 to the Account in the form of additional credit to the contract owner accounts for the period ended September 30, 2009. These amounts are included in purchase payments received from contract owners and, as applicable, are applied to a contract when cumulative purchase payments reach certain aggregate levels.

(4) Fair Value Measurement

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with SFAS 157, the Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets recorded at fair value as follows:

•
Level 1 – Unadjusted quoted prices accessible in active markets for identical assets at the measurement date. The assets utilizing Level 1 valuations represent investments in publicly-traded registered mutual funds with quoted market prices.

•
Level 2 – Unadjusted quoted prices for similar assets in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The assets utilizing Level 2 valuations represent investments in privately-traded registered mutual funds only offered through insurance products.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. The Account invests only in funds with fair value measurements in the first two levels of the fair value hierarchy.

The following table summarizes assets measured at fair value on a recurring basis as of September 30, 2009:

	Level 1	Level 2	Level 3	Total
Separate Account Investments	0	$20,237,809,064	0	$20,237,809,064
Accounts Payable of $336,352 are measured at settlement value which approximates the fair value due to the short-term nature of such assets.

The Account did not have any assets or liabilities reported at fair value on a nonrecurring basis required to be disclosed under SFAS 157.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

(5) Financial Highlights

The Company offers several variable annuity products through the Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns. The following tabular presentation is a summary of units, unit fair values and contract owners’ equity outstanding for variable annuity contracts as of the end of the periods indicated, and contract expense rate, investment income ratio and total return for the period ended September 30, 2009. The information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate for contracts with units outstanding as of the balance sheet date. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented.

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

AIM VIF - Basic Value Fund - Series II (AVBV2)
2009	2.20	986	11.50	11,335	0.00%	40.90%
AIM VIF - Capital Appreciation Fund - Series II (AVCA2)
2009	1.25 to 3.40%	717,312	7.06 to 9.10	7,626,577	0.00%	13.96% to 12.10%
AIM VIF - Capital Development Fund - Series II (AVCD2)
2009	1.25 to 3.45%	1,266,95	7.77 to 12.29	18,299,437	0.00%	36.02% to 33.75%
Alger American Balanced Portfolio - Class S (ALBS)
2009	1.40 to 1.90%	19,417	11.42 to 11.08	220,799	3.01%	24.08% to 23.61%
Alger American Mid Cap Growth Portfolio - Class S (ALMCS)
2009	1.40 to 1.90%	38,352	10.80 to 10.48	410,801	0.00%	45.30% to 44.75%
AllianceBernstein VPS - Growth and Income Portfolio - Class B (ALVGIB)
2009	1.40 to 3.25%	758,624	10.17 to 10.06	9,042,004	2.23%	15.44% to 13.81%
AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class B (ALVSVB)
2009	0.85 to 3.35%	1,069,93	8.80 to 14.51	18,167,326	0.88%	38.31% to 35.69%
American Century VP - Balanced Fund - Class I (ACVB)
2009	1.25 to 1.85%	1,977,94	18.19 to 19.51	41,157,995	4.89%	12.28% to 11.77%
American Century VP - Income & Growth Fund - Class I (ACVIG)
2009	1.25 to 1.85%	1,682,37	10.26 to 9.57	16,242,726	4.48%	13.78% to 13.26%
American Century VP - Income & Growth Fund - Class II (ACVIG2)
2009	1.40 to 3.25%	512,072	10.69 to 10.45	6,185,677	4.14%	13.41% to 11.81%
American Century VP - Inflation Protection Fund - Class II (ACVIP2)
2009	0.85 to 3.75%	12,152,7	10.57 to 10.72	146,591,118	1.03%	7.13% to 4.78%
American Century VP - Mid Cap Value Fund - Class I (ACVMV1)
2009	1.25 to 1.85%	511,692	9.70 to 9.50	4,875,900	3.61%	22.99% to 22.43%
American Century VP - Mid Cap Value Fund - Class II (ACVMV2)
2009	1.20 to 3.75%	3,231,47	9.03 to 10.44	36,239,022	3.22%	22.96% to 20.58%
American Century VP - Value Fund - Class I (ACVV)
2009	1.25 to 1.85%	3,160,69	20.19 to 18.68	59,633,813	5.46%	14.48% to 13.96%
American Century VP - Value Fund - Class II (ACVV2)
2009	1.20 to 3.75%	5,429,88	8.22 to 11.25	74,073,275	5.09%	14.44% to 12.23%
American Funds IS - Growth Fund - Class 1 (AFGF)
2009	1.75	164,554	62.99	10,365,398	0.26%	34.02%
American Funds IS - High Income Bond Fund - Class 1 (AFHY)
2009	1.75	41,495	40.24	1,669,664	1.47%	32.13%
American Funds IS - U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)
2009	1.75	44,209	32.08	1,418,324	0.55%	1.93%
BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund - Class III (MLVGA3)
2009	1.20 to 2.90%	1,281,93	11.76 to 11.68	15,030,268	0.49%	17.64% to 16.80%	(a) (b)
Charles Schwab Money Market Portfolio (CHSMM)
2009	1.20 to 2.00%	1,832,27	10.13 to 10.58	19,825,955	0.11%	-0.46% to -1.05%
Credit Suisse Trust - Global Small Cap Portfolio (WVCP)
2009	0.80 to 1.40%	167,911	10.43 to 9.65	1,636,283	1.27%	28.34% to 27.76%
Credit Suisse Trust - Small Cap Core I Portfolio (WSCP)
2009	1.25 to 1.85%	2,647,59	12.70 to 13.01	34,778,416	1.18%	21.27% to 20.72%
Dreyfus IP - Small Cap Stock Index Portfolio - Service Class (DVSCS)
2009	0.85 to 3.35%	2,768,01	8.64 to 13.69	40,237,836	2.60%	22.43% to 20.12%
Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)
2009	1.25 to 1.85%	10,441,5	19.98 to 23.55	248,953,211	1.61%	20.16% to 19.61%
Dreyfus Stock Index Fund, Inc. - Service Class (DSIFS)
2009	1.20 to 3.30%	7,082,93	7.55 to 10.57	88,733,891	1.45%	19.95% to 18.03%
Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)
2009	1.25 to 1.85%	1,979,43	13.63 to 12.66	25,288,512	2.77%	15.73% to 15.20%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Dreyfus VIF - Appreciation Portfolio - Service Class (DCAPS)
2009	1.20 to 3.45%	1,665,81	8.14 to 10.63	20,830,068	2.27%	15.58% to 13.61%
Dreyfus VIF - Developing Leaders Portfolio - Service Class (DVDLS)
2009	1.40 to 2.85%	136,036	8.27 to 9.68	1,393,901	1.32%	24.11% to 22.74%
Dreyfus VIF - Growth and Income Portfolio - Initial Class (DGI)
2009	1.25 to 1.85%	1,354,12	11.71 to 10.84	14,819,167	1.10%	22.52% to 21.97%
Federated IS - American Leaders Fund II - Service Class (FALFS)
2009	1.40 to 2.85%	88,384	9.33 to 10.05	915,755	2.20%	10.65% to 9.43%
Federated IS - Capital Appreciation Fund II - Service Class (FCA2S)
2009	1.40 to 2.70%	137,729	11.00 to 11.98	1,693,124	0.76%	9.62% to 8.53%
Federated IS - Market Opportunity Fund II - Service Class (FVMOS)
2009	1.25 to 3.10%	817,658	10.31 to 9.67	8,219,072	1.45%	5.00% to 3.53%
Federated IS - Quality Bond Fund II - Primary Class (FQB)
2009	1.25 to 1.85%	989,584	13.43 to 12.84	12,777,212	6.70%	17.10% to 16.57%
Federated IS - Quality Bond Fund II - Service Class (FQBS)
2009	1.40 to 3.40%	4,618,77	12.09 to 10.44	53,687,145	6.41%	16.68% to 14.91%
Fidelity(R) VIP - Equity-Income Portfolio - Initial Class (FEIP)
2009	1.25 to 1.85%	11,525,0	19.31 to 23.74	394,176,323	0.13%	26.98% to 26.41%
Fidelity(R) VIP - Equity-Income Portfolio - Service Class 2 (FEI2)
2009	1.40 to 3.75%	8,942,37	6.68 to 10.47	113,633,128	0.13%	26.61% to 24.34%
Fidelity(R) VIP - Growth Portfolio - Initial Class (FGP)
2009	1.25 to 1.85%	9,088,26	15.12 to 19.41	345,836,995	0.02%	21.95% to 21.39%
Fidelity(R) VIP - Growth Portfolio - Service Class 2 (FG2)
2009	1.30 to 3.45%	3,669,30	6.48 to 9.66	42,622,419	0.02%	21.68% to 19.69%
Fidelity(R) VIP - High Income Portfolio - Initial Class (FHIP)
2009	1.25 to 1.85%	2,820,52	14.99 to 15.90	64,389,956	0.11%	36.05% to 35.43%
Fidelity(R) VIP - High Income Portfolio - Initial Class R (FHIPR)
2009	1.25 to 1.85%	2,560,97	9.95 to 9.81	25,164,903	0.11%	36.14% to 35.52%
Fidelity(R) VIP - Overseas Portfolio - Initial Class (FOP)
2009	1.25 to 1.85%	3,286,41	17.97 to 17.97	73,466,204	0.00%	23.68% to 23.12%
Fidelity(R) VIP - Overseas Portfolio - Initial Class R (FOPR)
2009	1.25 to 1.85%	2,737,61	13.63 to 13.03	35,901,122	0.00%	23.74% to 23.18%
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 (FO2)
2009	1.55 to 2.75%	238,749	17.75 to 16.38	4,046,069	0.00%	23.18% to 22.06%
Fidelity(R) VIP - Overseas Portfolio - Service Class 2 R (FO2R)
2009	1.20 to 3.40%	4,269,79	7.00 to 10.65	49,023,122	0.00%	23.53% to 21.46%
Fidelity(R) VIP II - Asset Manager Portfolio - Initial Class (FAMP)
2009	1.25 to 1.85%	6,155,69	20.06 to 19.34	176,295,799	0.14%	25.09% to 24.52%
Fidelity(R) VIP II - Contrafund(R) Portfolio - Initial Class (FCP)
2009	1.25 to 1.85%	13,249,7	27.89 to 27.81	372,302,160	0.10%	30.00% to 29.41%
Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class 2 (FC2)
2009	1.40 to 3.45%	14,509,8	8.05 to 13.34	227,995,117	0.10%	29.61% to 27.59%
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)
2009	1.25 to 1.85%	2,366,94	12.42 to 11.95	28,412,915	4.41%	13.63% to 13.12%
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)
2009	1.10 to 3.70%	40,341,8	10.96 to 10.48	475,406,494	4.58%	13.67% to 11.43%
Fidelity(R) VIP III - Growth Opportunities Portfolio - Initial Class (FGOP)
2009	1.25 to 1.85%	1,729,35	8.65 to 8.03	14,011,388	0.00%	37.08% to 36.45%
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)
2009	1.25 to 1.85%	2,399,48	9.06 to 8.87	21,357,020	0.06%	35.64% to 35.02%
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class 2 (FMC2)
2009	1.20 to 3.75%	8,979,59	8.25 to 17.50	178,698,461	0.06%	35.56% to 32.94%
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)
2009	1.25 to 1.85%	665,687	11.83 to 11.31	7,579,543	0.04%	54.78% to 54.08%
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class 2 (FVSS2)
2009	1.55 to 3.25%	824,129	11.10 to 13.08	12,918,948	0.04%	53.48% to 52.38%
Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)
2009	1.20 to 3.20%	5,512,43	7.10 to 12.99	74,684,605	0.00%	41.80% to 39.64%
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)
2009	1.25 to 1.85%	530,198	10.14 to 9.93	5,279,977	0.00%	21.06% to 20.51%
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)
2009	1.55 to 3.15%	5,273,56	10.80 to 10.25	56,282,605	0.00%	20.08% to 19.12%
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)
2009	1.25 to 1.85%	759,901	9.55 to 9.35	7,127,263	0.00%	25.30% to 24.73%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)
2009	1.55 to 3.35%	9,358,89	10.86 to 10.01	99,200,848	0.00%	24.78% to 23.07%
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)
2009	1.25 to 1.85%	583,024	9.01 to 8.83	5,164,655	0.00%	27.40% to 26.82%
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)
2009	1.55 to 3.15%	1,779,65	10.55 to 9.82	18,197,377	0.00%	27.01% to 25.46%
Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)
2009	1.25 to 3.25%	2,296,73	10.00 to 13.83	33,530,861	4.57%	56.68% to 54.30%
Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)
2009	1.40 to 2.70%	313,685	15.78 to 17.57	5,767,730	3.57%	33.85% to 32.53%
Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)
2009	1.25 to 3.75%	7,146,69	9.85 to 11.99	93,937,471	4.76%	34.14% to 31.60%
Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)
2009	1.25 to 3.10%	1,078,01	8.17 to 7.95	8,712,820	0.03%	24.47% to 22.72%
Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)
2009	1.25 to 3.20%	5,143,23	13.94 to 13.40	72,978,609	14.37%	14.44% to 12.74%
Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)
2009	1.25 to 3.40%	10,367,5	10.13 to 9.40	102,373,168	8.38%	27.73% to 25.65%
Franklin Templeton VIP - Rising Dividends Securities Fund - Class 2 (FTVRD2)
2009	1.40 to 3.45%	5,352,43	11.07 to 10.77	68,070,913	1.49%	12.81% to 11.06%
Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)
2009	1.10 to 3.70%	11,755,1	8.73 to 14.12	198,471,186	0.95%	30.09% to 27.52%
Ivy Fund VIP, Inc. - Asset Strategy (WRASP)
2009	1.20 to 3.25%	1,483,89	11.53 to 11.43	17,053,473	0.07%	15.32% to 14.32%	(a) (b)
Janus Aspen Series - Balanced Portfolio - Service Class (JABS)
2009	1.40 to 2.90%	883,198	14.51 to 14.30	13,252,246	1.55%	20.59% to 19.21%
Janus Aspen Series - Forty Portfolio - Service Class (JACAS)
2009	0.85 to 3.40%	7,851,09	8.01 to 14.92	102,673,300	0.01%	40.75% to 38.03%
Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)
2009	1.25 to 1.85%	578,640	4.16 to 3.93	2,287,067	0.00%	50.15% to 49.47%
Janus Aspen Series - Global Technology Portfolio - Service II Class (JAGTS2)
2009	1.25 to 1.85%	402,094	12.15 to 11.61	4,699,205	0.00%	50.13% to 49.44%
Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)
2009	1.25 to 2.60%	622,008	13.53 to 30.32	9,464,880	2.79%	70.46% to 68.71%
Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)
2009	1.10 to 3.70%	8,778,94	8.25 to 19.48	189,241,234	2.53%	70.72% to 67.35%
JPMorgan Insurance Trust - JPMorgan Insurance Trust Mid Cap Value Portfolio 1 (JPMMV1)
2009	1.25 to 1.85%	545,095	11.49 to 11.12	6,084,419	0.00%	21.96% to 21.40%
Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)
2009	0.85 to 3.70%	24,836,4	9.47 to 8.72	256,113,180	0.00%	11.06% to 8.67%
MFS(R) VIT - Investors Growth Stock Series - Service Class (MIGSC)
2009	1.40 to 3.25%	1,031,04	10.82 to 10.59	12,902,873	0.47%	29.25% to 27.44%
MFS(R) VIT - Value Series - Service Class (MVFSC)
2009	1.10 to 3.70%	22,717,3	7.96 to 12.45	332,107,406	1.28%	17.79% to 15.46%
MTB Managed Allocation Fund - Moderate Growth II (VFMG2)
2009	1.60 to 2.80%	425,365	10.75 to 10.07	4,599,164	2.04%	20.83% to 19.73%
Nationwide VIT - AllianceBernstein NVIT Global Fixed Income Fund - Class III (NVAGF3)
2009	1.55 to 2.60%	87,251	11.36 to 11.31	989,742	0.20%	13.62% to 13.12%	(a) (b)
Nationwide VIT - American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)
2009	1.75	1,307	11.80	15,428	0.22%	18.04%	(a) (b)
Nationwide VIT - American Century NVIT Multi Cap Value Fund - Class II (NVAMV2)
2009	1.55 to 2.90%	208,192	11.82 to 11.75	2,455,025	0.34%	18.16% to 17.48%	(a) (b)
Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)
2009	1.10 to 3.55%	124,096,	8.24 to 8.30	1,083,056,175	0.09%	18.03% to 15.83%
Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)
2009	1.20 to 3.75%	43,555,2	9.93 to 9.71	445,204,483	0.39%	10.80% to 8.65%
Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)
2009	1.20 to 3.75%	8,164,16	8.40 to 9.21	79,978,075	0.00%	35.58% to 32.96%
Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)
2009	1.25 to 3.75%	16,312,9	8.36 to 7.66	132,755,231	0.00%	33.86% to 31.32%
Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)
2009	1.20 to 3.75%	61,251,9	7.62 to 6.95	441,074,091	0.00%	23.49% to 21.09%
Nationwide VIT - Cardinal Aggressive Fund - Class II (NVCRA2)
2009	1.25 to 3.05%	1,199,70	7.82 to 7.62	9,271,215	0.63%	24.23% to 22.54%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - Cardinal Balanced Fund - Class II (NVCRB2)
2009	1.25 to 3.55%	38,499,4	9.20 to 8.90	348,547,255	1.00%	16.47% to 14.43%
Nationwide VIT - Cardinal Capital Appreciation Fund - Class II (NVCCA2)
2009	1.25 to 3.45%	47,864,8	8.59 to 8.32	406,299,995	0.91%	20.07% to 18.06%
Nationwide VIT - Cardinal Conservative Fund - Class II (NVCCN2)
2009	1.55 to 3.40%	16,573,9	9.96 to 9.77	165,118,719	1.31%	10.42% to 9.26%
Nationwide VIT - Cardinal Moderate Fund - Class II (NVCMD2)
2009	1.55 to 3.40%	43,551,3	8.78 to 8.62	383,188,357	0.98%	17.41% to 16.25%
Nationwide VIT - Cardinal Moderately Aggressive Fund - Class II (NVCMA2)
2009	1.25 to 3.15%	21,585,4	8.28 to 8.05	176,643,287	0.82%	22.05% to 20.29%
Nationwide VIT - Cardinal Moderately Conservative Fund - Class II (NVCMC2)
2009	1.55 to 3.40%	14,314,6	9.46 to 9.21	134,399,945	1.14%	14.39% to 12.78%
Nationwide VIT - Core Bond Fund - Class I (NVCBD1)
2009	1.25 to 1.85%	192,002	10.72 to 10.63	2,043,331	1.54%	8.28% to 7.79%
Nationwide VIT - Core Bond Fund - Class II (NVCBD2)
2009	0.85 to 3.70%	17,845,6	10.91 to 10.31	187,739,327	1.36%	8.50% to 6.17%
Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)
2009	1.40 to 2.80%	709,823	12.93 to 13.18	9,884,335	7.93%	37.62% to 36.16%
Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)
2009	1.20 to 3.25%	5,597,23	9.83 to 10.52	62,430,334	8.10%	37.89% to 35.75%
Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)
2009	1.25 to 1.85%	27,277	21.84 to 20.68	566,973	1.41%	50.61% to 49.93%
Nationwide VIT - Gartmore Emerging Markets Fund - Class II (GEM2)
2009	1.55 to 2.90%	72,094	31.43 to 28.69	2,191,729	1.20%	50.02% to 48.48%
Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)
2009	1.25 to 1.85%	1,727,02	23.90 to 22.85	39,715,570	1.38%	50.68% to 49.99%
Nationwide VIT - Gartmore Emerging Markets Fund - Class VI (GEM6)
2009	1.20 to 3.25%	2,747,46	6.39 to 16.98	49,113,304	1.22%	50.57% to 48.23%
Nationwide VIT - Gartmore Global Utilities Fund - Class II (GVGU2)
2009	1.60 to 2.55%	20,898	18.85 to 17.68	385,155	2.12%	5.95% to 5.19%
Nationwide VIT - Gartmore Global Utilities Fund - Class III (GVGU)
2009	1.25 to 1.85%	240,451	16.67 to 15.94	3,856,295	2.16%	6.41% to 5.92%
Nationwide VIT - Gartmore International Equity Fund - Class I (GIG)
2009	1.25 to 1.85%	6,650	10.41 to 9.86	66,013	1.18%	21.12% to 20.57%
Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3)
2009	1.25 to 1.85%	2,168,87	16.47 to 15.75	34,318,245	0.85%	21.08% to 20.53%
Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)
2009	0.85 to 3.20%	2,272,91	6.90 to 6.43	14,848,205	0.84%	21.38% to 19.22%
Nationwide VIT - Gartmore NVIT Worldwide Leaders Fund - Class VI (NVGWL6)
2009	1.55 to 2.75%	17,830	12.49 to 12.43	222,100	0.34%	24.89% to 24.25%	(a) (b)
Nationwide VIT - Gartmore Worldwide Leaders Fund - Class III (GEF3)
2009	1.25 to 1.85%	194,682	13.10 to 12.68	2,479,485	0.64%	17.58% to 17.05%
Nationwide VIT - Global Financial Services Fund - Class II (GVGF2)
2009	1.40 to 2.60%	49,144	12.48 to 14.07	719,502	0.73%	34.02% to 32.80%
Nationwide VIT - Global Financial Services Fund - Class III (GVGFS)
2009	1.25 to 1.85%	192,646	13.19 to 12.61	2,445,612	0.81%	34.14% to 33.53%
Nationwide VIT - Government Bond Fund - Class I (GBF)
2009	1.10 to 3.70%	40,625,1	11.05 to 10.66	580,296,470	2.68%	2.13% to 0.12%
Nationwide VIT - Growth Fund - Class I (CAF)
2009	1.25 to 1.85%	2,321,74	12.40 to 13.58	34,736,598	0.40%	25.52% to 24.95%
Nationwide VIT - Health Sciences Fund - Class II (GVGH2)
2009	1.40 to 2.85%	89,800	11.45 to 13.39	1,270,576	0.14%	11.46% to 10.24%
Nationwide VIT - Health Sciences Fund - Class III (GVGHS)
2009	1.25 to 1.85%	346,676	12.23 to 11.69	4,077,270	0.19%	11.84% to 11.33%
Nationwide VIT - Health Sciences Fund - Class VI (GVGH6)
2009	1.40 to 3.20%	1,249,76	9.84 to 8.91	11,890,920	0.13%	11.49% to 9.96%
Nationwide VIT - International Index Fund - Class VIII (GVIX8)
2009	1.25 to 3.20%	1,289,00	8.39 to 7.84	10,546,346	1.38%	26.16% to 24.30%
Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)
2009	1.25 to 3.55%	26,782,4	12.17 to 12.33	380,288,647	1.11%	23.47% to 21.31%
Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)
2009	1.10 to 3.25%	21,560,0	10.13 to 10.86	258,234,839	1.98%	7.68% to 5.93%
Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)
2009	1.10 to 3.70%	157,733,	8.94 to 11.44	2,081,898,123	1.60%	16.34% to 14.05%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
2009	1.10 to 3.60%	102,193,	8.30 to 12.09	1,435,459,461	1.36%	20.78% to 18.49%
Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
2009	1.10 to 3.65%	45,643,4	9.57 to 11.09	575,089,120	1.80%	12.29% to 10.12%
Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class II (NVLCP2)
2009	1.25 to 3.15%	834,561	11.22 to 10.92	9,252,720	2.21%	13.63% to 11.99%
Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)
2009	1.25 to 3.50%	5,658,49	13.87 to 13.67	83,676,305	0.47%	32.34% to 30.08%
Nationwide VIT - Money Market Fund - Class I (SAM)
2009	0.85 to 3.75%	47,515,3	10.14 to 9.31	631,761,383	0.05%	-0.24% to -2.44%
Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)
2009	1.25 to 1.85%	6,109,63	7.82 to 7.76	47,442,007	1.54%	28.71% to 28.12%
Nationwide VIT - Multi-Manager International Growth Fund - Class VI (NVMIG6)
2009	1.10 to 3.70%	35,656,5	7.81 to 7.52	273,991,697	1.07%	28.66% to 26.12%
Nationwide VIT - Multi-Manager International Value Fund - Class II (GVDIV2)
2009	1.40 to 2.60%	74,833	12.83 to 13.98	1,080,929	1.01%	27.88% to 26.71%
Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3)
2009	1.25 to 1.85%	614,343	15.50 to 14.91	9,204,358	1.18%	28.31% to 27.73%
Nationwide VIT - Multi-Manager International Value Fund - Class VI (GVDIV6)
2009	0.85 to 3.75%	4,124,19	7.06 to 9.32	42,246,627	1.36%	28.41% to 25.59%
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
2009	1.25 to 1.85%	427,145	7.62 to 7.55	3,228,893	0.58%	21.74% to 21.19%
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)
2009	1.10 to 3.70%	21,422,8	7.61 to 7.33	160,373,997	0.32%	21.56% to 19.16%
Nationwide VIT - Multi-Manager Large Cap Value Fund - Class II (NVMLV2)
2009	0.85 to 3.40%	5,022,26	8.17 to 7.42	37,977,162	0.83%	23.41% to 21.03%
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
2009	1.25 to 1.85%	26,509,9	7.45 to 7.39	196,054,627	0.00%	21.30% to 20.75%
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)
2009	1.10 to 3.70%	23,015,3	7.44 to 7.16	168,544,217	0.00%	21.35% to 18.96%
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
2009	1.10 to 3.70%	41,404,7	8.24 to 7.94	337,058,598	0.75%	25.19% to 22.72%
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)
2009	1.25 to 1.85%	1,063,62	5.34 to 5.04	5,407,464	0.00%	22.21% to 21.65%
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class II (SCGF2)
2009	1.40 to 3.10%	976,357	6.61 to 10.22	10,700,676	0.00%	21.92% to 20.35%
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)
2009	1.25 to 1.85%	2,271,56	17.80 to 16.61	38,067,650	0.59%	24.34% to 23.77%
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class II (SCVF2)
2009	1.30 to 3.35%	1,481,04	8.14 to 13.26	23,990,460	0.51%	24.07% to 22.14%
Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)
2009	1.25 to 1.85%	2,991,71	31.20 to 28.69	86,756,795	0.28%	32.21% to 31.61%
Nationwide VIT - Multi-Manager Small Company Fund - Class II (SCF2)
2009	1.40 to 3.40%	2,609,26	12.73 to 13.54	42,328,815	0.15%	31.81% to 29.81%
Nationwide VIT - Nationwide Fund - Class I (TRF)
2009	1.25 to 1.85%	3,377,77	17.31 to 19.41	146,448,754	1.02%	20.53% to 19.99%
Nationwide VIT - Nationwide Fund - Class II (TRF2)
2009	1.10 to 3.70%	24,350,7	7.11 to 9.86	286,523,273	0.88%	20.55% to 18.17%
Nationwide VIT - Nationwide Leaders Fund - Class III (GVUSL)
2009	1.25 to 1.85%	266,623	10.76 to 10.29	2,762,051	0.59%	27.36% to 26.78%
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)
2009	1.25 to 1.85%	13,871,5	7.45 to 7.39	102,616,961	0.00%	48.36% to 47.69%
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class II (NVNMO2)
2009	1.40 to 3.20%	1,141,23	7.39 to 7.20	8,350,571	0.00%	47.55% to 45.53%
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)
2009	1.25 to 1.85%	218,430	7.63 to 7.57	1,655,261	0.36%	26.02% to 25.44%
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class II (NVNSR2)
2009	1.10 to 3.70%	37,730,8	7.64 to 7.35	283,399,365	0.32%	26.15% to 23.66%
Nationwide VIT - NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)
2009	1.20 to 3.50%	2,577,45	11.34 to 11.23	29,131,856	1.01%	13.38% to 12.28%	(a) (b)
Nationwide VIT - NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)
2009	1.10 to 3.10%	4,484,44	11.81 to 11.72	52,795,958	0.89%	18.15% to 17.16%	(a) (b)
Nationwide VIT - Oppenheimer NVIT Large Cap Growth Fund - Class I (NVOLG1)
2009	1.75 to 1.85%	7,099	12.05 to 12.05	85,531	0.09%	20.52% to 20.47%	(a) (b)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

Nationwide VIT - Oppenheimer NVIT Large Cap Growth Fund - Class II (NVOLG2)
2009	1.50 to 2.90%	50,876	12.06 to 11.99	612,357	0.02%	20.56% to 19.85%	(a) (b)
Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)
2009	1.25 to 3.75%	7,065,46	10.50 to 10.12	73,294,820	1.21%	6.12% to 4.11%
Nationwide VIT - Technology and Communications Fund - Class I (GGTC)
2009	1.25 to 1.85%	64,140	2.82 to 2.67	172,712	0.00%	40.06% to 39.43%
Nationwide VIT - Technology and Communications Fund - Class II (GGTC2)
2009	1.55 to 2.90%	51,253	13.60 to 12.80	700,769	0.00%	38.68% to 37.96%
Nationwide VIT - Technology and Communications Fund - Class III (GGTC3)
2009	1.25 to 1.85%	525,929	10.41 to 9.95	5,264,380	0.00%	40.14% to 39.51%
Nationwide VIT - Technology and Communications Fund - Class VI (GGTC6)
2009	1.40 to 3.25%	1,259,88	9.83 to 8.87	11,935,658	0.00%	40.28% to 38.30%
Nationwide VIT - Templeton NVIT International Value Fund - Class III (NVTIV3)
2009	1.10 to 3.70%	25,844,2	12.80 to 12.66	329,172,397	0.01%	27.97% to 26.56%	(a) (b)
Nationwide VIT - U.S. Growth Leaders Fund - Class II (GVUG2)
2009	1.40 to 3.40%	980,549	7.77 to 11.82	14,259,171	0.00%	20.40% to 18.57%
Nationwide VIT - U.S. Growth Leaders Fund - Class III (GVUGL)
2009	1.25 to 1.85%	208,525	12.87 to 12.30	2,580,415	0.00%	20.78% to 20.23%
Nationwide VIT - Van Kampen Comstock Value Fund - Class II (EIF2)
2009	1.10 to 3.70%	6,378,13	7.57 to 10.78	82,946,532	1.03%	23.82% to 21.38%
Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)
2009	1.25 to 3.40%	5,528,25	14.62 to 10.53	68,014,528	6.36%	20.61% to 18.64%
Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)
2009	1.25 to 1.85%	8,879,98	6.76 to 6.70	59,555,211	0.05%	26.58% to 26.01%
Nationwide VIT - Van Kampen Real Estate Fund - Class II (NVRE2)
2009	1.20 to 3.15%	7,269,59	6.73 to 6.55	48,431,276	0.16%	26.36% to 24.49%
Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS)
2009	1.25 to 3.25%	383,647	6.78 to 9.03	4,027,684	0.00%	18.50% to 16.70%
Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)
2009	1.25 to 3.40%	2,120,89	10.75 to 11.41	26,486,982	0.00%	25.59% to 23.54%
Oppenheimer VAF - Balanced Fund - Non-Service Class (OVMS)
2009	1.25 to 1.85%	2,492,11	16.19 to 17.00	51,999,212	0.00%	20.49% to 19.95%
Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)
2009	1.25 to 1.85%	3,453,03	14.10 to 13.09	45,663,988	0.34%	34.95% to 34.34%
Oppenheimer VAF - Capital Appreciation Fund - Service Class (OVCAFS)
2009	1.40 to 3.40%	3,167,90	10.30 to 10.21	39,007,019	0.01%	34.49% to 32.45%
Oppenheimer VAF - Core Bond Fund - Non-Service Class (OVB)
2009	1.25 to 1.85%	2,963,05	11.43 to 11.47	43,373,050	0.00%	6.19% to 5.71%
Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)
2009	1.25 to 1.85%	3,647,11	18.52 to 17.82	65,335,305	2.35%	33.32% to 32.71%
Oppenheimer VAF - Global Securities Fund - Class 4 (OVGS4)
2009	1.20 to 3.15%	5,417,09	7.94 to 11.31	65,613,187	1.98%	33.15% to 31.18%
Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)
2009	1.25 to 1.85%	3,992,65	32.95 to 31.49	134,043,372	2.41%	33.41% to 32.80%
Oppenheimer VAF - Global Securities Fund - Service Class (OVGSS)
2009	1.40 to 2.75%	599,565	14.98 to 17.61	11,032,907	2.09%	33.04% to 31.67%
Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)
2009	1.25 to 1.85%	152,829	2.42 to 2.39	365,532	0.00%	21.06% to 20.51%
Oppenheimer VAF - High Income Fund - Class 4 (OVHI4)
2009	1.40 to 3.25%	2,885,16	2.43 to 2.32	6,913,591	0.00%	20.65% to 18.96%
Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)
2009	1.25 to 1.85%	19,988	2.63 to 2.58	51,668	0.00%	19.66% to 19.12%
Oppenheimer VAF - High Income Fund - Service Class (OVHIS)
2009	1.40 to 3.15%	1,048,58	3.15 to 3.18	3,596,594	0.00%	20.16% to 18.56%
Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)
2009	1.25 to 1.85%	466,302	7.95 to 7.79	3,640,782	0.94%	35.95% to 35.33%
Oppenheimer VAF - Main Street Small Cap Fund(R) - Service Class (OVSCS)
2009	1.40 to 3.75%	2,109,94	12.86 to 13.46	34,921,014	0.97%	35.56% to 33.13%
Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)
2009	1.25 to 1.85%	1,765,76	8.09 to 7.64	13,604,667	2.02%	22.95% to 22.39%
Oppenheimer VAF - Main Street(R) - Service Class (OVGIS)
2009	1.10 to 3.70%	25,201,0	7.57 to 10.15	304,339,958	1.55%	22.85% to 20.42%
Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)
2009	1.25 to 1.85%	1,995,87	4.20 to 3.97	7,982,976	0.00%	25.73% to 25.16%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

NOTES TO FINANCIAL STATEMENTS

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

PIMCO VIT - Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)
2009	1.20 to 2.90%	343,303	11.19 to 11.11	3,830,860	0.68%	11.95% to 11.15%	(a) (b)
PIMCO VIT - Low Duration Portfolio - Advisor Class (PMVLAD)
2009	1.10 to 3.70%	11,450,1	10.87 to 10.75	123,940,393	1.24%	8.74% to 7.55%	(a) (b)
Putnam VT - Growth and Income Fund - Class IB (PVGIB)
2009	1.50 to 3.25%	342,083	10.22 to 10.03	3,705,059	2.80%	25.02% to 23.36%
Putnam VT - International Equity Fund - Class IB (PVTIGB)
2009	1.60 to 2.85%	48,512	14.73 to 13.58	697,414	0.00%	22.24% to 21.07%
Putnam VT - Voyager Fund - Class IB (PVTVB)
2009	1.40 to 3.25%	189,430	12.27 to 11.93	2,428,514	0.76%	56.33% to 54.13%
T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)
2009	1.25 to 3.40%	3,552,17	8.80 to 9.21	34,605,007	0.00%	32.78% to 30.62%
T. Rowe Price Equity Income Portfolio - II (TREI2)
2009	1.25 to 3.75%	7,977,64	8.43 to 8.50	73,157,559	1.40%	20.07% to 17.79%
T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)
2009	2.20	439	11.09	4,869	2.54%	5.36%
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)
2009	1.25 to 1.85%	2,162,01	16.03 to 19.22	43,852,709	1.01%	26.98% to 26.40%
Van Eck Worldwide Insurance Trust - Bond Fund - Class R1 (VWBFR)
2009	1.25 to 1.85%	539,575	13.64 to 13.20	7,148,576	3.87%	5.95% to 5.47%
Van Eck Worldwide Insurance Trust - Bond Fund - Initial Class (VWBF)
2009	1.25 to 1.85%	601,328	18.90 to 19.72	14,032,928	3.83%	5.95% to 5.47%
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Class R1 (VWEMR)
2009	1.25 to 1.85%	862,484	21.24 to 20.55	17,805,270	0.16%	95.13% to 94.25%
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)
2009	1.25 to 1.85%	1,119,35	19.88 to 18.39	20,794,793	0.18%	94.62% to 93.73%
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Class R1 (VWHAR)
2009	1.25 to 1.85%	1,109,33	26.38 to 25.53	28,447,324	0.28%	49.53% to 48.85%
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)
2009	1.25 to 1.85%	786,030	36.64 to 34.91	32,019,086	0.28%	49.51% to 48.83%
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)
2009	1.25 to 1.85%	208,856	10.51 to 10.30	2,155,175	9.24%	7.56% to 7.08%
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class II (MSVF2)
2009	1.40 to 3.50%	2,343,39	11.07 to 9.58	24,644,721	10.61%	7.17% to 5.46%
Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)
2009	1.25 to 1.85%	217,656	22.48 to 20.88	4,585,807	8.07%	27.12% to 26.54%
Van Kampen UIF - Emerging Markets Debt Portfolio - Class II (MSEMB)
2009	1.55 to 2.60%	74,601	18.19 to 17.42	1,361,448	8.03%	26.26% to 25.71%
Victory VIF - Diversified Stock Fund - Class A (VYDS)
2009	1.60 to 2.55%	43,215	12.06 to 11.36	513,747	0.72%	22.59% to 21.70%
Wells Fargo AVT - Large Company Growth Fund (WFVLCG)
2009	2.20 to 2.65%	11,288	8.79 to 8.59	97,462	0.40%	34.87% to 34.41%
Wells Fargo AVT - Money Market Fund (WFVMM)
2009	1.60 to 1.85%	1,626	10.87 to 10.73	17,527	0.22%	-0.74% to -0.93%
Wells Fargo AVT - Small Cap Growth Fund (WFVSCG)
2009	1.20 to 2.90%	554,652	12.50 to 11.93	6,887,602	0.00%	24.97% to 47.60%	(a)
Wells Fargo AVT - Small-Mid Cap Value Fund (WFVSMV)
2009	1.55	1,321	7.59	10,022	1.32%	52.97%
Wells Fargo AVT - Total Return Bond Fund (WFVTRB)
2009	1.60 to 1.70%	21,348	12.18 to 12.12	258,958	1.77%	10.42% to 10.33%
2009	Reserves for annuity contracts in payout phase:			8,256,671
2009	Contract owners’ equity			$20,237,472,712
*	This represents the range of annual contract expense rates of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owner accounts through the redemption of units.
**	This represents the dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by average net assets. The ratios exclude those expenses, such as mortality and expense charges or contract maintenance charges, that result in direct reductions to the contractholder accounts through reductions in unit values or redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
***	This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of the value for expenses assessed. It does not include any expenses assessed through the redemption of units, the inclusion of which would result in a reduction of the total return presented. Total return is ot annualized if the underlying mutual fund option is initially offered, funded, or both, during the period presented.
(a) & (b)	Denote the minimum and maximum of the total return ranges, respectively, for underlying mutual fund options that were added and funded during the reporting period. These returns were not annualized. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) is representative of all units issued and outstanding at period end. Such options that were added during the reporting period are designated using both symbols.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of (loss) income, changes in shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the American Institute of Certified Public Accountants’ Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.

/s/ KPMG LLP
Columbus, Ohio
March 2, 2009

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of (Loss) Income

(in millions)

	Years ended December 31,
	2008	2007	2006
Revenues:
Policy charges	$1,168.0	$1,208.3	$1,132.6
Premiums	283.5	291.7	308.3
Net investment income	1,687.0	1,975.8	2,058.5
Net realized investment (losses) gains	(1,439.3)	(166.2)	7.1
Other income	6.4	7.5	0.2

Total revenues	1,705.6	3,317.1	3,506.7

Benefits and expenses:
Interest credited to policyholder accounts	1,130.6	1,262.6	1,330.1
Benefits and claims	660.3	479.3	450.3
Policyholder dividends	26.4	24.5	25.6
Amortization of deferred policy acquisition costs	674.5	368.5	450.3
Interest expense, primarily with Nationwide Financial Services, Inc. (NFS)	61.8	70.0	65.5
Other operating expenses	516.1	529.5	536.8

Total benefits and expenses	3,069.7	2,734.4	2,858.6

(Loss) income from continuing operations before federal income tax (benefit) expense	(1,364.1)	582.7	648.1
Federal income tax (benefit) expense	(534.3)	128.5	28.7

(Loss) income from continuing operations	(829.8)	454.2	619.4
Cumulative effect of adoption of accounting principle, net of taxes	—	(6.0)	—

Net (loss) income	$(829.8)	$448.2	$619.4

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets

(in millions, except per share amounts)

	December 31,
	2008	2007
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities (amortized cost $21,820.9 and $24,021.2)	$19,247.2	$23,933.4
Equity securities (amortized cost $30.9 and $69.6)	26.5	72.9
Mortgage loans on real estate, net	7,189.9	7,615.4
Short-term investments, including amounts managed by a related party	2,780.9	959.1
Other investments	1,305.5	1,330.8

Total investments	30,550.0	33,911.6

Cash	36.7	1.3
Accrued investment income	300.9	314.3
Deferred policy acquisition costs	4,423.9	3,997.4
Other assets	2,564.0	1,638.9
Separate account assets	46,936.9	69,676.5

Total assets	$84,812.4	$109,540.0

Liabilities and Shareholder’s Equity
Liabilities:
Future policy benefits and claims	$32,536.3	$31,998.4
Short-term debt	249.7	285.3
Long-term debt, payable to NFS	700.0	700.0
Other liabilities	2,110.5	2,642.6
Separate account liabilities	46,936.9	69,676.5

Total liabilities	82,533.4	105,302.8

Shareholder’s equity:
Common stock ($1 par value; authorized - 5.0 shares; issued and outstanding - 3.8 shares)	3.8	3.8
Additional paid-in capital	613.2	274.4
Retained earnings	2,973.2	4,049.5
Accumulated other comprehensive loss	(1,311.2)	(90.5)

Total shareholder’s equity	2,279.0	4,237.2

Total liabilities and shareholder’s equity	$84,812.4	$109,540.0

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Changes in Shareholder’s Equity

(in millions)

	Capital shares	Additional paid-in capital	Retained earnings	Accumlated other comprehensive income (loss)	Total shareholder’s equity
Balance as of December 31, 2005	3.8	274.4	3,894.4	93.6	4,266.2

Dividends to NFS	—	—	(375.0)	—	(375.0)

Comprehensive income:
Net income	—	—	619.4	—	619.4
Other comprehensive loss, net of taxes	—	—	—	(64.9)	(64.9)

Total comprehensive income					554.5

Balance as of December 31, 2006	3.8	274.4	4,138.8	28.7	4,445.7

Dividends to NFS	—	—	(537.5)	—	(537.5)

Comprehensive income:
Net income	—	—	448.2	—	448.2
Other comprehensive loss, net of taxes	—	—	—	(119.2)	(119.2)

Total comprehensive income					329.0

Balance as of December 31, 2007	$3.8	$274.4	$4,049.5	$(90.5)	$4,237.2

Dividends to NFS			(246.5)		(246.5)
Capital contributed by NFS		338.8			338.8

Comprehensive income:
Net loss			(829.8)		(829.8)
Other comprehensive loss, net of taxes				(1,220.7)	(1,220.7)

Total comprehensive loss					(2,050.5)

Balance as of December 31, 2008	$3.8	$613.2	$2,973.2	$(1,311.2)	$2,279.0

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows

(in millions)

	Years ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(829.8)	$448.2	$619.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net realized investment losses (gains)	1,439.3	166.2	(7.1)
Interest credited to policyholder accounts	1,130.6	1,262.6	1,330.1
Capitalization of deferred policy acquisition costs	(572.2)	(612.6)	(569.6)
Amortization of deferred policy acquisition costs	674.5	368.5	450.3
Amortization and depreciation	6.7	22.3	46.6
Decrease (increase) in other assets	64.5	557.4	(336.2)
(Decrease) increase in policy and other liabilities	(226.1)	(331.8)	54.1
(Increase) decrease in derivative assets	(1,030.7)	(146.9)	38.2
Increase in derivative liabilities	153.9	101.5	174.7
Other, net	3.7	8.5	0.1

Net cash provided by operating activities	814.4	1,843.9	1,800.6

Cash flows from investing activities:
Proceeds from maturity of securities available-for-sale	3,935.6	4,379.8	5,128.6
Proceeds from sale of securities available-for-sale	4,185.2	4,657.5	2,267.3
Proceeds from repayments or sales of mortgage loans on real estate	763.1	2,467.7	2,430.8
Cost of securities available-for-sale acquired	(6,831.8)	(8,008.3)	(5,658.9)
Cost of mortgage loans on real estate originated or acquired	(358.7)	(1,887.0)	(2,180.4)
Net decrease (increase) in short-term investments	(1,827.0)	762.9	(125.4)
Collateral received (paid), net	603.4	(175.6)	(332.6)
Other, net	(34.0)	(68.6)	52.1

Net cash provided by investing activities	435.8	2,128.4	1,581.5

Cash flows from financing activities:
Net increase (decrease) in short-term debt	(35.6)	210.1	(167.1)
Capital contributed by NFS	153.4	—	—
Cash dividends paid to NFS	(181.8)	(537.5)	(375.0)
Investment and universal life insurance product deposits and other additions	3,511.1	3,586.1	3,400.8
Investment and universal life insurance product withdrawals and other deductions	(4,795.9)	(7,230.2)	(6,241.2)
Other, net	134.0	—	—

Net cash used in financing activities	(1,214.8)	(3,971.5)	(3,382.5)

Net increase (decrease) in cash	35.4	0.8	(0.4)
Cash, beginning of period	1.3	0.5	0.9

Cash, end of period	$36.7	$1.3	$0.5

Supplemental Non-cash Disclosure:
Dividends paid to NFS	$(64.6)	$—	$—
Capital contributed by NFS	185.4	—	—
See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(1)	Nature of Operations
Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) was incorporated in 1929 and is an Ohio stock legal reserve life insurance company. The Company is a member of the Nationwide group of companies (Nationwide), which is comprised of Nationwide Mutual Insurance Company (NMIC) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by NFS, a holding company formed by Nationwide Corporation (Nationwide Corp.), a majority-owned subsidiary of NMIC.

On August 6, 2008, NFS entered into a definitive agreement for NMIC, and Nationwide Corporation (Nationwide Corp.)., to acquire all of the outstanding publicly held Class A common shares of NFS for $52.25 per share in cash. The transaction closed on January 1, 2009 and NFS became a privately held subsidiary of Nationwide Corp.

Wholly-owned subsidiaries of NLIC as of December 31, 2008 include Nationwide Life and Annuity Insurance Company (NLAIC) and Nationwide Investment Services Corporation (NISC). NLAIC offers universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and individual annuity contracts on a non-participating basis. NISC is a registered broker/dealer.

The Company is a leading provider of long-term savings and retirement products in the United States of America (U.S.). The Company develops and sells a diverse range of products including individual annuities, private and public sector group retirement plans, other investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker/dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (NRS), and Nationwide Financial Network (NFN) producers. The Company also distributes products through the agency distribution force of its ultimate parent company, NMIC.

As of December 31, 2008 and 2007, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which business is conducted that makes it overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies
The Company’s significant accounting policies that materially affect financial reporting are summarized below. The accompanying consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP).

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ significantly from those estimates.

The Company’s most significant estimates include those used to determine the following: the balance, recoverability and amortization of deferred policy acquisition costs (DAC); whether an available-for-sale security is other-than-temporarily impaired, valuation allowances for mortgage loans on real estate; valuation of derivatives; the liability for future policy benefits and claims, including the valuation of embedded derivative resulting from living benefit contracts; and federal income tax provision. Although some variability is inherent in these estimates, recorded amounts reflect management’s best estimates based on facts and circumstances as of the balance sheet date. Management believes the amounts provided are appropriate.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company determined that certain cash flows related to future policy benefits and claims totaling $111.9 million for the three months ended March 31, 2008, which were included as cash flows provided by operating activities on the condensed consolidated statements of cash flows in the applicable Quarterly Report on Form 10-Q, should have been presented as financing activities. The net cash provided by operating activities for the three months ended March 31, 2008 as originally filed and revised was $351.1 million and $239.2 million, respectively. The net cash used in financing activities for the three months ended March 31, 2008 as originally filed and revised was $368.9 million and $257.0 million, respectively. They will be presented in that manner on a comparative basis in the 2009 filings. The consolidated statement of cash flows for 2008 included in this filing reflects the revised presentation described above.

Certain items in the 2007 and 2006 consolidated financial statements and related notes have been reclassified to conform to the current presentation.

(a) Consolidation Policy

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. Minority interest expense is included in other operating expenses in the consolidated statements of (loss) income, and the minority interest liability is included in other liabilities on the consolidated balance sheets. All significant intercompany balances and transactions were eliminated in consolidation.

(b) Valuation of Investments, Investment Income and Related Gains and Losses

The Company is required to classify its fixed maturity securities and marketable equity securities as held-to-maturity, available-for-sale or trading. All fixed maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of adjustments to DAC, future policy benefits and claims, and deferred federal income taxes reported as a separate component of accumulated other comprehensive (loss) income (AOCI) in shareholder’s equity. The adjustment to DAC represents the changes in amortization of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines. The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required had such unrealized amounts been realized and the proceeds reinvested at then current market interest rates, which were lower than the then current effective portfolio rate.

For fixed maturity and marketable equity securities for which market quotations generally are available, the Company generally uses independent pricing services to assist in determining the fair value measurement. For certain fixed maturity securities not priced by independent services (generally private placement securities without quoted market prices), an internally developed pricing model or “corporate pricing matrix” is most often used. The corporate pricing matrix is developed by obtaining private spreads versus the U.S. Treasury yield for corporate securities with varying weighted average lives and bond ratings. The weighted average life and bond rating of a particular fixed maturity security to be priced using the corporate matrix are important inputs into the model and are used to determine a corresponding spread that is added to the U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. The Company also utilized broker quotes in pricing securities or to validate modeled prices.

For mortgage-backed securities (MBSs), the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the interest method without anticipating the impact of prepayments.

Management regularly reviews each investment in its fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

For debt securities not subject to Emerging Issues Task Force Issue (EITF) No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, as amended by Financial Accounting Standards Board (FASB) Staff Position (FSP) EITF 99-20-1 (EITF 99-20), as well as debt securities subject to EITF 99-20, an other-than-temporary impairment charge is taken when the Company does not have the ability and intent to hold the security until the forecasted recovery or if it is probable that the Company will not recover all contractual amounts when due. Furthermore, equity securities may experience other-than-temporary impairments based on prospects of recovery in a reasonable period of time. Many criteria are considered during this process including, but not limited to, specific credit issues and financial prospects related to the issuer, the quality of the underlying collateral, management’s intent and ability to hold the security until recovery, current economic conditions that could affect the creditworthiness of the issuer in the future, the current fair value as compared to the amortized cost of the security, the extent and duration of the unrealized loss, and the rating of the affected security. Other-than-temporary impairment losses result in a permanent reduction to the cost basis of the underlying investment.

In addition to the above, for certain beneficial interests in securitized financial assets with contractual cash flows, including asset-backed securities (ABSs), EITF 99-20 also requires the Company to periodically update its best estimate of cash flows over the life of the security. If the fair value of a securitized financial asset is not greater than or equal to its carrying value based on current information and events, and if there has been , or if it is probable that, an adverse change in estimated cash flows since the last revised estimate (considering both timing and amount), then the Company recognizes an other-than-temporary impairment and writes down the investment to fair value.

The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan is impaired, a provision for loss is established equal to either the difference between the carrying value and the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. In addition to the valuation allowance on specific loans, the Company maintains an allowance not yet specifically identified by loan for probable losses inherent in the loan portfolio as of the balance sheet date. The valuation allowance account for mortgage loans on real estate reflects management’s best estimate of probable credit losses, including losses incurred at the balance sheet date but not yet identified by specific loan. Management’s periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Changes in the valuation allowance are recorded in net realized investment gains and losses. Loans in foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

Real estate to be held and used is carried at cost less accumulated depreciation. Real estate designated as held for disposal is not depreciated and is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting.

Impairment losses are recorded on investments in long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in the Company’s mortgage loan valuation allowance and recognition of impairment losses for other-than-temporary declines in the fair values of applicable investments are included in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(c) Derivative Instruments

Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge); a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); a foreign currency fair value or cash flow hedge (foreign currency hedge); or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are expected to be and, for ongoing hedging relationships, have been highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not, or is not expected to be, highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

The Company enters into interest rate swaps, cross-currency swaps or Euro futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short U.S. Treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in net realized investment gains and losses. Changes in the fair value of the hedged item that are attributable to the risk being hedged are also recorded in net realized investment gains and losses.

The Company enters into interest rate swaps to hedge the variability in cash flows and investment income due to changes in the benchmark interest rates on variable rate assets and liabilities. The Company also enters into cross-currency interest rate swaps to eliminate the currency risk on variable rate and fixed rate foreign denominated assets. Derivative instruments classified as cash flow hedges are carried at fair value, with the effective portion of changes in fair value recorded in other comprehensive income and the ineffective portion recorded in net realized investment gains and losses.

Accrued interest receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder accounts consistent with the nature of the hedged item, except for interest rate swaps hedging the anticipated sale of investments where amounts receivable or payable under the swaps are recorded as net realized investment gains and losses, and except for interest rate swaps hedging the anticipated purchase of investments where amounts receivable or payable under the swaps are initially recorded in AOCI to the extent the hedging relationship is effective.

The Company periodically may enter into a derivative transaction that will not qualify for hedge accounting. The Company does not enter into speculative positions. Although these transactions do not qualify for hedge accounting, or have not been designated in hedging relationships by the Company, they are part of its overall risk management strategy. For example, the Company may sell credit default protection through a credit default swap. Although the credit default swap is not effective in hedging specific investments, the income stream allows the Company to manage overall investment yields while exposing the Company to acceptable credit risk. The Company may enter into a cross-currency basis swap (pay a variable U.S. rate and receive a variable foreign-denominated rate) to eliminate the foreign currency exposure of a variable rate foreign-denominated liability. Although basis swaps may qualify for hedge accounting, the Company has chosen not to designate these derivatives as hedging instruments due to the difficulty in assessing and monitoring effectiveness for both sides of the basis swap. Derivative instruments that do not qualify for hedge accounting or are not designated as hedging instruments are carried at fair value, with changes in fair value recorded in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(d) Revenues and Benefits

Investment and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI), bank-owned life insurance (BOLI) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance charges, administrative fees and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance charges and administrative fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and primarily consist of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

(e) Cash and Cash Equivalents

Cash and cash equivalents consist of short-term highly liquid investments with original maturities of less than three months at the time of purchase. The Company carries cash and cash equivalents at cost, which approximates fair value.

(f) Deferred Policy Acquisition Costs

Investment and universal life insurance products. The Company has deferred certain costs of acquiring investment and universal life insurance products business, principally commissions, certain expenses of the policy issue and underwriting department, and certain variable sales expenses that relate to and vary with the production of new and renewal business. In addition, the Company defers sales inducements, such as interest credit bonuses and jumbo deposit bonuses. Investment products primarily consist of individual and group variable and fixed deferred annuities in the Individual Investments and Retirement Plans segments. Universal life insurance products include universal life insurance, variable universal life insurance, COLI, BOLI and other interest-sensitive life insurance policies in the Individual Protection segment. DAC is subject to recoverability testing in the year of policy issuance and loss recognition testing at the end of each reporting period.

For investment and universal life insurance products, the Company amortizes DAC with interest over the lives of the policies in relation to the present value of estimated gross profits from projected interest margins, asset fees, cost of insurance charges, administrative fees, surrender charges, and net realized investment gains and losses less policy benefits and policy maintenance expenses. The Company adjusts the DAC asset related to investment and universal life insurance products to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale, as described in Note 2(b).

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The assumptions used in the estimation of future gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process during the second quarter. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies, and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins and mortality. Currently, the Company’s long-term assumption for net separate account investment performance is approximately 7% growth per year and varies by product. The Company reviews this assumption, like others, as part of its annual process. If this assumption were unlocked, the date of the unlocking could become the anchor date used in the reversion to the mean process (defined below). Variances from the long-term assumption are expected since the majority of the investments in the underlying separate accounts are in equity securities, which strongly correlate in the aggregate with the Standard & Poor’s (S&P) 500 Index. The Company bases its reversion to the mean process on actual net separate account investment performance from the anchor date to the valuation date. The Company then assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption. The assumed net separate account investment performance used in the DAC models is intended to reflect what is anticipated. However, based on historical returns of the S&P 500 Index, and as part of its pre-set parameters, the Company’s reversion to the mean process generally limits net separate account investment performance to 0-15% during the three-year reversion period. See below for a discussion of 2008 and 2007 assumption changes that impacted DAC amortization and related balances.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or future assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense, which could be significant. In general, increases in the estimated long-term general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in long-term lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.

In addition to the comprehensive annual study of assumptions, management evaluates the appropriateness of the individual variable annuity DAC balance quarterly within pre-set parameters. These parameters are designed to appropriately reflect the Company’s long-term expectations with respect to individual variable annuity contracts while also evaluating the potential impact of short-term experience on the Company’s recorded individual variable annuity DAC balance. If the recorded balance of individual variable annuity DAC falls outside of these parameters for a prescribed period, or if the recorded balance falls outside of these parameters and management determines it is not reasonably possible to get back within the parameters during a given period, assumptions are required to be unlocked, and DAC is recalculated using revised best estimate assumptions. When DAC assumptions are unlocked and revised, the Company continues to use the reversion to the mean process. See below for a discussion of 2008 and 2007 assumption changes that impacted DAC amortization and related balances.

During the second quarter of 2007, the Company conducted its annual comprehensive review of model assumptions used to project DAC and other related balances, including sales inducement assets, unearned revenue reserves, and guaranteed minimum death and income benefit reserves. This review included all assumptions, including expected separate account investment returns during the three-year reversion period, lapse rates, mortality and expenses. The Company determined as part of this annual review that the overall separate account returns were expected to exceed previous estimates due to favorable financial market trends. Additionally, while the Company estimated that the overall profitability of its variable products had improved, it expected the long-term net growth in separate account investment performance to moderate.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Accordingly, the second quarter 2007 unlocking process included changes in several assumptions, including assumptions affecting net separate account investment performance. This unlocking resulted in a net increase in DAC and a benefit to DAC amortization and other related balances totaling $221.6 million pre-tax, which was reported in the following segments in the pre-tax amounts indicated: Individual Investments - $196.4 million; Retirement Plans - $10.5 million; and Individual Protection - $14.7 million. First, the Company reset the anchor date for its reversion to the mean calculations, which increased the annual net separate account growth rate to 7% during the first three years of the projection period from 0% (which was the rate of return for the three-year reversion period required from the previous anchor date). Second, as a result of its current analysis, including its evaluation of ongoing trends and expectations regarding financial market performance, the Company unlocked and reset its long-term assumption for net separate account growth rates to 7% from 8%. This decreased the net separate account growth rate by 1% to 7% for all years subsequent to the three-year reversion period. The combination of resetting these two factors resulted in a $167.0 million increase in DAC and benefit to DAC amortization and other related balances. The impact of changing the annual net separate account growth rate from 0% to 7% during the three-year reversion period had a much larger effect on the DAC balance when compared to the 1% incremental change in the long-term assumption for net separate account investment performance. The remainder of the increase in DAC and benefit to DAC amortization and other related balances resulting from the DAC unlocking process primarily was related to the recorded balance of individual variable annuity DAC falling outside the Company’s preset parameters for the prescribed period, which was driven by favorable market performance in excess of the assumed net separate account returns. Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a $78.8 million increase in DAC and benefit to DAC amortization and other related balances. This was partially offset by a $24.2 million decrease in DAC and increase in DAC amortization and other related balances due to increasing estimated lapse rates for fixed annuity and BOLI products.

During the second quarter of 2007, the Company added a new feature to its existing guaranteed minimum withdrawal benefit rider, Lifetime Income (L.inc). This new feature resulted in a substantial change in the existing contracts and, therefore, an extinguishment of the DAC associated with those contracts pursuant to the American Institute of Certified Public Accountants’ (AICPA) Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (SOP 05-1). As a result, the Company eliminated existing DAC and other related balances resulting in a $135.0 million pre-tax charge.

At the end of the second quarter of 2008, the Company determined as part of its comprehensive annual study of assumptions that certain assumptions should be unlocked. The unlocked assumptions primarily related to lapse and spread assumptions in the Individual Investments segment, the assumed growth rate on deposits per contract in the Retirement Plans segment, and mortality and lapse assumptions in the Individual Protection segment. Therefore, in the second quarter of 2008, the Company recorded the following pre-tax adjustments: 1) a decrease in DAC and additional DAC amortization of $13.4 million; 2) a decrease in other assets and additional benefits and claims of $0.6 million; and 3) a decrease in unearned revenue liability and additional administrative fees of $3.1 million. The net impact of this activity was a $10.9 million unfavorable pre-tax adjustment to net income in the second quarter of 2008, which was reported in the following segments in the pre-tax amounts indicated: Individual Investments - $9.4 million unfavorable; Retirement Plans - $2.3 million unfavorable; and Individual Protection - $0.8 million favorable.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

During the third quarter of 2008, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters for the prescribed period, which primarily was driven by unfavorable market performance compared to the assumed net separate account returns. Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a decrease in DAC and an increase in DAC amortization and other related balances totaling $177.2 million pre-tax in the Individual Investments segment. During the fourth quarter of 2008, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters, which primarily was driven by continued unfavorable market performance compared to assumed net separate account returns. Management made a determination that it was not reasonably possible to get back within the preset parameters during the remaining prescribed period. Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a decrease in DAC and an increase in DAC amortization and other related balances of $243.1 million pre-tax in the Individual Investments segment. The Company continues to use the reversion to the mean process with the anchor date that was reset during the second quarter 2007 unlocking as described above. The Company evaluated the assumed separate account performance level over the next three years and determined that the assumptions inherent in the reversion period were reasonable. The annual net separate account growth rate for the mean reversion period is 15%, the maximum rate under the Company’s parameters. Accordingly, future periods may incur additional amortization of DAC if the Company’s actual returns are less than assumed.

Traditional life insurance products. Generally, DAC related to traditional life insurance products is amortized with interest over the premium-paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue is estimated using the same assumptions as those used for computing liabilities for future policy benefits at issuance. Under existing accounting guidance, the concept of DAC unlocking does not apply to traditional life insurance products, although evaluations of DAC for recoverability at the time of policy issuance and loss recognition testing at each reporting period are required.

(g) Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. Separate account assets are recorded at fair value primarily based on market quotations of the underlying securities. Investment income and realized investment gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of (loss) income except for (1) the fees the Company receives, which are assessed on a daily or monthly basis and recognized as revenue when assessed and earned, and (2) the activity related to contract guarantees, which are riders to existing variable annuity contracts.

(h) Future Policy Benefits and Claims

The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the relative incidence of death in a given time), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts).

The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and universal life and variable universal life insurance policies as the policy account balance, which represents participants’ net premiums and deposits plus investment performance and interest credited less applicable contract charges.

The Company’s liability for funding agreements to an unrelated third party trust related to the Company’s medium-term note (MTN) program equals the balance that accrues to the benefit of the contractholder, including interest credited. The funding agreements constitute insurance obligations and are considered annuity contracts under Ohio insurance laws.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method using interest rates varying from 2.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals that were used or being experienced at the time the policies were issued.

The liability for future policy benefits for payout annuities was calculated using the present value of future benefits and maintenance costs discounted using interest rates varying generally from 3.0% to 13.0%.

(i) Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 5% of the Company’s life insurance in force in 2008 (6% in 2007 and 8% in 2006), 44% of the number of life insurance policies in force in 2008 (48% in 2007 and 50% in 2006) and 7% of life insurance statutory premiums in 2008 (7% in 2007 and 5% in 2006). The provision for policyholder dividends was based on the current dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

(j) Federal Income Taxes

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements. Any such change could significantly affect the amounts reported in the consolidated statements of (loss) income. Management has established reserves in accordance with FIN 48 based on current facts and circumstances regarding tax exposure items where the ultimate deductibility is open to interpretation. Management evaluates the appropriateness of such reserves quarterly based on any new developments specific to their fact patterns. Information considered includes results of completed tax examinations, Technical Advice Memorandums and other rulings issued by the Internal Revenue Service (IRS) or the tax courts.

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is determined that it is more likely than not that the deferred tax asset will not be fully realized.

(k) Reinsurance Ceded

Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded generally are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder.

(l) Change in Accounting Principle

Historically, the Company accrued for legal costs associated with litigation defense and regulatory investigations by estimating the ultimate costs of such activity. Beginning April 1, 2007, the Company’s accrual for such legal expenses includes only the amount for services that have been provided but not yet paid. The Company believes the newly adopted accounting principle is preferable because it more accurately reflects expenses in the periods in which they are incurred. The Company continues to estimate and accrue the ultimate amounts expected to be paid for litigation and regulatory investigation loss contingencies. The Company has presented its consolidated financial statements and accompanying notes as applicable for all periods presented to retroactively apply the adoption of this change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes the impact of the change in accounting principle described above for the years ended December 31:

(in millions)	2007	2006
Other operating expenses	$2.8	$5.0
Net income	(1.9)	(3.1)
The cumulative effect of the change on retained earnings as of January 1, 2006 was an $11.0 million increase.

(3)	Recently Issued Accounting Standards
In January 2009, the FASB issued FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20 (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and will be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company will adopt FSP EITF 99-20-1 effective December 31, 2008 and will apply the standard prospectively, as is required.

In December 2008, the FASB issued FSP FAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP FAS 132R-1). FSP FAS 132R-1 amends FASB Statement No. 132 revised 2003, Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The portion of FSP FAS 132R-1 related to the disclosures about plan assets is effective for fiscal years ending after December 15, 2009. FSP FAS 132R-1 will have no impact on the Company’s disclosures.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46R-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities, (FSP FAS 140-4 and FIN 46R-8). FSP FAS 140-4 and FIN 46R-8 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. This FSP will be effective for the first reporting period (interim or annual) ending after December 15, 2008. The Company adopted FSP FAS 140-4 and FIN 46R-8 effective December 31, 2008. See Note 17 for the required disclosures.

In November 2008, the FASB Board ratified the Emerging Issues Task Force’s consensus EITF 08-7, Accounting for Defensive Intangible Assets (EITF 08-7). EITF 08-7 requires defensive intangible assets acquired in a business combination or asset acquisition to be accounted for as a separate unit of accounting. In doing so, the asset should not be included as part of the cost of an entity’s existing intangible asset(s) because the defensive intangible asset is separately identifiable. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. EITF 08-7 is not expected to have a material impact on the Company’s financial position or results of operations upon adoption. The Company will adopt EITF 08-7 effective January 1, 2009 and will apply it prospectively for intangible assets acquired on or after that date.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In November 2008, the FASB Board ratified the Emerging Issues Task Force’s consensus EITF 08-6, Equity Method Investment Accounting Considerations (EITF 08-6). EITF 08-6 clarifies how to account for certain transactions and impairment considerations involving equity method investments. Specifically, EITF 08-6 notes: 1) an entity shall measure its equity method investment initially at cost 2) an equity method investor is required to recognize other-than-temporary impairments of an equity method investment in accordance with paragraph 19(h) of Opinion 18 and an equity method investor shall not separately test an investee’s underlying indefinite-lived intangible asset(s) for impairment 3) an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment and any gain or loss to the investor resulting from an investee’s share issuance shall be recognized in earnings. This Issue shall be is effective on a prospective basis in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company will adopt EITF 08-6 effective January 1, 2009 and will apply the standard prospectively, as is required.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). FSP FAS 157-3 clarifies the application of SFAS No. 157, Fair Value Measurements (SFAS 157), in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 was effective upon issuance and was adopted by the Company effective September 30, 2008. The adoption of FSP FAS 157-3 did not have a material impact on the Company’s financial position or results of operations.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP FAS 133-1 and FIN 45-4). FSP FAS 133-1 and FIN 45-4 requires additional disclosure about credit derivatives including their nature, potential amount of future payments, fair value, recourse provisions and current status of the payment/performance risk. FSP FAS 133-1 and FIN 45-4 also requires the disclosure of the current status of the payment/performance risk of a guarantee subject to FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FSP FAS 133-1 and FIN 45-4 is effective for reporting periods ending after November 15, 2008. The Company adopted FSP FAS 133-1 and FIN 45-4 effective for the December 31, 2008 reporting period. See Note 5 for the required disclosures

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP (the GAAP hierarchy). SFAS 162 will be effective 60 days following the approval by the United States Securities and Exchange Commission (SEC) of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of SFAS 162 did not the C result in a change in its current practices.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133 with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about derivative instrument fair values and related gains and losses, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company currently is evaluating the new disclosures required under SFAS 161 and will adopt it March 31, 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157 (FSP FAS 157-2). This FSP delays the effective date of SFAS 157 for nonfinancial assets and liabilities until fiscal years and interim periods beginning after November 15, 2008. FSP FAS 157-2 applies to nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually), and is effective upon issuance. The Company has not yet applied the provisions of SFAS 157 to the nonfinancial assets and liabilities within the scope of FSP FAS 157-2. However, the Company does not expect such application to have a material impact on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R), which replaces SFAS No. 141, Business Combinations (SFAS 141). The objective of SFAS 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. Accordingly, SFAS 141R establishes principles and requirements for how the acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies to all transactions or other events in which an entity obtains control of one or more businesses and retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R is applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The Company will adopt SFAS 141R effective January 1, 2009 and will apply it to any business combination on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (SFAS 160). The objective of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also amends certain consolidation procedures prescribed by Accounting Research Bulletin No. 51, Consolidated Financial Statements, for consistency with the requirements of SFAS 141R. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company will adopt SFAS 160 effective January 1, 2009 and will apply it to any acquisitions or dispositions of noncontrolling interests on or after that date.

In June 2007, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (SOP 07-1). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the Guide). For those entities that are investment companies under SOP 07-1, this SOP also addresses whether the specialized industry accounting principles of the Guide (i.e., fair value accounting) should be retained by a parent company in consolidation or by an investor that has the ability to exercise significant influence over the investment company and applies the equity method of accounting to its investment in the entity (referred to as an equity method investor). In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. The provisions of SOP 07-1 were to be effective for fiscal years beginning on or after December 15, 2007. On February 14, 2008, the FASB issued FSP SOP 07-1-1, which delays indefinitely the effective date of SOP 07-1. The Company will monitor the FASB and AICPA deliberations regarding this standard.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In April 2007, the FASB issued FSP FIN 39-1, An Amendment of FASB Interpretation No. 39 (FSP FIN 39-1). FSP FIN 39-1 addresses whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with paragraph 10 of Interpretation 39. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early application permitted. The Company adopted FSP FIN 39-1 effective January 1, 2008. The Company elected to present the fair value of cash collateral received separate from the obligation to return the collateral. The adoption of FSP FIN 39-1 did not impact the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. In addition, SFAS 159 does not establish requirements for recognizing and measuring dividend income, interest income or interest expense, nor does it eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, Fair Value Measurements (SFAS 157), and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company adopted SFAS 159 for commercial mortgage loans held for sale effective January 1, 2008, which did not have a material impact on the Company’s financial position or results of operations. The Company will assess the fair value election for new financial assets or liabilities on a prospective basis. See Note 4 for disclosures required by SFAS 159.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet is effective for fiscal years ending after December 15, 2008. The Company adopted SFAS 158 effective December 31, 2006. The adoption of SFAS 158 did not have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. For recurring fair value measurements using significant unobservable inputs, the reporting entity shall disclose the effect of the measurements on earnings for the period. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company adopted SFAS 157 effective January 1, 2008. The adoption of SFAS 157 did not have a material impact on the Company’s financial position or results of operations. See Note 4 for disclosures required by SFAS 157.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108 (SAB 108). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires registrants to quantify misstatements using both the balance sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 does not change the SEC’s previous guidance in SAB No. 99 on evaluating the materiality of misstatements. The Company adopted SAB 108 effective December 31, 2006. SAB 108 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 effective January 1, 2007. FIN 48 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS 156). SFAS 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because SFAS 156 permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The Company adopted SFAS 156 effective January 1, 2007. SFAS 156 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS 140. SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS 155: (1) permits an entity to make an irrevocable election to measure any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation at fair value in its entirety, with changes in fair value recognized in earnings; (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Provisions of SFAS 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company adopted SFAS 155 effective January 1, 2006. On the date of adoption, there was no impact to the Company’s financial position or results of operations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In September 2005, AcSEC issued SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, issued by the FASB. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs as a result of the exchange of a contract for a new contract, or by amendment, endorsement or rider to a contract, or by the election of a new feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. Retrospective application of SOP 05-1 to previously issued financial statements is not permitted. Initial application of SOP 05-1 is required as of the beginning of an entity’s fiscal year. The Company adopted SOP 05-1 effective January 1, 2007, which resulted in a $6.0 million charge, net of taxes, as the cumulative effect of adoption of this accounting principle.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier adoption permitted. The Company adopted SFAS 154 effective January 1, 2006. SFAS 154 did not have any impact on the Company’s financial position or results of operations upon adoption.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(4)	Fair Value Measurements
Fair Value Option

As described in Note 3, the Company adopted SFAS 159 effective January 1, 2008 and elected SFAS 159 fair value treatment for commercial mortgage loans held for sale. Accordingly, the Company now records in earnings all market fluctuations associated with this portfolio. The Company previously recorded such loans at the lower of cost or market value. Balances for these loans will be measured at fair value prospectively with unrealized gains and losses included as a component of net realized investment gains and losses. The Company will assess the fair value option election for new financial assets or liabilities on a prospective basis.

Fair Value Hierarchy

As described in Note 3, the Company adopted SFAS 157 effective January 1, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

In accordance with SFAS 157, the Company categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets and liabilities recorded at fair value in the consolidated balance sheets as follows:

•
Level 1 – Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date. The types of assets and liabilities utilizing Level 1 valuations include U.S. Treasury and agency securities, equity securities listed in active markets, investments in publicly traded mutual funds with quoted market prices, and listed derivatives.

•
Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The types of assets and liabilities utilizing Level 2 valuations generally include U.S. Government securities not backed by the full faith of the government, municipal bonds, structured notes and certain MBSs and ABSs, certain corporate debt, certain private placement investments, and certain derivatives, including basis swaps and commodity total return swaps.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs. Generally, the types of assets and liabilities utilizing Level 3 valuations are certain MBSs and ABSs, certain corporate debt, certain private placement investments, certain mutual fund holdings, and certain derivatives, including embedded derivatives associated with living benefit contracts.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$561.3	$10.0	$—	$571.3
Obligations of states and political subdivisions	—	217.1	—	217.1
Debt securities issued by foreign governments	—	38.9	—	38.9
Corporate securities	—	10,135.7	1,220.8	11,356.5
Mortgage-backed securities	520.8	1,936.4	2,219.6	4,676.8
Asset-backed securities	—	1,218.4	1,168.2	2,386.6

Total fixed maturity securities	1,082.1	13,556.5	4,608.6	19,247.2
Equity securities	1.4	15.2	9.9	26.5

Total securities available-for-sale	1,083.5	13,571.7	4,618.5	19,273.7

Mortgage loans held for sale1	—	—	124.5	124.5
Short-term investments	36.2	2,744.7	—	2,780.9

Total investments	1,119.7	16,316.4	4,743.0	22,179.1

Cash	36.7	—	—	36.7
Derivative assets2	—	708.5	597.6	1,306.1
Separate account assets3.5	9,530.3	35,270.0	2,136.6	46,936.9

Total assets	$10,686.7	$52,294.9	$7,477.2	$70,458.8

Liabilities
Future policy benefits and claims4	$—	$—	$(1,739.7)	$(1,739.7)
Derivative liabilities2	(6.0)	(385.9)	(4.2)	(396.1)

Total liabilities	$(6.0)	$(385.9)	$(1,743.9)	$(2,135.8)

1	Carried at fair value as elected under SFAS 159.
2	Comprised of interest rate swaps, cross-currency interest rate swaps, credit default swaps, other non-hedging instruments, equity option contracts and interest rate futures contracts.
3	Comprised of public, privately registered and non-registered mutual funds and investments in securities.
4
Related to embedded derivatives associated with living benefit contracts. The Company’s guaranteed minimum accumulation benefits (GMABs), guaranteed lifetime withdrawal benefits (GLWBs) and hybrid GMABs/GLWBs are considered embedded derivatives under current accounting guidance, resulting in the related liabilities being separated from the host insurance product and recognized at fair value, with changes in fair value reported in earnings. This balance also includes embedded derivatives associated with fixed equity-indexed annuities (EIA) that provide for interest earnings that are linked to the performance of specified equity market indices.

5	The value of separate account liabilities is set to equal the fair value of separate account assets

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes financial instruments for which the Company used significant unobservable inputs (Level 3) to determine fair value measurements for the year ended December 31, 2008:

		Net investment gains (losses)						Change in unrealized gains (losses) in earnings due to assets still held
(in millions)	Balance as of December 31, 2007	In earnings (realized and unrealized)1	In OCI (unrealized)2	Purchases, issuances, sales and settlements	Transfers in to Level 3	Transfers out of Level 3	Balance as of December 31, 2008
Assets
Investments:
Securities available-for-sale3 :
Fixed maturity securities
Corporate securities	$1,429.5	$(179.4)	$(230.7)	$(360.3)	$816.6	$(254.9)	$1,220.8	$—
Mortgage-backed securities	176.6	(283.4)	(556.9)	(139.8)	3,029.4	(6.3)	2,219.6	—
Asset-backed securities	754.4	(382.4)	(539.0)	11.3	1,469.8	(145.9)	1,168.2	—

Total fixed maturity securities	2,360.5	(845.2)	(1,326.6)	(488.8)	5,315.8	(407.1)	4,608.6	—
Equity securities	1.4	(54.9)	(5.7)	28.7	40.4	—	9.9	—

Total securities available-for-sale	2,361.9	(900.1)	(1,332.3)	(460.1)	5,356.2	(407.1)	4,618.5	—
Mortgage loans held for sale	86.1	(49.3)	—	87.7	—	—	124.5	(49.3)
Short-term investments	371.9	—	—	—	—	(371.9)	—	—

Total investments	2,819.9	(949.4)	(1,332.3)	(372.4)	5,356.2	(779.0)	4,743.0	(49.3)

Derivative assets	166.6	405.4	4.4	21.2	—	—	597.6	394.0
Separate account assets4.6	2,258.3	310.1	—	509.4	16.8	(958.0)	2,136.6	333.9

Total assets	$5,244.8	$(233.9)	$(1,327.9)	$158.2	$5,373.0	$(1,737.0)	$7,477.2	$678.6

Liabilities
Future policy benefits and claims5	$(128.9)	$(1,602.1)	$—	$(8.7)	$—	$—	$(1,739.7)	$1,602.1
Derivative liabilities	(16.3)	3.9	—	8.2	—	—	(4.2)	(12.0)

Total liabilities	$(145.2)	$(1,598.2)	$—	$(0.5)	$—	$—	$(1,743.9)	$1,590.1

1	Includes gains and losses on sales of financial instruments, changes in market value of certain instruments and other-than-temporary impairments.
2	Includes changes in market value of certain instruments.
3
Includes non-investment grade collateralized mortgage obligations, MBSs and ABSs, ABS trust preferred notes, certain counterparty or internally priced securities, and securities that are at or near default based on designations assigned by the National Association of Insurance Commissioners (NAIC) (see Note 5 for a discussion of NAIC Designations). Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

4
Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions. The net unrealized investment loss on these non-registered mutual funds is attributable to contractholders and, therefore, is not included in the Company’s earnings.

5
Relates to GMAB, GMWB and EIA embedded derivatives associated with contracts with living benefit riders. Related derivatives are internally valued. The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial risk assumptions, including risk margin considerations reflecting policyholder behavior. The Company uses observable inputs, such as published swap rates, in its capital market assumptions. Actuarial assumptions, including lapse behavior and mortality rates, are based on actual experience.

6	The value of separate account liabilities is set to equal the fair value of separate account assets

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Transfers

The Company will review its fair value hierarchy classifications quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassification of fair value hierarchy levels of financial assets and liabilities. These reclassifications will be reported as transfers in/out of Level 3 in the beginning of the period in which the change occurs. During 2008, certain of the Company’s investments in corporate securities, MBSs and ABSs were considered to be in inactive markets, due to concerns in the securities markets and resulting lack of liquidity. As a result, there have been significant changes in certain inputs which led to transfers into Level 3. During 2008, additional observable inputs were obtained on assets previously considered Level 3, which led to transfers out of that category.

Fair Value on a Nonrecurring Basis

The Company did not have any material assets or liabilities reported at fair value on a nonrecurring basis required to be disclosed under SFAS 157.

Financial Instruments Not Carried at Fair Value

SFAS No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires additional disclosures of fair value information of financial instruments. The following include disclosures for the other financial instruments not carried at fair value and not included in the above SFAS 157 disclosure.

In estimating fair value for its SFAS 107 disclosures, the Company used the following methods and assumptions:

Mortgage loans on real estate, net: The fair values of mortgage loans on real estate are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Estimated fair value is based on the present value of expected future cash flows discounted at the loan’s effective market interest rate. In the current year, mortgage loans held for sale are included in the above SFAS 157 disclosure, as the Company elected to carry these assets at fair value under SFAS 159 (effective January 1, 2008).

Policy loans: The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts: The fair values of the Company’s liabilities under investment type contracts are based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand, net of certain surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Short-term debt: The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt: The fair values for senior notes are based on quoted market prices. The fair values of the junior subordinated debentures issued to a related party are based on quoted market prices of the capital securities of Nationwide Financial Services Capital Trust I (Trust I), which approximate the fair value of this obligation.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes the carrying values and estimated fair values of financial instruments subject to disclosure requirements as of December 31:

	2008		2007
(in millions)	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Assets
Investments:
Mortgage loans on real estate, net	$7,065.4	$6,335.3	$7,615.4	$7,659.9
Policy loans	767.4	767.4	687.9	687.9

Liabilities
Investment contracts	(24,978.2)	(18,905.4)	(24,671.0)	(23,084.7)
Short-term debt	(249.7)	(249.7)	(285.3)	(285.3)
Long-term debt, payable to NFS	(700.0)	(568.7)	(700.0)	(751.3)

(5)	Derivative Financial Instruments
Qualitative Disclosure

Interest Rate Risk Management

The Company periodically purchases fixed rate investments to back variable rate liabilities. As a result, the Company can be exposed to interest rate risk due to the mismatch between variable rate liabilities and fixed rate assets. In an effort to mitigate the risk from this mismatch, the Company enters into various types of derivative instruments, with fluctuations in the fair values of the derivatives offsetting changes in the fair values of the investments resulting from changes in interest rates. The Company principally uses pay fixed/receive variable interest rate swaps to manage this risk.

Under these interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments. The fixed interest paid on the swap offsets the fixed interest received on the investment, resulting in the Company receiving the variable interest payments on the swap, generally 3-month U.S. London Interbank Offered Rate (LIBOR), and the credit spread on the investment. The net receipt of a variable rate will then more closely match the variable rate paid on the liability.

As a result of entering into fixed rate commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of such commitments due to changes in interest rates during the commitment period prior to funding of the loans. In an effort to manage this risk, the Company enters into short U.S. Treasury futures and/or pay fixed interest rate swaps during the commitment period. With short U.S. Treasury futures or pay fixed interest rate swaps, if interest rates rise/fall, the gains/losses on the futures will offset the change in fair value of the commitment attributable to the change in interest rates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company periodically purchases variable rate investments such as commercial mortgage loans and corporate bonds. As a result, the Company can be exposed to variability in cash flows and investment income due to changes in interest rates. Such variability poses risks to the Company when the assets are funded with fixed rate liabilities. In an effort to manage this risk, the Company may enter into receive fixed/pay variable interest rate swaps. In using these interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments. The variable interest paid on the swap offsets the variable interest received on the investment, resulting in the Company receiving the fixed interest payments on the swap and the credit spread on the investment. The net receipt of a fixed rate will then more closely match the fixed rate paid on the liability.

The Company manages interest rate risk at the segment level. Different segments may simultaneously hedge interest rate risks associated with owning fixed and variable rate investments considering the risk relevant to a particular segment.

Foreign Currency Risk Management

In conjunction with the Company’s MTN program, the Company periodically issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in the fair value of liabilities due to changes in foreign currency exchange rates and related interest rates. In an effort to manage these risks, the Company enters into cross-currency interest rate swaps.

The Company is exposed to changes in the fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and related interest rates. In an effort to manage this risk, the Company uses cross-currency interest rate hedges to swap these asset characteristics to variable U.S. dollar rate instruments. Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in a foreign currency, and receive a variable U.S. dollar rate, generally 3-month U.S. LIBOR. These derivative instruments are designated as a fair value hedge of a fixed rate foreign denominated asset.

Cross-currency interest rate swaps on variable rate investments are structured to pay a variable rate, in a foreign currency, and receive a fixed U.S. dollar rate. The terms of the foreign currency paid on the swap will exactly match the terms of the foreign currency received on the asset, thus eliminating currency risk. These derivative instruments are designated as a cash flow hedge.

Equity Market Risk Management

Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2008, approximately 71% of separate account assets were invested in equity mutual funds (approximately 82% as of December 31, 2007). Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company’s expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which also may require the Company to accelerate amortization of DAC.

The Company’s long-term assumption for net separate account returns is 7% annual growth. If equity markets were unchanged throughout a given year, the Company estimates that its net earnings per diluted share, calculated using current weighted average diluted shares outstanding, would be approximately $0.05 to $0.10 less than if the Company’s long-term assumption for net separate account returns were realized. This analysis assumes no other factors change and that an unlocking of DAC assumptions would not be required. However, as it does each quarter, the Company would evaluate its DAC balance and underlying assumptions to determine the need for unlocking. The Company can provide no assurance that the experience of flat equity market returns would not result in changes to other factors affecting profitability, including the possibility of unlocking of DAC assumptions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

In an effort to mitigate this risk, the Company implemented a GMDB economic hedging program for certain new and existing business. Prior to implementation of the GMDB hedging program in 2000, the Company managed this risk primarily by entering into reinsurance arrangements. The GMDB economic hedging program is designed to offset changes in the economic value of the designated GMDB obligation. Currently the program shorts S&P 500 Index futures, which provides an offset to changes in the value of the designated obligation. The futures are not designated as hedges and, therefore, hedge accounting is not applied. The Company’s economic and accounting hedges are not perfectly offset. Therefore, the economic hedging activity is likely to lead to earnings volatility. As of December 31, 2008 and 2007, the Company’s net amount at risk was $8,718.7 million and $519.9 million before reinsurance, respectively, and $7,329.9 million and $317.2 million net of reinsurance, respectively. As of December 31, 2008 and 2007, the Company’s reserve for GMDB claims was $247.9 million and $38.9 million, respectively.

The Company also offers certain variable annuity products with guaranteed minimum accumulation benefit (GMAB), guaranteed lifetime withdrawal benefit (GLWB) and hybrid GMAB/GLWB riders (collectively referred to as living benefits). A GMAB provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the time of issuance of a variable annuity contract. In some cases, the contractholder also has the option, after a specified time, to drop the rider and continue the variable annuity contract without the GMAB. The design of the GMAB rider limits the risk to the Company in a variety of ways including asset allocation requirements, which serve to reduce the Company’s potential exposure to underlying fund performance risks. Specifically, the terms in the GMAB rider limit policyholder asset allocation by either (1) requiring partial allocation of assets to a guaranteed term option (a fixed rate investment option) and excluding certain funds that are highly volatile or difficult to hedge or (2) requiring all assets be allocated to one of the approved asset allocation funds or models defined by the Company.

Beginning in March 2005, the Company began offering a hybrid GMAB/GLWB through its Capital Preservation Plus Lifetime Income (CPPLI) contract rider. This living benefit combines a GMAB feature in its first 5-10 years with a lifetime withdrawal benefit election at the end of the GMAB feature. Upon maturity of the GMAB, the contractholder can elect the lifetime withdrawal benefit, which would continue for the duration of the insured’s life; elect a new CPPLI rider; or drop the rider completely and continue the variable annuity contract without any rider. If the lifetime withdrawal benefit is elected and the insured’s contract value is exhausted through such withdrawals and market conditions, the Company will continue to fund future withdrawals at a pre-defined level until the insured’s death. In some cases, the contractholder has the right to drop the GLWB portion of this rider or periodically reset the guaranteed withdrawal basis to a higher level. This benefit requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy as previously described above.

In March 2006, the Company added Lifetime Income (L.inc), a stand-alone GLWB, to complement CPPLI in its product offerings. This rider is very similar to the hybrid benefit discussed above in that L.inc and CPPLI both have guaranteed withdrawal rates that increase based on the age at which the contractholder begins taking income. The withdrawal rates are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a ratchet feature that is driven by account performance and a roll-up feature that is driven by policy duration. Generally, the longer the contractholder waits before commencing withdrawals, the greater the guaranteed lifetime income. One key difference between L.inc and CPPLI is that the charge associated with L.inc is assessed against the benefit base. This is a risk mitigation feature as it alleviates much of the uncertainty around account performance and customer withdrawal patterns, both of which can lead to lower than expected revenue streams if the charge were assessed on account value. In June 2007, the Company added a feature to L.inc to allow for a lump settlement in lieu of lifetime withdrawals in certain situations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contractholder persistency, contractholder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility. As of December 31, 2008 and 2007, the net balance of the embedded derivatives for living benefits was a liability of $1.70 billion and $91.9 million, respectively. The Company does not expect any meaningful level of claims under the living benefit features for several years and believes any such claims would be mitigated by its economic hedging program.

Similar to the Company’s economic hedging for GMDBs, the living benefits features are also being economically hedged. The primary risks being hedged are the exposures associated with declining equity market returns and downward interest rate movements. The Company employs a variety of instruments to mitigate this exposure including S&P 500 Index futures, U.S. Treasury futures, interest rate swaps and long-dated over-the-counter put options. The positions used in the economic hedging program are not designated as hedges and, therefore, hedge accounting is not applied. The living benefits hedging program is designed to offset changes in the economic value of the living benefits obligation to contractholders. Changes in the fair value of the embedded derivatives are likely to create volatility in earnings. The hedging activity associated with changes in the economic value of the living benefits obligations will likely mitigate a portion of this earnings volatility.

Other Non-Hedging Derivatives

The Company periodically enters into basis swaps (receive one variable rate, pay another variable rate) to better match the cash flows received from the specific variable-rate investments with the variable rate paid on a group of liabilities. While the pay-side terms of the basis swap will be consistent with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability. Therefore, basis swaps do not receive hedge accounting treatment.

The Company sells credit default protection on selected debt instruments and combines the credit default swap with selected assets the Company owns to replicate a higher yielding bond. These selected assets may have sufficient duration for the related liability, but do not earn a sufficient credit spread. The combined credit default swap and investments provide cash flows with the duration and credit spread targeted by the Company. The credit default swaps do not qualify for hedge accounting treatment.

The Company also has purchased credit default protection on selected debt instruments exposed to short-term credit concerns, or because the combination of the corporate bond and purchased default protection provides sufficient spread and duration targeted by the Company. The purchased credit default protection is not designated for hedge accounting treatment.

Quantitative Disclosure

Fair Value Hedges

During the years ended December 31, 2008, 2007 and 2006, a net gain of $8.3 million, a net loss of $2.4 million and a net gain of $2.9 million, respectively, were recognized in net realized investment gains and losses related to the ineffective portion of fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

Cash Flow Hedges

For the years ended December 31, 2008, 2007 and 2006, the ineffective portion of cash flow hedges was a net gain of $3.1 million, a net loss of $1.4 million and a net loss of $1.5 million, respectively. There were no net gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In general, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions, other than those relating to variable interest on existing financial instruments, is twelve months or less. However, in 2003 the Company entered into a hedge of a forecasted purchase of shares of a mutual fund tied to the S&P 500 Index where delivery of the shares will occur in 2033.

During 2008, the Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable. Additionally, no amounts were reclassified from AOCI into earnings due to the probability that a forecasted transaction would not occur.

Other Derivative Instruments, Including Embedded Derivatives

Net realized investment gains and losses for the years ended December 31, 2008, 2007 and 2006 included a net gain of $58.2 million, a net loss of $12.4 million and a net loss of $0.5 million, respectively, related to other derivative instruments, including embedded derivatives, not designated in hedging relationships. In addition, variable annuity contracts resulted in net losses of $442.5 million, $51.8 million, $11.4 million for the years ended December 31, 2008, 2007, and 2006, respectively, related to other derivative instruments, including embedded derivatives, not designated in hedging relationships.

For the years ended December 31, 2008, 2007 and 2006, net losses of $3.6 million, $0.5 million and $10.6 million, respectively, were recorded in net realized investment gains and losses reflecting the change in fair value of cross-currency interest rate swaps hedging variable rate MTNs denominated in foreign currencies. No additional net gains were recorded to reflect the change in spot rates of foreign currency denominated obligations during the year ended December 31, 2008 compared to none for the year ended December 31, 2007, and a net gain of $14.1 million for the year ended December 31, 2006.

The following table summarizes the notional amount of derivative financial instruments outstanding as of December 31:

(in millions)	2008	2007
Interest rate swaps:
Pay fixed/receive variable rate swaps hedging investments	$1,218.4	$1,692.9
Pay variable/receive fixed rate swaps hedging investments	924.5	21.0
Pay variable/receive variable rate swaps hedging liabilities	200.0	—
Pay fixed/receive variable rate swaps hedging liabilities	1,993.7	1,120.7
Pay variable/receive fixed rate swaps hedging liabilities	3,856.3	343.1
Cross-currency interest rate swaps:
Hedging foreign currency denominated investments	343.7	375.5
Hedging foreign currency denominated liabilities	463.4	1,144.1
Credit default swaps	271.2	300.3
Other non-hedging instruments	431.0	518.1
Equity option/futures contracts	3,675.3	2,361.8
Interest rate futures contracts	281.1	371.3

Total	$13,658.6	$8,248.8

The notional value is the amount upon which exchanges of interest are based. Exposure to a counterparty arises if the net expected cash flows are positive, as calculated based on forward interest rate curves and notional contract values.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Credit Derivatives

The Company enters into two distinct types of credit derivative contracts (or credit default swaps) which allows the Company to either sell or buy credit protection on a specific creditor or credit index. When the Company sells credit protection against a specific creditor or credit index to a counterparty, it receives periodic premium payments similar to the risk premium received on an equivalent maturity bond from the same creditor. In return, the Company agrees to provide for losses if a credit event occurs during the lifetime of the contract, by buying a pre-determined cash bond from the counterparty at face value. In such a contract, a credit event will be defined in the trade settlement documentation and may include, but not be limited to, creditor bankruptcy or restructuring. There are no recourse provisions associated with these contracts.

The Company had exposure to credit protection contracts for the years ended December 31, 2008, 2007 and 2006 and experienced losses of $18.8 million in 2008 and no losses in 2007 or 2006, on such contracts. The following table presents the Company’s outstanding exposure to credit protection contracts, all of which are related to corporate debt instruments, as of December 31, 2008 by contract maturity and industry exposure:

	Less than or equal to one year		One to three years		Three to five years		Total
(in millions)	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value
Single sector exposure:
Consumer goods	$—	$—	$6.0	$(0.8)	$—	$—	$6.0	$(0.8)
Financial	—	—	35.0	(5.8)	13.0	(0.5)	48.0	(6.3)
Oil & gas pipelines	10.0	—	15.0	(0.8)	—	—	25.0	(0.8)
Services	—	—	—	—	35.0	(3.0)	35.0	(3.0)
Utilities	4.5	—	—	—	—	—	4.5	—

Total single sector exposure	14.5	—	56.0	(7.4)	48.0	(3.5)	118.5	(10.9)
Index exposure:
Corporate bonds	—	—	—	—	110.9	(0.3)	110.9	(0.3)

Total index exposure	—	—	—	—	110.9	(0.3)	110.9	(0.3)

Total	$14.5	$—	$56.0	$(7.4)	$158.9	$(3.8)	$229.4	$(11.2)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(6)	Investments
The following table summarizes the amortized cost, gross unrealized gains and losses, and estimated fair values of securities available-for-sale as of the dates indicated:

(in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
December 31, 2008:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$77.3	$20.1	$—	$97.4
U. S. Government agencies1	384.6	89.3	—	473.9
Obligations of states and political subdivisions	223.0	1.5	7.4	217.1
Debt securities issued by foreign governments	33.9	5.0	—	38.9
Corporate securities
Public	8,042.9	85.4	1,040.3	7,088.0
Private	4,589.0	49.5	370.0	4,268.5
Mortgage-backed securities	5,248.2	68.2	639.6	4,676.8
Asset-backed securities	3,222.0	19.7	855.1	2,386.6

Total fixed maturity securities	21,820.9	338.7	2,912.4	19,247.2
Equity securities	30.9	0.7	5.1	26.5

Total securities available-for-sale	$21,851.8	$339.4	$2,917.5	$19,273.7

December 31, 2007:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$110.8	$14.3	$0.4	$124.7
U. S. Government agencies	406.1	61.2	—	467.3
Obligations of states and political subdivisions	245.3	1.6	2.7	244.2
Debt securities issued by foreign governments	40.0	2.5	0.1	42.4
Corporate securities
Public	8,253.8	133.4	161.6	8,225.6
Private	5,474.2	131.7	57.6	5,548.3
Mortgage-backed securities	5,855.9	31.3	98.4	5,788.8
Asset-backed securities	3,635.1	31.2	174.2	3,492.1

Total fixed maturity securities	24,021.2	407.2	495.0	23,933.4
Equity securities	69.6	4.8	1.5	72.9

Total securities available-for-sale	$24,090.8	$412.0	$496.5	$24,006.3

1	Includes $134.7 million of securities explicitly backed by the full faith and credit of the U.S. Government.
The market value of the Company’s general account investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. While the Company has the ability and intent to hold available-for-sale debt securities in unrealized loss positions that are not other-than-temporarily impaired until recovery, it may experience realized investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate, liquidity or credit spread environments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Debt securities accounted for under EITF 99-20 may experience other-than-temporary impairment in future periods in the event an adverse change in cash flows is anticipated or probable. Furthermore, equity securities may experience other-than-temporary impairment in the future based on the prospects for recovery in value in a reasonable period. In addition, debt securities may experience other-than-temporary impairment in the future based on the probability that that Company may not be able to receive all contractual payments when due.

The Company held securities issued by institutions in the financial sector with equity-type features, classified as fixed maturity, with estimated fair values of $634.2 million and $674.4 million, and gross unrealized losses of $366.6 million and $28.3 million, as of December 31, 2008 and December 31, 2007, respectively. Of these securities in an unrealized loss position as of December 31, 2008, $104.7 million, or 18%, were in an unrealized loss position for more than one year compared to $149.3 million, or 39%, as of December 31, 2007. As of December 31, 2008, the Company evaluates such securities for other-than-temporary impairment using the criteria of either a debt or an equity security depending on the facts and circumstances of the individual issuer.

The table below summarizes the amortized cost and estimated fair value of fixed maturity securities available-for-sale, by maturity, as of December 31, 2008. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)	Amortized cost	Estimated fair value
Fixed maturity securities available-for-sale:
Due in one year or less	$1,086.7	$1,081.9
Due after one year through five years	6,697.6	6,173.1
Due after five years through ten years	2,704.5	2,537.5
Due after ten years	2,861.9	2,391.4

Subtotal	13,350.7	12,183.9
Mortgage-backed securities	5,248.2	4,676.7
Asset-backed securities	3,222.0	2,386.6

Total	$21,820.9	$19,247.2

The following table presents the components of net unrealized losses on securities available-for-sale as of December 31:

(in millions)	2008	2007
Net unrealized losses, before adjustments and taxes	$(2,578.1)	$(84.5)
Change in fair value attributable to fixed maturity securities designated in fair value hedging relationships	(57.8)	—

Total net unrealized losses, before adjustments and taxes	(2,635.9)	(84.5)
Adjustment to deferred policy acquisition costs	615.9	87.1
Adjustment to future policy benefits and claims	43.8	(77.7)
Deferred federal income tax benefit	691.7	26.1

Net unrealized losses	$(1,284.5)	$(49.0)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table presents an analysis of the net increase in net unrealized (losses) gains on securities available-for-sale before adjustments and taxes for the years ended December 31:

(in millions)	2008	2007	2006
Fixed maturity securities	$(2,485.9)	$(166.0)	$(161.0)
Equity securities	(7.7)	(2.6)	(1.1)

Net increase	$(2,493.6)	$(168.6)	$(162.1)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

For securities available-for-sale as of the dates indicated, the following table summarizes the Company’s gross unrealized losses based on the amount of time each type of security has been in an unrealized loss position:

	Less than or equal to one year		More than one year		Total
(in millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
December 31, 2008:
Fixed maturity securities:
Obligations of states and political subdivisions	$94.9	$3.5	$29.3	$3.9	$124.2	$7.4
Corporate securities
Public	3,678.8	700.8	1,233.6	339.5	4,912.4	1,040.3
Private	2,108.1	262.1	838.6	107.9	2,946.7	370.0
Mortgage-backed securities	592.1	149.1	1,694.3	490.6	2,286.4	639.7
Asset-backed securities	1,026.9	248.6	1,171.4	606.4	2,198.3	855.0

Total fixed maturity securities	7,500.8	1,364.1	4,967.2	1,548.3	12,468.0	2,912.4
Equity securities	11.2	4.9	3.4	0.2	14.6	5.1

Total	$7,512.0	$1,369.0	$4,970.6	$1,548.5	$12,482.6	$2,917.5

% of total gross unrealized losses		47%		53%

December 31, 2007:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$16.4	$0.4	$2.6	$—	$19.0	$0.4
U.S. Government agencies	—	—	13.9	—	13.9	—
Obligations of states and political subdivisions	15.4	0.1	149.6	2.6	165.0	2.7
Debt securities issued by foreign governments	11.5	0.1	—	—	11.5	0.1
Corporate securities
Public	2,354.0	95.2	1,966.8	66.4	4,320.8	161.6
Private	680.6	17.1	1,814.7	40.5	2,495.3	57.6
Mortgage-backed securities	1,227.8	23.7	2,466.4	74.7	3,694.2	98.4
Asset-backed securities	1,453.8	127.1	1,078.1	47.1	2,531.9	174.2

Total fixed maturity securities	5,759.5	263.7	7,492.1	231.3	13,251.6	495.0
Equity securities	17.1	1.5	0.1	—	17.2	1.5

Total	$5,776.6	$265.2	$7,492.2	$231.3	$13,268.8	$496.5

% of total gross unrealized losses		53%		47%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company has fixed maturity securities that have been in an unrealized loss position for more than one year that are not other-than-temporarily impaired. The Company reviews assets in unrealized loss positions and evaluates whether or not the losses are other-than-temporary. Many criteria are considered during this process including, but not limited to, specific credit issues and financial prospects related to the issuer, the quality of the underlying collateral, management’s intent and ability to hold the security until recovery, current economic conditions that could affect the creditworthiness of the issuer in the future, the current fair value as compared to the amortized cost of the security, the extent and duration of the unrealized loss, and the rating of the affected security.

As of December 31, 2008, fixed maturity securities that have been in an unrealized loss position for more than one year totaled $1.55 billion, or 53% of the Company’s total unrealized losses on fixed maturity securities. Of this total, $1.31 billion, or 85%, were classified as investment grade securities, as defined by the National Association of Insurance Commissioners (NAIC).

As of December 31, 2008, 1,913, or 65%, of the Company’s investments in fixed maturity securities were in an unrealized loss position, in comparison to 1,725, or 53%, as of December 31, 2007.

The majority of the increases in the Company’s unrealized losses from December 31, 2007 to 2008 were attributable to corporate securities, MBSs and ABSs. These increased unrealized loss positions primarily were driven by the combined impact of volatility in investment quality ratings and credit spreads, illiquid markets, and interest rate movements. In particular, exposure to the financial sector, including through structured securities such as trust preferred, collateralized loan obligations and collateralized debt obligations, have been significantly affected by negative circumstances in those sectors. It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

For fixed maturity securities available-for-sale, the following tables summarize as of the dates indicated the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, as defined by the NAIC, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

	Period of time for which unrealized loss has existed as of December 31, 2008
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
Corporate securities - public and private
99.9% - 95.0%	$50.0	$16.4	$66.4	$1.7	$0.1	$1.8	$51.7	$16.5	$68.2
94.9% - 90.0%	94.0	28.3	122.3	5.2	6.2	11.4	99.2	34.5	133.7
89.9% - 85.0%	82.8	32.2	115.0	7.9	7.3	15.2	90.7	39.5	130.2
84.9% - 80.0%	94.1	27.2	121.3	14.5	7.1	21.6	108.6	34.3	142.9
Below 80.0%	453.1	150.5	603.6	159.6	172.1	331.7	612.7	322.6	935.3

Total	774.0	254.6	1,028.6	188.9	192.8	381.7	962.9	447.4	1,410.3

Mortgage-backed securities
99.9% - 95.0%	1.1	2.9	4.0	—	—	—	1.1	2.9	4.0
94.9% - 90.0%	5.7	14.4	20.1	0.1	—	0.1	5.8	14.4	20.2
89.9% - 85.0%	13.8	23.9	37.7	5.7	—	5.7	19.5	23.9	43.4
84.9% - 80.0%	14.0	40.0	54.0	17.1	10.0	27.1	31.1	50.0	81.1
Below 80.0%	91.5	377.4	468.9	—	22.0	22.0	91.5	399.4	490.9

Total	126.1	458.6	584.7	22.9	32.0	54.9	149.0	490.6	639.6

Asset-backed securities
99.9% - 95.0%	4.9	2.0	6.9	0.4	—	0.4	5.3	2.0	7.3
94.9% - 90.0%	15.5	18.6	34.1	1.0	—	1.0	16.5	18.6	35.1
89.9% - 85.0%	23.3	27.5	50.8	0.3	0.8	1.1	23.6	28.3	51.9
84.9% - 80.0%	15.3	33.7	49.0	0.1	1.0	1.1	15.4	34.7	50.1
Below 80.0%	171.0	513.0	684.0	16.9	9.8	26.7	187.9	522.8	710.7

Total	230.0	594.8	824.8	18.7	11.6	30.3	248.7	606.4	855.1

Other fixed maturity securities1
99.9% - 95.0%	1.3	—	1.3	—	—	—	1.3	—	1.3
94.9% - 90.0%	2.2	—	2.2	—	—	—	2.2	—	2.2
89.9% - 85.0%	—	3.9	3.9	—	—	—	—	3.9	3.9
84.9% - 80.0%	—	—	—	—	—	—	—	—	—
Below 80.0%	—	—	—	—	—	—	—	—	—

Total	3.5	3.9	7.4	—	—	—	3.5	3.9	7.4

Total fixed maturity securities available-for-sale
99.9% - 95.0%	57.3	21.3	78.6	2.1	0.1	2.2	59.4	21.4	80.8
94.9% - 90.0%	117.4	61.3	178.7	6.3	6.2	12.5	123.7	67.5	191.2
89.9% - 85.0%	119.9	87.5	207.4	13.9	8.1	22.0	133.8	95.6	229.4
84.9% - 80.0%	123.4	100.9	224.3	31.7	18.1	49.8	155.1	119.0	274.1
Below 80.0%	715.6	1,040.9	1,756.5	176.5	203.9	380.4	892.1	1,244.8	2,136.9

Total	$1,133.6	$1,311.9	$2,445.5	$230.5	$236.4	$466.9	$1,364.1	$1,548.3	$2,912.4

1        Includes U.S. Treasury securities, obligations of U.S. Government corporations, U.S. Government agency securities, obligations of state and political subdivisions, and debt issued by foreign governments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

	Period of time for which unrealized loss has existed as of December 31, 2007
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
Corporate securities - public and private
99.9% - 95.0%	$21.2	$43.6	$64.8	$12.9	$5.2	$18.1	$34.1	$48.8	$82.9
94.9% - 90.0%	18.0	30.3	48.3	13.3	4.5	17.8	31.3	34.8	66.1
89.9% - 85.0%	16.5	10.7	27.2	3.1	6.3	9.4	19.6	17.0	36.6
84.9% - 80.0%	2.1	0.4	2.5	3.0	0.2	3.2	5.1	0.6	5.7
Below 80.0%	7.5	—	7.5	14.7	5.7	20.4	22.2	5.7	27.9

Total	65.3	85.0	150.3	47.0	21.9	68.9	112.3	106.9	219.2

Mortgage-backed securities
99.9% - 95.0%	18.6	35.3	53.9	—	—	—	18.6	35.3	53.9
94.9% - 90.0%	5.1	39.4	44.5	—	—	—	5.1	39.4	44.5
89.9% - 85.0%	—	—	—	—	—	—	—	—	—
84.9% - 80.0%	—	—	—	—	—	—	—	—	—
Below 80.0%	—	—	—	—	—	—	—	—	—

Total	23.7	74.7	98.4	—	—	—	23.7	74.7	98.4

Asset-backed securities
99.9% - 95.0%	14.7	13.2	27.9	0.2	—	0.2	14.9	13.2	28.1
94.9% - 90.0%	26.9	13.7	40.6	—	—	—	26.9	13.7	40.6
89.9% - 85.0%	18.0	8.6	26.6	—	—	—	18.0	8.6	26.6
84.9% - 80.0%	14.2	5.8	20.0	—	—	—	14.2	5.8	20.0
Below 80.0%	53.0	5.8	58.8	0.1	—	0.1	53.1	5.8	58.9

Total	126.8	47.1	173.9	0.3	—	0.3	127.1	47.1	174.2

Other fixed maturity securities1
99.9% - 95.0%	0.6	1.4	2.0	—	—	—	0.6	1.4	2.0
94.9% - 90.0%	—	1.2	1.2	—	—	—	—	1.2	1.2
89.9% - 85.0%	—	—	—	—	—	—	—	—	—
84.9% - 80.0%	—	—	—	—	—	—	—	—	—
Below 80.0%	—	—	—	—	—	—	—	—	—

Total	0.6	2.6	3.2	—	—	—	0.6	2.6	3.2

Total fixed maturity securities available-for-sale
99.9% - 95.0%	55.1	93.5	148.6	13.1	5.2	18.3	68.2	98.7	166.9
94.9% - 90.0%	50.0	84.6	134.6	13.3	4.5	17.8	63.3	89.1	152.4
89.9% - 85.0%	34.5	19.3	53.8	3.1	6.3	9.4	37.6	25.6	63.2
84.9% - 80.0%	16.3	6.2	22.5	3.0	0.2	3.2	19.3	6.4	25.7
Below 80.0%	60.5	5.8	66.3	14.8	5.7	20.5	75.3	11.5	86.8

Total	$216.4	$209.4	$425.8	$47.3	$21.9	$69.2	$263.7	$231.3	$495.0

1        Includes U.S. Treasury securities, obligations of U.S. Government corporations, U.S. Government agency securities, obligations of state and political subdivisions, and debt issued by foreign governments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

As of December 31, 2008, 27% of the Company’s investments in an unrealized loss position had ratios of estimated fair value to amortized cost of at least 80%. In addition, 84% of the Company’s investments in an unrealized loss position were classified as investment grade, as defined by the NAIC. Of the Company’s investments in unrealized loss positions classified as non-investment grade, 49% have been in an unrealized loss position for less than one year.

The NAIC assigns securities quality ratings and uniform valuations (called NAIC Designations), which are used by insurers when preparing their annual statements. For most securities, NAIC ratings are derived from ratings received from nationally recognized rating agencies. The NAIC also assigns ratings to securities that do not receive public ratings. The designations assigned by the NAIC range from class 1 (highest quality) to class 6 (lowest quality). Of the Company’s general account fixed maturity securities, 92% and 94% were in the two highest NAIC Designations as of December 31, 2008 and 2007, respectively.

The following table shows the equivalent ratings between the NAIC and nationally recognized rating agencies and summarizes the credit quality, as determined by NAIC Designation, of the Company’s general account fixed maturity securities portfolio as of December 31:

(in millions)		2008		2007
NAIC designation1	Rating agency equivalent designation2	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
1	Aaa/Aa/A	$13,870.1	$12,497.7	$16,765.5	$16,662.7
2	Baa	5,961.0	5,210.2	5,730.3	5,784.3
3	Ba	1,192.9	953.8	1,101.6	1,078.3
4	B	529.7	366.5	325.0	316.8
5	Caa and lower	166.9	128.9	60.2	52.7
6	In or near default	100.3	90.1	38.6	38.6

	Total	$21,820.9	$19,247.2	$24,021.2	$23,933.4

1        NAIC Designations are assigned at least annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.

2        Comparisons between NAIC and Moody’s designations are published by the NAIC. If no Moody’s rating is available, the Company assigns internal ratings corresponding to public ratings.

Recent conditions in the securities markets, including changes in investment quality ratings, liquidity, credit spreads and interest rates, have resulted in declines in the values of investment securities, including corporate debt securities, MBSs and ABSs. When evaluating whether these securities are other-than-temporarily impaired, the Company considers characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, expected future cash flows, and the Company’s ability and intent to hold the security to recovery. These and other factors also affect the estimated fair value of these securities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company’s investments in MBSs and ABSs include securities that are supported by Alt-A and Sub-prime collateral. The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for regular conforming or jumbo loan programs. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower’s financial information, debt-to-income ratios above normal lending limits, loan-to-value ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization (FICO) scores, and the lender typically issues a slightly higher interest rate for such mortgages. The Company considers Sub-prime collateral to be mortgages that are first-lien mortgage loans issued to Sub-prime borrowers, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. Second-lien mortgage loans are also considered Sub-prime. The amortized cost and estimated fair value of the Company’s investments in securities containing Alt-A collateral totaled $1,718.7 million and $1,335.8 million, respectively, and the amortized cost and estimated fair value of the Company’s investments in securities containing Sub-prime collateral totaled $612.7 million and $480.2 million, respectively. As of December 31, 2008, 75% and 84% of securities containing Alt-A and Sub-prime collateral, respectively, were rated AA or better. In addition, 68% and 76% of Alt-A and Sub-prime collateral, respectively, was originated in 2005 or earlier.

In addition, recent market activity has negatively impacted the Company’s investments in commercial mortgage-backed securities (CMBS). These investments in CMBS are generally characterized by securities that are collateralized by static, heterogeneous pools of mortgages on commercial real estate properties. Deals are generally diversified across property types, geography, borrowers, tenants, loan size, coupon and vintages. As of December 31, 2008, the amortized cost and estimated fair value of the Company’s investments in CMBS totaled $1.26 billion and $853.0 million, respectively, while the December 31, 2007 amortized cost was $1.10 billion and estimated fair value was $1.08 billion.

Proceeds from the sale of securities available-for-sale during 2008, 2007 and 2006 were $4.19 billion, $4.65 billion and $2.27 billion, respectively. During 2008, gross gains of $32.9 million ($70.0 million and $61.6 million in 2007 and 2006, respectively) and gross losses of $23.9 million ($70.2 million and $64.1 million in 2007 and 2006, respectively) were realized on those sales.

Real estate held for use was $9.8 million and $17.8 million as of December 31, 2008 and 2007, respectively. These assets are carried at cost less accumulated depreciation, which was $2.1 million and $3.6 million as of December 31, 2008 and 2007, respectively. The carrying value of real estate held for sale was $6.8 million as of December 31, 2008 (compared to no real estate held for sale as of December 31, 2007.)

The Company grants mainly commercial mortgage loans on real estate to customers throughout the U.S. As of December 31, 2008, the Company’s largest exposure to any single borrower, region and property type was 2%, 23% and 34%, respectively, of the Company’s general account mortgage loan portfolio, compared to 2%, 24% and 33%, respectively, as of December 31, 2007.

As of December 31, 2008 and 2007, the carrying value of commercial mortgage loans on real estate considered specifically impaired was $35.4 million and $7.4 million, respectively, for which a $13.6 million and $3.0 million valuation allowance had been established, respectively. No valuation allowance exists for collateral dependent commercial mortgage loans for which the fair value of the collateral is estimated to be greater than the carrying value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31:

(in millions)	2008	2007	2006
Allowance, beginning of period	$23.1	$34.3	$31.1
Net change in allowance	16.4	(11.2)	3.2

Allowance, end of period	$39.5	$23.1	$34.3

The Company has securitized commercial mortgage loans on real estate to third parties. The Company, as the transferor, has continuing involvement in these loans which consists of receiving servicing fees on loans which the Company has transferred.

The Company did not participate in any securitization arrangements during 2008. During 2008, the Company received $0.6 million in servicing fees related to financial assets where there is a continuing involvement from the securitization of commercial mortgage loans on real estate. During 2007, the Company received proceeds of $928.0 million from the securitization of commercial mortgage loans on real estate to third parties, experienced realized losses of $7.3 million on these loans, and received $0.7 million in servicing fees related to loans securitized in 2007 and before. During 2006, the Company received proceeds of $545.0 million from the securitization of commercial mortgage loans on real estate to third parties, experienced realized gains of $5.3 million on these loans, and received $0.4 million in servicing fees related to loans securitized in 2006 and before.

The Company provides a representations and warranties letter to the transferee for each securitization arrangement. If it is found that the Company has made a misrepresentation, it could be required to provide financial support to the transferee or its beneficial interest holders. In 2008 and 2007, the Company was not required to provide any financial or other support that it was not previously contractually required to provide to the transferee or its beneficial interest holders.

The following table summarizes net realized investment (losses) gains from continuing operations by source for the years ended December 31:

(in millions)	2008	2007	2006
Total realized gains on sales, net of hedging losses	$1.9	$65.4	$88.8
Total realized losses on sales, net of hedging gains	(93.1)	(79.9)	(64.8)
Total other-than-temporary and other investment impairments	(1,051.4)	(116.4)	(17.1)
Credit default swaps	(9.8)	(7.5)	(1.1)
Derivatives and embedded derivatives associated with living benefit contracts	(500.7)	(26.7)	—
Derivatives associated with death benefits contracts	109.4	—	—
Other derivatives	104.4	(1.1)	1.3

Net realized investment (losses) gains	$(1,439.3)	$(166.2)	$7.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes other-than-temporary and other investment impairments by asset type for the years ended December 31:

(in millions)	2008	2007	2006
Fixed maturity securities:
Corporate securities
Public	$191.1	$10.5	$4.6
Private	77.0	62.7	0.5
Mortgage-backed securities	313.5	—	—
Asset-backed securities	392.4	35.1	2.1

Total fixed maturity securities	974.0	108.3	7.2

Equity securities	60.2	—	—
Other	17.2	8.1	9.9

Total other-than-temporary and other investment impairments	$1,051.4	$116.4	$17.1

The following table summarizes net investment income from continuing operations by investment type for the years ended December 31:

(in millions)	2008	2007	2006
Securities available-for-sale:
Fixed maturity securities	$1,334.5	$1,370.5	$1,419.2
Equity securities	4.9	4.0	2.6
Mortgage loans on real estate	459.3	512.6	535.4
Short-term investments	16.1	28.7	47.3
Other	(74.3)	124.3	120.9

Gross investment income	1,740.5	2,040.1	2,125.4
Less investment expenses	53.5	64.3	66.9

Net investment income	$1,687.0	$1,975.8	$2,058.5

Fixed maturity securities with an amortized cost of $15.0 million and $8.3 million as of December 31, 2008 and 2007, respectively, were on deposit with various regulatory agencies as required by law.

The Company, through an agent, lends certain portfolio holdings and in turn receives cash collateral with the objective of increasing the yield on its investments. The cash collateral is invested in high-quality, short-term and long-term investments. The Company’s policy requires the maintenance of collateral of a minimum of 102% of the fair value of the securities loaned. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the loaned securities at all times and is entitled to receive from the borrower any payments for interest or dividends received on such securities during the loan term. In 2008, the Company recognized loaned securities as part of its investments available-for-sale. The Company also recognizes the short-term and other long-term investments acquired with the cash collateral and its obligation to return such collateral to the borrower in short-term and other long-term investments and other liabilities, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

As of December 31, 2008 and 2007, the Company had received $378.3 million and $551.9 million, respectively, of cash collateral on securities lending. The Company had not received any non-cash collateral on securities lending as of December 31, 2008 and 2007. As of December 31, 2008 and 2007, the Company had loaned securities with a fair value of $367.2 million and $541.2 million, respectively.

As of December 31, 2008 and 2007, the Company had received $1,022.5 million and $245.4 million, respectively, of cash for derivative collateral, which is in turn invested in short-term investments. The Company also held $35.4 million and $18.5 million of securities as off-balance sheet collateral on derivative transactions as of December 31, 2008 and 2007, respectively. As of December 31, 2008, the Company had pledged fixed maturity securities with a fair value of $24.5 million as collateral to various derivative counterparties compared to $18.8 million as of December 31, 2007.

(7)	Deferred Policy Acquisition Costs
The following table presents a reconciliation of DAC for the years ended December 31:

(in millions)	2008	2007
Balance at beginning of period	$3,997.4	$3,758.0
Capitalization of DAC	572.2	612.5
Amortization of DAC	(674.5)	(368.5)
Adjustments to unrealized gains and losses on securities available-for-sale and other	528.8	4.4
Cumulative effect of adoption of accounting principle	—	(9.0)

Balance at end of period	$4,423.9	$3,997.4

See Note 2(f) for information on the Company’s DAC policies.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(8)	Variable Annuity Contracts
The Company issues traditional variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also issues non-traditional variable annuity contracts in which the Company provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types under non-traditional variable annuity contracts: (1) GMDB; (2) GMAB; (3) guaranteed minimum income benefits (GMIB); (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

The GMDB provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it and have the death benefit paid into the contract and a second death benefit paid upon the survivor’s death. The Company has offered six primary GMDB types:

•
Return of premium – provides the greater of account value or total deposits made to the contract less any partial withdrawals and assessments, which is referred to as “net premiums.” There are two variations of this benefit. In general, there is no lock in age for this benefit. However, for some contracts the GMDB reverts to the account value at a specified age, typically age 75.

•
Reset – provides the greater of a return of premium death benefit or the most recent five-year anniversary (prior to lock-in age) account value adjusted for withdrawals. For most contracts, this GMDB locks in at age 86 or 90, and for others the GMDB reverts to the account value at age 75, 85, 86 or 90.

•
Ratchet – provides the greater of a return of premium death benefit or the highest specified “anniversary” account value (prior to age 86) adjusted for withdrawals. Currently, there are three versions of ratchet, with the difference based on the definition of anniversary: monthaversary – evaluated monthly; annual – evaluated annually; and five-year – evaluated every fifth year.

•
Rollup – provides the greater of a return of premium death benefit or premiums adjusted for withdrawals accumulated at generally 5% simple interest up to the earlier of age 86 or 200% of adjusted premiums. There are two variations of this benefit. For certain contracts, this GMDB locks in at age 86, and for others the GMDB reverts to the account value at age 75.

•	Combo – provides the greater of annual ratchet death benefit or rollup death benefit. This benefit locks in at either age 81 or 86.

•
Earnings enhancement – provides an enhancement to the death benefit that is a specified percentage of the adjusted earnings accumulated on the contract at the date of death. There are two versions of this benefit: (1) the benefit expires at age 86, and a credit of 4% of account value is deposited into the contract; and (2) the benefit does not have an end age, but has a cap on the payout and is paid upon the first death in a spousal situation. Both benefits have age limitations. This benefit is paid in addition to any other death benefits paid under the contract.

The GMAB, offered in the Company’s Capital Preservation Plus contract rider, is a living benefit that provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the rider and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GMIB is a living benefit that provides the contractholder with a guaranteed annuitization value. The GMIB types are:

•	Ratchet – provides an annuitization value equal to the greater of account value, net premiums or the highest one-year anniversary account value (prior to age 86) adjusted for withdrawals.

•
Rollup – provides an annuitization value equal to the greater of account value and premiums adjusted for withdrawals accumulated at 5% compound interest up to the earlier of age 86 or 200% of adjusted premiums.

•	Combo – provides an annuitization value equal to the greater of account value, ratchet GMIB benefit or rollup GMIB benefit.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

See Note 5 for a complete description of the Company’s hybrid GMAB/GLWB offered through its CPPLI contract rider. All GMAB contracts with the hybrid GMAB/GLWB rider are included with GMAB contracts in the following tables.

The following table summarizes the account values and net amount at risk, net of reinsurance, for variable annuity contracts with guarantees invested in both general and separate accounts as of December 31:

	2008			2007
(in millions)	Account value	Net amount at risk1	Wtd. avg. attained age	Account value	Net amount at risk1	Wtd. avg. attained age
GMDB:
Return of premium	$5,991.9	$440.6	60	$9,082.6	$18.7	59
Reset	12,468.7	2,468.0	64	17,915.0	61.1	63
Ratchet	12,352.3	3,767.2	67	15,789.2	132.2	66
Rollup	277.1	25.7	72	467.0	8.4	71
Combo	1,704.1	621.2	69	2,555.5	47.0	68

Subtotal	32,794.1	7,322.7	65	45,809.3	267.4	64
Earnings enhancement	333.5	7.2	63	519.2	49.8	62

Total - GMDB	$33,127.6	$7,329.9	65	$46,328.5	$317.2	64

GMAB2 :
5 Year	$2,867.6	$499.0	N/A	$2,985.6	$4.6	N/A
7 Year	2,265.9	482.9	N/A	2,644.1	6.2	N/A
10 Year	677.9	132.2	N/A	927.3	1.3	N/A

Total - GMAB	$5,811.4	$1,114.1	N/A	$6,557.0	$12.1	N/A

GMIB3 :
Ratchet	$244.7	$5.6	N/A	$425.2	$—	N/A
Rollup	659.5	1.3	N/A	1,119.9	—	N/A
Combo	0.1	—	N/A	0.3	—	N/A

Total - GMIB	$904.3	$6.9	N/A	$1,545.4	$—	N/A

GLWB:
L.inc	$3,320.8	$571.5	N/A	$2,865.8	$—	N/A

1
Net amount at risk is calculated on a seriatum basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit). As it relates to GMIB, net amount at risk is calculated as if all policies were eligible to annuitize immediately, although all GMIB options have a waiting period of at least 7 years from issuance.

2	GMAB contracts with the hybrid GMAB/GLWB rider had account values of $4.59 billion and $4.77 billion as of December 31, 2008 and 2007, respectively.
3	The weighted average period remaining until expected annuitization is not meaningful and has not been presented because there is currently no material GMIB exposure.
Net amount at risk is highly sensitive to changes in financial market movements. The increase in net amount at risk during 2008 is primarily due to declines in the financial markets. See Note 5 – Equity Market Risk Management for a discussion of the Company’s risk management practices with respect to declining financial market exposure and related reserve balances.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes account balances of variable annuity contracts that were invested in separate accounts as of December 31:

(in millions)	2008	2007
Mutual funds:
Bond	$4,350.2	$5,143.6
Domestic equity	18,572.8	31,217.7
International equity	2,412.7	3,987.3

Total mutual funds	25,335.7	40,348.6
Money market funds	2,132.6	1,728.2

Total	$27,468.3	$42,076.8

The Company’s GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments. GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments. The Company regularly evaluates its GMDB and GMIB claim reserve estimates and adjusts the additional liability balances as appropriate, with a related charge or credit to other benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in calculating GMIB claim reserves are consistent with those used for calculating GMDB claim reserves. In addition, the calculation of GMIB claim reserves assumes benefit utilization ranges from a low of 3% when the contractholder’s annuitization value is at least 10% in the money to 100% utilization when the contractholder is 90% or more in the money.

The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions.

The following assumptions and methodology were used to determine the GMDB claim reserves as of December 31, 2008 and 2007:

•	Data used was based on a combination of historical numbers and future projections generally involving 50 probabilistically generated economic scenarios

•	Mean gross equity performance – 8.1%

•	Equity volatility – 18.7%

•	Mortality – 100% of Annuity 2000 table

•	Asset fees – equivalent to mutual fund and product loads

•	Discount rate – approximately 7.0%
Lapse rate assumptions vary by duration as shown below:

Duration (years)	1	2	3	4	5	6	7	8	9	10+
Minimum	1.00%	2.00%	2.00%	3.00%	4.50%	6.00%	7.00%	7.00%	11.50%	11.50%
Maximum	1.50%	2.50%	4.00%	4.50%	40.00%	41.50%	21.50%	35.00%	35.00%	18.50%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(9)	Short-Term Debt
The following table summarizes short-term debt as of December 31:

(in millions)	2008	2007
$800.0 million commercial paper program	$149.9	$199.7
$350.0 million securities lending program facility	99.8	85.6

Total short-term debt	$249.7	$285.3

The Company has available as a source of funds a $1.00 billion revolving variable rate credit facility entered into by NFS, NLIC and NMIC with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company’s debt not exceed 40% of tangible net worth, as defined, and that NLIC maintain statutory surplus, as defined, in excess of $1.67 billion. As of December 31, 2008, the Company and NLIC were in compliance with all covenants. NLIC and NMIC had no amounts outstanding under this agreement as of December 31, 2008 and 2007. NLIC also has an $800.0 million commercial paper program and is required to maintain an available credit facility equal to 50% of any amounts outstanding under the commercial paper program. Therefore, borrowing capacity under the aggregate $1.00 billion revolving credit facility is reduced by 50% of any amounts outstanding under the commercial paper program. NLIC had $149.9 million of commercial paper outstanding at December 31, 2008 at a weighted average interest rate of 2.07% and $199.7 million at a weighted average interest rate of 4.39% at December 31, 2007.

NLIC has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. This is an uncommitted facility contingent on the liquidity of the securities lending program. The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization. The maximum amount available under the agreement is $350.0 million. The borrowing rate on this program is equal to one-month U.S. LIBOR (0.44% and 4.60% as of December 31, 2008 and 2007, respectively). NLIC had $99.8 million and $85.6 million outstanding under this agreement as of December 31, 2008 and 2007, respectively. As of December 31, 2008, the Company had not provided any guarantees on such borrowings, either directly or indirectly.

The Company paid interest on short-term debt totaling $8.3 million, $15.0 million and $11.7 million in 2008, 2007 and 2006, respectively.

(10)	Long-Term Debt
The following table summarizes surplus notes payable to NFS as of December 31:

(in millions)	2008	2007
8.15% surplus note, due June 27, 2032	$300.0	$300.0
7.50% surplus note, due December 17, 2031	300.0	300.0
6.75% surplus note, due December 23, 2033	100.0	100.0

Total long-term debt	$700.0	$700.0

The Company made interest payments to NFS on surplus notes totaling $53.7 million in 2008, 2007 and 2006. Payments of interest and principal under the notes require the prior approval of the Ohio Department of Insurance (ODI).

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(11)	Federal Income Taxes
In 2008, NFS will file a life/non-life federal income tax return with all of its eligible downstream subsidiaries. Effective January 1, 2009, pursuant to the merger agreement dated August 6, 2008 whereby NMIC and its affiliates purchased all of the NFS common stock they did not already own, Nationwide Corp. will own more than 80% of the value of NFS, meeting the requirements for NFS to join the NMIC consolidated federal income tax return. However, the life insurance company subsidiaries will not be eligible to join the NMIC consolidated federal income tax return until 2014. The members of the NFS consolidated federal income tax return group participate in a tax sharing arrangement, which uses a consolidated approach in allocating the amount of current and deferred expense to the separate financial statements of a subsidiary. This approach provides for a current tax benefit to the subsidary for losses that are utilized in the consoldiated tax return.

The following table summarizes the tax effects of temporary differences that give rise to significant components of the net deferred tax (asset) liability as of December 31:

(in millions)	2008	2007
Deferred tax assets:
Future policy benefits and claims	$881.0	$622.0
Securities available-for-sale	737.4	83.8
Derivatives	229.7	—
Other	238.3	129.4

Gross deferred tax assets	2,086.4	835.2
Less valuation allowance	(7.0)	(7.0)

Deferred tax assets, net of valuation allowance	2,079.4	828.2

Deferred tax liabilities:
Deferred policy acquisition costs	1,249.4	1,112.6
Derivatives	—	15.6
Other	188.4	115.2

Gross deferred tax liabilities	1,437.8	1,243.4

Net deferred tax (asset) liability	$(641.6)	$415.2

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income taxes paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged during 2008, 2007 and 2006. No additional valuation allowances are required to be recognized as the Company has prudent and feasible tax planning strategies that would, if necessary, be implemented to utilize deferred tax assets.

The Company’s current federal income tax asset was $127.2 million and $12.7 million as of December 31, 2008 and 2007, respectively.

Total federal income taxes (refunded) paid were $(46.1) million, $99.1 million and $(4.3) million during the years ended December 31, 2008, 2007 and 2006, respectively.

As of December 31, 2008, the Company has $38.9 million of capital loss carryforwards that can carry forward for five tax years and are expected to be fully utilized. In addition, the Company has $41.9 million in low income housing credit carryforwards which can be carried forward for twenty years. The Company expects that they will be fully utilized. The Company has $56.5 million in Alternative Minimum Tax (AMT) credit carryforwards, which can be carried forward until utilized. The Company expects to fully realize the AMT credits in the future.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

During the third quarter of 2008, the Company refined its separate account dividends received deduction (DRD) calculation and estimation process. As a result, the Company reduced its third quarter separate account DRD projection from a federal income tax benefit of $14.3 million to a $4.4 million benefit. This reduction in estimate primarily was driven by the assumptions used in the estimation process regarding future dividend income within the separate accounts. The assumptions used in the separate account DRD calculation are based on the Company’s best estimate of future events.

In addition, during 2008, the Company recorded $12.7 million of net federal income tax expense adjustments primarily related to differences between the 2007 estimated tax liability and the amounts expected to be reported on the Company’s 2007 tax returns when filed. These changes in estimates primarily were driven by the Company’s separate account DRD.

During the second quarter of 2007, the Company recorded $6.8 million of net federal income tax expense adjustments primarily related to differences between the 2006 estimated tax liability and the amounts the Company reported on its 2006 tax returns. The Company recorded an additional $1.5 million and $0.2 million of such adjustments during the third and fourth quarters of 2007, respectively.

Through June 2006, the Company’s federal income tax returns for tax years 2000-2002 were under IRS examination pursuant to a routine audit. In accordance with its regular practice, management established tax reserves based on the current facts and circumstances regarding each tax exposure item for which the ultimate deductibility is open to interpretation. These reserves are reviewed regularly and are adjusted as events occur that management believes impacts the Company’s liability for additional taxes, such as lapsing of applicable statutes of limitations; conclusion of tax audits or substantial agreement on the deductibility/non-deductibility of uncertain items; additional exposure based on current calculations; identification of new issues; release of administrative guidance; or rendering of a court decision affecting a particular tax issue. A significant component of the Company’s tax reserve as of December 31, 2005 was related to the separate account dividends received deduction (DRD). See “Tax Matters” in Note 15 for more information regarding DRD.

In July 2006, the Company reached substantial agreement with the IRS on all open issues for tax years 2000-2002, including issues related to the DRD. Accordingly, the Company revised its estimate of amounts that may be due in connection with certain tax positions, including the DRD, for all open tax years. As a result of the revised estimate, $110.9 million of tax reserves were released into earnings during the second quarter of 2006.

During the third quarter of 2006, the Company recorded $7.8 million of net federal income tax expense adjustments primarily related to differences between the 2005 estimated tax liability and the amounts reported on the Company’s 2005 tax returns.

The following table summarizes federal income tax (benefit) expense attributable to (loss) income from continuing operations for the years ended December 31:

(in millions)	2008	2007	2006
Current	$(135.5)	$106.5	$(61.8)
Deferred	(398.8)	22.0	90.5

Federal income tax (benefit) expense	$(534.3)	$128.5	$28.7

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Total federal income tax (benefit) expense differs from the amount computed by applying the U.S. federal income tax rate to (loss) income from continuing operations before federal income tax (benefit) expense as follows for the years ended December 31:

	2008		2007		2006
(dollars in millions)	Amount	%	Amount	%	Amount	%
Computed tax (benefit) expense	$(477.4)	35.0	$204.0	35.0	$226.8	35.0
DRD	(36.7)	2.7	(61.0)	(10.5)	(67.5)	(10.4)
Reserve release	—	—	—	—	(110.9)	(17.1)
Other, net	(20.2)	1.5	(14.5)	(2.4)	(19.7)	(3.1)

Total	$(534.3)	39.2	$128.5	22.1	$28.7	4.4

As noted previously, the Company adopted the provisions of FIN 48 on January 1, 2007. There was no impact to the Company’s retained earnings on adoption of FIN 48. A rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties, is as follows:

(in millions)	2008	2007
Balance at beginning of period	$8.6	$4.6
Additions for current year tax positions	37.4	4.0
Additions for prior years tax positions	0.3	—
Reductions for prior years tax positions	(2.6)	—

Balance at end of period	$43.7	$8.6

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate on December 31, 2008, is $37.4 million.

The Company has included tax on permanent uncertain tax positions and interest and penalties on all uncertain tax positions in determining the potential impact on the effective tax rate above. An uncertain tax timing position may result in the acceleration of cash payments to the IRS, but will not impact the effective tax rate.

During the years ended December 31, 2008, and 2007, the Company incurred $1.0 million and $0.8 million in interest and penalties, respectively. The Company accrued $2.2 million and $1.2 million for the payment of interest and penalties at December 31, 2008 and 2007, respectively. Interest expense and any associated penalties are shown as income tax expense.

Management is not aware of any reasonable possibility of a significant increase or decrease to the total of the uncertain tax positions within the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years through 2002. The IRS commenced an examination of the Company’s U.S. income tax returns for 2003 through 2005 in the first quarter of 2007. As of December 31, 2008, the IRS has proposed adjustments which would not result in a material change to the Company’s financial position.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(12)	Shareholders’ Equity, Regulatory Risk-Based Capital, Statutory Results and Dividend Restrictions
Regulatory Risk-Based Capital

The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceeded the minimum risk-based capital requirements for all periods presented herein.

Statutory Results

The Company and its subsidiary are required to prepare statutory financial statements in conformity with the NAIC’s Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by the applicable state department of insurance. Statutory accounting practices focus on insurer solvency and differ from GAAP materially. The principal differences include charging policy acquisition and certain sales inducement costs to expense as incurred, establishing future policy benefits and claims reserves using different actuarial assumptions, excluding certain assets from statutory admitted assets, and valuing investments and establishing deferred taxes on a different basis. The following tables summarize the statutory net (loss) income and statutory capital and surplus for the Company and its insurance subsidiary for the years ended December 31:

(in millions)	20081	2007	2006
Statutory net (loss) income
NLIC	$(898.3)	$309.0	$537.5
NLAIC	(87.9)	(13.4)	(45.6)

Statutory capital and surplus
NLIC	$2,261.5	$2,501.1	$2,682.3
NLAIC	81.7	173.3	158.6

1	Unaudited as of the date of this report.
The Company has received approval from the Ohio Department of Insurance (ODI) regarding the use of a permitted practice related to the statutory accounting provision for the admissibility of deferred tax assets as of December 31, 2008. The permitted practice modifies the practice prescribed by the NAIC by increasing the threshold for admissibility of deferred tax assets from 10% to 15% of statutory capital and surplus. The permitted practice resulted in an increase of the Company’s estimated statutory surplus of $68.9 million (unaudited) as of December 31, 2008. The permitted practice had no impact on the Company’s statutory net income. The benefits of this permitted practice may not be considered by the Company when determining capital and surplus available for dividends. NLAIC did not qualify for the permitted practice.

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. During the year ended December 31, 2008, NLIC paid dividends of $246.5 million to NFS after providing prior notice to the ODI. The dividend included $181.9 million in cash and $64.6 million in securities. As of January 1, 2009, NLIC could not pay dividends to NFS without obtaining prior approval.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its shareholder.

The Company currently does not expect such regulatory requirements to impair its ability to pay future operating expenses, interest and shareholder dividends.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Comprehensive Loss

The Company’s comprehensive loss includes net income and certain items that are reported directly within separate components of shareholder’s equity that are not recorded in net income (other comprehensive income or loss).

The following table summarizes the Company’s other comprehensive loss, before and after federal income tax benefit, for the years ended December 31:

(in millions)	2008	2007	2006
Net unrealized losses on securities available-for-sale arising during the period:
Net unrealized losses before adjustments	$(3,576.6)	$(276.3)	$(171.3)
Net adjustment to deferred policy acquisition costs	528.8	3.8	40.9
Net adjustment to future policy benefits and claims	121.5	5.4	21.5
Related federal income tax benefit	1,024.4	93.3	38.1

Net unrealized losses	(1,901.9)	(173.8)	(70.8)

Reclassification adjustment for net realized losses on securities available-for-sale realized during the period:
Net unrealized losses	1,025.2	107.7	9.2
Related federal income tax benefit	(358.8)	(37.7)	(3.2)

Net reclassification adjustment	666.4	70.0	6.0

Other comprehensive loss on securities available-for-sale	(1,235.5)	(103.8)	(64.8)

Accumulated net holding gains (losses) on cash flow hedges:
Unrealized holding gains (losses)	16.5	(17.2)	(0.2)
Related federal income tax (expense) benefit	(5.8)	6.0	0.1

Other comprehensive income (loss) on cash flow hedges	10.7	(11.2)	(0.1)

Other unrealized gains (losses):
Net unrealized gains (losses)	6.4	(6.4)	—
Related federal income tax (expense) benefit	(2.3)	2.2	—

Other net unrealized gains (losses)	4.1	(4.2)	—

Total other comprehensive loss	$(1,220.7)	$(119.2)	$(64.9)

Adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during the years ended December 31, 2008, 2007 and 2006.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(13)	Employee Benefit Plans
Defined Benefit Plans

The Company and certain affiliated companies participate in a qualified defined benefit pension plan sponsored by NMIC. This plan covers all employees of participating companies who have completed at least one year of service. Plan contributions are invested in a group annuity contract issued by NLIC, and a trust with Bank of New York as the custodian and trustee. All participants are eligible for benefits based on an account balance feature. Participants last hired before 2002 are eligible for benefits based on the highest average annual salary of a specified number of consecutive years of the last ten years of service, if such benefits are of greater value than the account balance feature. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work benefits the Company. A separate non-qualified defined benefit pension plan sponsored by NMIC covers certain executives with at least one year of service. The Company’s portion of expense relating to these plans was $12.0 million, $13.5 million and $19.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

In addition to the NMIC pension plan, the Company and certain affiliated companies participate in life and health care defined benefit plans sponsored by NMIC for qualifying retirees. Postretirement life and health care benefits are contributory. The level of contribution required by a qualified retiree depends on the retiree’s years of service and date of hire. In general, postretirement benefits are available to full-time employees who are credited with 120 months of retiree life and health service. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company’s portion of the per-participant cost of the postretirement health care benefits. The Company’s policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in a group annuity contract issued by NLIC, and a trust with Bank of New York as the custodian and trustee. All participants are eligible for benefits based on an account balance feature. The Company’s portion of expense relating to these plans was immaterial for the years ended December 31, 2008, 2007 and 2006.

Defined Contribution Plans

NMIC sponsors a defined contribution retirement savings plan covering substantially all employees of the Company. Employees may make salary deferral contributions of up to 80%. Salary deferrals of up to 6% are subject to a 50% Company match. The Company’s expense for contributions to these plans was $5.6 million, $7.3 million and $6.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(14)	Related Party Transactions
The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space leases, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (NSC), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed.. For the years ended December 31, 2008, 2007 and 2006, the Company made payments to NMIC and NSC totaling $280.8 million, $285.6 million and $261.7 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $2.85 billion and $2.90 billion as of December 31, 2008 and 2007, respectively. Total revenues from these contracts were $137.7 million, $130.8 million and $133.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $115.4 million, $109.7 million and $110.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

The Company leases office space from NMIC. For the years ended December 31, 2008, 2007 and 2006, the Company made lease payments to NMIC of $22.9 million, $23.0 million and $19.3 million, respectively.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC for the years ended December 31, 2008, 2007 and 2006 were $202.3 million, $317.6 million and $430.8 million, respectively, while benefits, claims and expenses ceded during these years were $218.9 million, $348.1 million and $470.4 million, respectively.

Funds of Nationwide Funds Group (NFG), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2008 and 2007, customer allocations to NFG funds totaled $17.48 billion and $21.41 billion, respectively. For the years ended December 31, 2008, 2007 and 2006, NFG paid the Company $74.4 million, $76.9 million and $64.4 million, respectively, for the distribution and servicing of these funds.

Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $8.3 million, $20.1 million and $28.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The last payment under this agreement was made in 2008.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller transfers securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2008 and 2007, the Company had no outstanding borrowings from affiliated entities under such agreements. During 2008, 2007 and 2006, the most the Company had outstanding at any given time was $151.6 million, $178.2 million and $191.5 million, respectively, and the amounts the Company incurred for interest expense on intercompany repurchase agreements during these years were immaterial.

The Company and various affiliates have agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $2.57 billion and $368.2 million as of December 31, 2008 and 2007, respectively, and are included in short-term investments on the consolidated balance sheets.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the years ended December 31, 2008, 2007 and 2006 were $52.7 million, $59.5 million and $58.1 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

An affiliate of the Company is currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $11.0 million, $9.4 million and $6.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company entered into a note purchase agreement with an affiliate on November 17, 2006 to purchase $25.0 million of the affiliate’s 5.6% senior notes due November 16, 2016. The notes are secured by certain pledged mortgage servicing rights. The note is payable in seven equal principal installments of $3.8 million, which begin November 6, 2010. Interest is payable semi-annually on each May 16 and November 16.

Through September 30, 2002, the Company filed a consolidated federal income tax return with NMIC, as discussed in more detail in Note 11. Effective October 1, 2002, NLIC began filing a consolidated federal income tax return with NLAIC. Total payments from NMIC were $22.5 million and $15.3 million during the years ended December 31, 2008 and 2006, respectively. These payments related to tax years prior to deconsolidation. There were no payments during 2007.

During 2008, NLIC received a $338.8 million capital contribution from NFS. The capital contribution included $157.1 million in securities, $153.4 million in cash and $28.3 million in mortgage loans.

In 2008, 2007 and 2006, NLIC paid dividends to NFS totaling $246.5 million, $537.5 million and $375.0 million, respectively.

(15)	Contingencies
Legal Matters

The Company is a party to litigation and arbitration proceedings in the ordinary course of its business. It is often not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company does not believe, based on information currently known by management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on the Company’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on the Company’s consolidated financial results in a particular quarterly or annual period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The financial services industry, including mutual fund, variable annuity, retirement plan, life insurance and distribution companies, has also been the subject of increasing scrutiny by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the Financial Industry Regulatory Authority and the New York State Attorney General, have commenced industry-wide investigations regarding late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. The Company has been contacted by or received subpoenas from the SEC and the New York State Attorney General, who are investigating market timing in certain mutual funds offered in insurance products sponsored by the Company. The Company has cooperated with these investigations. Information requests from the New York State Attorney General and the SEC with respect to investigations into late trading and market timing were last responded to by the Company and its affiliates in December 2003 and June 2005, respectively, and no further information requests have been received with respect to these matters.

In addition, state and federal regulators and other governmental bodies have commenced investigations, proceedings or inquiries relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, funding agreements issued to back MTN programs, recordkeeping and retention compliance by broker/dealers, and supervision of former registered representatives. Related investigations, proceedings or inquiries may be commenced in the future. The Company and/or its affiliates have been contacted by or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to certain of these investigations, including those relating to compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, and funding agreements backing the NLIC MTN program. The Company is cooperating with regulators in connection with these inquiries and will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

A promotional and marketing arrangement associated with the Company’s offering of a retirement plan product and related services in Alabama is under investigation by the Alabama Securities Commission. The Company currently expects that any damages paid to settle this matter will not have a material adverse impact on its consolidated financial position. It is not possible to predict what effect, if any, the outcome of this investigation may have on the Company’s retirement plan operations with respect to promotional and marketing arrangements in general in the future.

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including mutual fund, retirement plan, life insurance and annuity companies. These proceedings also could affect the outcome of one or more of the Company’s litigation matters. There can be no assurance that any litigation or regulatory actions will not have a material adverse effect on the Company in the future.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

On November 20, 2007, NRS and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On December 2, 2008, the plaintiffs filed an amended complaint. The plaintiffs claim to represent a class of all participants in the Alabama State Employees Association (ASEA) Plan, excluding members of the Deferred Compensation Committee, members of the Board of Control, ASEA’s directors, officers and board members, and PEBCO’s directors, officers and board members. The class period is from November 20, 2001, to the date of trial. In the amended class action complaint, the plaintiffs allege breach of fiduciary duty, wantonness and breach of contract. The amended class action complaint seeks a declaratory judgment, an injunction, an appointment of an independent fiduciary to protect Plan participants, disgorgement of amounts paid, reformation of Plan documents, compensatory damages and punitive damages, plus interest, attorneys’ fees and costs and such other equitable and legal relief to which plaintiffs and class members may be entitled. Also, on December 2, 2008, the plaintiffs filed a motion for preliminary injunction seeking an order requiring periodic payments made by NRS and/or NLIC to ASEA or PEBCO to be held in a trust account for the benefit of Plan participants. On December 4, 2008, the Alabama State Personnel Board and the State of Alabama by, and through the State Personnel Board, filed a motion to intervene and a complaint in intervention. On December 16, 2008, the Companies filed their Answer. On February 4, 2009, the court provisionally agreed to add the State of Alabama, by and through the State Personnel Board as a party. NRS and NLIC continue to defend this case vigorously.

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al. The plaintiffs seek to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. On May 23, 2008, the Court granted the defendants’ motion to dismiss. On June 19, 2008, the plaintiffs filed a notice of appeal. On October 17, 2008, the plaintiffs filed their opening brief. On December 19, 2008, the defendants filed their briefs. On January 26, 2009, the plaintiffs filed Appellants’ Reply Brief. NLIC continues to defend this lawsuit vigorously.

On November 15, 2006, NFS, NLIC and NRS were named in a lawsuit filed in the United States District Court for the Southern District of Ohio entitled Kevin Beary, Sheriff of Orange County, Florida, In His Official Capacity, Individually and On Behalf of All Others Similarly Situated v. Nationwide Life Insurance Co., Nationwide Retirement Solutions, Inc. and Nationwide Financial Services, Inc. The plaintiff seeks to represent a class of all sponsors of 457(b) deferred compensation plans in the United States that had variable annuity contracts with the defendants at any time during the class period, or in the alternative, all sponsors of 457(b) deferred compensation plans in Florida that had variable annuity contracts with the defendants during the class period. The class period is from January 1, 1996 until the class notice is provided. The plaintiff alleges that the defendants breached their fiduciary duties by arranging for and retaining service payments from certain mutual funds. The complaint seeks an accounting, a declaratory judgment, a permanent injunction and disgorgement or restitution of the service fee payments allegedly received by the defendants, including interest. On January 25, 2007, NFS, NLIC and NRS filed a motion to dismiss. On September 17, 2007, the Court granted the motion to dismiss. On October 1, 2007, the plaintiff filed a motion to vacate judgment and for leave to file an amended complaint. On September 15, 2008, the Court denied the plaintiffs’ motion to vacate judgment and for leave to file an amended complaint. On October 15, 2008, the plaintiffs filed a notice of appeal. NFS, NLIC and NRS continue to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

On February 11, 2005, NLIC was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States and the Virgin Islands who, during the class period, paid premiums on a modal basis to NLIC for term life insurance policies issued by NLIC during the class period that provide for guaranteed maximum premiums, excluding certain specified products. Excluded from the class are NLIC; any parent, subsidiary or affiliate of NLIC; all employees, officers and directors of NLIC; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The class period is from February 10, 1990 through February 2, 2006, the date the class was certified. On January 26, 2007, the plaintiff filed a motion for summary judgment. On April 30, 2007, NLIC filed a motion for summary judgment. On February 4, 2008, the Court granted the class’s motion for summary judgment on the breach of contract claims arising from the term policies in 43 of 51 jurisdictions. The Court granted NLIC’s motion for summary judgment on the breach of contract claims on all decreasing term policies. On November 7, 2008, the case was settled.

On April 13, 2004, NLIC was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. NLIC removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed the first amended complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The first amended complaint purports to disclaim, with respect to market timing or stale price trading in NLIC’s annuities sub-accounts, any allegation based on NLIC’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of NLIC annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if NLIC is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to NLIC’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The first amended complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted NLIC’s motion to dismiss the plaintiff’s complaint. On January 30, 2009, the United States Court of Appeals for the Fourth Circuit affirmed that dismissal. NLIC continues to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under ERISA that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. On September 25, 2007, NFS’ and NLIC’s motion to dismiss the plaintiffs’ fifth amended complaint was denied. On October 12, 2007, NFS and NLIC filed their answer to the plaintiffs’ fifth amended complaint and amended counterclaims. On November 1, 2007, the plaintiffs filed a motion to dismiss NFS’ and NLIC’s amended counterclaims. On November 15, 2007, the plaintiffs filed a motion for class certification. On February 8, 2008, the Court denied the plaintiffs’ motion to dismiss the amended counterclaim, with the exception that it was tentatively granting the plaintiffs’ motion to dismiss with respect to NFS’ and NLIC’s claim that it could recover any “disgorgement remedy” from plan sponsors. On April 25, 2008, NFS and NLIC filed their opposition to the plaintiffs’ motion for class certification. On September 29, 2008, the plaintiffs filed their reply to NFS’ and NLIC’s opposition to class certification. The Court has set a hearing on the class certification motion for February 27, 2009. NFS and NLIC continue to defend this lawsuit vigorously.

Tax Matters

Management has established tax reserves in accordance with current accounting guidance, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations; conclusion of tax audits or substantial agreement on the deductibility/nondeductibility of uncertain items; additional exposure based on current calculations; identification of new issues; release of administrative guidance; or rendering of a court decision affecting a particular tax issue. Management believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

The separate account DRD is a significant component of the Company’s federal income tax provision. On August 16, 2007, the IRS issued Revenue Ruling 2007-54. This ruling took a position with respect to the DRD that could have significantly reduced the Company’s DRD. The Company believes that the position taken by the IRS in the ruling was contrary to existing law and the relevant legislative history.

In Revenue Ruling 2007-61, released September 25, 2007, the IRS and the U.S. Department of the Treasury suspended Revenue Ruling 2007-54 and informed taxpayers of their intention to address certain issues in connection with the DRD in future tax regulations. Final tax regulations could impact the Company’s DRD in periods subsequent to their effective date.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(16)	Guarantees
Since 2002, the Company has sold $677.4 million of credit enhanced equity interests in Low-Income-Housing Tax Credit Funds (LIHTC Funds) to unrelated third parties. The Company has guaranteed cumulative after-tax yields to the third party investors ranging from 3.75% to 5.25% over periods ending between 2002 and 2022. As of December 31, 2008 and 2007, the Company held guarantee reserves totaling $5.1 million and $6.0 million, respectively, on these transactions. These guarantees are in effect for periods of approximately 15 years each. The LIHTC Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, then the Company must fund any shortfall, which is mitigated by stabilization collateral set aside by the Company at the inception of the transactions. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.10 billion. The Company does not anticipate making any material payments related to these guarantees.

As of December 31, 2008, the Company held stabilization reserves of $0.8 million as collateral for certain properties owned by the LIHTC Funds that had not met all of the criteria necessary to generate tax credits. Such criteria include completion of construction and the leasing of each unit to a qualified tenant, among others. Properties meeting the necessary criteria are considered to have “stabilized.” The properties are evaluated regularly, and the collateral is released when stabilized. In 2008, $0.8 million of the stabilization reserve was released into income. In 2007, the stabilization reserve was increased by $2.4 million and $3.1 million was released into income.

To the extent there are cash deficits in any specific property owned by the LIHTC Funds, property reserves, property operating guarantees and reserves held by the LIHTC Funds are exhausted before the Company is required to perform under its guarantees. To the extent the Company is ever required to perform under its guarantees, it may recover any such funding out of the cash flow distributed from the sale of the underlying properties of the LIHTC Funds. This cash flow distribution would be paid to the Company prior to any cash flow distributions to unrelated third party investors.

(17)	Variable Interest Entities
In the normal course of business, the Company has relationships with variable interest entities (VIEs). The Company’s VIEs are conduits that assist the Company in structured products transactions involving the sale of low-income-housing tax credit funds (LIHTC Funds) to third party investors, other structured product issuances, and private equity investments.

The Company considers many factors when determining whether it is (or is not) the primary beneficiary of a VIE. There is a review of the entity’s contract and other deal related information, such as 1) the entity’s equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity, 2) whether the contractual or ownership interest in the entity changes with the change in fair value of the entity, and 3) through the variable interest, if the Company shares in the entity’s expected losses and residual returns.

The Company was not required to provide financial or other support outside previous contractual requirements to any VIE.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

LIHTC Funds

The Company provides guarantees to limited partners related to the amount of tax credits that will be generated by the funds (see Note 16). The results of operations and financial position of each VIE of which the Company is the primary beneficiary are consolidated along with corresponding minority interest liabilities in the accompanying consolidated financial statements.

The Company had relationships with 19 LIHTC Funds that are considered VIEs as of December 31, 2008 and December 31, 2007, where the company was the primary beneficiary. Net assets of these consolidated VIEs were $416.1 million and $465.7 million as of December 31, 2008 and December 31, 2007, respectively. The following table summarizes the components of net assets as of December 31:

(in millions)	2008	2007
Other long-term investments	$371.1	$434.1
Short-term investments	20.9	31.9
Other assets	41.6	38.1
Other liabilities	(17.5)	(38.4)
The Company’s total loss exposure from consolidated VIEs was immaterial as of December 31, 2008 and December 31, 2007 (except for the impact of guarantees disclosed in Note 16). Creditors (or beneficial interest holders) of the consolidated VIEs have no recourse to the general credit of the Company.

These LIHTC Funds are financed through the sale of these funds into the secondary market. The proceeds from these sales are used to participate in low-income housing projects that provide tax benefits to the investors.

In addition to the consolidated VIEs described above, the Company holds variable interests, in the form of LIHTC Funds that qualify as VIEs but of which the Company is not the primary beneficiary. The carrying amount on these unconsolidated VIEs was $78.9 million and $79.3 million as of December 31, 2008 and December 31, 2007, respectively. The total exposure to loss on these unconsolidated VIEs was $93.4 million and $108.5 million as of December 31, 2008 and December 31, 2007, respectively. The total exposure to loss is determined by adding any unfunded commitments to the carrying amount of the VIEs.

Structured Products

The Company had relationships with one structured product investment that is considered a VIE as of December 31, 2008 and December 31, 2007, where the Company was the primary beneficiary. Net assets of this consolidated VIE were $8.9 million and $20.1 million as of December 31, 2008 and December 31, 2007, respectively. Creditors (or beneficial interest holders) of the consolidated VIE have no recourse to the general credit of the Company. There are no arrangements that would require the Company to provide financial support to the VIE.

As of both December 31, 2008 and December 31, 2007, the Company was invested in 11 structured product investments that are considered VIEs but that the Company is not the primary beneficiary. These structured products are in the form of synthetic collateralized debt obligations and collateralized lease obligations. The carrying amount on these unconsolidated VIEs was $13.7 million and $84.0 million as of December 31, 2008 and December 31, 2007, respectively. The total exposure to loss on these unconsolidated VIEs is determined to be the carrying amount of the VIEs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Private Equity Investments

The Company had relationships with one private equity investment that is considered a VIE as of December 31, 2008 and December 31, 2007, where the Company was the primary beneficiary. Net assets of this consolidated VIE were $18.6 million and $5.0 million as of December 31, 2008 and December 31, 2007, respectively. Creditors (or beneficial interest holders) of the consolidated VIE have no recourse to the general credit of the Company. There are no arrangements that would require the Company to provide financial support to the VIE.

As of December 31, 2008 and December 31, 2007, the Company does not have any private equity investments considered to be a VIE where the Company is not the primary beneficiary.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(18)	Segment Information
Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Investments, Retirement Plans, Individual Protection, and Corporate and Other.

The primary segment profitability measure that management uses is pre-tax operating earnings, which is calculated by adjusting income from continuing operations before federal income taxes to exclude (1) net realized investment gains and losses, except for periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, net realized gains and losses related to hedges on GMDB contracts and net realized gains and losses related to securitizations and (2) the adjustment to amortization of DAC related to net realized investment gains and losses.

Individual Investments

The Individual Investments segment consists of individual The BEST of AMERICA® and private label deferred variable annuity products, deferred fixed annuity products, income products and advisory services. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, individual variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while individual fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business. The private sector primarily includes IRC Section 401 business, and the public sector primarily includes IRC Section 457 and Section 401(a) business, both in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.

Individual Protection

The Individual Protection segment consists of investment life insurance products, including individual variable, COLI and BOLI products; traditional life insurance products; and universal life insurance products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes the MTN program; structured products business; non-operating realized gains and losses, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Investments segment; and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following tables summarize the Company’s business segment operating results for the years ended December 31:

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2008
Revenues:
Policy charges	$599.0	$115.6	$453.4	$—	$1,168.0
Premiums	119.5	—	164.0	—	283.5
Net investment income	506.3	638.2	343.9	198.6	1,687.0
Non-operating net realized investment losses1	—	—	—	(1,478.2)	(1,478.2)
Other income	109.5	0.9	—	(65.1)	45.3

Total revenues	1,334.3	754.7	961.3	(1,344.7)	1,705.6

Benefits and expenses:
Interest credited to policyholder accounts	361.8	425.9	181.5	161.4	1,130.6
Benefits and claims	377.0	—	295.0	(11.7)	660.3
Policyholder dividends	—	—	26.4	—	26.4
Amortization of DAC	647.7	39.7	113.5	(126.4)	674.5
Interest expense	—	—	—	61.8	61.8
Other operating expenses	188.1	147.0	138.0	43.0	516.1

Total benefits and expenses	1,574.6	612.6	754.4	128.1	3,069.7

Income (loss) from continuing operations before federal income tax expense	(240.3)	142.1	206.9	(1,472.8)	$(1,364.1)

Less: non-operating net realized investment losses1	—	—	—	1,478.2
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(138.5)

Pre-tax operating (loss) earnings	$(240.3)	$142.1	$206.9	$(133.1)

Assets as of year end	$41,902.1	$21,671.1	$16,563.2	$4,676.0	$84,812.4

1
Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2007
Revenues:
Policy charges	$656.9	$139.5	$411.9	$—	$1,208.3
Premiums	133.1	—	158.6	—	291.7
Net investment income	609.1	639.4	330.2	397.1	1,975.8
Non-operating net realized investment losses1	—	—	—	(156.0)	(156.0)
Other income	3.1	—	—	(5.8)	(2.7)

Total revenues	1,402.2	778.9	900.7	235.3	3,317.1

Benefits and expenses:
Interest credited to policyholder accounts	419.7	433.7	178.0	231.2	1,262.6
Benefits and claims	234.2	—	245.1	—	479.3
Policyholder dividends	—	—	24.5	—	24.5
Amortization of DAC	287.1	26.7	80.2	(25.5)	368.5
Interest expense	—	—	—	70.0	70.0
Other operating expenses	191.6	173.6	147.1	17.2	529.5

Total benefits and expenses	1,132.6	634.0	674.9	292.9	2,734.4

Income (loss) from continuing operations before federal income tax expense	269.6	144.9	225.8	(57.6)	$582.7

Less: non-operating net realized investment losses1	—	—	—	156.0
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(25.5)

Pre-tax operating earnings	$269.6	$144.9	$225.8	$72.9

Assets as of year end	$55,692.9	$26,912.6	$18,251.1	$8,683.4	$109,540.0

1	Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2006
Revenues:
Policy charges	$581.7	$160.2	$390.7	$—	$1,132.6
Premiums	142.5	—	165.8	—	308.3
Net investment income	739.5	636.0	328.2	354.8	2,058.5
Non-operating net realized investment gains 1	—	—	—	1.0	1.0
Other income	2.6	—	0.3	3.4	6.3

Total revenues	1,466.3	796.2	885.0	359.2	3,506.7

Benefits and expenses:
Interest credited to policyholder accounts	501.7	440.5	179.2	208.7	1,330.1
Benefits and claims	202.8	—	247.5	—	450.3
Policyholder dividends	—	—	25.6	—	25.6
Amortization of DAC	352.7	37.9	69.6	(9.9)	450.3
Interest expense	—	—	—	65.5	65.5
Other operating expenses	206.3	179.1	142.4	9.0	536.8

Total benefits and expenses	1,263.5	657.5	664.3	273.3	2,858.6

Income from continuing operations before federal income tax expense	202.8	138.7	220.7	85.9	$648.1

Less: non-operating net realized investment gains 1	—	—	—	(1.0)
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(9.9)

Pre-tax operating earnings	$202.8	$138.7	$220.7	$75.0

Assets as of year end	$55,404.6	$28,817.2	$16,948.8	$8,791.8	$109,962.4

1	Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I         Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2008 (in millions)

Column A	Column B	Column C	Column D
Type of investment	Cost	Market value	Amount at which shown in the consolidated balance sheet
Fixed maturity securities available-for-sale:
Bonds:
U.S. Treasury securities and obligations of U.S. Government corporations	$77.3	$97.4	$97.4
Agencies not backed by the full faith and credit of the U.S. Government	384.6	473.9	473.9
Obligations of states and political subdivisions	223.0	217.1	217.1
Foreign governments	33.9	38.9	38.9
Public utilities	1,667.7	1,578.5	1,578.5
All other corporate	19,434.4	16,841.4	16,841.4

Total fixed maturity securities available-for-sale	21,820.9	19,247.2	19,247.2

Equity securities available-for-sale:
Common stocks:
Banks, trusts and insurance companies	14.3	9.5	9.5
Industrial, miscellaneous and all other	—	0.1	0.1
Nonredeemable preferred stocks	16.6	16.9	16.9

Total equity securities available-for-sale	30.9	26.5	26.5

Mortgage loans on real estate, net	7,249.7		7,189.9	1
Real estate, net:
Investment properties	11.0		8.5	2
Acquired in satisfaction of debt	9.8		8.0	2

Total real estate, net	20.8		16.5

Policy loans	767.4		767.4
Other long-term investments	521.6		521.6
Short-term investments, including amounts managed by a related party	2,780.9		2,780.9

Total investments	$33,192.2		$30,550.0

1
Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans on real estate (see Note 6 to the audited consolidated financial statements), hedges and commitment hedges on mortgage loans on real estate.

2	Difference from Column B primarily results from adjustments for accumulated depreciation.
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III        Supplementary Insurance Information

As of December 31, 2008, 2007 and 2006 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums 1	Other policy claims and benefits payable1	Premium revenue
2008
Individual Investments	$1,883.0	$12,026.3			$119.5
Retirement Plans	284.3	11,244.8			—
Individual Protection	1,640.7	5,941.2			164.0
Corporate and Other	615.9	3,324.0			—

Total	$4,423.9	$32,536.3			$283.5

2007
Individual Investments	$2,078.1	$10,748.6			$133.1
Retirement Plans	289.7	10,693.7			—
Individual Protection	1,542.5	5,635.9			158.6
Corporate and Other	87.1	4,920.2			—

Total	$3,997.4	$31,998.4			$291.7

2006
Individual Investments	$1,945.0	$13,004.4			$142.5
Retirement Plans	288.6	10,839.0			—
Individual Protection	1,441.0	5,574.1			165.8
Corporate and Other	83.4	4,991.9			—

Total	$3,758.0	$34,409.4			$308.3

Column A	Column G	Column H	Column I	Column J	ColumnK
Year: Segment	Net investment income2	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses 2	Premiums written
2008
Individual Investments	$506.3	$738.8	$647.7	$188.1
Retirement Plans	638.2	425.9	39.7	147.0
Individual Protection	343.9	502.9	113.5	138.0
Corporate and Other	198.6	149.7	(126.4)	104.8

Total	$1,687.0	$1,817.3	$674.5	$577.9

2007
Individual Investments	$609.1	$653.9	$287.1	$191.6
Retirement Plans	639.4	433.7	26.7	173.6
Individual Protection	330.2	447.6	80.2	147.1
Corporate and Other	397.1	231.2	(25.5)	87.1

Total	$1,975.8	$1,766.4	$368.5	$599.4

2006
Individual Investments	$739.5	$704.5	$352.7	$206.3
Retirement Plans	636.0	440.5	37.9	179.1
Individual Protection	328.2	452.3	69.6	142.4
Corporate and Other	354.8	208.7	(9.9)	74.5

Total	$2,058.5	$1,806.0	$450.3	$602.3

1	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
2
Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV        Reinsurance

As of December 31, 2008, 2007 and 2006 and for each of the years then ended (dollars in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2008
Life insurance in force	$167,715.4	$58,850.8	$3.8	$108,868.4	0.0%

Premiums:
Life insurance1	$348.2	$64.8	$0.1	$283.5	0.0%
Accident and health insurance	182.9	209.3	26.4	—	NM

Total	$531.1	$274.1	$26.5	$283.5	9.3%

2007
Life insurance in force	$156,899.3	$58,529.0	$4.4	$98,374.7	0.0%

Premiums:
Life insurance1	$364.2	$72.7	$0.2	$291.7	0.0%
Accident and health insurance	289.2	316.8	27.6	—	NM

Total	$653.4	$389.5	$27.8	$291.7	9.5%

2006
Life insurance in force	$151,109.9	$58,189.8	$7.9	$92,928.0	0.0%

Premiums:
Life insurance1	$336.4	$28.4	$0.3	$308.3	0.1%
Accident and health insurance	388.9	417.4	28.5	—	NM

Total	$725.3	$445.8	$28.8	$308.3	9.3%

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V        Valuation and Qualifying Accounts

Years ended December 31, 2008, 2007 and 2006 (in millions)

Column A	Column B	Column C		Column D	Column E
Description	Balance at beginning of period	Charged (credited) to costs and expenses	Charged to other accounts	Deductions1	Balance at end of period
2008
Valuation allowances - mortgage loans on real estate	$23.1	$19.6	$—	$3.2	$39.5

2007
Valuation allowances - mortgage loans on real estate	$34.3	$1.1	$—	$12.3	$23.1

2006
Valuation allowances - mortgage loans on real estate	$31.1	$6.0	$—	$2.8	$34.3

1	Amounts represent transfers to real estate owned and recoveries.
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Statements of (Loss) Income

(Unaudited)

(in millions)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues:
Policy charges	$271.1	$296.1	$796.7	$908.1
Premiums	89.8	56.0	274.0	203.5
Net investment income	432.6	413.5	1,275.8	1,295.0
Net realized investment (losses) gains	(144.1)	(137.3)	354.0	(181.7)
Other-than-temporary impairment losses (consisting of $181.1 and $886.6 of total other-than-temporary impairment losses, net of $34.9 and $398.4 recognized in other comprehensive income, for the three and nine months ended September 30, 2009, respectively)	(146.2)	(377.9)	(488.2)	(543.0)
Other income	0.7	1.6	1.1	3.5

Total revenues	503.9	252.0	2,213.4	1,685.4

Benefits and expenses:
Interest credited to policyholder accounts	264.5	280.5	801.0	849.1
Benefits and claims	107.0	136.8	467.0	392.8
Policyholder dividends	5.8	6.6	15.7	21.1
Amortization of deferred policy acquisition costs	93.5	221.2	550.9	446.3
Interest expense, primarily with Nationwide Financial Services, Inc. (NFS)	13.7	15.0	41.7	46.9
Other operating expenses	138.6	126.2	410.9	396.1

Total benefits and expenses	623.1	786.3	2,287.2	2,152.3

Loss from continuing operations before federal income tax benefit	(119.2)	(534.3)	(73.8)	(466.9)
Federal income tax benefit	(56.4)	(194.6)	(66.1)	(183.8)

Net loss	(62.8)	(339.7)	(7.7)	(283.1)
Less: Net loss attributable to noncontrolling interest	13.7	9.2	38.5	31.9

Net (loss) income attributable to NLIC	$(49.1)	$(330.5)	$30.8	$(251.2)

See accompanying notes to condensed consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Balance Sheets

(in millions, except for share and per share amounts)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities (amortized cost $22,889.0 and $21,820.9)	$22,512.3	$19,247.2
Equity securities (cost $20.2 and $30.9)	24.2	26.5
Mortgage loans on real estate, net	6,518.0	7,189.9
Short-term investments, including amounts managed by a related party	1,461.4	2,780.9
Other investments	1,171.8	1,305.5

Total investments	31,687.7	30,550.0
Cash and cash equivalents	14.3	36.7
Accrued investment income	364.4	300.9
Deferred policy acquisition costs	3,676.8	4,423.9
Other assets	2,231.4	3,332.9
Separate account assets	54,342.1	46,936.9

Total assets	$92,316.7	85,581.3

Liabilities and Shareholder’s Equity
Liabilities:
Future policy benefits and claims	$30,790.1	$32,536.3
Short-term debt	150.0	249.7
Long-term debt, payable to NFS	700.0	700.0
Long-term debt, payable to Nationwide Life Insurance Company of America (NLICA)	200.0	—
Other liabilities	2,137.0	2,463.4
Separate account liabilities	54,342.1	46,936.9

Total liabilities	88,319.2	82,886.3

Shareholder’s equity:
Common stock, $1 par value; authorized - 5,000,000 shares; issued and outstanding - 3,814,779 shares	3.8	3.8
Additional paid-in capital	633.2	613.2
Retained earnings	3,240.9	2,973.2
Accumulated other comprehensive loss	(257.0)	(1,311.2)

Total shareholder’s equity	3,620.9	2,279.0
Noncontrolling interest	376.6	416.0

Total equity	3,997.5	2,695.0

Total liabilities and equity	$92,316.7	$85,581.3

See accompanying notes to condensed consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Statements of Changes in Equity

Nine Months Ended September 30, 2009 and 2008

(Unaudited)

(in millions)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholder’s equity	Non- controlling interest	Total equity
Balance as of December 31, 2007	$3.8	$274.4	$4,049.5	$(90.5)	$4,237.2	$465.7	$4,702.9

Dividends to NFS	—	—	(246.5)	—	(246.5)	—	(246.5)
Member contributions to noncontrolling interest	—	—	—	—	—	15.2	15.2
Other, net	—	—	—	—	—	0.4	0.4

Comprehensive loss:
Net income (loss)	—	—	(251.2)	—	(251.2)	(31.9)	(283.1)
Other comprehensive loss, net of taxes	—	—	—	(696.6)	(696.6)	—	(696.6)

Total comprehensive loss					(947.8)	(31.9)	(979.7)

Balance as of September 30, 2008	$3.8	$274.4	$3,551.8	$(787.1)	$3,042.9	$449.4	$3,492.3

Balance as of December 31, 2008	$3.8	$613.2	$2,973.2	$(1,311.2)	$2,279.0	$416.0	$2,695.0

Cumulative effect of change in accounting principle, net of taxes	—	—	235.0	(235.0)	—	—	—
Capital contributed by NFS	—	20.0	—	—	20.0	—	20.0
Other, net	—	—	1.9	—	1.9	(0.9)	1.0

Comprehensive gain (loss):
Net income (loss)	—	—	30.8	—	30.8	(38.5)	(7.7)
Other comprehensive gain, net of taxes	—	—	—	1,289.2	1,289.2	—	1,289.2

Total comprehensive gain (loss)					1,320.0	(38.5)	1,281.5

Balance as of September 30, 2009	$3.8	$633.2	$3,240.9	$(257.0)	$3,620.9	$376.6	$3,997.5

See accompanying notes to condensed consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in millions)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$(7.7)	$(283.1)
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment (gains) losses	(354.0)	181.7
Other-than-temporary impairment losses	488.2	543.0
Interest credited to policyholder accounts	801.0	849.1
Capitalization of deferred policy acquisition costs	(374.9)	(428.1)
Amortization of deferred policy acquisition costs	550.9	446.3
Amortization and depreciation	(12.9)	8.9
Increase in other assets	(47.2)	(267.8)
Decrease in policy and other liabilities	(1,365.3)	(730.6)
Decrease (increase) in derivative assets	527.8	(19.9)
Increase (decrease) in derivative liabilities	37.4	(2.5)
Other, net	56.2	32.7

Net cash provided by operating activities	299.5	329.7

Cash flows from investing activities:
Proceeds from maturity of securities available-for-sale	2,741.8	2,930.2
Proceeds from sale of securities available-for-sale	3,832.1	3,447.6
Proceeds from repayments or sales of mortgage loans on real estate	522.9	680.7
Cost of securities available-for-sale acquired	(7,729.5)	(5,253.6)
Cost of mortgage loans on real estate originated or acquired	(15.8)	(329.9)
Net decrease in short-term investments	1,319.5	35.6
Collateral paid, net	(549.3)	(204.2)
Other, net	121.6	(136.1)

Net cash provided by investing activities	243.3	1,170.3

Cash flows from financing activities:
Net decrease in short-term debt	(99.7)	(35.6)
Net proceeds from issuance of long-term debt to NLICA	200.0	—
Capital contributed by NFS	20.0	—
Cash dividends paid to NFS	—	(181.8)
Investment and universal life insurance product deposits and other additions	2,616.3	2,024.2
Investment and universal life insurance product withdrawals and other deductions	(3,291.4)	(3,466.7)
Other, net	(10.4)	167.3

Net cash used in financing activities	(565.2)	(1,492.6)

Net (decrease) increase in cash and cash equivalents	(22.4)	7.4
Cash and cash equivalents, beginning of period	36.7	1.3

Cash and cash equivalents, end of period	$14.3	$8.7

See accompanying notes to condensed consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2009 and 2008

(1)	Basis of Presentation
The accompanying condensed consolidated financial statements of Nationwide Life Insurance Company and subsidiaries (NLIC, or collectively, the Company) have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. The financial information included herein reflects all adjustments (all of which are normal and recurring in nature) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. Operating results for all periods presented are not necessarily indicative of the results that may be expected for the full year. All significant intercompany balances and transactions have been eliminated. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2008 included in the Company’s 2008 Annual Report on Form 10-K.

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ significantly from those estimates.

Certain items in the condensed consolidated financial statements and related notes have been reclassified to conform to the current presentation.

The Company evaluated subsequent events through November 3, 2009, the date the condensed consolidated financial statements were filed with the United States Securities and Exchange Commission (SEC).

NLIC entered into a Plan and Agreement of Merger with its affiliate, Nationwide Life Insurance Company of America (NLICA), effective as of August 28, 2009, providing for the merger of NLICA with and into NLIC, with NLIC as the surviving entity. In addition, NLIC’s subsidiary, Nationwide Life and Annuity Insurance Company (NLAIC), entered into a Plan and Agreement of Merger with a subsidiary of NLICA, Nationwide Life and Annuity Company of America (NLACA), dated effective as of August 28, 2009, providing for the merger of NLACA with and into NLAIC, with NLAIC as the surviving entity. The closing of these mergers are subject to satisfaction of customary closing conditions, including receipt of all required regulatory approvals (including from the Commissioners of Insurance for the states of Ohio, Delaware and California and the Commonwealth of Pennsylvania), and any necessary exemptions, approvals or non-disapprovals of the Securities and Exchange Commission. The mergers are expected to close on or about December 31, 2009. The mergers are being completed to streamline the enterprise’s capital structure and create operational efficiencies.

(2)	Summary of Significant Accounting Policies
A complete summary of the Company’s significant accounting policies is included in Note 2 to the audited consolidated financial statements included in the Company’s 2008 Annual Report on Form 10-K. There have been no material changes to these policies since December 31, 2008 except as noted below.

(a) Valuation of Investments, Investment Income and Realized Gains and Losses

As a result of the Company’s adoption of guidance impacting Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320-10, Investments – Debt and Equity Securities, in the first quarter of 2009, for all debt securities evaluated for other-than-temporary impairment (for which the Company does not have the intent to sell and it is not more likely than not that it will be required to sell the security before the recovery of its amortized cost basis), the Company considers the timing and amount of the cash flows. The Company evaluates its intent to sell on an individual security basis.

Additionally, debt securities that become other-than-temporarily impaired (where the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost) are bifurcated with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment being recognized in other comprehensive income, net of applicable taxes and other offsets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The Company’s practice is to disclose as part of the separate component of accumulated other comprehensive income both the non-credit portion of the other-than-temporary impairment recognized in other comprehensive income and any subsequent changes in the fair value of those debt securities.

(3)	Recently Issued Accounting Standards
In September 2009, the FASB issued guidance under FASB ASC 820-10, Fair Value Measurements and Disclosures. This guidance applies to measuring the fair value of investments in investment companies that do not have a readily determinable fair value and calculate net asset values (NAV) consistent with the American Institute of Certified Public Accountants Audit and Accounting Guide, which generally requires these investments to be measured at fair value. For these investments, this update allows, as a practical expedient, the use of NAV as the basis to estimate fair value as long as it is not probable, as of the measurement date, that the investment will be sold and NAV is not the value that will be used in the sale. This guidance is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted. The Company will adopt this guidance effective the period ending December 31, 2009 and is currently evaluating the impact of adoption.

In August 2009, the FASB issued guidance under FASB ASC 820-10, Fair Value Measurements and Disclosures. This guidance clarifies how the fair value of a liability should be determined. It reiterates that fair value is the price that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. It notes that the liability should reflect the company’s nonperformance and credit risk and should not reflect restrictions on the transfer of the liability. To determine the exit price, the guidance permits companies to look to the identical liability traded as an asset, similar liabilities traded as assets, or another valuation technique to measure the price the company would pay to transfer the liability. This guidance is effective for the first reporting period beginning after issuance. The Company will adopt this guidance effective the reporting period ending December 31, 2009 and is currently evaluating the impact of adoption.

In June 2009, the FASB issued guidance under FASB ASC 105, Generally Accepted Accounting Principles (Statement of Financial Accounting Standard (SFAS) No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 (SFAS 168)). This guidance establishes the FASB ASC as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 and the ASC are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the ASC have become non-authoritative. Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FSPs, or EITF Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC. The Company adopted SFAS 168 effective September 30, 2009. The adoption of this guidance will not have an impact on the Company’s consolidated financial statements but will alter the references to accounting literature within the consolidated financial statements.

In June 2009, the FASB issued guidance under SFAS No. 167, Amendments to FASB Interpretation No. 46(R), (SFAS 167). This guidance changes the consolidation guidance applicable to a variable interest entity (VIE). It also amends the guidance governing the determination of whether an entity is the VIE’s primary beneficiary (the reporting entity that must consolidate the VIE) by requiring a qualitative analysis rather than a quantitative analysis. The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity’s economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This guidance also requires continuous reassessment of whether an enterprise is the primary beneficiary of a VIE. Before this guidance, FASB Interpretation No. 46(R) required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. SFAS 167 also requires enhanced disclosures about an enterprise’s involvement with a VIE. This guidance is effective for fiscal and interim reporting periods beginning after November 15, 2009. The Company will adopt this guidance effective January 1, 2010. The Company currently is evaluating the provisions of this guidance to determine the impact of adoption on its consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

In June 2009, the FASB issued guidance under SFAS No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140 (SFAS 166). This guidance eliminates the concept of a qualifying special-purpose entity (QSPE) from SFAS No. 140 and clarifies and amends the derecognition criteria for a transfer to be accounted for as a sale and the unit of account eligible for sale accounting. Additionally, SFAS 166 requires a transferor to initially measure and recognize all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale at fair value. Additionally, on and after the effective date, existing QSPEs (as defined under previous accounting standards) must be evaluated for consolidation in accordance with the applicable consolidation guidance. This guidance also establishes new requirements for reporting a transfer of a portion of a financial asset as a sale. This guidance requires enhanced disclosures about, among other things, a transferor’s continuing involvement with transfers of financial assets accounted for as sales, the risks inherent in the transferred financial assets that have been retained, and the nature and financial effect of restrictions on the transferor’s assets that continue to be reported in the consolidated balance sheets. This guidance is effective for fiscal and interim reporting periods beginning after November 15, 2009. The Company will adopt this guidance effective January 1, 2010. The Company currently is evaluating the provisions of the guidance to determine the impact of adoption on its consolidated financial statements.

In May 2009, the FASB issued guidance under FASB ASC 855, Subsequent Events, (SFAS No. 165, Subsequent Events). This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. In particular, this guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures an entity should make about events or transactions that occurred after the balance sheet date. This guidance is effective for fiscal years and interim periods ending after June 15, 2009. The Company adopted this guidance effective June 30, 2009. The adoption of this guidance did not have a material impact on the consolidated financial statements of the Company. The Company evaluated subsequent events through November 3, 2009 the date that the condensed consolidated financial statements were issued. See Note 1 for required disclosure.

In April 2009, the FASB issued guidance under FASB ASC 320, Investments – Debt and Equity Securities, (FASB Staff Position (FSP) Financial Accounting Standard (FAS) 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments). This guidance is designed to create greater clarity and consistency in accounting for and presentation of impairment losses on debt and equity securities. This guidance is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted. As of the beginning of the interim period of adoption, this guidance requires a cumulative-effect adjustment to reclassify the non-credit component of previously recognized other-than-temporary impairment losses from retained earnings to beginning balance of accumulated other comprehensive income(AOCI). The Company adopted this guidance as of January 1, 2009. The adoption of FSP FAS 115-2 and FAS 124-2 resulted in a cumulative-effect adjustment of $235.0 million, net of taxes, as an adjustment to the opening balance of retained earnings with a corresponding adjustment to the opening balance of AOCI.

In April 2009, the FASB issued guidance under FASB ASC 820, Fair Value Measurements and Disclosures, (FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This guidance provides guidelines for making fair value measurements more consistent with the principles presented in the previous standard SFAS No. 157, Fair Value Measurements, (SFAS 157). This guidance is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted. The Company elected to early adopt FSP FAS 157-4 as of the period ending March 31, 2009.

In April 2009, the FASB issued guidance under FASB ASC 825-10, Financial Instruments (FSP FAS 107-1 and Accounting Principles Bulletin (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments). The guidance amended FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), to require disclosures about fair value of financial instruments within the scope of SFAS 107 for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance is effective for interim periods ending after June 15, 2009, with early adoption permitted for interim periods ending after March 15, 2009. The Company adopted this guidance for the period ending June 30, 2009 and included the required disclosures in Note 4.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

In November 2008, the FASB issued guidance under FASB ASC 350-30, Intangibles – Goodwill and Other, General Intangibles Other than Goodwill (EITF 08-7, Accounting for Defensive Intangible Assets). This guidance requires defensive intangible assets acquired in a business combination or asset acquisition to be accounted for as a separate unit of accounting. In doing so, the asset should not be included as part of the cost of an entity’s existing intangible asset(s) because the defensive intangible asset is separately identifiable. This guidance is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this guidance effective January 1, 2009. On the date of adoption, there was no impact to the Company’s financial position or results of operations. The Company will apply this guidance prospectively for intangible assets acquired on or after January 1, 2009.

In November 2008, the FASB issued guidance under FASB ASC 323-10, Investments – Equity Method and Joint Ventures (EITF 08-6, Equity Method Investment Accounting Considerations). This guidance clarifies how to account for certain transactions and impairment considerations involving equity method investments. Specifically, this guidance notes: 1) an entity shall measure its equity method investment initially at cost; 2) an equity method investor is required to recognize other-than-temporary impairments of an equity method investment in accordance with paragraph 35-32A and an equity method investor shall not separately test an investee’s underlying indefinite-lived intangible asset(s) for impairment; and 3) an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment and any gain or loss to the investor resulting from an investee’s share issuance shall be recognized in earnings. This guidance is effective on a prospective basis in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company adopted this guidance prospectively beginning January 1, 2009. On the date of adoption, there was no impact to the Company’s financial position or results of operations.

In April 2008, the FASB issued guidance under FASB ASC 350-30, General Intangibles other than Goodwill, (FSP FAS 142-3, Determination of the Useful Life of Intangible Assets). This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previous SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). FASB ASC 350-30 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The amended factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142 are to be applied prospectively to intangible assets acquired after the effective date. The Company adopted this guidance effective January 1, 2009. On the date of adoption, there was no impact to the Company’s financial position or results of operations. The Company will apply this guidance prospectively to intangible assets acquired after January 1, 2009.

In March 2008, the FASB issued guidance under FASB ASC 815, Derivatives and Hedging, (SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133). This guidance amends and expands the disclosure requirements of previous SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB ASC 815, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This guidance requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about derivative instrument fair values and related gains and losses, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this guidance effective January 1, 2009.

In February 2008, the FASB issued guidance under FASB ASC 820, Fair Value Measurements and Disclosures, (FSP FAS 157-2, Effective Date of FASB Statement No. 157). This guidance delayed the effective date of SFAS 157 for nonfinancial assets and liabilities until fiscal years and interim periods beginning after November 15, 2008. FASB ASC 820 applies to nonfinancial assets and liabilities, except for items recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually), and is effective upon issuance. The Company adopted this guidance effective January 1, 2009. On the date of adoption, there was no impact to the Company’s financial position or results of operations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

In December 2007, the FASB issued guidance under FASB ASC 805, Business Combinations, (SFAS No. 141 (revised 2007), Business Combinations, (SFAS 141R)) which replaced SFAS No. 141, Business Combinations (SFAS 141). The objective of this guidance is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about a business combination and its effects. Accordingly, this guidance establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This guidance applies to all transactions or other events in which an entity obtains control of one or more businesses and retains the fundamental requirements in the previous SFAS. 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date the acquirer achieves control. This guidance is applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The Company adopted this guidance effective January 1, 2009. The Company will apply this guidance prospectively to any business combination on or after January 1, 2009.

In April 2009, the FASB issued guidance under FASB ASC 805-20, Business Combinations – Identifiable Assets and Liabilities, and Any Noncontrolling Interest, (FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies). This guidance amends the guidance of previous SFAS 141R related to contingencies. First, this guidance requires the acquirer to recognize the contingency at fair value, at the acquisition date, if the acquisition-date fair value of that asset or liability can be determined during the measurement period. Second, if the first criteria is not applicable as the fair value of the asset or liability cannot be determined during the measurement period, then the contingency shall be recognized if both (a) information available before the end of the measurement period indicates it is probable an asset existed or a liability had been incurred at the acquisition date and (b) the amount of the asset or liability can be reasonably estimated. If neither of these acquisition date recognition criterion apply, the acquirer shall not recognize an asset or liability as of the acquisition date. In periods after the acquisition date, the acquirer shall account for an asset or a liability arising from a contingency that does not meet the recognition criteria at the acquisition date in accordance with other applicable GAAP, including FASB ASC 450, Contingencies, as appropriate. The Company will apply this guidance prospectively to any business combination on or after January 1, 2009.

In December 2007, the FASB issued guidance under FASB ASC 810-10, Consolidation, (SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51). The objective of this guidance is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance also amends certain consolidation procedures prescribed by previous Accounting Research Bulletin No. 51, Consolidated Financial Statements, for consistency with the requirements of previous SFAS No. 141 (revised 2007). This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted this guidance effective January 1, 2009. The required presentation of noncontrolling interests is reflected in the consolidated financial statements. As a result of the adoption of SFAS 160, the Company reclassified $416.6 million from other liabilities to equity as of December 31, 2008, representing the noncontrolling interest of low-income-housing tax credit funds (LIHTC Funds). See Note 15 for further discussion on the LIHTC Funds. The accounting requirements of SFAS 160 will be applied to any transactions involving noncontrolling interests on or after January 1, 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(4)	Fair Value Measurements
Fair Value Option

Effective January 1, 2008, the Company elected fair value treatment for commercial mortgage loans held for sale. Accordingly, the Company now records in earnings all market fluctuations associated with this portfolio. The Company previously recorded such loans at the lower of cost or market value. Balances for these loans are measured at fair value with unrealized gains and losses included as a component of net realized investment gains and losses. The Company will assess the fair value option election for new financial assets or liabilities on a prospective basis.

Fair Value Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company categorizes its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets and liabilities recorded at fair value in the condensed consolidated balance sheets as follows:

•	Level 1 – Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date.

•
Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

For certain residential mortgage-backed securities backed by Prime, Sub-prime and Alt-A collateral, which are included in Level 3 financial assets, the Company utilizes internal pricing models to assist in determining the estimated fair values. As of December 31, 2008, these investments were priced solely with the assistance of independent pricing services. As a result of continued low levels of activity in these markets during the first three quarters of 2009, management believes that prices were no longer representative of the investments’ fair value, which is the price that would be received upon the sale of the investment in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date. The Company believes that a weighting of internal pricing models and independent pricing services represents a better estimate of the investments’ fair value and complies with FASB ASC 820, Fair Value Measurements and Disclosures.

Therefore, management determined that the use of multiple valuation techniques, considering both an income approach that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs and a market approach that observes quotes provided by independent pricing services produces a result more representative of an investment’s fair value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The income approach incorporates cash flows for each investment adjusted for expected losses in different interest rate and housing scenarios. The adjusted cash flows are then discounted using a risk premium that market participants would demand because of the risk in the cash flows. The risk premium is reflective of an orderly transaction between market participants at the measurement date under current market conditions and includes items such as liquidity and structure risk. The income approach also includes a weighting of external third party values. As sufficient information is often not available to conclude whether such prices are based on orderly transactions, this weighting methodology is designed to incorporate external prices into the Company’s internal valuation process.

In addition to weighting external prices in developing the internal values, the Company further calibrates those values to market indications through pricing determined from two independent pricing services (the market approach). The Company calibrates the prices obtained from the independent pricing services and the price developed internally by utilizing the median value to determine the estimated fair value.

In addition, certain of the Company’s investments in corporate debt securities, mortgage-backed securities and other asset-backed securities were valued with the assistance of independent pricing services and non-binding broker quotes. The Company’s policy is to use the pricing obtained from our primary independent pricing service even in cases where a price is obtained from both an independent pricing service and a broker. In the event that pricing information is not available from an independent pricing service, non-binding broker quotes are used to assist in the valuation of the investments. In many cases, only one broker quote is available. The Company’s policy is generally not to adjust the values obtained from brokers.

Broker quotes are considered unobservable inputs as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and the transaction volume in the same or similar investments has decreased such that generally only one quotation is available. As the brokers often do not provide the necessary transparency into their quotes and methodologies, the Company periodically performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value.

For investments valued with the assistance of independent pricing services, the Company obtained the pricing services’ methodologies and classified these investments accordingly in the fair value hierarchy. The Company periodically reviews and tests the pricing and related methodologies obtained from these independent pricing services against secondary sources to ensure that management can validate the investment’s fair value and related categorization. If large variances are observed between the price obtained from the independent pricing services and secondary sources, the Company analyzes the causes driving the variance and resolves any differences.

As of September 30, 2009, 63% of the prices of fixed maturity securities were valued with the assistance of independent pricing services, 19% were valued with the assistance of the Company’s internal pricing processes, 11% were valued with the assistance of the Company’s pricing matrices, 4% were valued with the assistance of broker quotes and 3% were valued from other sources compared to 78%, 4%, 12%, 5% and 1%, respectively, as of December 31, 2008.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of September 30, 2009:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$616.0	$4.6	$—	$620.6
Obligations of states and political subdivisions	—	325.7	—	325.7
Debt securities issued by foreign governments	—	60.0	—	60.0
Corporate securities	1.9	13,408.0	1,360.6	14,770.5
Residential mortgage-backed securities	161.0	2,180.5	2,685.4	5,026.9
Commercial mortgage-backed securities	—	701.5	257.5	959.0
Collateralized debt obligations	—	107.9	238.2	346.1
Other asset-backed securities	—	255.1	148.4	403.5

Total fixed maturity securities	778.9	17,043.3	4,690.1	22,512.3
Equity securities	12.0	10.3	1.9	24.2

Total securities available-for-sale	790.9	17,053.6	4,692.0	22,536.5
Mortgage loans held for sale1	—	—	53.3	53.3
Short-term investments	16.6	1,444.8	—	1,461.4

Total investments	807.5	18,498.4	4,745.3	24,051.2

Cash and cash equivalents	14.3	—	—	14.3

Derivative assets2	—	477.8	391.9	869.7

Separate account assets3,5	10,987.2	41,971.0	1,383.9	54,342.1

Total assets	$11,809.0	$60,947.2	$6,521.1	$79,277.3

Liabilities
Future policy benefits and claims4	$—	$—	$(521.8)	$(521.8)
Derivative liabilities2	(20.1)	(397.5)	(5.9)	(423.5)

Total liabilities	$(20.1)	$(397.5)	$(527.7)	$(945.3)

1	Elected to be carried at fair value.

2	Comprised of interest rate swaps, cross-currency interest rate swaps, credit default swaps, other non-hedging derivative instruments, equity option contracts and interest rate futures contracts.

3	Comprised of public, privately registered and non-registered mutual funds and investments in securities.

4
Related to embedded derivatives associated with living benefit contracts. The Company’s guaranteed minimum accumulation benefits (GMABs), guaranteed lifetime withdrawal benefits (GLWBs) and hybrid GMABs/GLWBs are considered embedded derivatives requiring the related liabilities to be separated from the host insurance product and recognized at fair value, with changes in fair value reported in earnings. This balance also includes embedded derivatives associated with fixed equity-indexed annuities (EIA) of $44.6 million that provide for interest earnings that are linked to the performance of specified equity market indices.

5	The fair value of separate account liabilities is set to equal the fair value of separate account assets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$549.9	$4.3	$—	$554.2
Obligations of states and political subdivisions	—	217.1	—	217.1
Debt securities issued by foreign governments	—	38.9	—	38.9
Corporate securities	2.0	10,138.9	1,238.3	11,379.2
Residential mortgage-backed securities	530.2	2,021.0	2,787.4	5,338.6
Commercial mortgage-backed securities	—	627.1	225.9	853.0
Collateralized debt obligations	—	71.0	249.2	320.2
Other asset-backed securities	—	438.2	107.8	546.0

Total fixed maturity securities	1,082.1	13,556.5	4,608.6	19,247.2
Equity securities	1.4	15.2	9.9	26.5

Total securities available-for-sale	1,083.5	13,571.7	4,618.5	19,273.7
Mortgage loans held for sale1	—	—	124.5	124.5
Short-term investments	36.2	2,744.7	—	2,780.9

Total investments	1,119.7	16,316.4	4,743.0	22,179.1

Cash and cash equivalents	36.7	—	—	36.7

Derivative assets2	—	708.5	597.6	1,306.1

Separate account assets3,5	9,530.3	35,270.0	2,136.6	46,936.9

Total assets	$10,686.7	$52,294.9	$7,477.2	$70,458.8

Liabilities
Future policy benefits and claims4	$—	$—	$(1,739.7)	$(1,739.7)
Derivative liabilities2	(6.0)	(385.9)	(4.2)	(396.1)

Total liabilities	$(6.0)	$(385.9)	$(1,743.9)	$(2,135.8)

1	Elected to be carried at fair value.

2	Comprised of interest rate swaps, cross-currency interest rate swaps, credit default swaps, other non-hedging derivative instruments, equity option contracts and interest rate futures contracts.

3	Comprised of public, privately registered and non-registered mutual funds and investments in securities.

4
Related to embedded derivatives associated with living benefit contracts. The Company’s GMABs, GLWBs and hybrid GMABs/GMWBs are considered embedded derivatives requiring the related liabilities to be separated from the host insurance product and recognized at fair value, with changes in fair value reported in earnings. This balance also includes embedded derivatives associated with fixed EIAs of $41.7 million that provide for interest earnings that are linked to the performance of specified equity market indices.

5	The fair value of separate account liabilities is set to equal the fair value of separate account assets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following tables summarize financial instruments for which the Company used significant unobservable inputs (Level 3) to determine fair value measurements for the three and nine months ended September 30, 2009:

		Net investment gains (losses)						Change in unrealized gains (losses) in earnings due to assets still held
(in millions)	Balance as of June 30, 2009	In earnings (realized and unrealized)1	In OCI (unrealized)2	Purchases, issuances, sales and settlements	Transfers in to Level 3	Transfers out of Level 3	Balance as of September 30, 2009
Assets
Investments:
Securities available-for-sale3:
Fixed maturity securities
Corporate securities	$1,150.8	$(16.6)	$177.9	$(155.8)	$310.8	$(106.5)	$1,360.6	$—
Residential mortgage-backed securities	2,715.9	(61.0)	236.8	(206.3)	—	—	2,685.4	—
Commercial mortgage-backed securities	104.4	(13.2)	67.5	(0.7)	99.8	(0.3)	257.5	—
Collateralized debt obligations	234.7	(9.0)	26.6	1.4	—	(15.5)	238.2	—
Other asset-backed securities	130.6	0.3	10.7	(9.6)	16.4	—	148.4	—

Total fixed maturity securities	4,336.4	(99.5)	519.5	(371.0)	427.0	(122.3)	4,690.1	—
Equity securities	3.5	1.4	(0.1)	(2.9)	—	—	1.9	—

Total securities available-for-sale	4,339.9	(98.1)	519.4	(373.9)	427.0	(122.3)	4,692.0	—
Mortgage loans held for sale	63.0	4.6	—	(14.3)	—	—	53.3	4.3

Total investments	4,402.9	(93.5)	519.4	(388.2)	427.0	(122.3)	4,745.3	4.3
Derivative assets	473.9	(109.6)	—	27.6	—	—	391.9	(107.6)
Separate account assets4,6	2,176.7	(298.3)	—	(10.2)	0.4	(484.7)	1,383.9	(294.8)

Total assets	$7,053.5	$(501.4)	$519.4	$(370.8)	$427.4	$(607.0)	$6,521.1	$(398.1)

Liabilities
Future policy benefits and claims5	$(780.1)	$260.2	$—	$(1.9)	$—	$—	$(521.8)	$260.2
Derivative liabilities	(9.5)	3.6	—	—	—	—	(5.9)	3.6

Total liabilities	$(789.6)	$263.8	$—	$(1.9)	$—	$—	$(527.7)	$263.8

1
Includes gains and losses on sales of financial instruments, changes in market value of certain instruments and other-than-temporary impairments. The net unrealized loss on separate account assets is attributable to contractholders and, therefore, is not included in the Company’s earnings.

2	Includes changes in market value of certain instruments.

3
Includes certain collateralized mortgage obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other ABSs, certain broker or internally priced securities, and securities that are at or near default based on designations assigned by the National Association of Insurance Commissioners (NAIC) (see Note 6 for a discussion of NAIC designations). Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

4
Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions. The net unrealized investment loss on these non-registered mutual funds is attributable to contractholders and, therefore, is not included in the Company’s earnings.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

5
Relates to GMAB, GLWB and hybrid GMAB/GLWB embedded derivatives associated with contracts with living benefit riders. This balance also includes embedded derivatives associated with EIAs. Related derivatives are internally valued. The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial assumptions, including risk margin considerations reflecting policyholder behavior. The Company uses both observable and unobservable inputs, such as published swap rates and historical volatilities as well as implied volatilities, in its capital market assumptions. Actuarial assumptions, including lapse behavior and mortality rates, are either based on annuity experience or pricing assumptions if experience has not yet developed.

6	The value of separate account liabilities is set to equal the fair value of separate account assets.

		Net investment gains (losses)						Change in unrealized gains (losses) in earnings due to assets still held
(in millions)	Balance as of December 31, 2008	In earnings (realized and unrealized)1	In OCI (unrealized)2	Purchases, issuances, sales and settlements	Transfers in to Level 3	Transfers out of Level 3	Balance as of September 30, 2009
Assets
Investments:
Securities available-for-sale3:
Fixed maturity securities
Corporate securities	$1,238.3	$(56.0)	$222.3	$(259.9)	$369.3	$(153.4)	$1,360.6	$—
Residential mortgage-backed securities	2,787.4	(107.3)	415.0	(408.9)	0.9	(1.7)	2,685.4	—
Commercial mortgage-backed securities	225.9	(18.9)	91.0	(1.5)	46.4	(85.4)	257.5	—
Collateralized debt obligations	249.2	(44.9)	56.6	(6.9)	—	(15.8)	238.2	—
Other asset-backed securities	107.8	(11.4)	23.2	(5.7)	39.3	(4.8)	148.4	—

Total fixed maturity securities	4,608.6	(238.5)	808.1	(682.9)	455.9	(261.1)	4,690.1	—
Equity securities	9.9	1.4	1.3	(2.4)	—	(8.3)	1.9	—

Total securities available-for-sale	4,618.5	(237.1)	809.4	(685.3)	455.9	(269.4)	4,692.0	—
Mortgage loans held for sale	124.5	(4.5)	—	(66.7)	—	—	53.3	0.6

Total investments	4,743.0	(241.6)	809.4	(752.0)	455.9	(269.4)	4,745.3	0.6
Derivative assets	597.6	(252.3)	(12.0)	58.6	—	—	391.9	(250.2)
Separate account assets4,6	2,136.6	(189.0)	—	(16.1)	16.7	(564.3)	1,383.9	(182.7)

Total assets	$7,477.2	$(682.9)	$797.4	$(709.5)	$472.6	$(833.7)	$6,521.1	$(432.3)

Liabilities
Future policy benefits and claims5	$(1,739.7)	$1,224.6	$—	$(6.7)	$—	$—	$(521.8)	$1,224.6
Derivative liabilities	(4.2)	(1.7)	—	—	—	—	(5.9)	(1.7)

Total liabilities	$(1,743.9)	$1,222.9	$—	$(6.7)	$—	$—	$(527.7)	$1,222.9

1
Includes gains and losses on sales of financial instruments, changes in market value of certain instruments and other-than-temporary impairments. The net unrealized gain on separate account assets is attributable to contractholders and, therefore, is not included in the Company’s earnings.

2	Includes changes in market value of certain instruments.

3
Includes certain collateralized mortgage obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other ABSs, certain broker or internally priced securities, and securities that are at or near default based on designations assigned by the National Association of Insurance Commissioners (NAIC) (see Note 6 for a discussion of NAIC designations). Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

4
Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions. The net unrealized investment loss on these non-registered mutual funds is attributable to contractholders and, therefore, is not included in the Company’s earnings.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

5
Relates to GMAB, GLWB and hybrid GMAB/GLWB embedded derivatives associated with contracts with living benefit riders. This balance also includes embedded derivatives associated with EIAs. Related derivatives are internally valued. The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial assumptions, including risk margin considerations reflecting policyholder behavior. The Company uses both observable and unobservable inputs, such as published swap rates and historical volatilities as well as implied volatilities, in its capital market assumptions. Actuarial assumptions, including lapse behavior and mortality rates, are either based on annuity experience or pricing assumptions if experience has not yet developed.

6	The value of separate account liabilities is set to equal the fair value of separate account assets.
The following tables summarize financial instruments for which the Company used significant unobservable inputs (Level 3) to determine fair value measurements for the three and nine months ended September 30, 2008:

		Net investment gains (losses)						Change in unrealized gains (losses) in earnings due to assets still held
(in millions)	Balance as of June 30, 2008	In earnings (realized and unrealized)1	In OCI (unrealized)2	Purchases, issuances, sales and settlements	Transfers in to Level 3	Transfers out of Level 3	Balance as of September 30, 2008
Assets
Investments:
Securities available-for-sale3:
Fixed maturity securities
Corporate securities	$1,497.5	$(65.7)	$(83.9)	$(53.8)	$375.7	$(99.2)	$1,570.6	$—
Residential mortgage-backed securities	191.7	(34.9)	5.9	(8.0)	65.0	(71.3)	148.4	—
Commercial mortgage-backed securities	25.0	—	0.2	(0.9)	—	(4.9)	19.4	—
Collateralized debt obligations	549.4	(146.4)	84.7	(30.7)	6.7	(7.7)	456.0	—
Other asset-backed securities	143.8	(4.7)	(1.2)	(5.4)	—	(13.9)	118.6	—

Total fixed maturity securities	2,407.4	(251.7)	5.7	(98.8)	447.4	(197.0)	2,313.0	—
Equity securities	2.6	(51.5)	2.9	10.7	50.7	—	15.4	—

Total securities available-for-sale	2,410.0	(303.2)	8.6	(88.1)	498.1	(197.0)	2,328.4	—
Mortgage loans held for sale	90.7	(22.8)	—	74.0	—	—	141.9	(22.8)

Total investments	2,500.7	(326.0)	8.6	(14.1)	498.1	(197.0)	2,470.3	(22.8)
Derivative assets	229.7	88.1	7.1	(21.0)	—	—	303.9	76.5
Separate account assets4,6	568.3	(208.7)	—	—	2.5	(2.7)	359.4	(207.7)

Total assets	$3,298.7	$(446.6)	$15.7	$(35.1)	$500.6	$(199.7)	$3,133.6	$(154.0)

Liabilities
Future policy benefits and claims5	$(222.0)	$(285.5)	$—	$(2.3)	$—	$—	$(509.8)	$(285.5)
Derivative liabilities	(25.3)	13.5	—	—	—	—	(11.8)	13.5

Total liabilities	$(247.3)	$(272.0)	$—	$(2.3)	$—	$—	$(521.6)	$(272.0)

1
Includes gains and losses on sales of financial instruments, changes in market value of certain instruments and other-than-temporary impairments. The net unrealized loss on separate account assets is attributable to contractholders and, therefore, is not included in the Company’s earnings.

2	Includes changes in market value of certain instruments.

3
Includes certain collateralized mortgage obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other ABSs, certain broker or internally priced securities, and securities that are at or near default based on designations assigned by the National Association of Insurance Commissioners (NAIC) (see Note 6 for a discussion of NAIC designations). Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

4
Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions. The net unrealized investment loss on these non-registered mutual funds is attributable to contractholders and, therefore, is not included in the Company’s earnings.

5
Relates to GMAB, GLWB and hybrid GMAB/GLWB embedded derivatives associated with contracts with living benefit riders. This balance also includes embedded derivatives associated with EIAs. Related derivatives are internally valued. The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial assumptions, including risk margin considerations reflecting policyholder behavior. The Company uses both observable and unobservable inputs, such as published swap rates and historical volatilities as well as implied volatilities, in its capital market assumptions. Actuarial assumptions, including lapse behavior and mortality rates, are either based on annuity experience or pricing assumptions if experience has not yet developed.

6	The value of separate account liabilities is set to equal the fair value of separate account assets.

		Net investment gains (losses)						Change in unrealized gains (losses) in earnings due to assets still held
(in millions)	Balance as of December 31, 2007	In earnings (realized and unrealized)1	In OCI (unrealized)2	Purchases, issuances, sales and settlements	Transfers in to Level 3	Transfers out of Level 3	Balance as of September 30, 2008
Assets
Investments:
Securities available-for-sale3:
Fixed maturity securities
Corporate securities	$1,435.5	$(84.8)	$(161.3)	$(186.1)	$723.6	$(156.3)	$1,570.6	$—
Residential mortgage-backed securities	190.5	(89.0)	(1.2)	(6.3)	119.9	(65.5)	148.4	—
Commercial mortgage-backed securities	80.3	(0.4)	0.4	(7.5)	—	(53.4)	19.4	—
Collateralized debt obligations	532.6	(203.7)	(9.9)	(9.2)	187.2	(41.0)	456.0	—
Other asset-backed securities	121.6	(0.8)	(16.5)	(38.2)	73.8	(21.3)	118.6	—

Total fixed maturity securities	2,360.5	(378.7)	(188.5)	(247.3)	1,104.5	(337.5)	2,313.0	—
Equity securities	1.4	(51.5)	(3.4)	26.6	42.3	—	15.4	—

Total securities available-for-sale	2,361.9	(430.2)	(191.9)	(220.7)	1,146.8	(337.5)	2,328.4	—
Mortgage loans held for sale	86.1	(32.0)	—	87.8	—	—	141.9	(32.0)
Short-term investments	371.9	—	—	—	—	(371.9)	—	—

Total investments	2,819.9	(462.2)	(191.9)	(132.9)	1,146.8	(709.4)	2,470.3	(32.0)
Derivative assets	166.6	99.0	8.3	30.0	—	—	303.9	96.6
Separate account assets4,6	2,258.3	(873.0)	—	765.1	4.2	(1,795.2)	359.4	(859.7)

Total assets	$5,244.8	$(1,236.2)	$(183.6)	$662.2	$1,151.0	$(2,504.6)	$3,133.6	$(795.1)

Liabilities
Future policy benefits and claims5	$(128.9)	$(374.9)	$—	$(6.0)	$—	$—	$(509.8)	$(374.9)
Derivative liabilities	(16.3)	5.4	—	(0.9)	—	—	(11.8)	4.3

Total liabilities	$(145.2)	$(369.5)	$—	$(6.9)	$—	$—	$(521.6)	$(370.6)

1
Includes gains and losses on sales of financial instruments, changes in market value of certain instruments and other-than-temporary impairments. The net unrealized loss on separate account assets is attributable to contractholders and, therefore, is not included in the Company’s earnings.

2	Includes changes in market value of certain instruments.

3
Includes certain collateralized mortgage obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other ABSs, certain broker or internally priced securities and securities that are at or near default based on designations assigned by the National Association of Insurance Commissioners (NAIC) (see Note 6 for a discussion of NAIC designations). Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

4
Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions. The net unrealized investment loss on these non-registered mutual funds is attributable to contractholders and, therefore, is not included in the Company’s earnings.

5
Relates to GMAB, GLWB and hybrid GMAB/GLWB embedded derivatives associated with contracts with living benefit riders. This balance also includes embedded derivatives associated with EIAs. Related derivatives are internally valued. The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial assumptions, including risk margin considerations reflecting policyholder behavior. The Company uses both observable and unobservable inputs, such as published swap rates and historical volatilities as well as implied volatilities, in its capital market assumptions. Actuarial assumptions, including lapse behavior and mortality rates, are either based on annuity experience or pricing assumptions if experience has not yet developed.

6	The value of separate account liabilities is set to equal the fair value of separate account assets.
Transfers

The Company reviews its fair value hierarchy classifications quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassification of fair value hierarchy levels of financial assets and liabilities. These reclassifications will be reported as transfers in/out of Level 3 in the beginning of the period in which the change occurs. During the first three quarters of 2009, transfers into Level 3 were driven by investments in corporate securities and commercial mortgage-backed securities, primarily due to ratings downgrades, as well as changes in pricing sources from corporate pricing matrix based to utilizing broker quotes or internal valuation techniques. During the first three quarters of 2009, additional observable inputs were obtained on assets previously considered Level 3, which led to transfers out of Level 3.

Fair Value on a Nonrecurring Basis

In the third quarter of 2009, certain mortgage loans on real estate held for investment were measured at the estimated fair value of the collateral on a non-recurring basis in periods subsequent to initial recognition due to these loans having specific reserves applied to them during the period. The application of these specific reserves adjusts the amortized cost basis of the loan to the estimated fair value of the collateral. The estimated fair value of the collateral was $20.1 million as of September 30, 2009.

Financial Instruments Not Carried at Fair Value

In estimating fair value for its disclosures for financial instruments not carried at fair value (and not included in the fair value disclosures above), the Company used the following methods and assumptions:

Mortgage loans on real estate held for investment, net: The fair values of mortgage loans held for investment on real estate are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. As commercial mortgage loans held for sale are included in the above fair value disclosure, they are excluded from financial instruments not carried at fair value in the table below.

Policy loans: The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts: The fair values of the Company’s liabilities under investment type contracts are based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand, net of certain surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Short-term debt: The carrying amount reported in the consolidated balance sheets approximates fair value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Long-term debt, payable to Nationwide Financial Services, Inc. (NFS): The fair values for long-term debt are based on estimated market prices.

Long-term debt, payable to NLICA: The carrying amount reported in the consolidated balance sheets approximates fair value as the note was issued on September 30, 2009.

The following table summarizes the carrying values and estimated fair values of financial instruments subject to disclosure requirements as of the dates indicated:

	September 30, 2009			December 31, 2008
(in millions)	Carrying value	Estimated fair value		Carrying value	Estimated fair value
Assets:
Investments:
Mortgage loans on real estate held for investment, net	$6,464.7	$5,727.7	1	$7,065.4	$6,335.3
Policy loans	725.8	725.8		767.4	767.4

Liabilities:
Investment contracts	(18,712.2)	(18,760.5)		(19,407.8)	(18,905.4)
Short-term debt	(150.0)	(150.0)		(249.7)	(249.7)
Long-term debt, payable to NFS	(700.0)	(695.4)		(700.0)	(568.7)
Long-term debt, payable to NLICA	(200.0)	(200.0)		—	—

1	Includes $20.1 million of mortgage loans held for investment valued at fair value on a nonrecurring basis.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(5)	Derivative Financial Instruments
Qualitative Disclosures

The Company is required to recognize all of its derivative instruments as either assets or liabilities at fair value. The accounting for changes in the fair value (e.g. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.

For derivative instruments that are designated and qualify as a cash flow hedge (e.g., hedging the exposure to variability in expected future cash flows that is attributable to interest rate risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction impacts earnings (e.g., interest income on a floating rate asset). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any (ineffectiveness), or components of fair value that are excluded from the assessment of effectiveness, are recognized in the condensed consolidated statements of income during the current period.

For derivative instruments that are designated and qualify as a fair value hedge (e.g., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the hedged item are both recognized in net realized investment gains and losses.

For derivative instruments that are not designated as a hedging instrument, the gain or loss on the derivative instrument is recognized in net realized investment gains and losses.

The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty, and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the effect that the Company’s exposure to credit risk could have on the effectiveness of the Company’s hedging relationships is considered. As of September 30, 2009, the impact of the exposure to credit risk on both the fair value measurement of derivative assets and liabilities and the effectiveness of the Company’s hedging relationships was immaterial.

As of September 30, 2009 and December 31, 2008, the Company had received $582.3 million and $1.02 billion, respectively, of cash for derivative collateral, which is in turn invested in short-term investments. The Company also held $33.9 million and $35.4 million of securities as off-balance sheet collateral on derivative transactions as of September 30, 2009 and December 31, 2008, respectively. As of September 30, 2009 and December 31, 2008, the Company had pledged fixed maturity securities with a fair value of $47.6 million and $24.5 million, respectively, as collateral to various derivative counterparties. There are no contingent features associated with the Company’s derivative instruments which would require additional collateral to be pledged to counterparties.

The Company is exposed to certain other risks relating to its ongoing business operations. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk, equity risk and credit risk.

Derivatives Qualifying for Hedge Accounting – Interest Rate Risk Management

The Company periodically purchases variable rate investments (e.g. commercial mortgage loans and corporate bonds). As a result, the Company is exposed to variability in cash flows and investment income due to changes in interest rates. Such variability poses risks to the Company when the assets are funded with fixed rate liabilities. In an effort to manage this risk, the Company may enter into receive fixed/pay variable interest rate swaps.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

In using these interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments. The variable interest paid on the swap is intended to match the variable interest received on the investment, resulting in the Company receiving the fixed interest payments on the swap. The net receipt of a fixed rate will offset the fixed rate paid on the liability. These interest rate swaps are designated as hedging instruments in cash flow hedging relationships.

The Company periodically participates in a U.S. denominated medium-term note (MTN) program. Under this program, NLIC issues funding agreements to an unconsolidated third party trust to secure notes issued to investors by the trust. The proceeds from these funding agreements are generally used to purchase fixed rate assets (generally available-for-sale corporate bonds, available-for-sale private placement bonds or held for investment commercial mortgage loans). In a rising interest rate environment, the Company is exposed to narrowing margins as interest expense will increase while interest income remains constant. To manage this risk, the Company has entered into pay fixed/receive variable interest rate swaps. The interest rate swap agreement utilized by the Company effectively modifies its exposure to interest rate risk by converting the Company’s floating rate funding agreements associated with the MTN program to a fixed rate, thus reducing the impact of interest rate changes on future interest expense. These interest rate swaps are designated as hedging instruments in cash flow hedging relationships.

The Company also periodically enters into fixed rate commercial mortgage loan and private placement commitments or commitments to purchase fixed rate assets (generally available-for-sale corporate bonds, available-for-sale private placement bonds and held for investment commercial mortgage loans). The Company is exposed to declining values of the assets due to rising interest rates. In an effort to manage this risk, the Company enters into short U.S. Treasury futures and/or interest rate swaps. As interest rates change, the increase or decrease in the value of the derivative instrument will offset the changes in value of the asset (relative to interest rates). These futures and swaps are designated as hedging instruments in fair value hedging relationships.

Derivatives Qualifying for Hedge Accounting – Foreign Currency Risk Management

The Company purchases foreign-denominated fixed rate assets and the associated investment income is exposed to changes in the exchange rates of the foreign currencies. To manage this risk, the Company has entered into pay fixed foreign currency/receive fixed U.S. cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument will offset the changes in the functional-currency equivalent cash flows of the asset. These cross-currency swaps are designated as hedging instruments in cash flow hedging relationships.

The Company also purchases foreign-denominated fixed rate assets, funded with proceeds from funding agreements under a variable rate U.S.-denominated MTN program. The value of these investments is exposed to both changes in the exchange rates of the foreign currencies and changes in interest rates. To manage this risk, the Company has entered into pay fixed foreign currency/receive variable U.S. cross-currency interest rate swaps. As foreign exchange rates and interest rates change, the increase or decrease in the value of the derivative instrument will offset the changes in the asset’s value (relative to foreign currency and interest rate changes). These cross-currency interest rate swaps are designated as hedging instruments in fair value hedging relationships.

In addition, the Company periodically participates in a fixed rate foreign denominated MTN program. Under this program, NLIC issues funding agreements to an unconsolidated third party trust to secure notes issued to investors by the trust, and the value of these liabilities is exposed to both changes in the exchange rates of the foreign currencies and changes in interest rates. To manage this risk, the Company has entered into receive fixed foreign currency/pay variable U.S. cross-currency interest rate swaps. As foreign exchange rates and interest rates change, the increase or decrease in the value of the derivative instrument will offset the changes in the liability’s value (relative to foreign currency and interest rate changes). These cross-currency interest rate swaps are designated as hedging instruments in fair value hedging relationships.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Derivatives Not Qualifying for Hedge Accounting – Interest Rate Risk Management

The Company enters into commercial mortgage loan commitments that are held for sale, which exposes the Company to changes in the fair value of such commitments due to changes in interest rates during the commitment period prior to the loans being funded. In an effort to manage this risk, the Company enters into short U.S. Treasury futures and/or pay fixed interest rate swaps during the commitment period. If interest rates rise or fall, the gains or losses on short U.S. Treasury futures will offset the change in fair value of the commitment attributable to the change in interest rates.

The Company may use pay fixed/receive variable interest rate swaps to hedge the value of a portfolio of fixed-rate assets, relative to changes in interest rates. The interest rate swaps mitigate the risk of a loss of value due to increasing interest rates, with the fluctuations in the fair values of the derivatives offsetting changes in the fair values of the portfolios resulting from changes in interest rates.

The Company offers a variety of variable annuity programs with a guaranteed minimum balance or guaranteed withdrawal benefits, and options are utilized to economically hedge a portion of these products. See Derivatives Not Qualifying for Hedge Accounting – Equity Market Risk Management below for further explanation. As interest rates are a component of the option’s value, the effectiveness of economically hedging the annuity products may be adversely affected by changes in interest rates. The Company enters into interest rate swaps to mitigate this risk. The fluctuation in the fair values of the derivatives offsets the changes in the fair values of the options resulting from changes in interest rates.

The Company periodically enters into basis swaps (receive one variable rate/pay another variable rate) to better match the cash flows received from the specific variable-rate investments with the variable rate paid on a group of liabilities. While the pay-side terms of the basis swap will be consistent with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability. Therefore, basis swaps do not receive hedge accounting treatment.

Derivatives Not Qualifying for Hedge Accounting – Foreign Currency Risk Management

The Company periodically participates in a variable rate foreign-denominated MTN program. Under this program, NLIC issues funding agreements to an unconsolidated third party trust to secure notes issued to investors by the trust. As such, the cash flows related to these MTNs are exposed to changes in the exchange rates of the foreign currencies. Because the Company desires to retain the variable interest rate, it has entered into receive variable foreign currency/pay variable U.S. dollar cross-currency basis swaps. The basis swap converts the debt instrument to a U.S. dollar variable rate, thereby eliminating foreign exchange risk. While the receive-side terms of the basis swap will be consistent with the terms of the liability, the Company is not able to match the pay-side terms of the derivative to a specific asset. Therefore, these basis swaps do not receive hedge accounting treatment.

Derivatives Not Qualifying for Hedge Accounting – Equity Market Risk Management

The Company offers a variety of variable annuity programs with a guaranteed minimum balance or guaranteed withdrawal benefits. The contractholders may elect to invest in equity funds. Adverse changes in the equity markets expose the Company to losses if the changes result in contractholder’s account balances falling below the guaranteed minimum. To mitigate a portion of the risk associated with these liabilities, the Company enters into equity index futures and options. The changes in value of the futures and options will offset a portion of the changes in the annuity accounts relative to changes in the equity market.

The Company offers a variety of variable annuity programs with a guaranteed minimum balance or guaranteed withdrawal benefits, where the contractholder elects to invest in funds with a foreign equity index. Adverse changes in the foreign equity index expose the Company to losses if the change results in contractholder’s account balances falling below the guaranteed minimum. To mitigate this risk, the Company enters into total return swaps, where the Company pays the total return on the foreign index and receives one-month U.S. London Interbank Offered Rate (LIBOR). The changes in cash flows of the total return swap will offset a portion of the changes in the annuity accounts relative to changes in the foreign index.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contractholder persistency, contractholder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility. The Company does not expect any meaningful level of claims under the living benefit features for several years and believes the impact of claims is expected to be mitigated by its economic hedging program.

Derivatives Not Qualifying for Hedge Accounting – Credit Risk

The Company enters into two distinct types of credit derivative contracts (or credit default swaps) which allows the Company to either sell or buy credit protection on a specific creditor or credit index.

The Company sells credit default protection to counterparties on selected debt instruments with specific creditor or credit index exposure and combines the credit default swap with selected assets the Company owns to enhance spreads. These selected assets may have sufficient duration for the related liability, but do not earn a sufficient credit spread. When the Company sells these instruments, it receives periodic premium payments similar to the risk premium received on an equivalent maturity bond from the same creditor. In return, the Company agrees to provide for losses if a credit event occurs during the lifetime of the contract, by buying a pre-determined cash bond from the counterparty at face value. In such a contract, a credit event will be defined in the trade settlement documentation and may include, but is not limited to, creditor bankruptcy or restructuring. The combined credit default swap and investments provide cash flows with the duration and credit spread targeted by the Company.

The Company also has purchased credit default protection on selected debt instruments exposed to short-term credit concerns, or because the combination of the corporate bond and purchased default protection provides sufficient spread and duration targeted by the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Quantitative Disclosures

The following table presents the fair value of derivative instruments, location of the related instruments in the condensed consolidated balance sheets and the related notional amounts of the derivative instruments as of September 30, 2009:

	Derivative assets			Derivative liabilities
(in millions)	Balance sheet location	Fair value	Notional	Balance sheet location	Fair value	Notional
Derivatives designated as hedging instruments:
Interest rate contracts	Other assets	$4.5	$85.0	Other liabilities	$82.2	$1,331.2
Currency/interest rate swaps	Other assets	36.7	94.5	Other liabilities	41.9	230.6

Total derivatives designated as hedging instruments		41.2	179.5		124.1	1,561.8

Derivatives not designated as hedging instruments:
Interest rate contracts	Other assets	434.0	6,878.6	Other liabilities	261.1	5,133.1
Currency/interest rate swaps	Other assets	0.2	1.4	Other liabilities	—	—
Credit default swaps	Other assets	0.9	54.2	Other liabilities	6.9	81.5
Total return swaps	Other assets	1.5	60.0	Other liabilities	5.4	401.0
Equity contracts	Other assets	391.9	2,473.2	Other liabilities	20.1	1,171.4
Embedded derivatives on guaranteed benefit annuity programs	N/A	—	—	Future policy benefits and claims	521.8	N/A
Other embedded derivatives	N/A	—	—	Other liabilities	5.9	N/A

Total derivatives not designated as hedging instruments		828.5	9,467.4		821.2	6,787.0

Total derivatives		$869.7	$9,646.9		$945.3	$8,348.8

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table presents the gains (losses) for derivative instruments designated and qualifying as hedging instruments in fair value hedges and the location of these instruments in the condensed consolidated financial statements for the periods indicated:

(in millions)	Location of gain (loss) recognized on derivatives	Amount of gain (loss) recognized on derivatives1
Three months ended September 30, 2009:
Derivatives in fair value hedging relationships:
Interest rate contracts	Net realized investment gains (losses)	$(2.4)
Currency/interest rate swap	Net realized investment gains (losses)	0.5

Total		$(1.9)

Underlying hedged items in fair value hedge relationships:
Interest rate contracts	Net realized investment gains (losses)	$(2.2)
Currency/interest rate swap	Net realized investment gains (losses)	(0.5)

Total		$(2.7)

Nine months ended September 30, 2009:
Derivatives in fair value hedging relationships:
Interest rate contracts	Net realized investment gains (losses)	$18.1
Currency/interest rate swap	Net realized investment gains (losses)	(3.6)

Total		$14.5

Underlying hedged items in fair value hedge relationships:
Interest rate contracts	Net realized investment gains (losses)	$(27.0)
Currency/interest rate swap	Net realized investment gains (losses)	3.0

Total		$(24.0)

1	Includes gains and losses recognized on terminating or unwinding fair value hedging relationships.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table presents the gains (losses) for derivative instruments designated and qualifying as hedging instruments in cash flow hedges and the location of these instruments in the condensed consolidated financial statements for the periods indicated:

(in millions)	Amount of gain (loss) recognized in OCI on derivatives	Location of gain (loss) reclassified from AOCI into income1	Amount of gain (loss) reclassified from AOCI into income3	Location of gain (loss) recognized in income on derivatives2	Amount of realized gain (loss) recognized in income on derivatives2,3
Three months ended September 30, 2009:
Derivatives in cash flow hedging relationships:
Interest rate contracts	$2.2	Interest credited to policyholder accounts	$(1.2)	Net realized investment gains (losses)	$—
Currency/interest rate swap	(1.9)	Net realized investment gains (losses)	—	Net realized investment gains (losses)	(0.3)
Currency	(6.7)	Net realized investment gains (losses)	0.1	Net realized investment gains (losses)	—

Total	$(6.4)		$(1.1)		$(0.3)

Nine months ended September 30, 2009:
Derivatives in cash flow hedging relationships:
Interest rate contracts	$8.5	Interest credited to policyholder accounts	$(3.6)	Net realized investment gains (losses)	$—
Currency/interest rate swap	(4.1)	Net realized investment gains (losses)	(10.9)	Net realized investment gains (losses)	(1.2)
Currency	(16.9)	Net realized investment gains (losses)	0.1	Net realized investment gains (losses)	(2.9)
Other embedded derivatives	(12.0)	N/A	—	N/A	—

Total	$(24.5)		$(14.4)		$(4.1)

1	Effective portion.

2	Ineffective portion and amounts excluded from the measurement of ineffectiveness.

3	Excludes periodic settlements in interest rate contracts.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table presents the gains (losses) for derivative instruments not designated and qualifying as hedging instruments and the location of these instruments in the condensed consolidated financial statements for the periods indicated:

(in millions)	Location of gain (loss) in income on derivatives	Amount of realized gain (loss) recognized in income on derivatives1
Three months ended September 30, 2009:
Derivatives not designated as hedging instruments:
Interest rate contracts	Net realized investment gains (losses)	$(2.0)
Currency/interest rate swaps	Net realized investment gains (losses)	(0.1)
Credit default swaps	Net realized investment gains (losses)	1.2
Equity total return swaps	Net realized investment gains (losses)	(6.0)
Equity contracts	Net realized investment gains (losses)	(325.0)
Embedded derivatives on guaranteed benefit annuity programs	Net realized investment gains (losses)	263.8
Other embedded derivatives	Net realized investment gains (losses)	4.0

Total		$(64.1)

Nine months ended September 30, 2009:
Derivatives not designated as hedging instruments:
Interest rate contracts	Net realized investment gains (losses)	$(193.9)
Currency/interest rate swaps	Net realized investment gains (losses)	3.3
Credit default swaps	Net realized investment gains (losses)	3.7
Equity total return swaps	Net realized investment gains (losses)	10.6
Equity contracts	Net realized investment gains (losses)	(592.6)
Embedded derivatives on guaranteed benefit annuity programs	Net realized investment gains (losses)	1,220.9
Other embedded derivatives	Net realized investment gains (losses)	(1.3)

Total		$450.7

1	Excludes net interest settlements in interest rate contracts and other revenue on embedded derivatives on guaranteed benefit annuity programs.
In addition to the net realized investment gains (losses) listed in the previous tables, $(89.6) million and $(132.3) million, respectively, of net interest settlements on all derivative instruments and $15.6 million and $41.7 million, respectively, of other revenue on embedded derivatives on guaranteed benefit annuity programs are also recorded in net realized investment gains (losses) for the three and nine months ended September 30, 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Credit Derivatives

The Company had exposure to credit protection contracts for the periods ended September 30, 2009 and December 31, 2008. The Company had experienced no losses on credit protection contracts as of September 30, 2009 and 2008. The following table presents the Company’s outstanding exposure to credit protection contracts, all of which are related to corporate debt instruments, as of the dates indicated, by contract maturity and industry exposure:

	Less than or equal to one year		One to three years		Three to five years		Total
(in millions)	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value
September 30, 2009:
Single sector exposure:
Consumer goods	$—	$—	$—	$—	$—	$—	$—	$—
Financial	35.0	(5.9)	9.0	(0.2)	—	—	44.0	(6.1)
Oil & gas pipelines	15.0	—	—	—	—	—	15.0	—
Services	—	—	—	—	35.0	0.7	35.0	0.7
Utilities	—	—	—	—	—	—	—	—

Total single sector exposure	50.0	(5.9)	9.0	(0.2)	35.0	0.7	94.0	(5.4)

Index exposure:
Corporate bonds	—	—	—	—	—	—	—	—

Total index exposure	—	—	—	—	—	—	—	—

Total	$50.0	$(5.9)	$9.0	$(0.2)	$35.0	$0.7	$94.0	$(5.4)

December 31, 2008:
Single sector exposure:
Consumer goods	$—	$—	$6.0	$(0.8)	$—	$—	$6.0	$(0.8)
Financial	—	—	35.0	(5.8)	13.0	(0.5)	48.0	(6.3)
Oil & gas pipelines	10.0	—	15.0	(0.8)	—	—	25.0	(0.8)
Services	—	—	—	—	35.0	(3.0)	35.0	(3.0)
Utilities	4.5	—	—	—	—	—	4.5	—

Total single sector exposure	14.5	—	56.0	(7.4)	48.0	(3.5)	118.5	(10.9)

Index exposure:
Corporate bonds	—	—	—	—	110.9	(0.3)	110.9	(0.3)

Total index exposure	—	—	—	—	110.9	(0.3)	110.9	(0.3)

Total	$14.5	$—	$56.0	$(7.4)	$158.9	$(3.8)	$229.4	$(11.2)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(6)	Investments
Fixed Maturity Securities and Equity Securities Available-for-Sale

The following table summarizes the amortized cost, gross unrealized gains and losses, and estimated fair values of securities available-for-sale as of the dates indicated:

(in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
September 30, 2009:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$133.1	$14.4	$—	$147.5
U. S. Government agencies	403.4	69.7	—	473.1
Obligations of states and political subdivisions	321.7	11.5	7.5	325.7
Debt securities issued by foreign governments	53.8	6.2	—	60.0
Corporate securities
Public	9,956.4	601.8	189.0	10,369.2
Private	4,311.2	193.6	103.5	4,401.3
Residential mortgage-backed securities	5,577.3	103.5	653.9	5,026.9
Commercial mortgage-backed securities	1,151.7	8.5	201.2	959.0
Collateralized debt obligations	544.5	13.0	211.4	346.1
Other asset-backed securities	435.9	10.2	42.6	403.5

Total fixed maturity securities	22,889.0	1,032.4	1,409.1	22,512.3
Equity securities	20.2	5.3	1.3	24.2

Total securities available-for-sale	$22,909.2	$1,037.7	$1,410.4	$22,536.5

December 31, 2008:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$44.8	$16.7	$—	$61.5
U. S. Government agencies	401.1	91.6	—	492.7
Obligations of states and political subdivisions	223.0	1.5	7.4	217.1
Debt securities issued by foreign governments	33.9	5.0	—	38.9
Corporate securities
Public	8,039.6	94.6	974.6	7,159.6
Private	4,543.4	43.9	367.7	4,219.6
Residential mortgage-backed securities	6,081.8	75.1	818.3	5,338.6
Commercial mortgage-backed securities	1,256.9	0.6	404.5	853.0
Collateralized debt obligations	551.6	6.3	237.7	320.2
Other asset-backed securities	644.8	3.4	102.2	546.0

Total fixed maturity securities	21,820.9	338.7	2,912.4	19,247.2
Equity securities	30.9	0.7	5.1	26.5

Total securities available-for-sale	$21,851.8	$339.4	$2,917.5	$19,273.7

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The market value of the Company’s general account investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. The Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell debt securities in unrealized loss positions that are not other-than-temporarily impaired before recovery. The Company may realize investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate, liquidity or credit spread environments.

For securities available-for-sale as of the dates indicated, the following table summarizes the Company’s gross unrealized losses based on the amount of time each type of security has been in an unrealized loss position:

	Less than or equal to one year			More than one year			Total
(in millions, except number of securities)	Estimated fair value	Gross unrealized losses	Number of securities	Estimated fair value	Gross unrealized losses	Number of securities	Estimated fair value	Gross unrealized losses	Number of securities
September 30, 2009:
Fixed maturity securities:
Obligations of states and political subdivisions	10.0	0.4	3	80.4	7.1	11	90.4	7.5	14
Corporate securities
Public	665.3	23.7	145	1,269.4	165.3	214	1,934.7	189.0	359
Private	227.1	14.3	47	1,051.4	89.2	81	1,278.5	103.5	128
Residential mortgage-backed securities	300.1	82.7	53	2,417.1	571.2	353	2,717.2	653.9	406
Commercial mortgage-backed securities	11.1	0.2	2	663.7	201.0	110	674.8	201.2	112
Collateralized debt obligations	85.7	38.6	20	217.3	172.8	40	303.0	211.4	60
Other asset-backed securities	5.5	0.7	11	229.7	41.9	33	235.2	42.6	44

Total fixed maturity securities	1,304.8	160.6	281	5,929.0	1,248.5	842	7,233.8	1,409.1	1,123
Equity securities	8.3	0.7	28	2.5	0.6	57	10.8	1.3	85

Total	$1,313.1	$161.3	309	$5,931.5	$1,249.1	899	$7,244.6	$1,410.4	1,208

December 31, 2008:
Fixed maturity securities:
Obligations of states and political subdivisions	$94.9	$3.5	16	$29.3	$3.9	9	$124.2	$7.4	25
Corporate securities
Public	3,650.9	632.9	616	1,251.4	341.7	257	4,902.3	974.6	873
Private	2,099.8	259.9	222	834.8	107.8	87	2,934.6	367.7	309
Residential mortgage-backed securities	742.7	176.1	112	2,128.2	642.2	312	2,870.9	818.3	424
Commercial mortgage-backed securities	459.0	153.8	90	381.3	250.7	94	840.3	404.5	184
Collateralized debt obligations	148.9	98.5	24	121.4	139.2	36	270.3	237.7	60
Other asset-backed securities	304.5	39.3	38	220.8	62.9	25	525.3	102.2	63

Total fixed maturity securities	7,500.7	1,364.0	1,118	4,967.2	1,548.4	820	$12,467.9	$2,912.4	1,938
Equity securities	11.2	4.9	77	3.4	0.2	6	14.6	5.1	83

Total	$7,511.9	$1,368.9	1,195	$4,970.6	$1,548.6	826	$12,482.5	$2,917.5	2,021

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The weighted estimated fair value to amortized cost for non-investment grade fixed maturity securities that have an estimated fair value of less than 80% and have been in an unrealized loss position for more than one year was 64% as of September 30, 2009 and December 31, 2008.

The table below summarizes the amortized cost and estimated fair value of fixed maturity securities available-for-sale, by maturity, as of September 30, 2009. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)	Amortized cost	Estimated fair value
Fixed maturity securities available-for-sale:
Due in one year or less	$973.6	$985.8
Due after one year through five years	6,667.9	6,899.3
Due after five years through ten years	4,735.3	5,029.4
Due after ten years	2,802.8	2,862.3

Subtotal	15,179.6	15,776.8
Residential mortgage-backed securities	5,577.3	5,026.9
Commercial mortgage-backed securities	1,151.7	959.0
Collateralized debt obligations	544.5	346.1
Other asset-backed securities	435.9	403.5

Total	$22,889.0	$22,512.3

The NAIC assigns securities quality ratings and uniform valuations (called NAIC designations), which are used by insurers when preparing their annual statements. For most securities, NAIC ratings are derived from ratings received from nationally recognized rating agencies. The NAIC also assigns ratings to securities that do not receive public ratings. The designations assigned by the NAIC range from class 1 (highest quality) to class 6 (lowest quality). Of the Company’s general account fixed maturity securities, 89% and 92% were in the two highest NAIC designations as of September 30, 2009 and December 31, 2008, respectively.

The following table shows the equivalent ratings between the NAIC and nationally recognized rating agencies and summarizes the credit quality, as determined by NAIC Designation, of the Company’s general account fixed maturity securities portfolio as of the dates indicated:

(in millions)		September 30, 2009		December 31, 2008
NAIC designation1	Rating agency equivalent designation	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
1	AAA/AA/A	$13,382.8	$13,505.7	$13,870.1	$12,497.7
2	BBB	6,503.8	6,534.6	5,961.0	5,210.2
3	BB	1,197.9	1,046.3	1,192.9	953.8
4	B	762.3	638.4	529.7	366.5
5	CCC and lower	713.9	505.7	166.9	128.9
6	In or near default	328.3	281.6	100.3	90.1

	Total	$22,889.0	$22,512.3	$21,820.9	$19,247.2

1
NAIC designations are assigned at least annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Other-Than-Temporary Impairment Evaluations

When evaluating whether a residential mortgage-backed security, commercial mortgage-backed security, collateralized debt obligation and other asset-backed securities are other-than-temporarily impaired, the Company examines characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, the quality of any credit guarantors, the Company’s intent to sell the security and whether it more likely than not will be required to sell the security before the recovery of its amortized cost basis.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations and the value of the company or specific collateral securing the debt position. A similar analysis is performed to evaluate U.S. Treasury securities and obligations of U.S. Government corporations, U.S. Government agencies, obligations of states and political subdivisions, and debt securities issued by foreign governments.

For all debt securities evaluated for other-than-temporary impairment (for which the Company does not have the intent to sell and it is not more likely than not that it will be required to sell the security before the recovery of its amortized cost basis), the Company considers the timing and amount of the cash flows. The Company evaluates its intent to sell on an individual security basis.

To the extent that the present value of the cash flows generated by a security is less than the amortized cost, or the reference amount if the security is accounted for under FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets, an other-than-temporary impairment is recognized through earnings. It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and the Company’s ability and intent to hold the security to recovery.

Under the current other-than temporary impairment model, which was amended by the FASB and adopted by the Company in the first quarter of 2009, debt securities that become other-than-temporarily impaired (where the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost) are bifurcated with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment being recognized in a separate component of other comprehensive income, net of applicable taxes and other offsets. For securities that are other-than-temporarily impaired, a discussion of the valuation of the credit loss portion that is recognized in earnings is provided, as applicable in the respective section of this footnote.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Corporate Securities

Corporate debt securities include conventional bonds, private placement fixed maturity securities, syndicated corporate bank loans and hybrid securities with both debt and equity-like features. For these corporate securities, the following table summarizes, as of the dates indicated, the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, as defined by the NAIC, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

	Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
September 30, 2009:
99.9% - 80.0%	$12.5	$118.3	$130.8	$20.5	$46.8	$67.3	$33.0	$165.1	$198.1
79.9% - 50.0%	1.1	65.7	66.8	3.7	23.5	27.2	4.8	89.2	94.0
Below 50.0%	—	—	—	0.2	0.2	0.4	0.2	0.2	0.4

Total	$13.6	$184.0	$197.6	$24.4	$70.5	$94.9	$38.0	$254.5	$292.5

December 31, 2008:
99.9% - 80.0%	$321.4	$105.4	$426.8	$30.1	$21.6	$51.7	$351.5	$127.0	$478.5
79.9% - 50.0%	302.4	110.7	413.1	113.0	124.0	237.0	415.4	234.7	650.1
Below 50.0%	79.3	39.7	119.0	46.6	48.1	94.7	125.9	87.8	213.7

Total	$703.1	$255.8	$958.9	$189.7	$193.7	$383.4	$892.8	$449.5	$1,342.3

Judgments regarding whether a corporate debt security is other-than-temporarily impaired include analyzing the issuer’s financial condition. An analysis of the issuer’s financial condition includes whether there has been a decline in the overall value of the issuer or its ability to service the specific security. The total enterprise value of the company issuing the security is determined through asset coverage, cash flow multiples, or other industry standards. Several factors assessed when determining the enterprise value include, but are not limited to, credit quality ratings, cash flow sustainability, liquidity, strength, industry, and market position. Sources of information include, but are not limited to, management projections, independent consultants, street research, peer analysis, and internal analysis.

If the company has concerns regarding the viability of the issuer or its ability to service the specific security after this analysis, a recovery value analysis is prepared to determine if the recovery value has declined below the amortized cost of the security. The recovery value is combined with the estimated timing to recovery, any other applicable cash flows that are expected and the security’s effective yield to arrive at the expected present value of cash flows. If a recovery estimate is not feasible, then the market’s view of cash flows implied by the current fair value, market discount rates, and effective yield are the primary factors used to estimate recovery.

The Company held hybrid securities issued by institutions in the financial sector with both debt and equity-like features, classified as corporate fixed maturity securities, with estimated fair values of $621.0 million and $634.2 million, and gross unrealized losses of $128.1 million and $366.6 million, as of September 30, 2009 and December 31, 2008, respectively. Of these unrealized losses as of September 30, 2009, $123.9 million, or 97%, were in an unrealized loss position for more than one year compared to $104.7 million, or 18%, as of December 31, 2008. The Company evaluates such securities for other-than-temporary impairment using the criteria of either a debt or an equity security depending on the facts and circumstances of the individual issuer and security.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The Company invests in private placement fixed maturity securities because of the generally higher nominal yield available compared to comparably rated public fixed maturity securities, more restrictive financial and business covenants available in private fixed maturity security loan agreements, and stronger prepayment protection. Although private placement fixed maturity securities are not registered with the SEC and generally are less liquid than public fixed maturity securities, restrictive financial and business covenants included in private placement fixed maturity security loan agreements generally are designed to compensate for the impact of increased liquidity risk. A significant portion of the private placement fixed maturity securities that the Company holds are participations in issues that are also owned by other investors. In addition, some of these securities are rated by nationally recognized rating agencies, and substantially all have been assigned a rating designation by the NAIC, as shown in a previous table in this footnote summarizing the credit quality of the Company’s general account fixed maturity securities portfolio.

Residential Mortgage-Backed Securities

Residential mortgage-backed securities are a type of fixed income security in which residential mortgage loans are sold into a trust or special purpose vehicle, thereby securitizing the cash flows of the mortgage loans. The following table summarizes the distribution by collateral classification of the Company’s general account residential mortgage-backed securities as of dates indicated:

	As of September 30, 2009			As of December 31, 2008
(in millions)	Amortized cost	Estimated fair value	% of estimated fair value total	Amortized cost	Estimated fair value	% of estimated fair value total
Government agency	$2,259.9	$2,352.8	46.8%	$2,495.6	$2,554.6	47.9%
Prime	1,046.0	887.0	17.7%	1,243.6	957.4	17.9%
Alt-A	1,723.9	1,342.2	26.7%	1,718.7	1,335.8	25.0%
Sub-prime	543.7	442.4	8.8%	612.7	480.2	9.0%
Other residential mortgage collateral	3.8	2.5	—	11.2	10.6	0.2%

Total	$5,577.3	$5,026.9	100.0%	$6,081.8	$5,338.6	100.0%

The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for regular conforming or jumbo loan programs. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower’s financial information, debt-to-income ratios above normal lending limits, loan-to-value ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization (FICO) scores, and the lender typically issues a slightly higher interest rate for such mortgages.

The Company considers Sub-prime collateral to be mortgages that are first or second lien mortgage loans issued to Sub-prime borrowers, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. Second-lien mortgage loans are also considered Sub-prime. The Company considers Prime collateral to be mortgages whose underwriting standards do qualify the mortgage for regular conforming or jumbo loan programs. In addition, government agency collateral is considered to be mortgages securitized by government agencies both implicitly and explicitly backed by the full faith and credit of the U.S. Government.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

For residential mortgage-backed securities, the following table summarizes as of the dates indicated the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, as defined by the NAIC, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

	Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
September 30, 2009:
99.9% - 80.0%	$5.6	$128.7	$134.3	$7.6	$38.5	$46.1	$13.2	$167.2	$180.4
79.9% - 50.0%	5.0	154.1	159.1	30.0	198.5	228.5	35.0	352.6	387.6
Below 50.0%	—	13.3	13.3	34.5	38.1	72.6	34.5	51.4	85.9

Total	$10.6	$296.1	$306.7	$72.1	$275.1	$347.2	$82.7	$571.2	$653.9

December 31, 2008:
99.9% - 80.0%	$41.8	$111.9	$153.7	$5.9	$10.3	$16.2	$47.7	$122.2	$169.9
79.9% - 50.0%	86.0	424.3	510.3	17.1	22.2	39.3	103.1	446.5	549.6
Below 50.0%	13.0	70.7	83.7	12.3	2.8	15.1	25.3	73.5	98.8

Total	$140.8	$606.9	$747.7	$35.3	$35.3	$70.6	$176.1	$642.2	$818.3

The Company evaluates its residential mortgage-backed securities for other-than-temporary impairment using multiple inputs. Loan level defaults are estimated using an option pricing approach in which the probability of borrower default increases as home equity declines. Other factors which influence the probability of default are debt-servicing, missed refinancing opportunities and geography. Loan level characteristics such as issuer, FICO, payment terms, level of documentation, residency type, dwelling type and loan purpose are also utilized in the model along with historical performance, to estimate or measure the loan’s propensity to default. Additionally, the model takes into account loan age, seasonality, payment changes and exposure to refinancing as additional drivers of default. For transactions where loan level data is not available, the model uses a proxy based on the collateral characteristics. Loss severity in the model is a function of multiple factors, including but not limited to, the unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property valuation and loan-to-value ratio at origination. Prepayment speeds, both actual and estimated, are also considered. The cash flows generated by the collateral securing these securities are then determined with these default, loss severity and prepayment assumptions. These collateral cash flows are then utilized, along with consideration for the issue’s position in the overall structure, to determine the cash flows associated with the residential mortgage-backed security held by the Company.

As of September 30, 2009, 25% and 66% of securities containing Alt-A and Sub-prime collateral, respectively, were rated AA or better. In addition, 68% and 80% of Alt-A and Sub-prime collateral, respectively, was originated in 2005 or earlier.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Commercial Mortgage-Backed Securities

The Company owns and manages commercial mortgage-backed securities, which are trust certificates or bonds offered to investors that are collateralized by a pool of commercial mortgage loans from which the principal and interest paid on those mortgages flows to investors. These investments in commercial mortgage-backed securities are generally characterized by securities that are collateralized by static, heterogeneous pools of mortgages on commercial real estate properties. Deals are generally diversified across property types, geography, borrowers, tenants, loan size, coupon and vintages. For commercial mortgage-backed securities, the following table summarizes, as of the dates indicated, the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, as defined by the NAIC, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

	Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
September 30, 2009:
99.9% - 80.0%	$0.2	$36.0	$36.2	$—	$—	$—	$0.2	$36.0	$36.2
79.9% - 50.0%	—	80.9	80.9	—	6.3	6.3	—	87.2	87.2
Below 50.0%	—	73.0	73.0	—	4.8	4.8	—	77.8	77.8

Total	$0.2	$189.9	$190.1	$—	$11.1	$11.1	$0.2	$201.0	$201.2

December 31, 2008:
99.9% - 80.0%	$17.7	$34.5	$52.2	$—	$—	$—	$17.7	$34.5	$52.2
79.9% - 50.0%	99.6	34.2	133.8	—	—	—	99.6	34.2	133.8
Below 50.0%	36.5	182.0	218.5	—	—	—	36.5	182.0	218.5

Total	$153.8	$250.7	$404.5	$—	$—	$—	$153.8	$250.7	$404.5

Commercial mortgage-backed securities’ cash flows are generated by an industry standard fixed income analytics system built for asset backed securities. In addition, a third party default model is generally utilized within this service to apply loan specific probability of default, refinance risk and loss severity ratios to generate cash flows. Default and prepayment assumptions are deal specific and include, but are not limited to, delinquency, property type, loan size, debt service coverage ratio, loan to value ratios and loan age.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Collateralized Debt Obligations

Collateralized debt obligations are asset-backed securities whose value is derived from a portfolio of corporate credit. For collateralized debt obligations, the following table summarizes, as of the dates indicated, the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, as defined by the NAIC, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

	Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
September 30, 2009:
99.9% - 80.0%	$1.4	$2.7	$4.1	$0.6	$—	$0.6	$2.0	$2.7	$4.7
79.9% - 50.0%	1.3	43.1	44.4	12.6	49.5	62.1	13.9	92.6	106.5
Below 50.0%	—	15.6	15.6	22.7	61.9	84.6	22.7	77.5	100.2

Total	$2.7	$61.4	$64.1	$35.9	$111.4	$147.3	$38.6	$172.8	$211.4

December 31, 2008:
99.9% - 80.0%	$7.0	$0.2	$7.2	$0.1	$0.6	$0.7	$7.1	$0.8	$7.9
79.9% - 50.0%	25.8	36.4	62.2	—	—	—	25.8	36.4	62.2
Below 50.0%	64.2	99.9	164.1	1.4	2.1	3.5	65.6	102.0	167.6

Total	$97.0	$136.5	$233.5	$1.5	$2.7	$4.2	$98.5	$139.2	$237.7

To generate the expected cash flows, agency ratings of the underlying corporate securities were used to develop default probabilities. Historical and forecasted loss severities were then applied to develop the expected losses within the security’s collateral pool. An independent data provider is then used to model each security’s structure and waterfall to determine cash flows at the security level. If a recovery estimate is not feasible, then the market’s view of cash flows implied by the current fair value, market discount rates, and effective yield are the primary factors used to estimate recovery.

Within the collateralized debt obligations security type are Pooled Trust Preferreds. Pooled Trust Preferreds are collateralized debt obligations where the collateral is regional bank and insurance company trust preferred securities. All banks in the pools were screened using data provided by U.S. Bank Rating service. The rating service score is a combination of the bank’s liquidity, asset quality, capital adequacy and profitability. The results of the analysis, as well as management’s evaluation of the results and broker research, are used to generate default rates which are modeled to create cash flows from the entire collateral pool underlying each pooled trust preferred security. An independent data provider is then used to model each security’s structure and waterfall to determine cash flows at the security level.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Unrealized Gains and Losses

The following table presents the components of net unrealized losses on securities available-for-sale as of the dates indicated:

(in millions)	September 30, 2009	December 31, 2008
Net unrealized losses, before adjustments and taxes	$(372.7)	$(2,578.1)
Change in fair value attributable to fixed maturity securities designated in fair value hedging relationships	(40.8)	(57.8)

Total net unrealized losses, before adjustments and taxes	(413.5)	(2,635.9)
Adjustment to deferred policy acquisition costs	39.9	615.9
Adjustment to future policy benefits and claims	45.8	43.8
Deferred federal income tax benefit	114.7	691.7

Net unrealized losses	$(213.1)	$(1,284.5)

The following table presents an analysis of the net change in net unrealized (losses) gains on securities available-for-sale before adjustments and taxes for the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2009	2008	20091	2008
Fixed maturity securities	$1,421.1	$(682.6)	$2,197.0	$(1,463.6)
Equity securities	2.5	4.1	8.4	(5.3)

Net decrease (increase)	$1,423.6	$(678.5)	$2,205.4	$(1,468.9)

1	Includes the $361.5 million cumulative effect of change in accounting principle as of January 1, 2009 for the adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities .

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes the Company’s accumulated other comprehensive losses recognized on debt securities which have credit losses in earnings, based on the adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities before federal income tax benefit, for the periods indicated:

(in millions)
Three months ended September 30, 2009:
Unrealized losses as of July 1, 2009	$(424.4)
Net unrealized gains in the period	67.4

Total1	$(357.0)

Nine months ended September 30, 2009:
Cumulative adoption of accounting principle as of January 1, 2009	$(361.5)
Net unrealized gains in the period	4.5

Total2	$(357.0)

1	Includes $34.9 million of other-than-temporary impairment losses recognized in other comprehensive income for the three months ended September 30, 2009.

2	Includes $398.4 million of other-than-temporary impairment losses recognized in other comprehensive income for the nine months ended September 30, 2009.
The Company’s practice is to disclose in the table above both the non-credit portion of the other-than-temporary impairment recognized in other comprehensive income and any subsequent changes in the fair value of those debt securities which could result in an unrealized gain.

Mortgage Loans on Real Estate, Securitization and Real Estate

The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan is impaired, a provision for loss is established equal to either the difference between the carrying value and the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

In addition to the valuation allowance on specific loans, the Company maintains an allowance not yet specifically identified by loan for probable losses inherent in the loan portfolio as of the balance sheet date. The valuation allowance account for mortgage loans on real estate reflects management’s best estimate of probable credit losses, including losses incurred at the balance sheet date but not yet identified by specific loan. Management’s periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

Changes in the valuation allowance are generally recorded in net realized investment gains and losses, while loan-specific reserves are included in other-than-temporary impairment losses.

As of September 30, 2009 and December 31, 2008, the carrying value of commercial mortgage loans on real estate considered specifically reserved was $23.0 million and $35.4 million, respectively, for which a $8.6 million and $13.6 million specific reserve had been established, respectively. No specific reserve exists for collateral dependent commercial mortgage loans for which the fair value of the collateral is estimated to be greater than the carrying value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes activity in the valuation allowance account for mortgage loans on real estate as of the dates indicated:

(in millions)	September 30, 2009	December 31, 2008
Allowance, beginning of period	$39.5	$23.1
Net change in allowance	9.4	16.4

Allowance, end of period	$48.9	$39.5

The Company has securitized commercial mortgage loans on real estate to third parties. The Company, as the transferor, has continuing involvement in these loans which consists of receiving servicing fees on loans which the Company has transferred.

The Company did not participate in any securitization arrangements during the nine months ended September 30, 2009 and the year ended December 31, 2008. The Company received $0.4 million, during the nine month periods ended September 30, 2009 and 2008, in servicing fees related to financial assets where there is a continuing involvement from the securitization of commercial mortgage loans on real estate.

The Company provided a representations and warranties letter to the transferee for each securitization arrangement. If it is found that the Company made a misrepresentation, it could be required to provide financial support to the transferee or its beneficial interest holders. For the nine months ended September 30, 2009 and the year ended December 31, 2008, the Company was not required to provide any financial or other support that it was not previously contractually required to provide to the transferee or its beneficial interest holders.

Real estate held for use was $5.2 million and $9.8 million as of September 30, 2009 and December 31, 2008, respectively. These assets are carried at cost less accumulated depreciation, which was $2.6 million and $2.1 million as of September 30, 2009 and December 31, 2008, respectively. The carrying value of real estate held for sale was $7.1 million and $6.8 million as of September 30, 2009 and December 31, 2008, respectively.

Securities Lending

The Company, through an agent, lends certain portfolio holdings and in turn receives cash collateral with the objective of increasing the yield on its investments. The cash collateral is invested in high-quality, short-term and long-term investments. The Company’s policy requires the maintenance of collateral of a minimum of 102% of the fair value of the securities loaned. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the loaned securities at all times and is entitled to receive from the borrower any payments for interest or dividends received on such securities during the loan term. In 2008 and 2009, the Company recognized loaned securities as part of its investments available-for-sale. The Company also recognizes the short-term and other long-term investments acquired with the cash collateral and its obligation to return such collateral to the borrower in short-term and other long-term investments and other liabilities, respectively.

As of September 30, 2009 and December 31, 2008, the Company had received $269.1 million and $378.3 million, respectively, of cash collateral on securities lending. The Company had not received any non-cash collateral on securities lending as of September 30, 2009 and December 31, 2008. As of September 30, 2009 and December 31, 2008, the Company had loaned securities with a fair value of $258.5 million and $367.2 million, respectively.

Assets on Deposit, Held in Trust and Pledged as Collateral

Fixed maturity securities with an amortized cost of $8.0 million and $15.0 million were on deposit with various regulatory agencies as required by law as of September 30, 2009 and December 31, 2008, respectively. These securities continue to be included in fixed maturity securities on the condensed consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Net Investment Income

The following table summarizes net investment income from continuing operations by investment type for the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2009	2008	2009	2008
Securities available-for-sale:
Fixed maturity securities	$343.1	$328.0	$999.4	$1,011.0
Equity securities	0.3	1.2	1.3	4.3
Mortgage loans on real estate	101.0	113.4	315.1	348.4
Short-term investments	1.2	4.3	5.6	9.3
Other	(1.7)	(20.5)	(9.1)	(36.0)

Gross investment income	443.9	426.4	1,312.3	1,337.0
Less: investment expenses	11.3	12.9	36.5	42.0

Net investment income	$432.6	$413.5	$1,275.8	$1,295.0

Net Realized Investment Gains and Losses

The following table summarizes net realized investment (losses) gains from continuing operations by source for the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2009	2008	2009	2008
Total realized gains on sales	$33.7	$11.7	$132.5	$21.9
Total realized losses on sales	(35.1)	(37.7)	(113.6)	(63.5)
Net realized (losses) gains on terminations of hedging instruments	(5.7)	1.7	(3.8)	(7.7)
Credit default swaps	1.3	(3.6)	4.3	(9.8)
Derivatives and embedded derivatives associated with living benefit contracts	(4.5)	(103.7)	396.9	(121.4)
Derivatives associated with death benefit contracts	(87.7)	—	(136.4)	—
Other derivatives	(46.1)	(5.7)	74.1	(1.2)

Net realized investment (losses) gains	$(144.1)	$(137.3)	$354.0	$(181.7)

Proceeds from the sale of securities available-for-sale during the nine months ending September 30, 2009 and 2008 were $3.83 billion and $3.45 billion, respectively. During the nine months ending September 30, 2009 and 2008, gross gains of $122.6 million and $30.9 million, respectively, and gross losses of $49.7 million $20.4 million, respectively, were realized on those sales.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

Other-Than-Temporary and Other Investment Impairment Losses

The following tables summarize other-than-temporary impairments for the periods indicated:

(in millions)	Gross	Included in OCI	Net
Three months ended September 30, 2009:
Fixed maturity securities1	$167.1	$(34.9)	$132.2
Equity securities	—	—	—
Mortgage loans	12.5	—	12.5
Other	1.5	—	1.5

Total other-than-temporary impairment losses	$181.1	$(34.9)	$146.2

			Total impairments
Three months ended September 30, 2008:
Fixed maturity securities1			$312.7
Equity securities			57.2
Mortgage loans			4.6
Other			3.4

Total other-than-temporary impairment losses			$377.9

1
Declines in the creditworthiness of the issuer of hybrid securities with both debt and equity-like features requires the use of the equity model in analyzing the security for other-than-temporary impairment. For the three months ended September 30, 2009, the Company recognized $16.5 million in other-than-temporary impairments related to these securities compared to $55.9 million for the three months ended September 30, 2008.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(in millions)	Gross	Included in OCI	Net
Nine months ended September 30, 2009:
Fixed maturity securities1	$829.0	$(398.4)	$430.6
Equity securities	7.1	—	7.1
Mortgage loans	44.9	—	44.9
Other	5.6	—	5.6

Total other-than-temporary impairment losses	$886.6	$(398.4)	$488.2

Total impairments
Nine months ended September 30, 2008:
Fixed maturity securities1	$477.6
Equity securities	57.2
Mortgage loans	4.8
Other	3.4

Total other-than-temporary impairment losses	$543.0

1
Declines in the creditworthiness of the issuer of hybrid securities with both debt and equity-like features requires the use of the equity model in analyzing the security for other-than-temporary impairment. For the nine months ended September 30, 2009, the Company recognized $155.1 million in other-than-temporary impairments related to these securities compared to $66.1 million for the nine months ended September 30, 2008.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes the cumulative amounts related to the Company’s credit loss portion of the other-than-temporary-impairment losses on debt securities held as of September 30, 2009 that the Company does not intend to sell and it is not more likely than not that the Company will be required to sell the security prior to recovery of the amortized cost basis and for which the non-credit portion of the loss is included in other comprehensive income.

(in millions)
Three months ended September 30, 2009:
Cumulative credit loss as of July 1, 20091	$463.8
New credit losses	23.5
Incremental credit losses2	6.4

Subtotal	493.7
Less:
Losses related to securities included in the beginning balance sold or paid down during the period	(37.2)
Losses related to securities included in the beginning balance for which there was a change in intent3	(4.7)
Increases in cash flows expected to be collected for securities included in the beginning balance	—

Cumulative credit loss as of September 30, 20091	$451.8

Nine months ended September 30, 2009:
Cumulative credit loss as of January 1, 20091	$471.3
New credit losses	150.9
Incremental credit losses2	57.0

Subtotal	679.2
Less:
Losses related to securities included in the beginning balance sold or paid down during the period	(176.3)
Losses related to securities included in the beginning balance for which there was a change in intent3	(51.1)
Increases in cash flows expected to be collected for securities included in the beginning balance	—

Cumulative credit loss as of September 30, 20091	$451.8

1
The cumulative credit loss amount excludes other-than-temporary-impairment losses on securities held as of the periods indicated that the Company intends to sell or it is more likely than not that the Company will be required to sell the security before the recovery of the amortized cost basis.

2	On securities included in the beginning balance.

3
Securities for which an other-than-temporary impairment loss was previously recorded that the Company now intends to sell or is more likely than not it will be required to sell before recovery of the amortized cost basis and has transferred the portion of loss previously recorded in other comprehensive income to earnings during the period. Also includes hybrid securities that had previously been evaluated for other-than-temporary impairment based on the criteria as a debt security, but in the current period are evaluated as an equity security due to declines in the creditworthiness of the issuer.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(7)	Deferred Policy Acquisition Costs
During the second quarter of 2009, the Company conducted its annual comprehensive review of model assumptions used to project DAC and other related balances, including sales inducement assets and unearned revenue reserves. The review covered all assumptions including mortality, lapses, expenses and general and separate account returns. As a result of this review, certain assumptions were unlocked (DAC unlock). The unlocked assumptions primarily related to lower expected investment spreads and separate account returns across all segments. The pre-tax positive (negative) impact on the Company’s assets and liabilities as a result of the unlocking of these assumptions during the second quarter of 2009 was as follows:

(in millions)	DAC	Unearned Revenue Reserves	Sales Inducement Assets	Total
Segment:
Individual Investments	$(15.2)	$—	$(0.5)	$(15.7)
Retirement Plans	(7.9)	—	—	(7.9)
Individual Protection	(44.8)	10.6	—	(34.2)

Total	$(67.9)	$10.6	$(0.5)	$(57.8)

During the third quarter of 2008, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters for the prescribed period, which primarily was driven by unfavorable market performance compared to the assumed net separate account returns. Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a decrease in DAC and an increase in DAC amortization and other related balances totaling $177.2 million pre-tax in the Individual Investments segment.

At the end of the second quarter of 2008, the Company determined as part of its comprehensive annual study of assumptions that certain assumptions should be unlocked. The unlocked assumptions primarily related to lapse and spread assumptions in the Individual Investments segment, the assumed growth rate on deposits per contract in the Retirement Plans segment, and mortality and lapse assumptions in the Individual Protection segment.

The pre-tax positive (negative) impact on the Company’s assets and liabilities as a result of the unlocking of assumptions during the nine months ended September 30, 2008 was as follows:

(in millions)	DAC	Unearned Revenue Reserves	Sales Inducement Assets	Total
Segment:
Individual Investments	$(186.0)	$—	$(0.6)	$(186.6)
Retirement Plans	(2.3)	—	—	(2.3)
Individual Protection	(2.3)	3.1	—	0.8

Total	$(190.6)	$3.1	$(0.6)	$(188.1)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table presents a reconciliation of DAC as of the dates indicated:

(in millions)	2009	2008
Balance at January 1,	$4,423.9	$3,997.4
Capitalization of DAC	374.9	428.1
Amortization of DAC, excluding unlocks	(483.0)	(255.7)
Amortization of DAC related to unlocks	(67.9)	(190.6)
Adjustments to DAC related to unrealized gains and losses on securities available-for-sale and other	(571.1)	350.5

Balance at September 30,	$3,676.8	$4,329.7

(8)	Variable Contracts
The Company issues traditional variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also issues non-traditional variable annuity contracts in which the Company provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types under non-traditional variable annuity contracts: (1) guaranteed minimum death benefits (GMDB); (2) GMAB; (3) guaranteed minimum income benefits (GMIB); (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

The GMDB provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it and have the death benefit paid into the contract and a second death benefit paid upon the survivor’s death. The Company has offered six primary GMDB types:

•
Return of premium – provides the greater of account value or total deposits made to the contract less any partial withdrawals and assessments, which is referred to as “net premiums.” There are two variations of this benefit: in general, there is no lock-in age for this benefit, however, for some contracts the GMDB reverts to the account value at a specified age, typically age 75.

•
Reset – provides the greater of a return of premium death benefit or the most recent five-year anniversary (prior to lock-in age) account value adjusted for withdrawals. For most contracts, this GMDB locks in at age 86 or 90, and for others the GMDB reverts to the account value at age 75, 85, 86 or 90.

•
Ratchet – provides the greater of a return of premium death benefit or the highest specified “anniversary” account value (prior to age 86) adjusted for withdrawals. Currently, there are three versions of ratchet, with the difference based on the definition of anniversary: monthaversary – evaluated monthly; annual – evaluated annually; and five-year – evaluated every fifth year.

•
Rollup – provides the greater of a return of premium death benefit or premiums adjusted for withdrawals accumulated at generally 5% simple interest up to the earlier of age 86 or 200% of adjusted premiums. There are two variations of this benefit: for certain contracts, this GMDB locks in at age 86, and for others the GMDB reverts to the account value at age 75.

•	Combo – provides the greater of annual ratchet death benefit or rollup death benefit. This benefit locks in at either age 81 or 86.

•
Earnings enhancement – provides an enhancement to the death benefit that is a specified percentage of the adjusted earnings accumulated on the contract at the date of death. There are two versions of this benefit: (1) the benefit expires at age 86, and a credit of 4% of account value is deposited into the contract; or (2) the benefit does not have an end age, but has a cap on the payout and is paid upon the first death in a spousal situation. Both benefits have age limitations. This benefit is paid in addition to any other death benefits paid under the contract.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The GMAB, offered in the Company’s Capital Preservation Plus contract rider, is a living benefit that provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the rider and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GLWB, offered in the Company’s Lifetime Income rider (L.inc), is a living benefit that provides for enhanced retirement income security without the liquidity loss associated with annuitization. The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a ratchet feature that is driven by account performance and a roll-up feature that is driven by policy duration.

The GMIB is a living benefit that provides the contractholder with a guaranteed annuitization value. The GMIB types are:

•	Ratchet – provides an annuitization value equal to the greater of account value, net premiums or the highest one-year anniversary account value (prior to age 86) adjusted for withdrawals.

•
Rollup – provides an annuitization value equal to the greater of account value and premiums adjusted for withdrawals accumulated at 5% compound interest up to the earlier of age 86 or 200% of adjusted premiums.

•	Combo – provides an annuitization value equal to the greater of account value, ratchet GMIB benefit or rollup GMIB benefit.
See Note 5 to the audited consolidated financial statements included in the Company’s 2008 Annual Report on Form 10-K for a complete description of the Company’s hybrid GMAB/GLWB offered through its Capital Preservation Plus Lifetime Income contract rider. All GMAB contracts with the hybrid GMAB/GLWB rider are included with GMAB contracts in the following tables. In January 2009, the Company decided to simplify its living benefit guarantees and only offer L.inc on new sales.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes the account values and net amount at risk, net of reinsurance, for variable annuity contracts with guarantees invested in both general and separate accounts as of the dates indicated (note that one contract may contain multiple guarantees):

	September 30, 2009					December 31, 2008
(in millions)	General account value	Separate account value	Total account value	Net amount at risk1	Wtd. avg. attained age	General account value	Separate account value	Total account value	Net amount at risk1	Wtd. avg. attained age
GMDB:
Return of premium	$781.7	$5,663.4	$6,445.1	$135.8	61	$911.4	$5,080.5	$5,991.9	$440.6	60
Reset	1,747.4	11,908.8	13,656.2	1,137.6	64	2,275.8	10,192.9	12,468.7	2,468.0	64
Ratchet	1,303.8	13,103.2	14,407.0	2,102.7	67	1,871.7	10,480.6	12,352.3	3,767.2	67
Rollup	42.9	242.7	285.6	19.1	73	47.2	229.9	277.1	25.7	72
Combo	246.6	1,540.7	1,787.3	376.6	69	306.0	1,398.1	1,704.1	621.2	69

Subtotal	4,122.4	32,458.8	36,581.2	3,771.8	65	5,412.1	27,382.0	32,794.1	7,322.7	65
Earnings enhancement	17.0	360.4	377.4	17.1	64	28.1	305.4	333.5	7.2	63

Total - GMDB	$4,139.4	$32,819.2	$36,958.6	$3,788.9	65	$5,440.2	$27,687.4	$33,127.6	$7,329.9	65

GMAB2:
5 Year	$7.2	$3,060.5	$3,067.7	$218.9	N/A	$607.0	$2,260.6	$2,867.6	$499.0	N/A
7 Year	9.5	2,512.2	2,521.7	222.8	N/A	451.6	1,814.3	2,265.9	482.9	N/A
10 Year	2.8	750.3	753.1	50.3	N/A	80.2	597.7	677.9	132.2	N/A

Total - GMAB	$19.5	$6,323.0	$6,342.5	$492.0	N/A	$1,138.8	$4,672.6	$5,811.4	$1,114.1	N/A

GMIB3:
Ratchet	$15.8	$244.8	$260.6	$0.4	N/A	$16.2	$228.5	$244.7	$5.6	N/A
Rollup	49.0	638.9	687.9	0.5	N/A	47.1	612.4	659.5	1.3	N/A
Combo	—	0.1	0.1	—	N/A	—	0.1	0.1	—	N/A

Total - GMIB	$64.8	$883.8	$948.6	$0.9	N/A	$63.3	$841.0	$904.3	$6.9	N/A

GLWB:
L.inc	$229.8	$5,998.6	$6,228.4	$138.1	N/A	$72.4	$3,248.4	$3,320.8	$571.5	N/A
Portfolio income insurance	—	4.2	4.2	—	N/A	—	—	—	—	N/A

Total - GLWB	$229.8	$6,002.8	$6,232.6	$138.1	N/A	$72.4	$3,248.4	$3,320.8	$571.5	N/A

1
Net amount at risk is calculated on a seriatim basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit). As it relates to GMIB, net amount at risk is calculated as if all policies were eligible to annuitize immediately, although all GMIB options have a waiting period of at least 7 years from issuance.

2	GMAB contracts with the hybrid GMAB/GLWB rider had account values of $5.27 billion and $4.59 billion as of September 30, 2009 and December 31, 2008, respectively.

3	The weighted average period remaining until expected annuitization is not meaningful and has not been presented because there is currently no material GMIB exposure.
Net amount at risk is highly sensitive to changes in financial market movements. See Note 5 for a discussion of the Company’s risk management practices with respect to declining financial market exposure.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes account balances of variable annuity contracts that were invested in separate accounts as of the dates indicated:

(in millions)	September 30, 2009	December 31, 2008
Mutual funds:
Bond	$4,676.3	$4,350.2
Domestic equity	23,339.1	18,572.8
International equity	2,974.2	2,412.7

Total mutual funds	30,989.6	25,335.7
Money market funds	1,567.5	2,132.6

Total	$32,557.1	$27,468.3

The following table summarizes the reserve balances, net of reinsurance, for variable annuity contracts with guarantees as of the dates indicated:

(in millions)	September 30, 2009	December 31, 2008
GMAB	$353.5	$998.1
GMWB	123.6	699.9
GMDB	78.1	193.4
GMIB	3.2	5.5
The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contractholder persistency, contractholder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility. As of September 30, 2009 and December 31, 2008, the net balance of the embedded derivatives for living benefits was a liability of $477.1 million and a liability of $1.70 billion, respectively.

The Company’s incurred and paid amounts for living benefit features were immaterial for the three and nine months ended September 30, 2009 and 2008. The Company does not expect any meaningful level of claims under the living benefit features for several years and believes the impact of claims is expected to be mitigated by its economic hedging program.

During the nine months ended September 30, 2009, the Company recorded net realized investment gains on living benefit embedded derivatives and related economic hedging gains or losses of $396.9 million. These gains were comprised of $1.26 billion of net realized investment gains on living benefit embedded derivatives and $865.8 million of related economic hedging losses. The net realized investment gains on living benefit embedded derivatives primarily resulted from higher interest rates, lower volatility assumptions and an increase to the nonperformance component of the discount rate. The net realized investment gains on embedded derivatives increased amortization of DAC by $321.7 million in the current year, which is included in the Corporate and Other segment.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The Company’s GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments. GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments. The Company regularly evaluates its GMDB and GMIB claim reserve estimates and adjusts the additional liability balances as appropriate, with a related charge or credit to other benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in calculating GMIB claim reserves are consistent with those used for calculating GMDB claim reserves. In addition, the calculation of GMIB claim reserves assumes benefit utilization ranges from a low of 3% when the contractholder’s annuitization value is at least 10% in the money to 100% utilization when the contractholder is 90% or more in the money.

The Company’s incurred and paid amounts for GMDBs, net of reinsurance, were $25.5 million and $113.1 million for the three and nine months ended September 30, 2009, respectively, compared to $8.6 million and $15.6 million for the three and nine months ended September 30, 2008, respectively.

The following assumptions and methodology were used to determine the GMDB claim reserves as of September 30, 2009 and December 31, 2008:

•
Data used was based on a combination of historical numbers and future projections generally involving 250 and 50 probabilistically generated economic scenarios as of September 30, 2009 and December 31, 2008, respectively

•	Mean gross equity performance – 10.4% and 8.1% as of September 30, 2009 and December 31, 2008, respectively

•	Equity volatility – 18.0% and 18.7% as of September 30, 2009 and December 31, 2008, respectively

•	Mortality – 91% of Annuity 2000 Basic table for males, 101% for females as of September 30, 2009; and 100% of Annuity 2000 tables as of December 31, 2008

•	Asset fees – equivalent to mutual fund and product loads

•	Discount rate – approximately 7.0%
Lapse rate assumptions vary by duration as shown below for the periods indicated:

September 30, 2009 Duration (years)	1	2	3	4	5	6	7	8	9	10+
Minimum	1.0%	2.0%	2.5%	3.0%	5.0%	6.0%	7.0%	7.0%	10.0%	10.0%
Maximum	6.0%	15.0%	12.0%	12.0%	35.0%	40.0%	18.5%	32.5%	32.5%	18.5%

December 31, 2008 Duration (years)	1	2	3	4	5	6	7	8	9	10+
Minimum	1.0%	2.0%	2.0%	3.0%	4.5%	6.0%	7.0%	7.0%	11.5%	11.5%
Maximum	1.5%	2.5%	4.0%	4.5%	40.0%	41.5%	21.5%	35.0%	35.0%	18.5%
The Company’s incurred and paid amounts for GMIBs were immaterial for the three and nine months ended September 30, 2009 and 2008.

The Company did not transfer assets from the general account to the separate account for any of its variable annuity contracts during the three and nine months ended September 30, 2009 and 2008.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following table summarizes account balances of variable universal life insurance contracts that were invested in separate accounts as of the dates indicated:

(in millions)	September 30, 2009	December 31, 2008
Mutual funds:
Bond	$323.1	$293.6
Domestic equity	1,829.8	1,528.0
International equity	277.7	221.9

Total mutual funds	2,430.6	2,043.5
Money market funds	188.0	226.0

Total	$2,618.6	$2,269.5

(9)	Short-Term Debt
The following table summarizes short-term debt as of the dates indicated:

(in millions)	September 30, 2009	December 31, 2008
$800.0 million commercial paper program	$150.0	$149.9
$350.0 million securities lending program facility	—	99.8

Total short-term debt	$150.0	$249.7

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. This is an uncommitted facility contingent on the liquidity of the securities lending program. The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization. The maximum amount available under the agreement is $350.0 million. The borrowing rate on this program is equal to one-month U.S. London Interbank Offered Rate (LIBOR). On July 31, 2009, the Company paid down the $99.7 million principal balance on the securities lending program facility. The Company had no amounts outstanding under this agreement as of September 30, 2009 compared to $99.8 million as of December 31, 2008.

(10)	Long-Term Debt, Payable to NLICA
On September 30, 2009, the Company sold NLICA, an affiliate, a 5.75%, $200.0 million surplus note maturing on September 30, 2010. In the event of a merger of NLICA with and into the Company, the note will be redeemed, in whole, by the Company at a redemption price equal to 100% of the aggregate principal amount outstanding plus accrued interest. Payments of interest and principal under the note require the prior approval of the Ohio Department of Insurance (ODI). The Company did not make any interest or principal payments on the note to NLICA during the third quarter of 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(11)	Federal Income Taxes
During the first nine months of 2009, the Company recorded ($6.1) million of net federal income tax expense adjustments primarily related to differences between the 2008 estimated tax liability and the amounts reported on the Company’s 2008 tax returns. These changes in estimates primarily were driven by the Company’s separate account dividends received deduction (DRD) and foreign tax credit.

Total federal income tax benefit differs from the amount computed by applying the U.S. federal income tax rate to loss from continuing operations before federal income tax benefit as follows for the periods indicated:

	Three months ended September 30,
	2009		2008
(dollars in millions)	Amount	%	Amount	%
Computed (expected) tax benefit	$(41.7)	35.0%	$(187.0)	35.0%
DRD	(9.4)	7.9%	(4.7)	0.8%
Other, net	(5.3)	4.4%	(2.9)	0.6%

Total	$(56.4)	47.3%	$(194.6)	36.4%

	Nine months ended September 30,
	2009		2008
(dollars in millions)	Amount	%	Amount	%
Computed (expected) tax benefit	$(25.8)	35.0%	$(163.4)	35.0%
DRD	(40.7)	55.1%	(23.1)	4.9%
Other, net	0.4	(0.5)%	2.7	(0.5)%

Total	$(66.1)	89.6%	$(183.8)	39.4%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(12)	Shareholder’s Equity and Dividend Restrictions
Comprehensive Gain (Loss)

The Company’s other comprehensive income and loss includes net income (loss) and certain items that are reported directly within separate components of shareholder’s equity that are not recorded in net income.

The following table summarizes the Company’s other comprehensive gain (loss), before and after federal income tax benefit, for the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2009	2008	2009	2008
Net unrealized gains (losses) on securities available-for-sale arising during the period:
Net unrealized gains (losses) before adjustments	$1,206.4	$(981.4)	$2,173.6	$(1,962.3)
Net non-credit gains	67.4	—	4.5	—
Net adjustment to deferred policy acquisition costs	(316.9)	156.2	(576.0)	350.6
Net adjustment to future policy benefits and claims	(4.4)	25.6	2.0	46.5
Related federal income tax (expense) benefit	(333.4)	279.9	(561.5)	547.9

Net unrealized gains (losses)	619.1	(519.7)	1,042.6	(1,017.3)

Reclassification adjustment for net realized losses on securities available-for-sale realized during the period:
Net unrealized losses	152.4	306.6	405.8	467.9
Related federal income tax benefit	(53.3)	(107.3)	(142.0)	(163.8)

Net reclassification adjustment	99.1	199.3	263.8	304.1

Other comprehensive gain (loss) on securities available-for-sale	718.2	(320.4)	1,306.4	(713.2)

Accumulated net holding (losses) gains on cash flow hedges:
Unrealized holding (losses) gains	(5.3)	37.0	(10.0)	19.1
Related federal income tax benefit (expense)	1.8	(13.0)	3.5	(6.7)

Other comprehensive (loss) income on cash flow hedges	(3.5)	24.0	(6.5)	12.4

Other net unrealized losses	(10.7)	—	(10.7)	4.2

Total other comprehensive gain (loss)	$704.0	$(296.4)	$1,289.2	$(696.6)

The adjustments to DAC represent the changes in amortization of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines. The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required had such unrealized amounts been realized and the proceeds reinvested at then current market interest rates, which were lower than the then current effective portfolio rate.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities resulted in a cumulative-effect adjustment of $235.0 million, net of taxes, to reclassify the non-credit component of previously recognized other-than-temporary impairment losses from the beginning balance of retained earnings to AOCI.

Adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during the nine months ended September 30, 2009 and 2008.

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. NLIC’s statutory capital and surplus as of December 31, 2008 was $2.26 billion, and statutory net loss for the year ended December 31, 2008 was $898.3 million. As of September 30, 2009, NLIC was able to pay dividends to NFS totaling $219.3 million upon providing prior notice to the ODI. The benefits from the use of permitted practices approved by the ODI may not be considered when determining capital and surplus available for dividends. See Note 12 to the audited consolidated financial statements included in the Company’s 2008 Annual Report on Form 10-K for further discussion.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its shareholder.

The Company currently does not expect such regulatory requirements to impair its ability to pay future operating expenses, interest and shareholder dividends.

(13)	Related Party Transactions
During the nine months ended September 30, 2009, the Company sold, at fair value, commercial mortgage loans with a carrying value of $273.2 million to Nationwide Mutual Insurance Company (NMIC). The sale resulted in a net realized loss of $33.5 million to the Company.

During the nine months ended September 30, 2009, the Company sold private equity investments to NMIC for $61.0 million, including the one private equity investment that is considered a VIE (See Note 15). The private equity investments were carried and sold at fair value. No gain or loss was recognized on the sale.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(14)	Contingencies
Legal Matters

The Company is a party to litigation and arbitration proceedings in the ordinary course of its business. It is often not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company does not believe, based on information currently known by management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on the Company’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on the Company’s consolidated financial position or results of operations in a particular period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than the Company.

The financial services industry, including mutual fund, variable annuity, retirement plan, life insurance and distribution companies, has also been the subject of increasing scrutiny on a broad range of issues by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the Financial Industry Regulatory Authority and the New York State Attorney General, have commenced industry-wide investigations on such issues as late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. The Company has responded to information requests and/or subpoenas from the SEC in 2003 and the New York State Attorney General in 2005 in connection with investigations regarding market timing in certain mutual funds offered in insurance products sponsored by the Company. The Company is not aware of any further action on these matters.

In addition, state and federal regulators and other governmental bodies have commenced investigations, proceedings or inquiries relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, funding agreements issued to back MTN programs, recordkeeping and retention compliance by broker/dealers, and supervision of former registered representatives. Related investigations, proceedings or inquiries may be commenced in the future. The Company and/or its affiliates have been contacted by, self reported or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to certain of these investigations, including those relating to compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, and funding agreements backing the NLIC MTN program. The Company is cooperating with regulators in connection with these inquiries and will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

A promotional and marketing arrangement associated with the Company’s offering of a retirement plan product and related services in Alabama is under investigation by the Alabama Attorney General, which assumed the investigation from the Alabama Securities Commission. The Company currently expects that any damages paid to settle this matter will not have a material adverse impact on its consolidated financial position. It is not possible to predict what effect, if any, the outcome of this investigation may have on the Company’s retirement plan operations with respect to promotional and marketing arrangements in general in the future.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including mutual fund, retirement plan, life insurance and annuity companies. These proceedings also could affect the outcome of one or more of the Company’s litigation matters. There can be no assurance that any such litigation or regulatory actions will not have a material adverse effect on the Company’s consolidated financial position or results of operations in the future.

On September 10, 2009, Nationwide Retirement Solutions, Inc. (NRS) was named in a lawsuit filed in the Circuit Court for Montgomery County, Alabama entitled Twanna Brown, Individually and on behalf of all other persons in Alabama who are similarly situated, v Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc., Edwin “Mac” McArthur, Steve Walkley, Glenn Parker, Ulysses Lavender, Diana McLain, Randy Hebson, and Robert Wagstaff; and Unknown Defendants A-Z. The complaint, in Count One, alleges that beginning in the year 2000, the defendants, including NRS, were participants in a Civil Conspiracy. In Count One, the plaintiff seeks to recover actual damages and such punitive damages as the jury may find to be appropriate. In Counts Two and Three, although NRS is not named, it is alleged that the remaining defendants breached their fiduciary duty and seeks declaratory and injunctive relief with respect to the alleged breaches of fiduciary duty. Plaintiff seeks to recover actual damages, forfeiture of all other payments and/or salaries found by the jury to be the fruit of such other payments, punitive damages, costs and attorney’s fees and a finding that the individual defendants have breached their fiduciary duties and by a permanent injunction removing them from their respective offices in the Alabama State Employees Association (ASEA) and PEBCO. Also on September 10, 2009, a similar lawsuit was filed by the same plaintiff as a Complaint in Intervention in a case already pending in the Circuit Court for Montgomery County, captioned Nationwide Retirement Solutions, Inc. v. Alabama State Personnel Board, PEBCO, Inc., and Alabama State Employees Association. In the Complaint in Intervention, Plaintiff added Edwin J. “Mac” McArthur, Steve Walkley, Glenn Parker, Ulysses Lavender, Diana McLain, Randy Hebson and Robert Wagstaff as Third-Party/Crossclaim Defendants. The Company intends to defend these cases vigorously.

On November 20, 2007, NLIC and NRS were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On December 2, 2008, the plaintiffs filed an amended complaint. The plaintiffs claim to represent a class of all participants in the ASEA Plan, excluding members of the Deferred Compensation Committee, members of the Board of Control, ASEA’s directors, officers and board members, and PEBCO’s directors, officers and board members. The class period is from November 20, 2001, to the date of trial. In the amended class action complaint, the plaintiffs allege breach of fiduciary duty, wantonness and breach of contract. The amended class action complaint seeks a declaratory judgment, an injunction, an appointment of an independent fiduciary to protect Plan participants, disgorgement of amounts paid, reformation of Plan documents, compensatory damages and punitive damages, plus interest, attorneys’ fees and costs and such other equitable and legal relief to which plaintiffs and class members may be entitled. Also, on December 2, 2008, the plaintiffs filed a motion for preliminary injunction seeking an order requiring periodic payments made by NRS and/or NLIC to ASEA or PEBCO to be held in a trust account for the benefit of Plan participants. This motion was denied on April 25, 2009. On December 4, 2008, the Alabama State Personnel Board and the State of Alabama by, and through the State Personnel Board, filed a motion to intervene and a complaint in intervention. On December 16, 2008, the Companies filed their Answer. On February 4, 2009, the court provisionally agreed to add the State of Alabama, by and through the State Personnel Board as a party. On April 28, 2009, the court denied the plaintiffs’ motion for preliminary injunction. On July 1, 2009, the Alabama State Personnel Board and the State of Alabama by and through the Alabama Personnel Board filed a Notice of Withdrawal of Motion to Intervene. NRS and NLIC continue to defend this case vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al. The plaintiffs seek to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. On May 23, 2008, the Court granted the defendants’ motion to dismiss. On June 19, 2008, the plaintiffs filed a notice of appeal. On July 10, 2009, the Court of Appeals heard oral argument. NLIC continues to defend this lawsuit vigorously.

On November 15, 2006, NFS, NLIC and NRS were named in a lawsuit filed in the United States District Court for the Southern District of Ohio entitled Kevin Beary, Sheriff of Orange County, Florida, In His Official Capacity, Individually and On Behalf of All Others Similarly Situated v. Nationwide Life Insurance Co., Nationwide Retirement Solutions, Inc. and Nationwide Financial Services, Inc. The plaintiff seeks to represent a class of all sponsors of 457(b) deferred compensation plans in the United States that had variable annuity contracts with the defendants at any time during the class period, or in the alternative, all sponsors of 457(b) deferred compensation plans in Florida that had variable annuity contracts with the defendants during the class period. The class period is from January 1, 1996 until the class notice is provided. The plaintiff alleges that the defendants breached their fiduciary duties by arranging for and retaining service payments from certain mutual funds. The complaint seeks an accounting, a declaratory judgment, a permanent injunction and disgorgement or restitution of the service fee payments allegedly received by the defendants, including interest. On January 25, 2007, NFS, NLIC and NRS filed a motion to dismiss. On September 17, 2007, the Court granted the motion to dismiss. On October 1, 2007, the plaintiff filed a motion to vacate judgment and for leave to file an amended complaint. On September 15, 2008, the Court denied the plaintiffs’ motion to vacate judgment and for leave to file an amended complaint. On October 15, 2008, the plaintiffs filed a notice of appeal. On October 13, 2009, the 6th Circuit Court of Appeals heard oral argument. NFS, NLIC and NRS continue to defend this lawsuit vigorously.

On February 11, 2005, NLIC was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States and the Virgin Islands who, during the class period, paid premiums on a modal basis to NLIC for term life insurance policies issued by NLIC during the class period that provide for guaranteed maximum premiums, excluding certain specified products. Excluded from the class are NLIC; any parent, subsidiary or affiliate of NLIC; all employees, officers and directors of NLIC; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The class period is from February 10, 1990 through February 2, 2006, the date the class was certified. On January 26, 2007, the plaintiff filed a motion for summary judgment. On April 30, 2007, NLIC filed a motion for summary judgment. On February 4, 2008, the Court granted the class’s motion for summary judgment on the breach of contract claims arising from the term policies in 43 of 51 jurisdictions. The Court granted NLIC’s motion for summary judgment on the breach of contract claims on all decreasing term policies. On November 7, 2008, the parties reached settlement on this case. On June 5, 2009, the court approved the settlement.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

On April 13, 2004, NLIC was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. NLIC removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed the first amended complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The first amended complaint purports to disclaim, with respect to market timing or stale price trading in NLIC’s annuities sub-accounts, any allegation based on NLIC’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of NLIC annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if NLIC is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to NLIC’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The first amended complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted NLIC’s motion to dismiss the plaintiff’s complaint. On January 30, 2009, the United States Court of Appeals for the Fourth Circuit affirmed that dismissal. On April 30, 2009, plaintiffs filed an appeal with the U.S. Supreme Court. On October 5, 2009, the U. S. Supreme Court denied the plaintiffs’ Motion for Certiori.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under ERISA that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. On September 25, 2007, NFS’ and NLIC’s motion to dismiss the plaintiffs’ fifth amended complaint was denied. On October 12, 2007, NFS and NLIC filed their answer to the plaintiffs’ fifth amended complaint and amended counterclaims. On November 1, 2007, the plaintiffs filed a motion to dismiss NFS’ and NLIC’s amended counterclaims. On November 15, 2007, the plaintiffs filed a motion for class certification. On February 8, 2008, the Court denied the plaintiffs’ motion to dismiss the amended counterclaim, with the exception that it was tentatively granting the plaintiffs’ motion to dismiss with respect to NFS’ and NLIC’s claim that it could recover any “disgorgement remedy” from plan sponsors. On April 25, 2008, NFS and NLIC filed their opposition to the plaintiffs’ motion for class certification. On September 29, 2008, the plaintiffs filed their reply to NFS’ and NLIC’s opposition to class certification. On February 27, 2009, the Court heard oral argument on the plaintiffs’ motion for class certification. NFS and NLIC continue to defend this lawsuit vigorously.

Tax Matters

Management has established tax reserves in accordance with current accounting guidance, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations; conclusion of tax audits or substantial agreement on the deductibility or nondeductibility of uncertain items; additional exposure based on current calculations; identification of new issues; release of administrative guidance; or rendering of a court decision affecting a particular tax issue. Management believes its tax reserves reasonably provide for potential assessments that may result from Internal Revenue Service (IRS) examinations and other tax-related matters for all open tax years.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The separate account dividends received deduction (DRD) is a significant component of the Company’s federal income tax provision. On August 16, 2007, the IRS issued Revenue Ruling 2007-54. This ruling took a position with respect to the DRD that could have significantly reduced the Company’s DRD. The Company believes that the position taken by the IRS in the ruling was contrary to existing law and the relevant legislative history.

In Revenue Ruling 2007-61, released September 25, 2007, the IRS and the U.S. Department of the Treasury suspended Revenue Ruling 2007-54 and informed taxpayers of their intention to address certain issues in connection with the DRD in future tax regulations. Final tax regulations could impact the Company’s DRD in periods subsequent to their effective date.

The IRS recently completed an audit of the Company’s tax years 2003 through 2005. As a result of this audit, the Company received a Revenue Agent’s Report (RAR) and 30-Day Letter (requiring payment of additional tax due or the preparation of protest to start the appeals process) from the IRS during July 2009. The RAR includes an adjustment to reduce the Company’s DRD for the above tax years resulting in additional tax due of $151.0 million. The Company plans to appeal this issue and believes that it will ultimately prevail based on technical merits.

(15)	Variable Interest Entities
In the normal course of business, the Company has relationships with variable interest entities (VIEs). The Company’s VIEs are conduits that assist the Company in structured products transactions involving the sale of low-income-housing tax credit funds (LIHTC Funds) to third party investors, other structured product issuances, and private equity investments.

The Company considers many factors when determining whether it is (or is not) the primary beneficiary of a VIE. There is a review of the entity’s contract and other deal related information, such as 1) the entity’s equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity, 2) whether the contractual or ownership interest in the entity changes with the change in fair value of the entity, and 3) the extent to which, through the variable interest, the Company shares in the entity’s expected losses and residual returns.

The Company was not required to provide financial or other support outside previous contractual requirements to any VIE.

LIHTC Funds

The Company provides guarantees to limited partners related to the amount of tax credits that will be generated by the funds. The results of operations and financial position of each VIE of which the Company is the primary beneficiary are consolidated along with corresponding noncontrolling interest in the accompanying condensed consolidated financial statements.

The Company had relationships with 19 LIHTC Funds that are considered VIEs as of September 30, 2009 and December 31, 2008, where the Company was the primary beneficiary. Net assets of these consolidated VIEs were $376.6 million and $416.0 million as of September 30, 2009 and December 31, 2008, respectively. The following table summarizes the components of net assets as of the dates indicated:

(in millions)	September 30, 2009	December 31, 2008
Other long-term investments	$336.0	$371.1
Short-term investments	16.6	20.9
Other assets	38.2	41.6
Other liabilities	(14.2)	(17.6)
The Company’s total loss exposure from consolidated VIEs was immaterial as of September 30, 2009 and December 31, 2008 (except for the impact of guarantees disclosed in Note 16 to the audited consolidated financial statements included in the Company’s 2008 Annual Report on Form 10-K). Creditors (or beneficial interest holders) of the consolidated VIEs have no recourse to the general credit of the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

These LIHTC Funds are financed through the sale of these funds into the secondary market. The proceeds from these sales are used to participate in low-income housing projects that provide tax benefits to the investors.

In addition to the consolidated VIEs described above, the Company holds variable interests in other LIHTC Funds that qualify as VIEs where the Company is not the primary beneficiary. The carrying amount of these unconsolidated VIEs was $71.2 million and $78.9 million as of September 30, 2009 and December 31, 2008, respectively. The total exposure to loss on these unconsolidated VIEs was $81.2 million and $93.4 million as of September 30, 2009 and December 31, 2008, respectively. The total exposure to loss is determined by adding any unfunded commitments to the carrying amount of the VIEs.

Structured Products

The Company had a relationship with one structured product investment that is considered a VIE as of September 30, 2009 and December 31, 2008, where the Company was the primary beneficiary. Net assets of this consolidated VIE were $6.7 million and $8.9 million as of September 30, 2009 and December 31, 2008, respectively. Creditors (or beneficial interest holders) of the consolidated VIE have no recourse to the general credit of the Company. There are no arrangements that would require the Company to provide financial support to the VIE.

The Company was invested in 6 and 12 structured product investments that are considered VIEs as of September 30, 2009 and December 31, 2008, respectively, where the Company is not the primary beneficiary. These structured products are in the form of synthetic collateralized debt obligations and collateralized lease obligations. The carrying amount on these unconsolidated VIEs was $26.0 million and $13.7 million as of September 30, 2009 and December 31, 2008, respectively. The total exposure to loss on these unconsolidated VIEs is determined to be the carrying amount of the VIEs.

Private Equity Investments

The Company had a relationship with one private equity investment that is considered a VIE as of December 31, 2008, where the Company was the primary beneficiary. On September 30, 2009, NLIC sold this private equity investment to NMIC, which had net assets of $14.1 million.

As of September 30, 2009, the Company does not have any private equity investments considered to be a VIE where the Company is not the primary beneficiary.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

(16)	Segment Information
Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Investments, Retirement Plans, Individual Protection, and Corporate and Other.

The primary segment profitability measure that management uses is pre-tax operating (loss) earnings, which is calculated by adjusting income from continuing operations before federal income taxes and discontinued operations to exclude: (1) net realized investment gains and losses, except for operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, net realized gains and losses related to hedges on GMDB contracts and securitizations); (2) other-than-temporary impairment losses; (3) the adjustment to amortization of DAC related to net realized investment gains and losses; and (4) net loss attributable to noncontrolling interest.

Individual Investments

The Individual Investments segment consists of individual The BEST of AMERICA® and private label deferred variable annuity products, deferred fixed annuity products, income products and investment advisory services. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, individual variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while individual fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business. The private sector primarily includes Internal Revenue Code (IRC) Section 401 fixed and variable group annuity business, and the public sector primarily includes IRC Section 457 and Section 401(a) business in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.

Individual Protection

The Individual Protection segment consists of investment life insurance products, including individual variable, COLI and BOLI products; traditional life insurance products; and universal life insurance products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes the MTN program; structured products business; non-operating realized gains and losses, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits; and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following tables summarize the Company’s business segment operating results for the periods indicated:

	Three months ended September 30, 2009
(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
Revenues:
Policy charges	$135.8	$17.5	$117.8	$—	$271.1
Premiums	45.7	—	44.1	—	89.8
Net investment income	146.4	166.1	87.3	32.8	432.6
Non-operating net realized investment losses1	—	—	—	(60.2)	(60.2)
Other-than-temporary impairment losses	—	—	—	(146.2)	(146.2)
Other income2	(85.7)	0.2	—	2.3	(83.2)

Total revenues	242.2	183.8	249.2	(171.3)	503.9

Benefits and expenses:
Interest credited to policyholder accounts	101.4	100.9	45.8	16.4	264.5
Benefits and claims	23.9	—	83.1	—	107.0
Policyholder dividends	—	—	5.8	—	5.8
Amortization of DAC	50.4	8.6	30.1	4.4	93.5
Interest expense	—	—	—	13.7	13.7
Other operating expenses	44.3	37.9	40.5	15.9	138.6

Total benefits and expenses	220.0	147.4	205.3	50.4	623.1

Income (loss) from continuing operations before federal income tax expense (benefit)	22.2	36.4	43.9	(221.7)	$(119.2)

Less: non-operating net realized investment losses1	—	—	—	60.2
Less: non-operating other-than-temporary impairment losses	—	—	—	146.2
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	4.4
Less: net loss attributable to noncontrolling interest	—	—	—	13.7

Pre-tax operating earnings	$22.2	$36.4	$43.9	$2.8

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

	Three months ended September 30, 2008
(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
Revenues:
Policy charges	$154.6	$28.5	$113.0	$—	$296.1
Premiums	20.2	—	35.8	—	56.0
Net investment income	125.4	160.8	88.8	38.5	413.5
Non-operating net realized investment losses1	—	—	—	(123.0)	(123.0)
Other-than-temporary impairment losses	—	—	—	(377.9)	(377.9)
Other income2	0.8	—	—	(13.5)	(12.7)

Total revenues	301.0	189.3	237.6	(475.9)	252.0

Benefits and expenses:
Interest credited to policyholder accounts	88.9	108.3	46.2	37.1	280.5
Benefits and claims	70.9	1.1	69.2	(4.4)	136.8
Policyholder dividends	—	—	6.6	—	6.6
Amortization of DAC	226.3	8.9	30.0	(44.0)	221.2
Interest expense	—	—	—	15.0	15.0
Other operating expenses	43.6	34.4	30.8	17.4	126.2

Total benefits and expenses	429.7	152.7	182.8	21.1	786.3

Income (loss) from continuing operations before federal income tax expense	(128.7)	36.6	54.8	(497.0)	$ (534.3)

Less: non-operating net realized investment losses1	—	—	—	123.0
Less: non-operating other-than-temporary impairment losses	—	—	—	377.9
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(48.6)
Less: net loss attributable to noncontrolling interest	—	—	—	9.2

Pre-tax operating earnings	$(128.7)	$36.6	$54.8	$(35.5)

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

The following tables summarize the Company’s business segment operating results for the periods indicated:

	Nine months ended September 30, 2009
(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
Revenues:
Policy charges	$372.9	$64.6	$359.2	$—	$796.7
Premiums	138.9	—	135.1	—	274.0
Net investment income	404.1	496.2	262.1	113.4	1,275.8
Non-operating net realized investment gains1	—	—	—	487.6	487.6
Other-than-temporary impairment losses	—	—	—	(488.2)	(488.2)
Other income2	(134.0)	0.2	—	1.3	(132.5)

Total revenues	781.9	561.0	756.4	114.1	2,213.4

Benefits and expenses:
Interest credited to policyholder accounts	285.9	314.4	140.5	60.2	801.0
Benefits and claims	173.2	—	267.8	26.0	467.0
Policyholder dividends	—	—	15.7	—	15.7
Amortization of DAC	147.9	32.9	119.6	250.5	550.9
Interest expense	—	—	—	41.7	41.7
Other operating expenses	133.7	111.0	116.4	49.8	410.9

Total benefits and expenses	740.7	458.3	660.0	428.2	2,287.2

Income (loss) from continuing operations before federal income tax expense (benefit)	41.2	102.7	96.4	(314.1)	$(73.8)

Less: non-operating net realized investment gains1	—	—	—	(487.6)
Less: non-operating other-than-temporary impairment losses	—	—	—	488.2
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	277.8
Less: net loss attributable to noncontrolling interest	—	—	—	38.5

Pre-tax operating earnings	$41.2	$102.7	$96.4	$2.8

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

September 30, 2009 and 2008

	Nine months ended September 30, 2008
(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
Revenues:
Policy charges	$476.4	$92.1	$339.6	$—	$908.1
Premiums	83.5	—	120.0	—	203.5
Net investment income	379.5	476.3	256.0	183.2	1,295.0
Non-operating net realized investment losses1	—	—	—	(156.0)	(156.0)
Other-than-temporary impairment losses	—	—	—	(543.0)	(543.0)
Other income2	2.6	—	—	(24.8)	(22.2)

Total revenues	942.0	568.4	715.6	(540.6)	1,685.4

Benefits and expenses:
Interest credited to policyholder accounts	268.1	317.3	134.7	129.0	849.1
Benefits and claims	181.5	1.1	214.6	(4.4)	392.8
Policyholder dividends	—	—	21.1	—	21.1
Amortization of DAC	386.0	30.6	86.8	(57.1)	446.3
Interest expense	—	—	—	46.9	46.9
Other operating expenses	136.4	107.4	98.4	53.9	396.1

Total benefits and expenses	972.0	456.4	555.6	168.3	2,152.3

Income (loss) from continuing operations before federal income tax expense	(30.0)	112.0	160.0	(708.9)	$(466.9)

Less: non-operating net realized investment losses1	—	—	—	156.0
Less: non-operating other-than-temporary impairments	—	—	—	543.0
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(61.7)
Less: net loss attributable to noncontrolling interest	—	—	—	31.9

Pre-tax operating earnings (loss)	$(30.0)	$112.0	$160.0	$(39.7)

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

PART C. OTHER INFORMATION

Item 24.	(a) Financial Statements and Exhibits

Nationwide Variable Account-II:

Unaudited Financial Statements for Nationwide
Variable Account-II as of September 30, 2009.

Report of Independent Registered Public Accounting Firm

Statement of Assets, Liabilities and Contract
Owners’ Equity as of December 31, 2008.

Statements of Operations for the year ended December 31, 2008.

Statements of Changes in Contract Owners’ Equity for the years ended December 31, 2008 and 2007.

Notes to Financial Statements.

Nationwide Life Insurance Company and subsidiaries:

Unaudited Financial Statements for Nationwide Life Insurance
Company and Subsidiaries as of September 30, 2009.

Report of Independent Registered Public Accounting Firm

Consolidated Statements of (Loss) Income for the
years ended December 31, 2008, 2007 and
2006.

Consolidated Balance Sheets as of December
31, 2008 and 2007.

Consolidated Statements of Changes in Shareholder’s
Equity as of December 31, 2008, 2007 and 2006.

Consolidated Statements of Cash Flows for
the years ended December 31, 2008, 2007
and 2006.

Notes to Consolidated Financial Statements.

Financial Statement Schedules.

Item 24.	(b) Exhibits

(1)
Resolution of the Depositor’s Board of Directors authorizing the establishment of the Registrant – Filed with Post-Effective Amendment No. 16 on April 30, 2007 (File No. 333-103093) as Exhibit (1) and hereby incorporated by reference.

(2)	Not Applicable.

(3)
Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter – Filed with Post-Effective Amendment No. 16 on April 19, 2007 (File No. 333-103093) as Exhibit (3) and hereby incorporated by reference.

(4)	The form of the variable annuity contract – Filed previously on November 12, 2009 with Pre-Effective Amendment No. 1 (SEC File No. 333-160635) and hereby incorporated by reference.

(5)	Variable Annuity Application – Filed previously on November 12, 2009 with Pre-Effective Amendment No. 1 (SEC File No. 333-160635) and hereby incorporated by reference.

(6)	Articles of Incorporation of Depositor – Filed with Post-Effective Amendment No. 16 on April 30, 2007 (File No. 333-103093) as Exhibit (6) and hereby incorporated by reference.

(7)	Not Applicable.

(8)	Form of Participation Agreements –

The following Fund Participation Agreements were previously filed on July 17, 2007 with pre-effective amendment number 1 of registration statement (333-140608) under Exhibit 26(h), and are hereby incorporated by reference.

(1)	Fund Participation Agreement with AIM Variable Insurance Funds, AIM Advisors, Inc., and AIM Distributors dated January 6, 2003, under document “aimfpa99h1.htm”

(2)	Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc. dated September 15, 2004, as amended, under document “amcentfpa99h2”

(3)	Restated and Amended Fund Participation Agreement with The Dreyfus Corporation dated January 27, 2000, as amended, under document “dreyfusfpa99h3.htm”

(4)
Fund Participation Agreement with Fidelity Variable Insurance Products Fund dated May 1, 1988, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V, under document “fidifpa99h5.htm”

(5)
Amended and Restated Fund Participation with Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc., as amended, dated May 1, 2003, as document " frankfpa99h8.htm".

(6)	Fund Participation Agreement, Service and Institutional Shares, with Janus Aspen Series, dated December 31, 1999, under document “janusfpa99h9a.htm”

(7)	Amended and Restated Fund Participation Agreement with MFS Variable Insurance Trust and Massachusetts Financial Services Company dated February 1, 2003, as amended, under document “mfsfpa99h11.htm”

(8)	Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated February 1, 2003, as amended, under document “nwfpa99h12a.htm”

(9)
Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust), American Funds Insurance Series, and Capital Research and Management Company dated May 1, 2006, under document “nwfpa99h12b.htm”

(10)
Fund Participation Agreement with Neuberger Berman Advisers Management Trust / Lehman Brothers Advisers Management Trust (formerly, Neuberger Berman Advisers Management Trust) dated January 1, 2006, under document “neuberfpa99h13.htm”

(11)	Fund Participation Agreement with Oppenheimer Variable Account Funds and Oppenheimer Funds, Inc. dated April 13, 2007, under document “oppenfpa99h14.htm”

The following Fund Participation Agreements were previously filed on September 27, 2007 with pre-effective amendment number 3 of registration statement (333-137202) under Exhibit 26(h), and are hereby incorporated by reference.  For information regarding payments Nationwide receives from underlying mutual funds, please see the "Information on Underlying Mutual Fund Payments" section of the prospectus and/or the underlying mutual fund prospectuses.

(12)
Fund Participation Agreement (Amended and Restated) with Alliance Capital Management L.P. and Alliance-Bernstein Investment Research and Management, Inc. dated June 1, 2003, as document “alliancebernsteinfpa.htm”.

(13)	Fund Participation Agreement with BlackRock (formerly FAM Distributors, Inc. and FAM Variable Series Funds, Inc.), as amended, dated April 13, 2004, as document " blackrockfpa.htm".

(14)	Fund Participation Agreement with PIMCO Variable Insurance Trust and PIMCO Fund Distributors, LLC, as amended, dated March 28, 2002, as document " pimcofpa.htm".

(15)	Fund Participation Agreement with Waddell & Reed Services Company, Waddell & Reed, Inc., and W&R Target Funds, Inc., as amended, dated December 1, 2000, as document " waddellreedfpa.htm".

(16)	Fund Participation Agreement with Wells Fargo Management, LLC, Stephens, Inc., as amended, dated November 15, 2004 as document "wellsfargofpa.htm".

Administrative Contracts

1)	Administrative Services Agreement with AIM Advisors, Inc. dated July 1, 2005, as amended, as document "aimasa99i1a.htm".

2)	Financial Support Agreement with AIM Variable Insurance Funds dated July 1, 2005, as document "aimasa99i1b.htm".

3)
Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc. dated September 15, 2004, as amended.  See Exhibit B for information related to administrative services, as document "amcentasa99i2.htm".

4)	Restated Administrative Services Agreement with The Dreyfus Corporation dated June 1, 2003, as amended, and 12b-1 letter agreement dated June 1, 2003, as amended, as document "dreyfusasa99i3.htm".

5)	Administrative Service Agreement with Fidelity Investments Institutional Operations Company, Inc. dated April 1, 2002, as amended, as document "fidiiiasa99i5a.htm".

6)	Service Contract, with Fidelity Distributors Corporation dated June 18, 2002, as amended, as document "fidiiiasa99i5b.htm".

7)	Administrative Services Agreement with Franklin Templeton Services, LLC dated May 1, 2003, as amended, as document "frankasa99i6.htm".

8)	Distribution and Shareholder Services Agreement with Janus Distributors, Inc. dated December 31, 1999, as document "janusasa99i7.htm".

9)
Amended and Restated Fund Participation Agreement with MFS® Variable Insurance Trust and Massachusetts Financial Services Company dated February 1, 2003 as amended, see Article V for information related to administrative services, as document "mfsasa99i9.htm".

10)	Revenue Sharing Agreement with Oppenheimer Variable Account Funds dated April 13, 2006, as document "oppenasa99i12.htm".

11)	Administrative Services Letter Agreement with T. Rowe Price Associates, Inc. and T. Rowe Price International, Inc. dated October 1, 2002, as amended, as document "troweasa99i13.htm".

12)
Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated May 2, 2005, as amended.  See Exhibit B and Exhibit E for information related to administrative services, as document "nwasa99i10.htm".

13)
Fund Participation Agreement with Neuberger Berman Advisers Management Trust / Lehman Brothers Advisers Management Trust (formerly, Neuberger Berman Advisers Management Trust) dated January 1, 2006.  See Exhibit D for information related to administrative services, as document "neuberasa99i11.htm".

14)	Revenue Sharing Agreement with Oppenheimer Variable Account Funds dated April 13, 2006, as document "oppenasa99i12.htm".

15)	Administrative Services Letter Agreement with T. Rowe Price Associates, Inc. and T. Rowe Price International, Inc. dated October 1, 2002, as amended, as document "troweasa99i13.htm".

16)	Administrative Services Agreement with Morgan Stanley Distribution, Inc. (The Universal Institutional Funds, Inc.) dated May 5, 2005, as amended, as document "univasa99i14.htm".

(9)	Opinion of Counsel - Filed previously on July 17, 2009 with Initial Filing (SEC File No. 333-160635) and hereby incorporated by reference.

(10)	Consent of Independent Registered Public Accounting Firm – Attached hereto.

(11)	Not Applicable.

(12)	Not Applicable.

(99)	Power of Attorney -Attached hereto.

Item 25.	Directors and Officers of the Depositor
President and Chief Operating Officer and Director	Kirt A. Walker
Executive Vice President and Chief Legal and Governance Officer	Patricia R. Hatler
Executive Vice President-Chief Administrative Officer	Terri L. Hill
Executive Vice President-Chief Human Resources Officer	Gale V. King
Executive Vice President-Chief Information Officer	Michael C. Keller
Executive Vice President-Chief Marketing Officer	James R. Lyski
Executive Vice President-Chief Investment Officer	Gail G. Snyder
Executive Vice President-Finance	Lawrence A. Hilsheimer
Executive Vice President	Mark A. Pizzi
Executive Vice President and Director	Mark R. Thresher
Senior Vice President and Treasurer	Harry H. Hallowell
Senior Vice President-Associate Services	Robert J. Puccio
Senior Vice President-Business Transformation Office	Gregory S. Moran
Senior Vice President-Chief Compliance Officer	Carol Baldwin Moody
Senior Vice President-Chief Financial Officer and Director	Timothy G. Frommeyer
Senior Vice President-Chief Litigation Counsel	Randolph C. Wiseman
Senior Vice President-Chief Risk Officer	Michael W. Mahaffey
Senior Vice President-CIO IT Infrastructure	Robert J. Dickson
Senior Vice President-Customer Insight/Analytic	Paul D. Ballew
Senior Vice President-Customer Relationships	David R. Jahn
Senior Vice President-Division General Counsel	Roger A. Craig
Senior Vice President-Division General Counsel	Thomas W. Dietrich
Senior Vice President-Division General Counsel	Sandra L. Neely
Senior Vice President-Government Relations	Jeffrey D. Rouch
Senior Vice President-Head of Taxation	Pamela A. Biesecker
Senior Vice President-Human Resources	Kim R. Geyer
Senior Vice President-Individual Investments Business Head	Eric S. Henderson
Senior Vice President-Individual Protection Business Head and Director	Peter A. Golato
Senior Vice President-PCIO Information Technology	Srinivas Koushik
Senior Vice President-NF Marketing	Gordon E. Hecker
Senior Vice President-CIO NF Systems	Susan Gueli
Senior Vice President-NFN Retail Distribution	Michael A. Hamilton
Senior Vice President-Non-Affiliated Sales	John L. Carter
Senior Vice President-NW Retirement Plans	William S. Jackson
Senior Vice President-President – NW Retirement Plans	Anne L. Arvia
Senior Vice President-President-Nationwide Funds Group	Michael S. Spangler
Senior Vice President-Property and Casualty Commercial/Farm Product Pricing	W. Kim Austen
Senior Vice President-Human Resources	Kim R. Geyer
Senior Vice President-Marketing Services	Jennifer M. Hanley
Senior Vice President-Property and Casualty Personal Lines Product Pricing	J. Lynn Greenstein
Senior Vice President-Property and Casualty/Farm Product Pricing	James R. Burke
Senior Vice President	Kai V. Monahan
Senior Vice President	Matthew Jaunchius
Director	Stephen S. Rasmussen
The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215

Item 26.                      Persons Controlled by or Under Common Control with the Depositor or Registrant.
*	Subsidiaries for which separate financial statements are filed
**	Subsidiaries included in the respective consolidated financial statements
***	Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
****	Other subsidiaries

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
1492 Capital, LLC	Ohio		The company acts as an investment holding company.
1717 Brokerage Services, Inc.	Pennsylvania		The company is a multi-state licensed insurance agency.
AGMC Reinsurance, Ltd.	Turks & Caicos Islands		The company is in the business of reinsurance of mortgage guaranty risks.
ALLIED General Agency Company	Iowa		The company acts as a managing general agent and surplus lines broker for property and casualty insurance products.
ALLIED Group, Inc.	Iowa		The company is a property and casualty insurance holding company.
ALLIED Property and Casualty Insurance Company	Iowa		The company underwrites general property and casualty insurance.
ALLIED Texas Agency, Inc.	Texas		The company acts as a managing general agent to place personal and commercial automobile insurance with Colonial County Mutual Insurance Company for the independent agency companies.
AMCO Insurance Company	Iowa		The company underwrites general property and casualty insurance.
American Marine Underwriters, Inc.	Florida		The company is an underwriting manager for ocean cargo and hull insurance.
Atlantic Floridian Insurance Company	Ohio		The company writes personal lines residential property insurance in the State of Florida.
Atlantic Insurance Company	Texas		The company operates as a multi-line insurance company.
Audenstar Limited	England		The company is an investment holding company.
Champions of the Community, Inc.	Ohio		The company raises money to enable it to make gifts and grants to charitable organizations.
Colonial County Mutual Insurance Company*	Texas		The company underwrites non-standard automobile and motorcycle insurance and various other commercial liability coverages in Texas.
Crestbrook Insurance Company*	Ohio		The company is an Ohio-based multi-line insurance corporation that is authorized to write personal, automobile, homeowners and commercial insurance.
Depositors Insurance Company	Iowa		The company underwrites general property and casualty insurance.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
DVM Insurance Agency, Inc.	California		The company places pet insurance business not written by Veterinary Pet Insurance Company outside of California with National Casualty Company.
Farmland Mutual Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Better Health, Inc. (fka Future Health Holding Company)	Maryland		The company provides population health management.
Gates, McDonald & Company*	Ohio		The company provides services to employers for managing workers’ and unemployment compensation matters and employee leave administration.
Gates, McDonald & Company of New York, Inc.	New York		The company provides workers’ compensation and self-insured claims administration services to employers with exposure in New York.
GatesMcDonald Health Plus Inc.	Ohio		The company provides medical management and cost containment services to employers.
Insurance Intermediaries, Inc.	Ohio		The company is an insurance agency and provides commercial property and casualty brokerage services.
Life REO Holdings, LLC	Ohio		The company is an investment company.
Lone Star General Agency, Inc.	Texas		The company acts as general agent to market nonstandard automobile and motorcycle insurance for Colonial County Mutual Insurance Company.
National Casualty Company	Wisconsin		The company underwrites various property and casualty coverage, as well as some individual and group accident and health insurance.
National Casualty Company of America, Ltd.	England		This is a limited liability company organized for the purpose of carrying on the business of insurance, reinsurance, indemnity, and guarantee of various kinds. The company is currently inactive.
Nationwide Advantage Mortgage Company*	Iowa		The company makes residential mortgage loans.
Nationwide Affinity Insurance Company of America*	Ohio		The company is a property and casualty insurer that writes personal lines business.
Nationwide Agribusiness Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Arena, LLC*	Ohio		The purpose of the company is to develop Nationwide Arena and to engage in related development activity.
Nationwide Asset Management Holdings	England and Wales		The company operates as an investment holding company.
Nationwide Asset Management, LLC	Ohio		The company provides investment advisory services as a registered investment advisor to affiliated and non-affiliated clients.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Assurance Company	Wisconsin		The company underwrites non-standard automobile and motorcycle insurance.
Nationwide Bank*	United States
This is a federal savings bank chartered by the Office of Thrift Supervision in the United States Department of Treasury to exercise deposit, lending, agency, custody and fiduciary powers and to engage in activities permissible for federal savings banks under the Home Owners’ Loan Act of 1933.

Nationwide Better Health Holding Company (fka Nationwide Better Health, Inc.)	Ohio		The company provides health management services.
Nationwide Cash Management Company	Ohio		The company buys and sells investment securities of a short-term nature as the agent for other corporations, foundations and insurance company separate accounts.
Nationwide Community Development Corporation, LLC	Ohio		The company holds investments in low-income housing funds.
Nationwide Corporation	Ohio		The company acts primarily as a holding company for entities affiliated with Nationwide Mutual Insurance.
Nationwide Document Solutions, Inc.	Iowa		The company provides general printing services to its affiliated companies as well as to certain unaffiliated companies.
Nationwide Emerging Managers, LLC	Delaware		The company acquires and holds interests in registered investment advisors and provides investment management services.
Nationwide Exclusive Agent Risk Purchasing Group, LLC	Ohio		The company’s purpose is to provide a mechanism for the purchase of group liability insurance for insurance agents operating nationwide.
Nationwide Financial Assignment Company	Ohio		The company is an administrator of structured settlements.
Nationwide Financial Institution Distributors Agency, Inc.	Delaware		The company is an insurance agency.
Nationwide Financial Services Capital Trust	Delaware		The trust’s sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust.
Nationwide Financial Services, Inc.*	Delaware		The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute long-term savings and retirement products.
Nationwide Financial Structured Products, LLC	Ohio		The company captures and reports the results of the structured products business unit.
Nationwide Foundation*	Ohio		The company contributes to non-profit activities and projects.
Nationwide Fund Advisors (fka Gartmore Mutual Fund Capital Trust)	Delaware		The trust acts as a registered investment advisor.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Fund Distributors LLC (successor to Gartmore Distribution Services, Inc.)	Delaware		The company is a limited purpose broker-dealer.
Nationwide Fund Management LLC (successor to Gartmore Investors Services, Inc.)	Delaware		The company provides administration, transfer and dividend disbursing agent services to various mutual fund entities.
Nationwide General Insurance Company	Ohio		The company transacts a general insurance business, except life insurance, and primarily provides automobile and fire insurance to select customers.
Nationwide Global Funds	Luxembourg
The exclusive purpose of the Company is to invest the funds available to it in transferable securities and other assets permitted by law with the aim of spreading investment risks and affording its shareholders the results of the management of its assets.

Nationwide Global Holdings, Inc.	Ohio		The company is a holding company for the international operations of Nationwide.
Nationwide Global Ventures, Inc.	Delaware		The company acts as a holding company.
Nationwide Indemnity Company*	Ohio		The company is involved in the reinsurance business by assuming business from Nationwide Mutual Insurance Company and other insurers within the Nationwide insurance organization.
Nationwide Insurance Company of America	Wisconsin		The company is an independent agency personal lines underwriter of property and casualty insurance.
Nationwide Insurance Company of Florida*	Ohio		The company transacts general insurance business, except life insurance.
Nationwide International Underwriters	California		The company is a special risks, excess and surplus lines underwriting manager.
Nationwide Investment Advisors, LLC	Ohio		The company provides investment advisory services.
Nationwide Investment Services Corporation**	Oklahoma
This is a limited purpose broker-dealer and distributor of variable annuities and variable life products for Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. The company also provides educational services to retirement plan sponsors and its participants.

Nationwide Life and Annuity Company of America**	Delaware		The company provides individual variable and traditional life insurance and other investment products. The company also maintains blocks of individual variable and fixed annuities products.
Nationwide Life and Annuity Insurance Company**	Ohio		The company engages in underwriting life insurance and granting, purchasing and disposing of annuities.
Nationwide Life Insurance Company*	Ohio		The company provides individual life insurance, group life and health insurance, fixed and variable annuity products and other life insurance products.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Life Insurance Company of America*	Pennsylvania
The company is a financial services provider that sells individual traditional and variable life insurance products, group annuity products and other investment products. The Company also maintains blocks of individual variable and fixed annuities and a block of direct response-marketed life and health insurance products.

Nationwide Lloyds	Texas		The company markets commercial and property insurance in Texas.
Nationwide Mutual Capital, LLC	Ohio		The company acts as a private equity fund investing in companies for investment purposes and to create strategic opportunities for Nationwide.
Nationwide Mutual Capital I, LLC*	Delaware		The business of the company is to achieve long term capital appreciation through a portfolio of primarily domestic equity investments in financial service and related companies.
Nationwide Mutual Fire Insurance Company	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Mutual Insurance Company*	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Private Equity Fund, LLC	Ohio		The company invests in private equity funds.
Nationwide Property and Casualty Insurance Company	Ohio		The company engages in a general insurance business, except life insurance.
Nationwide Property Protection Services, LLC	Ohio		The company provides alarm systems and security guard services.
Nationwide Provident Holding Company*	Pennsylvania		The company is a holding company for non-insurance subsidiaries.
Nationwide Realty Investors, Ltd.*	Ohio		The company is engaged in the business of developing, owning and operating real estate and real estate investment.
Nationwide Retirement Solutions, Inc.*	Delaware		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Arizona	Arizona		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Ohio	Ohio		The company provides retirement products, marketing, education and administration to public employees.
Nationwide Retirement Solutions, Inc. of Texas	Texas		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Insurance Agency, Inc.	Massachusetts		The company markets and administers deferred compensation plans for public employees.
Nationwide SA Capital Trust	Delaware		The trust acts as a registered investment advisor.
Nationwide Sales Solutions, Inc.	Iowa		The company engages in the direct marketing of property and casualty insurance products.
Nationwide Securities, LLC	Delaware		The company is a registered broker-dealer and provides investment management and administrative services.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Separate Accounts, LLC	Delaware		The company has deregistered as an investment advisor and acts as a holding company.
Nationwide Services Company, LLC	Ohio		The company performs shared services functions for the Nationwide organization.
Nationwide Services For You, LLC	Ohio		The Company provides consumer services that are related to the business of insurance, including services that help consumers prevent losses and mitigate risks.
Newhouse Capital Partners, LLC	Delaware		The company is an investment holding company.
Newhouse Capital Partners II, LLC	Delaware		The company is an investment holding company.
Newhouse Special Situations Fund I, LLC	Delaware		The company is currently inactive.
NF Reinsurance Ltd.*	Bermuda		The company serves as a captive reinsurer for Nationwide Life Insurance Company’s universal life, term life and annuity business.
NFS Distributors, Inc.	Delaware		The company acts primarily as a holding company for Nationwide Financial Services, Inc.’s distribution companies.
NMC CPC WT Investment, LLC	Delaware		The business of the company is to hold and exercise rights in a specific private equity investment.
NWD Asset Management Holdings, Inc.	Delaware		The company is an investment holding company.
NWD Investment Management, Inc.	Delaware		The company acts as a holding company and provides other business services for the NWD Investments group of companies.
NWD Management & Research Trust	Delaware		The company acts as a holding company for the NWD Investments group of companies and as a registered investment advisor.
NWD MGT, LLC	Delaware
The company is a passive investment holder in Newhouse Special Situations Fund I, LLC for the purpose of allocation of earnings to the NWD Investments management team as it relates to the ownership and management of Newhouse Special Situations Fund I, LLC.

NWM Merger, Sub Inc.	Delaware		This company was merged with and into Nationwide Financial Services, Inc. on January 1, 2009 as part of the acquisition of the publicly held shares of Nationwide Financial Services, Inc.
Pension Associates, Inc.	Wisconsin		The company provides pension plan administration and record keeping services, and pension plan and compensation consulting.
Premier Agency, Inc.	Iowa		The company is an insurance agency.
Privilege Underwriters, Inc.	Florida		The company acts as a holding company for the PURE Group of insurance companies.
Privilege Underwriters, Reciprocal Exchange	Florida		The company acts as a reciprocal insurance company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Pure Insurance Company	Florida		The company acts as a captive reinsurance company.
Pure Risk Management, LLC	Florida		The company acts as an attorney-in-fact for Privilege Underwriters Reciprocal Exchange.
Registered Investment Advisors Services, Inc.	Texas		The company is a technology company that facilitates third-party money management services for registered investment advisors.
Retention Alternatives, Ltd.*	Bermuda		The company is a captive insurer and writes first dollar insurance policies in workers’ compensation, general liability and automobile liability for its affiliates in the United States.
Riverview International Group, Inc.	Delaware		The company is an insurance company.
RP&C International, Inc.	Ohio		The company is an investment-banking firm that provides specialist advisory services and innovative financial solutions to public and private companies internationally.
Scottsdale Indemnity Company	Ohio		The company is engaged in a general insurance business, except life insurance.
Scottsdale Insurance Company	Ohio		The company primarily provides excess and surplus lines of property and casualty insurance.
Scottsdale Surplus Lines Insurance Company	Arizona		The company provides excess and surplus lines coverage on a non-admitted basis.
TBG Danco Insurance Services Corporation	California		The corporation provides life insurance and individual executive estate planning.
THI Holdings (Delaware), Inc.*	Delaware		The company acts as a holding company for subsidiaries of the Nationwide group of companies.
Titan Auto Insurance of New Mexico, Inc.	New Mexico		The company is an insurance agency that operates employee agent storefronts.
Titan Indemnity Company	Texas		The company is a multi-line insurance company and is operating primarily as a property and casualty insurance company.
Titan Insurance Company	Michigan		The company is a property and casualty insurance company.
Titan Insurance Services, Inc.	Texas		The company is a Texas grandfathered managing general agency.
Veterinary Pet Insurance Company*	California		The company provides pet insurance.
Victoria Automobile Insurance Company	Indiana		The company is a property and casualty insurance company.
Victoria Fire & Casualty Company	Ohio		The company is a property and casualty insurance company.
Victoria National Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Select Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Specialty Insurance Company	Ohio		The company is a property and casualty insurance company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
VPI Services, Inc.	California		The company operates as a nationwide pet registry service for holders of Veterinary Pet Insurance Company policies, including pet indemnification and a lost pet recovery program.
Washington Square Administrative Services, Inc.	Pennsylvania		The company provides administrative services to Nationwide Life and Annuity Company of America.
Western Heritage Insurance Company	Arizona		The company underwrites excess and surplus lines of property and casualty insurance.
Whitehall Holdings, Inc.	Texas		The company acts as a holding company for the Titan group of agencies.
W.I. of Florida (d.b.a. Titan Auto Insurance)	Florida		The company is an insurance agency and operates as an employee agent storefront for Titan Indemnity Company in Florida.

	COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
*	MFS Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Multi-Flex Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-A	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-B	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-C	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-D	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-II	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-3	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-4	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-5	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-6	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-7	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-8	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-9	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-10	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-11	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-12	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-13	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-14	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-15	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-16	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-17	Ohio		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account 1	Pennsylvania		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account A	Delaware		Issuer of Annuity Contracts
	Nationwide VL Separate Account-A	Ohio		Issuer of Life Insurance Policies
	Nationwide VL Separate Account-B	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-C	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-D	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-G	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-2	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-3	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-4	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-5	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-6	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-7	Ohio		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account 1	Pennsylvania		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account A	Delaware		Issuer of Life Insurance Policies

Item 27.	Number of Contract Owners

Not applicable.

Item 28.	Indemnification

Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.	Principal Underwriter

(a)	Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

MFS Variable Account	Nationwide VA Separate Account-D
Multi-Flex Variable Account	Nationwide VLI Separate Account
Nationwide Variable Account	Nationwide VLI Separate Account-2
Nationwide Variable Account-II	Nationwide VLI Separate Account-3
Nationwide Variable Account-3	Nationwide VLI Separate Account-4
Nationwide Variable Account-4	Nationwide VLI Separate Account-5
Nationwide Variable Account-5	Nationwide VLI Separate Account-6
Nationwide Variable Account-6	Nationwide VLI Separate Account-7
Nationwide Variable Account-7	Nationwide VL Separate Account-C
Nationwide Variable Account-8	Nationwide VL Separate Account-D
Nationwide Variable Account-9	Nationwide VL Separate Account-G
Nationwide Variable Account-10	Nationwide Provident VA Separate Account 1
Nationwide Variable Account-11	Nationwide Provident VA Separate Account A
Nationwide Variable Account-12	Nationwide Provident VLI Separate Account 1
Nationwide Variable Account-13	Nationwide Provident VLI Separate Account A
Nationwide Variable Account-14
Nationwide VA Separate Account-A
Nationwide VA Separate Account-B
Nationwide VA Separate Account-C

(b)	Directors and Officers of NISC:
President	Robert O. Cline
Senior Vice President, Treasurer and Director	James D. Benson
Vice President-Chief Compliance Officer	James J. Rabenstine
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President-Financial Systems & Treasury Services and Assistant Treasurer	Terry C. Smetzer
Associate Vice President	John J. Humphries, Jr.
Assistant Secretary	Mark E. Hartman
Director	John L. Carter
Director	Eric S. Henderson

The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
One Nationwide Plaza, Columbus, Ohio 43215

(c)
Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A

Item 30.	Location of Accounts and Records

Timothy G. Frommeyer
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH  43215

Item 31.	Management Services

Not Applicable

Item 32.	Undertakings

The Registrant hereby undertakes to:

(a)
file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

(b)
include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c)	deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

Nationwide Life Insurance Company represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide Life Insurance Company.

SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-II, has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 16th day of February , 20 10 .

NATIONWIDE VARIABLE ACCOUNT-II
(Registrant)
NATIONWIDE LIFE INSURANCE COMPANY
(Depositor)

By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of February , 20 10 .

MARK R. THRESHER
Mark R. Thresher, President, Chief Operating Officer, and Director
LAWRENCE A. HILSHEIMER
Lawrence A. Hilsheimer, Executive Vice President-Finance and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
PETER A. GOLATO
Peter A. Golato, Senior Vice President-Individual Protection Business Head and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director
By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto
Attorney-in-Fact